As filed with the Securities and Exchange Commission on September 2, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Parataxis Holdings Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6199 (Primary standard industrial classification code number)	39-3278485 (I.R.S. Employer Identification Number)

For co-registrants, see “Table of Co-Registrants” on the following page.
Edward Chin
Chief Executive Officer
135 W. 50th Street, Suite 200
New York, New York 10020
Telephone: (    )        -
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward Chin
Chief Executive Officer
135 W. 50th Street, Suite 200
New York, New York 10020
Telephone: (    )        -
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Jonathan Ko Andrew Goodman Joseph Swanson Paul Hastings LLP 515 South Flower Street Twenty-Fifth Floor Los Angeles, CA 90071 (213) 683-6000	Meredith Laitner Lijia Sanchez Trevor Okomba Ellenoff Grossman & Schule LLP 1345 Avenue of the Americas, 11th Floor New York, New York 10105 (212) 370-1300
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration
Statement becomes effective and all other conditions to the transactions contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b 2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e 4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d 1(d) (Cross-Border Third-Party Tender Offer) ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANTS
Exact Name of Co-Registrant as Specified in its Charter(1)(2)	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Parataxis Holdings LLC	Delaware	6199	39-2485332

(1)
The Co-Registrant has the following principal executive office:

135 W. 50th Street, Suite 200
New York, New York 10020
Telephone: (    )        -
(2)
The agent for service for the Co-Registrant is:

Edward Chin
Chief Executive Officer
135 W. 50th Street, Suite 200
New York, New York 10020
Telephone: (    )        -

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
PRELIMINARY PROXY STATEMENT AND PROSPECTUS — SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2025
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF
SILVERBOX CORP IV
(A CAYMAN ISLANDS EXEMPTED COMPANY)
AND
PROSPECTUS FOR
47,203,723 SHARES OF CLASS A COMMON STOCK
6,818,334 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK
6,818,334 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS AND
7,000,000 SHARES OF CLASS C COMMON STOCK OF PARATAXIS HOLDINGS INC.

On August 6, 2025, SilverBox Corp IV, a Cayman Islands exempted company (“SilverBox, “we,” “our” or “us”), Parataxis Holdings Inc., a Delaware corporation (“Pubco”), PTX Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), PTX Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub” and, together with the SPAC Merger Sub, the “Merger Subs”), Parataxis Holdings LLC, a Delaware limited liability company (“Parataxis”), SilverBox Sponsor IV LLC, a Delaware limited liability company (the “Sponsor”), solely in the capacity as the representative of the shareholders of SilverBox (the “SPAC Representative”), and Edward Chin, solely in the capacity as the representative of the members of Parataxis (the “Seller Representative”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which SilverBox agreed to combine with Parataxis in a series of transactions that will result in Pubco becoming a publicly-traded company on the New York Stock Exchange (the “NYSE”) or The Nasdaq Stock Market LLC (“Nasdaq”) and controlling Parataxis (collectively, the “Business Combination”). A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A. You are being asked to vote on the Business Combination and certain other related matters.
Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein:
(i)
SilverBox will become domesticated (the “Domestication”) to and continue as a Delaware corporation in accordance with the Delaware General Corporation Law (“DGCL”), the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) and the amended and restated memorandum and articles of association of SilverBox (as may be amended from time to time, the “Memorandum and Articles of Association”), and at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and at least one day following the Domestication, SPAC Merger Sub will merge with and into SilverBox, with SilverBox continuing as the surviving entity as a direct wholly owned subsidiary of Pubco (the “SilverBox Merger”), and (x) each SilverBox Class A Common Share (as defined below) outstanding immediately prior to the effectiveness of the SilverBox Merger being converted into the right to receive one share of Pubco’s Class A common stock, par value $0.0001 per share (“Pubco Class A Common Stock”), (y) each SilverBox Class B Ordinary Share (as defined below) outstanding immediately prior to the effectiveness of the SilverBox Merger being converted into the right to receive one share of Pubco Class A Common Stock, and (z) each SilverBox Warrant (as defined below) outstanding immediately prior to the effectiveness of the SilverBox Merger being converted into the right to receive one warrant of Pubco (the “Pubco Warrants”), with Pubco assuming SilverBox’s obligations under the existing warrant agreement; and

(ii)
Company Merger Sub will merge with and into Parataxis, with Parataxis continuing as the surviving entity as a directly wholly owned subsidiary of Pubco (the “Company Merger” and together with the SPAC Merger, the “Mergers”), and (x) each common unit (each, a “Parataxis Common Unit”) and preferred unit (each, a “Parataxis Preferred Unit”) of Parataxis (other than those Parataxis Common Units held by Edward Chin and his designated affiliate) outstanding immediately prior to the effectiveness of the Parataxis Merger being converted into the Per Unit Class A Merger Consideration, and (y) each Parataxis Common Unit held by Edward Chin and his designated affiliates outstanding immediately prior to the effectiveness of the Parataxis Merger being converted into the right to receive the Per Unit Class C Merger Consideration. “Exchange

Ratio” means (i) the Per Unit Price (as defined in the Business Combination Agreement), divided by (ii) $10.00. “Per Unit Class A Merger Consideration” means, (a) with respect to each Parataxis Common Unit held by the holders of Parataxis Common Units (other than Edward Chin), a number of shares of Pubco Class A Common Stock equal to (i) the Exchange Ratio multiplied by (ii) one Parataxis Common Unit and (b) with respect to each Parataxis Preferred Unit held by the holders of Parataxis Preferred Units (the “Parataxis Preferred Securityholders”), a number of shares of Pubco Class A Common Stock equal to (i) the Exchange Ratio multiplied by (ii) the product of one Parataxis Preferred Unit multiplied by 1.30. “Per Unit Class C Merger Consideration” means, with respect to each Parataxis Common Unit held by Edward Chin and his designated affiliates, a number of shares of Pubco Class C common stock, par value $0.0001 per share (the “Pubco Class C Common Stock”), equal to (i) one Parataxis Common Unit multiplied by (ii) the Exchange Ratio.
In connection with the Domestication: (i) each of the then issued and outstanding SilverBox Class A ordinary shares, par value $0.0001 per share (“SilverBox Class A Ordinary Shares”), will convert, on a one-for-one basis, into one share of Class A common stock, par value $0.0001 per share, of SilverBox (“SilverBox Class A Common Shares”); (ii) each of the then issued and outstanding SilverBox Class B ordinary shares, par value $0.0001 per share, will convert, on a one-for-one basis, into one share of Class B common stock, par value $0.0001 per share, of SilverBox (“SilverBox Class B Common Shares” and together with the SilverBox Class A Common Shares, the “SilverBox Common Shares”); (iii) each then issued and outstanding warrant representing the right to purchase one SilverBox Class A Ordinary Share will convert automatically into a warrant to acquire one SilverBox Class A Common Share on the same terms as the SilverBox Warrants (as defined elsewhere in this proxy statement/prospectus); and (iii) each then issued and outstanding SilverBox Unit (as defined elsewhere in this proxy statement/prospectus) will be cancelled and each holder of such SilverBox Unit will be entitled to one SilverBox Class A Common Share and one-third of one Public Warrant. No fractional Public Warrants will be issued upon such cancellation of SilverBox Units.
In addition to the consideration described above, holders of Parataxis Common Units (the “Parataxis Common Securityholders”) will receive, on a pro rata basis, up to 7,500,000 shares of Pubco Class A Common Stock (collectively, the “Earnout Shares”) that will be issued upon the achievement of certain share prices of Pubco Class A Common Stock during the five (5) year period following the Closing (the “Earnout Period”). Two-thirds of the Earnout Shares will be issued to Parataxis Common Securityholders, if, within the Earnout Period, the volume weighted average closing sale price of Pubco Class A Common Stock equals or exceeds $12.50 per share, subject to adjustments as set out in the Business Combination Agreement (the “Tier I Share Price Target”), for a period of at least 20 out of 30 consecutive trading days. The remaining one-third of the Earnout Shares will be issued to Parataxis Common Securityholders, if, within the Earnout Period, the volume weighted average closing sale price of Pubco Class A Common Stock equals or exceeds $15.00 per share, subject to adjustments as set out in the Business Combination Agreement (the “Tier II Share Price Target”, and together with the Tier I Share Price Target, the “Share Price Targets”), for a period of at least 20 out of 30 consecutive trading days.
If during the Earnout Period there is a Change of Control (as defined in the Business Combination Agreement) that will result in: (i) holders of Pubco Class A Common Stock receiving a per share price equal to or in excess of the Tier I Share Price Target, then the relevant Earnout Shares shall be issued immediately prior to the consummation of the Change of Control and (ii) holders of Pubco Class A Common Stock receiving a per share price equal to or in excess of the Tier II Share Price Target, then the relevant Earnout Shares shall be issued immediately prior to the consummation of the Change of Control.
In addition to the consideration described above, Parataxis Preferred Securityholders will receive, on a pro rata basis, additional shares of Pubco Class A Common Stock (the “Adjustment Shares”) equal to (x) the product of (A) (I) the quotient obtained by dividing (i) the Closing Bitcoin Price by (ii) the Signing Bitcoin Price (as such terms are defined in the Business Combination Agreement), (II) minus 1, multiplied by (B) 3,100,000; provided, that the amount calculated in (A) of the foregoing shall not be less than zero and the Closing Bitcoin Price will not exceed $125,000.
In addition, pursuant to the Sponsor Letter Agreement (as defined elsewhere in this proxy statement/prospectus), 150,000 SilverBox Class B Ordinary Shares held by the Sponsor (the “Sponsor Earnout Shares”) will be deposited into escrow upon the Closing and will be released in the same proportions and upon the achievement of the same price targets (including in connection with a Change of Control) as the Earnout Shares.

Contemporaneously with the execution of the Business Combination Agreement, Parataxis entered into subscription agreements with various accredited investors, pursuant to which such investors agreed to purchase an aggregate of 3,100,000 Parataxis Preferred Units for an aggregate purchase price of $31,000,000 (the “Preferred Equity Investment”), which Parataxis Preferred Units were issued on August 6, 2025.
The following table summarizes the pro forma ownership of Pubco immediately following the Business Combination under: (1) the No Redemption Scenario; (2) the 25% of Contractual Maximum Redemption Scenario; (3) the 50% of Contractual Maximum Redemption Scenario; (4) the 75% of Contractual Maximum Redemption Scenario and (5) the Contractual Maximum Redemption Scenario (each term as defined elsewhere in this proxy statement/prospectus), in each case, excluding the dilutive effect of: (i) the Earnout Shares; (ii) the Sponsor Earnout Shares; (iii) the Private Placement Warrants; and (iv) the Public Warrants.
	No Redemption Scenario(1)		25% of Contractual Maximum Redemption Scenario(2)		50% of Contractual Maximum Redemption Scenario(3)		75% of Contractual Maximum Redemption Scenario(4)		Contractual Maximum Redemption Scenario(5)
	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*
Public Shareholders	20,000,000	50.7%	15,250,905	43.8%	10,501,809	34.9%	5,752,714	22.7%	1,003,619	4.9%
Parataxis Common Securityholders(6)	10,000,000	25.3%	10,000,000	28.7%	10,000,000	33.3%	10,000,000	39.5%	10,000,000	48.7%
Parataxis Preferred Securityholders(7)	4,248,723	10.7%	4,248,723	12.2%	4,248,723	14.1%	4,248,723	16.8%	4,248,723	20.6%
Sponsor	5,305,000	13.4%	5,305,000	15.2%	5,305,000	17.7%	5,305,000	21.0%	5,305,000	25.8%
Total	39,553,723	100.0%	34,804,628	100.0%	30,055,532	100.0%	25,306,437	100.0%	20,557,342	100.0%

*
Percentages may not sum to 100.0% due to rounding.

(1)
Assumes that no Public Shareholders exercise redemption rights with respect to their SilverBox Class A Ordinary Shares for a pro rata share of the funds in the Trust Account.

(2)
Assumes that Public Shareholders holding approximately 23.7% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 4,749,095 Public Shares are redeemed for an aggregate payment of approximately $49.9 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(3)
Assumes that Public Shareholders holding approximately 47.5% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 9,498,191 Public Shares are redeemed for an aggregate payment of approximately $99.8 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(4)
Assumes that Public Shareholders holding approximately 71.2% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 75% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 14,247,286 Public Shares are redeemed for an aggregate payment of approximately $149.7 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(5)
Assumes that Public Shareholders holding approximately 95% of the Public Shares exercise redemption rights with respect to their Public Shares, which represents the maximum number of Public Shares that could be redeemed in connection with the Closing while still enabling the parties to satisfy the condition contained in the Business Combination Agreement, which is waivable by Parataxis, that, at the Closing, after giving effect to the completion and payment of Redemptions and payment of SPAC Expenses and Company Expenses, net cash or cash equivalents delivered to Pubco at the Closing will equal or exceed $25.0 million (the “Minimum Cash Condition”). This scenario assumes that 18,996,381 Public Shares are redeemed for an aggregate payment of approximately $199.7 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025. The Contractual Maximum Redemption Scenario represents the maximum number of Public Shares that may be redeemed while satisfying the

Minimum Cash Condition, taking into account the assumptions described above. In the event that aggregate cash and cash equivalents delivered to Pubco at Closing is insufficient to meet the Minimum Cash Condition, a condition to the Closing would not be met and the Business Combination may not be consummated.
(6)
Assumes (i) there is no aggregate indebtedness of Parataxis and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions), and (ii) the base purchase price is $100 million.

(7)
Consists of (i) 4,030,000 shares of Pubco Class A Common Stock to be issued to the Parataxis Preferred Securityholders upon exchange of 3,100,000 Parataxis Preferred Units based on the Exchange Ratio, and (ii) 218,723 shares of Pubco Class A Common Stock to be issued to the Parataxis Preferred Securityholders as Adjustment Shares, which is the maximum number of Adjustment Shares issuable pursuant to the Business Combination Agreement.

For more information, please see the sections of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities.”
SilverBox’s equity securities trade on the NYSE. Each of SilverBox’s Units consists of one SilverBox Class A Ordinary Share and one-third of one warrant and trades under the symbol “SBXD.U.” The SilverBox Class A Ordinary Shares and public warrants trade under the symbols “SBXD” and “SBXD WS,” respectively. Each whole warrant entitles the holder to purchase one SilverBox Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. The units that have not previously been separated at the election of holders will automatically separate into the component securities upon the Closing and, as a result, will no longer trade as a separate security. Pubco intends to apply to list the Pubco Class A Common Stock and Pubco Warrants on the NYSE under the symbols “PRTX” and “PRTX.WS,” respectively, or on Nasdaq under the symbols “PRTX” and “PRTXW,” respectively. There is no assurance that Pubco will be able to satisfy the NYSE or Nasdaq listing criteria or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Pubco will not have units traded following the consummation of the Business Combination.
Sponsor and Affiliates Compensation
The compensation received and to be received by the Sponsor and its affiliates upon the consummation of the Business Combination is: (i) up to 5,455,000 shares of Pubco Class A Common Stock, with an implied aggregate market value of approximately $57.1 million (based upon the closing price of the SilverBox Class A Ordinary Shares of $10.46 on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), to be issued upon conversion of 455,000 SilverBox Class A Ordinary Shares and 5,000,000 SilverBox Class B Ordinary Shares currently held by the Sponsor, which shares include 150,000 Sponsor Earnout Shares subject to vesting as though such shares were vested immediately upon the Closing; (ii) 151,667 Private Placement Warrants, with an implied aggregate market value of $62,183.47 (based upon the closing price of the Public Warrants of $0.41 on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), each of which entitles the holder of such warrant to purchase one SilverBox Class A Ordinary Share at a price of $11.50 per share, subject to adjustment; (iii) $310,000 that SilverBox Securities LLC (“SilverBox Securities”), an affiliate of the Sponsor, will receive as a fee in connection with the Preferred Equity Investment, which will be payable at the Closing; and (iv) $2.03 million that SilverBox Securities will receive as a deferred IPO advisory fee in connection with the Closing. Additionally Joseph Reece, a member of SilverBox’s management team and an affiliate of the Sponsor, is expected to serve on the Pubco Board and may receive compensation for such service. Other members of the SilverBox management may serve as members of Pubco management and may receive compensation for such service.
Other than as described below, in no event will the Sponsor, any of SilverBox’s existing officers or directors or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render to effectuate, the completion of the Business Combination. Joseph Reece, our Founding Partner, Jin Chun, our Chief Operating Officer, and Dan Esters, our Chief Financial Officer, are officers of SilverBox Securities, and will participate in a portion of the fees payable to SilverBox Securities in connection with the Preferred Equity Investment and the consummation of the Business Combination. In addition, certain affiliates of the Sponsor will be entitled to reimbursement for any out-of-pocket expenses (or an allocable portion of such expenses), to the extent that such affiliates incur expenses for services provided to SilverBox before the completion of the Business Combination. SilverBox pays the Sponsor a total of $15,000 per month for office space, utilities, secretarial support and administrative services and to reimburse the Sponsor for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination. In addition, the Sponsor is entitled to reimbursement for transaction expenses advanced and/or paid by the Sponsor on behalf of SilverBox.
In connection with the IPO, the Sponsor and SilverBox’s directors and executive officers agreed to vote their SilverBox Ordinary Shares (except that any Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would not be voted in favor of approving the Business Combination) in favor of the Business Combination Proposal (as defined elsewhere in this proxy statement/prospectus). Further, concurrently with the execution of the Business Combination Agreement, the Sponsor entered into a Sponsor Support Agreement with SilverBox, Parataxis and Pubco, dated as of August 6, 2025 (the “Sponsor Support Agreement”). Pursuant to the terms and conditions of the Sponsor Support Agreement, the Sponsor agreed to vote its SilverBox Ordinary Shares (except that any Public Shares it may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act) in favor of each Shareholder Proposal (as defined elsewhere in this proxy statement/prospectus) being presented at the Extraordinary General Meeting (as defined below). As of the Record Date, the Sponsor owns approximately    % of the total outstanding SilverBox Ordinary Shares. When you consider the recommendation of these proposals by the Board of Directors of SilverBox (the “SilverBox Board”), you should keep in mind that the Sponsor and certain of SilverBox’s directors and officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.
This proxy statement/prospectus covers: (i) 54,022,057 shares of Pubco Class A Common Stock (including shares that are to be issued or may be issuable (1) upon the conversion of SilverBox Ordinary Shares into Pubco Class A Common Stock in connection with the Business Combination, (2) upon exercise of the Pubco Warrants and (3) the conversion of Pubco Class C Common Stock), (ii) 6,818,334 Pubco Warrants and (iii) 7,000,000 Pubco Class C Common Stock.
You are cordially invited to attend the extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) of SilverBox, which will be held at             , Eastern Time, on            , 2025. The SilverBox Board has determined to convene and conduct the Extraordinary General Meeting in a virtual meeting format at. For the purposes of the Amended and Restated Memorandum and Articles of Association, the Extraordinary General Meeting may also be attended in person at Paul Hastings LLP, 200 Park Avenue, New York, New York 10166. The accompanying proxy statement/prospectus includes instructions on how to access the virtual Extraordinary General Meeting and how to listen and vote from home or any remote location with internet connectivity. You or your proxy holder will be able to attend and vote at the Extraordinary General Meeting by visiting and using a control number assigned by Continental Stock Transfer & Trust Company and printed on your proxy card. To register and receive access to the Extraordinary General Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) of SilverBox will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.
After careful consideration, the SilverBox Board has unanimously approved the Business Combination Agreement and the other proposals described in this proxy statement/prospectus. The SilverBox Board has also determined that the Business Combination is in the best interests of Public Shareholders (as defined elsewhere in this proxy statement/prospectus). The SilverBox Board took into account the oral opinion of Newbridge Securities Corporation (“Newbridge”) (subsequently confirmed in a written opinion), rendered on August 5, 2025, to the effect that, as of such date and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken, and other matters considered by Newbridge in preparing its opinion, each of the Per Unit Class A Merger Consideration, the Per Unit Class C Merger Consideration and the Exchange Ratio to be paid by SilverBox pursuant to the Business Combination Agreement is fair, from a financial point of view, to SilverBox and the Public Shareholders. A copy of the written opinion is attached as Annex H to this proxy statement/prospectus. Please see the section entitled “Summary of the Proxy Statement/Prospectus — The Proposals to be Submitted at the Extraordinary General Meeting — The Business Combination Proposal — Fairness Opinion of Newbridge Securities Corporation” for further information. The SilverBox Board recommends that you vote “FOR” each proposal described in this proxy statement/prospectus.
If you have any questions or need assistance voting your SilverBox Ordinary Shares, please contact          , our proxy solicitor, by calling          , or if you are a bank or a broker, by calling          , or by

emailing          . The notice of the SilverBox Extraordinary General Meeting and this proxy statement/prospectus will be available at       .
This proxy statement/prospectus provides shareholders of SilverBox with detailed information about the Business Combination and other matters to be considered at the SilverBox Extraordinary General Meeting. We encourage you to read this entire document, including the Annexes and other documents referred to in this proxy statement/prospectus, carefully and in their entirety. It also contains or references information about SilverBox, Parataxis and Pubco and certain related matters. In particular, when you consider the recommendation regarding the proposals by the SilverBox Board, you should keep in mind that the Sponsor and certain of SilverBox’s directors and officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. For instance, the Sponsor and certain of SilverBox’s officers and directors will benefit from the completion of an initial business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating the Trust Account. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 67 of this proxy statement/prospectus.
Your vote is very important.   To ensure your representation at the Extraordinary General Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the virtual Extraordinary General Meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.
By Order of the Board of Directors
Stephen Kadenacy
Chief Executive Officer and Chairman of the Board
If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals and for the election of each of the directors proposed by SilverBox for election.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SILVERBOX CLASS A ORDINARY SHARES THROUGH UNITS, SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF SILVERBOX CLASS A ORDINARY SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE DATE OF THE SILVERBOX EXTRAORDINARY GENERAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (3) DELIVER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK, BROKER OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SILVERBOX EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Business Combination or the other transactions contemplated thereby, as described in the accompanying proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated            , 2025, and is first being mailed to shareholders of SilverBox on or about            , 2025.

SILVERBOX CORP IV
8701 Bee Cave Road
East Building, Suite 310
Austin, Texas 78746
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON            , 2025
TO THE SHAREHOLDERS OF SILVERBOX CORP IV:
NOTICE IS GIVEN that the Extraordinary General Meeting (including any adjournments or postponements) of SilverBox, will be held on            , 2025, at          , Eastern Time, virtually at       . For the purposes of the Memorandum and Articles of Association, the physical place of the meeting will be at Paul Hastings LLP, 200 Park Avenue, New York, New York 10166. The Extraordinary General Meeting will be held for the following purposes:
1.
Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve by ordinary resolution the Business Combination Agreement, dated as of August 6, 2025, attached to the accompanying proxy statement/prospectus as Annex A (as it may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the Business Combination Agreement, by and among SilverBox, Pubco, SPAC Merger Sub, Company Merger Sub Parataxis, the SPAC Representative, and the Seller Representative, pursuant to which, at the Closing and at least one day following the Domestication, (i) SPAC Merger Sub will merge with and into SilverBox, with SilverBox being the surviving entity and continuing as a direct wholly owned subsidiary of Pubco, and (ii) Company Merger Sub will merge with and into Parataxis, with Parataxis being the surviving entity and continuing as a direct wholly owned subsidiary of Pubco. The transactions contemplated by the Business Combination Agreement are described in more detail in the accompanying proxy statement/prospectus and are referred to as the “Business Combination.” We refer to this proposal as the “Business Combination Proposal.”

2.
Proposal No. 2 — The Advisory Organizational Documents Proposals — To consider and vote upon the following nine separate proposals (collectively, the “Advisory Organizational Documents Proposals”) to approve on an advisory non-binding basis, and as required by the applicable U.S. Securities and Exchange Commission (“SEC”) guidance, by ordinary resolution, each of the following material differences between the Memorandum and Articles of Association and the proposed Amended and Restated Certificate of Incorporation, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, (the “Proposed Certificate of Incorporation”), and the proposed Amended and Restated Bylaws of Pubco, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Proposed Bylaws”, and together with the Proposed Certificate of Incorporation, collectively, the “Proposed Organizational Documents”):

•
Advisory Organizational Documents Proposal 2A — Under the Proposed Organizational Documents, Pubco will increase the number of authorized shares to 2,610,000,000 shares, of which 2,500,000,000 shares are Pubco Class A Common Stock, 10,000,000 shares are Pubco Class C Common Stock and 100,000,000 shares are preferred stock, $0.0001 par value per share (“Pubco Preferred Stock”).

•
Advisory Organizational Documents Proposal 2B — The Proposed Organizational Documents will provide that the Proposed Certificate of Incorporation may be amended by the affirmative vote of holders of at least a majority of the total voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

•
Advisory Organizational Documents Proposal 2C — The Proposed Organizational Documents will provide that the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, voting together as a single class. The Proposed Certificate of Incorporation provides that newly-created directorships or any vacancy on the Board may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. The Proposed Organizational Documents provide that any or all of the directors (other than the directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of Pubco Common Stock entitled to vote generally in the election of directors, voting together as a single class.
•
Advisory Organizational Documents Proposal 2D —  The Proposed Organizational Documents will provide that Pubco is not subject to Section 203 of the DGCL.

•
Advisory Organizational Documents Proposal 2E —  The Proposed Organizational Documents will provide that the Delaware Court of Chancery, or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, will be the exclusive forum for certain actions and claims.

•
Advisory Organizational Documents Proposal 2F —  The Proposed Organizational Documents will provide that (i) each holder of record of Pubco Class A Common Stock shall be entitled to one vote per share on all matters which stockholders generally are entitled to vote, (ii) each holder of record of Pubco Class C Common Stock, as such, shall, prior to the Sunset Date (as defined elsewhere in this proxy statement/prospectus), be entitled to the Class C Voting Power for each share of Pubco Class C Common Stock held of record by such holder on all matters on which stockholders generally are generally entitled to vote, including the election or removal of directors, or holders of Pubco Class C Common Stock as a separate class are entitled to vote, (iii) the holders of Pubco Common Stock having the right to vote in respect of such Pubco Common Stock shall vote together as a single class (or, if the holders of one or more series of Pubco Preferred Stock are entitled to vote together with the holders of Pubco Common Stock having the right to vote in respect of such Pubco Common Stock, as a single class with the holders of such other series of Pubco Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally, (iv) holders of Pubco Common Stock, as such, shall have no voting power under the Proposed Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Pubco Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon under Proposed Certificate of Incorporation (including any certificate of designation relating to any series of Pubco Preferred Stock) or under the DGCL; and (v) holders of a series of Pubco Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by the Proposed Certificate of Incorporation (including any certificate of designation relating to such series).

•
Advisory Organizational Documents Proposal 2G — The Proposed Organizational Documents will provide that each holder of record of Class A Common Stock and Class C Common Stock shall be entitled to receive, ratably with other participating shares, such dividends and other distributions as may from time to time be declared by the Pubco Board.

•
Advisory Organizational Documents Proposal 2H — The Proposed Organizational Documents will not include the provisions applicable only to blank check companies.

•
Advisory Organizational Documents Proposal 2I — The Proposed Organizational Documents will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms.

3.
Proposal No. 3 — The NTA Proposal — To consider and vote upon a proposal to approve by special resolution to consider and vote on amendments to the Memorandum and Articles of Association, which amendments (the “NTA Amendments”) shall be effective, if adopted and implemented by SilverBox, prior to the consummation of the Domestication and the proposed Business Combination, to remove from the Memorandum and Articles of Association requirements limiting SilverBox’s ability to redeem ordinary shares and consummate an initial business combination if the amount of such redemptions would cause SilverBox to have less than $5,000,001 in net tangible assets. The NTA Proposal is conditioned upon the approval of the Business

Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by SilverBox Shareholders. We refer to this proposal as the “NTA Proposal.”
4.
Proposal No. 4 — The Incentive Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution, the Parataxis Holdings Inc. 2025 Equity Incentive Plan (the “2025 EIP”). A form of the 2025 EIP is attached to the accompanying proxy statement/prospectus as Annex D. We refer to this proposal as the “Incentive Plan Proposal.”

5.
Proposal No. 5 — The Employee Stock Purchase Plan Proposal — To consider and vote upon a proposal to approve by ordinary resolution, the Parataxis Holdings Inc. 2025 Employee Stock Purchase Plan (the “ESPP”). A form of the ESPP is attached to the accompanying proxy statement/prospectus as Annex E. We refer to this proposal as the “Employee Stock Purchase Plan Proposal.”

6.
Proposal No. 6 — The Director Election Proposal — To consider and vote upon a proposal to approve by ordinary resolution the election of directors to serve on the board of directors of Pubco (the “Pubco Board”) until their respective successors are duly elected and qualified. We refer to this proposal as the “Director Election Proposal,” and, collectively with the Business Combination Proposal, the Incentive Plan Proposal and the Employee Stock Purchase Plan Proposal, the “Condition Precedent Proposals.”

7.
Proposal No. 7 — The Stock Issuance Proposal — To consider and vote on a proposal to approve, by ordinary resolution and for purposes of complying with the applicable listing rules of the NYSE, the issuance of the shares of Pubco Class A Common Stock to be issued in connection with the Business Combination, the additional shares of Pubco Class A Common stock issuable pursuant to the SEPA (as defined below) and reserved for issuance pursuant to the 2025 EIP and the ESPP. We refer to this proposal as the “Stock Issuance Proposal.”

8.
Proposal No. 8 — The Adjournment Proposal — To consider and vote upon a proposal to approve by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary: (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SilverBox has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by its shareholders prior to the Extraordinary General Meeting; (iv) if the NTA Proposal will not be approved, to seek reversals of redemption requests if Public Shareholders have elected to redeem an amount of Public Shares such that SilverBox would have less than $5,00,001 in net tangible assets; or (v) to engage with investors. We refer to this proposal as the “Adjournment Proposal.”

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of SilverBox Class A Ordinary Shares (including those held by the Sponsor) and holders of record of Class B ordinary shares, par value $0.0001 per share of SilverBox (“SilverBox Class B Ordinary Shares”, and together with the SilverBox Class A Ordinary Shares, the “SilverBox Ordinary Shares”), in each case, at the close of business on            , 2025 (the “Record Date”) are entitled to notice of and to have their votes counted at the Extraordinary General Meeting.
The approval of the NTA Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote on NTA Proposal at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.
The approval of each of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal, the Stock Issuance Proposal and the Adjournment Proposal requires an ordinary resolution under

Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.
The accompanying proxy statement/prospectus and proxy card are being provided to SilverBox Shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting. Whether or not you plan to attend the Extraordinary General Meeting, all of SilverBox Shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to in the accompanying proxy statement/prospectus, carefully and in their entirety. You should also carefully consider the risk factors described under the heading “Risk Factors” beginning on page 67 of the accompanying proxy statement/prospectus.
After careful consideration, the SilverBox Board has unanimously approved the Business Combination and unanimously recommend that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to SilverBox Shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the SilverBox Board, you should keep in mind that the Sponsor and certain of SilverBox’s directors and officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. For instance, the Sponsor and certain of SilverBox’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidating SilverBox. See the section of the accompanying proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.
In connection with the Business Combination, certain related agreements have been or will be entered into at or prior to the Closing, including the A&R Registration Rights Agreement and the Sponsor Support Agreement (each term as defined in the accompanying proxy statement/prospectus). See “The Business Combination Proposal — Certain Agreements Related to the Business Combination” and “Certain Relationships and Related Party Transactions” in the accompanying proxy statement/prospectus for more information.
Pursuant to the Memorandum and Articles of Association, a holder of SilverBox Class A Ordinary Shares sold in our initial public offering (“IPO”), whether purchased in our IPO or following our IPO in the open market (a “Public Shareholder,” and such shares, “Public Shares”) may request to redeem all or a portion of such holder’s Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:
1.
(a) hold Public Shares, or (b) if you hold Public Shares through units, you elect to separate your units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares;

2.
submit a written request to Continental Stock Transfer & Trust Company (“Transfer Agent”), SilverBox’s transfer agent, that SilverBox redeem all or a portion of your Public Shares for cash; and

3.
deliver your Public Shares to Transfer Agent, SilverBox’s transfer agent, physically or electronically through The Depository Trust Company (the “DTC”).

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2025 (two business days prior to the initially scheduled date of the Extraordinary General Meeting) (the “Redemption Deadline”) in order for their Public Shares to be redeemed.
Public Shareholders may elect to redeem Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal, and regardless of whether they hold Public Shares on the Record Date. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank.

If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to the Transfer Agent, SilverBox will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the Closing, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, based on the Trust Account balance as of August 26, 2025, this would have amounted to approximately $10.51 per Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.
Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares, as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. SilverBox cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price stated above, as there may not be sufficient liquidity in its securities when our shareholders wish to sell their Public Shares.
Any request for redemption, once made by a holder of Public Shares, may not be withdrawn following the Redemption Deadline, unless SilverBox determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part).
Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent prior to the Redemption Deadline, and, following such deadline, with SilverBox’s consent, prior to the Extraordinary General Meeting. No request for redemption will be honored unless the Public Shareholder’s shares have been delivered (either physically or electronically through DTC) to the Transfer Agent by 5:00 p.m., Eastern Time, on            , 2025 (two business days prior to the initially scheduled date of the Extraordinary General Meeting).
See the section of the accompanying proxy statement/prospectus entitled “Extraordinary General Meeting of SilverBox — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares sold in our IPO. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares sold in our IPO, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each director and officer of SilverBox have agreed to vote in favor of the Business Combination, and to waive their redemption rights in connection with the Closing with respect to any SilverBox Ordinary Shares held by them (except that any Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the Business Combination). None of the Sponsor, directors or officers received separate consideration for their waiver of redemption rights. Further, concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement. Pursuant to the terms and conditions of the Sponsor Support Agreement, the Sponsor agreed to vote its shares in favor of each Shareholder Proposal (as defined in the accompanying proxy statement/prospectus) being presented at the Extraordinary General Meeting. The SilverBox Ordinary Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owns approximately    % of the issued and outstanding SilverBox Ordinary Shares.
The consummation of the Business Combination Agreement is conditioned upon the satisfaction or written waiver (where permissible) by the parties to the Business Combination Agreement of certain customary closing conditions. These conditions include: (i) the approval by SilverBox Shareholders of the Condition Precedent Proposals; (ii) the completion of the Domestication; (iii) the truth and accuracy of the representations and warranties provided by each of SilverBox, Pubco, the Merger Subs and Parataxis and the performance by each of SilverBox, Pubco, the Merger Subs and Parataxis of their respective obligations and covenants under the Business Combination Agreement, in each case, subject to the applicable materiality standards; (iv) the absence of any Material Adverse Effect with respect to SilverBox and Material Adverse Effect with respect to Parataxis that is continuing and uncured; (v) the registration statement on

Form S-4 of which the accompanying proxy statement/prospectus forms a part becoming and remaining effective with the SEC; (vi) the listing of Pubco Class A Common Stock and Pubco Public Warrants shall have been approved by the NYSE or Nasdaq; and (vii) the delivery of customary certificates, instruments, contracts and other documents specified to be delivered by the respective parties under the Business Combination Agreement. For more information, see “The Business Combination Proposal — Business Combination Agreement — Closing Conditions.”
SilverBox’s equity securities trade on the NYSE. Each of SilverBox’s units consists of one SilverBox Class A Ordinary Share and one-third of one Public Warrant and trades under the symbol “SBXD.U.” The SilverBox Class A Ordinary Shares and Public Warrants trade under the symbols “SBXD” and “SBXD.WS,” respectively. Each whole warrant entitles the holder to purchase one SilverBox Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. The units that have not previously been separated at the election of holders will automatically separate into the component securities upon the Closing and, as a result, will no longer trade as a separate security. Pubco intends to apply to list the Pubco Class A Common Stock and Pubco Warrants on the NYSE under the symbols “PRTX” and “PRTX.WS,” respectively, or on Nasdaq under the symbols “PRTX” and “PRTXW,” respectively. There is no assurance that Pubco will be able to satisfy stock exchange listing criteria or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Pubco will not have units traded following the consummation of the Business Combination.
Your vote is very important.   Whether or not you plan to attend the Extraordinary General Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Extraordinary General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the Extraordinary General Meeting, and if the other conditions to closing are satisfied or waived. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other Condition Precedent Proposal. The Advisory Organizational Documents Proposals, the NTA Proposal and the Stock Issuance Proposal are conditioned on the approval of each of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Extraordinary General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Extraordinary General Meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Extraordinary General Meeting and will not be voted. If you are a shareholder of record and you attend the Extraordinary General Meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person or virtually.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH. YOU MUST ALSO DELIVER YOUR PUBLIC SHARES TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, TO EXERCISE YOUR REDEMPTION RIGHTS YOU MUST INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT. SEE THE SECTION OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS ENTITLED “EXTRAORDINARY GENERAL MEETING OF SILVERBOX — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

On behalf of the SilverBox Board, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
By Order of the Board of Directors
Stephen Kadenacy
Chief Executive Officer and Chairman of the Board
           , 2025

Annexes

i

ANNEX G — FORM OF RIGHT OF FIRST REFUSAL AGREEMENT	G-1
ANNEX H — FAIRNESS OPINION OF NEWBRIDGE	H-1

ii

REFERENCES TO ADDITIONAL INFORMATION
The proxy statement/prospectus incorporates important business and financial information about SilverBox that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus or other information concerning SilverBox, without charge, upon written or oral request directed to SilverBox’s Chief Financial Officer at 8701 Bee Cave Road, East Building, Suite 310, Austin, Texas 78746; or      , our proxy solicitor, by calling      , or if you are a bank or a broker, by calling      , or by emailing      , or from the SEC through the SEC website at the address provided above.
In order for you to receive timely delivery of the documents in advance of the Extraordinary General Meeting of SilverBox to be held on         , 2025, you must request the information no later than five business days prior to the date of the Extraordinary General Meeting, or no later than         , 2025.

SELECTED DEFINITIONS
Unless otherwise stated or unless the context otherwise requires, prior to the Business Combination, the terms “we,” “us,” “our,” and “SilverBox” refer to SilverBox Corp IV. Following the Business Combination, the terms “we,” “us” and “our” refer to Pubco. Prior to the Domestication, SilverBox is an exempted company incorporated under the laws of the Cayman Islands. Following the Domestication, SilverBox will be a corporation incorporated under the laws of the State of Delaware.
In this proxy statement/prospectus:
“2025 EIP” means the Parataxis Holdings Inc. 2025 Equity Incentive Plan, which will become effective upon the Closing. A copy of the 2025 EIP is attached to this proxy statement/prospectus as Annex D.
“25% of Contractual Maximum Redemption Scenario” means a scenario in which 25% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario are redeemed for cash from the Trust Account.
“50% of Contractual Maximum Redemption Scenario” means a scenario in which 50% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario are redeemed for cash from the Trust Account.
“75% of Contractual Maximum Redemption Scenario” means a scenario in which 75% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario are redeemed for cash from the Trust Account.
“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among Pubco, SilverBox, the Sponsor and the Parataxis Securityholders upon the completion of the Business Combination.
“Adjournment Proposal” means the proposal to be considered at the Extraordinary General Meeting to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, either: (i) to permit further solicitation and vote of proxies if it is determined by SilverBox that more time is necessary or appropriate to approve one or more proposals at the Extraordinary General Meeting; or (ii) if the SilverBox Board determines that an adjournment is otherwise required as described more fully below.
“Adjustment Shares” means a number of shares of Pubco Class A Stock equal to (X) the product of (A) (I) the quotient obtained by dividing (i) the Closing Bitcoin Price by (ii) the Signing Bitcoin Price, (II) minus 1, multiplied by (B) the Preferred Equity Investment Gross Cash Proceeds divided by (Y) $10.00; provided, that the amount calculated in (A) of the foregoing shall not be less than zero.
“Advisory Organizational Documents Proposals” means the eight proposals to be considered at the Extraordinary General Meeting to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Memorandum and Articles of Association and the Proposed Organizational Documents.
“Ancillary Documents” has the meaning given to it in the Business Combination Agreement.
“Bridge Bio” or “Bridge Biotherapeutics” or “Parataxis Korea” means Bridge Biotherapeutics, Inc., a South Korean clinical stage biotech company listed on the KOSDAQ. Following the investment by Parataxis Korea Fund, Bridge Bio was renamed “Parataxis Korea, Inc.”
“Business Combination Agreement” means the Business Combination Agreement, dated as of August 6, 2025 and as may be further amended from time to time, by and among SilverBox, Pubco, SPAC Merger Sub, Company Merger Sub, Parataxis, the SPAC Representative and the Seller Representative. A current copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.
“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.
“Business Combination” means the transactions contemplated by the Business Combination Agreement, including the Mergers.

“Closing Date” means the date on which the Closing occurs.
“Closing” means the consummation of the Business Combination.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Combination Period” means the period ending on August 19, 2026, or such later date as the shareholders may approve in accordance with the Memorandum and Articles of Association.
“Companies Act” means the Companies Act (As Revised) of the Cayman Islands.
“Company Merger” means the merger of Company Merger Sub with and into Parataxis, with Parataxis surviving, as part of the Business Combination.
“Company Merger Sub” means PTX Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco.
“Condition Precedent Proposals” means, collectively, the Business Combination Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, and the Director Election Proposal.
“Contractual Maximum Redemption Scenario” means a scenario in which approximately 95% of the Public Shares are redeemed for cash from the Trust Account, which represents the maximum number of Public Shares that could be redeemed in connection with the Closing in order to satisfy the Minimum Cash Condition.
“DGCL” means the Delaware General Corporation Law.
“Director Election Proposal” means the proposal to be considered at the Extraordinary General Meeting to elect five directors to serve on the Pubco Board until their respective successors are duly elected and qualified.
“Domestication” means the deregistration of SilverBox as an exempted company registered under the laws of the Cayman Islands and registration by way of continuation and domestication of SilverBox into a Delaware corporation under the applicable provisions of the Memorandum and Articles of Association, the Companies Act and the DGCL. The term “Domestication” includes all matters and necessary or ancillary changes in order to effect such domestication.
“Earnout Period” means the time period beginning on the Closing Date and ending on the five-year anniversary of the Closing Date, subject to a Qualifying Change of Control (as defined in the Business Combination Agreement).
“Earnout Shares” means the 7,500,000 shares of Pubco Class A Common Stock that Parataxis Common Securityholders will be eligible to receive, upon the achievement of certain share prices during the Earnout Period.
“Employee Stock Purchase Plan Proposal” means the proposal to be considered at the Extraordinary General Meeting to approve the ESPP.
“ESPP” means the Parataxis Holdings Inc. 2025 Employee Stock Purchase Plan, which will become effective upon the Closing. A copy of the ESPP is attached to this proxy statement/prospectus as Annex E.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Extraordinary General Meeting” means the extraordinary general meeting of SilverBox Shareholders, to be held at         , Eastern Time, on         , 2025 at the offices of Paul Hastings LLP located at 200 Park Avenue, New York, NY 10166 and virtually at      , and any adjournments or postponements of such extraordinary general meeting.
“GAAP” means U.S. generally accepted accounting principles.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Plan Proposal” means the proposal to be considered at the Extraordinary General Meeting to approve the 2025 EIP.
“Insider Letter” means the Letter Agreement, dated as of August 15, 2024, by and among SilverBox and the Insiders.
“Insiders” means the Sponsor and each director and officer of SilverBox.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means SilverBox’s initial public offering of Units, which was consummated on August 19, 2024.
“IRS” means the U.S. Internal Revenue Service.
“Key Company Holder” means Edward Chin or his designated affiliate.
“KOSDAQ” means the Korea Securities Dealers Automated Quotations.
“Legacy Parataxis” means, collectively, Parataxis Labs, Parataxis Labs Management and Parataxis Korea Fund.
“Lock-up Agreement” means the lock-up agreement to be entered into by certain Parataxis Securityholders upon the closing of the Business Combination.
“Memorandum and Articles of Association” means the amended and restated memorandum and articles of association of SilverBox, as amended from time to time.
“Minimum Cash Condition” means the condition to Parataxis’ obligation to consummate the Business Combination under the terms of the Business Combination Agreement, waivable by Parataxis, that, at the Closing, Pubco will receive net cash and cash equivalents, of at least $25.0 million, including funds remaining in the Trust Account (after satisfaction of required Redemption payments and payment of SPAC Expenses and Company Expenses (each term as defined in the Business Combination Agreement) and including the aggregate amount of Transaction Financing (as defined in the Business Combination Agreement), including the Preferred Equity Investment, entered into and consummated in connection with the Business Combination.
“Nasdaq” means The Nasdaq Stock Market LLC.
“Newbridge” means Newbridge Securities Corporation, financial advisor to the SilverBox Board.
“No Redemption Scenario” means a scenario in which no SilverBox Class A Ordinary Shares currently held by Public Shareholders are redeemed.
“NYSE” means The New York Stock Exchange.
“Parataxis” means Parataxis Holdings LLC, a Delaware limited liability company.
“Parataxis Common Securityholders” means the holders of Parataxis Common Units prior to the Closing.
“Parataxis Common Units” means the common units of membership of Parataxis.
“Parataxis Korea Fund” means Parataxis Korea Fund I LLC, a Delaware limited liability company.
“Parataxis Labs” means Parataxis Labs LLC, a Delaware limited liability company and a wholly owned subsidiary of Parataxis.
“Parataxis Labs Management” means Parataxis Labs Management LLC, a Delaware limited liability company and a wholly owned subsidiary of Parataxis.
“Parataxis Preferred Securityholders” means the holders of Parataxis Preferred Units prior to the Closing.
“Parataxis Preferred Units” means the non-voting preferred units of membership of Parataxis.

“Parataxis Securityholders” means, collectively, the Parataxis Common Securityholders and the Parataxis Preferred Securityholders.
“Parataxis Securityholders Representative” means Edward Chin, solely in the capacity as representative of the Parataxis Securityholders.
“PCM” means Parataxis Capital Management LLC, a Delaware limited liability company.
“Person” means any individual, firm, corporation, company, partnership, exempted limited partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind.
“Preferred Equity Investment” means that certain private placement in the aggregate amount of $31.0 million, consummated substantially concurrently with the execution of the Business Combination Agreement, pursuant to those certain Preferred Equity Subscription Agreements with Parataxis, under which the Preferred Equity Investors purchased 3,100,000 Parataxis Preferred Units at a purchase price of $10.00 per unit.
“Preferred Equity Investors” means the third-party investors who entered into Preferred Equity Subscription Agreements.
“Preferred Equity Subscription Agreement” means each agreement pursuant to which the Preferred Equity Investors agreed to purchase, and Parataxis agreed to issue and sell, an aggregate of 3,100,000 Parataxis Preferred Units at a purchase price of $10.00 per unit, or an aggregate purchase price of $31.0 million.
“Private Placement Shares” means the SilverBox Class A Ordinary Shares purchased as part of the Private Placement Units.
“Private Placement Units” means the units of SilverBox, each unit representing one SilverBox Class A Ordinary Share and one-third of one redeemable warrant to acquire one SilverBox Class A Ordinary Share, that were purchased in a private placement by the Sponsor concurrent with the IPO.
“Private Placement Warrants” means the warrants to purchase SilverBox Class A Ordinary Shares purchased as part of the Private Placement Units. Following the Domestication, references to “Private Placement Warrants” mean the private placement warrants of SilverBox, each of which is exercisable for one SilverBox Class A Common Share. Following the Closing, references to “Private Placement Warrants” mean the Pubco Private Warrants held by the Sponsor.
“Private Warrant Agreement” means the Warrant Agreement, dated as of August 15, 2024, between SilverBox and Continental Stock Transfer & Trust Company, as warrant agent, which governs the outstanding Private Placement Warrants.
“Proposed Bylaws” mean the proposed bylaws of Pubco to be in effect immediately following the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex C.
“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of Pubco to be in effect immediately following the Business Combination, a form of which is attached to this proxy statement/prospectus as Annex B.
“Proposed Organizational Documents” means the Proposed Certificate of Incorporation and the Proposed Bylaws.
“Pubco” means Parataxis Holdings Inc. and its consolidated subsidiaries, immediately upon consummation of the Business Combination.
“Pubco Board” means the board of directors of Pubco.
“Pubco Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Pubco.

“Pubco Class C Common Stock” means the Class C common stock, par value $0.0001 per share, of Pubco.
“Pubco Common Stock” means the Pubco Class A Common Stock and Pubco Class C Common Stock.
“Pubco Preferred Stock” means the preferred stock, $0.0001 par value per share, of Pubco.
“Pubco Stock” means the Pubco Common Stock and the Pubco Preferred Stock.
“Pubco Private Warrants” means private warrants of Pubco, each exercisable for one share of Pubco Class A Common Stock.
“Pubco Public Warrants” means public warrants of Pubco, each exercisable for one share of Pubco Class A Common Stock.
“Pubco Warrants” means, collectively, the Pubco Public Warrants and the Pubco Private Warrants.
“Public Shares” means shares of SilverBox Class A Ordinary Shares issued as a component of the Units sold in the IPO (whether such shares were purchased in the IPO or in the secondary market following the IPO).
“Public Shareholders” means the holders of the Public Shares.
“Public Warrant Agreement” means the Warrant Agreement, dated as of August 15, 2024, between SilverBox and Continental Stock Transfer & Trust Company, as warrant agent, which governs the outstanding Public Warrants.
“Public Warrants” means the warrants included as a component of the Units sold in the IPO, each of which is exercisable for one SilverBox Class A Ordinary Share, in accordance with its terms. Following the Domestication, references to “Public Warrants” mean the public warrants of SilverBox, each of which is exercisable for one SilverBox Class A Common Share. Following the Closing, references to “Public Warrants” means the Pubco Warrants held by the Public Warrantholders.
“Public Warrantholders” means the holders of the Public Warrants.
“Qualified Individual” means Edward Chin and any of his designated affiliates that will hold Pubco Class C Common Stock.
“Record Date” means         , 2025.
“Redemption” means each redemption of Public Shares for cash pursuant to the Memorandum and Articles of Association.
“Redemption Price” means an amount equal to each Public Share’s pro rata portion of the aggregate amount then on deposit in the Trust Account in accordance with the Memorandum and Articles of Association. The Redemption Price will be calculated two business days prior to the completion of the Business Combination in accordance with the Memorandum and Articles of Association.
“ROFR Agreement” means the Right of First Refusal Agreement to be entered into by and among Parataxis, PCM, Edward Chin and Pubco upon the completion of the Business Combination.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Representative” means Edward Chin, solely in the capacity as representative of the Parataxis Securityholders.
“SEPA” means the Standby Equity Purchase Agreement, dated as of August 6, 2025, by and among Parataxis, Pubco and YA II PN, Ltd. (“Yorkville”).

“Shared Services Agreement” means the Shared Facilities and Services Agreement to be entered into by and among Pubco and PCM upon the completion of the Business Combination.
“Shareholder Proposals” means, individually or collectively as the context requires, the Business Combination Proposal, the Advisory Organizational Documents Proposals, the NTA Proposal, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal, the Stock Issuance Proposal and/or the Adjournment Proposal.
“SilverBox Board” means the board of directors of SilverBox.
“SilverBox Capital” means SilverBox Capital LLC, a Delaware limited liability company and an affiliate of the Sponsor and SilverBox Securities.
“SilverBox Class A Common Shares” means shares of SilverBox’s Class A common stock, par value $0.0001 per share, following the Domestication.
“SilverBox Class B Common Shares” means shares of SilverBox’s Class B common stock, par value $0.0001 per share, following the Domestication, which are automatically convertible into SilverBox Class A Common Shares at the time of the initial business combination.
“SilverBox Class A Ordinary Shares” means SilverBox’s Class A Ordinary Shares, par value $0.0001 per share, prior to the Domestication.
“SilverBox Class B Ordinary Shares” or “Sponsor Shares” means shares of SilverBox Class B Ordinary Shares, par value $0.0001 per share, which are automatically convertible into SilverBox Class A Ordinary Shares at the time of an initial business combination.
“SilverBox Ordinary Shares” means, collectively, the SilverBox Class A Ordinary Shares and the SilverBox Class B Ordinary Shares.
“SilverBox Securities” means SilverBox Securities LLC, a Delaware limited liability company and an affiliate of the Sponsor.
“SilverBox Shareholders” means the holders of SilverBox Class A Ordinary Shares and SilverBox Class B Ordinary Shares and, following the Domestication, holders of SilverBox Class A Common Shares and SilverBox Class B Common Shares.
“SilverBox Units” and “Units” are to the units of SilverBox, each unit representing one SilverBox Class A Ordinary Share and one-third of one redeemable warrant to acquire one SilverBox Class A Ordinary Share, that were offered and sold in the IPO (less the number of units that have been separated into the underlying Public Shares and underlying Public Warrants upon the request of the holder thereof).
“SilverBox Warrants” means, collectively, the Public Warrants and the Private Placement Warrants.
“SPAC Merger” means the merger of SPAC Merger Sub with and into SilverBox, with SilverBox surviving, as part of the Business Combination.
“SPAC Merger Sub” means PTX Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of Pubco.
“SPAC Representative” means the Sponsor, solely in the capacity as representative of the SilverBox Shareholders.
“Sponsor” means SilverBox Sponsor IV LLC, a Delaware limited liability company.
“Sponsor Earnout Shares” means the 150,000 SilverBox Class B Ordinary Shares held by the Sponsor that will be subject to vesting and vest upon the occurrence of Share Price Targets.
“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of August 6, 2025, by and among the Sponsor, SilverBox and Pubco, as it may be further amended and supplemented from time to time.

“Sponsor Letter Agreement” means that certain Sponsor Letter Agreement, dated as of August 6, 2025, by and among the Sponsor, SilverBox and Pubco.
“Stock Issuance Proposal” means the proposal to be considered at the Extraordinary General Meeting to approve the issuance of (i) the shares of Pubco Class A Common Stock to be issued in the Business Combination, (ii) the shares of Pubco Class A Common Stock that may be issued pursuant to the SEPA, (iii) 10,000,000 shares of Pubco Class C Common Stock and (iv) the additional shares of Pubco Class A Common Stock that will, upon Closing, be reserved for issuance pursuant to the 2025 EIP and ESPP, to the extent such issuances would require shareholder approval under NYSE Listing Rule 312.03.
“Transactions” means the Business Combination and the other transactions contemplated by the Business Combination Agreement.
“Transfer Agent” means the Continental Stock Transfer & Trust Company.
“Trust Agreement” means the Investment Management Trust Agreement, dated as of August 15, 2024, by and between SilverBox and Transfer Agent.
“Trust Account” means the trust account that holds a portion of the proceeds from the IPO and the sale of the Private Placement Units and that is maintained by Transfer Agent as trustee.
“VWAP” means volume-weighted average price.

MARKET INDUSTRY AND DATA
We are responsible for the disclosure contained in this proxy statement/prospectus. Unless otherwise indicated, information contained in this proxy statement/prospectus concerning the market and the industry in which Parataxis competes, including our market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, periodic industry publications, as well as from filings of public companies in our industry, Parataxis’ knowledge of the markets for its services, and assumptions made by Parataxis based on such sources and knowledge. This information and any estimates provided in this proxy statement/prospectus involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. Notwithstanding the foregoing, we are liable for the information provided in this proxy statement/prospectus. While we are responsible for all of the disclosure in this proxy statement/prospectus and believe the third-party information and our internal data and estimates contained in this proxy statement/prospectus to be reliable, neither we nor our advisors have independently verified any third-party information nor has any independent source verified our internal data and estimates. The industry in which Parataxis engages or proposes to engage is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections of this proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this proxy statement/prospectus may constitute “forward-looking statements.” These forward-looking statements may include SilverBox’s or Parataxis’ or their management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•
the Transactions not being completed in a timely manner or at all, which may adversely affect the price of SilverBox’s securities;

•
the Transactions not being completed prior to the expiration of the Combination Period;

•
the failure by the parties to satisfy the conditions to the consummation of the Transactions, including the approval of SilverBox Shareholders;

•
failure to realize the anticipated benefits of the Transactions, which may be affected by, among other things, competition, the ability of Pubco to grow and manage growth profitably and retain its key employees, and the demand in South Korea for digital assets;

•
the level of redemptions of Public Shareholders which will reduce the amount of funds available for Pubco to execute on its business strategies and may make it difficult to obtain or maintain the listing or trading of Pubco Class A Common Stock on a major securities exchange;

•
the failure of Pubco to obtain or maintain the listing of its securities on any securities exchange after Closing;

•
costs related to the Transactions and as a result of becoming a public company that may be higher than currently anticipated;

•
changes in business, market, financial, political and regulatory conditions;

•
Pubco’s anticipated operations and business, including the highly volatile nature of the price of Bitcoin and the demand for digitals assets in South Korea;

•
Pubco’s stock price will be highly correlated to the price of Bitcoin and the share price of other publicly traded Bitcoin Treasury companies, and the price of Bitcoin or the share price of other publicly traded Bitcoin Treasury companies may decrease between the signing of the definitive documents for the Transactions and the Closing or at any time after the Closing;

•
increased competition in the industries in which Pubco will operate;

•
significant legal, commercial, regulatory and technical uncertainty regarding Bitcoin;

•
treatment of crypto assets for U.S. and foreign tax purposes;

•
after consummation of the Transactions, difficulties the Pubco may experience in managing its growth and expanding operations;

•
challenges in implementing Pubco’s business plan due to operational challenges, significant competition and regulation;

•
Pubco being considered to be a “shell company” by the securities exchange on which Pubco Class A Common Stock will be listed or by the SEC, which may impact the ability to list Pubco Class A Common Stock and restrict reliance on certain rules or forms in connection with the offering, sale or resale of securities;

•
the outcome of any potential legal proceedings that may be instituted against Pubco, Parataxis, SilverBox or others following announcement of the Transactions;

•
trading price and volume of Pubco Class A Common Stock may be volatile following the Transactions or an active trading market may not develop;

•
Pubco stockholders may experience dilution in the future due to the exercise of a significant number of existing warrants and any future issuances of equity securities in Pubco;

•
investors may experience immediate and material dilution upon Closing as a result of the SilverBox Class B Ordinary Shares held by the Sponsor, since the value of the SilverBox Class B Ordinary Shares is likely to be substantially higher than the nominal price paid for them, even if the trading price of Pubco Class A Common Stock at such time is substantially less than the price per share paid by investors;

•
conflicts of interest that may arise from investment and transaction opportunities involving Pubco, Parataxis, its affiliates and other investors and clients;

•
legal, regulatory, political, currency, and economic risks specific to South Korea, including risks related to geopolitical tensions in the region;

•
risks related to, and potential loss of the entire investment in, Parataxis’ investment in a single KOSDAQ-listed company;

•
Bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes;

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the custody of Pubco’s Bitcoin, including the loss or destruction of private keys required to access its Bitcoin and cyberattacks or other data loss relating to its Bitcoin, which could cause Pubco to lose some or all of its Bitcoin;

•
a security breach or cyber-attack and unauthorized parties obtain access to Pubco’s Bitcoin assets, Pubco may lose some or all of its Bitcoin temporarily or permanently and its financial condition and results of operations could be materially adversely affected;

•
the emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of Bitcoin and adversely affect Pubco’s business;

•
potential regulatory change reclassifying Bitcoin as a security could lead to the Pubco’s classification as an “investment company” under the Investment Company Act and could adversely affect the market price of Bitcoin and the market price of Pubco listed securities; and

•
it is not possible to predict the amount of Pubco Class A Common Stock sold under the SEPA or the gross proceeds resulting from such sales, that sales under the SEPA will cause dilution to existing Pubco stockholders, and Pubco may spend any proceeds under the SEPA in ways that may not generate a significant return.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and current expectations, forecasts and assumptions and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing SilverBox’s or Parataxis’ views as of any subsequent date. Except as required under applicable securities laws, neither SilverBox, Parataxis nor their respective affiliates have any obligation and specifically disclaim any such obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by investors as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. We caution you that the foregoing list does not contain all of the forward-looking statements made in this proxy statement/prospectus. We advise you that the safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by SilverBox or Parataxis in connection with this proxy statement/prospectus.
You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. Moreover, Parataxis operates in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for Parataxis or SilverBox to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this proxy statement/prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements. Some factors that could cause actual results to differ include:
•
the risks inherent in Pubco’s Bitcoin strategy, including significant legal, commercial, regulatory and technical uncertainty regarding Bitcoin;

•
the risks related to Pubco’s operating results and stock price, including the highly volatile nature of the price of Bitcoin;

•
Parataxis’ limited operating history and the concentration of its Bitcoin holdings;

•
the effects of competition on Parataxis’ business;

•
the effectiveness of Pubco’s compliance and risk management methods;

•
uncertainties in the tax treatment of Bitcoin and other digital assets;

•
potential security breach or cyber-attack and unauthorized parties obtain access to Pubco’s Bitcoin assets;

•
risks related to Pubco’s strategy in South Korea and Bitcoin holdings by South Korean companies;

•
Parataxis’ ability to raise capital in the future and its ability to manage its growth, cash and expenses;

•
the inability of the parties to successfully or timely consummate the Business Combination;

•
any legal proceedings instituted against SilverBox and Parataxis related to the Business Combination;

•
dilution to SilverBox Shareholders due to the issuance of shares of Pubco Common Stock and other securities in connection with the Business Combination;

•
significant influence of Key Company Holder over Pubco;

•
the ability of Public Shareholders to exercise redemption rights;

•
if the Adjournment Proposal is not approved and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal; and

•
other risks and uncertainties described in this proxy statement/prospectus, including those detailed under the section entitled “Risk Factors.”

If any of the risks or uncertainties described in this proxy statement/prospectus materialize or the underlying assumptions prove incorrect, actual results and plans could differ materially from the results implied by any forward-looking statements. There may be additional risks that neither Parataxis nor SilverBox presently know or that Parataxis and SilverBox currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements.

QUESTIONS AND ANSWERS
The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the proposals to be presented at the Extraordinary General Meeting, including with respect to the Business Combination. The following questions and answers do not include all the information that may be important to SilverBox Shareholders. SilverBox urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to in this proxy statement/prospectus, carefully and in their entirety to fully understand the Business Combination and the voting procedures for the Extraordinary General Meeting, which will be held at            , Eastern Time, on            , 2025 at the offices of Paul Hastings LLP located at 200 Park Avenue, New York, NY 10166, and virtually via live webcast. To participate in the Extraordinary General Meeting online, visit        and enter the 12-digit control number included on your proxy card. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the Extraordinary General Meeting, as described in this proxy statement/prospectus.
Q.
Why am I receiving this proxy statement/prospectus?

A.
SilverBox shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination Agreement and approve the Business Combination. Among other things, the Business Combination Agreement provides for the Domestication of SilverBox to Delaware as described below and the merger of SPAC Merger Sub with and into SilverBox, with SilverBox being the surviving entity as a direct, wholly owned subsidiary of Pubco, and the merger of Company Merger Sub with and into Parataxis, with Parataxis being the surviving entity as a direct, wholly owned subsidiary of Pubco, in each case, in accordance with the terms and subject to the conditions of the Business Combination Agreement as more fully described elsewhere in this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal” for more detail.

You are receiving this proxy statement/prospectus in connection with the Extraordinary General Meeting. SilverBox is holding the Extraordinary General Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Business Combination Agreement. See the section entitled “The Business Combination Proposal” of this proxy statement/prospectus for additional information.
A current copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. You are encouraged to carefully read this proxy statement/prospectus and the Business Combination Agreement in their entirety.
SilverBox is sending this proxy statement/prospectus to its shareholders to help them decide how to vote their SilverBox Ordinary Shares with respect to the matters to be considered at the Extraordinary General Meeting. The Business Combination cannot be completed unless SilverBox Shareholders approve the Condition Precedent Proposals set forth in this proxy statement/prospectus. Information about the Extraordinary General Meeting, the Business Combination and the other business to be considered by shareholders at the Extraordinary General Meeting is contained in this proxy statement/prospectus.
This document constitutes a proxy statement and a prospectus of SilverBox. It is a proxy statement because the SilverBox Board is soliciting proxies from its shareholders using this proxy statement/prospectus. It is a prospectus because SilverBox, in connection with the Business Combination, is offering shares of Pubco Common Stock in exchange for the SilverBox Ordinary Shares and the Parataxis Units outstanding as of the relevant times as described in this proxy statement/prospectus. See the section entitled “The Business Combination Proposal — Business Combination Agreement — Business Combination Consideration” of this proxy statement/prospectus for additional information.
THE VOTE OF PUBLIC SHAREHOLDERS IS IMPORTANT. PUBLIC SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF SILVERBOX AND PARATAXIS, IN ITS ENTIRETY.

Q.
What proposals are shareholders of SilverBox being asked to vote upon?

A.
At the Extraordinary General Meeting, SilverBox is asking holders of SilverBox Ordinary Shares to consider and vote upon:

•
the Business Combination Proposal;

•
the Advisory Organizational Documents Proposals;

•
the NTA Proposal;

•
the Incentive Plan Proposal;

•
the Employee Stock Purchase Plan Proposal;

•
the Director Election Proposal;

•
the Stock Issuance Proposal; and

•
the Adjournment Proposal, if presented to the Extraordinary General Meeting.

If SilverBox Shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could be terminated, and the Business Combination may not be consummated. See the sections of this proxy statement/prospectus entitled “The Business Combination Proposal,” “The Advisory Organizational Documents Proposals,” “The NTA Proposal,” “The Incentive Plan Proposal,” “The Employee Stock Purchase Plan Proposal,” “The Director Election Proposal,” and “The Stock Issuance Proposal.”
SilverBox will hold the Extraordinary General Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. Shareholders of SilverBox should read it carefully.
After careful consideration, the SilverBox Board has unanimously determined that each of: (i) the Business Combination Proposal; (ii) the Advisory Organizational Documents Proposals; (iii) the NTA Proposal; (iv) the Incentive Plan Proposal; (v) the Employee Stock Purchase Plan Proposal; (vi) the Director Election Proposal; (vii) the Stock Issuance Proposal; and (viii) the Adjournment Proposal, if presented to the Extraordinary General Meeting, is in the best interests of SilverBox and its shareholders. Accordingly, the SilverBox Board unanimously recommend that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SilverBox and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. Certain of SilverBox’s directors and officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.
Q.
Are the proposals conditioned on one another?

A.
Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the Extraordinary General Meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of all of the other Condition Precedent Proposals. The Advisory Organizational Documents Proposals, the NTA Proposal and the Stock Issuance Proposal are conditioned on the approval of all of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q.
Why is SilverBox proposing the Business Combination?

A.
SilverBox was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Parataxis is a leading institutional digital asset management platform. Based on SilverBox’s due diligence investigations of Parataxis and the industry in which it operates, including the financial and other information provided by Parataxis in the course of SilverBox’s due diligence, the SilverBox Board believes that the Business Combination with Parataxis is in the best interests of SilverBox and its shareholders and presents an opportunity to increase shareholder value. See “The Business Combination Proposal — The SilverBox Board’s Reasons for the Approval of the Business Combination” of this proxy statement/prospectus for additional information.
Q:
Why is SilverBox proposing the NTA Proposal?

A:
The adoption of the proposed amendment to remove the net asset test limitation from the Memorandum and Articles of Association is being proposed in order to facilitate the consummation of the Business Combination, by permitting redemptions by Public Shareholders even if such redemptions result in SilverBox having net tangible assets that are less than US$5,000,001. The purpose of the net asset test limitation was initially to ensure that the ordinary shares are not deemed to be “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the SilverBox Ordinary Shares and the Pubco Class A Common Stock would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, SilverBox is presenting the NTA Proposal so that the parties may consummate the Business Combination even if SilverBox has less than $5,000,001 in net tangible assets following redemptions.

Q.
What will Parataxis Securityholders receive in connection with the Business Combination?

A.
Pursuant to the Business Combination Agreement, in exchange for the outstanding equity interests of Parataxis, Parataxis Securityholders (other than Edward Chin and his designated affiliates) will receive the Per Unit Class A Merger Consideration and Edward Chin and his designated affiliates will receive the Per Unit Class C Merger Consideration. In addition, Parataxis Common Securityholders will receive, on a pro rata basis, the Earnout Shares, and Parataxis Preferred Securityholders may receive, on a pro rata basis, the Adjustment Shares. The shares of Pubco Class A Common Stock issuable as Earnout Shares will be issued, subject to the achievement of certain share prices during the Earnout Period. For further details, see the section titled “The Business Combination Proposal — Business Combination Agreement — Business Combination Consideration.”

Q.
What are the material U.S. federal income tax consequences of the SPAC Merger to U.S. Holders of SilverBox Class A Ordinary Shares?

A.
For a description of the material U.S. federal income tax consequences of the SPAC Merger, see the description in the section entitled “Material U.S. Federal Income Tax Considerations.”

Q.
What equity stake will current SilverBox Shareholders and Parataxis Securityholders hold in Pubco immediately after the Closing?

A.
As of August 26, 2025, there are 20,000,000 Public Shares issued and outstanding, which may be redeemed in connection with the Extraordinary General Meeting, 455,000 Private Placement Shares and 5,000,000 SilverBox Class B Ordinary Shares issued and outstanding. In addition, there are 6,818,334 SilverBox Warrants issued and outstanding, consisting of 6,666,667 Public Warrants and 151,667 Private Placement Warrants. Each SilverBox Warrant is each exercisable for one SilverBox Class A Ordinary Share (or, following the Business Combination, one share of Pubco Class A Common Stock).

SilverBox cannot predict how many Public Shares will be redeemed. As a result, SilverBox is presenting five different redemption scenarios with respect to SilverBox Class A Ordinary Shares, each of which presents a different allocation of total Pubco equity following the Closing. To illustrate potential dilution in each such scenario, the tables below present the post-Closing share ownership of Pubco under each of: (1) the No Redemption Scenario; (2) the 25% of Contractual Maximum Redemption Scenario; (3) the 50% of Contractual Maximum Redemption Scenario; and (4) the 75% of Contractual Maximum Redemption Scenario and (5) the Contractual Maximum Redemption Scenario.

The first table excludes the dilutive effect of: (i) the Earnout Shares; (ii) the Sponsor Earnout Shares; (iii) the Private Placement Warrants; and (iv) the Public Warrants. The second table includes the dilutive effect of the Private Placement Warrants and the Public Warrants and excludes the dilutive effect of (i) the Earnout Shares and (ii) the Sponsor Earnout Shares. The third table includes the dilutive effect of all such items.
	No Redemption Scenario(1)		25% of Contractual Maximum Redemption Scenario(2)		50% of Contractual Maximum Redemption Scenario(3)		75% of Contractual Maximum Redemption Scenario(4)		Contractual Maximum Redemption Scenario(5)
	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*
Public Shareholders	20,000,000	50.7%	15,250,905	43.8%	10,501,809	34.9%	5,752,714	22.7%	1,003,619	4.9%
Parataxis Common Securityholders(6)	10,000,000	25.3%	10,000,000	28.7%	10,000,000	33.3%	10,000,000	39.5%	10,000,000	48.7%
Parataxis Preferred Securityholders(7)	4,248,723	10.7%	4,248,723	12.2%	4,248,723	14.1%	4,248,723	16.8%	4,248,723	20.6%
Sponsor	5,305,000	13.4%	5,305,000	15.2%	5,305,000	17.7%	5,305,000	21.0%	5,305,000	25.8%
Total Shares Outstanding at Closing	39,553,723	100.0%	34,804,628	100.0%	30,055,532	100.0%	25,306,437	100.0%	20,557,342	100.0%
	No Redemption Scenario(1)		25% of Contractual Maximum Redemption Scenario(2)		50% of Contractual Maximum Redemption Scenario(3)		75% of Contractual Maximum Redemption Scenario(4)		Contractual Maximum Redemption Scenario(5)
	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*
Public Shareholders	20,000,000	43.1%	15,250,905	36.6%	10,501,809	28.5%	5,752,714	17.9%	1,003,619	3.7%
Public Warrants	6,666,667	14.4%	6,666,667	16.0%	6,666,667	18.1%	6,666,667	20.8%	6,666,667	24.4%
Parataxis Common Securityholders(6)	10,000,000	21.6%	10,000,000	24.0%	10,000,000	27.1%	10,000,000	31.1%	10,000,000	36.5%
Private Placement Warrants	151,667	0.3%	151,667	0.4%	151,667	0.4%	151,667	0.5%	151,667	0.6%
Parataxis Preferred Securityholders(7)	4,248,723	9.2%	4,248,723	10.2%	4,248,723	11.5%	4,248,723	13.2%	4,248,723	15.5%
Sponsor	5,305,000	11.4%	5,305,000	12.7%	5,305,000	14.4%	5,305,000	16.5%	5,305,000	19.4%
Pro Forma Diluted Shares	46,372,057	100.0%	41,622,962	100.0%	36,873,866	100.0%	32,124,771	100.0%	27,375,676	100.0%
	No Redemption Scenario(1)(2)		25% of Contractual Maximum Redemption Scenario(3)		50% of Contractual Maximum Redemption Scenario(4)		75% of Contractual Maximum Redemption Scenario(5)		Contractual Maximum Redemption Scenario(6)
	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*
Public Shareholders	20,000,000	37.0%	15,250,905	31.0%	10,501,809	23.5%	5,752,714	14.5%	1,003,619	2.9%
Public Warrants	6,666,667	12.3%	6,666,667	13.5%	6,666,667	15.0%	6,666,667	16.8%	6,666,667	19.0%
Parataxis Common Securityholders(6)	10,000,000	18.5%	10,000,000	20.3%	10,000,000	22.5%	10,000,000	25.1%	10,000,000	28.6%
Private Placement Warrants	151,667	0.3%	151,667	0.3%	151,667	0.3%	151,667	0.4%	151,667	0.4%
Parataxis Preferred Securityholders(7)	4,248,723	7.9%	4,248,723	8.6%	4,248,723	9.5%	4,248,723	10.7%	4,248,723	12.1%
Earnout Shares	7,500,000	13.9%	7,500,000	15.2%	7,500,000	16.8%	7,500,000	18.9%	7,500,000	21.4%
Sponsor Earnout Shares	150,000	0.3%	150,000	0.3%	150,000	0.3%	150,000	0.4%	150,000	0.4%
Sponsor	5,305,000	9.8%	5,305,000	10.8%	5,305,000	11.9%	5,305,000	13.3%	5,305,000	15.1%
Total Pro Forma Fully Diluted Shares	54,022,057	100.0%	49,272,962	100.0%	44,523,866	100.0%	39,774,771	100.0%	35,025,676	100.0%

*
Percentages may not sum to 100.0% due to rounding.

(1)
Assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

(2)
Assumes that Public Shareholders holding approximately 23.7% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 4,749,095 Public Shares are redeemed for an aggregate payment of approximately $49.9 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(3)
Assumes that Public Shareholders holding approximately 47.5% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 9,498,191 Public Shares are redeemed for an aggregate payment of approximately $99.8 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(4)
Assumes that Public Shareholders holding approximately 71.2% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 75% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 14,247,286 Public Shares are redeemed for an aggregate payment of approximately $149.7 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(5)
Assumes that Public Shareholders holding approximately 95.0% of the Public Shares exercise redemption rights with respect to their Public Shares, which represents the maximum number of Public Shares that could be redeemed in connection with the Closing in order to satisfy the Minimum Cash Condition. This scenario assumes that 18,996,381 Public Shares are redeemed for an aggregate payment of approximately $199.7 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(6)
Assumes (i) there is no aggregate indebtedness of Parataxis and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions), and (ii) the base purchase price is $100 million.

(7)
Consists of (i) 4,030,000 shares of Pubco Class A Common Stock to be issued to the Parataxis Preferred Securityholders upon exchange of 3,100,000 Parataxis Preferred Units based on the Exchange Ratio, and (ii) 218,723 shares of Pubco Class A Common Stock to be issued to the Parataxis Preferred Securityholders as Adjustment Shares, which is the maximum number of Adjustment Shares issuable pursuant to the Business Combination Agreement.

Q.
Will SilverBox obtain new financing in connection with the Business Combination?

A.
Prior to the Closing, Pubco, Parataxis and SilverBox may seek to raise additional financing that would be conditioned upon, among other things, the completion or concurrent consummation of the Business Combination.

Q.
What is the Standby Equity Purchase Agreement?

A.
Contemporaneously with the execution of the Business Combination Agreement, Parataxis and Pubco entered into the Standby Equity Purchase Agreement (“SEPA”) with YA II PN, LTD. (“Yorkville”) pursuant to which, subject to the consummation of the Business Combination, Pubco has the option, but not the obligation, to issue, and Yorkville shall subscribe for, an aggregate amount of up to $400.0 million (the “Commitment Amount”) of Pubco Class A Common Stock (such shares, the “SEPA Shares”) at the time of Pubco’s choosing during the 36 months following the Closing, subject to certain limitations. Sales of the SEPA Shares to Yorkville, and the timing of any such sales, are at Pubco’s option, and Pubco is under no obligation to sell any SEPA Shares to Yorkville.

Pubco intends to use the proceeds from the SEPA for general corporate purposes, including the purchase of Bitcoin and for working capital.
Q.
Why is SilverBox effecting the Domestication?

A.
The SilverBox Board believes that it would be in the best interests of SilverBox to effect the Domestication to enable SilverBox to avoid certain taxes that would be imposed if it were to conduct an operating business in the United States as a foreign corporation following the Business Combination.

To effect the Domestication, SilverBox will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents and fees, and file the Proposed Certificate of Incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which SilverBox will be domesticated and continue as a Delaware corporation.
Pursuant to the Memorandum and Articles of Association, only holders of the SilverBox Class B Ordinary Shares are entitled to approve the Domestication.
Q.
How will the Domestication affect my SilverBox Class A Ordinary Shares, SilverBox Warrants and SilverBox Units?

A.
In connection with, and upon the effectiveness of, the Domestication: (i) each SilverBox Class A Ordinary Share issued and outstanding immediately prior to the Domestication will remain outstanding and will automatically convert, on a one-for-one basis, into one SilverBox Class A Common Share; (ii) each SilverBox Unit issued and outstanding immediately prior to the Domestication will automatically be cancelled and each holder of SilverBox Units will be entitled to one SilverBox Class A Common Share and one-third of one SilverBox Warrant and (iii) each of the issued and outstanding SilverBox Warrants will automatically convert into Pubco Warrants and represent the right to purchase one share of Pubco Class A Common Stock on the same terms as the exchanged SilverBox Warrants represented the right to purchase one SilverBox Class A Ordinary Share.

Q.
What are the material U.S. federal income tax considerations of the Domestication?

A.
For a description of the material U.S. federal income tax consequences of the Domestication, see the description in the section entitled “Material U.S. Federal Income Tax Considerations.”

Q.
Do I have redemption rights?

A.
If you are a holder of Public Shares, you have the right to request that we redeem all or a portion of your Public Shares for cash provided that you follow the procedures and deadlines described in the Memorandum and Articles of Association and elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of the Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal and regardless of whether they hold Public Shares on the Record Date. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares sold in our IPO. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares sold in our IPO, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to waive its redemption rights with respect to all SilverBox Class A Ordinary Shares held by the Sponsor. The Private Placement Shares will be excluded from the pro rata calculation used to determine the per-share Redemption Price.

Q.
How do I exercise my redemption rights?

A.
If you are a Public Shareholder and wish to exercise your right to redeem the Public Shares, you must:

1.
(i) hold Public Shares; or (ii) hold Public Shares through SilverBox Units and elect to separate your SilverBox Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

2.
submit a written request to Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that SilverBox redeem all or a portion of your Public Shares for cash; and

3.
deliver your share certificates for Public Shares (if any) along with the redemption forms to Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2025 (two business days before the initially scheduled date of the Extraordinary General Meeting) in order for their Public Shares to be redeemed (the “Redemption Deadline”).
The address of Transfer Agent is listed under the question “Who can help answer my questions?” of this proxy statement/prospectus.
Public Shareholders will be entitled to request that their Public Shares be redeemed for the Redemption Price. For illustrative purposes, as of August 26, 2025, this would have amounted to approximately $10.51 per issued and outstanding Public Share. However, the proceeds deposited in the Trust Account could become subject to the claims of SilverBox’s creditors, if any, which could have priority over the claims of the Public Shareholders. The per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote, how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to Public Shareholders electing to redeem their Public Shares will be distributed promptly after the Closing.
Any request for redemption, once made by a holder of Public Shares, may not be withdrawn following the Redemption Deadline, unless the SilverBox Board determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part). Furthermore, if a holder of a Public Share delivers its share certificates (if any) along with the redemption forms in connection with an election of its redemption and subsequently decides prior to the Redemption Deadline not to elect to exercise such rights, it may simply request that SilverBox permit the withdrawal of the request for redemption and instruct the Transfer Agent, to return the share certificates (physically or electronically). The holder can make such request by contacting the Transfer Agent at the address or email address listed in this proxy statement/prospectus.
Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent at least two business days prior to the initially scheduled date of the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s certificates for Public Shares (if any) along with the redemption forms have been delivered (either physically or electronically) to the Transfer Agent, at least two business days prior to the initially scheduled date of the Extraordinary General Meeting.
If a holder of Public Shares properly makes a request for redemption and the certificates for Public Shares (if any) along with the redemption forms are delivered as described above, then, if the Business Combination is consummated, SilverBox will redeem the Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the Closing. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank.
If you are a holder of Public Shares and you exercise your redemption rights, such exercise will not result in the loss of any Public Warrants that you may hold.

Q.
If I am a holder of Public Warrants, can I exercise redemption rights with respect to my Public Warrants?

A.
No. The holders of SilverBox Warrants have no redemption rights with respect to such securities.

Assuming that no more than 10,000,000 Public Shares, representing 50% of the number of Public Shares outstanding as of the date of this proxy statement/prospectus are redeemed for an aggregate payment of approximately $105.1 million from the Trust Account, which is a potential amount of redemptions, and assuming that each redeeming Public Shareholder holds one-third of one Public Warrant for each Public Share being redeemed (representing the number of Public Warrants included in each SilverBox Unit) and using the closing warrant price on the NYSE of $0.41 as of August 26, 2025, the aggregate fair value of Public Warrants that can be retained by redeeming Public Shareholders is approximately $1.4 million. Assuming the Maximum Redemption Scenario, resulting in Public Shares redeemed for an aggregate payment of approximately $210.3 million from the Trust Account, and assuming that each redeeming Public Shareholder holds one-third of one Public Warrant for each Public Share being redeemed (representing the number of Public Warrants included in each SilverBox Unit) and using the closing warrant price on the NYSE of $0.41 as of August 26, 2025, the aggregate fair value of Public Warrants that can be retained by redeeming Public Shareholders is approximately $2.7 million. The actual market price of the Public Warrants may be higher or lower on the date that warrant holders seek to sell such Public Warrants. Additionally, SilverBox cannot assure the holders of warrants that they will be able to sell their Public Warrants in the open market as there may not be sufficient liquidity in such securities when warrant holders wish to sell their Public Warrants. Further, while the level of redemptions of Public Shares will not directly change the value of the warrants because the warrants will remain outstanding regardless of the level of redemptions, as redemptions of Public Shares increase, all holders of Pubco Warrants following the Closing who exercise such Pubco Warrants will ultimately own a greater interest in Pubco because there would be fewer shares outstanding overall.
Q.
How do the Public Warrants differ from the Private Placement Warrants, and what are the related risks for holders of Public Warrants after the Business Combination?

A.
The Public Warrants are identical to the Private Placement Warrants in all material terms and provisions, except that the Private Placement Warrants (including the shares of SilverBox Ordinary Shares issuable upon exercise of the Private Placement Warrants): (i) may not be transferred, assigned or sold by the holders until 30 days after the Closing, subject to certain limited exceptions, (ii) may be exercised on a cashless basis, (iii) are entitled to registration rights and (iv) are not redeemable so long as they are held by the Sponsor or its affiliates.

Following the Closing, we may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, making your warrants worthless. Pubco may redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant. To exercise such redemption right: (i) the last reported sale price of Pubco Class A Common Stock must equal or exceed $18.00 per share (as may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we send notice of redemption to the warrant holders and (ii) certain other conditions must be met. If and when the Public Warrants become redeemable by Pubco, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, Pubco may redeem the Public Warrants as set forth above even if the holders are otherwise unable to exercise the Public Warrants. Redemption of the outstanding Public Warrants could force you to: (A) exercise your Public Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so; (B) sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants; or (C) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.
If Pubco calls the Public Warrants for redemption, management of Pubco will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the Public Warrant Agreement. The exercise price and number of shares of Pubco Common Stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuance of Pubco Common Stock at a price below its exercise price. Additionally, in no event will Pubco be required to net cash settle the Public Warrants.
If SilverBox is unable to complete the Business Combination within the Combination Period, and SilverBox liquidates the funds held in the Trust Account, holders of the Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from SilverBox’s assets held outside of the Trust Account with the respect to such Public Warrants.
Accordingly, the Public Warrants may expire worthless.
Q.
What are the U.S. federal income tax consequences of exercising my redemption rights?

A.
The U.S. federal income tax consequences of exercising your redemption rights with respect to your Public Shares depend on your particular facts and circumstances. It is possible that you may be treated as selling your shares and, as a result, recognize capital gain or capital loss. It is also possible that the Redemption may be treated as a distribution for U.S. federal income tax purposes. U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication, including under Section 367 of the Code and potential tax consequences of the U.S. federal income tax rules relating to PFICs. For a description of the material U.S. federal income tax consequences of the Redemption, see the description in the section entitled “Material U.S. Federal Income Tax Considerations.”

Q.
What happens to the funds deposited in the Trust Account after the Closing?

A.
Following the closing of the IPO, $201.0 million ($10.05 per SilverBox Unit) of the net proceeds from the IPO and certain of the proceeds from the Private Placement Units were placed in the Trust Account. As of August 26, 2025, funds in the Trust Account totaled approximately $210.3 million and were comprised entirely of U.S. government securities with maturities of 185 days or less or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act.

These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of: (i) the completion of a business combination (including the Business Combination); (ii) the redemption of all of the Public Shares if SilverBox is unable to complete an initial business combination within the Combination Period; and (iii) the redemption of any Public Shares properly tendered in connection with certain shareholder votes (for example, to approve certain amendments to the Memorandum and Articles of Association), in each case subject to applicable law.
Upon the Closing, the funds deposited in the Trust Account will be released to pay holders of Public Shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of Pubco following the Business Combination. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Sources and Uses of Funds for the Business Combination.”
Q.
What underwriting fees are payable in connection with the Business Combination?

A.
Pursuant to the Underwriting Agreement, dated August 15, 2024 (the “Underwriting Agreement”), by and between SilverBox and Santander US Capital Markets LLC (“Santander”), acting as representative of the several underwriters in connection with the IPO, SilverBox paid a cash underwriting fee to the underwriters of $1.7 million and agreed to pay the underwriters a deferred underwriting fee of $0.35 per SilverBox Unit sold in the IPO, totaling $10.3 million, upon the consummation of an initial business combination, payable from amounts held in the Trust Account. In addition, SilverBox engaged SilverBox Securities as an advisor in connection with the IPO. For its services as an IPO advisor, SilverBox Securities received an advisory fee of $170,000 and is entitled to a deferred IPO advisory fee of $2.03 million payable at closing of SilverBox’s initial business combination. The initial advisory fee payable to SilverBox Securities was reimbursed from a portion of the upfront underwriting fees of

$1.7 million and the deferred IPO advisory fee payable to SilverBox Securities will be reimbursed from a portion of the deferred underwriting fees payable at Closing. On August 28, 2025, SilverBox and Santander agreed to adjust the deferred underwriting fee to an aggregate amount of $6.03 million. In connection with the Business Combination, we engaged Santander as our capital markets advisor, for which Santander would receive a fee equal to the deferred underwriting fee, payable upon the consummation of the Business Combination, and would be in lieu of the deferred underwriting fee payable to Santander pursuant to the Underwriting Agreement. The following table illustrates the effective underwriting discount on a percentage basis of the amount of cash in the Trust Account available to Pubco at each redemption level identified below, and includes: (i) the cash underwriting fee that was paid in connection with the IPO and (ii) the payment of the deferred underwriting fees payable upon the consummation of the Business Combination,
	No Redemption Scenario(1)	25% of Contractual Maximum Redemption Scenario(1)(2)	50% of Contractual Maximum Redemption Scenario(1)(3)	75% of Contractual Maximum Redemption Scenario(1)(4)	Contractual Maximum Redemption Scenario(1)(5)
Unredeemed Public Shares	20,000,000	15,250,905	10,501,809	5,752,714	1,003,618
Trust Account cash to Pubco	$208,952,965	$159,012,755	$109,072,535	$59,132,325	$9,192,105
Upfront Underwriting and Advisory Fees(6)	$1,870,000	$1,870,000	$1,870,000	$1,870,000	$1,870,000
Deferred Underwriting and Advisory Fees(7)	$6,030,000	$6,030,000	$6,030,000	$6,030,000	$6,030,000
Total Underwriting and Advisory Fees	$7,900,000	$7,900,000	$7,900,000	$7,900,000	$7,900,000
Total Underwriting and Advisory Fees, as percentage of Trust Account cash to Pubco	3.8%	5.0%	7.2%	13.4%	85.9%

(1)
Share numbers presented under each redemption scenario are presented for illustrative purposes. SilverBox and Parataxis cannot predict how many Public Shares will be redeemed. As a result, the Trust Account cash to Pubco and the number of Public Shares redeemed in connection with the Business Combination may differ from the amounts presented above. Amounts are based on 20,000,000 Public Shares outstanding as of the date of this proxy statement/prospectus.

(2)
Assumes that Public Shareholders holding approximately 23.7% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 4,749,095 Public Shares are redeemed for an aggregate payment of approximately $49.9 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(3)
Assumes that Public Shareholders holding approximately 47.5% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 9,498,191 Public Shares are redeemed for an aggregate payment of approximately $99.8 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(4)
Assumes that Public Shareholders holding approximately 71.2% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 75% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 14,247,286 Public Shares are redeemed for an aggregate payment of approximately $149.7 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(5)
Assumes that Public Shareholders holding approximately 95.0% of the Public Shares exercise redemption rights with respect to their Public Shares, which represents the maximum number of Public Shares that could be redeemed in connection with the Closing in order to satisfy the Minimum Cash

Condition. This scenario assumes that 18,996,381 Public Shares are redeemed for an aggregate payment of approximately $199.7 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.
(6)
Includes initial IPO advisory fee of $170,000 paid to SilverBox Securities.

(7)
Includes a deferred IPO advisory fee of $2,030,000 payable to SilverBox Securities for acting as IPO advisor.

Q.
Did the SilverBox Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A.
Yes. Although the Memorandum and Articles of Association do not require the SilverBox Board to seek a third-party valuation or fairness opinion in connection with a business combination unless the target is affiliated with the Sponsor or SilverBox’s directors or officers, on August 6, 2025, Newbridge rendered its opinion to the SilverBox Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in such opinion, each of the Per Unit Class A Merger Consideration, the Per Unit Class C Merger Consideration and the Exchange Ratio to be paid by SilverBox pursuant to the Business Combination Agreement is fair, from a financial point of view, to SilverBox and the Public Shareholders.

Please see the section titled “Summary of the Proxy Statement/Prospectus — The Business Combination Proposal — Fairness Opinion of Newbridge Securities Corporation” and the fairness opinion of Newbridge attached as Annex H for additional information.
Q.
What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.
Our Public Shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

If a Public Shareholder exercises its redemption rights, such exercise will not result in the loss of any Public Warrants that it may hold. Assuming that all SilverBox Class A Ordinary Shares held by Public Shareholders were redeemed (the maximum amount permitted under the Maximum Redemption Scenario), the SilverBox Warrant holders will retain the 6,666,667 Public Warrants. If a substantial number of Public Shareholders exercise their redemption rights, and the holders of the 6,666,667 Public Warrants choose to exercise their Public Warrants, any non-redeeming Public Shareholders would experience dilution to the extent such warrants are exercised.
In the event of significant redemptions, with fewer Public Shares and Public Shareholders, the trading market for Pubco Common Stock may be less liquid than the market for shares of SilverBox Class A Ordinary Shares was prior to the Business Combination, and Pubco may not be able to meet the listing standards for a stock exchange.
The table below presents the value per share to a Public Shareholder that elects not to redeem under: (1) the No Redemption Scenario; (2) the 25% of Contractual Maximum Redemption Scenario; (3) the 50% of Contractual Maximum Redemption Scenario; (4) the 75% of Contractual Maximum Redemption Scenario; and (5) the Contractual Maximum Redemption Scenario.

	No Redemption Scenario(1)		25% of Contractual Maximum Redemption Scenario(2)		50% of Contractual Maximum Redemption Scenario(3)		75% of Contractual Maximum Redemption Scenario(4)		Contractual Maximum Redemption Scenario(5)
	Shares	Value per Share(6)	Shares	Value per Share(6)	Shares	Value per Share(6)	Shares	Value per Share(6)	Shares	Value per Share(6)
Base Scenario(7)	35,455,000	$10.51	30,705,905	$10.51	25,956,809	$10.51	21,207,714	$10.51	16,458,618	$10.51
Earnout Shares and Sponsor Earnout Shares(8)	43,105,000	$8.64	38,355,905	$8.41	33,606,809	$8.12	28,857,714	$7.72	24,108,618	$7.18
Exercising all Public Warrants and Private Placement Warrants(9)	42,273,334	$10.51	37,524,239	$10.51	32,775,143	$10.51	28,026,048	$10.51	23,276,952	$10.51
Earnout Shares and Sponsor Earnout Shares and exercising all Public Warrants and Private Placement Warrants(10)	49,923,334	$8.90	45,174,239	$8.73	40,425,143	$8.52	35,676,048	$8.26	30,926,952	$7.91
	Post-Transaction Equity Value
	No Redemption Scenario(1)	25% of Contractual Maximum Redemption Scenario(2)	50% of Contractual Maximum Redemption Scenario(3)	75% of Contractual Maximum Redemption Scenario(4)	Contractual Maximum Redemption Scenario(5)
Base Scenario(7)	$372,632,050	$322,719,062	$272,806,063	$222,893,074	$172,980,075
Earnout Shares and Sponsor Earnout Shares(8)	$372,632,050	$322,719,062	$272,806,063	$222,893,074	$172,980,075
Exercising all Public Warrants and Private Placement Warrants(9)	$444,292,740	$394,379,752	$344,466,753	$294,553,764	$244,640,766
Earnout Shares and Sponsor Earnout Shares and exercising all Public Warrants and Private Placement Warrants(10)	$444,292,740	$394,379,752	$344,466,753	$294,553,764	$244,640,766

(1)
This scenario assumes none of the Public Shares outstanding as of the date of this proxy statement/prospectus, are redeemed.

(2)
Assumes that Public Shareholders holding approximately 23.7% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 4,749,095 Public Shares are redeemed for an aggregate payment of approximately $49.9 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(3)
Assumes that Public Shareholders holding approximately 47.5% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 9,498,191 Public Shares are redeemed for an aggregate payment of approximately $99.8 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(4)
Assumes that Public Shareholders holding approximately 71.2% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 75% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 14,247,286 Public Shares are redeemed for an aggregate payment of approximately $149.7 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(5)
Assumes that Public Shareholders holding approximately 95.0% of the Public Shares exercise redemption rights with respect to their Public Shares, which represents the maximum number of Public Shares that could be redeemed in connection with the Closing in order to satisfy the Minimum Cash Condition. This scenario assumes that 18,996,381 Public Shares are redeemed for an aggregate payment of approximately $199.7 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(6)
Based on a post-transaction equity value of Pubco of the following:

(6a)
Based on a post-transaction equity value of Pubco of $323.0 million, which equals (i) $373.0 million less (ii) $50.0 million, equivalent to the value of 4,749,095 Public Shares redeeming in the 25% of Contractual Maximum Redemption Scenario assuming a redemption price of $10.51.

(6b)
Based on a post-transaction equity value of Pubco of $273 million, which equals (i) $373.0 million less (ii) $100.0 million, equivalent to the value of 9,498,191 Public Shares redeeming in the 50% of Contractual Maximum Redemption Scenario assuming a redemption price of $10.51.

(6c)
Based on a post-transaction equity value of Pubco of $223.0 million, which equals (i) $373.0 million less (ii) $150.0 million, equivalent to the value of 14,247,286 Public Shares redeeming in the 75% of Contractual Maximum Redemption Scenario assuming a redemption price of $10.51.

(6d)
Based on a post-transaction equity value of Pubco of $172.0 million, which equals (i) $373.0 million less (ii) $201.0 million, equivalent to the value of 18,996,381 Public Shares redeeming in the Contractual Maximum Redemption Scenario assuming a redemption price of $10.51.

(7)
Includes (i) 10,000,000 shares of Pubco Common Stock held by Parataxis Securityholders in all redemption scenarios, (ii) (a) 20,000,000 Public Shares held by Public Shareholders in the No Redemption Scenario, (b) 15,250,905 Public Shares held by Public Shareholders in the 25% of Contractual Maximum Redemption Scenario, (c) 10,501,809 Public Shares held by Public Shareholders in the 50% of Contractual Maximum Redemption Scenario, (d) 5,752,714 Public Shares held by Public Shareholders in the 75% of Contractual Maximum Redemption Scenario, and (e) 1,003,618 Public Shares held by Public Shareholders in the Contractual Maximum Redemption Scenario, and (iii) the Sponsor’s 5,305,000 shares of Pubco Class A Common Stock in all redemption scenarios. Excludes (i) 7,500,000 Earnout Shares that Parataxis Common Securityholders will be eligible to receive upon the achievement of certain share prices during the Earnout Period and (ii) 150,000 Sponsor Earnout Shares that are subject to vesting upon the achievement of certain share prices during the Earnout Period.

(8)
Represents the Base Scenario plus: (i) the issuance of all 7,500,000 Earnout Shares upon the achievement of certain share prices during the Earnout Period and (ii) the vesting of the 150,000 Sponsor Earnout Shares upon the achievement of certain share prices during the Earnout Period.

(9)
Represents the Base Scenario plus the cash exercise of 6,666,667 Public Warrants and 151,667 Private Placement Warrants at an exercise price of $11.50 per warrant.

(10)
Represents the Base Scenario plus: (i) the issuance of all 7,500,000 Earnout Shares; (ii) the vesting of the 150,000 Sponsor Earnout Shares; and (iii) the cash exercise of 6,666,667 Public Warrants and 151,667 Private Placement Warrants at an exercise price of $11.50 per warrant.

Q.
What conditions must be satisfied to complete the Business Combination?

A.
The consummation of the Business Combination Agreement is conditioned upon the satisfaction or written waiver (where permissible) by the parties to the Business Combination Agreement of certain customary closing conditions. These conditions include: (i) the approval of the Condition Precedent Proposals; by the requisite SilverBox Shareholders; (ii) the completion of the Domestication; (iii) the truth and accuracy of representations and warranties made by each of SilverBox, the Merger Subs, Pubco and Parataxis and the performance by each of SilverBox, the Merger Subs, Pubco and Parataxis of their respective obligations and covenants under the Business Combination Agreement, in each case, subject to the applicable materiality standards; (iv) the absence of any Material Adverse Effect with respect to SilverBox and Material Adverse Effect with respect to Parataxis that is continuing and uncured; (v) the Registration Statement becoming and remaining effective with the SEC; (vi) conditional approval of the Pubco Class A Common Stock and Pubco Public Warrants by NYSE or Nasdaq; and

(vii) the delivery of customary certificates, instruments, contracts and other documents specified to be delivered by the respective parties under the Business Combination Agreement. For more information, see “The Business Combination Proposal — Business Combination Agreement — Closing Conditions.”
Q.
When do you expect the Business Combination to be completed?

A.
It is currently expected that the Business Combination will be consummated in the second half of 2025. This date depends, among other things, on the approval of the proposals to be put to SilverBox Shareholders at the Extraordinary General Meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by the SilverBox Shareholders at the Extraordinary General Meeting and SilverBox elects to adjourn the Extraordinary General Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting or, if the NTA Proposal would not be approved, to seek reversals of redemption requests if Public Shareholders have elected to redeem an amount of Public Shares such that SilverBox would have less than $5,000,001 in net tangible assets. For a description of the conditions for the completion of the Business Combination, see “The Business Combination Proposal — Business Combination Agreement” of this proxy statement/prospectus.

Q.
What happens if the Business Combination is not consummated?

A.
SilverBox will not complete the Domestication unless all other conditions to the Closing have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If SilverBox is not able to complete the Business Combination within the Combination Period, SilverBox will as promptly as reasonably possible, but not more than ten business days following the end of the Combination Period, redeem the Public Shares. The redemption will be at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes paid or payable, if any and up to $100,000 of interest to pay liquidation expenses), divided by the number of then issued Public Shares. The redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to SilverBox’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law.

Q.
Following the Business Combination, will SilverBox’s securities continue to trade on a stock exchange?

A.
Yes. Pubco intends to apply to list the Pubco Class A Common Stock and Pubco Warrants on the NYSE under the symbols “PRTX” and “PRTX.WS,” respectively, or on Nasdaq under the symbols “PRTX” and “PRTXW,” respectively, upon the Closing. There can be no assurance that such listing condition will be met. If the listing condition is not met, the Business Combination will not be consummated unless the listing condition is waived by the parties to the Business Combination Agreement. We may not have received confirmation from NYSE or Nasdaq of the approval of the listing of the Pubco Class A Common Stock and Pubco Warrants at the time of the Extraordinary General Meeting or prior to the Closing. The listing condition to the Closing may be waived by the parties to the Business Combination Agreement. As a result, you may be asked to vote to approve the Business Combination and the other proposals included in this proxy statement/prospectus without such confirmation. Further, such confirmation may never be received, and the Business Combination could still be consummated if such condition is waived. In such event, the Pubco securities may not be listed on any securities exchange.

The SilverBox Units outstanding immediately prior to the Domestication will automatically be cancelled and each holder thereof will be entitled to one share of SilverBox Class A Common Stock and one-third of one SilverBox Warrant, for each SilverBox Unit. For more information about Pubco’s securities following the completion of the Business Combination, see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”
Q.
Do I have appraisal rights in connection with the Business Combination?

A.
SilverBox Shareholders and warrantholders do not have appraisal rights in connection with the Business Combination or the Domestication under the Companies Act or under the DGCL.

Q.
What do I need to do now?

A.
SilverBox urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to in this proxy statement/prospectus, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. SilverBox Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.
How do I vote?

A.
If you are a holder of record of SilverBox Ordinary Shares on the Record Date for the Extraordinary General Meeting, you may vote in person or virtually at the Extraordinary General Meeting or by submitting a proxy for the Extraordinary General Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Extraordinary General Meeting and vote in person or virtually, obtain a valid proxy from your broker, bank or nominee.

Q.
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A.
If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to SilverBox or by voting online at the Extraordinary General Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Extraordinary General Meeting are “non-routine” proposals and therefore, SilverBox does not expect there to be any broker non-votes at the Extraordinary General Meeting.
If you are a SilverBox shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on any proposal at the Extraordinary General. Accordingly, your bank, broker, or other nominee can vote your shares at the Extraordinary General Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.
Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Extraordinary General Meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law.
Q.
When and where will the Extraordinary General Meeting be held?

A.
The Extraordinary General Meeting will be held on            , 2025 at            , Eastern Time. For the purposes of the Memorandum and Articles of Association, the physical place of the meeting will be at Paul Hastings LLP, 200 Park Avenue, New York, NY 10166. However, in order to facilitate access for SilverBox Shareholders, the Extraordinary General Meeting will be held in virtual meeting format at           . There is no requirement to attend the Extraordinary General Meeting in person.

Q.
Who is entitled to vote at the Extraordinary General Meeting?

A.
SilverBox has fixed            , 2025 as the Record Date for the Extraordinary General Meeting. If you were a holder of Public Shares at the close of business on the Record Date, you are entitled to vote on matters that come before the Extraordinary General Meeting. However, a shareholder may only vote such shareholder’s shares if such shareholder is present in person or virtually or is represented by proxy at the Extraordinary General Meeting.

Q.
How many votes do I have?

A.
SilverBox shareholders are entitled to one vote at the Extraordinary General Meeting for each SilverBox Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date for the Extraordinary General Meeting, there were             SilverBox Ordinary Shares issued and outstanding, of which             were issued and outstanding Public Shares.

Q.
What constitutes a quorum?

A.
A quorum of SilverBox shareholders is necessary to hold a valid meeting. The presence (which would include presence at the virtual Extraordinary General Meeting), in person (including virtually) or by proxy, of shareholders holding one-third of the SilverBox Ordinary Shares entitled to vote at the Extraordinary General Meeting constitutes a quorum at the Extraordinary General Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. The Sponsor owns     % of the issued and outstanding SilverBox Ordinary Shares as of the Record Date, which will count towards this quorum. As a result, as of the Record Date, in addition to the shares of the Sponsor, an additional Public Shares would be required to be present at the Extraordinary General Meeting to achieve a quorum. In the absence of a quorum, the chairman of the Extraordinary General Meeting has power to adjourn the Extraordinary General Meeting.

Q.
What vote is required to approve each proposal at the Extraordinary General Meeting?

A.
Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The Business Combination does not require the approval of a majority of the unaffiliated securityholders of SilverBox.

Advisory Organizational Documents Proposals — The approval of the Advisory Organizational Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.
NTA Proposal — The approval of the NTA Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.
Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.
Employee Stock Purchase Plan Proposal — The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.
Director Election Proposal — The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.
Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.
Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.
The Sponsor has agreed to vote its shares (except that any Public Shares it may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the Business Combination) in favor of all the proposals being presented at the Extraordinary General Meeting. As of the Record Date, the Sponsor owns approximately     % of the issued and outstanding SilverBox Ordinary Shares. See “How do the Sponsor and its affiliates intend to vote their SilverBox Ordinary Shares?”
Q.
What are the recommendations of the SilverBox Board?

A.
The SilverBox Board believe that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of the SilverBox Shareholders. Accordingly, the SilverBox Board unanimously recommends that SilverBox Shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the NTA Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Employee Stock Purchase Plan Proposal, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Share Isssuance Proposal, and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the Extraordinary General Meeting.

The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SilverBox and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. SilverBox’s officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. The SilverBox Board was aware of and considered these interests, among other matters, in approving the Business Combination and in determining to recommend to the SilverBox shareholders to vote in favor of the Shareholder Proposals. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination.”
Q.
How do the Sponsor and its affiliates intend to vote their SilverBox Ordinary Shares?

A.
The Sponsor has agreed, and SilverBox’s officers and directors intend, to vote the SilverBox Ordinary Shares owned by them in favor of the Shareholder Proposals (except that any Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the Business Combination). Further, pursuant to the terms and conditions of the Sponsor Support Agreement, the Sponsor agreed to vote its shares in favor of each Shareholder

Proposal being presented at the Extraordinary General Meeting. If at any time prior to the termination of the Business Combination Agreement, the SilverBox Board effects a Modification in Recommendation (as defined in this in this proxy statement/prospectus), then the obligations to vote or consent in accordance with the foregoing clause shall automatically be deemed to be modified such that the Sponsor will vote with respect to its SilverBox Class A Ordinary Shares in the same proportion to the votes cast by the Public Shareholders. As of the Record Date, the Sponsor owns     % of the issued and outstanding SilverBox Ordinary Shares. SilverBox’s officers and directors do not hold any Public Shares, but may purchase Public Shares at any time, subject to compliance with law and SilverBox’s trading policies.
As a result, in addition to approval by the Sponsor, approval of the Advisory Organizational Documents Proposal will require the affirmative vote of at least SilverBox Ordinary Shares held by Public Shareholders (or approximately     % of the Public Shares) if all SilverBox Ordinary Shares are represented at the Extraordinary General Meeting and cast votes, and the affirmative vote of at least SilverBox Ordinary Shares held by Public Shareholders (or approximately     % of the Public Shares) if only such shares as are required to establish a quorum are represented at the Extraordinary General Meeting and cast votes.
Additionally, the approval of the Business Combination Proposal, the Advisory Organizational Documents Proposals, the Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the NTA Proposal, the Director Election Proposal, the Stock Issuance Proposal and the Adjournment Proposal will require the affirmative vote of at least             SilverBox Ordinary Shares held by Public Shareholders (or approximately     % of the Public Shares) if all SilverBox Ordinary Shares are represented at the Extraordinary General Meeting and cast votes, and the affirmative vote of at least          SilverBox Ordinary Shares held by Public Shareholders (or approximately     % of the Public Shares) if only such shares as are required to establish a quorum are represented at the Extraordinary General Meeting and cast votes.
Prior to the Extraordinary General Meeting, the Sponsor, and SilverBox’s directors, executive officers or their affiliates may purchase Public Shares in privately negotiated transactions or in the open market from Public Shareholders who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such persons and others to provide them with incentives to acquire Public Shares. Any Public Shares purchased by the Sponsor or SilverBox’s directors, executive officers or their affiliates would be purchased at a price no higher than the Redemption Price for the Public Shares. For illustrative purposes, as of August 26, 2025, this would have amounted to approximately $10.51 per Public Share. Any Public Shares so purchased would not be voted by the Sponsor or SilverBox’s directors, executive officers or their affiliates in favor of each of the proposals at the Extraordinary General Meeting and would not be redeemable by the Sponsor, our directors, executive officers or their affiliates.
The purpose of such share purchases and other transactions would be to decrease the number of redemptions. Such incentives may include arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.
None of the funds in the Trust Account would be used to purchase Public Shares in such transactions. SilverBox will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include: (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which SilverBox has received redemption requests.
Any such arrangements could have a depressive effect on the price of Pubco Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares such investor or holder owns, either prior to or immediately after the Extraordinary General Meeting.

The public “float” of SilverBox’s Public Shares and the number of beneficial holders of SilverBox’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of SilverBox’s securities on a stock exchange.
The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SilverBox and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the proposals. SilverBox’s officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination.”
Q.
What happens if I sell my SilverBox Ordinary Shares before the Extraordinary General Meeting?

A.
The Record Date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Public Shares after the applicable Record Date, but before the Extraordinary General Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Extraordinary General Meeting but the transferee, and not you, will have the right to redeem such shares.

Q.
How can I vote my shares without attending the Extraordinary General Meeting?

A.
If you are a shareholder of record of SilverBox Ordinary Shares as of the close of business on the Record Date, you can vote by proxy by mail by following the instructions provided in the enclosed proxy card or at the Extraordinary General Meeting. If you are a beneficial owner of SilverBox Ordinary Shares, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting will be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q.
May I change my vote after I have mailed my signed proxy card?

A.
Yes. Shareholders may send a later-dated, signed proxy card to SilverBox at SilverBox’s address set forth below so that it is received by SilverBox prior to the vote at the Extraordinary General Meeting (which is scheduled to take place on            , 2025) or attend the Extraordinary General Meeting in person or virtually and vote. Shareholders also may revoke their proxy by sending a notice of revocation to SilverBox, which must be received by SilverBox’s prior to the vote at the Extraordinary General Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q.
What happens if I fail to take any action with respect to the Extraordinary General Meeting?

A.
If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder and warrant holder of Pubco. If you fail to take any action with respect to the Extraordinary General Meeting and the Business Combination is not approved, you will remain a shareholder and warrant holder of SilverBox. However, if you fail to vote with respect to the Extraordinary General Meeting but the Business Combination is consummated, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, so long as you take the required steps to elect to redeem your shares at least two business days prior to the initially scheduled date of the Extraordinary General Meeting.

Q.
What happens if I vote against the Business Combination Proposal?

A.
If you vote against the Business Combination Proposal but the Business Combination Proposal still receives the requisite shareholder approval, then assuming the approval of each of the Condition Precedent Proposals and the satisfaction or waiver of the other conditions to the Closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not receive the requisite vote at the Extraordinary General Meeting, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination Proposal, we may continue to try to complete a business combination with a different target business during the Combination Period, or obtain an additional extension of the Combination Period. If we fail to complete the Business Combination within the Combination Period, or fail to obtain an additional extension of the Combination Period, we will be required to liquidate the Trust Account by returning then-remaining funds in the Trust Account to the Public Shareholders.
Q.
What should I do with my share certificates, warrant certificates or unit certificates?

A.
Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates (if any) along with the redemption forms to the Transfer Agent, prior to the Extraordinary General Meeting.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2025 (two business days before the initially scheduled date of the Extraordinary General Meeting) in order for their Public Shares to be redeemed.
In connection with the Domestication, holders of SilverBox Units, SilverBox Class A Ordinary Shares and SilverBox Warrants will receive shares of SilverBox Class A Common Stock and SilverBox Warrants, as the case may be, without needing to take any action. Accordingly, such holders should not submit any certificates relating to their SilverBox Units, SilverBox Class A Ordinary Shares (unless such holder elects to redeem the Public Shares in accordance with the procedures set forth above) or SilverBox Warrants.
Q.
What should I do if I receive more than one set of voting materials?

A.
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your SilverBox Ordinary Shares.

Q.
Who will solicit and pay the cost of soliciting proxies for the Extraordinary General Meeting?

A.
SilverBox will pay the cost of soliciting proxies for the Extraordinary General Meeting. SilverBox has engaged           to assist in the solicitation of proxies for the Extraordinary General Meeting. SilverBox has agreed to pay           a fee of $      , plus disbursements. SilverBox will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SilverBox Class A Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of SilverBox Class A Ordinary Shares and in obtaining voting instructions from those owners. SilverBox’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.
Where can I find the voting results of the Extraordinary General Meeting?

A.
The preliminary voting results are expected to be announced at the Extraordinary General Meeting. SilverBox will publish final voting results of the Extraordinary General Meeting in a Current Report on Form 8-K within four business days after the Extraordinary General Meeting.

Q.
Who can help answer my questions?

A.
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

You also may obtain additional information about SilverBox from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption, you will need to deliver the certificates for your Public Shares (if any) along with the redemption forms (either physically or electronically) to the Transfer Agent, at the address below prior to the Extraordinary General Meeting. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on            , 2025 (two business days prior to the initially scheduled date of the Extraordinary General Meeting) in order for their Public Shares to be redeemed. If you have questions regarding the certification of your position or delivery of your share certificates (if any) along with the redemption forms, please contact:
Continental Stock Transfer & Trust Company
1 State Street, 30 Floor
New York, New York 10004
Email: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus, but does not contain all of the information that may be important to you. To better understand the Shareholder Proposals to be considered at the Extraordinary General Meeting, including the Business Combination Proposal, whether or not you plan to attend such meeting, we urge you to read this proxy statement/prospectus (including the Annexes and the other documents referred to in this proxy statement/prospectus) carefully, including the section of this proxy statement/prospectus entitled “Risk Factors.” See also the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
The Parties to the Business Combination
SilverBox
SilverBox is a Cayman Islands exempted company whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
SilverBox’s securities are traded on the NYSE under the ticker symbols “SBXD,” “SBXD.U” and “SBXD WS.”
SilverBox’s principal executive offices are located at 8701 Bee Cave Road, East Building, Suite 310, Austin, TX 78746 and its phone number is (512) 575-3637.
Parataxis
Parataxis is a Delaware limited liability company formed on June 3, 2025. Based in New York, NY. Parataxis is a leading institutional digital asset management platform.
Parataxis’ principal executive offices are located at 135 W. 50th Street, Suite 200, New York, New York 10020 and its phone number is (      )       -     .
Pubco
Pubco is a Delaware corporation formed on June 13, 2025. Pubco does not own any material assets or operate any business. Pubco was formed for the purpose of effectuating the Business Combination described herein and it has not conducted any activities other than those incidental to its formation and the Transactions contemplated by the Business Combination Agreement.
Pubco will apply for listing, to be effective upon the Closing, of the shares of Pubco Class A Common Stock and the Pubco Public Warrants on the NYSE under the symbols “PRTX” and “PRTX.WS,” respectively, or on Nasdaq under the symbols “PRTX” and “PRTXW,” respectively. Pubco will not have units traded following the consummation of the Business Combination.
Pubco’s principal executive offices are located at 135 W. 50th Street, Suite 200, New York, New York 10020 and its phone number is (      )       -     .
Company Merger Sub
Company Merger Sub is a Delaware limited liability company and direct wholly-owned subsidiary of Pubco. Company Merger Sub does not own any material assets or operate any business. After the consummation of the Business Combination, Company Merger Sub will cease to exist because it will have merged with and into Parataxis in the Company Merger.
Company Merger Sub’s principal executive offices are located at 135 W. 50th Street, Suite 200, New York, New York 10020 and its phone number is (      )       -     .
SPAC Merger Sub
SPAC Merger Sub is a Delaware corporation and direct wholly-owned subsidiary of Pubco. SPAC Merger Sub does not own any material assets or operate any business. After the consummation of the

Business Combination, SPAC Merger Sub will cease to exist because it will have merged with and into SilverBox in the SPAC Merger.
SPAC Merger Sub’s principal executive offices are located at 135 W. 50th Street, Suite 200, New York, New York 10020 and its phone number is (      )       -     .
The Proposals to be Submitted at the Extraordinary General Meeting
The Business Combination Proposal
As discussed in this proxy statement/prospectus, SilverBox is asking its shareholders to approve by ordinary resolution and adopt the Business Combination Agreement. A current copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. The Business Combination Agreement provides that, among other things, following the Domestication and the Mergers, Pubco will: (i) directly own 100% of the equity interests in Parataxis and SilverBox and (ii) issue shares of Pubco Common Stock to Parataxis Securityholders and SilverBox securityholders, in accordance with the terms and subject to the conditions of the Business Combination Agreement. After consideration of the factors identified and discussed in the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The SilverBox Board’s Reasons for the Approval of the Business Combination,” the SilverBox Board concluded that the Business Combination met the requirements disclosed in the prospectus for the IPO.
Organizational Structure
On August 6, 2025, SilverBox entered into the Business Combination Agreement with Pubco and Parataxis, pursuant to which, among other things, subject to shareholder approval, following the Domestication, SPAC Merger Sub will merge with and into SilverBox, with SilverBox being the surviving entity and continuing as a direct wholly-owned subsidiary of Pubco, and Company Merger Sub will merge with and into Parataxis, with Parataxis being the surviving entity and continuing as a direct wholly-owned subsidiary of Pubco.
Following the Domestication, those investors who, prior to the Business Combination, held SilverBox Ordinary Shares will, by contrast, hold their equity ownership in Pubco, which is a domestic corporation for U.S. federal income tax purposes. See the section entitled “Risk Factors — Risks Related to the Domestication and the Business Combination” of this proxy statement/prospectus.
Simplified Pre-Combination Structure
The following diagrams illustrate in simplified terms the current ownership structures of SilverBox and Parataxis prior to the Business Combination.

Simplified Post-Combination Structure
The following diagram illustrates a simplified version of the expected organizational structure of Pubco immediately following the Closing. The chart is provided for illustrative purposes only and does not represent all legal entities affiliated with SilverBox or Parataxis. The ownership percentages are presented on an outstanding basis, which are subject to change based on any redemptions and/or any additional financing. The ownership percentages in Pubco are based on a 50% Redemption Scenario.
Equity Stake Upon Closing
As of August 26, 2025, there are 20,000,000 Public Shares issued and outstanding which may be redeemed in connection with the Extraordinary General Meeting, 455,000 non-redeemable SilverBox Class A Ordinary Shares issued and outstanding, and 5,000,000 SilverBox Class B Ordinary Shares. In addition, there are 6,818,334 SilverBox Warrants issued and outstanding, consisting of 6,666,667 Public

Warrants and 151,667 Private Placement Warrants. Each SilverBox Warrant is each exercisable for one SilverBox Class A Ordinary Share (or, following the SPAC Merger, one share of Pubco Class A Common Stock).
SilverBox cannot predict how many Public Shares will be redeemed. As a result, SilverBox is presenting five different redemption scenarios with respect to SilverBox Class A Ordinary Shares, each of which presents a different allocation of total Pubco equity following the Closing. To illustrate potential dilution in each such scenario, the tables below present the post-Closing share ownership of Pubco under each of: (1) the No Redemption Scenario; (2) the 25% of Contractual Maximum Redemption Scenario; (3) the 50% of Contractual Maximum Redemption Scenario; (4) the 75% of Contractual Maximum Redemption Scenario; and (5) the Contractual Maximum Redemption Scenario.
The first table excludes the dilutive effect of: (i) the Earnout Shares; (ii) the Sponsor Earnout Shares; (iii) the Private Placement Warrants; and (iv) the Public Warrants. The second table includes the dilutive effect of the Private Placement Warrants and the Public Warrants and excludes the dilutive effect of (i) the Earnout Shares and (ii) the Sponsor Earnout Shares. The third table includes the dilutive effect of all such items.
	No Redemptioon Scenario(1)		25% of Contractual Maximum Redemption Scenario(2)		50% of Contractual Maximum Redemption Scenario(3)		75% of Contractual Maximum Redemption Scenario(4)		Contractual Maximum Redemption Scenario(5)
	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*
Public Shareholders	20,000,000	50.7%	15,250,905	43.8%	10,501,809	34.9%	5,752,714	22.7%	1,003,619	4.9%
Parataxis Common Securityholders(6)	10,000,000	25.3%	10,000,000	28.7%	10,000,000	33.3%	10,000,000	39.5%	10,000,000	48.7%
Parataxis Preferred Securityholders(7)	4,248,723	10.7%	4,248,723	12.2%	4,248,723	14.1%	4,248,723	16.8%	4,248,723	20.6%
Sponsor	5,305,000	13.4%	5,305,000	15.2%	5,305,000	17.7%	5,305,000	21.0%	5,305,000	25.8%
Total shares outstanding at Closing	39,553,723	100.0%	34,804,628	100.0%	30,055,532	100.0%	25,306,437	100.0%	20,557,342	100.0%
	No Redemption Scenario(1)		25% of Contractual Maximum Redemption Scenario(2)		50% of Contractual Maximum Redemption Scenario(3)		75% of Contractual Maximum Redemption Scenario(4)		Contractual Maximum Redemption Scenario(5)
	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*
Public Shareholders	20,000,000	43.1%	15,250,905	36.6%	10,501,809	28.5%	5,752,714	17.9%	1,003,619	3.7%
Public Warrants	6,666,667	14.4%	6,666,667	16.0%	6,666,667	18.1%	6,666,667	20.8%	6,666,667	24.4%
Parataxis Common Securityholders(6)	10,000,000	21.6%	10,000,000	24.0%	10,000,000	27.1%	10,000,000	31.1%	10,000,000	36.5%
Private Placement Warrants	151,667	0.3%	151,667	0.4%	151,667	0.4%	151,667	0.5%	151,667	0.6%
Parataxis Preferred Securityholders(7)	4,248,723	9.2%	4,248,723	10.2%	4,248,723	11.5%	4,248,723	13.2%	4,248,723	15.5%
Sponsor	5,305,000	11.4%	5,305,000	12.7%	5,305,000	14.4%	5,305,000	16.5%	5,305,000	19.4%
Total pro forma diluted shares	46,372,057	100.0%	41,622,962	100%	36,873,866	100.0%	32,124,771	100.0%	27,375,676	100%

	No Redemption Scenario(1)(2)		25% of Contractual Maximum Redemption Scenario(3)		50% of Contractual Maximum Redemption Scenario(4)		75% of Contractual Maximum Redemption Scenario(5)		Contractual Maximum Redemption Scenario(6)
	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*	Shares	Ownership %*
Public Shareholders	20,000,000	37.0%	15,250,905	31.0%	10,501,809	23.5%	5,752,714	14.5%	1,003,619	2.9%
Public Warrants	6,666,667	12.3%	6,666,667	13.5%	6,666,667	15.0%	6,666,667	16.8%	6,666,667	19.0%
Parataxis Common Securityholders(6)	10,000,000	18.5%	10,000,000	20.3%	10,000,000	22.5%	10,000,000	25.1%	10,000,000	28.6%
Private Placement Warrants	151,667	0.3%	151,667	0.3%	151,667	0.3%	151,667	0.4%	151,667	0.4%
Parataxis Preferred Securityholders(7)	4,248,723	7.9%	4,248,723	8.6%	4,248,723	9.5%	4,248,723	10.7%	4,248,723	12.1%
Earnout Shares	7,500,000	13.9%	7,500,000	15.2%	7,500,000	16.8%	7,500,000	18.9%	7,500,000	21.4%
Sponsor Earnout Shares	150,000	0.3%	150,000	0.3%	150,000	0.3%	150,000	0.4%	150,000	0.4%
Sponsor	5,305,000	9.8%	5,305,000	10.8%	5,305,000	11.9%	5,305,000	13.3%	5,305,000	15.1%
Pro forma fully diluted shares	54,022,057	100.0%	49,272,962	100.0%	44,523,866	100.0%	39,774,771	100.0%	35,025,676	100.0%

*
Percentages may not sum to 100.0% due to rounding.

(1)
Assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

(2)
Assumes that Public Shareholders holding approximately 23.7% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 4,749,095 Public Shares are redeemed for an aggregate payment of approximately $49.9 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(3)
Assumes that Public Shareholders holding approximately 47.5% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 9,498,191 Public Shares are redeemed for an aggregate payment of approximately $99.8 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(4)
Assumes that Public Shareholders holding approximately 71.2% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 75% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 14,247,286 Public Shares are redeemed for an aggregate payment of approximately $149.7 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(5)
Assumes that Public Shareholders holding approximately 95.0% of the Public Shares exercise redemption rights with respect to their Public Shares, which represents the maximum number of Public Shares that could be redeemed in connection with the Closing in order to satisfy the Minimum Cash Condition. This scenario assumes that 18,996,381 Public Shares are redeemed for an aggregate payment of approximately $199.7 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(6)
Assumes (i) there is no aggregate indebtedness of Parataxis and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions), and (ii) the base purchase price is $100 million.

(7)
Consists of (i) 4,030,000 shares of Pubco Class A Common Stock to be issued to the Parataxis Preferred Securityholders upon exchange of 3,100,000 Parataxis Preferred Units based on the Exchange Ratio, and (ii) 218,723 shares of Pubco Class A Common Stock to be issued to the Parataxis Preferred Securityholders as Adjustment Shares, which is the maximum number of Adjustment Shares issuable pursuant to the Business Combination Agreement.

For more information, please see the sections of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities.”
Dilution
If you acquired Public Shares in the IPO, your ownership interest will be immediately diluted to the extent of the difference between the $10.00 price per Unit sold in the IPO (each Unit consisting of one SilverBox Class A Ordinary Share and one-third of one Public Warrant) and the net tangible book value per share, as adjusted, of the SilverBox Class A Common Stock immediately after consummation of the Business Combination, assuming no value is attached to the Public Warrants.
The following table presents the net tangible book value per share under each of: (1) the No Redemption Scenario; (2) the 25% of Contractual Maximum Redemption Scenario; (3) the 50% of Contractual Maximum Redemption Scenario; (4) the 75% of Contractual Maximum Redemption Scenario; and (5) the Contractual Maximum Redemption Scenario assuming various sources of material probable dilution (but excluding the direct effects of the Business Combination transaction itself).
	No Redemption Scenario(1)		25% of Contractual Maximum Redemption Scenario(2)		50% of Contractual Maximum Redemption Scenario(3)		75% of Contractual Maximum Redemption Scenario(4)		Contractual Maximum Redemption Scenario(5)
	Total Shares	Tangible Book Value Per Share	Total Shares	Tangible Book Value Per Share	Total Shares	Tangible Book Value Per Share	Total Shares	Tangible Book Value Per Share	Total Shares	Tangible Book Value Per Share
SilverBox net tangible book value per share as of June 30, 2025 (unadjusted)	25,455,000	$7.84	25,455,000	$7.84	25,455,000	$7.84	25,455,000	$7.84	25,455,000	$7.84
Accretion (Dilution) of Public Shareholders assuming the redemption of Public Shares	25,455,000	$7.84	20,705,905	$7.10	15,956,809	$5.91	11,207,714	$3.73	6,458,619	$(1.68)
Accretion (Dilution) of Public Shareholders assuming the exercise of Public Warrants(6)	32,121,667	$8.60	27,372,572	$8.17	22,623,476	$7.56	17,874,381	$6.63	13,125,286	$5.02
Accretion (Dilution) of Public Shareholders assuming the exercise of Public Warrants and Private Placement Warrants(7)	32,273,334	$8.61	27,524,239	$8.19	22,775,143	$7.58	18,026,048	$6.67	13,276,953	$5.09
Accretion (Dilution) of SilverBox assuming the cash settlement of remaining transaction expenses(8)	32,273,334	$8.22	27,524,239	$7.72	22,775,143	$7.03	18,026,048	$5.96	13,276,953	$4.13
Initial offering price of SilverBox		$10.00		$10.00		$10.00		$10.00		$10.00
Pro forma net tangible book value per share from dilutive securities and other related events, excluding the Business Combination		$8.22		$7.72		$7.03		$5.96		$4.13
Dilution to non-redeeming shareholders		$(1.78)		$(2.28)		$(2.97)		$(4.04)		$(5.87)

(1)
Assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account.

(2)
Assumes that Public Shareholders holding approximately 23.7% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 4,749,095 Public Shares are redeemed for an aggregate payment of approximately $49.9 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(3)
Assumes that Public Shareholders holding approximately 47.5% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 9,498,191 Public Shares are redeemed for an aggregate payment of approximately $99.8 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(4)
Assumes that Public Shareholders holding approximately 71.2% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 75% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 14,247,286 Public Shares are redeemed for an aggregate payment of approximately $149.7 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(5)
Assumes that Public Shareholders holding approximately 95.0% of the Public Shares exercise redemption rights with respect to their Public Shares, which represents the maximum number of Public Shares that could be redeemed in connection with the Closing in order to satisfy the Minimum Cash Condition. This scenario assumes that 18,996,381 Public Shares are redeemed for an aggregate payment of approximately $199.7 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(6)
Assumes 6,666,667 Public Warrants are exercised at an exercise price of $11.50 per share.

(7)
Assumes 151,667 Private Placement Warrants are exercised at an exercise price of $11.50 per share.

(8)
Includes the settlement of approximately $12.7 million of SilverBox transaction expenses, of which approximately $7.3 million was accrued for on the SilverBox balance sheet as of June 30, 2025.

SilverBox issued shares in the IPO at $10.00 per share (the “IPO Price”). Based on Parataxis’ and SilverBox’s current capitalization, SilverBox anticipates the total maximum number of shares of Pubco Class A Common Stock outstanding or issuable immediately following the Closing in the No Redemption Scenario will be approximately 15,305,000 shares (excluding the Earnout Shares, the Sponsor Earnout Shares and the shares underlying Pubco Warrants). In the No Redemption Scenario, Pubco’s valuation following the Closing is based on the IPO Price and is therefore calculated as: $10.00 (SilverBox per share IPO Price) times 35,305,000 shares, or $353.0 million. The following table illustrates the valuation of Pubco at the offering price of the securities at the IPO Price for each redemption scenario:

	No Redemption Scenario(1)	25% of Contractual Maximum Redemption Scenario(2)	50% of Contractual Maximum Redemption Scenario(3)	75% of Contractual Maximum Redemption Scenario(4)	Contractual Maximum Redemption Scenario(5)
Valuation of shares held by Public Shareholders based on the IPO Price	$200,000,000	$152,509,047	$105,018,094	$57,527,142	$10,036,189
Public Shares outstanding post-Business Combination	20,000,000	15,250,905	10,501,809	5,752,714	1,003,619
Valuation of shares held by the Sponsor based on the IPO Price	$53,050,000	$53,050,000	$53,050,000	$53,050,000	$53,050,000
Sponsor shares outstanding post-Business Combination(6)	5,305,000	5,305,000	5,305,000	5,305,000	5,305,000
Valuation of Parataxis Securityholders based on the IPO Price	$100,000,000	$100,000,000	$100,000,000	$100,000,000	$100,000,000
Parataxis Securityholders shares outstanding post-Business Combination(7)	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
Total valuation based on the IPO Price	$353,050,000	$305,559,047	$258,068,094	$210,577,142	$163,086,189
Total shares outstanding post-Business Combination	35,305,000	30,555,905	25,806,809	21,057,714	16,308,619

(1)
Includes 20,000,000 SilverBox Class A Ordinary Shares and assumes that no Public Shareholders exercise redemption rights with respect to such SilverBox Class A Ordinary Shares.

(2)
Assumes that Public Shareholders holding approximately 23.7% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 4,749,095 Public Shares are redeemed for an aggregate payment of approximately $49.9 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(3)
Assumes that Public Shareholders holding approximately 47.5% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 9,498,191 Public Shares are redeemed for an aggregate payment of approximately $99.8 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(4)
Assumes that Public Shareholders holding approximately 71.2% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 75% of the Public Shares assumed to be redeemed under the Contractual Maximum Redemption Scenario. This scenario assumes that 14,247,286 Public Shares are redeemed for an aggregate payment of approximately $149.7 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(5)
Assumes that Public Shareholders holding approximately 95.0% of the Public Shares exercise redemption rights with respect to their Public Shares, which represents the maximum number of Public Shares that could be redeemed in connection with the Closing in order to satisfy the Minimum Cash Condition. This scenario assumes that 18,996,381 Public Shares are redeemed for an aggregate payment of approximately $199.7 million (based on the estimated per share redemption price of approximately $10.51 per share) from the Trust Account based on funds in the Trust Account as of August 26, 2025.

(6)
Excludes 150,000 SilverBox Class B Ordinary Shares, which are Sponsor Earnout Shares subject to vesting upon the achievement of certain share prices during the Earnout Period.

(7)
Excludes 7,500,000 Earnout Shares that Parataxis Common Securityholders will be eligible to receive upon achievement of certain share prices during the Earnout Period.

In addition to the dilution presented in the tables above, non-redeeming Public Shareholders may experience dilution, including due to: (i) the issuance of shares of Pubco Class A Common Stock and securities exercisable for or convertible into shares of Pubco Class A Common Stock to the Parataxis Securityholders as consideration in the Business Combination; (ii) the issuance of the Earnout Shares; (iii) the issuance of the Sponsor Earnout Shares; (iv) the issuance of shares of Pubco Class A Common Stock upon the exercise of the Public Warrants and/or the Private Placement Warrants; (v) the reimbursement of out-of-pocket expenses incurred by the Sponsor, and (vi) future issuances or grants of equity or equity-linked securities by Pubco pursuant to the 2025 EIP and the ESPP that are expected to be adopted in connection with the Closing, assuming the approval by SilverBox shareholders at the Extraordinary General Meeting. See “Risk Factors — Risks Related to the Domestication and the Business Combination — SilverBox Shareholders will experience dilution due to the issuance of shares of Pubco Class A Common Stock, and securities exercisable for or convertible into shares of Pubco Class A Common Stock, to the Parataxis Securityholders as consideration in the Business Combination,” “— SilverBox shareholders who redeem their SilverBox Class A Ordinary Shares may continue to hold any Public Warrants that they own, which will result in dilution to non-redeeming SilverBox shareholders upon exercise of such Public Warrants,” “Information About SilverBox — Sponsor and Affiliates Compensation,” and “Questions and Answers — What equity stake will current SilverBox shareholders and Parataxis Securityholders hold in Pubco immediately after the Closing?”
The foregoing disclosure is not a guarantee that the trading price of the Pubco Class A Common Stock will not be below the IPO Price, nor is the disclosure a guarantee that Pubco will attain any of the levels of valuation presented.
In addition, all of the relative percentages above are for illustrative purposes only and are based upon certain assumptions. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary, potentially materially, from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Business Combination Consideration
The consideration to be received by the Parataxis Securityholders in the Business Combination will be equal to the Per Unit Class A Merger Consideration and the Per Unit Class C Merger Consideration to be issued at the Closing, and, to the extent issuable pursuant to the Business Combination Agreement, the Earnout Shares and the Adjustment Shares.
As part of the Business Combination, Parataxis Common Securityholders will receive, on a pro rata basis, up to an aggregate of 7,500,000 Earnout Shares upon the achievement of certain share prices during the Earnout Period. Two-thirds of the Earnout Shares will be issued to Parataxis Common Securityholders, if, within the Earnout Period, the VWAP of Pubco Class A Common Stock equals or exceeds $12.50 per share, subject to adjustments as set out in the Business Combination Agreement (the “Tier I Share Price Target”), for a period of at least 20 out of 30 consecutive trading days. The remaining one-third of the Earnout Shares will be issued to Parataxis Common Securityholders, if, within the Earnout Period, the VWAP of Pubco Class A Common Stock equals or exceeds $15.00 per share, subject to adjustments as set out in the Business Combination Agreement (the “Tier II Share Price Target”, and together with the Tier I Share Price Target, the “Share Price Targets”), for a period of at least 20 out of 30 consecutive trading days.
If during the Earnout Period there is a Change of Control (as defined in the Business Combination Agreement) that will result in: (i) holders of Pubco Class A Common Stock receiving a per share price equal to or in excess of the Tier I Share Price Target, then the relevant Earnout Shares shall be issued immediately prior to the consummation of the Change of Control and (ii) holders of Pubco Class A Common Stock receiving a per share price equal to or in excess of the Tier II Share Price Target, then the relevant Earnout Shares shall be issued immediately prior to the consummation of the Change of Control.

In addition to the consideration described above, Parataxis Preferred Securityholders will receive, on a pro rata basis, additional shares of Pubco Class A Common Stock (the “Adjustment Shares”) equal to (x) the product of (A) (I) the quotient obtained by dividing (i) the Closing Bitcoin Price by (ii) the Signing Bitcoin Price (as such terms are defined in the Business Combination Agreement), (II) minus 1, multiplied by (B) 3,100,000; provided, that the amount calculated in (A) of the foregoing shall not be less than zero and the Closing Bitcoin Price will not exceed $125,000.
Closing Conditions
The consummation of the Business Combination Agreement is conditioned upon the satisfaction or written waiver (where permissible) by the parties to the Business Combination Agreement of certain customary closing conditions. These conditions include: (i) the approval by SilverBox Shareholders of the Condition Precedent Proposals; (ii) the completion of the Domestication; (iii) the truth and accuracy of representations and warranties provided by each of SilverBox, Pubco, the Merger Subs and Parataxis and the performance by each of SilverBox, Pubco, the Merger Subs and Parataxis of their respective obligations and covenants under the Business Combination Agreement, in each case, subject to applicable materiality standards; (iv) the absence of any Material Adverse Effect with respect to SilverBox and Material Adverse Effect with respect to Parataxis that is continuing and uncured; (v) any applicable waiting period or any extension of any application waiting period under the HSR ACT in respect of the Business Combination being expired or earlier terminated without the imposition of burdensome conditions; (vi) the Registration Statement becoming and remaining effective with the SEC; (vii) conditional approval of the Pubco Class A Common Stock and the Pubco Warrants by NYSE or Nasdaq; and (viii) the delivery of customary certificates, instruments, contracts and other documents specified to be delivered by the respective parties under the Business Combination Agreement. For more information, see “The Business Combination Proposal — Business Combination Agreement — Closing Conditions.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement. For more information, see “The Business Combination Proposal — Certain Agreements Related to the Business Combination.”
A&R Registration Rights Agreement
At the Closing, SilverBox, Pubco, the Sponsor and each Parataxis Securityholder shall enter into a registration rights agreement that will amend and restate the Registration Rights Agreement, dated as of August 15, 2024, by and among SilverBox, Sponsor and the other parties thereto entered into at the time of our IPO. Pursuant to the A&R Registration Rights Agreement, among other matters, Pubco will (i) assume the registration obligations of SilverBox under such registration rights agreement, with such rights applying to the shares of Pubco Class A Common Stock and (ii) provide the Parataxis Securityholders party thereto with registration rights with respect to the resale of shares of Pubco Class A Common Stock.
Sponsor Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor entered into a Sponsor Support Agreement with SilverBox, Parataxis and Pubco, pursuant to which, among other things, the Sponsor agreed to (i) vote its SilverBox Ordinary Shares in favor of each of the Shareholder Proposals, including the Business Combination Agreement and the Transactions, (ii) vote its SPAC Ordinary Shares against any Acquisition Proposal or Alternative Transaction (as defined in the Business Combination Agreement), (iii) to comply with the restrictions imposed by the Insider Letter, including the restrictions on transfer and redemption of the SilverBox Ordinary Shares in connection with the Transactions, (iv) waive any rights to adjustment or other anti-dilution or similar protections with respect to the rate that the SilverBox Class B Ordinary Shares held by Sponsor will convert into SilverBox Class A Ordinary Shares in connection with the Business Combination and the other Transactions, and (v) effective as of the Closing, release any claims against SilverBox, Pubco, Parataxis, SPAC Merger Sub and Company Merger Sub with respect to any matter arising at or prior to the Closing, subject to customary exceptions and existing contractual rights.

Sponsor Letter Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor entered into a Sponsor Letter Agreement with SilverBox and Pubco, pursuant to which, among other things, the Sponsor will deposit up to 150,000 Sponsor Earnout Shares into an escrow account, such shares to be released from escrow in accordance with the following:
•
Two-thirds (2/3) of the Sponsor Earnout Shares will be released if the VWAP of the Pubco Class A Common Stock equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period.

•
One-third (1/3) of the Sponsor Earnout Shares will be released if the VWAP of the Pubco Class A Common Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period.

All of the Earnout Shares will be accelerated and released if, during the Earnout Period, Pubco is subject to a change of control in which the implied consideration per share of Pubco Class A Common Stock equals or exceeds $12.50 per share.
In addition, the Sponsor will use its commercially reasonable efforts to facilitate SilverBox, Parataxis and/or Pubco or their respective subsidiaries entering into additional financing transactions.
Shared Facilities and Services Agreement
Concurrently with the Closing of the Business Combination, Pubco and PCM will enter into a Shared Facilities and Services Agreement, pursuant to which PCM will agree to provide, or cause to be provided, to Pubco and its subsidiaries use of PCM’s facilities and certain services to Pubco and its subsidiaries in exchange for a monthly services fee based on the pro rata portion of PCM’s fully allocated cost and expenses that are directly attributable to the provision of facilities and services to be provided by PCM.
Right of First Refusal Agreement
Concurrently with the Closing of the Business Combination Agreement, Parataxis, PCM, Pubco, and Edward Chin will enter into a Right of First Refusal Agreement, pursuant to which, if, from the Closing and until the three-year anniversary of the Closing (the “Offer Period”), PCM receives a bona fide, written offer from any person to enter into a single transaction or series of related transactions with respect to (a) the acquisition, directly or indirectly, of fifty percent (50%) of the outstanding voting power of PCM or (b) the sale, lease, transfer, exclusive license or other disposition by PCM of all or substantially all of the assets of PCM (either, a “Sale Transaction”), then PCM shall deliver to Pubco prompt written notice (the “Offer Notice”) thereof stating: (i) the identity of the prospective buyer and (ii) the material terms and conditions of such Sale Transaction. With respect to any such Sale Transaction proposed to be made by PCM during the Offer Period, Pubco shall have a right of first refusal to consummate such Sale Transaction on substantially the same terms and conditions, including price, as the prospective buyer. In the event Pubco elects not to exercise its right of first refusal, PCM may proceed to close the Sale Transaction upon the terms set forth in the Offer Notice or on terms no more favorable to the prospective buyer than those contained in the Offer Notice; provided, that in the event Pubco elects not to exercise its right of first refusal and such Sale Transaction is not consummated within ninety (90) days, then the right of first refusal process described in the ROFR Agreement shall survive and repeat itself until the expiration of the Offer Period.
Lockup Restrictions
Concurrently with the Closing, certain Parataxis Securityholders (the “Significant Parataxis Securityholders”) will enter into a Lock-Up Agreement (collectively, the “Lock-Up Agreements”) with Pubco and SPAC Representative, pursuant to which the Significant Parataxis Securityholders will agree that the shares of Pubco Class A Common Stock received by each Significant Parataxis Securityholder will be locked up and subject to transfer restrictions, as described below, subject to certain exceptions. The shares of Pubco Class A Common Stock held by each Significant Company Holder will be locked up until the earlier of (i) six (6) months after the date of the Closing (the “Anniversary Release”); provided that, in the event the registration statement on Form S-1 filed with the SEC by Pubco to register the resale of the Pubco

Class A Common Stock (the “Resale Registration Statement”) has not been declared effective on or prior to the Anniversary Release, then the Anniversary Release will be deemed to be the date such Resale Registration Statement is declared effective by the SEC, (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s shareholders having the right to exchange their shares of Pubco Class A Common Stock for cash, securities or other property and (iii) the date upon which the VWAP of Pubco Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing any time 150 days after the Closing Date.
In addition, pursuant to the Insider Letter, the shares of Pubco Class A Common Stock held by the Sponsor will be locked up until the earlier of (i) 12 months after the Closing, (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s shareholders having the right to exchange their shares of Pubco Class A Common Stock for cash, securities or other property, and (iii) the date upon which the VWAP of Pubco Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any consecutive thirty (30) Trading Day period commencing any time 150 days after the Closing Date.
Fairness Opinion of Newbridge Securities Corporation
On August 5, 2025, Newbridge rendered its oral opinion to the SilverBox Board (which was subsequently confirmed in writing) to the effect that, as of such date and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Newbridge as set forth in its written opinion, which is dated August 6, 2025 and delivered to the SilverBox Board on August 6, 2025, each of the Per Unit Class A Merger Consideration, the Per Unit Class C Merger Consideration and the Exchange Ratio to be paid by SilverBox pursuant to the Business Combination Agreement is fair, from a financial point of view, to SilverBox and the Public Shareholders.
Newbridge’s opinion was directed to the SilverBox Board (in its capacity as such) and only addressed (i) the fairness, from a financial point of view, of the Per Unit Class A Merger Consideration, the Per Unit Class C Merger Consideration and the Exchange Ratio, to be paid by SilverBox in the Business Combination pursuant to the Business Combination Agreement, and (ii) Parataxis having an aggregate fair market value equal to at least 80.0% of the assets held in the Trust Account (excluding any deferred underwriting fees and taxes payable on the income earned on the Trust Account), and did not address any other terms, aspects or implications of the Business Combination, or any agreements, arrangements or understandings entered into in connection with the Business Combination. The summary of Newbridge’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex H to this proxy statement/prospectus and which describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Newbridge in connection with the preparation of its opinion. Neither Newbridge’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the SilverBox Board, SilverBox or any security holder as to whether they should elect to redeem their shares or how they should act or vote on any matter relating to the Business Combination or otherwise.
The SilverBox Board’s Reasons for the Approval of the Business Combination
SilverBox was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
The SilverBox Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Ancillary Documents and the transactions contemplated by those agreements, including the following factors:
The SilverBox Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Ancillary Documents and the Transactions contemplated therein, including the following factors:

•
Strategic Exposure to Bitcoin with Institutional Governance.   Pubco stockholders, including former shareholders of SilverBox, will gain access to Bitcoin through a listed vehicle designed to meet the expectations of public market shareholders — including an expectation that Parataxis’ Bitcoin assets will be held by one or more qualified third-party custodians, satisfaction of public exchange listing requirements, PCAOB audited financial statements, and public company board oversight.

•
NAV-Accretive Platform Architecture.   Many comparable publicly listed Bitcoin treasury vehicles currently trade at a premium to NAV on stock exchanges globally. This value premium enables the initial capital formation event to be completed at a premium to NAV, with the potential for Pubco to raise additional capital at a premium to NAV, which would be value accretive.

•
South Korean Market Opportunity.   The SilverBox Board considered the structural factors of the South Korean market, including the breadth of digital asset ownership and trading volumes, the current regulatory landscape, the absence of a spot Bitcoin ETF currently available in South Korea and high retail participation, in light of which the potential for a meaningful accretion in the equity value of Parataxis Korea.

•
Bitcoin Yield Strategy and Capital Efficiency.   The SilverBox Board considered, in its evaluation of the proposed Business Combination, Parataxis management’s strategy to generate modest, low-volatility Bitcoin yield on the treasury assets of Parataxis and the track record of PCM in managing assets for third parties. The SilverBox Board believes that this organic yield generation capability has the potential for generating enhanced Bitcoin yield for shareholders and value accretion on a risk-adjusted basis.

•
Management Team and Embedded Right of First Refusal Reflecting Aligned Incentives with PCM.   The SilverBox Board considered the fact that Parataxis will be led by Edward Chin, supported by other senior professionals of PCM, which has a proven track record in asset management. The SilverBox Board considered the management team’s equity ownership and earn-out consideration as factors in the management term’s long-term ownership of Pubco, and prohibitions on the transfer of management shares for a period of time following the consummation of the Transactions, reflecting management’s belief in and commitment to Pubco’s growth following the consummation of the Transactions. The SilverBox Board also considered management’s ownership of PCM and the execution services to be provided to Pubco and Parataxis by PCM post-Closing as aligned with the long-term growth objectives of Pubco, and considered the value of Pubco’s right of first refusal (ROFR) on PCM as providing strategic flexibility for future consolidation in the asset management industry.

•
Reasonableness of Aggregate Consideration.   Following a review of information provided to SilverBox and discussion with Parataxis management prior to execution of the Business Combination Agreement, and taking into account the views of SilverBox’s financial advisors, the SilverBox Board considered the aggregate consideration to be delivered to Parataxis’ equity holders in the proposed Transactions and determined that such consideration was reasonable in light of such information and SilverBox’s analyses thereof.

•
Attractive Valuation.   The SilverBox Board considered that Parataxis’ implied valuation following the Business Combination, relative to the current implied valuations of certain publicly traded peer companies examined by SilverBox, is favorable for SilverBox and its shareholders.

•
Fairness Opinion of the Financial Advisor.   The SilverBox Board took into account the financial analyses carried out by Newbridge, and presented by Newbridge to the SilverBox Board, as well as the oral opinion of Newbridge rendered to the SilverBox Board on August 5, 2025, as subsequently confirmed in writing, as to the fairness, from a financial point of view, to the Public Shareholders, of the consideration deliverable to Parataxis in the Business Combination.

•
Lockup.   Subject to certain limited and customary exceptions with respect to permitted transfers, securities issued to significant Parataxis equity holders in the Business Combination will be subject to a 6-month lockup (subject to early release in the event that shares of Pubco Class A Common Stock achieve certain trading-price based metrics), which was regarded as an important potential mitigant to volatility relative to post-Closing trading prices of Pubco Class A Common Stock.

•
Due Diligence.   SilverBox and its advisors, including Paul Hastings, conducted a diligence review of Parataxis and its business and operations, including review of relevant documentation and discussions with Parataxis management and Parataxis’ financial and legal advisors.

•
Other Alternatives.   No other alternative transactions were currently under consideration by SilverBox and not proceeding with the proposed Business Combination with Parataxis was expected to deprive SilverBox Shareholders from the opportunity to participate in an investment in Parataxis.

•
Shareholder Approval.   In connection with the Business Combination, the Public Shareholders have the option to: (i) remain stockholders of Pubco after the Closing; (ii) sell their Public Shares; or (iii) redeem their Public Shares for the Redemption Price pursuant to the terms of the Memorandum and Articles of Association.

•
Negotiated Transaction and Terms of the Business Combination and Ancillary Documents.   The financial and other terms and conditions of the Business Combination Agreement and the Ancillary Documents are reasonable and were the product of arm’s length negotiations between SilverBox and Parataxis. The SilverBox Board considered the terms and conditions of the Business Combination Agreement and the Ancillary Documents, including each party’s representations, warranties, covenants and agreements, the conditions to each party’s obligations, as well as the commitment by each party to complete the Transactions.

The SilverBox Board also considered a variety of risks and uncertainties and other potentially negative factors concerning the Business Combination, including the following:
•
Bitcoin Price Volatility and Related Business Risks.   The SilverBox Board considered the risks to successful implementation of Pubco’s business plan and strategy. Such risks included: (i) the value of Parataxis’ assets are partially linked to the market value of Bitcoin, which remains a volatile asset class (ii) that Parataxis is a relatively new entity managing a public strategy in a complex asset class and Parataxis management’ does not have extensive experience managing public companies; (iii) risks relating to evolving regulatory requirements for digital assets in both the U.S. and South Korea; and (iv) macroeconomic, geopolitical and regulatory risks, particularly regarding the execution of transactions in South Korea.

•
Valuation.   SilverBox may not have properly valued Parataxis.

•
Reputational Risks.   Operating in the digital asset space can attract increased scrutiny from investors, media, and regulators given its past history of bad actors and others who pose reputational risk.

•
Benefits May Not Be Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•
Redemption Risk.   The risk that a significant number of Public Shareholders elect to redeem their Public Shares prior to the consummation of the Business Combination pursuant to the Memorandum and Articles of Association, thereby reducing the amount of cash available to Pubco following the consummation of the Business Combination, which could adversely affect Pubco or reduce the benefits to SilverBox Shareholders of the Business Combination.

•
Closing Conditions.   The fact that completion of the Business Combination is conditioned on the satisfaction (or waiver) of certain closing conditions that are not within SilverBox’s control.

•
Listing Risks.   The challenges associated with preparing Parataxis, a private company, for the applicable disclosure and requisite internal controls and listing requirements to which it will be subject as a publicly traded company on a national stock exchange.

•
Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•
Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

•
Other Risks.   Various other risks associated with the business of Parataxis, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

For a more complete description of the SilverBox Board’s reasons for approving the Business Combination Agreement and the Ancillary Documents and the transactions contemplated by those agreements, see the section entitled “The SilverBox Board’s Reasons for the Approval of the Business Combination.”
The Advisory Organizational Documents Proposals
SilverBox is proposing that SilverBox Shareholders approve by ordinary resolution, on a non-binding advisory basis, nine separate Advisory Organizational Documents Proposals in connection with the replacement of the Memorandum and Articles of Association, under the Companies Act, with the Proposed Organizational Documents, under the DGCL. The SilverBox Board has unanimously approved the Advisory Organizational Documents Proposals and believe such proposals are necessary to adequately address the needs of Pubco after the Business Combination. Approval of the Advisory Organizational Documents Proposals is not a condition to the completion of the Business Combination.
A brief summary of each of the Advisory Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
Advisory Organizational Documents Proposal 2A — Under the Proposed Organizational Documents, Pubco will be increase the number of authorized shares to 2,610,000,000 shares, of which 2,500,000,000 shares are Pubco Class A Common Stock, 10,000,000 shares are Pubco Class C Common Stock and 100,000,000 shares are Pubco Preferred Stock.
Advisory Organizational Documents Proposal 2B — The Proposed Organizational Documents will provide that the Proposed Charter may be amended by the affirmative vote of holders of at least a majority of the total voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.
Advisory Organizational Documents Proposal 2C — The Proposed Organizational Documents will provide that (i) the election of directors by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors and (ii) the filling of newly-created directorships or any vacancy on the board of directors by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director.
Advisory Organizational Documents Proposal 2D — The Proposed Organizational Documents will provide that Pubco elects not to be governed by Section 203 of the DGCL.
Advisory Organizational Documents Proposal 2E — The Proposed Organizational Documents will adopt: (i) Delaware as the exclusive forum for certain litigation and (ii) the federal district courts of the United States as the exclusive forum for resolving actions arising under the Securities Act, the Exchange Act or any claim for which the federal district courts are the sole and exclusive forum.
Advisory Organizational Documents Proposal 2F — The Proposed Organizational Documents will provide that (i) each holder of record of Pubco Class A Common Stock shall be entitled to one vote per share on all matters which Pubco stockholders generally are entitled to vote, and (ii) (a) solely with respect to any matter on which holders of Pubco Class C Common Stock are voting separately as a class or series, holders of record of Pubco Class C Common Stock shall be entitled to one vote for each share of Pubco Class C Common Stock issued and outstanding and (b) until such time as Edward Chin, and certain entities controlled by them, including their permitted transferees (such as charitable trusts and estate planning vehicles), own less than 25% of their aggregate ownership as of immediately after the Closing (the “Sunset Date”), with respect to each matter on which stockholders are voting generally, each holder of record of Pubco Class C Common Stock shall be entitled to a number of votes per share equal to (i) (A) the quotient determined by dividing (1) the sum of (x) the total number of shares of Pubco Class A Common Stock issued and outstanding and (y) the total voting power of all shares of preferred stock issued and outstanding by (2) 20% multiplied by (B) 80%, divided by (ii) the total number of issued and outstanding shares of Pubco Class C Common Stock.

Advisory Organizational Documents Proposal 2G — The Proposed Organizational Documents will provide that each holder of record of Class A Common Stock and Class C Common Stock shall be entitled to receive, ratably with other participating shares, such dividends and other distributions as may from time to time be declared by the Pubco Board.
Advisory Organizational Documents Proposal 2H — The Proposed Organizational Documents will not include the provisions applicable only to blank check companies.
Advisory Organizational Documents Proposal 2I — The Proposed Organizational Documents will provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms.
The NTA Proposal
SilverBox is proposing that its shareholders approve by special resolution certain amendments to the Memorandum and Articles of Association, which amendments (the “NTA Amendments”) shall be effective, if adopted and implemented by SilverBox, prior to the consummation of the Domestication and the proposed Business Combination, to remove from the Memorandum and Articles of Association requirements limiting SilverBox’s ability to redeem SilverBox Class A ordinary shares and consummate an initial business combination if the amount of such redemptions would cause SilverBox to have less than $5,000,001 in net tangible assets. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will have no effect, even if approved by SilverBox shareholders. We refer to this proposal as the “NTA Proposal.”
For additional information, see the section of this proxy statement/prospectus entitled “The NTA Proposal.”
The Incentive Plan Proposal
SilverBox is proposing that its shareholders approve by ordinary resolution the 2025 EIP, which will become effective upon the completion of the Business Combination. The 2025 EIP will be used by Pubco to compensate directors, employees or consultants of Pubco or its subsidiaries.
For additional information, see the section of this proxy statement/prospectus entitled “The Incentive Plan Proposal.”
The Employee Stock Purchase Plan Proposal
SilverBox is proposing that its shareholders approve by ordinary resolution the ESPP, which will become effective upon the completion of the Business Combination. The ESPP will be used by Pubco to compensate employees following the completion of the Business Combination.
For additional information, see the section of this proxy statement/prospectus entitled “The Employee Stock Purchase Plan Proposal.”
The Director Election Proposal
SilverBox is proposing that its shareholders approve, effective upon the completion of the Business Combination, the election of five directors to serve on the Pubco Board until their respective successors are duly elected and qualified.
For additional information, see the section of this proxy statement/prospectus entitled “The Director Election Proposal.”
The Stock Issuance Proposal
SilverBox is asking its shareholders to consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with the applicable provisions of the NYSE Listing Rule 312.03 of the NYSE, the issuance of (i) the shares of Pubco Class A Common Stock to be issued in the Business Combination, (ii) the shares of Pubco Class A Common Stock that may be issued pursuant to the SEPA,

(iii) 10,000,000 shares of Pubco Class C Common Stock and (iv) the additional shares of Pubco Class A Common Stock that will, upon Closing, be reserved for issuance pursuant to the 2025 EIP and ESPP, to the extent such issuances would require shareholder approval under NYSE Listing Rule 312.03.
For additional information, see the section of this proxy statement/prospectus entitled “The Stock Issuance Proposal.”
The Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the Extraordinary General Meeting to authorize SilverBox to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved), the SilverBox Board may submit a proposal to the shareholders to approve by way of an ordinary resolution the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary: (i) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SilverBox has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by its shareholders prior to the Extraordinary General Meeting; (iv) if the NTA Proposal would not be approved, to seek reversals of redemption requests if Public Shareholders have elected to redeem an amount of Public Shares such that SilverBox would have less than $5,000,001 in net tangible assets; or (v) in order to engage with investors.
For additional information, see the section of this proxy statement/prospectus entitled “The Adjournment Proposal.”
Date, Time and Place of the Extraordinary General Meeting
The Extraordinary General Meeting will be held on           , 2025 at      , Eastern Time. For the purposes of the Memorandum and Articles of Association, the physical place of the meeting will be at Paul Hastings LLP, 200 Park Avenue, New York, NY 10166. However, in order to facilitate access for SilverBox Shareholders, the Extraordinary General Meeting will be held in virtual meeting format at     . There is no requirement to attend the Extraordinary General Meeting in person. Shareholders will be afforded the same rights and opportunities to vote, ask questions and participate as they would at an in-person Extraordinary General Meeting. In particular, shareholders may submit questions in advance of the Extraordinary General Meeting by following the instructions and rules of conduct on the Extraordinary General Meeting website. You can participate in the Extraordinary General Meeting and vote via live webcast by visiting     . The purpose of the Extraordinary General Meeting is to consider and vote on each Shareholder Proposal.
Registering for the Extraordinary General Meeting
You can pre-register to attend the virtual Extraordinary General Meeting starting           , 2025 at     a.m., Eastern Time (three business days prior to the meeting date). Enter the URL address into your browser,       enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Extraordinary General Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Extraordinary General Meeting.
Shareholders who hold their investments through a bank or broker will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Extraordinary General Meeting you will need to have a legal proxy from your bank or broker. If you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. In either case you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at (917) 262-2373 or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to the internet, you can listen to the meeting by dialing             (toll-free) (or             if you are located outside the United States and Canada (standard rates apply)) and when prompted enter                 . Please note that you will not be able to vote or ask questions at the Extraordinary General Meeting if you choose to participate telephonically.
Voting Power; Record Date
SilverBox shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned SilverBox Ordinary Shares at the close of business on         , 2025, which is the Record Date for the Extraordinary General Meeting. Shareholders will have one vote for each SilverBox Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. SilverBox Warrants do not have voting rights. At the close of business on the Record Date for the Extraordinary General Meeting, there were 25,455,000 SilverBox Ordinary Shares outstanding, of which 20,000,000 were issued and outstanding Public Shares, the rest being held by the Sponsor.
Quorum and Vote of SilverBox Shareholders
The presence, in person (including virtually) or by proxy, of shareholders holding one-third of the SilverBox Ordinary Shares at the Extraordinary General Meeting constitutes a quorum at the Extraordinary General Meeting. The Sponsor which owns     % of the issued and outstanding SilverBox Ordinary Shares as of the Record Date, will count towards this quorum. As a result, as of the Record Date, in addition to the shares of the Sponsor, SilverBox Ordinary Shares held by Public Shareholders would be required to be presented at the Extraordinary General Meeting to achieve a quorum.
As of the Record Date for the Extraordinary General Meeting,         SilverBox Ordinary Shares would be required to achieve a quorum.
Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Extraordinary General Meeting and therefore will have no effect on the approval of the proposals voted upon at the Extraordinary General Meeting.
The Sponsor and each director and officer of SilverBox have agreed to vote in favor of the Business Combination, and to waive their redemption rights in connection with the Closing with respect to any SilverBox Ordinary Shares held by them. None of the Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The SilverBox Ordinary Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owns     % of the issued and outstanding SilverBox Ordinary Shares. As a result, SilverBox would need only         , or approximately     %, of the Public Shares not held by affiliates, to be voted in favor of the Business Combination in order to approve the Business Combination Proposal (assuming all outstanding shares are voted).
The proposals presented at the Extraordinary General Meeting require the following votes:
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Business Combination Proposal — The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The Business Combination does not require the approval of a majority of the unaffiliated securityholders of SilverBox.

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Advisory Organizational Documents Proposals — The approval of the Advisory Organizational Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

•
NTA Proposal — The approval of the NTA Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the SilverBox Ordinary Shares who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote in favor of the NTA Proposal at the Extraordinary General Meeting.

•
Incentive Plan Proposal — The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

•
Employee Stock Purchase Plan Proposal — The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

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Director Election Proposal — The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

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Stock Issuance Proposal — The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

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Adjournment Proposal — The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting.

Redemption Rights
Pursuant to the Memorandum and Articles of Association, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
(A) hold Public Shares; or (B) hold Public Shares through SilverBox Units and elect to separate your SilverBox Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

(ii)
submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that SilverBox redeem all or a portion of your Public Shares for cash; and

(iii)
deliver your share certificates for Public Shares (if any) along with the redemption forms to the Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on         , 2025 (two business days before the initially scheduled date of the Extraordinary General Meeting) in order for their Public Shares to be redeemed.
Each SilverBox Unit issued and outstanding immediately prior to the Domestication will automatically be cancelled and each holder will be entitled, per SilverBox Unit, to one share of Pubco Class A Common Stock and one-third of one Pubco Warrant. Public Shareholders may elect to redeem all or a portion of the

Public Shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to the Transfer Agent, SilverBox will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the Closing, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of August 26, 2025, this would have amounted to approximately $10.51 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares. See the section of the proxy statement/prospectus entitled “Extraordinary General Meeting of SilverBox — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Any request for redemption, once made by a holder of SilverBox Class A Ordinary Shares, may not be withdrawn following the Redemption Deadline, unless the SilverBox Board determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part).
Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent prior to the Redemption Deadline and, following such deadline, with SilverBox’s consent, prior to the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically through DTC) to the Transfer Agent by 5:00 p.m., Eastern Time, on          , 2025 (two business days prior to the initially scheduled date of the Extraordinary General Meeting).
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares sold in the IPO. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares sold in the IPO, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor, officers and directors have agreed to, among other things, vote in favor of the Business Combination and waive their redemption rights in connection with the Closing with respect to any SilverBox Ordinary Shares held by them. As of the Record Date, the Sponsor owns     % of the issued and outstanding SilverBox Ordinary Shares.
Holders of the SilverBox Warrants will not have redemption rights with respect to the SilverBox Warrants.
Appraisal Rights
Neither SilverBox Shareholders nor the holders of Public Warrants have appraisal rights in connection with the Business Combination or the Domestication under the Companies Act or under the DGCL.
Proxy Solicitation
This proxy solicitation is being made by mail, but also may be made by telephone or in person. SilverBox has engaged     to assist in the solicitation of proxies for the Extraordinary General Meeting. SilverBox and its directors and officers and employees may also solicit proxies in person. SilverBox will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.
If a SilverBox shareholder grants a proxy, it may still vote its shares in person or virtually if it revokes its proxy before the Extraordinary General Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of SilverBox — Revoking Your Proxy.”

Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination
When you consider the recommendation of the SilverBox Board in favor of approval of the Business Combination Proposal and the other Shareholder Proposals, you should keep in mind that the Sponsor and certain of SilverBox’s directors and executive officers have interests in such Shareholder Proposals that are different from, or in addition to, those of SilverBox Shareholders and holders of Public Warrants generally.
In particular:
•
The Sponsor (including certain of SilverBox’s officers and directors who are members of the Sponsor) has invested in SilverBox an aggregate of $4,575,000, consisting of the $25,000 purchase price for 5,000,000 SilverBox Class B Ordinary Shares and the $4.55 million purchase price for 455,000 Private Placement Units. Some of SilverBox’s officers and directors have an indirect economic interest in such shares. Assuming a trading price of $10.46 per SilverBox Class A Ordinary Share and $0.41 per Public Warrant (based upon the respective closing prices of the SilverBox Class A Ordinary Shares and the Public Warrants on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), the 5,000,000 SilverBox Class B Ordinary Shares and 455,000 Private Placement Units (comprised of 455,000 Private Placement Shares and 151,667 Private Placement Warrants), in each case if unrestricted and freely tradable, would have an implied aggregate market value of approximately $57.1 million. However, given such shares of Pubco Class A Common Stock will be subject to lockup restrictions, we believe such shares have less value. Even if the trading price of the Pubco Class A Common Stock were as low as $0.92 per share, the aggregate market value of the SilverBox Class B Ordinary Shares alone (without taking into account the value of the Private Placement Units) would be approximately equal to the initial investment in SilverBox by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in SilverBox at a time when the SilverBox Class A Ordinary Shares have lost significant value. On the other hand, if the Business Combination is not approved and SilverBox is unable to complete another business combination within the Combination Period, the Sponsor may lose its entire investment in SilverBox.

•
The Sponsor purchased 455,000 Private Placement Units for $4.55 million, or $10.00 per Private Placement Unit, in a private placement that closed simultaneously with the IPO. Certain of SilverBox’s officers and directors have an indirect economic interest in such Private Placement Units. If the Business Combination Proposal is not approved and SilverBox does not consummate a business combination within the Combination Period, then the proceeds from the sale of the Private Placement Units will be part of the liquidating distribution to the Public Shareholders and the warrants held by the Sponsor may be worthless.

•
The Sponsor may lose its entire investment in SilverBox if the Business Combination Proposal is not approved and SilverBox does not complete another business combination by August 19, 2026, or such earlier date as the SilverBox Board may approve or such later date as the shareholders may approve in accordance with the Memorandum and Articles of Association. If SilverBox is unable to complete an initial business combination within the Combination Period, SilverBox will as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes paid or payable, if any and up to $100,000 of interest to pay liquidation expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to our obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. In such event, the 5,000,000 SilverBox Class B Ordinary Shares purchased by the Sponsor for $25,000 and the 455,000 Private Placement Units purchased by the Sponsor for $4.55 million may be worthless.

•
The Sponsor and SilverBox’s directors and officers have agreed not to redeem any of the SilverBox Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

•
The Sponsor and SilverBox’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the SilverBox Ordinary Shares (other than Public Shares) held by them if SilverBox fails to consummate an initial business combination within the Combination Period.

•
The Sponsor and SilverBox’s officers and certain directors may lose their entire investment in SilverBox and may not be reimbursed for loans extended, fees due or out-of-pocket expenses if the Business Combination is not consummated within the Combination Period. As of the date of this proxy statement/prospectus, there are loans extended, fees due and outstanding out-of-pocket expenses of $      in the aggregate for which the Sponsor and SilverBox’s officers and directors are awaiting reimbursement.

•
If the Trust Account is liquidated, including in the event SilverBox is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify SilverBox to ensure that the proceeds in the Trust Account are not reduced below $10.05 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SilverBox has entered into an acquisition agreement or claims of any third party for services rendered or products sold to SilverBox, but only if such a vendor or target business has not executed a waiver of all rights to seek access to the Trust Account.

•
SilverBox Securities, an affiliate of the Sponsor, will receive a deferred IPO advisory fee in the amount of $2.03 million in connection with the Closing and a fee of $310,000 in connection with the Preferred Equity Investment, which fees will be payable upon the Closing. Joseph Reece, our Founding Partner, Jin Chun, our Chief Operating Officer, and Daniel Esters, our Chief Financial Officer, are officers of SilverBox Securities, and will participate in a portion of the fees payable to SilverBox Securities.

•
Pursuant to the A&R Registration Rights Agreement, the Sponsor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Pubco Class A Common Stock and Pubco Warrants held by it following the consummation of the Business Combination.

•
Joseph Reece, a member of SilverBox’s management team and an affiliate of the Sponsor, is expected to serve on the Pubco Board and may receive compensation for such service.

The Sponsor and certain of SilverBox’s directors and officers will benefit from the completion of the Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that may be viewed as sub-optimal by Public Shareholders. The Sponsor and its affiliates have at risk capital that depends upon the completion of the Business Combination. Such amounts consist of: (i) 5,455,000 shares of Pubco Class A Common Stock, with an implied aggregate market value of approximately $57.1 million (based upon the closing price of $10.46 per SilverBox Class A Ordinary Share on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), which shares include the 150,000 Sponsor Earnout Shares, which are subject to vesting; and (ii) 151,667 Private Placement Warrants, with an implied aggregate market value of $62,183.47 (based upon the closing price of $0.41 per Public Warrant on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), each of which entitles the holder of such warrant to purchase one SilverBox Class A Ordinary Share at a price of $11.50 per share, subject to certain adjustment. In addition, SilverBox Securities, an affiliate of the Sponsor, will receive $2.03 million as a deferred IPO advisory fee and $310,000 as a fee in connection with the Preferred Equity Investment, which fees will be payable upon the Closing. In addition, the Sponsor is entitled to reimbursement for transaction expenses advanced and/or paid by the Sponsor on behalf of SilverBox.
The Sponsor and its affiliates are active investors, which SilverBox and the Sponsor believe improved the volume and quality of opportunities that were available to SilverBox.
However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide the Sponsor with the flexibility to evaluate opportunities across these platforms, the Memorandum and Articles of Association provides that SilverBox renounces its interest in any business combination opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in their capacity as a director or officer of SilverBox and is an opportunity that SilverBox is able to complete on a reasonable basis. This waiver allows the Sponsor and its affiliates to allocate opportunities based on a combination of the objectives, including the fundraising needs of the target and the investment objectives of the investment vehicle. SilverBox is not aware of any such conflict or opportunity being presented to any founder, director or officer of SilverBox nor does it believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target. The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of SilverBox and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the Shareholder Proposals.
For additional information see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination.”
Sponsor and Affiliates Compensation
The Sponsor and certain of SilverBox’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that may be viewed as sub-optimal by Public Shareholders. The Sponsor and its affiliates have at risk capital that depends upon the completion of a business combination. Such amounts consist of: (i) 5,455,000 shares of Pubco Class A Common Stock, with an implied aggregate market value of approximately $57.1 million (based upon the closing price of $10.46 per SilverBox Class A Ordinary Share on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), which shares include the 150,000 Sponsor Earnout Shares, which are subject to vesting; and (ii) 151,667 Private Placement Warrants, with an implied aggregate market value of $62,183.47 (based upon the closing price of $0.41 per Public Warrant on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), each of which entitles the holder of such warrant to purchase one SilverBox Class A Ordinary Share at a price of $11.50 per share, subject to certain adjustment. SilverBox Securities, an affiliate of the Sponsor, will receive $2.03 million as a deferred IPO advisory fee in connection with the Closing, and $310,000 as a fee in connection with the Preferred Equity Investment, which fees will be payable upon the Closing. In addition, the Sponsor is entitled to reimbursement for transaction expenses advanced and/or paid by the Sponsor on behalf of SilverBox.
The Sponsor and its affiliates are active investors, which SilverBox and the Sponsor believe improved the volume and quality of opportunities that were available to SilverBox.
However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide the Sponsor with the flexibility to evaluate opportunities across these platforms, the Memorandum and Articles of Association provides that SilverBox renounces its interest in any business combination opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in their capacity as a director or officer of SilverBox and is an opportunity that SilverBox is able to complete on a reasonable basis. This waiver allows the Sponsor and its affiliates to allocate opportunities based on a combination of the objectives, including the fundraising needs of the target and the investment objectives of the investment vehicle. SilverBox is not aware of any such conflict or opportunity being presented to any founder, director or officer of SilverBox nor does it believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target. The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of SilverBox and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the Shareholder Proposals.
Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor and its affiliates in connection with the Business Combination and related transactions:

	Securities to be Received	Other Compensation
Sponsor	5,455,000 shares of Pubco Class A Common Stock, to be issued upon conversion of 5,000,000 SilverBox Class B Ordinary Shares and 455,000 SilverBox Class A Ordinary Shares currently held by the Sponsor, including 150,000 Sponsor Earnout Shares subject to vesting. The 5,000,000 SilverBox Class B Ordinary Shares were converted from SilverBox Class B Ordinary Shares, which the Sponsor initially acquired for a total of $25,000.(1)	Reimbursement of any out-of-pocket expenses for services provided to SilverBox before completion of the Business Combination, including expenses related to identifying, investigating and completing an initial business combination.
151,667 Pubco Private Warrants, to be received upon the conversion of 151,667 Private Placement Warrants, initially acquired by the Sponsor in a private placement consummated concurrently with the IPO as part of the purchase of Private Placement Units, for a total price of $4.55 million.(2)
SilverBox Securities	Not applicable	$2.03 million deferred IPO advisory fee to be paid in connection with the Closing $310,000 fee to be paid in connection with the Preferred Equity Investment, which would payable upon the Closing

(1)
Upon the SPAC Merger, the Sponsor is expected to receive 5,455,000 shares of Pubco Class A Common Stock, with an implied aggregate market value of approximately $57.1 million (based upon the closing price of $10.46 per SilverBox Class A Ordinary Share on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), including 150,000 Sponsor Earnout Shares subject to vesting as described in section entitled “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” as though such shares were vested immediately upon Closing.

(2)
Upon the SPAC Merger, the Sponsor is expected to receive 151,667 Pubco Warrants, with an implied aggregate market value of $62,183,47 (based upon the closing price of $0.41 per Public Warrant on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus).

Regulatory Matters
Neither SilverBox nor Parataxis are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Business Combination Agreement — Closing Conditions.” It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Recommendation to Shareholders of SilverBox
The SilverBox Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interests of the SilverBox Shareholders. Accordingly, the SilverBox Board unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the approval of the NTA Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Employee Stock Purchase Plan Proposal, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the Extraordinary General Meeting.
The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what such person may believe is in the best interests of SilverBox and its shareholders and what such person may believe is best for such person in determining to recommend that shareholders vote for the proposals. The Sponsor and SilverBox’s officers have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination.”
Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination (i) assuming that none of the outstanding Public Shares are redeemed in connection with the Business Combination and (ii) assuming that the maximum number of Public Shares that could be redeemed in connection with the Business Combination in order satisfy the Minimum Cash Condition. For an illustration of the number of shares and percentage interests outstanding under each scenario see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Estimated Sources and Uses (No Redemption Scenario)
Sources of Funds		Uses
Parataxis Equity Rollover(1)	$100,000,000	Parataxis Equity Rollover(1)	$100,000,000
SilverBox’s Cash in Trust Account	208,952,965	Cash to Balance Sheet(2)	199,760,851
Preferred Equity Investment(5)	31,000,000	Estimated Transaction Expenses(3)	14,735,000
Non-controlling Investor Investment(4)	16,605,004	Repayment of Parataxis Promissory Note(6)	4,023,333
Parataxis Promissory Note(6)	4,000,000	Investment in Bridge Biotherapeutics(4)	15,327,022
Historic Parataxis and SilverBox Cash and Cash Equivalents	4,088,237	Investment into Bitcoin(5)	30,800,000
Total Sources	$364,646,206	Total Uses	$364,646,206

(1)
Represents the aggregate value of shares issued to Parataxis Common Securityholders at a deemed value of $10.00 per unit, which per-unit value may change based on the redemption price (which change would result in either a decrease or increase in the total number of shares Parataxis Common Securityholders will receive). Assumes $100.0 million of Pubco Common Stock issued to current Parataxis Common Securityholders. Excludes 7,500,000 Earnout Shares that Parataxis Common Securityholders will be eligible to receive upon achievement of certain share prices during the Earnout Period. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(2)
The actual amount of cash will vary depending on, among other things, actual fees and expenses incurred in connection with the Business Combination.

(3)
Represents estimated transaction fees and expenses, the actual amount of which will vary depending on actual fees and expenses incurred in connection with the Business Combination.

(4)
Represents the investment by the non-controlling investors in Parataxis Korea of approximately $16.6 million, received subsequent to May 31, 2025 and through June 30, 2025. These proceeds, along with the proceeds from the Parataxis Promissory Note, were used to make an investment in South Korean listed entity, Bridge Biotherapeutics. The investment in Bridge Biotherapeutics was approximately $15.3 million as of June 30, 2025.

(5)
Represents the issuance of 3,100,000 Parataxis Preferred Units, by Pubco, for gross proceeds of $31.0 million. These proceeds were used to purchase Bitcoin for a total cost of approximately $30.8 million.

(6)
Represents the issuance by Parataxis of a promissory note (the “Parataxis Promissory Note”) for principal balance of $4.0 million, accruing interest at 15% per annum, and payable at the earlier of December 16, 2025 and the close of the Business Combination. The repayment is inclusive of accrued interest for the period from issuance through June 30, 2025.

Estimated Sources and Uses (Contractual Maximum Redemption Scenario)
Sources of Funds		Uses
Parataxis Equity Rollover(1)	$100,000,000	Parataxis Equity Rollover(1)	$100,000,000
SilverBox’s Cash in Trust Account	9,192,114	Cash to Balance Sheet	—
Preferred Equity Investment(5)	31,000,000	Estimated Transaction Expenses(3)	14,735,000
Non-controlling Investor Investment(4)	16,605,004	Repayment of Parataxis Promissory Note(6)	4,023,333
Parataxis Promissory Note(6)	4,000,000	Investment in Bridge Biotherapeutics(4)	15,327,022
Historic Parataxis and SilverBox Cash and Cash Equivalents	4,088,237	Investment into Bitcoin(5)	30,800,000
Total Sources	$164,885,355	Total Uses	$164,885,355

(1)
Represents the aggregate value of shares issued to Parataxis Common Securityholders at a deemed value of $10.00 per unit, which per-unit value may change based on the redemption price (which change would result in either a decrease or increase in the total number of shares Parataxis Common Securityholders will receive). Assumes $100.0 million of Pubco Common Stock issued to current Parataxis Common Securityholders. Excludes 7,500,000 Earnout Shares that Parataxis Common Securityholders will be eligible to receive upon achievement of certain share prices during the Earnout Period. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(2)
The actual amount of cash will vary depending on, among other things, actual fees and expenses incurred in connection with the Business Combination.

(3)
Represents estimated transaction fees and expenses, the actual amount of which will vary depending on actual fees and expenses incurred in connection with the Business Combination.

(4)
Represents the investment by the non-controlling investors in Parataxis Korea of approximately $16.6 million, received subsequent to May 31, 2025 and through June 30, 2025. These proceeds, along with the proceeds from the Parataxis Promissory Note, were used to make an investment in South Korean listed entity, Bridge Biotherapeutics. The investment in Bridge Biotherapeutics was approximately $15.3 million as of June 30, 2025.

(5)
Represents the issuance of 3,100,000 Parataxis Preferred Units, by Pubco, for gross proceeds of $31 million. These proceeds were used to purchase Bitcoin for a total cost of approximately $30.8 million.

(6)
Represents the issuance of the Parataxis Promissory Note. The repayment is inclusive of accrued interest for the period from issuance through June 30, 2025.

Material U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication, the Mergers and an exercise of redemption rights in connection with the Business Combination, please see the description in the section entitled “Material U.S. Federal Income Tax Considerations.”
Summary of Risk Factors
You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/prospectus. These risks are discussed more fully in the section entitled “Risk Factors” following this summary. If any of these risks actually occur, Parataxis’, SilverBox’s or Pubco’s business, financial condition or results of operations would likely be materially adversely affected. These risks include, but are not limited to, the following:
Risks Related to Pubco’s Business and Bitcoin Treasury Strategy and Holdings
•
Pubco will operate in a highly competitive environment and will compete against companies with similar strategies, including companies with significant Bitcoin holdings and spot exchange traded funds and spot ETPs for Bitcoin and other digital assets, and Pubco’s business, operating results, and financial condition may be adversely affected if Pubco is unable to compete effectively.

•
Investing in Bitcoin exposes Pubco to certain risks associated with the inherent nature of Bitcoin as a digital asset, such as price volatility, limited liquidity and potential susceptibility to market abuse and manipulation. This may cause Pubco’s market price to fluctuate as a result.

•
Due to Pubco’s limited operating history and the concentration of its Bitcoin holdings, it will be difficult to evaluate Pubco’s business and future prospects, and Pubco may not achieve or maintain profitability.

•
There is legal and regulatory uncertainty around Bitcoin and other digital assets, and Pubco’s Bitcoin strategy could subject it to enhanced regulatory oversight.

•
The availability of spot Bitcoin ETPs for Bitcoin and other digital assets may adversely affect the market price of Pubco’s listed securities and may make it more difficult for Pubco to execute its Bitcoin strategy.

•
Bitcoin could be subject to costly regulations and future regulatory developments are impossible to predict.

•
The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of Bitcoin and adversely affect Pubco’s business.

•
If Pubco or its third-party service providers experience a security breach or cyber-attack and unauthorized parties obtain access to its Bitcoin assets, Pubco may lose some or all of its Bitcoin assets temporarily or permanently and its financial condition and results of operations could be materially adversely affected.

•
Pubco faces risks relating to the custody of its Bitcoin, including the loss of private keys required to access its Bitcoin, or cyberattacks and other data loss, which could cause Pubco to lose some or all of its Bitcoin.

•
Regulatory change reclassifying Bitcoin as a security could lead to Pubco’s classification as an “investment company” under the Investment Company Act of 1940 that could adversely affect the market price of Bitcoin, and subject Pubco to burdensome regulatory requirements.

•
If Pubco uses derivative instruments to hedge the price risk of holding Bitcoin, that may subject Pubco to market and liquidity risks that could negatively impact Pubco’s Bitcoin strategy.

•
Changes to the protocols underlying blockchain networks may result in significant disruptions, chain splits, or divergence in asset values, any of which could materially and adversely affect the value of Pubco’s digital asset holdings and its business operations.

•
Pubco will be highly dependent on the services of Edward Chin, who will be Pubco’s Chief Executive Officer.

Risks Related to Pubco’s Strategy in South Korea and Bitcoin holdings by South Korean Companies
•
Current South Korean regulations restrict Parataxis Korea’s ability to access domestic virtual asset exchanges.

•
Foreign-exchange measures could affect capital movements generally, although foreign direct investments under FIPA are exempt from certain emergency measures.

•
Regulatory changes in South Korea could impose new costs or restrict our activities even if Parataxis Korea is not a virtual asset service provider.

•
If more South Korean issuers adopt Bitcoin treasury strategies, Pubco perceived strategic differentiation may diminish and acquisition costs may increase.

Risks Related to Ownership of Pubco Stock Following the Business Combination
•
The concentrated voting power of Pubco Stock may prevent you and other stockholders from influencing significant decisions and may prevent or discourage unsolicited acquisition proposals or offers for Pubco Stock, adversely affecting the trading price of Pubco Class A Common Stock.

•
Since the completion of the SilverBox IPO, there has been a precipitous drop in the market values of companies formed through mergers involving SPACs. As a result, Pubco’s securities may be volatile.

•
Upon completion of the Business Combination, the rights of holders of shares of Pubco Common Stock arising under the DGCL will differ from and may be less favorable to the rights of holders of SilverBox Ordinary Shares arising under Cayman Islands law.

•
Potential conflicts of interest may arise among holders of Pubco Class A Common Stock and Pubco Class C Common Stock.

•
Securities of companies formed through mergers with SPACs may experience a material decline in price.

•
The Proposed Certificate of Incorporation will designate the Delaware Court of Chancery as the exclusive forum for certain types of actions that may be initiated by Pubco’s stockholders, limiting Pubco stockholders’ ability to choose the judicial forum for disputes related to Pubco.

Risks Related to the Business Combination and SilverBox
•
The ability of Public Shareholders to exercise redemption rights with respect to a large number of Public Shares, the terms of the proposed Business Combination or other factors may not allow SilverBox to complete the Business Combination or optimize its capital structure.

•
SilverBox’s non-redeeming shareholders and Parataxis Securityholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

•
There is no assurance that SilverBox’s diligence will reveal all material risks that may be present with regard to Parataxis. Subsequent to the completion of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

•
SilverBox’s securities may be delisted from trading, which could limit investors’ ability to make transactions in such securities and subject SilverBox to additional trading restrictions.

•
SilverBox Shareholders will experience dilution due to the issuance of shares of Pubco Common Stock, and securities exercisable for or convertible into shares of Pubco Common Stock, to the Parataxis Securityholders as consideration in the Business Combination.

•
The fairness opinion obtained from Newbridge will not reflect changes in circumstances subsequent to the date of Business Combination Agreement, or any amendments to the Business Combination Agreement, and was based on estimates and assumptions at the date of such opinion

Risks Related to the Redemption
•
There is no guarantee that a Public Shareholder’s decision whether to redeem its SilverBox Ordinary Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

•
If Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

Risks Related to the Domestication
•
The Domestication may result in adverse tax consequences for holders of SilverBox Class A Ordinary Shares and SilverBox Warrants, including holders exercising their redemption rights with respect to the SilverBox Class A Ordinary Shares.

•
Because SilverBox is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

Summary Historical Financial Information of SilverBox
The following table sets forth summary historical financial information of SilverBox for the periods and as of the dates indicated. The summary historical financial information of SilverBox and the summary historical financial information of SilverBox as of December 31, 2024, and for the period from April 16, 2024 (inception) through December 31, 2024, were derived from the audited historical financial statements of SilverBox included elsewhere in this proxy statement/prospectus. Such financial information should be read in conjunction with SilverBox’s audited financial statements and related notes included elsewhere in this proxy statement/prospectus.
The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following summary historical financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SilverBox” and SilverBox’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
	Six months ended June 30, 2025	For the Period from April 16, 2024 (Inception) through June 30, 2024	For the Period from April 16, 2024 (Inception) through December 31, 2024
Statement of operations data:
General and administrative expenses	$904,943	$23,660	$477,971
Loss from operations	(904,943)	(23,660)	(477,971)
Other income:
Change in fair value of over-allotment option liability			306,504
Interest earned on marketable securities held in Trust Account	4,298,327	—	3,654,638
Total other income, net	4,298,327	—	3,961,142
Net income	$3,393,384	$(23,660)	$3,483,171
Weighted average shares outstanding of redeemable and non-redeemable Class A ordinary shares	20,455,000	—	10,582,896

	Six months ended June 30, 2025	For the Period from April 16, 2024 (Inception) through June 30, 2024	For the Period from April 16, 2024 (Inception) through December 31, 2024
Basic and diluted net income per share, redeemable and non-redeemable Class A ordinary shares	$0.13	$—	$0.22
Weighted average shares outstanding of Class B ordinary shares	5,000,000	5,000,000	4,961,390
Basic and diluted net income per share, Class B ordinary shares	$0.13	$(0.00)	$0.22

	June 30, 2025	December 31, 2024
Balance sheet data:
Total assets	$209,469,723	$205,656,766
Total liabilities	11,325,106	10,905,533
Class A ordinary shares subject to possible redemption	208,952,965	204,652,638
Shareholders’ deficit	(10,808,348)	(9,903,405)
Summary Historical Financial Information of Legacy Parataxis
The following table shows the summary historical financial information of Legacy Parataxis for the periods and as of the dates indicated.
The summary historical financial information for Legacy Parataxis presented below for the period from January 13, 2025 (inception) through May 31, 2025 and the summary balance sheet as of May 31, 2025 have been derived from Legacy Parataxis’ audited combined and consolidated financial statements included elsewhere in this proxy statement/prospectus.
The summary information in the following tables should be read in conjunction with the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy Parataxis” and Legacy Parataxis’ combined and consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace Legacy Parataxis’ combined and consolidated financial statements and related notes. Legacy Parataxis’ historical results are not necessarily indicative of Legacy Parataxis’ future results, and Legacy Parataxis’ results as of and for the period from January 13, 2025 (inception) through May 31, 2025 are not necessarily indicative of the results that may be expected for the period from January 13, 2025 (inception) through December 31, 2025.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Legacy Parataxis prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results in this section may not be indicative of the results of Pubco going forward.

Legacy Parataxis
For the Period from January 13, 2025 (Inception) through May 31, 2025
Statement of operations data:
Operating costs and expenses:
General and administrative expenses	$91,901
Revenue share expense	6,128
Total operating costs and expenses	98,029
Loss from operations	(98,029)
Other income
Interest income	16,256
Total other income, net	16,256
Net loss	$(81,773)
Net loss and comprehensive loss attributable to non-controlling interest	(19,160)
Net loss attributable to Legacy Parataxis	$(62,613)
May 31, 2025
Balance sheet data:
Total assets	$3,896,256
Total liabilities	$173,029
Total members’ deficit	$(62,613)
For the Period from January 13, 2025 (Inception) through May 31, 2025
Cash flow data:
Net cash provided by operating activities	$3,871
Net cash provided by financing activities	$3,805,000
Net change in cash	$3,808,871
Summary Historical Financial Information of Pubco
The following table shows the summary historical financial information of Pubco for the periods and as of the dates indicated.
The summary historical financial information for Pubco presented below for the period from June 13, 2025 (inception) through June 30, 2025 and the summary balance sheet as of June 30, 2025 have been derived from Pubco’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.
The summary information in the following tables should be read in conjunction with the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pubco” and Pubco’s consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace Pubco’s consolidated financial statements and related notes. Pubco’s historical results are not necessarily indicative of Pubco’s future results, and Pubco’s results as of and for the period from June 13, 2025 (inception) through June 30, 2025 are not necessarily indicative of the results that may be expected for the period from June 13, 2025 (inception) through December 31, 2025.

As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to Pubco prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results in this section may not be indicative of the results of Pubco going forward.
Pubco
For the period from June 13, 2025 (inception) through June 30, 2025
Statement of operations data:
Operating costs and expenses:
General and administrative expenses	$2,472
Total operating costs and expenses	2,472
Loss from operations	(2,472)
Net loss	$(2,472)
June 30, 2025
Balance sheet data:
Total assets	$—
Total liabilities	$2,472
Total stockholder’s deficit	$(2,472)
For the period from June 13, 2025 (inception) through June 30, 2025
Cash flow data:
Net change in cash	$—
Summary Unaudited Pro Forma Condensed Combined Financial Information
This information is only a summary and should be read together with the historical financial statements of Parataxis and related notes and the historical financial statements of SilverBox and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Parataxis and SilverBox are derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined loss per share information below does not purport to represent the loss per share that would have occurred had the companies been combined during the periods presented, nor loss per share for any future date or period. The unaudited pro forma combined stockholders’ equity (deficit) per share information below does not purport to represent what the value of Parataxis and SilverBox would have been had the companies been combined during the periods presented.

	For the Six Months Ended June 30, 2025(1)		For the period from April 16, 2024 (Inception) through December 31, 2024(1)
	No Redemption Scenario	Contractual Maximum Redemption Scenario	No Redemption Scenario	Contractual Maximum Redemption Scenario
Numerator:
Pro forma net loss	$(989,188)	$(989,188)	$(10,602,307)	$(10,602,307)
Less: Net loss attributable to non-controlling interest	$(19,160)	$(19,160)	$—	$—
Pro forma net loss attributable to SilverBox shareholders/members	$(970,028)	$(970,028)	$(10,602,307)	$(10,602,307)
Denominator:
Weighted average shares outstanding – basic and diluted	35,305,000	15,305,000	39,335,000	19,335,000
Net loss per share:
Basic and diluted	$(0.03)	$(0.06)	$(0.27)	$(0.55)
Potentially dilutive securities(2):
Earnout Shares	7,500,000	7,500,000	7,500,000	7,500,000
Sponsor Earnout Shares	150,000	150,000	150,000	150,000
Public Warrants	6,666,667	6,666,667	6,666,667	6,666,667
Private Placement Warrants	151,667	151,667	151,667	151,667
Parataxis Preferred Securityholders	218,723	218,723	218,723	218,723

(1)
Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)
The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive and/or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

RISK FACTORS
You should carefully consider all the following risk factors, together with all of the other information included in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the Shareholder Proposals described in this proxy statement/prospectus.
The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, Pubco’s business, financial condition or results of operations. If any of the events described below occur, Pubco’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of Pubco’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of SilverBox and Parataxis. Any reference in this “Risk Factors” section to the “surviving entity” will mean Pubco.
Risks Related to Pubco’s Business and Bitcoin Treasury Strategy and Holdings
Upon Closing, Bitcoin will be a principal asset of Pubco. The concentration of Pubco’s Bitcoin holdings enhances the risks inherent in its Bitcoin strategy.
Pubco’s Bitcoin strategy exposes it to various risks, including those briefly described below. Many of these same risks apply to Bitcoin holdings by Bridge Bio, as further described under the subsection below entitled “Risks Related to Pubco’s Strategy in South Korea and Bitcoin Holdings by South Korean Companies.”:
Bitcoin is a highly volatile asset.   Bitcoin is a highly volatile asset that has, during the 12-month period preceding the date of this proxy statement/prospectus, traded below $50,000 per Bitcoin and above $120,000 per Bitcoin on Coinbase, a major U.S.-based cryptocurrency exchange. The trading price of Bitcoin significantly decreased during prior periods, and such declines may occur again in the future.
Bitcoin is a relatively new asset class with a limited history.   Bitcoin is a digital asset that was introduced in 2009 and remains in the early stages of adoption compared to traditional currencies and assets. It lacks a long history of performance and is subject to rapidly evolving regulatory, technological, and economic conditions. Unlike fiat currencies such as the U.S. Dollar or Euro, Bitcoin is not formally recognized legal tender in most jurisdictions and is not supported by any sovereign authority or central bank. This lack of governmental backing could diminish confidence in Bitcoin’s long-term viability and increase its volatility and speculative risk.
Bitcoin is reliant on relatively new computer technology.   Bitcoin operates through a decentralized, peer-to-peer network of computers using open-source software to verify and record transactions on a public ledger known as the Bitcoin blockchain. The absence of a central governing authority means that Bitcoin is reliant on the continued operation and integrity of this decentralized network. Bitcoin may be subject to changes in its underlying blockchain protocol, including “hard forks,” which result in divergent versions of the blockchain and potentially new digital assets. There is no assurance that Pubco will be able to claim, access, or benefit from such forks or other developments, and there may be legal, technical, or operational uncertainties associated with them.
Bitcoin does not pay interest or dividends.   Bitcoin does not pay interest or other returns, and Pubco can only generate cash from its Bitcoin holdings if it sells its Bitcoin or implements strategies to create income streams or otherwise generate cash by using its Bitcoin holdings. Even if Pubco pursues any such strategies, it may be unable to create income streams or otherwise generate cash from its Bitcoin holdings, and any such strategies may subject it to additional risks.
Volatility in Bitcoin prices may significantly impact Pubco’s financial results and the market price of its listed securities due to, among other things, the concentration of Bitcoin in Pubco’s assets.   Volatility in Bitcoin prices may significantly affect Pubco’s financial results and the financial results of companies in which the Parataxis Korea Fund holds controlling equity interests that hold Bitcoin, and if Pubco increases its overall holdings of Bitcoin in the future and continues to invest, through the Parataxis Korea Fund in companies that hold Bitcoin, volatility in the price of Bitcoin may have an even greater impact on Pubco’s financial results and the market price of its listed securities.
Immediately after the Closing, Pubco’s assets will be largely concentrated in Bitcoin, which may limit Pubco’s ability to mitigate risks relative to a more diversified portfolio of assets.    The concentration of Pubco’s assets in Bitcoin and Parataxis Holdings’ investments in companies which hold Bitcoin may limit Pubco’s ability to mitigate risk that could otherwise be achieved by holding a more diversified portfolio of treasury assets.
Pubco may need to obtain additional financing to pursue its Bitcoin strategies, which may not be available on acceptable terms.   Pubco’s ability to achieve the objectives of its Bitcoin strategy depends in significant part on its ability to access capital to continue to accumulate additional Bitcoin holdings and make investments. If Pubco is unable to obtain equity or debt financing, as a supplement to funds that may be available to Pubco under the SEPA described elsewhere in the disclosure, on favorable terms or at all, it may not be able to successfully execute on its Bitcoin strategy.
Pubco intends to purchase Bitcoin from a limited number of exchanges or dealers.   Bitcoin markets rely on a limited number of exchanges and dealers for liquidity. If these counterparties suspend withdrawals, become insolvent, or experience technical outages, Pubco may not be able to sell Bitcoin when needed, regardless of market prices.
Pubco’s Bitcoin strategy has not been evaluated over an extended period of time or under different market conditions.   Pubco is continually examining the risks and rewards of its strategy to acquire and hold Bitcoin. This strategy has not been evaluated over an extended period of time or under different market conditions. For example, although Pubco believes Bitcoin, due to its fixed supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of Bitcoin has declined in recent periods during which the inflation rate increased. If Bitcoin prices were to decrease or Pubco’s Bitcoin strategy otherwise proves unsuccessful, Pubco’s financial condition, results of operations, and the market price of its listed securities would be materially adversely impacted.
Pubco will be subject to counterparty risks, including in particular risks relating to its custodians.   If one of the custodians or exchanges Pubco uses to store or transfer its Bitcoin experiences operational failure, insolvency, hacking, or fraud, Pubco may not be able to recover its Bitcoin. Prior to Closing Pubco will implement policies and procedure (which Pubco intends to maintain and continue to enhance over time) reasonably designed to mitigate its counterparty risks, including by storing substantially all of the Bitcoin it will own in custody accounts at U.S.-based, institutional-grade, qualified custodians and negotiating contractual arrangements intended to establish that Pubco’s property interest in custodially-held Bitcoin is not subject to claims of Pubco’s custodians’ creditors. Custodial arrangements for digital assets are not as well-established as those for traditional assets. Digital asset services are concentrated among a small group of custodians and liquidity providers. Failure or instability at any one of these counterparties could have outsized effects on Pubco’s treasury management. Pubco’s ability to enforce claims against custodians in bankruptcy or receivership is uncertain and applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If Pubco’s custodially-held Bitcoin were nevertheless considered to be the property of Pubco’s custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, Pubco could be treated as a general unsecured creditor of such custodians, inhibiting Pubco’s ability to exercise ownership rights with respect to such Bitcoin, or delaying or hindering Pubco’s access to its Bitcoin holdings, and this may ultimately result in the loss of the value related to some or all of such Bitcoin, which could have a material adverse effect on Pubco’s financial condition as well as the market price of its listed securities.
The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price, and use of Bitcoin.   A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry have highlighted the counterparty risks applicable to owning and transacting in digital assets. Although these bankruptcies, closures, liquidations, and other events have not resulted in any loss or misappropriation of Pubco’s Bitcoin, nor have such events adversely impacted Pubco’s access to its Bitcoin, they have, in the short-term, likely negatively impacted the adoption rate and use of Bitcoin. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price, and use of Bitcoin, limit the availability to Pubco of financing collateralized by Bitcoin, or create or expose additional counterparty risks.
Changes in the accounting treatment of Pubco’s Bitcoin holdings could have significant accounting impacts, including increasing the volatility of Pubco’s results.   ASU 2023-08, which is effective for all entities — including public and private companies — for fiscal years beginning after December 15, 2024, requires Pubco to measure its Bitcoin holdings at fair value in its statement of financial position, and to recognize gains and losses from changes in the fair value of its Bitcoin holdings in net income each reporting period. ASU 2023-08 requires Pubco to provide certain interim and annual disclosures with respect to its Bitcoin holdings. Due in particular to the volatility in the price of Bitcoin, the adoption of ASU 2023-08 could have a material impact on Pubco’s financial results, increase the volatility of its financial results, and affect the carrying value of its Bitcoin holdings on its balance sheet. These impacts, or the impacts on Pubco of other accounting standards that may be adopted in the future, could have material adverse effects on Pubco’s financial results and the market price of its listed securities.
The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.
Bitcoin is a highly volatile asset, and Pubco’s operating results and market price of its listed securities may significantly fluctuate, including due to the highly volatile nature of the price of Bitcoin and erratic market movements.
Bitcoin is a highly volatile asset, and fluctuations in the price of Bitcoin are likely to influence Pubco’s financial results and the market price of its listed securities, including having the potential to amplify the market price volatility of its listed securities relative to the price of Bitcoin. Unlike fiat currencies, Bitcoin is not issued by a sovereign authority and is not backed by any physical commodity. Its value is determined solely by supply and demand dynamics in the global marketplace, which are uncertain and subject to manipulation. As a result, Pubco’s Bitcoin assets may lose substantial value or become worthless. Pubco’s financial results and the market price of its listed securities would be adversely affected, and Pubco’s business and financial condition would be negatively impacted, if the price of Bitcoin decreased substantially (as it has in the past), including as a result of:
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decreased user and investor confidence in Bitcoin, including due to the various factors described herein;

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investment and trading activities, such as (i) trading activities of highly active retail and institutional users, speculators, Bitcoin miners and investors; (ii) actual or expected significant dispositions of Bitcoin by large holders, including the expected liquidation of digital assets associated with entities that have filed for bankruptcy protection and the transfer and sale of Bitcoins associated with significant hacks, seizures, or forfeitures; and (iii) actual or perceived manipulation of the spot or derivative markets for Bitcoin or spot Bitcoin exchange-traded products (“ETPs”);

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negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, Bitcoin or the broader digital assets industry, for example, (i) public perception that Bitcoin can be used as a vehicle to circumvent sanctions, including sanctions imposed on Russia or certain regions related to the ongoing conflict between Russia and Ukraine, or to fund criminal or terrorist activities; (ii) expected or pending civil, criminal, regulatory enforcement or other high profile actions against major participants in the Bitcoin ecosystem; (iii) additional filings for bankruptcy protection or bankruptcy proceedings of major digital asset industry participants, such as the bankruptcy proceeding of FTX Trading Ltd. (“FTX Trading”) and its affiliates; and (iv) the actual or perceived environmental impact of Bitcoin and related activities, including environmental concerns raised by private individuals, governmental and non-governmental organizations, and other actors related to the energy resources consumed in the Bitcoin mining process;

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changes in consumer preferences and the perceived value or prospects of Bitcoin;

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competition from other digital assets that exhibit better speed, security, scalability, or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;

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since stablecoins are often used as a medium of exchange for Bitcoin purchases, a stablecoin’s substantial deviation from its intended peg or unavailability of stablecoins may cause a decrease in the price of Bitcoin or adversely affect investor confidence in digital assets generally;

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developments relating to the Bitcoin protocol, including (i) changes to the Bitcoin protocol that impact its security, speed, scalability, usability, or value, such as changes to the cryptographic security protocol underpinning the Bitcoin blockchain, changes to the maximum number of Bitcoin outstanding, changes to the mutability of transactions, changes relating to the size of blockchain blocks, and similar changes, (ii) failures to make upgrades to the Bitcoin protocol to adapt to security, technological, legal or other challenges, and (iii) changes to the Bitcoin protocol that introduce software bugs, security risks or other elements that adversely affect Bitcoin;

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disruptions, failures, unavailability, or interruptions in service of trading venues for Bitcoin, such as, for example, the announcement by the digital asset exchange FTX Trading that it would freeze withdrawals and transfers from its accounts and subsequent filing for bankruptcy protection and the SEC enforcement action brought against Binance Holdings Ltd., which was subsequently dismissed by the district court judge upon a joint request filed by the SEC and Binance on May 29, 2025;

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the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, exchanges, trading venues, lending platforms, investment funds, or other digital asset industry participants, such as the filing for bankruptcy protection by digital asset trading venues FTX Trading and BlockFi and digital asset lending platforms Celsius Network and Voyager Digital Holdings in prior years, and the exit of Binance from the U.S. market as part of its settlement with the Department of Justice and other federal regulatory agencies;

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regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of Bitcoin, or that adversely affect the operations of or otherwise prevent digital asset custodians, exchanges, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;

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further reductions in mining rewards of Bitcoin, including due to block reward halving events, which are events that occur after a specific period of time that reduce the block reward earned by “miners” who validate Bitcoin transactions, or increases in the costs associated with Bitcoin mining, including increases in electricity costs and hardware and software used in mining, or new or enhanced regulation or taxation of Bitcoin mining, which could further increase the costs associated with Bitcoin mining, any of which may cause a decline in support for the Bitcoin network;

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transaction congestion and fees associated with processing transactions on the Bitcoin network;

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macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions, and fiat currency devaluations;

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developments in mathematics or technology, including in digital computing, algebraic geometry, and quantum computing, that could result in the cryptography used by the Bitcoin blockchain becoming insecure or ineffective; and

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changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, the adverse impacts attributable to the current conflict between Russia and Ukraine and the economic sanctions adopted in response to the conflict, the broadening of conflict in the Middle East, and escalating tensions such as between China and Taiwan and China and U.S.

As described in more detail under the subheading “Risks Related to Pubco’s Strategy in South Korea and Bitcoin Holdings by South Korean Companies,” the potential effects on Pubco of risks associated with the volatility of Bitcoin prices may be further amplified, in the case of Pubco, due to Pubco’s strategy of acquiring through the Parataxis Korea Fund, controlling interests in South Korean or other companies that also hold Bitcoin, including Bridge Bio.
Due to Pubco’s limited operating history and the concentration of its Bitcoin holdings, it will be difficult to evaluate Pubco’s business and future prospects, and Pubco may not be able to achieve or maintain profitability in any given period.
Pubco has a limited operating history and its business model is currently expected to involve a high degree of concentration in the acquisition and holding of Bitcoin. As a result, there is limited historical information available to evaluate Pubco’s business, its management’s ability to execute its strategy, or its prospects for future growth and profitability. The lack of a diversified operating history increases the difficulty for investors and analysts to assess Pubco’s performance, business model viability, and the likelihood of achieving or maintaining profitability. Furthermore, Pubco’s financial results and prospects are highly dependent on the value and performance of its Bitcoin holdings, which are subject to significant volatility and risk. If Pubco is unable to effectively manage its Bitcoin portfolio, respond to market changes, or adapt its business strategy as necessary, it may not be able to achieve or sustain profitability in any given period. This uncertainty may adversely affect the market price of Pubco securities and the value of an investment in Pubco.
In the event that there are significant redemptions by SilverBox’s Public Shareholders in connection with the Business Combination, Pubco’s ability to increase its Bitcoin holdings and its Bitcoin strategies would be negatively affected.
As of August 26, 2025, there was approximately $210.3 million in the Trust Account. There can be no assurances that we will be able to retain all of the cash in the Trust Account. In particular, if a significant number of Public Shareholders exercise their redemption right in connection with the Business Combination, the amount of cash available to Pubco from the Trust Account will be reduced, which would negatively affect Pubco’s ability to increase its Bitcoin holdings and to carry out its Bitcoin yield strategies. Further, the ratio of Pubco’s pro forma market capitalization relative to its Bitcoin holdings, or mNAV, would be lower than as contemplated by the Transactions.
Pubco will operate in a highly competitive environment and will compete against companies and other entities with similar strategies, including companies with significant Bitcoin holdings and spot exchange traded funds and spot ETPs for Bitcoin and other digital assets, and Pubco’s business, operating results, and financial condition may be adversely affected if Pubco is unable to compete effectively.
The market for companies and investment vehicles focused on Bitcoin and other digital assets is intensely competitive and rapidly evolving. Pubco will face competition from a variety of sources, including other public companies with significant Bitcoin holdings and similar Bitcoin strategies, as well as spot exchange traded funds and spot ETPs that provide investors with exposure to Bitcoin and other digital assets. Many of these competitors may have greater financial resources, more established operating histories, broader access to capital markets, and more extensive relationships with key market participants. In addition, the entry of new competitors, including large financial institutions and technology companies, could further intensify competition. If Pubco is unable to effectively differentiate its business model, attract and retain investors, or respond to competitive pressures, its business, operating results, and financial condition could be materially and adversely affected. Increased competition may also lead to downward pressure on the market price of Pubco securities and could impair Pubco’s ability to achieve its strategic objectives.
Investing in Bitcoin exposes Pubco to certain risks associated with the inherent nature of Bitcoin as a digital asset, such as price volatility, limited liquidity and trading volumes, relative anonymity, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges and other risks inherent in its entirely electronic, virtual form and decentralized network. Pubco’s risk management methods to address these risks might not be effective.
Pubco’s business model involves significant exposure to Bitcoin, which is subject to a number of unique and substantial risks inherent with many digital assets. The price of Bitcoin has historically been highly volatile and may continue to fluctuate dramatically in response to various factors, including market sentiment, regulatory developments, technological changes, macroeconomic trends, and the actions of large holders or market participants. Bitcoin markets rely on a limited number of exchanges and dealers for liquidity. If these counterparties suspend withdrawals, become insolvent, or experience technical outages, Pubco may not be able to sell Bitcoin when needed, regardless of market prices. Bitcoin markets may also experience periods of limited liquidity and trading volumes, which could make it difficult for Pubco to liquidate its holdings at favorable prices or at all. The relative anonymity of Bitcoin transactions and the decentralized nature of its network may make it susceptible to market abuse, manipulation, fraud, and other illicit activities. In addition, Pubco is reliant on third-party exchanges and custodians for the purchase, sale, and safekeeping of its Bitcoin holdings, and failures in compliance, internal controls, or managing cybersecurity threats at these entities could result in significant losses. While Pubco has implemented risk management policies and procedures to address these risks, there can be no assurance that such measures will be effective in preventing or mitigating losses. Any failure to adequately manage these risks could have a material adverse effect on Pubco’s business, financial condition, and results of operations.
Pubco’s compliance and risk management methods might not be effective and may result in outcomes that could adversely affect its reputation, operating results and financial condition.
Pubco’s ability to comply with applicable complex and evolving laws, regulations and rules across relevant jurisdictions is largely dependent on the establishment, maintenance and scaling of its compliance, internal audit and reporting systems, as well as Pubco’s ability to attract and retain qualified compliance and other risk management personnel. While Pubco intends to implement policies and procedures relevant to its business, including policies and procedures intended to mitigate cryptocurrency transaction-related risks, Pubco cannot assure you that Pubco’s policies and procedures will always be effective or that Pubco will always be successful in identifying, monitoring or evaluating the risks to which Pubco is or may be exposed in all market environments or against all types of risks, including unidentified or unanticipated risks. Pubco’s risk management policies and procedures are expected to rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of Pubco’s methods for managing risk are discretionary by nature and are based on internally developed controls and observed historical market behavior, and also involve reliance on standard industry practices, some of which, particularly in the area of cryptocurrency transactions, are still evolving. Accordingly, in the future, Pubco may identify gaps in such policies and procedures or existing gaps may become higher risk, and may require significant resources and management attention. Pubco’s risk management policies and procedures also may not adequately prevent losses due to technical errors if its testing and quality control practices are not effective in preventing failures. In addition, Pubco may elect to adjust its risk management policies and procedures to allow for an increase in risk tolerance, which could expose it to the risk of greater losses.
Any potential regulators who may have jurisdiction over Pubco, including in the future, may periodically review Pubco’s compliance program, including its policies and procedures, and with applicable law. Pubco may from time to time receive examination reports citing violations of applicable law and inadequacies in existing compliance programs requiring Pubco to enhance certain practices with respect to Pubco’s practices or compliance program, including due diligence, training, monitoring, reporting and recordkeeping. If Pubco fails to comply with these, or does not adequately remediate certain findings, regulators and financial institution partners could take a variety of actions that could impair its ability to conduct business, including, but not limited to, delaying, denying, withdrawing or conditioning approval of certain products and services. In addition, regulators have broad enforcement powers to censure, fine, issue cease and desist orders, that may prohibit Pubco from engaging in some of its business activities, or revoke any licenses Pubco may obtain in the future. Pubco faces significant intervention by regulatory authorities, including extensive auditing and surveillance activities, and will continue to face the risk of significant intervention by regulatory authorities and potential future financial institution partners in the future. In the case of non-compliance or alleged non-compliance, Pubco could be subject to investigations and proceedings that may result in substantial penalties or civil lawsuits, including by customers, for damages, which can be a significant loss to Pubco or its financial institution partner(s). Any of these outcomes would adversely affect Pubco’s reputation and brand and its business, operating results and financial condition. Some of these outcomes could adversely affect Pubco’s ability to conduct its business.

Pubco’s compliance policies and procedures may not be sufficient to protect Pubco from counterparty risks.
Although Pubco plans to implement policies and procedures reasonably designed to promote compliance with applicable anti-money laundering and sanctions laws and regulations and Pubco plans to only acquire Bitcoin through entities subject to anti-money laundering regulation and related compliance rules in the United States, if Pubco is found to have purchased Bitcoin from bad actors that have used Bitcoin to launder money or persons subject to sanctions, Pubco may be subject to regulatory proceedings and any further transactions or dealings in Bitcoin by us may be restricted or prohibited. Pubco could suffer similar negative consequences to the extent that Bridge Bio is determined to have acquired bitcoin from bad actors that have used Bitcoin to launder money or persons subject to sanctions, including negative reputational consequences that could impact Pubco’s operating results and ability to attract and retain investors.
Pubco’s quarterly operating results, revenues, and expenses may fluctuate significantly, which could have an adverse effect on the market price of Pubco securities.
Pubco expects that its operating results, revenues, and expenses may vary significantly from quarter to quarter due to a variety of factors, many of which are outside of its control. These factors include, but are not limited to, fluctuations in the market price of Bitcoin, changes in the fair value of Pubco’s Bitcoin holdings (or of the value of Parataxis Korea’s equity interest in Bridge Bio due to changes in the fair value of Bridge Bio’s Bitcoin holdings or the Bitcoin holdings of other companies in which the Parataxis Korea Fund may invest over time or from time to time), the timing and size of Bitcoin purchases or sales, changes in accounting standards or interpretations, and the impact of regulatory developments. In addition, Pubco’s expenses may increase as it invests in infrastructure, personnel, and compliance measures to support its business. As a result, Pubco may experience periods of losses or lower-than-expected profitability, which could cause the market price of Pubco securities to decline. The unpredictability of Pubco’s financial performance may also make it difficult for investors to accurately forecast future results, increasing the risk associated with an investment in Pubco.
The value of Pubco securities will depend, in large part, on market demand for Pubco’s Bitcoin strategy. If market demand for that strategy were to diminish, the value of Pubco securities could decrease significantly.
The market value of Pubco securities is likely to be closely tied to investor perceptions of the attractiveness and viability of Pubco’s Bitcoin-focused strategy. In recent years, corporate adoption of Bitcoin has been influenced by trends and market sentiment, with some companies acquiring Bitcoin to enhance their public profiles, attract investor attention, or pursue speculative strategies unrelated to their core businesses. If market enthusiasm for corporate Bitcoin adoption were to wane, or if investors were to view Pubco’s strategy as less compelling or sustainable, demand for Pubco securities could decline significantly. Additionally, negative publicity, regulatory scrutiny, or adverse developments affecting other companies with similar strategies could further reduce investor interest in Pubco. A decrease in market demand for Pubco’s Bitcoin strategy could result in a significant decline in the value of Pubco securities, regardless of the underlying performance of its Bitcoin holdings.
Future developments regarding the treatment of crypto assets for U.S. and foreign tax purposes could adversely impact Pubco’s business.
The tax treatment of Bitcoin and other digital assets is subject to significant uncertainty and evolving guidance from U.S. federal, state, and local tax authorities, as well as foreign tax authorities. Changes in tax laws, regulations, or interpretations could have a material impact on Pubco’s business, including its ability to acquire, hold, or dispose of Bitcoin in a tax-efficient manner. For example, future legislation or regulatory guidance could result in the imposition of new or increased taxes on the acquisition, holding, or transfer of Bitcoin, or could require Pubco to report additional information to tax authorities. In addition, differences in the tax treatment of digital assets across jurisdictions could create compliance challenges and increase Pubco’s administrative and operational costs. Any adverse developments in the tax treatment of digital assets could reduce the attractiveness of Pubco’s business model, increase its tax liabilities, and negatively affect its financial results and the value of Pubco securities.

The emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums, or financial institutions, could have a negative impact on the price of Bitcoin and adversely affect Pubco’s business.
As a result of its Bitcoin strategy, Pubco’s assets are concentrated in its Bitcoin holdings. Accordingly, the emergence or growth of digital assets other than Bitcoin may have a material adverse effect on Pubco’s financial condition. As of July 2025, Bitcoin was the largest digital asset by market capitalization. However, there are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the Bitcoin network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions on the network that requires significantly less computing power than proof-of-work mining.
As a result, validators now stake, or lock up, a certain amount of Ethereum’s native cryptocurrency, Ether, as collateral. The Ethereum network has completed another major upgrade since then and may undertake additional upgrades in the future. If the mechanisms for validating transactions on the Ethereum network and other alternative blockchain networks are perceived as superior to proof-of-work mining used for the Bitcoin network, those alternative blockchain networks and their associated digital assets could gain market share relative to Bitcoin.
Other alternative digital assets that may compete with Bitcoin in certain ways include “stablecoins,” which are designed to maintain a constant price because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to Bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms. Stablecoins offer users the benefits of blockchain-based transactions without exposure to the price volatility historically associated with Bitcoin. As adoption of stablecoins grows, they may increasingly serve functions that might otherwise have been fulfilled by Bitcoin, particularly for payments, remittances, or short-term transactional use cases. If stablecoins gain broader acceptance by consumers, businesses, or regulators as a preferred form of digital currency, demand for Bitcoin could diminish. This competitive dynamic may adversely affect Bitcoin’s market price, reduce trading volumes, and negatively impact Pubco’s Bitcoin-related holdings, financial performance, and strategic initiatives.
Additionally, central banks in some countries have started to introduce digital forms of legal tender often known as central bank digital currency (“CBDCs”). For example, China’s CBDC project was made available to consumers in January 2022, and governments including the United States, the United Kingdom, the European Union, and Israel have been discussing the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, Bitcoin and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of Bitcoin to decrease, which could have a material adverse effect on Pubco’s business, prospects, financial condition, and operating results.
Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory, and technical uncertainty.
Bitcoin and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to Bitcoin and other digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of Bitcoin or the ability of individuals or institutions such as Pubco to own or transfer Bitcoin.
The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of Bitcoin or the ability of individuals or institutions such as Pubco to own or transfer Bitcoin. For example, within the past several years:

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President Trump signed into law in July 2025 the Guiding and Establishing National Innovation for US Stablecoins Act (“GENIUS Act”), establishing a legislative framework for the regulation of payment stablecoins and marking the first federal legislation for the regulation of digital assets in the U.S.;

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the U.S. House of Representatives passed in July 2025 the Digital Asset Market Clarity Act of 2025 (“CLARITY Act”), a comprehensive digital asset market structure and regulation bill. The CLARITY Act, and other digital asset market structure and regulation bills, remain under consideration and continue to evolve in the U.S. Senate;

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President Trump signed an executive order in January 2025 instructing a working group comprised of representatives from key federal agencies to evaluate measures that can be taken to provide regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and on July 30, 2025, such working group published a report on strengthening American leadership in digital financial technology, which recommended several regulatory and legislative proposals to advance President Trump’s January 2025 executive order;

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the SEC’s Staff Accounting Bulletin No. 122 (“SAB 122”), which rescinded Staff Accounting Bulletin No. 121 (“SAB 121”), directs certain entities to evaluate and account for potential losses from safeguarding crypto assets using existing U.S. GAAP or IFRS guidance. It also emphasizes the importance of continued disclosures related to these obligations;

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the SEC has proposed changes to the SEC Custody Rule, which may require, if adopted, that public companies store their Bitcoin with a “qualified custodian,” which are typically banks, trust companies, or regulated broker-dealers that meet strict asset segregation and safeguarding standards;

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the SEC announced in January 2025 the formation of a “Crypto Task Force,” which will seek to provide clarity on the application of the federal securities laws to the crypto asset market and to recommend policy measures with respect to digital asset security status, registration and listing of digital asset-based investment vehicles, and digital asset custody, lending and staking;

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the European Union adopted Markets in Crypto Assets Regulation, a comprehensive digital asset regulatory framework for the issuance and use of digital assets, like Bitcoin;

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in June 2023, the SEC filed complaints against Binance Holdings Ltd. and Coinbase, Inc., and their respective affiliated entities, relating to, among other claims, that each party was operating as an unregistered securities exchange, broker, dealer, and clearing agency, but has since dismissed its action against Binance Holdings Ltd. and dismissed its enforcement action against Coinbase, Inc.;

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in December 2020, the SEC filed a complaint against Ripple Labs, Inc., relating to, among other claims, that Ripple undertook the distribution of unregistered securities. On August 8, 2025, Ripple and the SEC filed a Joint Stipulation of Dismissal with the U.S. Court of Appeals for the Second Circuit, effectively ending all appeals in the case. Nevertheless, similar interventions by the SEC or other regulatory agencies may materially impact the price of Bitcoin and our ability to own or transfer Bitcoin;

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in November 2023, the SEC filed a complaint against Payward Inc. and Payward Ventures Inc., together known as Kraken, alleging, among other claims, that Kraken’s crypto trading platform was operating as an unregistered securities exchange, broker, dealer, and clearing agency. In March 2025, the SEC agreed to dismiss its lawsuit against the cryptocurrency exchange Kraken. Nevertheless, similar interventions by the SEC or other regulatory agencies may materially impact the price of Bitcoin and our ability to own or transfer Bitcoin;

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in June 2023, the United Kingdom adopted and implemented the Financial Services and Markets Act 2023, which regulates market activities in “cryptoassets”;

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in November 2023, Binance Holdings Ltd. and its then chief executive officer reached a settlement with the U.S. Department of Justice, the Commodity Futures Trading Commission (the “CFTC”), the U.S. Department of Treasury’s Office of Foreign Asset Control, and the Financial Crimes Enforcement Network (FinCEN) to resolve a multi-year investigation by the agencies and a civil suit brought by the CFTC, pursuant to which Binance Holdings Ltd. agreed to, among other things, pay $4.3 billion in penalties across the four agencies and to discontinue its operations in the United States; and
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in China, the People’s Bank of China and the National Development and Reform Commission have outlawed cryptocurrency mining nationwide in China and declared all cryptocurrency transactions illegal by Chinese citizens within the country.

Since 2018, the SEC has initiated a number of crypto and digital-asset-related enforcement actions. While the SEC has since requested the dismissal of several of these cases, the SEC or other regulatory agencies may initiate similar actions in the future, which could materially impact the price of Bitcoin and Pubco’s ability to own or transfer Bitcoin.
The CFTC appears to be taking an increased regulatory role with respect to cryptocurrency, potentially including Bitcoin. In August 2025, the CFTC launched a “Crypto Sprint,” which included withdrawing outdated advisories and issuing new guidance designed to clarify its existing authority and reduce regulatory uncertainty. Despite such guidance, the CFTC’s regulatory role remains open to interpretation and may be impacted by future legislation.
It is not possible to predict whether, or when, new laws will be enacted that change the legal framework governing digital assets or provide additional authorities to the SEC or other regulators, or whether, or when, any other federal, state, or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional laws or authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function, the willingness of financial and other institutions to continue to provide services to the digital assets industry, or how any new laws or regulations, or changes to existing laws or regulations, might impact the value of digital assets generally and Bitcoin specifically. The consequences of any new law or regulation relating to digital assets and digital asset activities could adversely affect the market price of Bitcoin, as well as Pubco’s ability to hold or transact in Bitcoin, and in turn adversely affect the market price of Pubco’s listed securities.
Moreover, the risks of engaging in a Bitcoin treasury strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.
The growth of the digital assets industry in general, and the use and acceptance of Bitcoin in particular, may also impact the price of Bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of Bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to Bitcoin, institutional demand for Bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for Bitcoin as a store of value or means of payment, and the availability and popularity of alternatives to Bitcoin. Even if growth in Bitcoin adoption occurs in the near or medium-term, there is no assurance that Bitcoin usage will continue to grow over the long-term.
Because Bitcoin has no physical existence beyond the record of transactions on the Bitcoin blockchain, a variety of technical factors related to the Bitcoin blockchain could also impact the price of Bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of Bitcoin transactions, hard “forks” of the Bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the Bitcoin blockchain and negatively affect the price of Bitcoin. The liquidity of Bitcoin may also be reduced and damage to the public perception of Bitcoin may occur, if financial institutions were to deny or limit banking services to businesses that hold Bitcoin, provide Bitcoin-related services, or accept Bitcoin as payment, which could also decrease the price of Bitcoin. Actions by U.S. banking regulators, such as the issuance in February 2023 by Federal banking agencies of the “Interagency Liquidity Risk Statement,” which cautioned banks on contagion risks posed by providing services to digital assets customers, and similar actions, have in the past resulted in or contributed to reductions in access to banking services for Bitcoin-related customers and service providers, or the willingness of traditional financial institution to participate in markets for digital assets. The liquidity of Bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for Bitcoin and other digital assets.
If Pubco fails to implement, maintain, follow or continue to monitor and update its KYC/AML and related restricted party screening procedures, Pubco could inadvertently engage in transactions involving a sanctioned person, entity, or jurisdiction, and any such failure could expose Pubco to regulatory investigations, enforcement actions, significant civil or criminal penalties, and financial and reputational harm.
Pubco is subject to U.S. economic and trade sanctions laws and regulations, including those administered by the Office of Foreign Assets Control (“OFAC”). Because of the pseudonymous nature of blockchain transactions, Pubco may inadvertently and without its knowledge engage in transactions named on OFAC’s Specially Designated Nationals list. The KYC/AML policies Pubco plans to implement contemplate conducting due diligence and sanctions screening of the U.S.-based cryptocurrency exchanges, OTC brokers and custodians through which we transact to ensure that such exchanges, OTC brokers and custodians have in place standard industry AML, KYC and OFAC policies; however, Pubco may not be adequately capable of determining the ultimate identity of the individual with whom transactions occur with respect to trading of cryptocurrency. If Pubco fails to implement, maintain, or follow these policies, it could inadvertently engage in transactions involving a sanctioned person, entity, or jurisdiction. Any such failure could expose Pubco to regulatory investigations, enforcement actions, significant civil or criminal penalties, and reputational harm. In addition, even the perception that Pubco may have engaged in transactions involving sanctioned parties could result in loss of banking relationships, restrictions on our ability to access certain financial markets, and a decline in customer, investor, or counterparty confidence. Because we expect to rely on U.S.-based qualified exchanges for custody and execution of Bitcoin transactions, its failure to effectively manage sanctions compliance risks could materially adversely affect Pubco’s business, financial condition, and results of operations.
Bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes.
Bitcoin trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many Bitcoin trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices, and regulatory compliance. As a result, the marketplace may lose confidence in Bitcoin trading venues, including prominent exchanges that handle a significant volume of Bitcoin trading and/or are subject to regulatory oversight, in the event one or more Bitcoin trading venues cease or pause for a prolonged period the trading of Bitcoin or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.
In 2019 there were reports claiming that 80-95% of Bitcoin trading volume on trading venues was false or non-economic in nature, with specific focus on unregulated exchanges located outside of the United States. The SEC also alleged as part of its June 5, 2023, complaint against Binance Holdings Ltd. that Binance committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. The SEC has also brought recent actions against individuals and digital asset market participants alleging that such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the Bitcoin market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the Bitcoin market than is commonly understood. Any actual or perceived wash trading in the Bitcoin market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of Pubco’s Bitcoin. Negative perception, a lack of stability in the broader Bitcoin markets and the closure, temporary shutdown or operational disruption of Bitcoin trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the Bitcoin ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in Bitcoin and the broader Bitcoin ecosystem and greater volatility in the price of Bitcoin. As the price of Pubco’s listed securities is affected by the value of Pubco’s Bitcoin holdings, the failure of a major participant in the Bitcoin ecosystem could have a material adverse effect on the market price of Pubco’s listed securities.

In addition, private actors that are wary of Bitcoin or the regulatory concerns associated with Bitcoin have in the past taken and may in the future take further actions that may have an adverse effect on Pubco’s business or the market price of Pubco’s listed securities.
Pubco’s Bitcoin holdings will be less liquid than existing cash and cash equivalents and may not be able to serve as a source of liquidity for it to the same extent as cash and cash equivalents.
Historically, the Bitcoin market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, Pubco may not be able to sell its Bitcoin at favorable prices or at all. For example, a number of Bitcoin exchanges or other trading venues temporarily halted deposits and withdrawals in 2022. As a result, Pubco’s Bitcoin holdings may not be able to serve as a source of liquidity for it to the same extent as cash and cash equivalents. Further, Bitcoin that Pubco holds with its custodians and with which it transacts with its trade execution partners will not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, Pubco may be unable to enter into term loans or other capital raising transactions collateralized by its unencumbered Bitcoin or otherwise generate funds using its Bitcoin holdings, including in particular during times of market instability or when the price of Bitcoin has declined significantly. In addition, under South Korean law and market practice, Pubco may face restrictions in providing its assets, including Bitcoin, as collateral for the benefit of its subsidiaries, and although the subsidiaries (e.g., Bridge Bio) are not prohibited from using their own assets, including Bitcoin, as collateral for borrowings, the relevant laws remain unclear and certain limitations may still apply. If Pubco is unable to sell its Bitcoin, enter into additional capital raising transactions, including capital raising transactions using Bitcoin as collateral, or otherwise generate funds using its Bitcoin holdings, or if it is forced to sell its Bitcoin at a significant loss, in order to meet its working capital requirements, Pubco’s business, financial condition and results of operations could be negatively impacted.
If Pubco or its third-party service providers experience a security breach or cyber-attack and unauthorized parties obtain access to its Bitcoin assets, Pubco may lose some or all of its Bitcoin assets temporarily or permanently and its financial condition and results of operations could be materially adversely affected.
Pubco’s Bitcoin holdings will be held in custody accounts at U.S. based institutional-grade digital asset qualified custodians. Security breaches and cyberattacks are of particular concern with respect to Bitcoin, as Bitcoin and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. A successful security breach or cyberattack could result in:
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a partial or total loss of Bitcoin holdings in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold its Bitcoin;

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harm to Pubco’s reputation and brand;

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improper disclosure of data and violations of applicable data privacy and other laws; or

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significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual, and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets (including companies in which the Parataxis Korea Fund has invested or are advised by Parataxis) or companies that operate digital asset networks, regardless of whether Pubco is directly impacted, could lead to a general loss of confidence in the broader Bitcoin blockchain ecosystem or in the use of the Bitcoin network to conduct financial transactions, which could negatively impact on Pubco.
Attacks upon systems across a variety of industries, including industries related to Bitcoin, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on Pubco’s systems or those of Pubco’s third-party service providers or partners. Pubco may experience breaches of its security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, unauthorized parties have attempted, and Pubco expects that it will continue to attempt, to gain access to Pubco’s systems and facilities, as well as those of Pubco’s partners and third-party service providers, through various means, such as hacking, social engineering, phishing, and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm Pubco even if its systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and Pubco may not be able to implement adequate preventative measures. Further, there has been an increase in such activities due to the increase in work-from-home arrangements since the onset of the COVID-19 pandemic. The risk of cyberattacks could also be increased by cyberwarfare in connection with the ongoing Russia-Ukraine and Middle East conflicts, or other future conflicts, including potential proliferation of malware into systems unrelated to such conflicts. Any future breach of Pubco’s operations or those of others in the Bitcoin industry, including third-party services on which it relies, could materially and adversely affect Pubco’s business.
The Bitcoin network is susceptible to a number of potential attacks that could materially and adversely affect the value of Pubco’s Bitcoin holdings.
Blockchain technology has certain built-in security features that make it difficult for hackers and other malicious actors to alter confirmed transaction records or tamper with the blockchain’s historical ledger. However, as with any computer network, the Bitcoin network may still be subject to certain attacks. For example, the Bitcoin network may be vulnerable to a denial-of-service attack, which could slow down or disrupt transaction processing, reduce confidence in the network, and negatively impact the market perception of Bitcoin. Additionally, the Bitcoin network could be subject to what is known as a “51% attack,” in which a malicious actor or group of actors gains control of a majority of the network’s mining hash rate. A successful 51% attack could permit double-spending of Bitcoins, prevent confirmation of new transactions, or otherwise compromise the integrity and stability of the blockchain. Any such attacks on the Bitcoin network, or even the perception that these attacks may be possible, could erode trust in the Bitcoin system, reduce user adoption, and cause a decline in the value of Bitcoin. Such an attack on the Bitcoin network could also prompt regulatory restrictions on cryptocurrency trading, further exacerbating the negative impact on our business. As of the date of this proxy statement/prospectus, we are not aware of any successful malicious activity on, or control of, the Bitcoin network. We believe, due to Bitcoin’s globally distributed hash rate, the prohibitively high cost of mounting such an attack, and the existence of community and network-level responses that serve as additional deterrents even if an attack was attempted. Nevertheless, because a Pubco holds a significant amount of Bitcoin, any decrease in the value, liquidity, or reliability of Bitcoin as a result of these or similar events would materially adversely affect Pubco’s business, financial condition, and results of operations.
Pubco faces risks relating to the custody of its Bitcoin, including the loss or destruction of private keys required to access its Bitcoin and cyberattacks or other data loss relating to its Bitcoin, which could cause Pubco to lose some or all of its Bitcoin.
Pubco will hold its Bitcoin solely with regulated, qualified custodians at U.S.-based, institutional-grade custodians that have demonstrated records of regulatory compliance and information security. Pubco does not anticipate that its custodial services contracts will restrict its ability to reallocate Pubco’s Bitcoin among its custodians, and Pubco’s Bitcoin holdings may be concentrated with a single custodian from time to time. If there is a decrease in the availability of digital asset qualified custodians that Pubco believes can safely custody its Bitcoin, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, Pubco may need to enter into agreements that are less favorable than its current agreements or take other measures to custody its Bitcoin, and Pubco’s ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected.

Pubco currently does not maintain insurance coverage for its Bitcoin holdings. Should Pubco obtain such insurance in the future, there can be no assurance that any policy will cover the full value of its Bitcoin holdings, and there can be no guarantee that such insurance will be maintained as part of the custodial services Pubco will have or that such coverage will cover losses with respect to its Bitcoin. Moreover, Pubco’s use of custodians exposes it to the risk that the Bitcoin its custodians hold on its behalf could be subject to insolvency proceedings and Pubco could be treated as a general unsecured creditor of the custodian, inhibiting its ability to exercise ownership rights with respect to such Bitcoin. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage Pubco maintains related to its Bitcoin.
Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the Bitcoin is held. While the Bitcoin blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the Bitcoin held in such wallet. To the extent the Pubco private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither Pubco nor Pubco’s custodians will be able to access the Bitcoin held in the related digital wallet. Furthermore, Pubco cannot provide assurance that its digital wallets, nor the digital wallets of Pubco’s custodians held on Pubco’s behalf, will not be compromised as a result of a cyberattack. The Bitcoin and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.
Pubco’s insurance coverage may be inadequate to cover potential losses of its Bitcoin holdings.
Pubco does not maintain insurance policies designed to cover potential losses of its Bitcoin holdings. While Pubco may seek to secure such insurance policies in the future, such policies may be limited in scope, subject to significant exclusions, or unavailable on commercially reasonable terms. Insurers may decline to cover certain losses, including those arising from theft, cyberattacks, fraud, technological failure, or other events beyond Pubco’s control. In addition, the rapidly evolving nature of the digital asset market creates uncertainty as to how insurers will underwrite, interpret, or honor claims under such policies. If Pubco experiences a loss of its Bitcoin holdings for which insurance is insufficient or unavailable, Pubco’s financial condition, operating results, and business prospects could be materially adversely affected.
Regulatory change reclassifying Bitcoin as a security could lead to Pubco’s classification as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and could adversely affect the market price of Bitcoin and the market price of its listed securities. Any such regulatory change would also require Pubco to be subject to burdensome regulatory requirements, and its activities would be restricted. Pubco is not an investment company and thus is not subject to the legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds (“ETFs”), or to obligations applicable to investment advisers, which could pose risks to investors.
Pubco’s assets are concentrated in its Bitcoin holdings. The CFTC has asserted regulatory authority over Bitcoin and U.S. courts appear to have, as of the date of this proxy statement/prospectus, generally accepted that Bitcoin falls under the CFTC’s purview for commodities regulation. While senior SEC officials have stated their view that Bitcoin is not a “security” for purposes of the federal securities laws, a contrary determination by the SEC could lead to Pubco’s classification as an “investment company” under the Investment Company Act, which would subject Pubco to significant additional regulatory controls, fines or other penalties that could have a material adverse effect on its ability to execute on Pubco’s Bitcoin strategy and its business and operations, and may also require it to substantially change or restructure the manner in which Pubco conducts its business, including discontinuing certain products or services. Pubco cannot assure investors that, under certain conditions, changed circumstances, or changes in the law, Pubco may not become subject to the Investment Company Act or other burdensome regulations.
In addition, if Bitcoin is determined to constitute a security for purposes of the federal securities laws, the additional regulatory restrictions imposed by such a determination could adversely affect the market price of Bitcoin and in turn adversely affect the market price of Pubco’s listed securities.

If Pubco were to become subject to the legal and regulatory obligations that apply to investment companies such as mutual funds and ETFs, or to obligations applicable to investment advisers, the costs of compliance could be burdensome and could prevent Pubco from executing its Bitcoin strategy.
Mutual funds, ETFs and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers,” as applicable, under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. Pubco is not subject to, and does not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to Pubco’s Treasury Reserve Policy or Pubco’s Bitcoin strategy, its use of leverage, the manner in which its Bitcoin is custodied, Pubco’s ability to engage in transactions with affiliated parties and its operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. The Pubco Board has broad discretion over the investment, leverage, and cash management policies it authorizes, whether in respect of Pubco’s Bitcoin holdings or other activities it may pursue, and has the power to change its current policies, including its strategy of acquiring and holding Bitcoin. Registration under, and compliance with, the Investment Company Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”) (or comparable state laws) could be costly and could divert the attention of Pubco and its directors and management. If registration is required, there can be no assurance that necessary approvals will be obtained, or that statutory, regulatory, judicial, or administrative interpretations of existing laws and regulation will not in the future impose more comprehensive or stringent requirements on Pubco and its directors and management.
If Parataxis Labs Management were to be deemed to provide advice to Parataxis in connection with the purchase or sale of securities, it could become subject to the requirements of the Investment Advisers Act of 1940 or parallel state requirements, which could materially affect our business.
Parataxis Labs Management focuses on advising Parataxis entities with respect to investment and reinvestment of Bitcoin assets. Under the current U.S. regulatory framework, certain cryptocurrencies, including Bitcoin, are not considered “securities” for regulatory purposes. However, if the regulatory framework were to change and cryptocurrencies considered securities, and/or if Parataxis Labs Management were to be deemed to provide advice related to instruments that are considered securities (e.g., shares of public or private equity, bonds, notes or other debt instruments or certain types derivatives), Parataxis Labs Management could be considered an investment adviser and become subject to the Advisers Act, depending on certain circumstances and factors, including total assets under management. The Advisers Act requires that persons who meet certain assets-under-management thresholds register as investment advisers. Registered investment advisers are subject to a panoply of requirements and limitations under the Advisers Act, including, among other things, fiduciary duties to advisory clients, recordkeeping and regulatory reporting requirements, disclosure obligations, limitations on agency cross and principal transactions between an adviser and its advisory clients, anti-corruption rules relating to investors associated with U.S. state or local governments, and general anti-fraud prohibitions. Being subject to these requirements could limit the flexibility of Parataxis Labs Management to provide the investment management services necessary to maximize the value of the Parataxis entities it advises. Even if the Advisers Act were not implicated, Parataxis Labs Management could be subject to state investment adviser regulation, which could require registration and compliance with regulation similar to that provided under the Advisers Act.
Because a substantial portion of Pubco’s total assets will consist of Bitcoin, a prolonged decline in the market price of Bitcoin could cause Pubco to fall below the continued listing standards of the NYSE or Nasdaq for minimum stockholders’ equity or market value of listed securities.
A significant portion of Pubco’s total assets will be comprised of Bitcoin, and as a result, the value of Pubco’s assets will be highly sensitive to fluctuations in the market price of Bitcoin. The NYSE’s or Nasdaq’s continued listing standards require listed companies to maintain certain minimum levels of stockholders’ equity and market value of listed securities. If the market price of Bitcoin were to experience a prolonged or severe decline, the value of Pubco’s Bitcoin holdings — and consequently, its total assets and stockholders’ equity — could decrease substantially. Such a decline could cause Pubco to fall below the minimum requirements for continued listing on NYSE or Nasdaq, including the minimum stockholders’ equity or market value of listed securities. If Pubco were to fail to satisfy these continued listing standards, NYSE or

Nasdaq could initiate delisting proceedings, which would likely have a material adverse effect on the liquidity and market price of Pubco securities. Delisting could also impair Pubco’s ability to access capital markets, attract and retain investors, and execute its business strategy. Even the risk of potential delisting could negatively impact investor confidence and the value of Pubco securities.
Negative developments in the cryptocurrency industry — including fraud, cybercrime, or platform failures — may result in unfavorable publicity and could impact investor sentiment with respect to Pubco even if Pubco is not directly involved in any of the reported events.
The cryptocurrency industry has been subject to a number of high-profile negative developments, including instances of fraud, theft, cyberattacks, regulatory enforcement actions, and failures or insolvencies of major trading platforms and custodians. Even if Pubco is not directly involved in or affected by such events, negative publicity and heightened scrutiny of the cryptocurrency industry as a whole could adversely impact investor sentiment toward companies with significant exposure to digital assets, including Pubco. For example, reports of security breaches, mismanagement, or criminal activity at other cryptocurrency companies or exchanges may lead to increased concerns about the safety and legitimacy of digital assets generally, which could result in reduced demand for Pubco securities, increased volatility in its share price, and greater difficulty in raising capital or maintaining business relationships. In addition, negative industry developments may prompt regulatory authorities to impose stricter requirements or oversight, which could increase Pubco’s compliance costs and operational risks. The perception of heightened risk in the cryptocurrency sector, regardless of Pubco’s actual involvement or risk profile, could therefore have a material adverse effect on Pubco’s reputation, business, financial condition, and results of operations.
Bitcoin could be subject to complex and costly regulatory requirements, and future regulatory developments are impossible to predict.
Depending on the regulatory characterization of Bitcoin, Pubco’s business and its Bitcoin strategy may be subject to regulation by one or more regulators in the United States and globally. The CFTC takes the position that some digital assets, including Bitcoin, fall within the definition of a “commodity” under the Commodity Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets, including the Bitcoin markets in which Pubco would transact. The CFTC does not currently have regulatory jurisdiction over the cash-market for commodities such as Bitcoin, but does comprehensively regulate the commodity derivatives markets. This includes the futures and swaps markets for Bitcoin through which Pubco may engage in hedging activities. Among other things, such regulations may require Pubco to post margin with a clearinghouse or counterparty, which would limit the ability of Pubco to acquire additional Bitcoin. Additionally, any violation of CFTC regulations applicable to Pubco’s hedging activities could have a significant financial and reputational impact on Pubco.
Senior SEC officials have stated their view that Bitcoin is not a “security” for purposes of the federal securities laws, but such statements are not official policy statements by the SEC and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital assets. Future regulatory developments with respect to Bitcoin from the CFTC, SEC, or any other federal or state regulator, are difficult to predict.
Bitcoin and other digital assets currently face an uncertain regulatory landscape in not only the United States but also in many foreign jurisdictions such as the European Union, China, South Korea, and Russia. Both China and South Korea have banned initial coin offerings entirely. Regulators in Hong Kong have stated that initial coin offerings may constitute securities offerings subject to local securities regulations, while authorities in Canada and Singapore have issued warnings or guidance indicating that initial coin offerings may, depending their nature, fall under securities regulations.
Various foreign jurisdictions have adopted and may, in the future, adopt laws, regulations or directives that affect digital asset networks and their users, particularly digital asset exchanges and service providers that fall within such jurisdictions’ regulatory scope. Such laws, regulations or directives may conflict with those of the United States and may negatively impact the acceptance of Bitcoin and other digital assets by users, merchants, and service providers outside of the United States and may therefore impede the growth of the Bitcoin and digital asset economy.

Future legislation and regulatory requirements could have an adverse impact on the Bitcoin market and/or Pubco’s proposed business.
Various governmental and regulatory bodies in the United States — including the United States Congress — may adopt new laws or regulations that could affect the listing and clearing of crypto-related products. Several bills to address the digital asset regulatory landscape have been introduced in the first few months of the 119th Congress (2025 – 2027), including:
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the GENIUS Act, which passed the I.S. Senate and House of Representatives with bipartisan support and was signed into law on July 18, 2025;

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one strategic bitcoin reserve bill (Boosting Innovation, Technology, and Competitiveness through Optimized Investment Nationwide (the “BITCOIN Act”) S.954), which is currently undergoing review in the Senate; and

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the CLARITY Act, a crypto-asset market structure bill, that was passed by the U.S. House of Representatives on July 17, 2025, with bipartisan support and will be delivered to the U.S. Senate.

The GENIUS Act introduces the first comprehensive federal framework for stablecoins, requiring full 1:1 backing, reserve audits, and anti-money-laundering compliance. Although the GENIUS Act focuses on stablecoins, its regulatory framework and enforcement mechanisms could influence broader digital asset oversight, indirectly affecting Bitcoin custody, trading infrastructure, and compliance costs. In addition, several legislative efforts to address the regulation of cryptocurrency, including Bitcoin, have been introduced and are currently pending congressional consideration. Emerging laws and proposals in the U.S. federal government may materially affect Pubco’s operations, Bitcoin holdings, and investment outcomes.
The CLARITY Act, if it becomes law, would clarify which digital assets are commodities versus securities. Additionally, the CLARITY Act would subject certain spot-market digital commodities to a comprehensive regulatory regime for the first time in the United States. While this legislation could have a positive impact on the price of Bitcoin if market participants believe that regulatory clarity and market structure is an advantage, it could also have a negative impact on the industry and the value of Bitcoin if legal and regulatory requirements arising from such legislation are deemed to be too onerous, or for several other reasons.
Separately, it is not currently possible to know what changes will be made to the CLARITY Act as it proceeds through the legislative phases, in the event that it is signed into law. Currently, the legislation only requires registration of entities acting as brokers, dealers, exchanges, and custodians, rather than entities like Pubco. However, costs associated with registration may be passed on to entities transacting in Bitcoin, including Pubco. Additionally, the current legislation would amend the definition of “commodity interests” to include certain digital commodities, which would likely include Bitcoin. Such an amendment could cause certain collective investment vehicles that invest in Bitcoin or advise others as to investing in Bitcoin to be required to register with the CFTC as commodity pool operators (“CPOs”) or commodity trading advisors (“CTAs”). While we do not currently anticipate that Pubco would be required to register as a CPO or CTA even under the current version of the CLARITY Act, if it were required to do so, Pubco could face increased compliance costs and regulatory scrutiny, which could have a material and adverse impact on Pubco’s business and results of operations.
There is legal and regulatory uncertainty around Bitcoin and other digital assets, and Pubco’s Bitcoin strategy could subject it to enhanced regulatory oversight.
Several spot Bitcoin ETPs have received approval from the SEC to list their shares on a U.S. national securities exchange with continuous share creation and redemption at net asset value. Even though Pubco is not, and does not function in the manner of, a spot Bitcoin ETP, it is possible that it nevertheless could face regulatory scrutiny from the SEC or other federal or state agencies due to its Bitcoin holdings.
In addition, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. While Pubco has implemented policies and procedures and intends to maintain and continue to enhance policies and procedures reasonably designed to promote compliance with applicable anti-money laundering, know-your-customer and sanctions laws and regulations and take care to only acquire Pubco’s Bitcoin through entities subject to anti-money laundering/know-your-customer regulation and related compliance rules in the United States. If Pubco is found to have purchased any of its Bitcoin from bad actors that have used Bitcoin to launder money or persons subject to sanctions, Pubco may be subject to regulatory proceedings, investigations, or penalties, and any further transactions or dealings in Bitcoin by Pubco may be restricted or prohibited.
Pubco’s Bitcoin holdings do not presently serve for any of Pubco’s outstanding indebtedness. However, Pubco may incur additional indebtedness or enter into other financial instruments in the future that may be collateralized by its Bitcoin holdings. Pubco may also consider pursuing strategies to create income streams or otherwise generate funds using its Bitcoin holdings. These types of Bitcoin-related transactions may be the subject of enhanced regulatory oversight. These and any other Bitcoin-related transactions Pubco may enter into, beyond simply acquiring and holding Bitcoin, may subject it to additional regulatory compliance requirements and scrutiny, including under Federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.
Additional laws, guidance, and policies may be issued by domestic and foreign regulators following the filing for Chapter 11 bankruptcy protection by FTX Trading, one of the world’s largest cryptocurrency exchanges, in November 2022. While the financial and regulatory fallout from FTX Trading’s collapse did not directly impact Pubco’s business, financial condition, or corporate assets, the FTX Trading collapse may have increased regulatory focus on the digital assets industry. Increased enforcement activity and changes in the regulatory environment, including changing interpretations and the implementation of new or varying regulatory requirements by the government or any new legislation affecting Bitcoin, as well as enforcement actions involving or impacting Pubco’s trading venues, counterparties and custodians, may impose significant costs or significantly limit Pubco’s ability to hold and transact in Bitcoin.
Regulations may limit the number and quality of financial institutions that provide custodial services for Bitcoin.
On January 23, 2025, the SEC rescinded SAB 121 and replaced it with SAB 122. SAB 122 expands the scope of reporting obligations for any companies with digital asset holdings subject to “crypto asset safeguarding obligations.” While the standard primarily addresses custodial assets, there is ambiguity regarding whether companies that use third-party custodians or engage in other digital asset treasury activities may be required to recognize liabilities or enhanced disclosures related to their Bitcoin holdings. If Pubco’s Bitcoin treasury strategy is deemed to create crypto asset safeguarding obligations under SAB 122, Pubco could be required to recognize corresponding liabilities and assets, increasing reported balance sheet size without a change in economic exposure. This could distort financial metrics, increase compliance costs, and create additional risks of investor confusion or regulatory scrutiny.
Pubco does not currently intend to use derivative instruments to hedge the price risk of holding Bitcoin, which could negatively impact Pubco’s financial results.
The value of Pubco’s Bitcoin holdings may be subject to extreme volatility; Pubco does not currently intend to actively hedge this risk, though it may determine to do so at some time or times in the future. Bitcoin has historically experienced significant price volatility driven by factors beyond our control, including regulatory developments, technological changes, market sentiment, liquidity conditions, macroeconomic factors, and speculative trading activity. Declines in the price of Bitcoin could materially impact Pubco’s financial results. Because we Pubco does not intend to employ active hedging strategies to manage Bitcoin price risk, adverse price movements may directly impact its financial position and may result in substantial losses. Additionally, the opportunities to generate option premium income from its Bitcoin holdings may diminish or disappear during periods of declining prices or market illiquidity.
If, in the future, Pubco elects to use derivative instruments to hedge the price risk of holding Bitcoin, such derivatives are highly volatile, subject to market and liquidity risks and default risk of its clearing broker, which could negatively impact Pubco’s Bitcoin strategy.
Although Pubco does not currently intend to employ derivatives strategies that involve directional market views or significant notional exposure beyond the underlying Bitcoin positions, in the future, Pubco may elect to invest and trade in a variety of derivative instruments to hedge the price risk associated with Bitcoin. Derivatives, such as futures and swaps, are financial instruments or arrangements in which the risk and return are related to changes in the value of other assets, reference rates or indices. These instruments are highly volatile and expose investors to a high risk of loss. The low initial margin deposits normally required to establish a position in such instruments permit a high degree of leverage. As a result, depending on the type of instrument, a relatively small movement in the price of a contract may result in a profit or a loss which is high in proportion to the amount of funds actually placed as initial margin and may result in unquantifiable further loss exceeding any margin deposited. Pubco’s ability to profit or avoid risk through investment or trading in derivatives will depend on its ability to anticipate changes in the underlying assets, reference rates or indices. Engaging in hedging may result in poorer overall performance for Pubco than Pubco could have achieved had it not engaged in such hedging transactions. In addition, although Pubco may utilize a variety of instruments, including options and other derivatives, for hedging and risk management purposes, it is not obligated to, and may not, hedge against certain risks. Furthermore, Pubco’s portfolio may be exposed to risks that cannot be hedged. Use of hedging and risk management products may also increase Pubco’s regulatory burden and costs of compliance.
If Pubco uses a clearing broker to help manage financial transactions — such as buying or selling Bitcoin futures contracts to hedge against Bitcoin price swings — then Pubco will be exposed to the clearing broker’s credit risk. Under the CEA and CFTC regulations, futures contracts must be cleared through clearing brokers known as a registered futures commission merchant (“FCM”). FCMs hold a certain amount of the customer collateral that customers deposit in connection with their futures trading, and are responsible for posting that collateral to the clearinghouse on the customer’s behalf when the clearinghouse issues a margin call. FCMs are required to maintain such collateral and all customer assets in a segregated account. If the FCM fails to do so, or is unable to satisfy a substantial deficit in a customer account, its customers (including Pubco) may be subject to risk of loss of their funds in the event of the FCM’s insolvency. In such event, under the current U.S. Bankruptcy Code, the FCM’s customers (including Pubco) are entitled to recover only a proportional share of all property available for distribution to all of that FCM’s customers. Pubco may therefore be exposed to material losses in the event of an FCM’s or fellow FCM customer’s default or insolvency.
Qualified Financial Contract Stay rules may restrict Pubco’s ability to liquidate its positions or exercise default rights in the event that a swap counterparty becomes insolvent.
Under regulations issued by certain U.S. banking regulators that are currently in effect, certain large U.S. financial institutions and their subsidiaries, as well as the U.S. branches or subsidiaries of certain large non-US financial institutions, are required to amend the default and transfer provisions of their “Qualified Financial Contracts” (“QFCs”), and to ensure that future QFCs comply with the relevant regulations.
QFCs include swaps and repurchase agreements (among other types of contracts) and guarantees and other forms of credit enhancement for such contracts, that receive certain favorable treatment under the U.S. Bankruptcy Code by permitting market participants (like Pubco) to avoid the otherwise-applicable “automatic stay” provisions of the U.S. Bankruptcy Code, and terminate the contracts in the event of the financial institution’s or its guarantor’s bankruptcy. The purpose of these requirements is to ensure that, in the event of a large financial institution’s bankruptcy, or the bankruptcy of a guarantor or covered affiliate, QFC counterparties do not simultaneously terminate their positions and cause a liquidity shortfall before the financial institution’s affiliates and/or federal regulators are able to resolve the defaulting entity in an orderly fashion.
As a result of these regulations, if Pubco enters into QFCs with a covered financial institution, and that financial institution, its guarantor or a covered affiliate becomes bankrupt (i.e., it becomes subject to a receivership, insolvency, liquidation, resolution or similar proceeding), Pubco may be restricted from immediately terminating that agreement, which could lead to losses on Pubco’s positions.
In addition, various foreign jurisdictions have adopted comparable rules, including France, Germany, Japan, Switzerland, and U.K. If Pubco enters into QFCs with a covered financial institution in any of those foreign jurisdictions, the restrictions on immediately terminating QFCs could lead to a negative effect on Pubco’s business.

The availability of spot Bitcoin ETPs for Bitcoin and other digital assets may adversely affect the market price of Pubco’s listed securities and may make it more difficult for Pubco to execute its Bitcoin strategy.
Although Bitcoin and other digital assets have experienced a surge of investor attention since Bitcoin was invented in 2008, until recently investors in the United States had limited means to gain direct exposure to Bitcoin through traditional investment channels, and instead generally were only able to hold Bitcoin through “hosted” wallets provided by digital asset service providers or through “unhosted” wallets that expose the investor to risks associated with loss or hacking of their private keys. Given the relative novelty of digital assets, general lack of familiarity with the processes needed to hold Bitcoin directly, as well as the potential reluctance of financial planners and advisors to recommend direct Bitcoin holdings to their retail customers because of the manner in which such holdings are custodied, some investors have sought exposure to Bitcoin through investment vehicles that hold Bitcoin and issue shares representing fractional undivided interests in their underlying Bitcoin holdings. These vehicles, which were previously offered only to “accredited investors” on a private placement basis, have in the past traded at substantial premiums to net asset value, possibly due to the relative scarcity of traditional investment vehicles providing investment exposure to Bitcoin.
On January 10, 2024, the SEC approved the listing and trading of spot Bitcoin ETPs, the shares of which can be sold in public offerings and are traded on U.S. national securities exchanges. The approved ETPs commenced trading directly to the public on January 11, 2024, with a trading volume of $4.6 billion on the first trading day. To the extent investors view Pubco securities as providing exposure to Bitcoin, it is possible that the value of Pubco securities may also have included a premium over the value of its Bitcoin due to the prior scarcity of traditional investment vehicles providing investment exposure to Bitcoin, and that the value of Pubco securities may decline due to investors now having a greater range of options to gain exposure to Bitcoin and investors choosing to gain such exposure through spot Bitcoin ETPs rather than Pubco securities. Additionally, on May 23, 2024, the SEC approved rule changes permitting the listing and trading of spot ETPs that invest in Ether, the main crypto digital asset supporting and underlying the Ethereum blockchain. The approved Ether spot ETPs commenced trading directly to the public on July 23, 2024. The listing and trading of spot ETPs for Ether offers investors another alternative to gain exposure to digital assets, which could result in a decline in the trading price of Bitcoin as well as a decline in the value of Pubco securities relative to the value of its Bitcoin.
Although Pubco is an operating company, and believes it offers a different value proposition than a Bitcoin investment vehicle such as a spot Bitcoin ETP, investors may nevertheless view Pubco securities as an alternative to an investment in an ETP, and choose to purchase shares of a spot Bitcoin ETP instead of Pubco securities. They may do so for a variety of reasons, including if they believe that ETPs offer a “pure play” exposure to Bitcoin that is generally not subject to federal income tax at the entity level, or the other risk factors applicable to an operating business, such as ours. Additionally, unlike spot Bitcoin ETPs, Pubco (i) does not seek for its shares of Pubco securities to track the value of the underlying Bitcoin it holds before payment of expenses and liabilities, (ii) does not benefit from various exemptions and relief under the Exchange Act, including Regulation M, and other securities laws, which enable ETPs to continuously align the value of their shares to the price of the underlying assets they hold through share creation and redemption, (iii) is a Delaware corporation rather than a statutory trust, and does not operate pursuant to a trust agreement that would require Pubco to pursue one or more stated investment objectives, and (iv) is not required to provide daily transparency as to its Bitcoin holdings or its daily net asset value. Furthermore, recommendations by broker-dealers to buy, hold, or sell complex products and non-traditional ETPs, or an investment strategy involving such products, may be subject to additional or heightened scrutiny that would not be applicable to broker-dealers making recommendations with respect to Pubco securities. Based on how Pubco is viewed in the market relative to spot Bitcoin ETPs, and other vehicles which offer economic exposure to Bitcoin, such as Bitcoin futures ETFs, leveraged Bitcoin futures ETFs, and similar vehicles offered on international exchanges, any premium or discount in Pubco securities relative to the value of its Bitcoin holdings may increase or decrease in different market conditions.
As a result of the foregoing factors, availability of spot Bitcoin ETPs for Bitcoin and other digital assets could have a material adverse effect on the market price of Pubco’s listed securities.
Pubco’s Bitcoin strategy exposes it to risk of non-performance by counterparties, including in particular risks related to its custodians.
Pubco’s Bitcoin strategy exposes it to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes inability or refusal of a counterparty to perform because of a deterioration in the counterparty’s financial condition and liquidity or for any other reason. For example, Pubco’s execution partners, custodians, or other counterparties might fail to perform in accordance with the terms of Pubco’s agreements with them, which could result in a loss of Bitcoin, a loss of the opportunity to generate funds, or other losses. There is generally no insurance or government protection for such losses. Any failure in custody controls could materially and adversely Pubco’s business and financial results.
Pubco’s primary counterparty risk with respect to its Bitcoin is custodian performance obligations under the custody arrangements it has entered into. A series of relatively recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, among others, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company have highlighted the perceived and actual counterparty risk applicable to digital asset ownership and trading. Although these bankruptcies, closures and liquidations have not resulted in any loss or misappropriation of Pubco’s Bitcoin, nor have such events adversely impacted Pubco’s access to its Bitcoin, legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to Pubco’s interests in the event one or more of its custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings.
While Pubco’s custodians are subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that Pubco’s custodially-held Bitcoin will not become part of the custodian’s insolvency estate if one or more of its custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if Pubco pursues any strategies to create income streams or otherwise generate funds using its Bitcoin holdings, it would become subject to additional counterparty risks. Any significant non-performance by counterparties, including in particular the custodians with which Pubco custodies substantially all of its Bitcoin, could have a material adverse effect on its business, prospects, financial condition, and operating results.
Pubco may pursue strategies to generate income or liquidity from its Bitcoin holdings, such as covered calls on spot Bitcoin holdings, selling cash-secured puts on Bitcoin, or entering into other arrangements, which could lead to adverse financial results.
Pubco may from time to time pursue strategies to generate income or liquidity from its Bitcoin holdings, including writing covered calls on spot Bitcoin holdings and selling cash-secured puts on Bitcoin. While Pubco intends to employ fully collateralized, non-leveraged option strategies through regulated institutional counterparties, these activities remain subject to risk. Covered call writing may limit Pubco’s ability to participate in favorable price appreciation, while cash-secured put selling could result in the acquisition of additional Bitcoin at prices above prevailing market levels. Market conditions such as limited liquidity, wide bid-ask spreads, and execution slippage may impair Pubco’s ability to implement or unwind option positions efficiently. Option premiums received may not be sufficient to offset potential losses on the underlying Bitcoin holdings. Accordingly, Pubco’s yield-generation strategies may fail to provide the incremental return profile we anticipate and may instead lead to adverse financial results.
Pubco does not intend to engage in lending, staking, or similar practices to generate income from its Bitcoin holdings, which may limit our potential revenue and place us at a competitive disadvantage.
Pubco does not intend to pursue Bitcoin lending, staking, or other strategies that may involve rehypothecation, financial leverage, or unsecured counterparty exposure. While management believes this approach reduces risk and preserves the security of our assets, it also eliminates potential sources of income that other market participants may pursue. Companies that engage in lending or staking may generate higher yields on their digital assets, which could allow them to report superior financial performance or deliver higher returns to their shareholders. As a result, Pubco’s decision not to employ such strategies may reduce Pubco’s potential revenue, limit our ability to compete with peers that adopt higher-risk yield models, and adversely affect investor perception of our growth prospects.

Pubco’s yield-generating strategy for its Bitcoin holdings is untested and depends on robust internal controls and investing discipline, and failures in any of these areas could result in losses.
Pubco is reliant on its management team and advisors to assess market liquidity, pricing, and execution opportunities in the Bitcoin options market. Human error, technology malfunctions, or deficiencies in its systems of risk management could lead to losses, mispricing of transactions, or missed opportunities. If Pubco’s governance framework, including board review and approval processes, fails to identify or mitigate risks, Pubco could incur material adverse financial or reputational consequences.
Pubco’s Bitcoin-focused capital allocation strategy may reduce financial flexibility and may not deliver the intended benefits.
Pubco intends to allocate cash from operations and financing transactions toward acquiring and holding Bitcoin on its balance sheet. This approach reduces the cash available for investment in Pubco’s core business or other opportunities. While management believes that generating yield on Bitcoin holdings can improve capital efficiency and contribute to long-term asset growth, there is no assurance that these outcomes will be realized. Some of Pubco’s yield-generating strategy, such as covered call strategies, may cap upside participation in Bitcoin appreciation, while yield premiums may be lower or unavailable during certain market conditions. As a result, Pubco’s financial performance and ability to raise capital may be adversely affected.
Changes to the protocols underlying blockchain networks, including soft forks and hard forks, may result in significant disruptions, chain splits, or divergence in asset values, any of which could materially and adversely affect the value of Pubco’s digital asset holdings and its business operations.
Blockchain networks, such as Bitcoin, operate on open-source protocols that are not centrally governed. As a result, changes to these protocols — whether through “soft forks” that maintain backward compatibility or “hard forks” that create incompatible versions — are typically initiated and adopted through community consensus. For certain changes, such as soft forks, miners may signal their support with hash power, but ultimate enforcement of rule changes is determined by the node operators who validate transactions and blocks. If a substantial portion of nodes rejects a proposed change, especially in the context of a hard fork, the network may experience a chain split in which two or more divergent versions of the blockchain emerge.
Bitcoin has been subject to forks that resulted in the creation of new networks, including Bitcoin cash ABC, Bitcoin cash SV, Bitcoin diamond, Bitcoin gold and others. Some of these forks have caused fragmentation among platforms as to the correct naming convention for forked crypto assets. Due to the lack of a central registry or rulemaking body, no single entity has the ability to dictate the nomenclature of forked crypto assets, causing disagreements and a lack of uniformity among platforms on the nomenclature of forked crypto assets, and which results in further confusion to customers as to the nature of assets they hold on platforms, and which can negatively impact the value of the crypto assets. In addition, several of these forks were contentious and as a result, participants in certain communities may harbor ill will towards other communities. As a result, certain community members may take actions that adversely impact the use, adoption, and price of Bitcoin, or any of their forked alternatives.
Chain splits can lead to operational disruptions, security vulnerabilities, or significant uncertainty regarding which blockchain version will be recognized as the “main” chain. In the event of a fork, Pubco may hold or receive assets on multiple chains, which could result in unexpected tax, legal, or accounting consequences, or may expose Pubco to technical, cybersecurity or custodial risks. For instance, when the Ethereum and Ethereum Classic networks split in July 2016, replay attacks, in which transactions from one network were rebroadcast on the other network to achieve “double-spending,” plagued platforms that traded Ethereum through at least October 2016, resulting in significant losses to some crypto asset platforms. Similar replay attacks occurred in connection with the Bitcoin Cash and Bitcoin Cash SV network split in November 2018. Additionally, forks can cause volatility in the price and liquidity of digital assets held by Pubco, particularly if there is a lack of consensus among network participants or divergence in community support, market acceptance, or exchange listings. These risks could adversely impact the value of Pubco’s digital assets, impair its ability to generate revenue or pursue its business strategies, and result in increased compliance, legal, or operational costs.

Pubco will be highly dependent on the services of Edward Chin, who will be Pubco’s Chief Executive Officer.
Pubco will be highly dependent on the services of Edward Chin, who will be Pubco’s Chief Executive Officer. Although Edward Chin will spend a substantial portion of his business time and attention on Pubco and expects to be highly active in Pubco’s management, he does not devote his full time and attention to Pubco and Edward Chin will continue to remain Chief Executive Officer of PCM. As a result, Mr. Chin may devote less time to Pubco than if he was not engaged in other business activities. Additionally, Mr. Chin owes fiduciary duties to Pubco stockholders, and may also owe fiduciary duties to shareholders of other companies with which he may be affiliated. Pubco does not have “key person” life insurance policies. Edward Chin is not bound by an employment agreement for any specific term and, if Pubco is unable to retain him, Pubco may not be able to successfully attract and retain a qualified replacement. If Pubco is not successful in managing these risks, Pubco’s business, financial condition and operating results may be harmed.
Risks Related to Pubco’s Strategy in South Korea and Bitcoin Holdings by South Korean Companies
Under current regulations applicable in South Korea, Parataxis Korea’s ability to access to domestic virtual asset exchanges are restricted.
Under current South Korean laws and regulations, corporate entities generally cannot obtain access to real-name ( ) accounts for virtual-asset exchange trading, effectively preventing corporate participation on domestic exchanges. The Financial Services Commission (“FSC”) announced a staged roadmap in February 2025 to allow corporate participation; however, timing and eligibility for non-financial corporates remain subject to implementation that remain beyond the control of Parataxis Korea. The foregoing restriction on access to domestic virtual asset exchanges increases reliance by Parataxis Korea on over-the-counter (“OTC”) or cross-border trading of Bitcoin. Relying on OTC or cross-border transactions can expose Parataxis Korea to risks associated with counterparty default, delayed or failed settlement, limited liquidity during market stress, higher transaction costs, banking-relationship frictions and heightened fraud or cyber risk. These factors may lead to, among other things, losses, execution delays or inability to transact at desired times and prices. See “Information about Parataxis — Regulation — South Korea — Digital Assets and AML.” Any of the foregoing could materially and adversely affect Pubco’s business, financial condition and results of operations.
Volatile fluctuations in pricing of digital assets and KRW/USD foreign exchange rates may adversely affect Parataxis Korea’s results of operations and cause substantial decline in its net asset value.
Parataxis Korea, in which Parataxis Korea Fund holds a controlling equity interest, holds Bitcoin as a treasury reserve asset and other companies, if any, in which the Parataxis Korea Fund may acquire controlling interests in the future may also hold Bitcoin as a treasury reserve asset. Bitcoin is highly volatile and may experience rapid price declines over short periods of time. As a result of Parataxis Korea Fund’s interest in Bridge Bio, Pubco’s financial reporting and liquidity planning may also be indirectly exposed to KRW/USD exchange-rate movements. A material decline in Bitcoin prices or adverse foreign exchange fluctuations could reduce the value of Parataxis Korea Fund’s net assets, increase reported losses and adversely affect leverage, covenant compliance and access to financing. See “Information about Parataxis — Regulation — South Korea.”
Discussions regarding permitting spot bitcoin ETFs in South Korea could alter market dynamics in ways we cannot predict.
South Korean policymakers have discussed permitting spot (cash) bitcoin ETFs as part of broader market development and investor-protection considerations. If permitted, spot ETFs could change domestic liquidity profiles, price discovery and institutional participation, potentially impairing execution costs, liquidity and the signaling effect of a treasury strategy. See “Information about Parataxis — Regulation — South Korea — Digital Assets and AML.”
Investing in entities with Bitcoin holdings, including Bridge Bio, could have significant accounting, regulatory and other impacts on Pubco and its financial results.
Investment in entities with Bitcoin holdings could have accounting, regulatory and other impacts on Pubco and the manner in which its financial results are reported. In addition to Pubco’s Bitcoin holdings, may also experience risks associated with Bridge Bio’s Bitcoin holdings; additionally, in the future, Pubco anticipates acquiring additional Bitcoin directly and the Parataxis Korea Fund may acquire ownership interests in additional companies that own Bitcoin. To the extent any of Pubco and its subsidiaries’ investments represent indirect ownership of Bitcoin, the accounting treatment for such indirect interests in Bitcoin, including whether Pubco consolidates the subsidiaries through which such interests are held, or accounts for them under the equity method, could result in different measurement bases for such assets, including potentially under U.S. GAAP versus K-IFRS.
If more South Korean issuers adopt Bitcoin treasury strategies, Pubco perceived strategic differentiation may diminish and acquisition costs may increase.
Increased participation by South Korea-listed issuers could compress any valuation premium investors ascribe to Bitcoin treasury strategies, increase acquisition costs and reduce the comparative competitiveness of Parataxis Korea’s approach in the market. Any of the foregoing could materially and adversely affect Pubco’s business, financial condition and results of operations.
Banking-relationship, custody and insurance constraints could limit our ability to safeguard and utilize digital assets.
South Korean and global financial institutions may revise risk policies for customers with digital-asset exposure, resulting in account opening/maintenance or wire-transfer delays or denials. Institutional custody options may be limited or costly; insurance may be unavailable or may not cover all incidents (including cyber events or internal malfeasance).
If Parataxis Korea or its third-party service providers experience a security breach or cyber-attack and unauthorized parties obtain access to its Bitcoin assets, Parataxis Korea may lose some or all of its Bitcoin assets temporarily or permanently and its financial condition and results of operations, and those of Pubco, could be materially adversely affected.
Parataxis Korea’s Bitcoin holdings are held by institutional-grade digital asset qualified custodians. Security breaches and cyberattacks are of particular concern with respect to Bitcoin, as Bitcoin and other blockchain-based cryptocurrencies and the entities that provide services to participants in the Bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. A successful security breach or cyberattack could result in:
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a partial or total loss of Bitcoin holdings in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold its Bitcoin;

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harm to Parataxis Korea’s (and, by extension, Pubco’s) reputation and brand;

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improper disclosure of data and violations of applicable data privacy and other laws; or

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significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual, and financial exposure.

Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets (including companies with which Parataxis Korea does business) or companies that operate digital asset networks, regardless of whether Parataxis Korea (or Pubco) is directly impacted, could lead to a general loss of confidence in the broader Bitcoin blockchain ecosystem or in the use of the Bitcoin network to conduct financial transactions, which could negatively impact on Parataxis Korea and Pubco.
Additionally, attacks upon systems across a variety of industries, including industries related to Bitcoin, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper, or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on Parataxis Korea’s systems or those of Parataxis Korea’s third-party service providers or partners. Parataxis Korea may experience breaches of its security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm Parataxis Korea, or impact the value of Parataxis Korea’s equity interests in Parataxis Korea or the fees and carried interests Pubco (and other investors in such Funds derive therefrom), even if Parataxis Korea’s systems are left undisturbed. Any future breach of Parataxis Korea’s operations or those of others in the Bitcoin industry, including third-party services on which Parataxis Korea relies, could materially and adversely affect Parataxis Korea’s, and by extension Pubco’s, business and financial results.
Regulatory changes in South Korea could impose new costs or restrict our activities even if Parataxis Korea is not a virtual asset service provider.
Parataxis Korea’s contemplated activities — acquiring, holding and disposing of Bitcoin solely for its own account — are not currently expected to constitute Virtual Asset Service Provider (VASP) activities under current law and court guidance (including Supreme Court 2024.12.12., 2024Do10710). Nevertheless, future legislation, supervisory guidance or interpretations may expand disclosure, reporting or operational requirements for corporates with material digital-asset exposure, and counterparties (banks, OTC providers, custodians) may impose heightened KYC/AML or other compliance conditions. See “Information about Parataxis — Regulation — South Korea — Digital Assets and AML.”
Parataxis Korea and other South Korean companies holding Bitcoin are subject to counterparty risks, including risks relating to custodians and other counterparties.
If one of the custodians or exchanges Parataxis Korea uses to store or transfer Bitcoin experiences operational failure, insolvency, hacking, or fraud, Parataxis Korea may not be able to recover its Bitcoin. Parataxis Korea stores the Bitcoin it owns in custody accounts at institutional-grade, third-party qualified custodians pursuant to agreements intended to establish that Parataxis Korea’s property interest in custodially-held Bitcoin is not subject to claims of Parataxis Korea’s custodians’ creditors. Custodial arrangements for digital assets are not as well-established as those for traditional assets and digital asset services are concentrated among a small group of custodians and liquidity providers. Failure or instability at any one of these counterparties could have outsized effects on Parataxis Korea’s treasury management. If Parataxis Korea’s Bitcoin holdings came to be considered property of Parataxis Korea’s custodians’ estates, or Parataxis Korea’s custodians experience failure or instability, the value of Parataxis’ equity interest in Parataxis Korea could decline and the value Parataxis attributable to the carried interest and management fees Parataxis derives as a result of the investment in Parataxis Korea may be limited and Pubco’s financial results could be negatively impacted, perhaps significantly.
South Korean corporate governance developments may increase litigation and compliance risk for Parataxis Korea and its directors.
Amendments to the Korean Commercial Code (KCC) clarify directors’ duties to act for the benefit of the company and its shareholders and to protect the interests of all shareholders equitably. Transactions perceived as unfairly dilutive, favoring controlling shareholders or disadvantaging minority shareholders (e.g., certain reorganizations, financings or squeeze-outs) may face greater scrutiny and litigation risk. See “Information about Parataxis — Regulation — South Korea — Corporate Governance and Shareholders.”
Foreign-exchange measures could affect capital movements generally, although foreign direct investments under FIPA are exempt from certain emergency measures.
South Korea’s foreign-exchange laws allow authorities to impose temporary suspensions on payments or capital transactions in exceptional circumstances. While investments qualifying as foreign investment under the Foreign Investment Promotion Act (FIPA) are carved out from certain emergency restrictions (FETA §6(4)), broader market measures, bank-level risk controls or cross-border payment frictions could still affect timing and cost. See “Information about Parataxis — Regulation — South Korea — Foreign Investment and Foreign Exchange.”
Tax rules applicable to Parataxis Korea may change, and our effective tax rate could vary materially.
Parataxis Korea is a domestic corporation for South Korean tax purposes and is subject to progressive corporate income tax (exclusive of local income surtax): up to KRW 200 million — 9%; over KRW 200 million up to KRW 20 billion — 19% (progressive deduction KRW 20 million); over KRW 20 billion up to KRW 3 trillion — 21% (progressive deduction KRW 420 million); and over KRW 3 trillion — 24% (progressive deduction KRW 9.42 billion). Rules for digital-asset transactions may evolve and affect Pubco cash taxes and financial reporting. See “Information about Parataxis — Regulation — South Korea “
Employment, labor and social-insurance compliance in South Korea may increase costs and limit flexibility.
The Labor Standards Act and related laws in South Korea impose mandatory terms on employment, working hours, minimum wage, workplace safety and employee benefits, and require employer contributions to social insurance programs. Failure to comply could result in penalties, back pay or litigation. See “Information about Parataxis — Regulation — South Korea — Employment, Labor and Workplace Safety.”
Risks Related to Ownership of Pubco Stock Following the Business Combination
The Key Company Holder, whose interest may conflict with yours, can exercise significant influence over Pubco. The concentrated voting power of Pubco Stock may prevent you and other stockholders from influencing significant decisions and may prevent or discourage unsolicited acquisition proposals or offers for Pubco Stock, and may adversely affect the trading price of Pubco Class A Common Stock.
All of Pubco Class C Common Stock issued in the Company Merger will be held by an entity controlled by Edward Chin (the “Key Company Holder”) immediately following the Closing. The Key Company Holder will have 80% of the voting power of all shares of capital stock of Pubco (including shares issued in the future) (such voting power, the “Class C Voting Power”) until such time as the Key Company Holder, including its permitted transferees (such as charitable trusts and estate planning vehicles), own less than 25% of their aggregate ownership as of immediately after the Closing (the “Sunset Date”), as more fully described in the Proposed Certificate of Incorporation. Upon the Sunset Date or upon certain transfers to third parties or certain disqualifying events (namely, removal from Pubco’s Executive Committee for cause or upon death of the Key Company Holder), the shares of Pubco Class C Common Stock will automatically convert into shares of Pubco Class A Common Stock. Each holder of a share of Pubco Class C Common Stock shall, prior to such conversion, be entitled to the Class C Voting Power all matters on which Pubco stockholders are entitled to vote generally, including the election or removal of directors, amendments to the Proposed Certificate of Incorporation and approval of significant corporate transactions, such as a merger or other sale of Pubco or its assets, and all matters on which holders of Pubco Class C Common Stock as a separate class are entitled to vote. Holders of shares of Pubco Class C Common Stock will be entitled to the same economic rights as the holders of shares of Pubco Class A Common Stock, including any rights to distributions and dividends. The shares of Pubco Class C Common Stock will not be listed or freely transferable. The Key Company Holder will have the ability to significantly influence decision-making with respect to Pubco’s business direction and policies until the Sunset Date or the occurrence of any of the above disqualifying events.
Accordingly, upon the consummation of the Business Combination, the Key Company Holder will have 80% of the voting power of Pubco Common Stock and will be able to control matters submitted to Pubco stockholders for approval. The Key Company Holder may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests.
Furthermore, the Key Company Holder and his respective affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Key Company Holder may also pursue acquisition opportunities that are complementary to Pubco’s business, and, as a result, those acquisition opportunities may not be available to Pubco. Accordingly, interests of the Key Company Holder may not always coincide with Pubco’s interests or the interest of other stockholders, and the Key Company Holder may seek to cause Pubco to take courses of action that, in his judgment, could enhance his investment in Pubco but which might involve risks to our other stockholders or adversely affect Pubco or its other stockholders.
This concentrated control may also have the effect of delaying, preventing or deterring a change in control of Pubco, may prevent or discourage unsolicited acquisition proposals or offers for Pubco Stock that you may feel are in your best interest as one of Pubco’s stockholders, could deprive Pubco stockholders of an opportunity to receive a premium for their capital stock as part of a sale of Pubco, and might ultimately affect the market price of shares of Pubco Class A common stock.
Since the completion of the IPO of SilverBox, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies (“SPACs”). Accordingly, securities of companies such as Pubco may be more volatile than other securities and may involve special risks.
Since the completion of the IPO, there has been a precipitous drop in the market values of companies formed through mergers involving SPACs like SilverBox. These include inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value for SPACs. As a result, the Public Shares are subject to potential downward pressures, which may result in a high level of exercises of redemption rights, reducing the cash available from the Trust Account. If there are substantial redemptions by Public Shareholders in connection with the Business Combination, there will be a lower public float of Pubco Class A Common Stock following the Closing, which may cause volatility in the price of our securities and adversely impact our ability to secure financing following the Closing.
Securities of companies formed through mergers with SPACs such as Pubco may experience a material decline in price relative to the share price of the SPACs prior to such merger.
SilverBox issued SilverBox Class A Ordinary Shares for $10.00 per share upon the closing of the IPO. As with other SPACs, each Public Share issued in the IPO carries a right to redeem such share for a pro rata portion of the proceeds held in the Trust Account prior to the Closing. As of August 26, 2025, the redemption price per Public Share was approximately $10.51, which is the approximate redemption amount per Public Share based on the Trust Account balance as of August 26, 2025. Following the Closing, the shares of Pubco Class A Common Stock outstanding will no longer have any such redemption right and may be dependent upon the fundamental value of Pubco, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through mergers with SPACs in recent years, and may be significantly less than $10.00 per share.
Volatility in Pubco’s securities price could subject Pubco to securities class action litigation.
The market prices of the shares of Pubco Class A Common Stock and Pubco Warrants may be volatile and, in the past, companies that have experienced volatility in the market price of their shares have been subject to securities class action litigation. Pubco may be the target of this type of litigation and investigations. Securities litigation against Pubco could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm Pubco’s business.
Currently, there is no public market for the shares of Pubco Class A Common Stock and Pubco Warrants. Public Shareholders and warrantholders cannot be sure about whether the shares of Pubco Class A Common Stock and Pubco Warrants will develop an active trading market or whether Pubco is able to maintain the listing of Pubco securities in the future even if Pubco is successful in listing Pubco securities on NYSE or Nasdaq, which could limit investors’ ability to make transactions in shares of Pubco Class A Common Stock and Pubco Warrants and subject Pubco to additional trading restrictions.
As part of the Business Combination, each outstanding SilverBox Class A Ordinary Share (including SilverBox Class A Ordinary Shares issued upon conversion of the outstanding SilverBox Class B Ordinary Shares) will be converted automatically into one share of Pubco Class A Common Stock and each outstanding SilverBox Warrant will be exchanged for one Pubco Warrant. Pubco is a newly formed entity and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses or its operations publicly available. SilverBox and Pubco have agreed to cause the shares of Pubco Class A Common Stock and Pubco Warrants to be issued in the Business Combination to be approved for listing on NYSE or Nasdaq, prior to the effective time of the Business Combination. SilverBox cannot assure Public Shareholders that Pubco will be able to meet the initial listing requirements. However, Pubco may be unsuccessful in listing Pubco Class A Common Stock and Pubco Warrants on NYSE or Nasdaq, and even if successful, Pubco may be unable to maintain the listing of Pubco Class A Common Stock and Pubco Warrants in the future. A successful listing also does not ensure that a market for the shares of Pubco Class A Common Stock and Pubco Warrants will develop or the price at which the securities will trade. No assurance can be provided as to the demand for or trading price of the shares of Pubco Class A Common Stock and Pubco Warrants following the Closing and the shares of Pubco Class A Common Stock and Pubco Warrants may trade at a price less than the current market prices of the SilverBox Class A Ordinary Shares and Public Warrants.
If Pubco fails to meet the initial listing requirements and NYSE or Nasdaq does not list its securities on its exchange, none of the parties to the Business Combination Agreement would be required to consummate the Business Combination. In the event that all such parties elected to waive this condition and the Business Combination were consummated without shares of Pubco Class A Common Stock or Pubco Warrants being listed on NYSE or Nasdaq, Pubco could face significant material adverse consequences, including:
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a limited availability of market quotations for shares of Pubco Class A Common Stock and Pubco Warrants;

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reduced liquidity for shares of Pubco Class A Common Stock and Pubco Warrants;

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to the extent that Pubco does not qualify for any of the other penny stock exemptions from under the applicable provisions of Rule 3a51-1 under the Exchange Act, a determination that shares of Pubco Class A Common Stock are “penny stocks” which will require brokers trading in shares of Pubco Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for shares of Pubco Class A Common Stock;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If shares of Pubco Class A Common Stock and Pubco Warrants are not listed on NYSE or Nasdaq, such securities would not qualify as covered securities and Pubco would be subject to regulation in each state in which Pubco offers its shares of Pubco Class A Common Stock and Pubco Warrants because states are not preempted from regulating the sale of securities that are not covered securities.
Even if Pubco is successful in listing Pubco Class A Common Stock and Pubco Warrants and developing a public market, there may not be enough liquidity in such market to enable Pubco stockholders to sell their shares of Pubco Class A Common Stock and Pubco Warrants. If a public market for the shares of Pubco Class A Common Stock and Pubco Warrants does not develop, investors may not be able to re-sell their shares of Pubco Class A Common Stock or Pubco Warrants, rendering their securities illiquid and possibly resulting in a complete loss of their investment. Pubco cannot predict the extent to which investor interest in Pubco will lead to the development of an active, liquid trading market. The trading price of and demand for the shares of Pubco Class A Common Stock and Pubco Warrants following completion of the Business Combination and the development and continued existence of a market and favorable price for the shares of Pubco Class A Common Stock and Pubco Warrants will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of Pubco, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for shares of Pubco Class A Common Stock Pubco Warrants to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of the shares of Pubco Class A Common Stock Pubco Warrants. Many of these factors and conditions are beyond the control of Pubco or stockholders of Pubco.
Pubco may or may not pay cash dividends in the foreseeable future.
Any decision to declare and pay dividends in the future will be made at the discretion of the Pubco Board and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s and Parataxis’ respective results of operations, financial condition, cash requirements, contractual restrictions, the future projects and plans of Pubco and Parataxis and other factors that the Pubco Board may deem relevant. In addition, Pubco’s ability to pay dividends depends significantly on the extent to which it receives dividends from Parataxis and there can be no assurance that Parataxis will pay dividends. As a result, capital appreciation, if any, of Pubco Class A Common Stock will be an investor’s sole source of gain for the foreseeable future.
Pubco expects to qualify as a “controlled company” under the applicable securities exchange rules and expects to avail itself of applicable exemptions from the corporate governance requirements thereof.
Pubco expects to qualify as a “controlled company” as defined under the applicable securities exchange rules on which its shares may be listed, since the Key Company Holder will have 80% of Pubco’s total voting power, as a result of which the Key Company Holder will have the power to elect a majority of Pubco directors. For so long as Pubco remains a controlled company under this definition, Pubco is also permitted to elect to rely on certain exemptions from corporate governance rules. As a result, you will not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements. For example, controlled companies:
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are not required to have a board of directors that is composed of a majority of “independent directors,” as defined under the applicable securities exchange rules;

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are not required to have a compensation committee that is composed entirely of independent directors; and

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are not required to have director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is composed entirely of independent directors.

Potential conflicts of interest may arise among the holders of shares of Pubco Class A Common Stock and Pubco Class C Common Stock.
The Key Company Holder will hold all shares of Pubco Class C Common Stock. As a result, conflicts of interest may arise among the Key Company Holder, on the one hand, and holders of shares of Pubco Class A Common Stock, on the other hand. The Key Company Holder has the ability to influence Pubco’s business and affairs through his Class C Voting Power.
The Proposed Certificate of Incorporation and Proposed Bylaws provide, among other things, that (i) the Pubco Board shall consist of five individuals, three of which are to be designated by Parataxis, one of which is to be designated by SilverBox and one of which will be Edward Chin, as the Chief Executive Officer of Pubco; (ii) Edward Chin will serve as Chairman of the Pubco Board; (iii) except for matters delegated to the Executive Committee, all decisions of the Pubco Board must be adopted by a simple majority of directors in attendance; and (iv) Pubco shall establish (a) an Executive Committee consisting of Edward Chin and such other members as determined by Edward Chin and (b) an audit committee, compensation committee and nominating & governance committee, each consisting of three independent directors. If the holders of shares of Pubco Class A Common Stock are dissatisfied with the performance of Pubco Board, they have no or limited ability to remove any of the directors, with or without cause.
The Key Company Holder has the ability to indirectly influence the determination of the amount and timing of Pubco’s investments and dispositions, cash expenditures, indebtedness, tax liabilities and amounts of reserves, each of which can affect the amount of cash that is available for distribution to holders of shares of Pubco Class A Common Stock.
The Proposed Certificate of Incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Pubco’s stockholders, which could limit Pubco’s stockholders’ ability to obtain a favorable judicial forum for disputes with Pubco or its directors, officers or other employees.
The Proposed Certificate of Incorporation will provide that, unless Pubco consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of Pubco, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of Pubco to Pubco or Pubco’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim against Pubco or any current or former director, officer, other employee, agent or stockholder of Pubco (i) arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation (as it may be amended or restated) or the Proposed Bylaws or (ii) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim against Pubco or any current or former director, officer, other employee, agent or stockholder of Pubco governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (a) through (b), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (1) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (2) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (3) arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article 8 of the Proposed Certificate of Incorporation will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.
This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pubco or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Proposed Certificate of Incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Pubco may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Pubco’s business, financial condition and results of operations and result in a diversion of the time and resources of Pubco’s management and board of directors.
It is not possible to predict the actual number of Pubco Class A Common Stock that Pubco will sell under the SEPA, or the actual gross proceeds resulting from those sales. Further, Pubco may not have access to the full amount available under the SEPA.
On August 6, 2025, Pubco entered into the SEPA with Yorkville, pursuant to which Yorkville has committed to purchase up to $400,000,000 of Pubco Class A Common Stock, subject to certain limitations and conditions set forth in the SEPA. The shares of Pubco Class A Common Stock, that may be issued under the SEPA may be sold by Pubco to Yorkville at Pubco’s discretion from time to time.
Pubco will generally have the right to control the timing and amount of any sales under the SEPA. Sales of Pubco Class A Common Stock, if any, under the SEPA will depend upon market conditions and other factors to be determined by Pubco. Pubco may ultimately decide to sell all, some or none of the shares of Pubco Class A Common Stock that may be available for its to sell to Yorkville pursuant to the SEPA.
Because the purchase price per share to be paid by Yokrville for the shares of PubCo Class A Common Stock that Pubco may elect to sell under the SEPA, if any, will fluctuate based on the market price of Pubco Class A Common Stock prior to each purchase made pursuant to the SEPA, if any, it is not possible for Pubco to predict, as of the date of this proxy statement/prospectus and prior to any such sales, the number of shares of Pubco Class A Common Stock that Pubco will sell to Yorkville under the SEPA, the purchase price per share that Yorkville will pay for Pubco Class A Common Stock purchased from Pubco under the SEPA, or the aggregate gross proceeds that Pubco will receive from those purchases, if any.
The sale and issuance of Pubco Class A Common Stock to Yorkville will cause dilution to Pubco’s existing stockholders, and the sale of the shares of Puco Class A Stock acquired by Yorkville, or the perception that such sales may occur, could cause the price of Pubco Class A Common Stock to fall.
The purchase price for shares of Pubco Class A Common Stock that Pubco may sell to Yorkville under the SEPA will fluctuate based on the price of Pubco Class A Common Stock. Depending on a number of factors, including market liquidity, sales of such Pubco Class A common Stock may cause the trading price of Pubco Class A Common Stock to fall.

If and when Pubco does sell shares of Pubco Class A common Stock to Yorkville, Yorkville may resell all, some, or none of those shares of Pubco Class A Common Stock at ites discretion, subject to the terms of the SEPA. Therefore, sales of shares of Pubco Class A Common Stock to Yorkville by Pubco could result in substantial dilution to the interests of other holders of Pubco Class A Common Stock. Additionally, the sale of a substantial number of shares of Pubco Class A Common Stock to Yorkville, or the anticipation of such sales, could make it more difficult for Pubco to sell equity or equity-related securities in the future at a desirable time and price.
Risks Related to the Business Combination and SilverBox
The ability of Public Shareholders to exercise redemption rights with respect to a large number of Public Shares, the terms of the proposed Business Combination or other factors may not allow SilverBox to complete the Business Combination or optimize its capital structure.
Under the terms of the Business Combination Agreement, it is a condition to Parataxis’ obligation to consummate the proposed Business Combination, waivable by Parataxis, that, at the Closing, net cash and cash equivalents delivered to Pubco in connection with the Business Combination (after giving effect to the completion and payment of the Redemption and payment expenses) and including the aggregate amount of any transaction financing, equal or exceed $25 million (“Minimum Cash Condition”). The Memorandum and Articles of Association also, unless the NTA Proposal is approved by SilverBox shareholders, provides that SilverBox will only consummate an initial Business Combination if net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of an initial business combination.
If redemptions reduce the funds available from the Trust Account to the point that the Minimum Cash Condition is not satisfied, SilverBox may need to seek to restructure the Business Combination to reserve a greater portion of the cash in the Trust Account, arrange for third-party financing or otherwise. Third-party financing may not be available on acceptable terms or at all. Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.
If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until SilverBox liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of a vote by SilverBox Shareholders to extend the amount of time SilverBox has to complete an initial business combination or certain other corporation actions as set forth in the Memorandum and Articles of Association. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time SilverBox’s shares may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with SilverBox’s redemption until SilverBox liquidates, consummates an alternative initial business combination, effectuates an Extension or takes certain other actions set forth in the Memorandum and Articles of Association or you are able to sell your shares in the open market.
You may be unable to ascertain the merits or risks of Parataxis’ operations.
If the Business Combination is consummated, Pubco will be affected by numerous risks inherent in Parataxis’ business. Although SilverBox’s management has endeavored to evaluate the risks inherent in the proposed Business Combination, SilverBox cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Further, some of these risks may be outside of SilverBox’s and Parataxis’ control. SilverBox also cannot assure you that an investment in Pubco’s securities will not ultimately prove to be less favorable to investors in SilverBox than a direct investment, if an opportunity were available, in Parataxis. In addition, if shareholders do not believe that the prospects for the Business Combination are promising, a greater number of shareholders may exercise their redemption rights, which may make it difficult for SilverBox to consummate the Business Combination.

There is no assurance that SilverBox’s diligence will reveal all material risks that may be present with regard to Parataxis. Subsequent to the completion of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.
SilverBox cannot assure you that the due diligence SilverBox has conducted on Parataxis will reveal all material issues that may be present with regard to Parataxis, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of SilverBox’s and Parataxis’ control will not later arise. Parataxis is aware that SilverBox must complete an initial business combination by August 19, 2026 (or such other date as approved by the SilverBox shareholders). Consequently, Parataxis may have obtained leverage over SilverBox, knowing that if SilverBox does not complete the Business Combination, SilverBox may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline.
Parataxis operates in a highly competitive, regulated industry and Parataxis has never before been a public company and its business and platform operations continue to change and evolve. As a result, SilverBox has therefore made its decision to pursue a business combination with Parataxis on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all, for Parataxis, SilverBox and their respective security holders. As a result of these factors, Pubco may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses.
Even if SilverBox’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with SilverBox’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on SilverBox’s or Pubco’s liquidity, the fact that charges of this nature are reported could contribute to negative market perceptions about Parataxis or SilverBox and Pubco’s securities. In addition, charges of this nature, if any, may cause Pubco to violate leverage or other covenants to which it may be (or in the future become) subject as a result of any financing that may be obtained by Pubco or Parataxis after the consummation of the proposed Business Combination transaction. Accordingly, any shareholders of SilverBox who choose to remain shareholders of Pubco following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by SilverBox’s officers or directors of a fiduciary duty owed by them to SilverBox, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
Past performance by any member of the SilverBox management team or SilverBox Board, the Sponsor or any of their respective affiliates, may not be indicative of future performance of an investment in SilverBox or Pubco.
Past performance by any member of SilverBox’s management team or the SilverBox Board, including Persons who are public figures, the Sponsor, or any of their respective current or former affiliates or entities related to one or more of them, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member of SilverBox’s management team or the SilverBox Board, including any such persons who are public figures, or any of their respective current or former affiliates or entities related to one or more of them, or any of the investment performance of any of the foregoing, as indicative of the future performance of an investment in SilverBox or Pubco or the returns SilverBox or Pubco may (or may not), generate going forward. Additionally, the involvement of a public figure in any business venture does not constitute a guarantee of any such success, and you should not make an investment decision regarding the Business Combination based on the involvement of such public figures. You are urged to read carefully, and consider independently, all of the information contained in this proxy statement/prospectus and in Pubco’s public filings after the Closing, including the financial statements and other information incorporated herein and therein, including, without limitation, under the headings “Risk Factors” and “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination.” You are advised, in your sole discretion, to consult with your own financial and other advisors before you make investment decisions about buying or selling SilverBox or Pubco securities or investing in the business of Parataxis. Involvement or past performance by Persons associated with any of Parataxis, Pubco, or any other businesses, entities or Persons affiliated or associated with any of them, including public figures, does not guarantee that the Business Combination, Parataxis or Pubco will be successful, and you should be prepared to lose your entire investment.
There are risks to SilverBox Shareholders who are not affiliates of the Sponsor of becoming shareholders of Pubco through the Business Combination rather than acquiring interests in Parataxis directly in an underwritten public offering, including no independent due diligence review by an underwriter.
There is no independent third-party underwriter involved in the Business Combination or the issuance of Pubco securities in connection therewith. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering.
If Parataxis became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” Because Parataxis will become a public company through a business combination with SilverBox, a special purpose acquisition company, investors in SilverBox and Pubco may not have the same remedies available to them under U.S. federal securities laws in connection with the Business Combination as they otherwise might have had if Parataxis were to have gone public in a traditional firm commitment underwritten initial public offering.
In addition, the amount of due diligence conducted by SilverBox and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of Parataxis. Accordingly, it is possible that defects in Parataxis’ business or problems with Parataxis’ management that would have been discovered if Parataxis conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of Pubco securities.
Unlike an underwritten initial public offering, the initial trading of Pubco’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco’s securities on the NYSE or Nasdaq could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco’s securities during the period immediately following the listing.
If third parties bring claims against SilverBox, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.51 per share (based on the Trust Account balance as of August 26, 2025).
SilverBox’s placing of funds in the Trust Account may not protect those funds from third-party claims against SilverBox. Although SilverBox seeks to have vendors, service providers (other than SilverBox’s independent registered public accounting firm), prospective target businesses and other entities with which SilverBox does business execute agreements with SilverBox waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against SilverBox’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SilverBox’s management will consider whether competitive alternatives are reasonably available to SilverBox and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of SilverBox under the circumstances. SilverBox’s auditor, WithumSmith+Brown, PC (“Withum”), has not and will not execute an agreement with SilverBox waiving such claims to the monies held in the Trust Account.
Examples of possible instances where SilverBox may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SilverBox and will not seek recourse against the Trust Account for any reason. Upon redemption of Public Shares, if SilverBox has not completed its initial business combination within the required time period, or upon the exercise of a redemption right in connection with its initial business combination, SilverBox will be required to provide for payment of claims of creditors that were not waived that may be brought against SilverBox within the ten years following redemption. Accordingly, the per share redemption amount received by Public Shareholders could be less than the $10.51 per Public Share (based on the Trust Account balance as of August 26, 2025 and less taxes payable and up to $100,000 of interest to pay dissolution expenses), due to claims of such creditors.
The Sponsor has agreed that it will be liable to SilverBox if and to the extent any claims by a third party for services rendered or products sold to SilverBox, or a prospective target business with which SilverBox has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination Agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets (less taxes payable and up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under SilverBox’s indemnity of the underwriters of SilverBox’s IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. SilverBox has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of SilverBox. The Sponsor may not have sufficient funds available to satisfy those obligations. SilverBox has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.05 per Public Share. In such event, SilverBox may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of SilverBox’s directors or officers will indemnify SilverBox for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Additionally, if SilverBox is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against SilverBox which is not dismissed, or if SilverBox otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in SilverBox’s bankruptcy estate and subject to the claims of third parties with priority over the claims of SilverBox Shareholders. To the extent any bankruptcy claims deplete the Trust Account, SilverBox may not be able to return to Public Shareholders $10.51 per share (less taxes payable and up to $100,000 of interest to pay dissolution expenses) (which is the approximate amount per SilverBox Public Share based on the Trust Account balance as of August 26, 2025). SilverBox has access to minimal funds held outside the Trust Account with which to pay any such potential claims. In the event that SilverBox liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.

Involvement or past performance by consultants, advisors, influencers, brand ambassadors and other Persons involved with Parataxis or Pubco, including members of their respective boards of directors, managers, consultants, advisors and other Persons, some or all of whom are public figures, may not be indicative of the future performance of Parataxis and Parataxis and you should assess the merits of Parataxis’ business independently and be prepared to lose your entire investment.
Involvement or past performance by advisors, consultants, influencers, ambassadors, members of boards of directors, executive officers, managers and other Persons involved with Parataxis or Pubco, or Persons or entities affiliated, associated or otherwise related to any of the foregoing, is not a guarantee of success with respect to the Business Combination or the future results of Parataxis or trading prices of Parataxis securities. You should not rely upon the involvement or past performance of any Person or Persons as indicative of whether or not you should invest in SilverBox, Pubco or Parataxis. You are urged to read carefully, and consider independently, all of the information contained in this proxy statement/prospectus and in Pubco’s public filings after the Closing, including the financial statements and other information incorporated herein and therein, including, without limitation, under the headings “Risk Factors” and “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination.” You are advised, in your sole discretion, to consult with your own financial and other advisors before you make investment decisions about buying or selling SilverBox or Pubco securities or investing in the business of Parataxis. Involvement or past performance by Persons associated with any of Parataxis, Pubco, or any other businesses, entities or Persons affiliated or associated with any of them, including public figures, does not guarantee that the Business Combination, Parataxis or Pubco will be successful, and you should be prepared to lose your entire investment.
Public Shareholders may be held liable for claims by third parties against SilverBox to the extent of distributions received by them upon redemption of their Public Shares.
If SilverBox is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, SilverBox was unable to pay SilverBox’s debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by SilverBox Shareholders. Furthermore, SilverBox’s directors may be viewed as having breached their fiduciary duties to SilverBox or SilverBox’s creditors or having acted in bad faith, and thereby exposing themselves and SilverBox to claims, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. SilverBox cannot assure you that claims will not be brought against SilverBox for these reasons. SilverBox and its directors or any manager thereof who knowingly and willfully authorized or permitted any distribution to be paid out of SilverBox’s share premium account while SilverBox was unable to pay SilverBox’s debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine and to imprisonment for five years in the Cayman Islands.
The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of Pubco’s results if the Business Combination is consummated and, accordingly, you will have limited financial information on which to evaluate the financial performance of Pubco and your investment decision.
SilverBox and Parataxis currently operate as separate companies, and Pubco is an entity established solely to effect the proposed Business Combination and has no operations. SilverBox has had no prior history as an operating company and its operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Pubco. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current or future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Comparative Historical and Unaudited Financial Information” has been derived from SilverBox’s and Parataxis’ historical financial statements and certain adjustments and assumptions have been made regarding Pubco after giving effect to the Business Combination. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and Pubco’s financial position and future results of operations.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect Pubco’s financial condition or results of operations following the Closing. Any potential decline in Pubco’s financial condition or results of operations may cause significant variations in the stock price of Pubco.
SilverBox may issue preference shares or additional ordinary shares to complete the Business Combination, which would dilute the interest of SilverBox shareholders and likely present other risks.
The Memorandum and Articles of Association authorizes the issuance of up to 200,000,000 SilverBox Class A Ordinary Shares, 20,000,000 SilverBox Class B Ordinary Shares, and 1,000,000 SilverBox Preference Shares. There are currently 179,545,000 authorized but unissued SilverBox Class A Ordinary Shares available for issuance, which amount does not take into account shares reserved for issuance upon exercise of outstanding warrants. There are currently 15,000,000 authorized but unissued SilverBox Class B Ordinary Shares available for issuance. There are currently no shares of SilverBox Preference Shares issued and outstanding. SilverBox may issue preference shares or a substantial number of additional ordinary shares to complete the initial Business Combination or under an employee incentive plan after completion of the Business Combination. However, the Memorandum and Articles of Association provides, among other things, that prior to SilverBox’s initial business combination, SilverBox may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination. These provisions of the Memorandum and Articles of Association may be amended with a shareholder vote. SilverBox’s Sponsor agreed, pursuant to a written agreement with SilverBox, that it will not propose any amendment to the Memorandum and Articles of Association that would affect the substance or timing of SilverBox’s obligation to redeem 100% of its Public Shares if SilverBox does not complete the initial business combination by August 19, 2026 (or such other date as approved by the SilverBox shareholders), unless SilverBox provides its Public Shareholders with the opportunity to redeem their SilverBox Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less taxes payable), divided by the number of then outstanding Public Shares. The issuance of additional shares:
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may significantly dilute the equity interest of existing investors;

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may subordinate the rights of shareholders if preferred stock is issued with rights senior to those afforded the SilverBox Ordinary Shares;

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could cause a change of control if a substantial number of ordinary shares are issued, which may affect, among other things, SilverBox’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of SilverBox’s present officers and directors; and

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may adversely affect prevailing market prices for SilverBox’s Units, Public Shares, and/or Warrants.

SilverBox is dependent upon its executive officers and directors and their departure could adversely affect SilverBox’s ability to operate and to consummate the Business Combination. Additionally, SilverBox’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on SilverBox’s ability to complete the Business Combination.
SilverBox’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. SilverBox believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. The unexpected loss of the services of one or more of SilverBox’s directors or executive officers could have a detrimental effect on SilverBox and the ability to consummate the Business Combination. In addition, SilverBox’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, may have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of SilverBox’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation, and SilverBox’s directors also serve as officers and board members for other entities. If SilverBox’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to SilverBox’s affairs, which may have a negative impact on SilverBox’s ability to consummate the Business Combination.
Pubco’s ability to be successful following the Business Combination will depend upon the efforts of the Pubco Board and key personnel, and the loss of such persons could negatively impact the operations and profitability of Pubco’s post-Business Combination business.
Pubco’s ability to be successful following the Business Combination will be dependent upon the efforts of the Pubco Board and key personnel of Pubco. SilverBox cannot assure you that the Pubco Board and key personnel will be effective or successful or remain with Pubco. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause Parataxis’ management to have to expend time and resources helping them become familiar with such requirements.
It is estimated that, pursuant to the Business Combination Agreement, assuming no redemptions prior to or in connection with the proposed Business Combination, the Public Shareholders will own approximately 50.9% of the equity interests or assets of Pubco after the Closing and SilverBox’s management will not be engaged in the management of Pubco’s business. Accordingly, the future performance of Pubco will depend upon the quality of the post-Business Combination board of directors, management and key personnel of Pubco.
Because SilverBox’s Sponsor will lose its entire investment in SilverBox if the Business Combination or an alternative business combination is not completed by August 19, 2026 (or such other date as approved by the SilverBox shareholders), and because SilverBox’s Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether Parataxis was appropriate for SilverBox’s initial business combination.
The Sponsor received 5,000,000 SilverBox Class B Ordinary Shares from SilverBox for an aggregate price of $25,000, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing price of the SilverBox Class A Ordinary Shares on August 26, 2025, which was $10.46 would have an aggregate value of $52,300,000 as of the same date. If SilverBox does not consummate the Business Combination or another initial business combination by August 19, 2026 (or such other date as approved by the SilverBox shareholders), and SilverBox is therefore required to be liquidated, these shares would be worthless, as the Sponsor is not entitled to participate in any redemption or liquidation of the Trust Account. Additionally, unless SilverBox consummates an initial business combination, it is possible that SilverBox’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (provided, however, that, as of the date of this proxy statement/prospectus, SilverBox’s officers and directors have not incurred (nor are any of the forgoing expecting to occur) out-of-pocket expenses exceeding such funds available to SilverBox for reimbursement thereof, but provided, further, that if any such expenses are incurred prior to consummation of the Business Combination, SilverBox’s officers, directors and the Sponsor may not receive reimbursement therefor if the proposed Business Combination is not consummated).
The personal and financial interests of SilverBox’s executive officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of SilverBox’s initial business combination, its Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SilverBox’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on SilverBox’s behalf. However, SilverBox’s Sponsor, executive officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Such financial interests of SilverBox’s Sponsor, executive officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination.
The Sponsor paid nominal consideration for the Sponsor Shares it holds. As a result, the Sponsor may make a substantial profit if the Business Combination is consummated, even if the shares held by the Sponsor lose substantial value and even if the Business Combination arguably may not be in the best interests of SilverBox Shareholders.
The Sponsor has invested in SilverBox an aggregate of $4,575,000, comprised of the $25,000 purchase price for the Sponsor Shares and the $4,550,000 purchase price for the Private Placement Units. Assuming a trading price of $10.46 per share of Pubco upon consummation of the Business Combination (the trading price of the SilverBox Class A Shares as of August 26, 2025), the 5,000,000 Sponsor Shares would have an aggregate implied value of $52,300,000 at that time. Even if the trading price of Pubco Common Stock were as low as approximately $0.92 per share and the Private Placement Units were worthless, the value of the Sponsor Shares would be equal to the Sponsor’s initial investment in SilverBox. If the Business Combination is not completed, however, and if SilverBox is forced to liquidate, the Sponsor will lose its entire investment in SilverBox. As a result, the Sponsor is likely to be able to recoup its investment in SilverBox and make a substantial profit on that investment, even if the Public Shares have lost significant value.
SilverBox’s directors and officers may have interests in the Business Combination that differ from the interests of SilverBox Shareholders.
Executive officers of SilverBox negotiated the terms of the Business Combination Agreement with their counterparts at Parataxis, and the SilverBox Board determined that the Business Combination Agreement and the transactions contemplated thereby are in the best interests of SilverBox and its shareholders, and approved the Business Combination Agreement and the transactions contemplated thereby. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that SilverBox’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of SilverBox Shareholders, including, but not limited to, the continued service as an officer or director of Pubco, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of common stock of Pubco.
The SilverBox Board was aware of and considered these interests, among other matters, in reaching the determination that the Business Combination Agreement and the transactions contemplated thereby are in the best interests of SilverBox. For a detailed discussion of the special interests that SilverBox’s directors and executive officers may have in the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination.”
You should consider the financial incentives that SilverBox’s officers and directors may have to approve and complete the Business Combination when evaluating whether vote for the Business Combination Proposal, as well as when considering whether to redeem your Public Shares prior to or in connection with the Business Combination.
SilverBox and Parataxis will incur significant transaction and transition costs in connection with the Business Combination.
SilverBox and Parataxis have incurred significant transaction and transition costs in connection with the Business Combination, and Pubco will incur significant costs in operating as a public company following the consummation of the Business Combination. Pubco may also incur additional costs to retain key employees. These expenses will reduce the amount of cash available to be used for other corporate purposes by Pubco if the Business Combination is completed or by SilverBox if the Business Combination is not completed. If the Business Combination is not consummated, SilverBox may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

SilverBox’s non-redeeming shareholders and Parataxis Securityholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.
If Pubco is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, SilverBox shareholders and Parataxis Securityholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent Pubco and Parataxis are able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.
During the pendency of the Business Combination, SilverBox and Parataxis may not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement, which could adversely affect their respective businesses. Further, certain provisions of the Business Combination Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.
Covenants in the Business Combination Agreement impede the ability of SilverBox and Parataxis to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during the interim period prior to Closing. In addition, while the Business Combination Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party, which transactions, if any materialized and were pursued, could have been or could be favorable to such party’s shareholders.
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
Even if the Business Combination is approved by the shareholders of SilverBox (including each of the Shareholder Proposals) and Parataxis Securityholders, specified conditions must be satisfied or waived to complete the Business Combination. These conditions are described in detail in the Business Combination Agreement and, in addition to shareholder and member consent, include, among other requirements, that (i) the Pubco Class A Common Stock and Pubco Warrants shall have been approved for listing on Nasdaq or NYSE, (ii) this registration statement will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing, (iii) all consents required to be obtained from or made with any governmental authority in order to consummate the transactions contemplated by the Business Combination Agreement shall have been obtained or made, (iv) each of the representations and warranties of SilverBox and Parataxis contained in the Business Combination Agreement remain true and correct as of Closing, and (v) no material adverse effect shall have occurred regarding SilverBox or Parataxis since the Business Combination Agreement that remains uncured as of Closing. See “The Business Combination Proposal — Business Combination Agreement — Closing Conditions” below for a more complete summary. SilverBox and Parataxis cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination may not occur, or may be delayed and such delay may cause SilverBox and Parataxis to each lose some or all of the intended benefits of the Business Combination. If the Business Combination does not occur, SilverBox may not be able to find another potential candidate for its initial business combination prior to SilverBox’s deadline (currently August 19, 2026, or such other date as approved by the SilverBox shareholders), and SilverBox will be required to liquidate.
If SilverBox is deemed to be an investment company for purposes of the Investment Company Act, SilverBox would be required to institute burdensome compliance requirements and its activities would be severely restricted, which may make it difficult for it to complete the Business Combination or force SilverBox to abandon its efforts to complete an initial business combination
If SilverBox is deemed to be an investment company under the Investment Company Act, the nature of its investments and its ability to issue securities may be restricted. These and other restrictions may make it difficult for SilverBox to complete the Business Combination or to pursue any other initial business combination.

In addition, SilverBox may become subject to burdensome requirements, including registration as an investment company, adoption of a specific form of corporate structure, and reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.
Unless SilverBox can quality for an exemption from these requirements, in order not to be regulated as an investment company under the Investment Company Act it must ensure that it is engaged primarily in a business other than investing, reinvesting or trading of securities. In addition, SilverBox’s activities may not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. SilverBox’s business is to identify and complete a business combination and thereafter to operate the post-business combination business or assets for the long term.
SilverBox does not believe that its principal activities will subject it to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds of these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term, SilverBox intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act. SilverBox’s securities are not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended to hold funds pending the earliest to occur of either: (i) the complete of an initial business combination; (ii) the redemption of any Public Shares properly tendered in connection with certain shareholder votes (for example, to approve certain amendments to the Memorandum and Articles of Association); or (iii) absent the completion of an initial business combination within the Combination Period, the return of the funds held in the Trust Account to our Public Shareholders as part of their redemption of the Public Shares. If SilverBox does not invest the proceeds as discussed above, it may be deemed to be subject to the Investment Company Act.
In the adopting release for new rules for SPACs on July 1, 2024 (the “2024 SPAC Rules”), the SEC provided guidance that a SPAC’s potential status as an “investment company” depends on a variety of factors, such as a SPAC’s duration, asset composition, business purpose and activities and “is a question of facts and circumstances” requiring individualized analysis. If SilverBox were deemed to be subject to the Investment Company Act, compliance with these regulatory requirements would require additional expenses for which we have not allotted funds and may hinder our ability to complete an initial business combination. Moreover, if SilverBox were deemed to be an investment company, and was unable to modify its activities so that it would not be deemed an investment company, SilverBox may fail to satisfy a condition in the Business Combination Agreement, which could result in the termination of the Business Combination Agreement. As a result, the Public Shareholders may only receive their pro rata portion of funds in the Trust Account that are available for distribution to Public Shareholders, and would be unable to realize the potential benefits of the Business Combination, including the possible appreciation of the combined company’s securities, and SilverBox Warrants may expire worthless.
To mitigate the risk that SilverBox might be deemed to be an investment company for purposes of the Investment Company Act, SilverBox may, at any time, instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account until the earlier of the consummation of the Business Combination or SilverBox’s liquidation. As a result, SilverBox may receive less interest on the funds held in the Trust Account than the interest SilverBox would have received pursuant to SilverBox’s original Trust Account investments, which could reduce the dollar amount Public Shareholders would receive upon any redemption or SilverBox’s liquidation.
The funds in the Trust Account have, since the IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of SilverBox being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, SilverBox may, at any time, instruct Transfer Agent, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing demand deposit account at a bank until the earlier of the consummation of the Business Combination or the liquidation of SilverBox. SilverBox intends to take such steps in the event that the proposed Business Combination with Parataxis is not consummated or, in the event that SilverBox, in its sole discretion, determines there to be a reasonable likelihood of a material delay to the consummation of the proposed Business Combination with Parataxis. However, the risks described herein exist even if no such material delay occurs or is determined to be reasonably likely to occur. Following such liquidation, SilverBox may receive less interest on the funds held in the Trust Account than the interest SilverBox would have received pursuant to its original Trust Account investments. However, interest previously earned on the funds held in the Trust Account still may be released to SilverBox to pay its taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the investments held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account could reduce the dollar amount the Public Shareholders would receive upon any redemption or SilverBox’s liquidation.
The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that SilverBox may be deemed to be an unregistered investment company, in which case SilverBox may be required to liquidate. Accordingly, SilverBox may determine, in its discretion, to liquidate the securities held in the Trust Account at any time and instead hold all funds in the Trust Account in an interest-bearing demand deposit account, which could further reduce the dollar amount the Public Shareholders would receive upon any redemption or SilverBox’s liquidation, and SilverBox expects to proceed with such steps in the event that that proposed Business Combination with Parataxis is not consummated or in the event that SilverBox, in its sole discretion, determines there to be a reasonable likelihood of a material delay to the consummation of the proposed Business Combination with Parataxis. Were SilverBox to liquidate, SilverBox’s warrants would expire worthless, and SilverBox’s securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of SilverBox’s securities.
You may only be able to exercise your Pubco Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of Pubco Common Stock from such exercise than if you were to exercise such Pubco Public Warrants for cash.
The SilverBox Warrant Agreement provides, and the Amended and Restated Warrant Agreement will provide, that in the following circumstances holders of Warrants who seek to exercise their Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of Pubco Common Stock issuable upon exercise of the Warrants are not registered under the Securities Act in accordance with the terms of the SilverBox Warrant Agreement; (ii) if Pubco has so elected and the shares of Pubco Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if Pubco has so elected and Pubco calls the Warrants for redemption. If you exercise the Warrants on a cashless basis, you would pay the warrant exercise price by surrendering the Warrants for that number of Pubco Common Stock to the quotient obtained by dividing (x) the product of the number of shares of Pubco Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” of the Pubco Common Stock (as defined in the next sentence) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Pubco Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Warrants, as applicable. As a result, you would receive fewer shares of Pubco Common Stock from such exercise than if you were to exercise such Warrants for cash.
Pubco may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.
Pubco will have the ability to redeem all of the outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of shares of Pubco Common Stock and equity-linked securities for capital raising purposes in connection with the closing of the IPO) on each of 20 trading days within a 30 trading-day period commencing once the Warrants become exercisable and ending on the third trading day prior to proper notice of such redemption. Pubco will not redeem the Warrants unless an effective registration statement under the Securities Act covering the shares of Pubco Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Pubco Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by Pubco, Pubco may exercise its redemption right even if Pubco is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you to (i) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.
Pubco may amend the terms of the Warrants in a manner that may be adverse to holders of the Pubco Public Warrants with the approval by the holders of at least a majority of the then outstanding Warrants. As a result, the exercise price of your Warrants could be increased, the exercise period could be shortened and the number of shares of Pubco Common Stock purchasable upon exercise of a Warrant could be decreased, all without your approval.
The Public Warrants were issued in registered form under the SilverBox Warrant Agreement, and the Private Placement Warrants were purchased by the Sponsor pursuant to an exemption to registration, and are governed by the terms of the SilverBox Warrant Agreement, with the exception that such Private Placement Warrants are subject to restriction. The SilverBox Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants. Immediately prior to the Closing, Pubco, SPAC, and Trustee shall enter into an assignment and assumption agreement pursuant to which SPAC will assign to Pubco all of its rights, interests, and obligations in and under the SPAC Warrants and the terms and conditions of the SPAC Warrants shall be amended and restated (the “Amended and Restated Public Warrant Agreement”) to, among other things, reflect the assumption of the SPAC Public Warrants by Pubco. Accordingly, Pubco may amend the terms of the Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Warrants approve of such amendment. Although Pubco’s ability to amend the terms of the Warrants with the consent of at least a majority of the then outstanding Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of Pubco Common Stock purchasable upon exercise of a Warrant.
The SilverBox Warrant Agreement designates, and the Amended and Restated Warrant Agreement will designate, the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Public Warrants, as applicable, which will limit the ability of Public Warrant holders to obtain a favorable judicial forum for disputes with Pubco.
The SilverBox Warrant Agreement provides, and the Amended and Restated Warrant Agreement will provide, that subject to applicable law, (i) any action, proceeding or claim against Pubco arising out of or relating in any way to the Pubco Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, (ii) in each case Pubco irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Pubco will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the SilverBox Warrant Agreement and the Amended and Restated Warrant Agreement do not and will not apply to suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any Warrants, as applicable, will be deemed to have notice of and to have consented to the forum provisions in the SilverBox Warrant Agreement and the Amended and Restated Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the SilverBox Warrant Agreement, as applicable, is filed in a court other than a court of the State of New York located in the County of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Warrants, as applicable, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions, and (y) having service of process made upon such Warrant holder in any such action brought in such court to enforce the forum provisions by service upon such Warrant holder’s counsel in the foreign action as agent for such Warrant holder.
This choice-of-forum provision may limit a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pubco, which may discourage such lawsuits. Warrant holders who are unable to bring their claims in the judicial forum of their choosing may be required to incur additional costs in pursuit of actions which are subject to Pubco’s choice-of-forum provisions. Alternatively, if a court were to find this provision of the SilverBox Warrant Agreement or the Amended and Restated Warrant Agreement, inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Pubco may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Pubco’s business, financial condition and results of operations and result in a diversion of the time and resources of Pubco’s management and board of directors.
If SilverBox requires Public Shareholders who wish to redeem their Public Shares to comply with the delivery requirements for redemption, such shareholders may be unable to sell their securities when they wish to if the Business Combination is not approved.
If SilverBox requires Public Shareholders who wish to redeem their Public Shares to comply with specific delivery requirements for redemption and such proposed business combination is not consummated, SilverBox will promptly return such certificates to the applicable Public Shareholders. Accordingly, investors who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed acquisition until SilverBox has returned their securities to them. The market price for SilverBox’s shares may decline during this time and Public Shareholders may not be able to sell their securities when they wish to, even while other shareholders that did not seek conversion may be able to sell their securities.
Investors may not have sufficient time to comply with the delivery requirements associated with exercise of their redemption rights.
Pursuant to the Memorandum and Articles of Association, SilverBox is required to give a minimum of only five clear days’ notice (meaning 5 days’ notice, excluding the day when the notice is received or deemed to be received and the day for which it is given or which it is to take effect) for an extraordinary general meeting. As a result, if SilverBox requires Public Shareholders who wish to redeem their Public Shares into the right to receive a pro rata portion of the funds in the Trust Account to comply with specific delivery requirements for conversion, holders may not have sufficient time to receive the notice and deliver their shares for redemption. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain SilverBox’s securities when they otherwise would not want to.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect SilverBox’s business, including its ability to complete the Business Combination, and results of operations.
SilverBox is subject to laws and regulations enacted by national, regional and local governments. In particular, SilverBox is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on SilverBox’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on SilverBox’s business, including its ability to complete the Business Combination, and results of operations.
The Business Combination may be subject to U.S. foreign investment regulations, which may impose conditions on or prevent the consummation of the Business Combination. Such conditions or limitations could also potentially make Class A Ordinary Shares less attractive to investors or cause SilverBox’s future investments to be subject to U.S. foreign investment regulations.
SilverBox’s Sponsor is SilverBox Sponsor IV LLC, a Delaware limited liability company. The Sponsor currently owns 5,000,000 SilverBox Class B Ordinary Shares, initially purchased by the Sponsor in the private placement occurring prior to the IPO, and 455,000 Private Placement Units, that were purchased by the Sponsor in a private placement which occurred simultaneously with the completion of the IPO. Stephen M. Kadenacy, our Chief Executive Officer and the Chairman of the Board, is a U.S. citizen and is a co-managing member of the Sponsor with Joseph Reece, the Founding Partner of SilverBox. Other members of the Sponsor include certain officers and directors of SilverBox and other third party investors, who are all U.S. citizens. The Sponsor is not controlled by any non-U.S. persons on a look-through basis. To the best of SilverBox’s knowledge, the Sponsor does not have substantial ties or substantial interests with any non-U.S. persons. Assuming no redemptions, the Sponsor is expected to own approximately 13.5% of Pubco following the Business Combination, assuming that the other conditions and assumptions incorporated in the sections of this proxy statement/prospectus entitled “Beneficial Ownership of Securities” and “Comparative Historical and Unaudited Financial Information” are also accurate as of the Closing Date.
Certain acquisitions or an initial business combination may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations. In the event that such regulatory approval or clearance is not obtained, or the review process is extended beyond the period of time that would permit an initial business combination to be consummated with us, SilverBox may not be able to consummate an initial business combination with such target. In addition, regulatory considerations may decrease the pool of potential target companies SilverBox may be willing or able to consider.
Among other things, the U.S. Federal Communications Act prohibits foreign individuals, governments, and corporations from owning more than a specified percentage of the capital stock of a broadcast, common carrier, or aeronautical radio station licensee. In addition, U.S. law currently restricts foreign ownership of U.S. airlines. In the United States, certain mergers that may affect competition may require certain filings and review by the Department of Justice and the Federal Trade Commission, and investments or acquisitions that may affect national security are subject to review by the Committee on Foreign Investment in the United States (“CFIUS”). CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States.
Outside the United States, laws or regulations may affect SilverBox’s ability to consummate an initial business combination with potential target companies incorporated or having business operations in jurisdictions where national security considerations, involvement in regulated industries (including telecommunications), or in businesses where a country’s culture or heritage may be implicated.
U.S. and foreign regulators generally have the power to deny the ability of the parties to consummate a transaction or to condition approval of a transaction on specified terms and conditions, which may not be acceptable to SilverBox or a target. In such event, SilverBox may not be able to consummate a transaction with that potential target.
SilverBox does not believe that the business combination with Parataxis is subject to review by CFIUS. However, if SilverBox does not complete the business combination with Parataxis, the pool of other potential targets with whom SilverBox could complete an initial business combination may be limited and SilverBox may be adversely affected in competing with other SPACs that do not have similar ownership issues. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because SilverBox has only a limited time to complete its initial business combination, SilverBox’s failure to obtain any required approvals within the requisite time period may require SilverBox to liquidate. If SilverBox liquidates, Public Shareholders may only receive a pro rata amount of the funds in the Trust Account, and SilverBox’s warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in Pubco.
Pubco’s management team may invest or spend the proceeds of the SEPA in ways with which you may not agree or in ways which may not yield a significant return.
Pubco’s management will have broad discretion over the use of proceeds from the SEPA. Pubco intends to use the net proceeds, if any, from the SEPA for general corporate purposes, which may include, among other things, working capital. Pubco’s management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase Pubco’s operating results or enhance the value of shares of Pubco Class A Common Stock.
SilverBox Shareholders will experience dilution due to the issuance of shares of Pubco Common Stock, and securities exercisable for or convertible into shares of Pubco Common Stock, to the Parataxis Securityholders as consideration in the Business Combination.
Based on Parataxis’ and SilverBox’s current capitalization, SilverBox anticipates the total maximum number of shares of Pubco Common Stock outstanding or issuable immediately following the Closing will be approximately 34,098,723 shares (excluding shares of Pubco Common Stock subject to earnout restrictions as described below). The Pubco Common Stock is expected to be comprised of: (i) 5,305,000 shares of Pubco Common Stock issuable to the Sponsor (excluding the 150,000 Sponsor Earnout Shares); (ii) 20,000,000 shares of Pubco Common Stock issuable to Public Shareholders and (iii) 14,030,000 shares issuable to Parataxis Securityholders. In addition, Parataxis Securityholders will also receive or be eligible to receive, on a pro rata basis, up to an aggregate of 7,500,000 Earnout Securities upon achievement of the following share prices: Two-Thirds (2/3) of the Earnout Shares will be released if the VWAP of the Pubco Class A Common Stock equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period and one-third (1/3) of the Earnout Shares will be released if the VWAP of the Pubco Class A Common Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period. All of the Earnout Shares will be accelerated and released if, during the Earnout Period, Pubco is subject to a change of control in which the implied consideration per share of Pubco Class A Common Stock equals or exceeds $12.50 per share. The Sponsor is also expected to hold 150,000 Sponsor Earnout Shares that will be subject to vesting. The Sponsor Earnout Shares will vest along the same terms as the Earnout Shares.
If any of the Public Shares are redeemed in connection with the Business Combination, the percentage of outstanding SilverBox Ordinary Shares held by the Public Shareholders will decrease and the percentages of the outstanding Pubco Common Stock held immediately following the Business Combination by the Sponsor and the Parataxis Securityholders will increase. To the extent that any additional awards are issued under the proposed 2025 EIP or proposed ESPP, SilverBox’s existing shareholders may experience dilution. Such dilution could, among other things, limit the ability of SilverBox’s current shareholders to influence Pubco’s management through the election of directors following the Closing.
There are risks to unaffiliated investors by taking Parataxis public through a merger rather than through an underwritten offering.
Unaffiliated investors are subject to certain risks as a result of Parataxis going public through a merger rather than through a traditional underwritten initial public offering. Unlike a traditional underwritten initial public offering of Parataxis’ securities, the initial listing of Pubco’s securities as a result of the Business Combination will not benefit from the following:
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the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed securities; and

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underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing.

The lack of such a process in connection with the listing of Pubco’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco’s securities during the period immediately following the listing than in connection with an underwritten initial public offering.
There may be significant redemptions by SilverBox’s Public Shareholders in connection with the Business Combination, which may leave the combined company under-capitalized.
As of August 26, 2025, there was approximately $210.3 million in the Trust Account. There can be no assurances that we will be able to retain all of the cash in the Trust Account. In particular, if a significant number of Public Shareholders exercise their redemption right in connection with the Business Combination, the amount of cash left remaining in the Trust Account upon consummation of the Business Combination will be lower than contemplated. Any such shortfall will reduce the amount of available working capital for Pubco, which may materially and adversely affect Pubco’s business, financial condition and results of operations.
Some of SilverBox’s officers and directors may have conflicts of interest that may influence or have influenced them to support or approve the Business Combination or other proposals described in this proxy statement/prospectus without regard to your interests or in determining whether Parataxis is an appropriate target for SilverBox’s initial business combination.
On August 19, 2025, the Sponsor paid $25,000 to cover certain of the offering costs of the IPO in consideration of SilverBox Class B Ordinary Shares. Prior to the initial investment of $25,000 by the Sponsor, SilverBox had no assets. As a result of various transactions, the Sponsor (together with its permitted transferees) currently holds an aggregate of 5,455,000 SilverBox Class A Ordinary Shares, which represents 21.4% of the outstanding SilverBox Ordinary Shares as of the Record Date. The SilverBox Class A Ordinary Shares may become worthless if we do not complete an initial business combination. In addition, the Sponsor purchased an aggregate of 455,000 Private Placement Units for an aggregate purchase price of $4,550,000 at a price of $10.00 per unit, in a private placement that closed simultaneously with the closing of the IPO. Pursuant to the Letter Agreement, 150,000 of the Sponsor’s SilverBox Class A Ordinary Shares are subject to vesting during the Earnout Period. If we do not consummate an initial business combination within the Combination Period, the Private Placement Warrants may expire worthless. Additionally, SilverBox Securities LLC, an affiliate of the Sponsor, acted as an advisor to SilverBox in connection with the IPO and will receive a deferred IPO advisory fee of $2,030,000 in connection with the Closing. Joseph Reece, SilverBox’s Founding Partner, Jin Chun, SilverBox’s Chief Operating Officer, and Daniel Esters, SilverBox’s Chief Financial Officer and a director, are officers of SilverBox Securities, and will participate in a portion of the fees payable to SilverBox Securities. The personal and financial interests of certain of SilverBox’s officers and directors may influence or have influenced them in identifying and selecting a target for SilverBox’s initial business combination, completing the Business Combination and the operation of Pubco following the Business Combination.
The Sponsor, members of the SilverBox Board and SilverBox’s executive officers, and their respective affiliates have incurred out-of-pocket expenses in connection with performing due diligence on suitable targets for business combinations and the negotiation of the Business Combination. At the Closing, the Sponsor, members of the SilverBox Board and SilverBox’s officers, and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SilverBox’s behalf, such as identifying potential target businesses and performing due diligence on suitable targets for business combinations. If a business combination is not completed within the Combination Period the Sponsor, members of the SilverBox Board and SilverBox’s officers, and any of their respective affiliates will not be eligible for any such reimbursement.
Certain officers and members of the SilverBox Board also participate in arrangements that may provide them with other interests in the Business Combination that are different from yours, including arrangements for their continued service as directors of Pubco.
Further, the Sponsor has agreed to vote its SilverBox Ordinary Shares, and the Sponsor, members of the SilverBox Board and SilverBox’s officers have agreed (and their permitted transferees will agree) to vote any Public Shares acquired in or after the IPO in favor of SilverBox’s initial business combination. The Sponsor and each of the members of the SilverBox Board and SilverBox’s officers have also agreed to waive their redemption rights with respect to any SilverBox Class A Ordinary Shares and any Public Shares in connection with the redemption of SilverBox Ordinary Shares upon the completion of an initial business combination.
Among others, these interests may influence or have influenced the Sponsor and the executive officers and members of the SilverBox Board to support or approve the Business Combination and the other proposals described in this proxy statement/prospectus. The personal and financial interests of our officers and certain members of the SilverBox Board may have influenced their motivation in identifying and selecting Parataxis and seeking to complete a business combination with Parataxis, and may influence their operation of Pubco following the Business Combination. This risk may become more acute as the end of the Business Combination nears. For more information concerning the interests of members of the SilverBox Board and SilverBox’s executive officers, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination.”
The exercise of SilverBox Board members’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in SilverBox Shareholders’ best interests.
In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require SilverBox to consider agreeing to amend the Business Combination Agreement, to consent to certain actions taken by Parataxis or to waive rights to which SilverBox is entitled under the Business Combination Agreement. Such events could arise because of changes in the course of Parataxis’ business, a request by Parataxis to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Parataxis’ business and would entitle SilverBox to terminate the Business Combination Agreement. In any such circumstances, it would be at SilverBox’s discretion, acting through the SilverBox Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more members of the SilverBox Board described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what such director may believe is best for SilverBox and its shareholders and what such director may believe is best for themselves in determining whether or not to take the requested action. SilverBox does not believe there will be any changes or waivers that members of the SilverBox Board and SilverBox’s executive officers would be likely to make after shareholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further shareholder approval, SilverBox will circulate a new or amended proxy statement/prospectus and resolicit SilverBox Shareholders if changes are required with respect to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Business Combination Proposal. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.
The fairness opinion obtained by the SilverBox Board from Newbridge will not reflect changes in circumstances subsequent to the date of Business Combination Agreement, or any amendments to the Business Combination Agreement, and was based on estimates and assumptions at the date of such opinion.
The SilverBox Board has obtained a fairness opinion, dated as of August 6, 2025, attached to this proxy statement/prospectus as Annex H (the “Fairness Opinion”), from Newbridge. SilverBox has not obtained, and will not obtain, an updated opinion as of the date of this proxy statement/prospectus from Newbridge. Changes in the operations and prospects of SilverBox or Parataxis, general market and economic conditions, cost and other estimates with respect to revenues and margins and other factors that may be beyond the control of SilverBox and Parataxis, and on which the Fairness Opinion was based, and may alter the value of Parataxis or the price of SilverBox Ordinary Shares or Parataxis’ securities by the time the Business Combination between SilverBox and Parataxis is completed. Some of these factors may change from the date of the Fairness Opinion. The Fairness Opinion does not speak to the time the Business Combination will be completed or to any other dates other than the date of the Fairness Opinion. As a result, the Fairness Opinion will not address the fairness of the base purchase price, which excluded the Sponsor

Earnout Shares, from a financial point of view, at the time the Business Combination is completed. For a description of the Fairness Opinion that SilverBox received from Newbridge, please see “The Business Combination Proposal — Fairness Opinion of Newbridge Securities Corporation.”
SilverBox’s securities may be delisted from trading, which could limit investors’ ability to make transactions in such securities and subject SilverBox to additional trading restrictions.
The SilverBox Units, SilverBox Class A Ordinary Shares and Public Warrants are listed on the NYSE. Although SilverBox currently meets the continued listing standards set forth in the NYSE listing standards, SilverBox cannot assure you that its securities will continue to be listed on the NYSE in the future or prior to the Business Combination. To continue listing SilverBox’s securities on the NYSE prior to the Business Combination, SilverBox must maintain certain financial, distribution and share price levels. Generally, SilverBox must maintain a minimum market capitalization (generally $50.0 million), a minimum market capitalization attributable to publicly held shares (generally $40.0 million) and a minimum number of holders of SilverBox’s securities (generally 300 public holders).
If the NYSE delists SilverBox’s securities from trading on its exchange and SilverBox is not able to list its securities on another stock exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, Parataxis may not be required to consummate the Business Combination. In the event that Parataxis elects to waive this condition, and the Business Combination is consummated without our securities being listed on a stock exchange, we could face significant material adverse consequences, including:
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a limited availability of market quotations for its securities;

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reduced liquidity for its securities;

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a determination that our securities are a “penny stock” which will require brokers trading in our securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because SilverBox Class A Ordinary Shares are listed on NYSE, a national securities exchange, SilverBox Class A Ordinary Shares qualify as covered securities under the statute. If our securities are not listed on a stock exchange, such securities may not qualify as covered securities and may be subject to regulation in each state in which we offer our securities, because states are not preempted from regulating the sale of securities that are not covered securities.
During the pendency of the Business Combination, SilverBox will not be able to solicit, initiate or take any action to facilitate or encourage any inquiries into the making, submission or announcement of, or enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.
Covenants in the Business Combination Agreement impede the ability of SilverBox to make or consider other acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, SilverBox may be at a disadvantage to its competitors during that period. While the Business Combination Agreement is in effect, neither SilverBox nor Parataxis may solicit, assist, initiate, engage or facilitate the making, submission or announcement of or encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to SilverBox Shareholders than the Business Combination. If the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.
SilverBox and Parataxis will incur significant transaction costs in connection with the Business Combination, which could be higher than currently anticipated.
SilverBox and Parataxis have both incurred and expect to continue to incur significant, nonrecurring costs in connection with consummating the Business Combination. Certain transaction expenses incurred in connection with the Business Combination, including legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Pubco following the Closing.
The consummation of the Business Combination is subject to a number of conditions and if those conditions are not satisfied or waived, any definitive agreement relating to the Business Combination may be terminated in accordance with its terms and the Business Combination may not be completed.
Even if the Business Combination Agreement is approved by the shareholders of SilverBox, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. SilverBox does not control the satisfaction of all such conditions. For a list of the material closing conditions contained in the Business Combination Agreement, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Business Combination Agreement — Closing Conditions.” SilverBox and Parataxis may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause SilverBox and Parataxis to each lose some or all of the intended benefits of the Business Combination.
SilverBox will not have any right to make damages claims against Parataxis for the breach of any representation, warranty or covenant made by Parataxis in the Business Combination Agreement.
The Business Combination Agreement provides that none of the representations, warranties, covenants obligations or other agreements of the parties contained in the Business Combination Agreement shall survive the Closing, except for in the case of fraud, or those covenants and agreements that by their terms expressly apply in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Business Combination Agreement after the Closing of the Business Combination, except for covenants to be performed in whole or in part after the Closing, or in the case of fraud. As a result, other than the foregoing sentence, SilverBox will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Parataxis at the time of the Business Combination.
The Business Combination may be materially adversely affected by difficult market and geopolitical conditions.
Global financial markets have experienced heightened volatility in recent periods, including as a result of economic and political events in or affecting the world’s major economies. Sanctions imposed by the United States and other countries in connection with hostilities between Russia and Ukraine and tensions between China and Taiwan have caused additional financial market volatility and affected the global economy. Concerns over future increases in inflation, economic recession, as well as interest rate volatility and fluctuations in oil and gas prices resulting from global production and demand levels, as well as geopolitical tension, have exacerbated market volatility. Market uncertainty and volatility have also been magnified following the 2024 U.S. presidential and congressional elections and resulting uncertainties regarding actual and potential shifts in U.S. and foreign trade, economic and other policies, including with respect to treaties and tariffs. For example, the United States has recently enacted and proposed to enact significant new and increased tariffs, including on Mexican, Canadian, and Chinese goods. Additionally, the new Presidential Administration has directed various federal agencies to further evaluate key aspects of U.S. trade policy and there has been ongoing discussion and commentary regarding potential significant changes to U.S. trade policies, treaties and tariffs. These events may delay or prevent us from completing the Business Combination.
Our business and operations could be negatively affected if we become subject to any securities litigation or stockholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Pubco Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Pubco Board’s attention and resources from our business, which may adversely affect our business, financial condition and results of operations. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to our future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. We may also be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters.
Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.
Securities of companies formed through mergers such as the Business Combination may experience a material decline in price relative to the share price of the Public Shares prior to the business combination.
As with most SPACs’ initial public offerings in recent years, SilverBox issued shares as part of the SilverBox Units for $10.00 per unit upon the closing of its IPO. As with other SPACs, the $10.00 per share price of SilverBox reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account prior to the closing of the Business Combination. Following the IPO the proceeds held in the Trust Account were initially equal to approximately $10.05 per share, and as of August 26, 2025 were equal to approximately $10.51 per share. Following the Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than both the Redemption Price and the amount per share initially held in the Trust Account upon consummation of the IPO.
Risks Related to the Domestication
Because SilverBox is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
Because SilverBox is currently incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests and your ability to protect your rights through the U.S. federal courts may be limited prior to the Domestication. SilverBox is currently an exempted company under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon members of the SilverBox Board or SilverBox’s executive officers, or enforce judgments obtained in the U.S. courts against members of the SilverBox Board or SilverBox’s officers.
Until the Domestication is effected, SilverBox’s corporate affairs are governed by the Memorandum and Articles of Association, the Companies Act and the common law of the Cayman Islands. We are also subject to the federal securities laws of the United States. The rights of shareholders to take action against members of the SilverBox Board, actions by minority shareholders and the fiduciary responsibilities of members of the SilverBox Board to SilverBox under the laws of the Cayman Islands are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of SilverBox Shareholders and the fiduciary responsibilities of members of the SilverBox

Board under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the United States.
SilverBox has been advised by Maples and Calder (Cayman) LLP, its Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against SilverBox judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state and (ii) in original actions brought in the Cayman Islands, to impose liabilities against SilverBox predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
As a result of the above, the Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by SilverBox’s executive officers, members of the SilverBox Board or controlling shareholders than they would as public shareholders of a U.S. company.
The Domestication may result in adverse tax consequences for holders of SilverBox Class A Ordinary Shares and SilverBox Warrants on SilverBox Class A Ordinary Shares, including holders exercising their redemption rights with respect to the SilverBox Class A Ordinary Shares.
SilverBox intends for the Domestication to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, i.e., an F Reorganization. If the Domestication fails to qualify as an F Reorganization, a U.S. Holder generally would recognize gain or loss with respect to its SilverBox Class A Ordinary Shares or SilverBox Warrants on SilverBox Class A Ordinary Shares in an amount equal to the difference, if any, between the sum of the fair market value of the corresponding SilverBox Class A Common Shares and SilverBox Warrants on SilverBox Class A Common Shares that are received in the Domestication and the U.S. Holder’s adjusted tax basis in its SilverBox Class A Ordinary Shares or SilverBox Warrants on SilverBox Class A Ordinary Shares surrendered. U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication.
Additionally, as a result of the Domestication, Non-U.S. Holders generally will become subject to withholding tax on any amounts treated as dividends paid on SilverBox Class A Common Shares after the Domestication.
Assuming that the Domestication qualifies as an F Reorganization, subject to the PFIC rules discussed below, U.S. Holders generally will be subject to Section 367(b) of the Code in connection with the Domestication, and, as a result:
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a U.S. Holder who owns (directly, indirectly or constructively) stock constituting at least 10% by vote or value in SilverBox (a “10% U.S. Shareholder”) on the date of the Domestication generally will be required to include in income as a deemed dividend deemed paid by SilverBox the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to the SilverBox Class A Ordinary Shares held directly by such U.S. Holder;

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a U.S. Holder whose SilverBox Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its SilverBox Class A Ordinary

Shares as if such U.S. Holder exchanged its SilverBox Class A Ordinary Shares for SilverBox Class A Common Shares in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend deemed paid by SilverBox the “all earnings and profits” amount (as defined in the Treasury Regulations under Section 367(b) of the Code) attributable to such U.S. Holder’s SilverBox Class A Ordinary Shares; and
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a U.S. Holder whose SilverBox Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication and who, on the date of the Domestication, is not a 10% U.S. Shareholder, generally will not recognize any gain or loss or include any part of SilverBox’s earnings and profits in income under Section 367(b) of the Code in connection with the Domestication.

Additionally, even if the Domestication qualifies as an F Reorganization, proposed Treasury Regulations promulgated under Section 1291(f) of the Code and certain other PFIC rules (which have retroactive proposed effective dates) generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” to acquire the stock of a PFIC as stock of the PFIC, exchanging SilverBox Warrants on SilverBox Class A Ordinary Shares for newly issued SilverBox Warrants that represent the right to purchase SilverBox Class A Common Shares in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. SilverBox believes that it is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of SilverBox Class A Ordinary Shares to recognize gain under the PFIC rules on the exchange of SilverBox Class A Ordinary Shares for SilverBox Class A Common Shares pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s SilverBox Class A Ordinary Shares. The proposed Treasury Regulations under Section 1291(f) of the Code provide coordinating rules with other sections of the Code, including Section 367(b), which affect the manner in which the rules under such other sections apply to transfers of PFIC stock. These proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges SilverBox Warrants on SilverBox Class A Ordinary Shares for newly issued SilverBox Warrants on SilverBox Class A Common Shares; under current law, however, the elections mentioned above do not apply to warrants. Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash in the Domestication. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of SilverBox. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the description in the section entitled “Material U.S. Federal Income Tax Considerations.”
All investors in SilverBox are urged to consult their own tax advisors for the tax consequences of the Domestication to their particular situation. For a more detailed description of the U.S. federal income tax consequences associated with the Domestication, see the description in the section entitled “Material U.S. Federal Income Tax Considerations.”
Upon the Closing, the rights of holders of the Pubco Common Stock arising under the DGCL will differ from and may be less favorable to the rights of holders of SilverBox Ordinary Shares arising under the Companies Act.
Upon the Closing, the rights of holders of Pubco Common Stock will arise under the DGCL. The DGCL contains provisions that differ in some respects from those in the Companies Act. Therefore, some rights of holders of Pubco Common Stock could differ from the rights that holders of SilverBox Ordinary Shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands law, such actions are generally available under Delaware law. This change could increase the likelihood that Pubco becomes involved in costly litigation, which could have a material adverse effect on Pubco.

For a more detailed description of the rights of holders of the Pubco Common Stock under the DGCL and how they may differ from the rights of holders of SilverBox Ordinary Shares under the Companies Act, please see the section of this proxy statement/prospectus entitled “Comparison of Corporate Governance and Stockholders’ Rights.”
Delaware law and the Proposed Certificate of Incorporation and Proposed Bylaws will contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Certificate of Incorporation and Proposed Bylaws that will be in effect at the Closing differ from the Memorandum and Articles of Association. Among other differences, the Proposed Certificate of Incorporation, the Proposed Bylaws and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Pubco Board and therefore depress the trading price of the Pubco Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the then-current members of the Pubco Board or taking other corporate actions, including effecting changes in management. Among other things, the Proposed Certificate of Incorporation and Proposed Bylaws include provisions regarding:
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the ability of the Pubco Board to issue shares of Pubco Preferred Stock, known as “blank check” preferred stock, and to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Pubco Preferred Stock, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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the limitation of the liability of, and the indemnification of, Pubco’s directors and officers;

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the right, subject to the rights of holders of Pubco Preferred Stock to elect directors under specific circumstances, of the Pubco Board to appoint a director to fill a vacancy or unfilled seat created by the expansion of the Pubco Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies or other unfilled seats on the Pubco Board;

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the requirement, so long as the Pubco Board is classified, that directors may only be removed from the Pubco Board for cause and upon the affirmative vote of the holders of at least the majority of the total voting power of the issued and outstanding Pubco Common Stock entitled to vote in the election of directors, voting as a single class;

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the requirement that, subject to the terms of any series of Pubco Preferred Stock, a special meeting of stockholders may be called only by: (i) the Pubco Board acting pursuant to a resolution adopted by a majority of the directors then serving on the Pubco Board; (ii) the chairperson of the Pubco Board; or (iii) the Chief Executive Officer or president of Pubco and the explicit prohibition on stockholders calling a special meeting, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

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controlling the procedures for the conduct and scheduling of the Pubco Board and stockholder meetings;

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the requirement for the affirmative vote of holders of at least 66 2∕3% of the total voting power of all of the then outstanding voting securities of Pubco entitled to vote thereon, voting together as a single class, to amend or modify certain provisions in the Proposed Certificate of Incorporation which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Pubco Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

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the ability of the Pubco Board to alter or amend the Proposed Bylaws, which may allow the Pubco Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Proposed Bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders of Pubco must comply to nominate candidates to the Pubco Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the Pubco Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Pubco.
These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Pubco Board or management.
As a Delaware corporation, Pubco will generally be subject to provisions of Delaware law, including the DGCL. See the section of this proxy statement/prospectus entitled “Description of Pubco Securities — Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed Bylaws and Certain Provisions of Delaware Law.”
Any provision of the Proposed Certificate of Incorporation, Proposed Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of Pubco’s Common Stock and could also affect the price that some investors are willing to pay for Pubco Common Stock.
The Proposed Certificate of Incorporation and the Proposed Bylaws are attached as Annex B and Annex C to this proxy statement/prospectus and we urge you to read them.
The Proposed Certificate of Incorporation will not limit the ability of the Sponsor, certain affiliates or funds associated with the Sponsor or our non-employee directors to compete with us.
The Sponsor, certain affiliates or funds associated with the Sponsor and our non-employee directors and their respective affiliates engage in a broad spectrum of activities, including investments in similar business activities or lines of business in which Parataxis now engages or proposes to engage. In the ordinary course of their business activities, the Sponsor, certain affiliates or funds associated with the Sponsor and our non-employee directors and their respective affiliates may engage in activities in which their interests conflict with Pubco’s interests or those of its stockholders. The Proposed Certificate of Incorporation will provide that, to the fullest extent permitted by law, none of the Sponsor, certain affiliates or funds associated with the Sponsor, our non-employee directors or any of their respective affiliates (including any non-employee director who serves as an officer of Pubco in such person’s director and officer capacities) will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which Pubco engages or proposes to engage or otherwise competing with Pubco, its stockholders, or any of its affiliates.
Further, to the fullest extent permitted by law, in the event that any of the Sponsor, certain affiliates or funds associated with the Sponsor and our non-employee directors and their respective affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and Pubco or any of its affiliates, they will have no duty to communicate or offer such transaction or other business opportunity to Pubco or any of its affiliates and will not be liable to Pubco or its stockholders or to any of its affiliates for breach of any fiduciary duty as a stockholder, director or officer of Pubco solely by reason of the fact that they pursue or acquire such corporate opportunity for themselves, offer or direct such corporate opportunity to another Person, or do not communicate information regarding such corporate opportunity to Pubco or any of its affiliates. The Sponsor, certain affiliates or funds associated with the Sponsor and their respective directors and officers may pursue, in their capacities other than as directors of the Pubco Board, acquisition opportunities that may be complementary to Pubco’s business, and, as a result, those acquisition opportunities may not be available to Pubco. The Sponsor, certain affiliates or funds associated with the Sponsor and their respective directors and officers may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.
Risks Related to the Redemption
There is no guarantee that a Public Shareholder’s decision whether to redeem its SilverBox Ordinary Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.
SilverBox cannot assure you as to the price at which a public shareholder may be able to sell the shares of Pubco Common Stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Merger, may cause an increase in Pubco share price, and may result in a lower value realized now than a SilverBox shareholder might realize in the future had the shareholder not elected to redeem such shareholder’s Public Shares. Similarly, if a Public Shareholder does not redeem such shareholder’s shares, such shareholder will bear the risk of ownership of Pubco Common Stock after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell such shareholder’s shares of Pubco Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult such shareholder’s own tax or financial advisor for assistance on how this may affect its individual situation.
If Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.
SilverBox intends to comply with the U.S. federal proxy rules in conducting redemptions in connection with the Business Combination. However, despite SilverBox’s compliance with these rules, if a SilverBox shareholder fails to receive SilverBox’s proxy materials, such shareholder may not become aware of the opportunity to redeem its SilverBox Ordinary Shares. In addition, this proxy statement/prospectus provides the various procedures that must be complied with in order to validly tender or redeem Public Shares. In the event that a Public Shareholder fails to comply with these or any other procedures, its Public Shares may not be redeemed.
In order to exercise their redemption rights, the Public Shareholders are required to deliver their Public Shares, either physically or electronically using Transfer Agent’s DWAC System, to SilverBox’s transfer agent prior to the vote at the SilverBox Extraordinary General Meeting. If a public shareholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, SilverBox will redeem these Public Shares for a pro rata portion of the funds deposited in the Trust Account and the public shareholder will no longer own such Public Shares following the Merger. See the section entitled “Extraordinary General Meeting of SilverBox Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.
If you or a “group” of SilverBox shareholders of which you are a part is deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, or all of the members of such group in the aggregate) will lose the ability to redeem all such Public Shares in excess of 15% of the Public Shares.
A public shareholder, together with any of such shareholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate such shareholder’s Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares, without the prior consent of SilverBox. However, SilverBox shareholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in SilverBox if you sell such excess Public Shares in open market transactions. SilverBox cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per share redemption price.
Risks Related to Tax Consequences for SilverBox Shareholders
A 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our shares.
On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by “covered corporations” beginning in 2023, with certain exceptions (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from whom or which the stock is repurchased. Because we are domesticating and continuing as a Delaware corporation and our securities will continue to trade on a Stock Exchange, we believe that we are a “covered corporation” for this purpose. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase.

However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax.
Any redemption or other repurchase that we make after the Domestication may be subject to the Excise Tax. Whether and to what extent we would be subject to the Excise Tax would depend on a number of factors, including: (i) the fair market value of the redemptions and repurchases in connection with the Business Combination; (ii) the nature and amount of any equity issuances in connection with the Business Combination, including the Mergers and any PIPE Investment (or otherwise issued not in connection with the Business Combination but issued within the same taxable year of the Business Combination); and (iii) the content of regulations and other guidance from the U.S. Department of Treasury. Prior to the consummation of the Business Combination, funds in the Trust Account, including any interest thereon, will not be used to pay for any Excise Tax. If we consummate the Business Combination, any Excise Taxes from redemptions of shares of Public Shares in connection with the Business Combination would reduce the funds available to Pubco for working capital following the Business Combination.
If the Mergers and the Preferred Equity Investment, taken together, do not qualify either as transactions described in Section 351 of the Code for U.S. federal income tax purposes and the SPAC Merger does not otherwise qualify as a reorganization within the meaning of Section 368(a) of the Code, U.S. Holders of SilverBox Class A Common Shares will be required to recognize gain or loss for U.S. federal income tax purposes upon the exchange of their SilverBox Class A Common Shares for Pubco Common Stock.
The U.S. federal income tax consequences of the Mergers to U.S. Holders of SilverBox Class A Common Shares generally will depend on whether the Mergers and the Preferred Equity Investment, taken together, qualify as transactions described in Section 351 of the Code for U.S. federal income tax purposes or whether the SPAC Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code. If the Mergers fail to qualify as either, a SilverBox U.S. Holder generally would recognize gain or loss for U.S. federal income tax purposes on each SilverBox Common Share surrendered in the SPAC Merger for Pubco Common Stock and the earnout right. For a more complete discussion of the material U.S. federal income tax consequences of the Mergers, please carefully review the information in the section entitled “Material U.S. Federal Income Tax Considerations” in this proxy statement/prospectus. Each U.S. Holder of SilverBox Class A Ordinary Shares should consult its own tax advisor to determine the particular tax consequences to it in light of its own particular circumstances if the SPAC Merger fails to qualify as either a reorganization described in Section 368(a) of the Code or a transaction described in Section 351 of the Code for U.S. federal income tax purposes.”
If the SPAC Merger does not qualify as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, U.S. Holders of SilverBox Warrants on SilverBox Class A Common Shares will be required to recognize gain or, potentially, loss for U.S. federal income tax purposes upon the exchange of their SilverBox Common Shares for Pubco Common Stock.
Specifically, if the SPAC Merger qualifies as part of an exchange governed only by Section 351 of the Code and not as a reorganization under Section 368(a) of the Code, a U.S. Holder with no SilverBox Class A Common Shares whose SilverBox Warrants on SilverBox Class A Common Shares convert into Pubco Warrants in the SPAC Merger will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco Warrants received and such U.S. Holder’s adjusted basis in its SilverBox Warrants on SilverBox Class A Common Shares.
Further, if the SPAC Merger qualifies as part of an exchange under Section 351 of the Code and not under Section 368(a) of the Code, a U.S. Holder who holds both SilverBox Class A Common Shares and SilverBox Warrants on SilverBox Class A Common Shares and who receives Pubco Class A Common Stock in exchange for SilverBox Class A Common Shares and whose SilverBox Warrants on SilverBox Class A Common Shares convert into Pubco Warrants in the SPAC Merger will recognize gain — but not loss — In an amount equal to the lesser of (i) the amount of gain realized by such holder and (ii) the fair market value of the Pubco Warrants received by such holder in such exchange. For a more complete discussion of the material U.S. federal income tax consequences of the Mergers, please carefully review the information in the section entitled “Material U.S. Federal Income Tax Considerations” in this proxy statement/

prospectus. Each U.S. Holder of SilverBox Warrants should consult its own tax advisor to determine the particular tax consequences to it in light of its own particular circumstances of the Business Combination.
There may be potential conflicts and allocation of corporate opportunities between PCM and Pubco.
PCM and Pubco are affiliated entities with overlapping business interests, which may give rise to actual or potential conflicts regarding the allocation of business opportunities. To address these circumstances, a conflicts and allocation of opportunities policy will be in place to govern the manner in which corporate opportunities are allocated among PCM, Pubco, and their respective affiliates.
However, there can be no assurance that all corporate opportunities will be allocated in accordance with the policy or that such potential conflicts will always be resolved in favor of Pubco. In the event that corporate opportunities come to the attention of persons affiliated with PCM or Pubco and are not allocated to Pubco in accordance with the policy, Pubco could be deprived of such opportunities, which could have a material adverse effect on its business, financial condition, and prospects.
Despite the existence of an allocation policy, Pubco may lose the benefit of business prospects identified by PCM, and Pubco’s ability to grow and compete could suffer as a result.
Risks Related to Being a Public Company
The market price of Pubco Class A Common Stock may be volatile and decline materially as a result of volatility in Bitcoin or the digital asset markets generally, or for other reasons. You should be aware that you may lose some or all of your investment.
The trading price of Pubco Class A Common Stock following completion of the Business Combination is likely to be volatile. The stock market has recently experienced and in the future may experience extreme volatility. This volatility has often been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of Pubco Class A Common Stock at an attractive price due to a number of factors such as the following:
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Pubco’s operating and financial performance and prospects;

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risk of Pubco’s credit rating being downgraded;

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Pubco’s quarterly or annual earnings or those of other companies in its industry compared to market expectations;

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conditions that impact demand for Pubco’s future products and/or services;

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future announcements concerning Pubco’s business, its customers’ businesses or its competitors’ businesses;

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the public’s reaction to Pubco’s press releases or other public announcements and filings with the SEC;

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the market’s reaction to Pubco’s reduced disclosure and other requirements as a result of being an “emerging growth company” under the JOBS Act;

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the size of Pubco’s public float;

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volatility in Bitcoin, Pubco’s principal asset;

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the control by the Key Company Holder over Pubco, which results in Pubco being expected to qualify as a “controlled company” under securities exchange rules, and may create conflicts of interest between Pubco and the Key Company Holder;

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coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

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market and industry perception of Pubco’s success, or lack thereof, in pursuing its strategy;

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strategic actions by Pubco or its competitors, such as acquisitions or restructurings;

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changes in laws or regulations which adversely affect Pubco’s industry or Pubco;

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privacy and data protection laws, privacy or data breaches, or the loss of data;

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changes in Pubco’s accounting standards, policies, guidance, interpretations or principles;

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changes in Pubco’s senior management or key personnel;

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issuances, exchanges or sales, or expected issuances, exchanges or sales of Pubco Class A Common Stock;

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changes in Pubco’s dividend policy;

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the lack of voting rights;

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failure by Pubco to comply with regulatory requirements, including those related to governance and control requirements in particular jurisdictions, international sanctions or a change in regulations or enforcement policies that adversely affects Pubco’s operations;

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adverse resolution of new or pending investigation, regulatory action or litigation against Pubco; and

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changes in general market, economic and political conditions in the United States and other global economies or financial markets, including those resulting from inflation and related monetary policy in response to inflation, natural disasters, terrorist attacks, acts of war and responses to such events.

Broad market and industry factors may materially reduce the market price of Pubco Class A Common Stock, regardless of Pubco’s operating performance. In addition, price volatility may be greater if the public float and trading volume of Pubco Class A Common Stock is low. As a result, you may suffer a loss on your investment.
Pubco’s share price may be exposed to additional risks because Pubco’s business will become a public company through a “de-SPAC” transaction. There has been increased focus by government agencies on such transactions, and Pubco expects that increased focus to continue. Pubco may be subject to increased scrutiny by the SEC and other government agencies on holders of Pubco securities as a result, which could adversely affect the price of Pubco Class A Common Stock.
A substantial part of Pubco’s assets following the Business Combination will be its Bitcoin holdings and cash and cash equivalents from the proceeds of the Business Combination and the Preferred Equity Investment not invested in Bitcoin. Although Pubco is expected to have certain other operations, Pubco will depend on such retained cash and cash equivalents to pay its debts and other obligations.
Upon consummation of the Business Combination, a substantial part of Pubco’s assets will be its Bitcoin holdings and cash and cash equivalents from the proceeds of the Business Combination and the Preferred Equity Investment not invested in Bitcoin. While Pubco plans to generate revenue through its digital assets platform, its business strategies are subject to risks as described in this section. Pubco’s ability to pay taxes and operating expenses, as well as its debt service obligations in the future, if any, will be largely dependent upon the financial results and cash flows resulting from its business strategies. There can be no assurance that Pubco will generate sufficient cash flow, or that applicable law and contractual restrictions, including negative covenants under any debt instruments, if applicable, will permit the sale of Bitcoin that secures then-outstanding notes in order to fund working capital needs. Pubco may default on contractual obligations or have to borrow additional funds. In the event that Pubco is required to borrow additional funds, it could adversely affect its liquidity and subject it to additional restrictions imposed by lenders. If Pubco enters into additional financing or other agreements in the future, Pubco cannot make assurances that these agreements will be on favorable terms or that they will not restrict the distribution of dividends or other payments to shareholders.
Pubco’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. Pubco’s failure to raise capital when needed could harm its business, operating results and financial condition.
Pubco cannot be certain if it will generate sufficient cash though its digital assets platform. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, Pubco may be unable to invest in future growth opportunities, which could harm Pubco’s business, operating results and financial condition. Pubco will incur debt and may from time to time issue additional notes in order to further its Bitcoin acquisition strategy. If Pubco incurs additional debt, the debt holders could also have rights senior to holders of Pubco Common Stock to make claims on Pubco’s assets. The terms of any debt could restrict Pubco’s operations, including its ability to pay dividends on Pubco Class A Common Stock. As a result, Pubco stockholders bear the risk of future issuances of debt securities reducing the value of the shares of Pubco Class A Common Stock.
The issuance of additional shares or convertible securities by Pubco could make it difficult for another company to acquire Pubco, may dilute the ownership of Pubco stockholders and could adversely affect the price of Pubco Class A Common Stock.
Pubco may obtain additional financing and may issue additional shares and/or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity and/or preferred shares. Issuing additional shares of Pubco Stock, other equity securities, and/or securities convertible into equity may dilute the economic and voting rights of Pubco’s existing stockholders, reduce the market price of outstanding shares of Pubco Class A Common Stock and Pubco Warrants, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Pubco Preferred Stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit Pubco’s ability to pay dividends to the holders of Pubco Class A Common Stock. The potential issuance of additional securities may delay or prevent a change in control of Pubco, discourage bids for Pubco’s securities at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of Pubco’s securities, including Pubco Class A Common Stock. Pubco’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing or nature of its future offerings. As a result, holders of Pubco Class A Common Stock bear the risk that Pubco’s future offerings and exercise of any options under any stock option plans that Pubco may implement may reduce the market price of Pubco Class A Common Stock and dilute their percentage ownership. See the section entitled “Description of Pubco Securities.”
Future resales of Pubco Class A Common Stock after the consummation of the Business Combination may cause the market price of Pubco’s securities to drop significantly, even if Pubco’s business is doing well.
The Lock-Up Agreements and the Insider Letter provide that after the consummation of the Business Combination and subject to certain exceptions, the Pubco Stock received by the Significant Parataxis Securityholders will be locked-up and subject to transfer restrictions, as described below, subject to certain exceptions, as described in the section “The Business Combination Proposal — Certain Agreements Related to the Business Combination  — Lock-Up Agreements.”
However, following the expiration of such lock-up, the Significant Parataxis Securityholders will not be restricted from selling Pubco Stock held by them, other than by applicable securities laws.
In addition, pursuant to the A&R Registration Rights Agreement, Pubco will (i) assume the registration obligations of SilverBox under such registration rights agreement, with such rights applying to the shares of Pubco Class A Common Stock and (ii) provide the Parataxis Securityholders party thereto with registration rights with respect to the resale of shares of Pubco Class A Common Stock. Based on the assumptions included elsewhere in this proxy statement/prospectus, Pubco estimates that up to approximately 27,173,723 shares of Pubco Class A Common Stock held by such holders will be subject to registration rights following Closing.
As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the market price of Pubco Class A Common Stock and the market price of Pubco Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Pubco will incur significant costs post-Business Combination as a result of being a public company, including additional legal, accounting, insurance and other expenses, as well as costs associated with public company reporting requirements.
Pubco will incur significant legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur significant costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and related rules implemented by the SEC and Nasdaq, or any other national securities exchange on which it may list its securities. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco is expected to need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including directors’ and officers’ liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Pubco to attract and retain qualified persons to serve on the Pubco Board or board committees or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its Pubco Class A Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.
Certain members of Pubco’s management team is expected to have limited experience managing and operating a U.S. public company.
Certain members of Pubco’s management team are expected to have limited experience managing and operating a U.S. publicly traded company, interacting with U.S. public company investors, and complying with the increasingly complex laws pertaining to U.S. public companies. Its transition to being a U.S. public company subjects Pubco to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Pubco’s senior management and could divert their attention away from the day-to-day management of its business. The development and implementation of the standards and controls necessary for Pubco to achieve the level of accounting standards required of a public company may require costs greater than expected. To support its operations as a U.S. public company, Pubco plans to recruit additional qualified employees or external consultants with relevant experience, which will increase its operating costs in future periods. Should any of these factors materialize, Pubco’s business, financial condition and results of operations could be adversely affected.
If Pubco is unable to maintain an effective system of internal controls and compliances, its business and reputation could be adversely affected.
Pubco plans to manage regulatory compliance by monitoring and evaluating its internal controls to ensure that it is in compliance with all relevant statutory and regulatory requirements, there can be no assurance that deficiencies in its internal controls and compliances will not arise, or that it will be able to implement, and continue to maintain, adequate measures to rectify or mitigate any such deficiencies in its internal controls, in a timely manner or at all. Pubco cannot assure that there will be no instances of inadvertent non-compliances with statutory requirements, which may subject it to regulatory action, including monetary penalties, which may adversely affect its business and reputation. See also “Pubco’s compliance and risk management methods might not be effective and may result in outcomes that could adversely affect Pubco’s reputation, operating results and financial condition.”
Pubco’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it following consummation of the Business Combination could have a material adverse effect on its business, financial condition, results of operations, cash flow and prospects.
Section 404 of the Sarbanes-Oxley Act will require Pubco to evaluate the effectiveness of its internal control over financial reporting as of the end of each fiscal year, including a management report assessing the effectiveness of its internal control over financial reporting beginning with its first Annual Report on Form 10-K for the year in which the Business Combination is consummated. Additionally, once Pubco ceases to be an emerging growth company, its independent registered accounting firm will also be required to attest to the effectiveness of its internal control over financial reporting in each Annual Report on Form 10-K to be filed with the SEC. Pubco may in the future identify material weaknesses or significant deficiencies that it may be unable to remedy before the requisite deadline for those reports. Pubco’s ability to comply with the annual internal control reporting requirements will depend on the effectiveness of its financial reporting and data systems and controls across its company. Pubco expects these systems and controls to involve significant expenditures and to become increasingly complex as its business grows. To effectively manage this complexity, Pubco will need to continue to improve its operational, financial and management controls and its reporting systems and procedures. Any weaknesses or deficiencies or any failure to implement required new or improved controls, or difficulties encountered in the implementation or operation of these controls, could harm its operating results and cause it to fail to meet its financial reporting obligations or result in material misstatements in its financial statements, which could adversely affect Pubco’s business and reduce the market price of Pubco Class A Common Stock.
Pubco will be an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make Pubco Class A Common Stock less attractive to investors.
Pubco will qualify as an “emerging growth company,” as defined in the JOBS Act. While Pubco remains an emerging growth company, it will be permitted to and plans to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include: (i) an exemption from compliance with the auditor attestation requirement in the assessment of Pubco’s internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley, (ii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (iii) reduced disclosure obligations regarding executive compensation arrangements in Pubco’s periodic reports, registration statements and proxy statements, and (iv) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, the information Pubco provides will be different than the information that is available with respect to other public companies that are not emerging growth companies.
In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as Pubco is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable.
Pubco cannot predict whether investors will find Pubco Class A Common Stock less attractive if it relies on these exemptions. If some investors find Pubco Class A Common Stock less attractive as a result, there may be a less active trading market for Pubco Class A Common Stock. The market price of Pubco Class A Common Stock may be more volatile.
Pubco expects to remain an emerging growth company until the earlier of (i) the last day of the fiscal year (1) following the fifth anniversary of the consummation of the Business Combination, (2) in which Pubco has total annual gross revenue of at least $1.235 billion, or (3) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Stock that is held by non-affiliates equaled or exceeded $700 million as of the end of that year’s second fiscal quarter, and (ii) the date on which Pubco has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.
If securities or industry analysts do not publish research or reports about Pubco’s business or publish negative reports, the market price of Pubco Class A Common Stock could decline.
The trading market for Pubco Class A Common Stock will be influenced by the research and reports that industry or securities analysts publish about Pubco, Pubco’s business. Pubco may be unable or slow to attract research coverage and if one or more analysts cease coverage of Pubco, the price and trading volume of Pubco’s securities would likely be negatively impacted. If any of the analysts that may cover Pubco change their recommendation regarding Pubco’s securities adversely, or provide more favorable relative recommendations about Pubco’s competitors, the price of Pubco’s securities would likely decline. If any analyst that may cover Pubco ceases covering Pubco or fails to regularly publish reports on Pubco, it could lose visibility in the financial markets, which could cause the price or trading volume of Pubco’s securities to decline. If one or more of the analysts who cover Pubco downgrades Pubco Class A Common Stock or if Pubco’s reporting results do not meet their expectations, the market price of Pubco Class A Common Stock could decline. Moreover, the market price of Pubco Class A Common Stock may decline after the Business Combination if Pubco does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial analysts, or the effect of the Business Combination on Pubco’s financial results is not consistent with the expectations of financial analysts. Accordingly, holders of Pubco Stock following the consummation of the Business Combination may experience a loss as a result of a decline in the market price of Pubco Class A Common Stock. In addition, a decline in the market price of Pubco Class A Common Stock following the consummation of the Business Combination could adversely affect Pubco’s ability to issue additional securities and to obtain additional financing in the future.
Pubco may be subject to material litigation, including individual and class action lawsuits, as well as investigations and enforcement actions by regulators and governmental authorities. These matters are often expensive and time consuming, and, if resolved adversely, could harm Pubco’s business, financial condition and operating results.
Pubco may from time to time become subject to claims, arbitrations, individual and class action lawsuits with respect to a variety of matters, including employment, consumer protection, advertising and securities. In addition, Pubco may from time to time become subject to, government and regulatory investigations, inquiries, actions or requests, other proceedings and enforcement actions alleging violations of laws, rules and regulations, both foreign and domestic. The scope, determination and impact of claims, lawsuits, government and regulatory investigations, enforcement actions, disputes and proceedings to which Pubco is subject cannot be predicted with certainty, and may result in:
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substantial payments to satisfy judgments, fines or penalties;

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substantial outside counsel, advisor and consultant fees and costs;

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substantial administrative costs, including arbitration fees;

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additional compliance and licensure requirements;

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loss or non-renewal of then-existing licenses or authorizations, or prohibition from or delays in obtaining additional licenses or authorizations, required for Pubco’s business;

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loss of productivity and high demands on employee time;

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criminal sanctions or consent decrees;

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termination of certain employees, including members of Pubco’s executive team;

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barring of certain employees from participating in Pubco’s business in whole or in part;

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orders that restrict Pubco’s business or prevent Pubco from offering certain products or services;

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changes to Pubco’s business model and practices;

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an inability to deliver on Pubco’s strategy;

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delays to planned transactions, product launches or improvements; and

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damage to Pubco’s brand and reputation.

Regardless of the outcome, any such matters can have an adverse impact, which may be material, on Pubco’s business, operating results or financial condition because of legal costs, diversion of management resources, reputational damage and other factors.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of SilverBox, Pubco, and Legacy Parataxis adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The following unaudited pro forma condensed combined balance sheet as of June 30, 2025 combines the historical unaudited condensed balance sheets of SilverBox as of June 30, 2025 with the historical audited combined and consolidated balance sheet of Legacy Parataxis (subsequent to June 3, 2025 held under newly incorporated holding company, Parataxis, as of May 31, 2025, and the historical audited consolidated balance sheet of Pubco as of May 31, 2025 giving effect to the Business Combination and related transactions as if they had been consummated on June 30, 2025. SilverBox has not had any historical relationship with Pubco or Legacy Parataxis prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 combines the historical unaudited condensed statement of operations of SilverBox for the six months ended June 30, 2025 with the historical audited combined and consolidated statement of operations of Legacy Parataxis for the period from incorporation through May 31, 2025 for Parataxis and for the period from incorporation through June 30, 2025 for Pubco, giving effect to the Business Combination as if it had been consummated on January 1, 2025, the beginning of the earliest period presented. With respect to the unaudited pro forma condensed combined statement of operations for the period from April 16, 2024 (Inception) through December 31, 2024, Pubco was incorporated in 2025 and hence does not have audited combined and consolidated financial statements as of or for any period ended December 31, 2024. As a result, the unaudited pro forma condensed combined statement of operations for the period ended December 31, 2024 includes the historical audited statement of operations of SilverBox for the period from April 16, 2024 (Inception) through December 31, 2024, giving effect to the Business Combination as if it had been consummated on April 16, 2024, the beginning of the earliest period presented.
As it pertains to the unaudited proforma condensed combined statements of operations, Pubco is aware that, in accordance with Rule 11-02(c)(2)(i) of Regulation S-X, all of the transactions should be presented as if they occurred on April 16, 2024. However, as Pubco was incorporated on June 13, 2025, and therefore only had two weeks of operating history (as of June 30, 2025), Pubco has reflected the merger transaction (for purposes of the proforma statement of operations) as if it occurred on January 1, 2025.
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SilverBox is treated as the “acquired” company for financial reporting purposes. Parataxis has been determined to be the accounting acquirer because existing Parataxis Shareholders, as a group, will retain the largest portion of the voting rights in the combined entity when contemplating the various redemption scenarios, the executive officers of the combined company will be appointed by Parataxis, the majority of the board of directors of the combined company will be appointed by Parataxis, Parataxis represents a significant majority of the operations of the combined company, and the operations of Parataxis will be the continued operations of the combined company.
The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:
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The historical unaudited condensed financial statements of SilverBox as of and for the six months ended June 30, 2025, and the historical audited financial statements of SilverBox as of and for the period from April 16, 2024 (Inception) through December 31, 2024; and

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The historical audited combined and consolidated financial statements of Parataxis as of and for the period from inception through May 31, 2025 for Parataxis and through June 30, 2025 for Pubco.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination and related transactions which are discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent SilverBox’s consolidated results of operations or the consolidated financial position that would actually have occurred had the Business Combination and related transactions been consummated on the dates assumed or to project SilverBox’s consolidated results of operations or consolidated financial position for any future date or period. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SilverBox,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Legacy Parataxis,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Pubco” and other financial information included elsewhere in this proxy statement/prospectus.
Description of the Business Combination
On August 6, 2025, SilverBox entered into the Business Combination Agreement with Parataxis, Pubco, SPAC Merger Sub, Company Merger Sub, the Sponsor, solely for certain limited purposes as the SPAC Representative, and Edward Chin (the “Key Company Holder”), solely for certain limited purposes as the Seller Representative.
Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (a) SPAC Merger Sub will merge with and into SilverBox, with SilverBox continuing as the surviving company, and with each SilverBox Shareholder receiving one share of Pubco Class A common stock for each SilverBox Class A Ordinary Share held by such shareholder in accordance with the terms of the Business Combination Agreement and (b) Company Merger Sub will merge with and into Pubco, with Pubco continuing as the surviving entity, and with Parataxis Common Securityholders receiving shares of Pubco Class A Common Stock (other than the Key Company Holder, who will receive shares of Pubco Class C Common Stock in exchange for their Parataxis Common Units in accordance with the terms of the Business Combination Agreement). As a result of the Mergers, SilverBox and Parataxis will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law. At least one (1) Business Day prior to the Effective Time, SilverBox will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation.
The Domestication
SilverBox will, subject to obtaining the required shareholder approvals and at least one day prior to the date of the closing of the Business Combination, undergo the Domestication. At least one day prior to the Domestication, SilverBox will provide its Public Shareholders the opportunity to redeem their Public Shares on the terms and conditions set forth in the Business Combination Agreement.
By virtue of the Domestication and subject to the satisfaction or waiver of the conditions of the Business Combination Agreement, including approval of SilverBox’s shareholders: (i) each of the then issued and outstanding SilverBox Class A Ordinary Shares will convert, on a one-for-one basis, into one SilverBox Class A Common Share; (ii) each of then issued and outstanding SilverBox Class B Ordinary Shares will convert, on a one-for-one basis, into one SilverBox Class B Common Share; (iii) each then issued and outstanding warrant representing the right to purchase one SilverBox Class A Ordinary Share will convert automatically into a warrant to acquire one SilverBox Class A Common Share on the same terms as the SilverBox Warrants; and (iii) each then issued and outstanding SilverBox Unit will be cancelled and each holder of such SilverBox Unit will be entitled to one SilverBox Class A Common Share and one-third of one SilverBox Warrant. No fractional SilverBox Warrants will be issued upon such cancellation of SilverBox Units.
Sponsor Letter Agreement
Contemporaneously with the execution of the Business Combination Agreement, SPAC entered into a Sponsor Letter Agreement with Sponsor and Pubco, pursuant to which, among other things, the Sponsor will deposit up to 150,000 Sponsor Earnout Shares into an escrow account, such shares to be released from escrow in accordance with the following:
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Two-thirds (2/3) of the Sponsor Earnout Shares will be released if the VWAP of the Pubco Class A Common Stock equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period.

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One-third (1/3) of the Sponsor Earnout Shares will be released if the VWAP of the Pubco Class A Common Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period.

All of the Sponsor Earnout Shares will be accelerated and released if Pubco is subject to a change of control in which the implied consideration per share of Pubco Class A Stock equals or exceeds $12.50 per share (a “Qualifying Change of Control”). In the event that the applicable share price targets are not met during the Earnout Period, the Sponsor will not be entitled to receive the Sponsor Earnout Shares (along with any earnings thereon).
In addition, the Sponsor will use its commercially reasonable efforts to facilitate SilverBox, Parataxis and/or Pubco or their respective subsidiaries entering into additional financing transactions as contemplated by the Business Combination Agreement.
Refer to adjustment I below for the impact on the unaudited pro forma condensed combined financial information.
Preferred Equity Investment Subscription Agreements
Contemporaneously with the execution of the Business Combination Agreement, Parataxis and Pubco entered into subscription agreements (collectively, the “Preferred Equity Investment Subscription Agreements”) with certain investors (the “Preferred Equity Investors”), pursuant to which, Parataxis agreed to issue, and the Preferred Equity Investors agreed to purchase, an aggregate of 3,100,000 preferred equity units of Parataxis, in a private placement, at a purchase price of $10.00 per unit for an aggregate purchase price of $31.0 million.
As described above, the net proceeds of the Preferred Equity Investment will be used by Parataxis to purchase Bitcoin.
Further to the above, each Parataxis Preferred Unit will be entitled to receive additional shares of Pubco Class A Common Stock to account for certain increases, if any, in the price of Bitcoin between the time of purchase of the Bitcoin and the third business day prior to the date of the closing of the Business Combination, in each case, as provided in the Business Combination Agreement.
Pursuant to the Preferred Equity Investment Subscription Agreements, Pubco has agreed to use commercially reasonable efforts to cause the shares of Pubco Class A Common Stock into which the Parataxis Preferred Units will be converted upon consummation of the Company Merger to be registered on the registration statement. To the extent that any such shares of Pubco Class A Common Stock are unable to be included on the registration statement, Parataxis has agreed to certain obligations to have Pubco register and maintain the registration of the shares of Pubco Class A Common Stock into which the Parataxis Preferred Units will be converted, including that, as soon as reasonably practicable but no later than forty-five (45) calendar days after the closing of the Transactions, Pubco shall file with the SEC (at Pubco’s sole cost and expense) a registration statement registering the resale of the shares of Pubco Class A Common Stock into which the Parataxis Preferred Units will be converted, and Pubco shall have such registration statement declared effective as soon as practicable after the filing thereof, but no later than 90 calendar days after the closing of the Transactions, which may be extended an additional 30 calendar days depending on the level of SEC review involved.
Refer to adjustment A below for the impact on the unaudited pro forma condensed combined financial information.
Parataxis Multi-Strategy Fund LP Promissory Note
On June 16, 2025, Parataxis issued a promissory note to a related party, for a principal balance of $4.0 million. The promissory note accrues interest at 15% per annum, and is repayable at the earlier of December 16, 2025 and the close of the Business Combination.
Refer to adjustment D below for the impact on the unaudited pro forma condensed combined financial information.
Standby Equity Purchase Agreement
Contemporaneously with the execution of the Business Combination Agreement, Parataxis and Pubco entered into the SEPA with Yorkville pursuant to which, subject to the consummation of the Business Combination, Pubco has the option, but not the obligation, to issue, and Yorkville shall subscribe for, an aggregate amount of up to $400.0 million (the “Commitment Amount”) of Pubco Class A Common Stock at the time of Pubco’s choosing during the 36 months following the Closing, subject to certain limitations. Sales of the SEPA Shares to Yorkville, and the timing of any such sales, are at Pubco’s option, and Pubco is under no obligation to sell any SEPA Shares to Yorkville.
As consideration for Yorkville’s commitment to purchase the SEPA Shares, Pubco agreed to pay to Yorkville a commitment fee in an amount equal to 1.0% of the Commitment Amount (the “Commitment Fee”), of which (i) one-half (the “Initial Fee”) shall be paid on or before the fifth trading day following the consummation of the Transactions, and which may be paid, at the option of Pubco, in cash, or by the issuance to Yorkville of such number of shares of Pubco Class A Common Stock that is equal to the Initial Fee divided by $10.00 (the “Initial Commitment Shares”) and (ii) one-half (the “Deferred Fee”) shall be paid within five trading days of the date that Pubco receives proceeds from the sale of SEPA Shares to Yorkville of at least $50 million (the “Deferred Fee Date”), and which may be paid, at the option of Pubco, in cash, or by the issuance to Yorkville of such number of shares of Pubco Class A Common Stock that is equal to the Deferred Fee divided by the average of the daily VWAPs of the shares of Pubco Class A Common Stock during the first three trading days immediately following the Deferral Fee Date (the “Deferred Commitment Shares”). The Initial Commitment Shares issuable thereunder shall be included on the Registration Statement. Pursuant to the SEPA, Pubco is required to register for resale all SEPA Shares which Yorkville may acquire, and is required to have a registration statement declared effective by the SEC before it can sell any SEPA Shares to Yorkville.
Refer to adjustment L below for the impact on the unaudited pro forma condensed combined financial information.
Aggregate Earnout Consideration
As additional consideration, Parataxis Common Securityholders also have the potential to receive up to 7,500,000 additional shares of Pubco Class A Common Stock (along with any earnings thereon) contingent upon the Pubco Class A Common Stock meeting certain share price targets during the 5-year period following the Closing. The Earnout Shares will be issued by Pubco into an escrow account at or prior to the Closing and released in accordance with the following:
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Two-thirds (2/3) of the Earnout Shares will be released if the VWAP of the Pubco Class A Stock equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period; and

•
One-third (1/3) of the Earnout Shares will be released if the VWAP of the Pubco Class A Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period.

All of the Earnout Shares will be accelerated and released if, during the Earnout Period, Pubco is subject to a Qualifying Change of Control. In the event that the applicable share price targets are not met during the Earnout Period, the Parataxis Common Securityholders will not be entitled to receive the applicable portion of the Earnout Shares (along with any earnings thereon).
Pursuant to the Sponsor Letter Agreement (as defined above), which was signed concurrently with the Business Combination Agreement, at the Closing, up to 150,000 shares of Pubco Class A Stock to be issued to the Sponsor in the SPAC Merger (the “Sponsor Earnout Shares”) will be deposited in an escrow account and released in the same proportions and upon achievement of the same share price targets (including in connection with a Qualifying Change of Control) as apply with respect to the Earnout Shares.
Parataxis has concluded that the change of control provision results in the Earnout Shares being considered not to be indexed to Parataxis’ own shares pursuant to the guidance within ASC 815 and therefore the Earnout Shares are being recorded as a liability. Subsequent changes in the fair value of the Earnout Shares liability would then be recognized in earnings each reporting period.
Refer to adjustment I below for the impact on the unaudited pro forma condensed combined financial information.
Compensation of the Sponsor and its Affiliates in Connection with the Business Combination
The Sponsor will receive at the Closing (i) 5,305,000 shares of Pubco Class A Common Stock upon the conversion of the Sponsor Shares and the Private Placement Shares in the Domestication, and (ii) Pubco Private Warrants for 151,667 shares of Pubco Class A Common Stock upon the conversion of the Private Placement Warrants for 151,667 SilverBox Class A Ordinary Shares in the Domestication, which it acquired in a private placement consummated simultaneously with the IPO.
The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:
•
No Redemption Scenario:   This scenario assumes no Public Shares held by Public Shareholders are redeemed.

•
Contractual Maximum Redemption Scenario:   This scenario assumes there are no redemptions of Public Shares prior to the Business Combination’s consummation and that 18,996,382 Public Shares are redeemed upon consummation of the Business Combination for aggregate Redemption Payments of $199.7 million, assuming a redemption price of $10.52 per share (based on $209.0 million contained in the Trust Account as of June 30, 2025), which represents the maximum number of Public Shares that could be redeemed in connection with the Closing while still enabling the parties to satisfy the condition for Parataxis’ obligation to consummate the Business Combination under the terms of the Business Combination Agreement, waivable by Parataxis, that, at the Closing, Pubco will receive net cash and cash equivalents, of at least $25.0 million, including funds remaining in the Trust Account (after satisfaction of required Redemption payments and payment of SPAC Expenses and Company Expenses (each term as defined in the Business Combination Agreement) and including the aggregate amount of Transaction Financing (as defined in the Business Combination Agreement), including the Preferred Equity Investment, entered into and consummated in connection with the Business Combination. In the event that aggregate cash and cash equivalents delivered to Pubco at Closing is insufficient to meet the Minimum Cash Condition, a condition to the Closing would not be met and the Business Combination may not be consummated.

The following summarizes the pro forma outstanding shares under the two redemption scenarios:
Total Capitalization	No Redemption Scenario (Shares)	Ownership %*	Contractual Maximum Redemption Scenario (Shares)	Ownership %*
Public Shareholders	20,000,000	50.8%	1,003,618	4.9%
Parataxis Common Securityholders(1)	10,000,000	25.4%	10,000,000	49.3%
Sponsor(2)	5,305,000	13.5%	5,305,000	26.1%
Parataxis Preferred Securityholders(3)	4,030,000	10.2%	4,030,000	19.8%
Pro forma outstanding shares at June 30, 2025	39,335,000	100.0%	20,338,618	100.0%

*
Percentages may not sum to 100.0% due to rounding.

(1)
Assumes (i) there is no aggregate indebtedness of Parataxis and its direct and indirect subsidiaries as of immediately prior to the Effective Time (subject to certain exceptions), and (ii) the base purchase price is $100 million.

(2)
Includes 5,000,000 SilverBox Class A Ordinary Shares resulting from the Sponsor converting 5,000,000 of its SilverBox Class B Ordinary Shares on a one-for-one basis, and 305,000 SilverBox Class A Ordinary Shares.

(3)
Represents shares of Pubco Class A Common Stock to be issued to the Parataxis Preferred Securityholders upon exchange of 3,100,000 Parataxis Preferred Units based on the Exchange Ratio, and excludes 218,723 shares of Pubco Class A Common Stock to be issued to the Parataxis Preferred Securityholders as Adjustment Shares, which is the maximum number of Adjustment Shares issuable pursuant to the Business Combination Agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2025
	SilverBox Historical	Parataxis Labs LLC, Parataxis Labs Management LLC and Subsidiary Historical (As of May 31, 2025)	Parataxis Holdings Inc. Historical	Additional Financings		No Redemption Scenario			Contractual Maximum Redemption Scenario
						Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$279,366	$3,808,871	$—	$200,000	A	$208,952,965	C	$199,760,851	$(199,760,851)	N	$—
						(6,300,000)	J		—
						(6,435,000)	E1
						(2,000,000)	E2
				4,000,000	D	(4,023,333)	D
				16,605,004	O	(15,327,022)	O
Prepaid expenses and other current assets	119,973	87,385	—	—		—		207,358	—		207,358
Short-term prepaid insurance	104,890	—	—	—		—		104,890	—		104,890
Total Current Assets	504,229	3,896,256	—	20,805,004		174,867,610		200,073,099	(199,760,851)		312,248
Marketable securities held in Trust Account	208,952,965	—	—	—		(208,952,965)	C	—	—		—
Investment in Bridge Biotherapeutics	—	—	—	—		15,327,022	O	15,327,022			15,327,022
Intangible assets	—	—	—	30,800,000	A	—		30,800,000	—		30,800,000
Long-term prepaid insurance	12,529	—	—	—		—		12,529	—		12,529
Total Assets	$209,469,723	$3,896,256	$—	$51,605,004		$(18,758,333)		$246,212,650	$(199,760,851)		$46,451,799
LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and other accrued liabilities – related party	$—	$163,345	2,472	$—		$(163,345)	E2	$2,472	$—		$2,472
Accounts payable and other accrued liabilities	49,445	9,684	—	—		(4,160)	E1	2,045,285	—		2,045,285
						(9,684)	E2
						2,000,000	L
Total Current Liabilities	49,445	173,029	2,472	—		1,822,811		2,047,757	—		2,047,757
Earnout liability	—	—	—	—		51,536,933	I	52,567,672	—		52,567,672
						1,030,739	B
Promissory note liability (incl. accrued interest)	—	—	—	4,000,000	D	(4,000,000)	D	—	—		$—
Deferred legal fees	975,661	—	—	—		(975,661)	E1	—	—		—
Deferred underwriting fee	10,300,000	—	—	—		(10,300,000)	J	—	—		—
Total Liabilities	11,325,106	173,029	2,472	4,000,000		39,114,822		54,615,429	—		54,615,429
Class A ordinary shares subject to possible redemption	208,952,965	—	—	—		(208,952,965)	F	—	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2025
	SilverBox Historical	Parataxis Labs LLC, Parataxis Labs Management LLC and Subsidiary Historical (As of May 31, 2025)	Parataxis Holdings Inc. Historical	Additional Financings		No Redemption Scenario			Contractual Maximum Redemption Scenario
						Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Shareholders’ Equity (Deficit)
Pubco Class A common stock	—	—	—	—		2,000	F	3,934	(1,900)	N	2,034
						531	B
						1,403	M
Class A ordinary shares	46	—	—	—		(46)	B	—	—		—
						—
Class A ordinary shares not subject to possible redemption	—	—	—	—		—		—	—		—
Class B ordinary shares	500	—	—	—		(500)	B	—	—		—
Parataxis preferred units	—	—	—	31,000,000	A	(31,000,000)	M	—			—
Additional paid-in capital	—	—	—	—		(1,030,723)	B	180,574,012	(199,758,951)	N	—
						(51,536,933)	I
						4,000,000	J
						(10,808,894)	G
						208,950,965	F
						30,999,597	M
						—			19,184,939	K
Accumulated income (deficit)	(10,808,894)	3,723,227	(2,472)	—		—		(5,585,728)	(19,184,939)	K	(24,770,667)
						(2,000,000)	L
						(5,455,179)	E1
						(1,826,971)	E2
						10,808,894	G
						(1,000)	M
						(23,333)	D
Non-controlling interests	—	3,785,840	—	—		—		20,390,844	—		20,390,844
				16,605,004	O	—
Total Shareholders’ (Deficit) Equity	(10,808,348)	(62,613)	(2,472)	47,605,004		151,079,810		171,206,377	(199,760,851)		(28,554,474)
Total Liabilities and Shareholders’ (Deficit) Equity	$209,469,723	$3,896,256	$—	$51,605,004		$(18,758,333)		$246,212,650	$(199,760,851)		$46,451,799

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2025
	SilverBox Historical	Parataxis Labs LLC, Parataxis Labs Management LLC and Subsidiary Historical (For the Period from January 13, 2025 (Inception) through May 31, 2025)	Parataxis Holdings Inc. Historical (For the Period from June 13, 2025 (Inception) through June 30, 2025)	No Redemption Scenario			Contractual Maximum Redemption Scenario
				Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Operating costs and expenses:
General and administrative expenses	$904,943	$—	$—	$—		$904,943	$—	$904,943
General and administrative expenses	—	91,901	2,472	—		94,373	—	94,373
Revenue share expense	—	6,128		—		6,128	—	6,128
Total operating costs and expenses	904,943	98,029	2,472	—		1,005,444	—	1,005,444
Loss from operations	(904,943)	(98,029)	(2,472)	—		(1,005,444)	—	(1,005,444)
Other income
Interest income	—	16,256		—		16,256	—	16,256
Interest earned on investment held in Trust Account	4,298,327	—	—	(4,298,327)	AA	—	—	—
Total other income, net	4,298,327	16,256	—	(4,298,327)		16,256	—	16,256
Net income (loss)	$3,393,384	$(81,773)	$(2,472)	$(4,298,327)		$(989,188)	$—	$(989,188)
Net Loss Attributable to Non-controlling Interest	—	(19,160)	—	—		(19,160)		(19,160)
Net income attributable to Parataxis Labs LLC and Parataxis Labs Management LLC	$3,393,384	$(62,613)	$(2,472)	$(4,298,327)		$(970,028)	$—	$(970,028)
Basic and diluted weighted average shares outstanding, redeemable and non-redeemable Class A ordinary shares	20,455,000
Basic and diluted net income per share outstanding, redeemable and non-redeemable Class A ordinary shares	$0.13
Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,000,000
Basic and Diluted net income per share, Class B Ordinary Shares	$0.13
Basic and diluted weighted average shares outstanding						35,305,000		16,308,618
Net loss per share – basic and diluted						$(0.03)		$(0.06)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM APRIL 16, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024
	SilverBox Historical	Parataxis Labs LLC, Parataxis Labs Management LLC and Subsidiary Historical(1)	Parataxis Holdings Inc. Historical	No Redemption Scenario			Contractual Maximum Redemption Scenario
				Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Operating Costs and Expenses:
General and administrative	$477,971	$—	$—	$8,430,840	BB	$10,908,811	$—	$10,908,811
				2,000,000	CC
Total Operating Costs and Expenses	477,971	—	—	10,430,840		10,908,811	—	10,908,811
Loss from operations	(477,971)	—	—	(10,430,840)		(10,908,811)	—	(10,908,811)
Other Income and Expense
Change in fair value of over-allotment option liability	306,504	—	—	—		306,504	—	306,504
Interest earned on investment held in Trust Account	3,654,638	—	—	(3,654,638)	AA	—	—	—
Total Other Income and Expense	3,961,142	—	—	(3,654,638)		306,504	—	306,504
			—
Net Income (Loss)	$3,483,171	$—	$—	$(14,085,478)		$(10,602,307)	$—	$(10,602,307)
Basic and diluted weighted average shares outstanding, redeemable and non-redeemable Class A ordinary shares	10,582,896
Basic and diluted net income per share redeemable and non-redeemable Class A ordinary shares	$0.22
Basic and diluted weighted average shares outstanding, Class B ordinary shares	4,961,390
Basic and diluted net income per share Class B ordinary shares	$0.22
Basic and diluted weighted average shares outstanding						39,335,000		20,338,618
Net loss per share – basic and diluted						$(0.27)		$(0.52)

(1)
Parataxis was incorporated in 2025. As a result, there is no applicable historical financial information for any period in 2024.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Note 1.   Basis of Presentation
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, SilverBox will be treated as the “accounting acquiree” and Pubco as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Pubco issuing shares for the net assets of SilverBox, followed by a recapitalization. The net assets of SilverBox will be stated at historical cost. Operations prior to the Business Combination will be those of Pubco and Parataxis.
The unaudited pro forma condensed combined balance sheet as of June 30, 2025 for SilverBox and as of May 31, 2025 for Legacy Parataxis, assumes that the Business Combination and related transactions occurred on June 30, 2025. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the for the period from April 16, 2024 (Inception) through December 31, 2024 for SilverBox, and for the period January 13, 2025 (Inception) through May 31, 2025, for Legacy Parataxis, give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2025. These periods are presented on the basis that Pubco is the acquirer for accounting purposes.
The pro forma adjustments reflecting the consummation of the Business Combination and related transactions are based on certain currently available information and certain assumptions and methodologies that SilverBox believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. SilverBox believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of SilverBox and Parataxis.
Note 2.   Accounting Policies and Reclassifications
Management performed a comprehensive review of the two entities’ accounting policies. As a result of the review, management did not identify any material differences related to the application of the accounting policies applied by SilverBox and Pubco that would require adjustments in the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
As part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align SilverBox’s financial statement presentation with that of Pubco and Legacy Parataxis.
Note 3.   Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. SilverBox has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. SilverBox has not had any historical relationship with Pubco or Legacy Parataxis prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of Pubco Common Stock outstanding, assuming the Business Combination and related transactions occurred on January 1, 2025.
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet Resulting from Additional Financing Transactions
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2025 are as follows:
A.
Represents an increase to equity based on the 3,100,000 preferred equity units issued by Parataxis, at a purchase price of $10.00 per unit for an aggregate purchase price of $31.0 million. Of the total proceeds, approximately $30.8 million was used to purchase Bitcoin, resulting in an increase to intangible assets and therefore the cash impact was approximately $0.2 million.

D.
Represents the issuance by Parataxis, in June 2025, of a promissory note for a principal balance of $4.0 million, and accruing interest at an annual rate of 15%, repayable at the earlier of December 16, 2025 or the close of the Business Combination. The pro forma adjustment reflects the repayment of the loan balance, as of June 30, 2025, inclusive of accrued interest of $23,333.

Q.
Reflects the additional non-controlling investor financing of approximately $16.6 million raised by the subsidiary of Parataxis, Parataxis Korea Fund, as well as the investment made by Parataxis Korea Fund and Parataxis, in the listed South Korea entity, Bridge Biotherapeutics, for an aggregate cost of $15.3 million, as of June 30, 2025. No adjustments have been reflected with respect to any change in the fair value of this investment at any date subsequent to the date of investment.

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
B.
Represents the conversion of 4,850,000 out of 5,000,000 of outstanding SilverBox Class B Ordinary Shares and 455,000 out of 455,000 of outstanding SilverBox Class A Ordinary Shares, held by the Sponsor on a one-for-one basis into Pubco Class A Common Stock. Further, this includes the recognition of an earnout liability with respect to the 150,000 SilverBox Class B Ordinary Shares which will be deposited in escrow upon the Closing and will be released in the same proportions and upon the achievement of the same price targets (including in connection with a change of control). Consistent with the treatment of the Earnout Shares, these have been recognized as a liability on the pro forma balance sheet, based on the same fair value per earnout share as was used for the earnout adjustment discussed per pro forma adjust I, below. The total fair value of the Sponsor Earnout Shares is approximately $1.0 million.

C.
Reflects the reclassification of the remaining marketable securities of $209.0 million held in the Trust Account to Cash and cash equivalents.

D.
Refer to ‘Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet Resulting from Additional Financing Transactions’ section, above.

E.
Represents preliminary estimated transaction costs of Pubco and of SilverBox in connection with the Business Combination.

1.
SilverBox’s preliminary total estimated transaction costs (excluding deferred underwriter fees) of $6.4 million include advisory, printing, legal, and accounting fees. Of this amount, $1.0 million has already been incurred as of June 30, 2025, of which $4,160 and $1.0 million is included within SilverBox’s accounts payable and accrued expenses and deferred legal fees balances, respectively, as of June 30, 2025. Therefore $6.4 million remains to be paid at Closing. These transaction costs are directly attributable to the Business Combination and are recorded to general and administrative expenses (refer to adjustment BB).
2.
Parataxis’ preliminary total estimated transaction costs of $2.0 million include advisory, printing, legal, and accounting fees. Of this amount, $0.2 million has already been incurred as of May 31, 2025, of which $0.2 million and $9,684 is included within Legacy Parataxis’s Accounts payable and other accrued liabilities — related party and Accounts payable and other accrued liabilities balances, respectively, as of May 31, 2025. Therefore $1.8 million remains to be recognized and the total of $2.0 million is expected to be paid at Closing. These transaction costs are directly attributable to the Business Combination and are recorded to general and administrative expenses (refer to adjustment BB).

F.
Reflects the reclassification of 20,000,000 SilverBox Class A Ordinary Shares subject to possible redemption valued at approximately $209.0 million into permanent equity.

G.
Reflects the reclassification of SilverBox’s historical accumulated deficit of $10.8 million to additional paid-in capital as part of the reverse recapitalization.

H.
Not used.

I.
Represents the estimated fair value of the earnout liability upon consummation of the Business Combination. The Parataxis Common Securityholders also have the potential to receive up to 7,500,000 additional shares of Pubco Class A Common Stock (the “Earnout Shares”) (along with any Earnings thereon) contingent upon the Pubco Class A Common Stock meeting certain share price targets during the 5-year period following the Closing (the “Earnout Period”). The Earnout Shares will be issued by Pubco into an escrow account at or prior to the Closing and released in accordance with the following:

—
Two-thirds (2/3) of the Earnout Shares will be released if the VWAP of the Pubco Class A Stock equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period (“Earnout Trigger 1”); and

—
One-third (1/3) of the Earnout Shares will be released if the VWAP of the Pubco Class A Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period (“Earnout Trigger 2”).

All of the Earnout Shares will be accelerated and released if, during the Earnout Period, Pubco is subject to a Qualifying Change of Control. In the event that the applicable share price targets are not met during the Earnout Period, the Parataxis Common Securityholders will not be entitled to receive the applicable portion of the Earnout Shares (along with any earnings thereon).
The valuation of the earnout liability was calculated using a Black Scholes Option valuation. The stock price on the valuation date was $10.00, and with respect to Earnout Trigger 1 and 2, an implied exercise price of $12.50 and $15.00 was used, respectively with an earnout period beginning on the Closing Date and ending on the date that is the fifth anniversary of the Closing Date. The risk-free rate of the remaining term is 4.22%, and the rounded equity volatility is 92.4%. These inputs resulted in a determined estimated fair value outcome for Earnout Trigger 1 and 2, of approximately $34.8 million and $16.7 million, respectively.
As the shares are only issuable upon the various triggering events, the potential outcomes include a range from no liability (if no earnout triggering event occurs) to the value of the full 7,500,000 shares to be issued if both earnout triggering events are achieved.
J.
Reflects the settlement of $10.3 million deferred underwriting fee due upon SilverBox’s completion of an initial business combination as reflected in the SilverBox balance sheet as of June 30, 2025. The deferred underwriting fee was reduced to $6.03 million pursuant to an amendment of the Underwriting Agreement dated August 28, 2025, with the difference recorded to additional paid in capital.

K.
To reclassify the negative additional paid-in capital to accumulated deficit of approximately $19.2 million (assuming contractual maximum additional redemptions).

L.
Reflects the commitment fee payable to Yorkville with respect to the SEPA executed contemporaneously with the execution of the Business Combination Agreement. The Commitment Fee is calculated as 1.0% of the Commitment Amount, of which (i) the Initial Fee shall be paid on or before the fifth trading day following the consummation of the Transactions, and which may be paid, at the option of Pubco, in cash, or by the issuance to Yorkville of the Initial Commitment Shares and (ii) the Deferred Fee shall be paid by the Deferred Fee Date, and which may be paid, at the option of Pubco, in cash, or by the issuance to Yorkville of the Deferred Commitment Shares. For purposes of the unaudited pro forma condensed combined statement of operations, the guaranteed fee of one half of 1%, amounting to $2.0 million has been reflected.

M.
Represents the recapitalization of historical Parataxis Common Units and Parataxis Preferred Units into Pubco Common Stock after giving effect to the Exchange Ratio at the close of the Business Combination. This reclassification has not been adjusted to reflect the issuance of any potential Adjustment Shares as a result of any change in the Closing Bitcoin Price relative to the Signing Bitcoin Price.

N.
Reflects the contractual maximum redemption of 18,996,382 Public Shares for aggregate redemption payments of approximately $199.7 million allocated to Pubco Common Stock using a par value of $.0001 per share and the excess to additional paid-in capital at a redemption price of approximately $10.52 per share.

O.
Refer to ‘Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet Resulting from Additional Financing Transactions’ section, above.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations
There were no material pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2025 and for the period from April 16, 2024 (Inception) through December 31, 2024, except for the following:
AA.
Reflects elimination of investment income on the Trust Account of $4.3 million and $3.7 million for the six months ended June 30, 2025 and for the period from April 16, 2024 (Inception) through December 31, 2024, respectively.

BB.
Reflects estimated non-recurring transaction costs not reflected in the June 30, 2025 historical unaudited financial statements to be incurred by SilverBox of $6.4 million as if they were incurred on January 1, 2024, the date the Business Combination occurred for purposes of the unaudited pro forma condensed combined statement of operations.

CC.
Reflects the commitment fee payable to Yorkville with respect to the SEPA executed contemporaneously with the execution of the Business Combination Agreement. The Commitment Fee is calculated as 1.0% of the Commitment Amount, of which (i) the Initial Fee shall be paid on or before the fifth trading day following the consummation of the Transactions, and which may be paid, at the option of Pubco, in cash, or by the issuance to Yorkville of the Initial Commitment Shares and (ii) the Deferred Fee shall be paid by the Deferred Fee Date, and which may be paid, at the option of Pubco, in cash, or by the issuance to Yorkville of the Deferred Commitment Shares. For purposes of the unaudited pro forma condensed combined statement of operations, the guaranteed fee of one half of 1%, amounting to $2.0 million has been reflected.

Note 4.   Net Loss per Share
Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination. As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented.

The unaudited pro forma condensed combined financial information has been prepared to present two alternative scenarios with respect to redemption of Public Shares of common stock by Public Shareholders at the time of the Business Combination for the six months ended June 30, 2025 and for the for the period from April 16, 2024 (Inception) through December 31, 2024:
	For the Six Months Ended June 30, 2025(1)		For the period from April 16, 2024 (Inception) through December 31, 2024(1)
	No Redemption Scenario	Contractual Maximum Redemption Scenario	No Redemption Scenario	Contractual Maximum Redemption Scenario
Numerator:
Pro forma net loss	$(989,188)	$(989,188)	$(10,602,307)	$(10,602,307)
Less: Net loss attributable to non-controlling interest	$(19,160)	$(19,160)	$—	$—
Pro forma net loss attributable to SilverBox shareholders/members	$(970,028)	$(970,028)	$(10,602,307)	$(10,602,307)
Denominator:
Weighted average shares outstanding – basic and diluted	35,305,000	16,308,618	39,335,000	20,338,618
Net loss per share:
Basic and diluted	$(0.03)	$(0.06)	$(0.27)	$(0.52)
Potentially dilutive securities(2):
Earnout Shares	7,500,000	7,500,000	7,500,000	7,500,000
Sponsor Earnout Shares	150,000	150,000	150,000	150,000
Public Warrants	6,666,667	6,666,667	6,666,667	6,666,667
Private Placement Warrants	151,667	151,667	151,667	151,667
Adjustment Shares(3)	218,723	218,723	218,723	218,723

(1)
Pro forma net loss per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2)
The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive and/or issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.

(3)
Represents 218,723 shares of Pubco Class A Common Stock issuable to Parataxis Preferred Securityholders as Adjustment Shares, which is the maximum number of Adjustment Shares issuable pursuant to the Business Combination Agreement.

MARKET PRICE AND DIVIDEND INFORMATION
SilverBox
Holders
Although there are a larger number of beneficial owners, at August 27, 2025, there was one holder of record of SilverBox Public Units, one holder of record of SilverBox Class A ordinary shares, one holder of record of SilverBox Class B Ordinary Shares, one holder of record of Public Warrants and one holder of record of the Private Placement Warrants.
Ticker Symbol and Market Price
The SilverBox Public Units, the SilverBox Class A Ordinary Shares and the Public Warrants are currently listed on the NYSE under the symbols “SBXD.U,” “SBXD” and “SBXD.WS,” respectively. The closing price of the SilverBox Public Units, the SilverBox Class A Ordinary Shares and the Public Warrants on August 5, 2025, the last trading day before announcement of the execution of the Business Combination Agreement, was $11.20, $10.64 and $0.76 respectively. As of August 26, 2025, the closing price of the Public Units, the SilverBox Class A Ordinary Shares and the Public Warrants was $10.65, $10.46 and $0.41, respectively.
Dividend Policy
SilverBox has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of its initial business combination.
Company
Currently, there is no public market for Parataxis Units or any other Parataxis securities.
Dividend Policy of Parataxis Following the Business Combination
The payment of cash dividends in the future will be dependent upon Pubco’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Pubco Board.

EXTRAORDINARY GENERAL MEETING OF SILVERBOX SHAREHOLDERS
General
SilverBox is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the SilverBox Board for use at the Extraordinary General Meeting. This proxy statement/prospectus provides SilverBox shareholders with information they need to know to be able to vote or direct their vote to be cast at the Extraordinary General Meeting.
Date, Time and Place of the Extraordinary General Meeting
The Extraordinary General Meeting will be held on                 , 2025 at        , Eastern Time. For the purposes of the Memorandum and Articles of Association, the physical place of the meeting will be at Paul Hastings LLP, 200 Park Avenue, New York, NY 10166. However, in order to facilitate access for SilverBox Shareholders, the Extraordinary General Meeting will be held in virtual meeting format at      . There is no requirement to attend the Extraordinary General Meeting in person. Shareholders will be afforded the same rights and opportunities to vote, ask questions and participate as they would at an in-person Extraordinary General Meeting. In particular, shareholders may submit questions in advance of the Extraordinary General Meeting by following the instructions and rules of conduct on the Extraordinary General Meeting website. You can participate in the Extraordinary General Meeting and vote via live webcast by visiting      .
You can pre-register to attend the virtual Extraordinary General Meeting starting                 , 2025 at      a.m., Eastern Time (three business days prior to the meeting date). Enter the URL address into your browser       , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Extraordinary General Meeting, you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Extraordinary General Meeting.
Shareholders who hold their investments through a bank or broker will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Extraordinary General Meeting you will need to have a legal proxy from your bank or broker. If you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. In either case you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at (917) 262-2373 or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.
If you do not have access to the internet, you can listen to the meeting by dialing      (or +1      if you are located outside the United States and Canada (standard rates apply) and when prompted enter     #. Please note that you will not be able to vote or ask questions at the Extraordinary General Meeting if you choose to participate telephonically.
You may attend, vote and examine the list of shareholders entitled to vote at the Extraordinary General Meeting by visiting       and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.
Purpose of the Extraordinary General Meeting
At the Extraordinary General Meeting, SilverBox is asking holders of SilverBox Ordinary Shares to consider and vote upon:
•
the Business Combination Proposal. A current copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A;

•
the Advisory Organizational Documents Proposals;

•
the NTA Proposal;

•
the Incentive Plan Proposal. A form of 2025 EIP is attached to this proxy statement/prospectus as Annex D;

•
the Employee Stock Purchase Plan Proposal. A form of ESPP is attached to this proxy statement/prospectus as Annex E;

•
the Director Election Proposal;

•
the Stock Issuance Proposal; and

•
the Adjournment Proposal, if presented to the Extraordinary General Meeting.

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Organizational Documents Proposals, the NTA Proposal and the Stock Issuance Proposal are conditioned on the approval of each of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of the SilverBox Board
The SilverBox Board believes that the Business Combination Proposal and the other proposals to be presented at the Extraordinary General Meeting are in the best interest of the SilverBox Shareholders.
Accordingly, the SilverBox Board Committee unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval, on an advisory basis, of each of the separate Advisory Organizational Documents Proposals, “FOR” the NTA Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Employee Stock Purchase Plan Proposal, “FOR” the approval of the Director Election Proposal, “FOR” the approval of the Stock Issuance Proposal and “FOR” the approval of the Adjournment Proposal, if presented to the Extraordinary General Meeting.
Record Date; Who is Entitled to Vote
SilverBox shareholders will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting if they owned SilverBox Ordinary Shares at the close of business on          , 2025, which is the Record Date for the Extraordinary General Meeting. Shareholders will have one vote for each SilverBox Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. SilverBox Warrants do not have voting rights. As of the close of business on the Record Date for the Extraordinary General Meeting, there were         SilverBox Ordinary Shares issued and outstanding, of which           were issued and outstanding Public Shares.
The Sponsor and each director and each officer of SilverBox have agreed to vote in favor of the Business Combination, and to waive their redemption rights in connection with the Closing with respect to any SilverBox Ordinary Shares held by them. None of the Sponsor, directors or officers received separate consideration for their waiver of redemption rights. The SilverBox Ordinary Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owns    % of the issued and outstanding SilverBox Ordinary Shares.
Quorum
The presence, in person (including virtually) or by proxy, of shareholders holding one-third of the SilverBox Ordinary Shares at the Extraordinary General Meeting constitutes a quorum at the Extraordinary General Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum. The Sponsor owns    % of the issued and outstanding SilverBox Ordinary Shares as of the Record Date, which will count towards this quorum. As a result, as of the Record Date, in addition to the shares of the Sponsor,           SilverBox Ordinary Shares held by Public Shareholders would be required to be present at the Extraordinary General Meeting to achieve a quorum.
Abstentions and Broker Non-Votes
Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Extraordinary General Meeting and therefore will have no effect on the approval of the proposals voted upon at the Extraordinary General Meeting.

Under NYSE rules, if a shareholder holds their shares in “street” name through a bank, broker or other nominee and the shareholder does not instruct their broker, bank or other nominee how to vote their shares on a proposal, the broker, bank or other nominee has the authority to vote the shares in its discretion on certain “routine” proposals. However, banks, brokers and other nominees are not authorized to exercise their voting discretion on “non-routine” proposals. This can result in a “broker non-vote,” which occurs on a proposal when: (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders; (ii) there are one or more “non-routine” proposals to be voted on at the meeting for which the bank, broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares; and (iii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine proposal.
We believe that all of the proposals to be voted on at the Extraordinary General Meeting will be considered non-routine matters. As a result, if you hold your shares in street name, your bank, brokerage firm or other nominee cannot vote your shares on the proposals to be voted on at the Extraordinary General Meeting without your instruction.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The Business Combination does not require the approval of a majority of the unaffiliated securityholders of SilverBox. The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by the requisite holders of SilverBox Ordinary Shares.
The approval of the Advisory Organizational Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The Advisory Organizational Documents Proposals is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Advisory Organizational Documents Proposals will have no effect, even if approved by the requisite holders of SilverBox Ordinary Shares.
The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Incentive Plan Proposal will have no effect, even if approved by the requisite holders of SilverBox Ordinary Shares.
The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The Employee Stock Purchase Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Employee Stock Purchase Plan Proposal will have no effect, even if approved by the requisite holders of SilverBox Ordinary Shares.
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General

Meeting. The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by the requisite holders of SilverBox Ordinary Shares.
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The Stock Issuance Proposal is not conditioned on the approval of any other proposal.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The Adjournment Proposal is not conditioned on the approval of any other proposal.
Voting Your Shares
If you were a holder of record of SilverBox Ordinary Shares as of the close of business on the Record Date, you may vote with respect to the proposals in person or virtually at the Extraordinary General Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Your proxy card shows the number of SilverBox Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
If you are a holder of record of the SilverBox Ordinary Shares, including those shares held as a constituent part of SilverBox Units, you may vote virtually at the Extraordinary General Meeting or by submitting a proxy for the Extraordinary General Meeting. Whether or not you plan to attend the Extraordinary General Meeting, SilverBox urges you to vote by proxy to ensure your vote is counted. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. You may still attend the Extraordinary General Meeting and vote in person even if you have already voted by proxy.
If your SilverBox Ordinary Shares, including those shares held as a constituent part of SilverBox Units, are held in “street name” by a broker or other agent, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Extraordinary General Meeting. However, since you are not the holder of record, you may not vote your shares virtually at the Extraordinary General Meeting unless you request and obtain a valid proxy from your broker or other agent. Beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other nominee) who wish to attend the Extraordinary General Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial shareholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the online Extraordinary General Meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the Extraordinary General Meeting with a link and instructions for entering the Extraordinary General Meeting online. Beneficial shareholders should contact the Transfer Agent at least five business days prior to the date of the Extraordinary General Meeting in order to ensure access.
Revoking Your Proxy
If you authorize a proxy, you may revoke it at any time at or before the Extraordinary General Meeting by doing any one of the following:
•
you may send another proxy card with a later date;

•
you may notify SilverBox’s CEO in writing to SilverBox Corp IV, 8701 Bee Cave Road, East Building, Suite 310, Austin, TX 78746, before the Extraordinary General Meeting that you have revoked your proxy; or

•
you may attend the Extraordinary General Meeting, revoke your proxy, and vote in person or virtually, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions about Voting Your Shares
If you are a SilverBox shareholder and have questions about how to vote or direct a vote in respect of your SilverBox Ordinary Shares, you may call        , SilverBox’s proxy solicitor, by calling         , or if you are a bank or a broker, by calling         , or by emailing         .
Redemption Rights
Pursuant to the Memorandum and Articles of Association, a Public Shareholder may request to redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:
1.
(i) hold Public Shares or (ii) hold Public Shares through SilverBox Public Units and elect to separate your SilverBox Public Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares;

2.
submit a written request to the Transfer Agent, including the legal name, phone number and address of the beneficial owner of the Public Shares for which redemption is requested, that SilverBox redeem all or a portion of your Public Shares for cash; and

3.
deliver the certificates for your Public Shares (if any) along with the redemption forms to Transfer Agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to the Redemption Deadline in order for their Public Shares to be redeemed.
Therefore, the election to exercise redemption rights will occur prior to the Domestication, but the redemption will be with respect to the Pubco Common Stock that an electing Public Shareholder holds after the Domestication. For the purposes of the Memorandum and Articles of Association, the exercise of redemption rights will be treated as an election to have such Public Shares redeemed for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” will be interpreted accordingly. Immediately following the Domestication and the Closing, Pubco will satisfy the exercise of redemption rights by redeeming the corresponding shares of Pubco Common Stock issued to the Public Shareholders that validly exercised their redemption rights.
Public Shareholders may elect to redeem all or a portion of the Public Shares held by them, regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its redemption rights to redeem all or a portion of the Public Shares that it holds and timely delivers the certificates for its shares (if any) along with the redemption forms to the Transfer Agent, SilverBox will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the Closing, including interest earned on the Trust Account (net of taxes paid or payable, if any). For illustrative purposes, as of August 26, 2025, this would have amounted to approximately $10.51 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Public Shares for cash and will no longer own Public Shares.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The Transfer Agent will typically charge the tendering broker approximately $80 and it would be up to the broker to decide whether to pass this cost on to the redeeming shareholder. In the event the Business Combination is not consummated this may result in an additional cost to shareholders for the return of their Public Shares.
Any request for redemption, once made by a Public Shareholder, may not be withdrawn following the Redemption Deadline, unless the SilverBox Board determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part).
Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent prior to the Redemption Deadline and, following such deadline, with SilverBox’s consent, prior to the Extraordinary General Meeting. No request for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically through DTC) to the Transfer Agent by the Redemption Deadline.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares sold in the IPO. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares sold in the IPO, then any such shares in excess of that 15% limit would not be redeemed for cash.
Our Sponsor, officers and directors have agreed to, among other things, vote in favor of the Business Combination and waive their redemption rights in connection with the Closing with respect to any SilverBox Ordinary Shares held by them. The SilverBox Ordinary Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share Redemption Price. As of the Record Date, the Sponsor owns      % of the issued and outstanding SilverBox Ordinary Shares.
Holders of the SilverBox Warrants will not have redemption rights with respect to the SilverBox Warrants.
The closing price of Public Shares on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus, was $10.46. As of August 26, 2025, funds in the Trust Account totaled approximately $210.3 million and were comprised entirely of U.S. government securities, within the meaning of Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by SilverBox meeting conditions of Rule 2a-7 under the Investment Company Act, as determined by SilverBox, until the earlier of (i) the consummation of a business combination and (ii) the distribution of the Trust Account.
Prior to exercising redemption rights, Public Shareholders should verify the market price of the Public Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their redemption rights if the market price per share is higher than the Redemption Price. SilverBox cannot assure its shareholders that they will be able to sell their Public Shares in the open market, even if the market price per share is higher than the Redemption Price, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their Public Shares.
Appraisal Rights
Neither SilverBox Shareholders nor the holders of Public Warrants have appraisal rights in connection with the Business Combination or the Domestication under the Companies Act or under the DGCL.
Proxy Solicitation
SilverBox is soliciting proxies on behalf of the SilverBox Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. SilverBox has engaged         to assist in the solicitation of proxies for the Extraordinary General Meeting. SilverBox and its directors and officers and employees may also solicit proxies in person. SilverBox will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

SilverBox will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. SilverBox will pay        a fee of $      plus disbursements, reimburse        for its reasonable out-of-pocket expenses and indemnify         and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as SilverBox’s proxy solicitor. SilverBox will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related materials to SilverBox shareholders. SilverBox’s directors and officers and employees of SilverBox who solicit proxies will not be paid additional compensation for soliciting.
SilverBox Shareholders
As of the Record Date, there are        SilverBox Ordinary Shares issued and outstanding, which includes 455,000 SilverBox Class A Ordinary Shares and 5,000,000 SilverBox Class B Ordinary Shares held by the Sponsor and          Public Shares. As of the Record Date, there is outstanding an aggregate of        SilverBox Warrants, which includes 151, 667 Private Placement Warrants held by the Sponsor and 6,666,667 Public Warrants.
Potential Purchases of Public Shares
At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material non-public information regarding SilverBox, Parataxis, or its or their securities, the Sponsor, SilverBox’s directors, executive officers or their affiliates may purchase Public Shares in privately negotiated transactions or in the open market from Public Shareholders who redeem, or indicate an intention to redeem, their Public Shares, or they may enter into transactions with such persons and others to provide them with incentives to acquire Public Shares. Any Public Shares purchased by the Sponsor, SilverBox’s directors, executive officers or their affiliates would be purchased at a price no higher than the Redemption Price for the Public Shares. For illustrative purposes, as of August 26, 2025, this would have amounted to approximately $10.51 per Public Share. Any Public Shares so purchased would not be voted by the Sponsor or its affiliates at the Extraordinary General Meeting and would not be redeemable by the Sponsor, SilverBox’s directors, executive officers or their affiliates.
The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of the Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or warrants owned by the Sponsor for nominal value.
However, other than as expressly stated in this proxy statement/prospectus, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares in such transactions. SilverBox will file a Current Report on Form 8-K prior to the Extraordinary General Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Public Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Public Shares for which SilverBox has received redemption requests.
Any such arrangements may have a depressive effect on the price of Pubco Common Stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than the market price and may therefore be more likely to sell the shares such investor or holder owns, either prior to or immediately after the Extraordinary General Meeting. The public “float” of SilverBox’s Public Shares and the number of beneficial holders of SilverBox’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of SilverBox’s securities on a stock exchange.

THE BUSINESS COMBINATION PROPOSAL
Business Combination Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement. A current copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties to the Business Combination Agreement made to each other as of the execution date of the Business Combination Agreement and/or other specific dates. The assertions and obligations embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties thereto in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also qualified in part by the underlying disclosure letters delivered by the parties (the “Disclosure Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The Disclosure Schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the Record Date. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about SilverBox, Parataxis, or any other matter. For purpose of this section, all capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Business Combination Agreement.
Structure of the Business Combination
On August 6, 2025, SilverBox, Pubco, SilverBox Merger Sub, Company Merger Sub, Parataxis, the Sponsor, SilverBox Representative, and Seller Representative entered into the Business Combination Agreement.
Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (a) SPAC Merger Sub will merge with and into SilverBox, with SilverBox continuing as the surviving company and with each SilverBox Shareholder receiving one share of Pubco Class A Common Stock for each SilverBox Class A Ordinary Share held by such shareholder in accordance with the terms of the Business Combination Agreement, and (b) Company Merger Sub will merge with and into Parataxis, with Parataxis continuing as the surviving entity, and with the Parataxis Securityholders receiving shares of Pubco Class A Common Stock (other than the Key Company Holder who will receive shares of Pubco Class C Common Stock in exchange for their Company Units in accordance with the terms of the Business Combination Agreement). As a result of the Mergers, SilverBox and Parataxis will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law. At least one (1) Business Day prior to the Effective Time, SilverBox will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation.
Business Combination Consideration
As consideration for the Company Merger, at the Effective Time, (i) each Parataxis Common Unit other than Parataxis Common Units held by the Key Company Holder, will be converted into the right to receive, in exchange for such Parataxis Common Unit, a number of shares of Pubco Class A Common Stock equal to (A) the Exchange Ratio (as defined below) multiplied by (B) one Parataxis Common Unit, (ii) each Parataxis Preferred Unit will be converted into the right to receive, in exchange for such Company Preferred Unit, a number of shares of Pubco Class A Common Stock equal to (A) the Exchange Ratio multiplied by the product of one Parataxis Preferred Unit multiplied by 1.30 plus (B) a pro rata share of any Adjustment Shares, and (iii) each Parataxis Common Unit held by the Key Company Holder as of immediately prior the Effective Time will be converted into the right to receive, in exchange for such Parataxis Common Unit, a number of shares of Pubco Class C Common Stock equal to (A) one Parataxis Common Unit multiplied by (B) the Exchange Ratio. In addition, each Parataxis Common Unit (including Parataxis Common Units held by the Key Company Holder) will be entitled to receive its pro rata portion of any Earnout Shares, as provided in the Business Combination Agreement. The “Exchange Ratio” is the quotient obtained by dividing the Per Unit Price by $10.00, the “Per Unit Price” is an amount equal to (x) the sum of $100,000,000, plus the gross cash proceeds of the Initial Financing Transactions (as defined below), plus the gross cash proceeds of any Additional Financing Transactions of Parataxis prior to the Closing, divided by (y) the total number of issued and outstanding Parataxis Common Units, after treating all outstanding in-the-money convertible securities of Parataxis as fully vested and exercised, exchanged or converted as of the Effective Time, but excluding any Parataxis Common Units owned by Parataxis in treasury or by any subsidiary of Parataxis and the “Adjustment Shares” means a number of shares of Pubco Class A Common Stock equal to (X) the product of (A) (I) the quotient obtained by dividing (i) the Closing Bitcoin Price by (ii) the Signing Bitcoin Price, (II) minus 1, multiplied by (B) the Preferred Equity Investment Gross Cash Proceeds divided by (Y) $10.00; provided, that the amount calculated in (A) of the foregoing shall not be less than zero.
As additional consideration, Parataxis Common Securityholders also have the potential to receive up to 7,500,000 Earnout Shares (along with any earnings thereon) contingent upon the Pubco Class A Common Stock meeting certain share price targets during the Earnout Period. The Earnout Shares will be issued by Pubco into an escrow account at or prior to the Closing and released in accordance with the following:
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Two-thirds (2/3) of the Earnout Shares will be released if the VWAP of the Pubco Class A Common Stock equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period; and

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One-third (1/3) of the Earnout Shares will be released if the VWAP of the Pubco Class A Common Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period.

All of the Earnout Shares will be accelerated and released if, during the Earnout Period, Pubco is subject to a change of control in which the implied consideration per share of Pubco Class A Common Stock equals or exceeds $12.50 per share (a “Qualifying Change of Control”). In the event that the applicable share price targets are not met during the Earnout Period, Parataxis Common Securityholders will not be entitled to receive the applicable portion of the Earnout Shares (along with any earnings thereon).
As consideration for the SilverBox Merger, at the Effective Time, (i) all issued and outstanding SilverBox Public Units will be automatically detached and the holder thereof shall be deemed to hold (A) one SilverBox Class A Ordinary Share, which will be converted into one share of Pubco Class A Common Stock, and (B) one-third (1/3) of one Public Warrant, which will be converted into one third (1/3) of one Pubco Public Warrant, (ii) all issued and outstanding SilverBox Private Units shall be automatically detached and the holder thereof shall be deemed to hold (A) one SilverBox Class A Ordinary Share, which will be converted into one share of Pubco Class A Common Stock, and (B) one-third (1/3) of one Private Warrant, which will be converted into one third (1/3) of one Pubco Private Warrant, and (iii) each issued and outstanding SilverBox Class B Ordinary Share shall be converted automatically into one SilverBox Class A Ordinary Share, which will be converted into the right to receive one share of Pubco Class A Common Stock. Also at the Effective Time, each issued and outstanding Public Warrant shall be converted into one Pubco Public Warrant and each issued and outstanding Private Warrant shall be converted into one Pubco Private Warrant.
Pursuant to the Sponsor Letter Agreement, which was signed concurrently with the Business Combination Agreement, at the Closing, up to 150,000 Sponsor Earnout Shares will be deposited in an escrow account and released in the same proportions and upon achievement of the same share price targets (including in connection with a Qualifying Change of Control) as apply with respect to the Earnout Shares.
Holders of shares of Pubco Class A Common Stock issued in the Mergers will be entitled to one (1) vote per share and to receive distributions in proportion to the number of shares of Pubco Class A Common Stock held by such holders. In addition, the shares of Pubco Class A Common Stock will be listed for trading and will be freely transferable, subject to the terms of the Lock-Up Agreements (as described below) and any restrictions pursuant to applicable laws.
Holders of shares of Pubco Class C Common Stock issued in the Company Merger, all of which immediately following the Closing will be held by an entity controlled by the Key Company Holder, who will collectively have 80% of the voting power of all shares of capital stock of Pubco (including shares issued in the future) (such voting power, the “Class C Voting Power”) until such time as the Key Company Holder, including its permitted transferees (such as charitable trusts and estate planning vehicles), own less than 25% of their aggregate ownership as of immediately after the Closing (the “Sunset Date”), with the foregoing determination taking into account certain considerations to be more fully described in the Proposed Certificate of Incorporation (as defined below). Upon the Sunset Date or upon certain transfers to third parties or certain disqualifying events (namely, removal from Pubco’s Executive Committee for cause or upon death of the Key Company Holder), the shares of Pubco Class C Common Stock will automatically convert into shares of Pubco Class A Common Stock. Each holder of a share of Pubco Class C Common Stock shall, prior to such conversion, be entitled to the Class C Voting Power for each share of Pubco Class C Common Stock held of record by such holder on all matters on which Pubco stockholders are entitled to vote generally, including the election or removal of directors, and all matters on which holders of Pubco Class C Common Stock as a separate class are entitled to vote. Holders of shares of Pubco Class C Common Stock will be entitled to the same economic rights as the holders of shares of Pubco Class A Common Stock, including any rights to distributions and dividends. The shares of Pubco Class C Common Stock will not be listed or freely transferable.
Representations and Warranties
The Business Combination Agreement contains representations and warranties of the Parataxis and SilverBox, certain of which are qualified by materiality, material adverse effect, knowledge and other similar qualifiers and may be further modified and limited by disclosures schedules. The representations and warranties of SilverBox are also qualified by information included in SilverBox’s public filings, filed or submitted to the SEC on or prior to the Signing Date (subject to certain exceptions contemplated by the Business Combination Agreement).
Representations and Warranties of Parataxis
Under the Business Combination Agreement, Parataxis has made customary representations and warranties, including those relating to: organization and standing, authorization, capitalization, subsidiaries, consents and requisite governmental approvals, no conflict, litigation, financial statements, absence of changes, title to assets, compliance with laws, benefit plans, 280G, labor and employment matters, fund-related matters, certain business practices, transactions with affiliates, finders and brokers, the Preferred Equity Investment, information supplied, independent investigation, real property, material contracts, taxes and that there are no additional representations or warranties.
Representations and Warranties of SilverBox
Under the Business Combination Agreement, SilverBox has made customary representations and warranties, including those relating to: organization and standing, authorization, consents and requisite governmental approvals, no conflict, capitalization, SEC filings, no litigation, absence of certain changes, compliance with laws, taxes and returns, employees and employee benefit plans, properties, material contracts, transactions with affiliates, finders and brokers, certain business practices, insurance, independent investigation, that there are no additional representations or warranties, information supplied and the Trust Account.
Survival of Representations and Warranties
Except in the case of Fraud (as defined in the Business Combination Agreement) or as otherwise provided in the Business Combination Agreement, none of the representations and warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any other certificate or instrument delivered by or on behalf of the parties pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing (and there will be no liability after the Closing in respect of such provisions). The covenants and agreements contained in the Business Combination Agreement that by their terms expressly apply in whole or in part after the Closing, will survive the Closing and continue until fully performed in accordance with their terms.
Covenants and Agreements
Conduct of Business
Parataxis and SilverBox agreed to, prior to the Closing, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to them and their respective businesses and assets, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations.
During the Combination Period, Parataxis also agreed not to, and to cause its Subsidiaries not to, subject to certain specified exceptions, including as set forth in its Disclosure Schedules or as required by the Transactions or applicable law, unless consented to by SilverBox in writing (which consent will not be unreasonably withheld, conditioned or delayed):
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amend, waive or otherwise change, in any respect, its organizational documents, except for any amendment or change to the Proposed Organizational Documents;

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amend, waive or otherwise change, in any respect, or terminate the Sponsor Support Agreement;

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authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

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split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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make any Add-On Direct Investment of $10,000,000 or more;

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other than an Add-On LP Investment, acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets or equity of, any corporation, partnership, association, joint venture or other business organization or division thereof;

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(x) take any action (or omit to take any action) under any transaction documents related to the Add-On Investments that would reasonably be expected to have a material and adverse effect on the transactions contemplated thereby, (y) fail to use reasonable best efforts to consummate the transactions contemplated by the Add-On Investments as promptly as practicable or (z) terminate or waive any right under the Add-On Investments;

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other than an Add-On LP Investment, incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $1,000,000 in the aggregate;

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make or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

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fail to maintain its books, accounts and records in all material respects in the ordinary course of business;

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sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

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other than an Add-On Investment, establish any Subsidiary or enter into any new line of business;

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adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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(A) grant any increase in the base salary or wages, bonus opportunity, or other compensation or benefits payable to any employee in excess of fifty percent (50%) of the current value of such wages, bonus opportunity or other compensation or benefits; or (B) hire or engage any employee or non-employee individual service provider at a rate of salary, wages or other compensation in excess of $500,000 on an annualized basis, other than for the positions of (x) chief financial officer, (y) chief operating officer and (z) general counsel;

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enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Parataxis, Pubco or the Merger Subs;

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take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Business Combination Agreement;

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enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person (other than compensation and benefits and advancement of expenses);

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make capital expenditures in excess of $5,000,000;

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make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with its outside auditors;

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enter into any Contract, agreement, understanding or arrangement with (a) any present or former director, officer, employee, direct equity holder or Affiliate of Parataxis or (b) record or beneficial owner of more than five percent (5%) of outstanding equity securities of Parataxis as of the date hereof; or

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authorize or agree to do any of the foregoing actions.

During the Combination Period, SilverBox also agreed not to, subject to certain specified exceptions, including as set forth it its Disclosure Schedules or as required by the Transactions or applicable law, unless consented to by Parataxis in writing (which consent will not be unreasonably withheld, conditioned or delayed):
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amend, waive or otherwise change, in any respect, its Memorandum and Articles of Association;

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authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

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split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), fees or expenses, in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any

Indebtedness, Liability or obligation of any Person; provided that, this shall not prevent SilverBox from borrowing funds necessary to finance its ordinary course administrative costs and expenses and SPAC Expenses;
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make or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

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amend or otherwise modify, terminate, waive or assign or delegate (as applicable) any right or obligation under any SilverBox Material Contract or enter into any new Contract that would be a SilverBox Material Contract;

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fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

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establish any Subsidiary or enter into any new line of business;

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revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SilverBox’s outside auditors;

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waive, release, assign, settle or compromise any Action (including any Action relating to the Business Combination Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SilverBox) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SilverBox Financials;

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acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, company, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

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adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the SPAC Merger);

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voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (including the incurrence of any SilverBox Expenses) other than pursuant to the terms of a Contract (a) in existence as of the date of the Business Combination Agreement and disclosed to Parataxis (including in the SilverBox SEC Reports) or (b) entered into in the ordinary course of business or in accordance with the terms of the Business Combination Agreement;

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sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

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other than the SilverBox Loans or as expressly required by the Sponsor Support Agreement, enter into, renew, amend, waive or terminate (other than terminations in accordance with their terms) any Contracts or transactions with any Related Person;

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take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with the Business Combination Agreement; or;

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authorize or agree to do any of the foregoing actions.

Additional Covenants
The Business Combination Agreement also contains additional covenants of the parties, including, but not limited to, covenants in connection with:
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the parties’ use of reasonable best efforts to consummate the Business Combination and related transactions;

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the parties’ obligation to notify each other and otherwise cooperate in connection (i) any notice or other communication in writing from any third party (including any Governmental Authority) alleging (A) that the Consent of such third party is or may be required in connection with the Transactions contemplated by the Business Combination Agreement or (B) any non-compliance with any Law by such Party or its Affiliates with and (ii) any Action related to the Business Combination brought against any of the parties;

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confidentiality and access to information;

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public announcements with respect to the Business Combination;

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the parties’ obligation not to solicit, initiate or knowingly encourage action to facilitate competing offers or proposals for a transaction other than the Business Combination;

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the parties’ obligation to prepare and mutually agree upon this proxy statement/prospectus;

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the parties’ obligations to obtain the requisite stockholder and other necessary approvals and consents;

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indemnification and insurance coverage of officers and directors;

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establishment of the Pubco Board in accordance with the Business Combination Agreement;

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Parataxis’ delivery to SilverBox, as promptly as reasonably practicable after the date of the Business Combination Agreement, but no later than September 20, 2025, audited and/or reviewed consolidated financial statements required for this proxy statement/prospectus;

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SilverBox’s obligation to keep current and timely file all of the public filings required to be filed by it with the SEC under the Exchange Act and the Securities Act;

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the delisting of SilverBox Units, SilverBox Class A Ordinary Shares and Public Warrants from NYSE and termination of SilverBox’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act;

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SilverBox’s obligation to reasonably cooperate with Pubco to cause the shares of Pubco Class A Common Stock and Pubco Public Warrants to be issued in connection with the Mergers to be approved for listing on NYSE or Nasdaq;

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Parataxis’ obligation while in possession of material nonpublic information to not purchase or sell any securities of SilverBox (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to SilverBox in violation of such Laws, or cause or encourage any third party to do any of the foregoing;

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amending and restating the Founder Registration Rights Agreement;

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Pubco and Parataxis’ obligation to use reasonable best efforts to consummate the transactions contemplated by the Financing Agreements and Preferred Equity Subscription Agreements;

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the adoption by Pubco of (i) the Proposed Organizational Documents and (ii) the Policy Relating to Business and Strategic Purpose;

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Parataxis’ obligation to consummate the Initial Bitcoin Purchase within fifteen (15) days following delivery by Parataxis to Galaxy of the Preferred Equity Investment Gross Cash Proceeds; and

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the execution of the Shared Services Agreement by Pubco and Parataxis.

Closing Conditions
The consummation of the Business Combination Agreement is conditioned upon the satisfaction or waiver by the applicable parties to the Business Combination Agreement of the conditions set forth below. Therefore, unless these conditions are waived (to the extent they can be waived) by the applicable party(ies) to the Business Combination Agreement, the Business Combination may not be consummated. There can be no assurance that the parties to the Business Combination Agreement would waive any such provisions of the Business Combination Agreement.

Conditions to Each Party’s Obligations
The consummation of the Transactions is conditioned upon the satisfaction of certain customary closing conditions by each of the parties. These conditions include:
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the requisite approval of SilverBox Shareholders will have been obtained;

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no Governmental Authority will have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the Business Combination illegal or which otherwise prevents or prohibits the Business Combination;

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this registration statement will have been declared effective under the Securities Act by the SEC and will remain effective as of the Closing;

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all Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by the Business Combination Agreement shall have been obtained or made; and

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the shares of Pubco Class A Common Stock and Pubco Public Warrants to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq or NYSE, subject only to notice of issuance.

Conditions to the Obligations of Parataxis
The obligations of Parataxis to consummate and effect the Transactions, are subject to the satisfaction or written waiver (where permissible) of each of the following additional conditions at or prior to the Closing:
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certain fundamental representations and warranties related to organization and standing, authorization and finders, brokers and advisors of SilverBox shall be true and correct in all material respects as of the Closing Date; the representations and warranties related to SilverBox’s capitalization shall be true and correct in all but de minimis respects as of the Closing Date, except for those fundamental representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects and, in the case of the representations and warranties related to SilverBox’s capitalization, in all but de minimis respects, as of such date);

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each of the representations and warranties of SilverBox (other than the fundamental representations) shall be true and correct on and as of the date of the Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SilverBox;

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SilverBox shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing Date;

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no Material Adverse Effect shall have occurred with respect to SilverBox since the date of the Business Combination Agreement which is continuing and uncured;

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each of the covenants of the Sponsor required under the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects;

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the Employment Agreement and the Sponsor Letter Agreement shall be in full force and effect as of the Closing;

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the Domestication shall have been consummated in accordance with the Business Combination Agreement;

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the Employment Agreement and the Sponsor Letter Agreement shall be in full force and effect as of the Closing; and

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the net cash and cash equivalents delivered to Pubco in connection with the Transactions (after giving effect to the completion and payment of the Redemption and payment of SilverBox Expenses and Parataxis Expenses) including (i) funds remaining in the Trust Account and (ii) net proceeds of the Transaction Financing, shall equal or exceed $25.0 million.

The obligations of SilverBox to consummate and effect the Transactions, are subject to the satisfaction or written waiver (where permissible) of each of the following additional conditions at or prior to the Closing:
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certain fundamental representations and warranties related to organization and standing, authorization and finders, brokers and advisors of Parataxis shall be true and correct in all material respects as of the Closing Date; certain representations and warranties related to Parataxis’ capitalization shall be true and correct in all but de minimis respects as of the Closing Date, except for those fundamental representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all material respects and, in the case of certain representations and warranties related to Parataxis’ capitalization, in all but de minimis respects, as of such date);

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the representations and warranties of Parataxis (other than the fundamental representations of Parataxis) shall be true and correct on and as of the date of the Business Combination Agreement and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Parataxis or Pubco;

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Parataxis, Pubco and the Seller Representative shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing Date;

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no Material Adverse Effect shall have occurred with respect to Parataxis or Pubco since the date of the Business Combination Agreement; and

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the Employment Agreement and the Sponsor Letter Agreement shall be in full force and effect as of the Closing.

No party may rely on the failure of any condition set forth in the Business Combination Agreement to be satisfied if such failure was caused by the failure of such party or its Affiliates (or with respect to Parataxis, Pubco or the Merger Subs) to comply with or perform any of its covenants or obligations set forth in the Business Combination Agreement.
Termination
The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Closing, as follows:
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by mutual written consent of SilverBox and Parataxis;

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by SilverBox or Parataxis if any of the conditions to the Closing set forth in the Business Combination Agreement have not been satisfied or waived by the date that is nine (9) months from the date of the Business Combination Agreement (the “Outside Date”); provided, however, such right to terminate the Business Combination Agreement shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under the Business Combination Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;

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by either SilverBox or Parataxis if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by the Business Combination Agreement, and such Order or other action has become final and non-appealable; provided, however, that such right to terminate the Business Combination Agreement shall not be available to a Party if the failure by such Party or its

Affiliates to comply with any provision of the Business Combination Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;
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by Parataxis if (i) there has been a material breach by SilverBox or the SilverBox Representative of any of their respective representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of SilverBox shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in the Business Combination Agreement to be satisfied (treating the Closing Date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SilverBox by Parataxis or (B) five (5) Business Days prior to the Outside Date; provided, that Parataxis shall not have the right to terminate the Business Combination Agreement if at such time the Business Combination, Pubco, the Merger Subs or the Seller Representative is in material uncured breach of the Business Combination Agreement;

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by Parataxis within ten (10) Business Days after there has been a Modification in Recommendation;

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by SilverBox if (i) there has been a breach by Parataxis, Pubco, the Merger Subs or the Seller Representative of its representations, warranties, covenants or agreements contained in the Business Combination Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in the Business Combination Agreement to be satisfied (treating the Closing Date for such purposes as the date of the Business Combination Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Parataxis by SilverBox or (B) five (5) Business Days prior to the Outside Date; provided, that SilverBox shall not have the right to terminate the Business Combination Agreement if at such time SilverBox or the SilverBox Representative is in material uncured breach of the Business Combination Agreement; or

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by either SilverBox or Parataxis if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, SilverBox Shareholders have duly voted, and the Required Shareholder Approval was not obtained.

In the event of termination of the Business Combination Agreement, the Business Combination Agreement will become void (and there shall be no liability or obligation on the part of the parties and their respective non-party affiliates), with the exception of the parties’ confidentiality obligations, and certain other provisions required under the Business Combination Agreement that shall, in any case, survive any termination of the Business Combination Agreement.
Waiver and Amendments
At any time prior to Closing, any party to the Business Combination Agreement may, by approval by their respective board of directors or other officers or persons duly authorized: (i) extend the time for the performance of the obligations or acts of the other party; (ii) waive any inaccuracies in the representations and warranties (of the other party) that are contained in the Business Combination Agreement; or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Business Combination Agreement. The Business Combination Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the party to the Business Combination Agreement granting such extension or waiver.
Certain Agreements Related to the Business Combination
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. The full text of the Related Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders of SilverBox and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Extraordinary General Meeting.
Sponsor Support Agreement
Contemporaneously with the execution of the Business Combination Agreement, SilverBox entered into the Sponsor Support Agreement, pursuant to which, among other things, the Sponsor agreed to (i) vote its SilverBox Ordinary Shares in favor of each of the SilverBox shareholder approval matters, including the Business Combination Agreement and the Transactions, (ii) vote its SilverBox Ordinary Shares against any Acquisition Proposal or Alternative Transaction, (iii) to comply with the restrictions imposed by the Insider Letter, including the restrictions on transfer and redemption of SilverBox Ordinary Shares in connection with the Transactions, (iv) waive any rights to adjustment or other anti-dilution or similar protections with respect to the rate that the SilverBox Class B Ordinary Shares held by Sponsor will convert into SilverBox Class A Ordinary Shares in connection with the Business Combination and the Transactions, and (v) effective as of the Closing, release any claims against SilverBox, Pubco, Parataxis, SilverBox Merger Sub and Company Merger Sub with respect to any matter arising at or prior to the Closing, subject to customary exceptions and existing contractual rights.
Sponsor Letter Agreement
Contemporaneously with the execution of the Business Combination Agreement, SilverBox entered into a Sponsor Letter Agreement with Sponsor and Pubco (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor will deposit up to 150,000 Sponsor Earnout Shares into an escrow account, such shares to be released from escrow in accordance with the following:
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Two-third (2/3) of the Sponsor Earnout Shares will be released if the VWAP of the Pubco Class A Common Stock equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period.

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One-third (1/3) of the Sponsor Earnout Shares will be released if the VWAP of the Pubco Class A Common Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period.

All of the Sponsor Earnout Shares will be accelerated and released if Pubco is subject to a qualified change of control.
In addition, the Sponsor will use its commercially reasonable efforts to facilitate SilverBox, Parataxis and/or Pubco or their respective subsidiaries entering into Additional financing transactions as contemplated by the Business Combination Agreement.
Lock-up Agreements
Concurrently with the Closing, certain Significant Company Holders will enter into a Lock-Up Agreement with Pubco and SilverBox Representative, pursuant to which the Significant Company Holders will agree that the shares of Pubco Class A Common Stock received by each Significant Company Holder will be locked up and subject to transfer restrictions, as described below, subject to certain exceptions. The shares of Pubco Class A Common Stock held by each Significant Company Holder will be locked up until the earlier of (i) the Anniversary Release; provided that, in the event the Resale Registration Statement has not been declared effective on or prior to the Anniversary Release, then the Anniversary Release will be deemed to be the date such Resale Registration Statement is declared effective by the SEC, (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s shareholders having the right to exchange their shares of Pubco Class A Common Stock for cash, securities or other property and (iii) the date upon which the VWAP of Pubco Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period commencing any time 150 days after the Closing Date.

Preferred Equity Subscription Agreements
Contemporaneously with the execution of the Business Combination Agreement, Parataxis and Pubco entered into Preferred Equity Subscription Agreements the Preferred Equity Investors, pursuant to which, Parataxis agreed to issue, and the Preferred Equity Investors agreed to purchase, an aggregate of 3,100,000 Parataxis Preferred Units at a purchase price of $10.00 per unit for an aggregate purchase price of $31,000,000.
As described above, the net proceeds of the Preferred Equity Investment will be used by Pubco to purchase Bitcoin.
Pursuant to the Preferred Equity Subscription Agreements, Pubco has agreed to use commercially reasonable efforts to cause the shares of Pubco Class A Common Stock into which the Parataxis Preferred Units will be converted upon consummation of the Company Merger to be registered on the registration statement. To the extent that any such shares of Pubco Class A Common Stock are unable to be included on the registration statement, Parataxis has agreed to certain obligations to have Pubco register and maintain the registration of the shares of Pubco Class A Common Stock into which the Parataxis Units will be converted, including that, as soon as reasonably practicable but no later than forty-five (45) calendar days after the Closing of the Transactions, Pubco shall file with the SEC (at Pubco’s sole cost and expense) a registration statement registering the resale of the shares of Pubco Class A Common Stock into which the Parataxis Units will be converted, and Pubco shall have such registration statement declared effective as soon as practicable after the filing thereof, but no later than 90 calendar days after the Closing of the Transactions, which may be extended an additional 30 calendar days depending on the level of SEC review involved.
Standby Equity Purchase Agreement
Contemporaneously with the execution of the Business Combination Agreement, Parataxis and Pubco entered into the SEPA with Yorkville pursuant to which, subject to the consummation of the Business Combination, Pubco has the option, but not the obligation, to issue, and Yorkville shall subscribe for the Commitment Amount of SEPA Shares at the time of Pubco’s choosing during the 36 months following the Closing, subject to certain limitations. Sales of the SEPA Shares to Yorkville, and the timing of any such sales, are at Pubco’s option, and Pubco is under no obligation to sell any SEPA Shares to Yorkville.
Each advance (each, a “SEPA Advance”) Pubco requests in writing to Yorkville under the SEPA (notice of such request, a “SEPA Advance Notice”) may be for a number of SEPA Shares up to such number of shares as is equal to 100% of the average daily trading volume of the shares of Pubco Class A Common Stock during the five consecutive trading days immediately prior to the date of each SEPA Advance Notice.
Pubco may establish a minimum acceptable price in each SEPA Advance Notice below which Pubco will not be obligated to make any sales to Yorkville pursuant to such notice. The shares of Pubco Class A Common Stock sold pursuant to a SEPA Advance delivered by Pubco will be purchased by Yorkville at a price equal to 97% of the lowest daily VWAP of the shares of Pubco Class A Common Stock during the two consecutive trading days commencing on the date of the delivery of the SEPA Advance Notice, other than the daily VWAP on a day in which the daily VWAP is less than a minimum acceptable price as stated by Pubco in the SEPA Advance Notice. “VWAP” shall mean for any trading day or specified period, the daily volume weighted average price of the shares of Pubco Class A Common Stock for such trading day on the principal market during regular trading hours, or such specified period, as reported by Bloomberg L.P through its “AQR” function. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.
The SEPA will automatically terminate on the earliest to occur of (i) the 36-month anniversary of the Closing or (ii) the date on which Yorkville shall have made payment of SEPA Advances pursuant to the SEPA for SEPA Shares equal to the Commitment Amount. Pubco has the right to terminate the SEPA at no cost or penalty upon five trading days’ prior written notice to Yorkville, provided that there are no outstanding SEPA Advance Notices for which SEPA Shares are required to be issued and that Pubco has paid all amounts owed to Yorkville pursuant to the SEPA. Pubco and Yorkville may also agree to terminate the SEPA by mutual written consent.

As consideration for Yorkville’s commitment to purchase the SEPA Shares, Pubco agreed to pay to Yorkville the Commitment Fee, of which (i) one-half (the “Initial Fee”) shall be paid on or before the fifth trading day following the consummation of the Transactions, and which may be paid, at the option of Pubco, in cash, or by the issuance to Yorkville of such number of Initial Commitment Shares and (ii) the Deferred Fee shall be paid by the Deferred Fee Date, and which may be paid, at the option of Pubco, in cash, or by the issuance to Yorkville of such number of shares of Pubco Class A Common Stock that is equal to the Deferred Fee divided by the average of the daily VWAPs of the Deferred Commitment Shares. The Initial Commitment Shares issuable thereunder shall be included on the Registration Statement. Pursuant to the SEPA, Pubco is required to register for resale all SEPA Shares which Yorkville may acquire, and is required to have a registration statement declared effective by the SEC before it can sell any SEPA Shares to Yorkville.
SEPA Registration Rights Agreement
Contemporaneously with the execution of the Business Combination Agreement, Pubco and Yorkville also entered into the SEPA pursuant to which Pubco agreed to file with the SEC a registration statement covering the resale of the SEPA Shares and the Commitment Shares issuable to Yorkville under the SEPA.
Shared Facilities and Services Agreement
Concurrently with the Closing of the Business Combination Agreement, Pubco and PCM, will enter into a Shared Facilities and Services Agreement (the “Services Agreement”). Pursuant to the Services Agreement, PCM will agree to provide, or cause to be provided, to Pubco and its subsidiaries use of PCM’s facilities and certain services to Pubco and its subsidiaries in exchange for a monthly services fee based on the pro rata portion of PCM’s fully allocated cost and expenses that are directly attributable to the provision of facilities and services to be provided by PCM.
Right of First Refusal Agreement
Concurrently with the Closing of the Business Combination Agreement, Parataxis, PCM, Pubco, and Edward Chin will enter into a Right of First Refusal Agreement (the “ROFR”). Pursuant to the ROFR, if, from the Closing and until the three-year anniversary of the Closing (the “Offer Period”), PCM receives a bona fide, written offer from any person to enter into a single transaction or series of related transactions with respect to (a) the acquisition, directly or indirectly, of fifty percent (50%) of the outstanding voting power of PCM or (b) the sale, lease, transfer, exclusive license or other disposition by PCM of all or substantially all of the assets of PCM (either, a “Sale Transaction”), then PCM shall deliver to Pubco prompt written notice (the “Offer Notice”) thereof stating: (i) the identity of the prospective buyer and (ii) the material terms and conditions of such Sale Transaction. With respect to any such Sale Transaction proposed to be made by PCM during the Offer Period, Pubco shall have a right of first refusal to consummate such Sale Transaction on substantially the same terms and conditions, including price, as the prospective buyer. In the event Pubco elects not to exercise its right of first refusal, PCM may proceed to close the Sale Transaction upon the terms set forth in the Offer Notice or on terms no more favorable to the prospective buyer than those contained in the Offer Notice; provided, that in the event Pubco elects not to exercise its right of first refusal and such Sale Transaction is not consummated within ninety (90) days, then the right of first refusal process described in the ROFR shall survive and repeat itself until the expiration of the Offer Period.
A&R Registration Rights Agreement
Concurrently with the Closing of the Business Combination Agreement, SilverBox, Pubco, the Sponsor and each Company Holder shall enter into the Registration Rights Agreement, dated as of August 15, 2024, by and among SilverBox, Sponsor and the other parties thereto. Pursuant to the A&R Registration Rights Agreement, among other matters, Pubco will (i) assume the registration obligations of SilverBox under such Registration Rights Agreement, with such rights applying to the shares of Pubco Class A Common Stock and (ii) provide the Parataxis Securityholders party thereto with registration rights with respect to the resale of shares of Pubco Class A Common Stock.
Insider Letter Amendment
Concurrently with the Closing of the Business Combination Agreement, SilverBox, Parataxis, Pubco and certain SilverBox insiders will enter into an amendment (the “Insider Letter Amendment”) to the letter agreement, dated August 15, 2024, as may be amended, by and among SilverBox, the Sponsor and certain SilverBox insiders therein that was entered into in connection with the IPO (the “Insider Letter”), pursuant to which, among other matters, effective as of the Closing, Pubco shall assume and be assigned the rights and obligations of SilverBox under the Insider Letter.
Background of the Business Combination
SilverBox is a blank check company incorporated as a Cayman Islands exempted company on April 16, 2024 for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination is a product of SilverBox’s multi-faceted expertise, investing and operating experience, broad network of relationships, and focus on creating proprietary transaction opportunities. The terms of the Business Combination Agreement were the result of extensive arm’s-length negotiations between SilverBox and Parataxis (and their respective affiliates and advisors discussed below). The following is a brief description of the background of these negotiations.
On August 19, 2024, SilverBox consummated its IPO of 20,000,000 Units at $10.00 per Unit, generating gross proceeds to SilverBox of $200,000,000. Simultaneously with the closing of the IPO, SilverBox completed the private sale of an aggregate of 455,000 Private Placement Units to the Sponsor at a purchase price of $10.00 per unit, generating gross proceeds to SilverBox of $4,550,000.
Prior to the consummation of the IPO, neither SilverBox, nor anyone on its behalf, engaged in any substantive discussions, directly or indirectly, with any business combination target with respect to an initial business combination with SilverBox.
After completing its IPO, SilverBox commenced an active search for businesses or assets to acquire for the purpose of consummating an initial business combination. SilverBox management reviewed self-generated ideas, ideas generated by the SilverBox Board, and ideas generated by the Sponsor’s committee of strategic advisors (the “Advisory Group”); explored ideas with the underwriter from the IPO; considered transactions sourced through various investment banking and advisory firms; and contacted, and were contacted by, a number of individuals and entities with respect to hundreds of business combination opportunities, including business and asset owners, management teams and financial advisors, in a diverse range of sectors, including but not limited to, asset management, automotive, transportation, logistics and mobility, consumer finance, consumer products, e-commerce, enterprise software, environmental services and technology, financial technology, food retail, gaming and gaming technology, healthcare services, insurance services and technology, internet, leisure, manufacturing technology, media technology and telecommunications, mining and strategic minerals, renewable and transitional energy and real estate.
SilverBox considered small/mid-cap businesses that it believed would (i) be ready to operate as a publicly traded company, (ii) generate stable cash flow and/or annual recurring revenue, (iii) be well-positioned to benefit from pursuing a transaction with SilverBox, given the potential benefits to the business selected for a business combination transaction that could be associated with the substantial operational experience, capital markets expertise, and network offered by SilverBox, and (iv) have a dedicated and proven management team that could potentially leverage opportunities sourced through SilverBox’s proprietary channels for the benefit of the post-business combination company. See “—  SilverBox’s Board of Directors’ Reasons for the Approval of the Business Combination” for additional information. Representatives of SilverBox engaged in extensive due diligence and multiple detailed discussions directly with the senior executives and/or stockholders of numerous potential business combination partners as part of its overall business combination evaluation process. During the process that led to identifying Parataxis as an attractive business combination target, SilverBox’s management team evaluated more than 300 potential business combination targets and made contact with, was contacted by, or had discussions with approximately 100 representatives or actual or potential advisors of potential business combination targets, and held active discussions regarding the potential for a business combination transaction with such parties regarding such potential business combination targets to discuss the potential for a business combination transaction. SilverBox entered into non-disclosure agreements with 18 potential business combination targets, held management meetings with approximately 15 potential business combination targets, and submitted five non-binding proposals, indications of interest or letters of intent. SilverBox did not enter into an exclusivity period or letter of intent with any target other than Parataxis due to other potential targets either seeking terms that were not deemed to be attractive to SilverBox and/or electing to enter into exclusivity with other SPACs or determining not to progress to a business combination with any SPAC. SilverBox believes it was able to evaluate a large number of potential targets due to the size and quality of its management team, its network of industry, private equity, credit fund and lending community relationships, as well as relationships with management teams of public and private companies, investment bankers, restructuring advisors, attorneys and accountants, as well as its proactive, thematic sourcing strategy.
Following the consummation of its IPO, SilverBox dedicated significant time and resources to exploring opportunities in the financial services and asset management industry, including in the digital asset sector. The Sponsor and certain members of the SilverBox management team and Advisory Group (including Joe Reece, who was formerly Executive Vice Chairman and Head of UBS Securities LLC’s Investment Bank for the Americas, amongst other relevant roles), Duncan Murdoch, Jin Chun, Patrick Wilson and Dan Esters, each of whom have significant experience working for global financial services companies, as well as Arik Prawer, former Co-President of Builders Capital, each having strong experience and relationships in the financial services and asset management industry. As a result, SilverBox reviewed or made contact with, or was contacted by, representatives of numerous companies and evaluated more than 20 potential business combination targets in such industry.
Beginning on August 19, 2024, and through the signing of the Business Combination Agreement, SilverBox’s management team (including Stephen Kadenacy, Chairman and Chief Executive Officer of SilverBox, Joseph Reece, Founding Partner of SilverBox, Duncan Murdoch, Chief Investment Officer of SilverBox, Jin Chun, Chief Operating Officer of SilverBox, Patrick Wilson, Partner of SilverBox, and Daniel Esters, Chief Financial Officer of SilverBox), members of SilverBox’s Advisory Group, members of SilverBox’s Board and other representatives of SilverBox’s Founder Group, including representatives of the Sponsor, participated in periodic video and teleconference meetings, including all members of SilverBox’s management team participating in weekly meetings, to discuss matters relating to potential business combination opportunities for SilverBox. Such meetings were intended to keep SilverBox’s management and its advisors apprised of the status of SilverBox’s efforts to identify, evaluate and engage in discussions with potential business combination targets.
Such periodic meetings continued after Parataxis and SilverBox agreed to exclusivity, and during such periods the focus of such meetings turned to updates concerning SilverBox’s negotiation of potential business combination terms and definitive transaction documents, the status of the Preferred Equity Investment, and other related matters.
The SilverBox team was initially introduced to the Parataxis opportunity on May 5, 2025, via an e-mail from an investment bank with whom SilverBox has maintained a long relationship containing introductory materials about Parataxis and PCM.
On May 13, 2025, the SilverBox team had an introductory video conference call with Edward Chin, Co-Founder and Chief Executive Officer of PCM and founder of Parataxis, Thejas Nalval, Co-Founder and Chief Investment Officer of PCM, and other representatives of PCM, to discuss PCM’s business and Parataxis’ business plan and SilverBox’s qualifications as a potential business combination partner. As Parataxis had not yet been established at this time, discussions focused on both PCM and on the funds advised by PCM and the future business of Parataxis (collectively referred to for purposes of this Background of the Business Combination section, unless the context requires otherwise, as “Parataxis”). Subsequent to the call, a mutual non-disclosure agreement was executed the following day and thereafter representatives of Parataxis began providing to SilverBox certain confidential information regarding Parataxis as of the time such indication of interest was prepared.
On May 14, 2025, SilverBox submitted a non-binding indication of interest highlighting SilverBox’s interest in a potential business combination transaction with Parataxis, background information on SilverBox and potential parameters of a potential business combination transaction, noting that SilverBox had received limited information regarding Parataxis to date. Subsequently, on May 14, 2025, Parataxis shared with the SilverBox team certain information on Parataxis, including detailed information on PCM and its managed funds, which included information such as fund sizes, strategies and performance, as well as business and potential investment opportunities for Parataxis.

Commencing on May 14, 2025, Parataxis provided access to certain confidential information regarding Parataxis to SilverBox and its advisors, and SilverBox’s legal counsel, Paul Hastings LLP (“Paul Hastings”), began a legal due diligence review of the materials shared by Parataxis. During this time, representatives of SilverBox and Parataxis were in frequent contact regarding information requests about Parataxis as part of SilverBox’s diligence process. SilverBox also utilized third-party advisors in connection with its due diligence review of Parataxis, including various contacts and relationships in the digital asset management industry, a boutique consulting firm led by a former senior executive in the digital asset management industry, Korean legal counsel and Paul Hastings.
After May 14, 2025, and continuing through the execution of the LOI, SilverBox also discussed the potential business combination transaction with representatives of Santander US Capital Markets LLC (“Santander”), the underwriter in its IPO and capital markets advisor to SilverBox, including discussions regarding potential market receptivity and other capital markets considerations, as well as other investment banks active in the digital asset sector to discuss potential market receptivity, terms and financing structures.
Representatives of PCM, on behalf of Parataxis, subsequently provided more information to SilverBox on May 15, 2025, and May 16, 2025, including certain legal agreements relating to PCM and its funds, and additional details on its strategy and work undertaken to date in connection with potential investments and transactions under evaluation in Korea.
On May 16, 2025, members of SilverBox’s management team, representatives of the Sponsor and representatives of certain of SilverBox’s advisors had a video conference call with members of Parataxis’ management team for SilverBox to conduct further business and operational diligence and continue discussing the terms of a potential business combination transaction.
On May 16, 2025, members of SilverBox’s management team, including Messrs. Chun and Wilson, met with the principals of PCM, Messrs. Chin and Nalval, for a discussion on the potential business combination transaction including potential transaction structure, valuation, due diligence and a potential path towards collaborating on a business combination transaction.
During the week of May 20, 2025, SilverBox continued its preliminary due diligence of Parataxis, including its review of materials uploaded to the Parataxis virtual data room and discussions with Paul Hastings to discuss legal due diligence.
On May 20, 2025, SilverBox submitted to Parataxis an initial non-binding letter of intent outlining the terms of a potential business combination between SilverBox and Parataxis. This initial non-binding letter of intent provided that it was subject to further due diligence and indicated an initial pre-money equity value for Parataxis of $250.0 million, which would have resulted in the issuance of 25.0 million shares of Pubco Common Stock to Parataxis equity holders upon the closing of the proposed business combination transaction, and up to an additional 5.0 million shares of Pubco Common Stock to the existing Parataxis equity holders as contingent earnout consideration, subject to certain vesting thresholds based on the trading price of the shares of Pubco Common Stock following the closing of the proposed business combination transaction. This initial pre-money equity valuation reflected SilverBox’s management team’s preliminary evaluation of Parataxis’ business and strategy based on the due diligence information that had been provided to SilverBox at that time. The initial non-binding letter of intent also contemplated (i) that the parties intend to secure financing in the amount of $250.0 million from one or more investors, (ii) a potential deferral of up to 1.0 million SilverBox Class B Ordinary Shares by the Sponsor, subject to certain vesting thresholds based on the trading price of the shares of Pubco Common Stock following the closing of the proposed business combination transaction, and (iii) a closing condition that the combined company have at least $250.0 million in cash.
That same day, representatives of SilverBox and Parataxis met via teleconference to discuss the terms of SilverBox’s proposal, including transaction parameters, valuation and financing considerations.
On May 22, 2025, following ongoing discussions among representatives of SilverBox and Parataxis, Parataxis sent a revised non-binding letter of intent to SilverBox. This revised non-binding letter of intent (i) proposed that the resulting combined company would have a governance structure providing Mr. Chin with super voting common stock sufficient to allow him to maintain voting control of the combined company and (ii) revised the vesting thresholds for the earnout consideration proposed by SilverBox.
On May 22, 2025, members of SilverBox’s management team, including Messrs. Chun, Reece, Murdoch and Wilson, met via conference call with Messrs. Chin and Nalval for a discussion on due diligence.
On May 23, 2025, SilverBox delivered a further revised non-binding letter of intent to Parataxis proposing, among other things, that up to an additional 7.5 million shares of Pubco Common Stock would be issued to Parataxis equity holders as contingent earnout consideration, subject to certain revised vesting thresholds.
On May 24, 2025, after further discussions and conference calls, SilverBox and Parataxis agreed upon and executed a final version of the non-binding letter of intent (the “LOI”), reflecting the discussions among the parties and their respective advisors and legal counsel over the prior days. The LOI provided, among other things: (i) a proposal to acquire 100% of Parataxis, which would include Parataxis Korea Fund, (ii) a proposed pre-money equity value of Parataxis of $250.0 million, assuming a $10.00 share price for shares of Pubco Common Stock, (iii) that the parties would evaluate the possibility of raising up to $250.0 million of financing in connection with the proposed business combination, (iv) a right of first refusal for Pubco to potentially acquire PCM on terms to be agreed by the parties if PCM were to become engaged in a future sale process, (v) up to 7.5 million shares of Pubco Class A Common Stock would be issued to Parataxis equity holders as contingent consideration, subject to certain vesting thresholds based on post-closing trading price of Pubco Common Stock, (vi) an agreement by the Sponsor to forfeit up to 1.0 million SilverBox Class B Ordinary Shares in order to incentivize participation in financing transactions associated with the proposed business combination or secure non-redemption agreements, subject to certain conditions; and (vii) that the obligations of Parataxis to consummate the Business Combination would be subject to a minimum cash condition of $25.0 million. The LOI also provided for a 30-day mutual exclusivity period, subject to an additional 30-day extension.
On May 25, 2025, members of SilverBox’s management team, including Messrs. Chun, Reece, Murdoch and Wilson, met with Messrs. Chin and Nalval to discuss via teleconference the contemplated transaction timing and process in participating in the financing for the transaction.
On May 26, 2025, an organizational meeting was held via video conference, among representatives of Parataxis and its legal counsel, Ellenoff Grossman & Schole LLP (“EGS”), and representatives of SilverBox and its legal counsel, Paul Hastings. During this meeting, the participants discussed the anticipated terms of the proposed business combination outlined in the LOI and a high-level anticipated timeline for the proposed business combination transaction.
Parataxis also engaged Eversheds Sutherland (US) LLP (“Eversheds”) as special counsel with regard to investment advisory matters and analyses related to the Investment Company Act of 1940. Additionally, Snell & Wilmer was engaged to assist on digital asset technical and regulatory matters.
Subsequent to the organizational meeting on May 26, 2025, representatives of SilverBox and Parataxis met regularly via videoconference to discuss the progress of the proposed business combination transaction, including the status of remaining due diligence items, communication with potential investors in financing transactions and drafts of definitive documentation, as well as collaborate on other work streams including preparing the investor presentation and coordinating public relations and investor relations matters. During this time, SilverBox continued its due diligence, meeting with its advisors and meeting frequently with Mr. Chin.
On May 27, 2025, representatives of SilverBox and Parataxis met in Las Vegas, Nevada, to discuss the potential business combination and to meet with representatives of Clear Street LLC (“Clear Street”) to discuss Clear Street potentially acting as placement agent in connection with potential financing transactions related to the proposed business combination.
On May 30, 2025, SilverBox and PCM had a discussion about Parataxis Korea, including potential legal and regulatory considerations. Additionally on May 30, 2025, SilverBox, Parataxis and representatives of Clear Street met via videoconference to discuss potential participants in, and the strategy and timing with regard to, financing transactions that might be entered into and consummated in connection with the proposed business combination.
On June 2, 2025, the SilverBox Board met via videoconference with members of SilverBox’s management team. At the meeting, SilverBox’s management updated the SilverBox Board on the potential business combination transaction with Parataxis, including the terms of the LOI, the period of exclusivity and certain economic terms, the transaction background and rationale, the status of the due diligence process, including the key risks to the transaction.
During the week of June 2, 2025, SilverBox and Parataxis held several discussions, including meetings with investment banks, including Clear Street, to discuss potential financing strategies, transaction structure and valuation considerations. SilverBox also continued its due diligence, including meetings with industry experts and a meeting with an investment firm active in the digital asset sector. SilverBox and Parataxis, with assistance from Clear Street, also began drafting an investor presentation for the purpose of presenting the transaction opportunity to potential investors in prospective financing transactions, including a private placement by Parataxis of preferred equity, as further described below (such transactions, collectively, the “Preferred Equity Investment”).
On June 6, 2025, Parataxis Korea Fund entered into a term sheet with Bridge Biotherapeutics, Inc., a company listed on the Korea Securities Dealers Automated Quotations (“KOSDAQ”) in the Republic of Korea, regarding a potential purchase by Parataxis Korea Fund of a controlling interest in Bridge Bio, subject to Bridge Bio shareholder approval. Parataxis shared a redacted version of the term sheet with SilverBox and Clear Street.
On June 8, 2025, the SilverBox Board met via videoconference with members of SilverBox’s management team. At the meeting, SilverBox’s management updated the SilverBox Board that on June 9, 2025, SilverBox and Parataxis would issue a joint press release announcing the signing of the LOI and SilverBox would file a Current Report on Form 8-K announcing the execution of the LOI. That same day, following approval from the SilverBox Board, SilverBox engaged Clear Street as its lead financial advisor on account of Clear Street’s reputation as being very active in the cryptocurrency transaction sector, including having led multiple financing transactions for Bitcoin treasury companies and other similar capital raises, and Longacre Square Partners as its public relations advisor.
On June 8, 2025, SilverBox, Parataxis, EGS, and representatives of Clear Street met via videoconference to discuss the potential financing transactions.
On June 9, 2025, SilverBox issued a joint press release with Parataxis announcing the signing of the LOI and filed a Current Report on Form 8-K announcing the execution of the LOI, following the execution by Parataxis of a joinder to the LOI.
During the week of June 9, 2025, SilverBox, Parataxis and Clear Street held multiple discussions regarding potential financing transactions under consideration by the parties, including a Preferred Equity Investment, as well as a potential convertible debt financing (the “Convertible Note Offering”), which Convertible Note Offering was considered and discussed between the transaction parties and with prospective investors, but was ultimately abandoned, after the anticipated lead investors and the transaction partner failed to reach agreement on key commercial terms. The foregoing also held additional discussions, including a conference call on June 11, 2025, covering audit, legal, commercial and financial matters that included representatives of SilverBox, Clear Street, Paul Hastings, EGS and Reed Smith LLP, legal counsel to Clear Street.
On June 13, 2025, EGS delivered an initial draft of the Business Combination Agreement to Paul Hastings.
On June 15, 2025, members of the SilverBox management team had a call with Clear Street to discuss the proposed valuation contemplated in the LOI. Subsequently, members of the SilverBox management team held a call to discuss the feedback received from Clear Street regarding the valuation being attributed to Parataxis in the transaction, along with market conditions and general perceptions about investor interest based on preliminary feedback from initial outreach efforts. Thereafter, Mr. Reece held a call with Mr. Chin and Clear Street to discuss the valuation contemplated in the LOI and propose a reduction in the valuation to be attributed to the business of Parataxis in the proposed business combination. After giving consideration to the analyses performed by SilverBox management, and the feedback received by Clear Street from participants in its investor outreach, Mr. Reece proposed that such valuation be lowered, primarily with a goal of encouraging positive reception from the equity capital markets upon announcement of the proposed business combination transaction, which SilverBox believed would be beneficial for all parties, noting that market conditions, especially for “de-SPAC” transactions, have been volatile. That same day, SilverBox and Parataxis agreed to modify certain terms of the LOI, including lowering the proposed pre-money valuation of Parataxis from $250.0 million to $175.0 million.
On June 16, 2025, Clear Street began outreach to a broader group of prospective investors to gauge interest for such investors to be “wall crossed” for confidential discussions regarding the Preferred Equity Investment and other potential financing transactions (which, at the time, included a potential Convertible Note Offering). During this week, SilverBox, Parataxis and Clear Street had multiple discussions regarding the potential investor marketing process.
On June 16, 2025, the SilverBox management team had a video conference call with Paul Hastings to discuss the material terms of the initial draft of the Business Combination Agreement in preparation of returning a revised draft of the Business Combination Agreement to EGS and Parataxis.
On June 18, 2025, Paul Hastings and EGS had a video conference call to discuss certain material terms in the initial draft of the Business Combination Agreement.
On June 20, 2025, Parataxis publicly announced that it had entered into a definitive agreement with regard to the acquisition by Parataxis Korea Fund of a controlling equity interest in Bridge Bio, a Korean company with Bitcoin holders, as further described in the section of this proxy statement/prospectus under the heading “Information about Parataxis.”
From June 20, 2025 to July 18, 2025, the respective management teams of SilverBox and Parataxis engaged with prospective investors, including one-on-one meetings via videoconference, and discussions relating to Parataxis’ business strategy and terms of the proposed financing transaction(s). In connection with this process, Clear Street contacted a total of 97 potential investors and SilverBox, Parataxis and Clear Street met with approximately 29 potential investors.
On June 23, 2025, Paul Hastings circulated to EGS a revised draft of the Business Combination Agreement.
The SilverBox team also discussed potential participation in the Preferred Equity Investment with an investor with whom SilverBox has a long-standing relationship with that predates the Parataxis opportunity. Because of this relationship, the investor was contacted by Clear Street as part of Clear Street’s broader marketing strategy. The investor participated in the private placement of risk capital for SilverBox and was therefore familiar with the SilverBox management team and economically incentivized to support the proposed business combination transaction between SilverBox and Parataxis. The investor is also familiar with the digital assets sector and was looking for transactions to invest in in the digital asset sector.
On June 24, 2025, SilverBox, Parataxis and an investor met via videoconference for SilverBox and Parataxis to provide an overview of the potential financing transactions to an investor. Subsequently, SilverBox and the investor met via videoconference on June 26, 2025 to discuss the financing transactions, and thereafter the investor had multiple discussions with Clear Street and SilverBox regarding the investor’s interest in participating in the financing transactions and the possibility of SilverBox to transferring certain Sponsor Shares to the investor in connection with the investor’s capital commitment.
On June 24, 2025, EGS provided Paul Hastings with an initial draft of the Sponsor Letter Agreement.
Representatives of SilverBox management was initially introduced to Newbridge Securities Corporation (“Newbridge”) on June 3, 2025. As part of their ordinary conduct of business, representatives of SilverBox management met with and considered a proposal for another fairness opinion provider in addition to Newbridge. The SilverBox Board considered both fairness opinion providers and decided that both were equally qualified but Newbridge offered more advantageous commercial terms.

On June 26, 2025, the SilverBox Board met via videoconference and were joined by members of SilverBox’s management team and representatives of Paul Hastings, and of Maples and Calder (Cayman) LLP, Cayman Islands legal counsel to SilverBox (“Maples”). At the meeting, SilverBox management updated the SilverBox Board on the potential business combination transaction with Parataxis, including key aspects of the proposed transaction structure, pro forma financial summary, valuation metrics and financing terms and operating and regulatory considerations and risk factors. The SilverBox Board meeting also included presentations from representatives of Paul Hastings, with respect to general considerations for directors of a company such as SilverBox and the process and timing for preparing and filing this proxy statement/prospectus with the SEC. The meeting also included a presentation from Maples with respect to the SilverBox Board’s fiduciary duties in connection with evaluating and approving the proposed business combination transaction in accordance with Cayman Islands law. Lastly, SilverBox’s management communicated to the SilverBox Board a summary of proposals received from independent financial advisory firms, including Newbridge, to provide a fairness opinion to the SilverBox Board as to whether (i) the consideration payable in the proposed business combination transaction is fair, from a financial point of view, to the SilverBox and the SilverBox Shareholders and (ii) Parataxis has a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions held in the Trust Account and taxes payable on the income earned on the Trust Account).
On June 26, 2025, following approval from the SilverBox Board, SilverBox engaged Newbridge to render its opinion as to whether (i) the consideration payable in the transactions contemplated by the Business Combination Agreement is fair, from a financial point of view, to SilverBox and the SilverBox Shareholders and (ii) Parataxis has a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions held in the Trust Account and taxes payable on the income earned on the Trust Account).
Between June 26, 2025, and continuing until July 18, 2025, representatives of EGS and Paul Hastings continued to exchange drafts and meet frequently via teleconference calls to negotiate the final terms of the principal agreements for the proposed business combination transaction, including the Business Combination Agreement, the Sponsor Letter Agreement, the Sponsor Support Agreement and a Right of First Refusal Agreement (the “ROFR Agreement”), as well as other ancillary documents. Representatives of such firms also continued work on documents related to the potential financing transaction.
On June 27, 2025, EGS provided Clear Street, Reed Smith and Paul Hastings with an initial draft of the Preferred Equity subscription agreement.
On June 27, 2025, Paul Hastings circulated to EGS a revised draft of the Sponsor Letter Agreement.
On the same date, the SilverBox and Parataxis teams were initially introduced to Yorkville Advisors (“Yorkville”) via conference call.
On June 26, 2025, SilverBox and Parataxis received a term sheet from a potential investor interested in potentially pursing investing in the Convertible Note Offering, which term sheet was subsequently revised by such investor on July 10, 2025. On July 21, 2025 Clear Street, on behalf of SilverBox and Parataxis, met via videoconference with this potential investor; however, mutually agreeable terms were not reached and, as a result, discussions regarding the potential Convertible Note Offering ceased.
On July 2, 2025, the SilverBox Board met via videoconference, with all of SilverBox’s directors participating, and were joined by members of SilverBox’s management team and representatives of Paul Hastings. At this meeting, the SilverBox management team provided an overview of the status of SilverBox’s negotiations with Parataxis regarding the proposed business combination transaction, including the feedback received to date from potential investors in the transaction financing, the status of definitive agreements for the proposed business combination transaction and current process and timeline.
From July 7, 2025, through July 16, 2025, representatives of Parataxis, Clear Street and SilverBox management discussed a proposal to further reduce the valuation, as well as other transaction terms. On July 16, 2025, SilverBox and Parataxis agreed to modify certain terms contained in the executed LOI, including lowering the revised pre-money value from $175.0 million to $100.0 million and excluding from the transaction parameters the economic rights to subsequent investments (not including the investment in Bridge Bio) in South Korea that PCM might determine to pursue in the future.

On July 8, 2025, an investor and SilverBox reached an agreement in principle for an investor to subscribe for $30 million of preferred equity in Parataxis, in connection with which the Sponsor would also agree to transfer certain SilverBox Class B Ordinary Shares to the investor at the closing of the business combination.
Between July 8, 2025, and August 4, 2025, SilverBox and Parataxis continued discussions with prospective investors to finalize the terms of the Preferred Equity Investment. These discussions included responding to investor questions about the terms and mechanics of investing into Parataxis and the return to holders of preferred equity interests in Parataxis of their respective pro rata shares of Bitcoin with the proceeds from their investments (or the liquidation value thereof) in the event the proposed business combination between SilverBox and Parataxis is not consummated, as well as negotiating certain Preferred Equity Investment terms, such as the inclusion of “most favored nations” protections for Preferred Equity Investment participants and the rights of such investors to potentially receive additional “adjustment shares” issuable by Pubco at closing if Bitcoin prices appreciate during the interim period between announcement and closing. Additionally, two of the three final participants in the Preferred Equity Investment transaction negotiated to receive Pubco shares issuable in the business combination in respect of certain Sponsor Shares held by SilverBox, as further described above. Participants in the Preferred Equity Investment also successfully negotiated an increase in the ratio that would be used to determine the number of Pubco shares issuable at closing to such investor from 1 preferred unit:1.25 Pubco shares to 1 preferred unit: 1.30 Pubco shares, without taking into account the potential issuance of additional “Adjustment Shares” in respect of the appreciation, if any, in the price of Bitcoin prior to closing of the business combination).
On July 11, 2025, following an introduction of the transaction to Yorkville by Clear Street, SilverBox and Parataxis received, through a representative of Clear Street, an initial draft term sheet from Yorkville for the SEPA to be entered into between SilverBox, Parataxis and an entity associated with Yorkville , the terms of which initially included a “pre-paid advance” to be delivered by Yorkville to Parataxis contemporaneously with the closing of the proposed business combination transaction. The terms of such “pre-paid advance” were discussed between representatives of Yorkville, Parataxis and SilverBox over the coming days but discussions regarding such element of the transaction were ultimately discontinued after execution of the non-binding term sheet and prior to execution of definitive agreements with Yorkville.
On July 18, 2025, all of the members of the SilverBox Board met via videoconference and were joined by members of the SilverBox management team and representatives of Paul Hastings, Maples, Clear Street, Santander and Newbridge, to formally consider the proposed business combination transaction. At this meeting, Mr. Reece provided an overview of the status of SilverBox’s negotiations with Parataxis regarding the proposed business combination transaction. The SilverBox Board meeting also included presentations from representatives of Clear Street, with respect to the financing process and investor feedback, Paul Hastings with respect to the material terms of the Business Combination Agreement and ancillary agreements including process, negotiations, representations and warranties and closing conditions and Newbridge, with respect to the support, rationale and findings of its opinion that the potential transaction was fair to the SilverBox Shareholders from a financial point of view. Mr. Chun and a representative of Santander provided an overview of the transaction process going forward, including timing and communications with investors. After discussion among Board members and management, the SilverBox Board unanimously approved the Business Combination Agreement and ancillary agreements and the proposed business combination transaction.
Between July 11, 2025, the date Parataxis and SilverBox received the initial draft SEPA term sheet from Yorkville, and July 25, 2025, representatives of Parataxis and SilverBox discussed the terms of the SEPA with their respective advisors and with representatives of Yorkville, including, among other terms, the parties to the SEPA, commitment amount, pricing and advance mechanics, registration rights and fees requested by Yorkville.
On July 25, 2025, SilverBox, Parataxis and Yorkville agreed to a non-binding term sheet for the SEPA, which included, among other terms, a commitment amount of $400 million, limits on shares issuable in connection with the SEPA associated with Yorkville beneficial ownership and stock exchange requirements, and mutually agreeable fees deliverable to Yorkville in respect of the arrangements. Thereafter, Yorkville and Parataxis commenced negotiations on definitive terms of the SEPA.

On August 1, 2025, and August 3, 2025, respectively, Yorkville provided an initial draft of the SEPA and the SEPA Registration Rights Agreement, which Parataxis, SilverBox, EGS, Yorkville and Yorkville’s outside legal counsel, Duane Morris LLP, discussed over the ensuing days.
On August 4, 2025, an investor, SilverBox and Parataxis agreed on a revised agreement in principle for the investor’s investment of $30.0 million into Parataxis.
On August 5, 2025, an investor previously contacted by Clear Street as part of the Preferred Equity Investment marketing process indicated to Clear Street a desire to participate in the Preferred Equity Investment for $1.0 million, and on August 6, 2025, that investor agreed in principle to participate.
Contemporaneously with finalizing the terms of the Business Combination Agreement, Yorkville and Parataxis finalized terms of the SEPA and SEPA Registration Rights Agreement and Parataxis and Yorkville executed the SEPA. The form of the SEPA Registration Rights Agreement was agreed upon and will be executed by Pubco and Yorkville concurrent with the consummation, if any, of the proposed business combination between SilverBox and Parataxis.
Pursuant to the terms of the SEPA, Pubco, after the closing of the business combination, will have the option, but not the obligation, to issue, and Yorkville will subscribe for, up to an aggregate commitment amount of $400 million of shares of Pubco Class A Common Stock during the 36-month period after the business combination is consummated, subject to certain limitations, including ownership and stock exchange-related limits, at prices and on other terms set forth in the SEPA, in consideration for which commitment Pubco will deliver to Yorkville a commitment fee in an amount equal to 1.0% of the Commitment Amount, with (i) one-half shall be paid on or before the fifth trading day following the consummation of the Transactions, and which may be paid, at the option of Pubco, in cash, or by the issuance to Yorkville of such number of shares of Pubco Class A Common Stock that is equal to the Initial Fee divided by $10.00 and (ii) one-half shall be paid within five trading days of the date that Pubco receives proceeds from the sale of SEPA Shares to Yorkville of at least $50 million, and which may be paid, at the option of Pubco, in cash, or by the issuance to Yorkville of such number of shares of Pubco Class A Common Stock that is equal to the Deferred Fee divided by the average of the daily VWAPs of the shares of Pubco Class A Common Stock during the first 3 trading days immediately following the Deferral Fee Date and together with the Initial Commitment Shares, if any, the Upon the closing of the proposed business combination, Pubco and Yorkville will enter into the agreed form of SEPA Registration Rights Agreement, pursuant to which Pubco will agree to file with the Securities and Exchange Commission a registration statement covering the resale of the Pubco Class A Common Stock issuable in connection with the SEPA and the Commitment Shares.
On August 5, 2025, the SilverBox Board met via videoconference, at which all of SilverBox’s directors participated and were joined by members of SilverBox’s management team and representatives of Paul Hastings and Newbridge, to formally approve the proposed business combination transaction based on the revised terms. At this meeting, Mr. Reece provided an update on the overall transaction structure, feedback from investors and the management teams’ latest views on the merits and risks around the proposed business combination transaction. Representatives of Paul Hastings advised the members of the SilverBox Board on material changes to the Business Combination Agreement, ancillary agreements and the proposed Board resolutions. The SilverBox Board also heard from a representative of Newbridge, who reaffirmed the fairness of the transaction to the SilverBox Shareholders in the opinion of Newbridge. After discussion among Board members and management, the SilverBox Board unanimously approved the Business Combination Agreement and ancillary agreements and the proposed business combination transaction based on the revised terms.
On August 6, 2025, the manager of Parataxis and members of Parataxis holding a majority in interest in Parataxis executed a joint written consent approving the Business Combination Agreement and ancillary agreements and the proposed business combination transaction.
Following the SilverBox Board meeting, legal counsel to the parties and management of SilverBox and Parataxis worked to finalize the Business Combination Agreement and ancillary agreements on the terms approved by the SilverBox Board, which the parties executed on August 6, 2025 after market close. Also after market close on August 6, 2025, SilverBox and Parataxis jointly issued a press release announcing the signing of the Business Combination Agreement, and SilverBox filed a Current Report on Form 8-K announcing the execution of the Business Combination Agreement and summarizing the key terms of the proposed business combination transaction.
The SilverBox Board’s Reasons for the Approval of the Business Combination
In evaluating the Business Combination, the SilverBox Board consulted with SilverBox’s management and SilverBox’s financial and legal advisors. On August 5, 2025, the SilverBox Board unanimously: (i) determined that it is in the best interests of SilverBox and its shareholders for SilverBox to enter into the Business Combination Agreement and the Ancillary Documents; (ii) approved the Transactions and (iii) recommended that the SilverBox shareholders approve the Shareholder Proposals. The SilverBox Board considered and evaluated a number of factors, including the factors discussed below. The SilverBox Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching their respective determinations. The SilverBox Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the SilverBox Board’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
The SilverBox Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the Ancillary Documents and the Transactions contemplated therein, including the following factors:
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Strategic Exposure to Bitcoin with Institutional Governance.   Pubco stockholders, including former shareholders of SilverBox, will gain access to Bitcoin through a listed vehicle designed to meet the expectations of public market shareholders — including an expectation that Parataxis’ Bitcoin assets will be held by one or more qualified third-party custodians, satisfaction of public exchange listing requirements, PCAOB audited financial statements, and public company board oversight.

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NAV-Accretive Platform Architecture.   Many comparable publicly listed Bitcoin treasury vehicles currently trade at a premium to NAV on stock exchanges globally. This value premium enables the initial capital formation event to be completed at a premium to NAV, with the potential for Pubco to raise additional capital at a premium to NAV, which would be value accretive.

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South Korean Market Opportunity.   The SilverBox Board considered the structural factors of the South Korean market, including the breadth of digital asset ownership and trading volumes, the current regulatory landscape, the absence of a spot Bitcoin ETF currently available in South Korea and high retail participation, in light of which the potential for a meaningful accretion in the equity value of Parataxis Korea.

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Bitcoin Yield Strategy and Capital Efficiency.   The SilverBox Board considered, in its evaluation of the proposed Business Combination, Parataxis management’s strategy to generate modest, low-volatility Bitcoin yield on the treasury assets of Parataxis and the track record of PCM in managing assets for third parties. The SilverBox Board believes that this organic yield generation capability has the potential for generating enhanced Bitcoin yield for shareholders and value accretion on a risk-adjusted basis.

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Management Team and Embedded Right of First Refusal Reflecting Aligned Incentives with PCM.   The SilverBox Board considered the fact that Parataxis will be led by Edward Chin, supported by other senior professionals of PCM, which has a proven track record in asset management. The SilverBox Board considered the management team’s equity ownership and earn-out consideration as factors in the management term’s long-term ownership of Pubco, and prohibitions on the transfer of management shares for a period of time following the consummation of the Transactions, reflecting management’s belief in and commitment to Pubco’s growth following the consummation of the Transactions. The SilverBox Board also considered management’s ownership of PCM and the execution services to be provided to Pubco and Parataxis by PCM post-Closing as aligned with the long-term growth objectives of Pubco, and considered the value of Pubco’s right of first refusal (ROFR) on PCM as providing strategic flexibility for future consolidation in the asset management industry.

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Reasonableness of Aggregate Consideration.   Following a review of information provided to SilverBox and discussion with Parataxis management prior to execution of the Business Combination Agreement, and taking into account the views of SilverBox’s financial advisors, the SilverBox Board considered the aggregate consideration to be delivered to Parataxis’ equity holders in the proposed Transactions and determined that such consideration was reasonable in light of such information and SilverBox’s analyses thereof.

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Attractive Valuation.   The SilverBox Board considered that Parataxis’ implied valuation following the Business Combination, relative to the current implied valuations of certain publicly traded peer companies examined by SilverBox, is favorable for SilverBox and its shareholders.

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Fairness Opinion of the Financial Advisor.   The SilverBox Board took into account the financial analyses carried out by Newbridge, and presented by Newbridge to the SilverBox Board, as well as the oral opinion of Newbridge rendered to the SilverBox Board on August 5, 2025, as subsequently confirmed in writing, as to the fairness, from a financial point of view, to the Public Shareholders, of the consideration deliverable to Parataxis in the Business Combination.

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Lockup.   Subject to certain limited and customary exceptions with respect to permitted transfers, securities issued to significant Parataxis equity holders in the Business Combination will be subject to a 6-month lockup (subject to early release in the event that shares of Pubco Class A Common Stock achieve certain trading-price based metrics), which was regarded as an important potential mitigant to volatility relative to post-Closing trading prices of Pubco Class A Common Stock.

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Due Diligence.   SilverBox and its advisors, including Paul Hastings, conducted a diligence review of Parataxis and its business and operations, including review of relevant documentation and discussions with Parataxis management and Parataxis’ financial and legal advisors.

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Other Alternatives.   No other alternative transactions were currently under consideration by SilverBox and not proceeding with the proposed Business Combination with Parataxis was expected to deprive SilverBox Shareholders from the opportunity to participate in an investment in Parataxis.

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Shareholder Approval.   In connection with the Business Combination, the Public Shareholders have the option to: (i) remain stockholders of Pubco after the Closing; (ii) sell their Public Shares; or (iii) redeem their Public Shares for the Redemption Price pursuant to the terms of the Memorandum and Articles of Association.

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Negotiated Transaction and Terms of the Business Combination and Ancillary Documents.   The financial and other terms and conditions of the Business Combination Agreement and the Ancillary Documents are reasonable and were the product of arm’s length negotiations between SilverBox and Parataxis. The SilverBox Board considered the terms and conditions of the Business Combination Agreement and the Ancillary Documents, including each party’s representations, warranties, covenants and agreements, the conditions to each party’s obligations, as well as the commitment by each party to complete the Transactions.

The SilverBox Board also considered a variety of risks and uncertainties and other potentially negative factors concerning the Business Combination, including the following:
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Bitcoin Price Volatility and Related Business Risks.   The SilverBox Board considered the risks to successful implementation of Pubco’s business plan and strategy. Such risks included: (i) the value of Parataxis’ assets are partially linked to the market value of Bitcoin, which remains a volatile asset class (ii) that Parataxis is a relatively new entity managing a public strategy in a complex asset class and Parataxis’ management does not have extensive experience managing public companies; (iii) risks relating to evolving regulatory requirements for digital assets in both the U.S. and South Korea; and (iv) macroeconomic, geopolitical and regulatory risks, particularly regarding the execution of transactions in South Korea.

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Valuation.   SilverBox may not have properly valued Parataxis.

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Reputational Risks.   Operating in the digital asset space can attract increased scrutiny from investors, media, and regulators given its past history of bad actors and others who pose reputational risk.

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Benefits May Not Be Achieved.   The risk that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

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Redemption Risk.   The risk that a significant number of Public Shareholders elect to redeem their Public Shares prior to the consummation of the Business Combination pursuant to the Memorandum and Articles of Association, thereby reducing the amount of cash available to Pubco following the consummation of the Business Combination, which could adversely affect Pubco or reduce the benefits to SilverBox Shareholders of the Business Combination.

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Closing Conditions.   The fact that completion of the Business Combination is conditioned on the satisfaction (or waiver) of certain closing conditions that are not within SilverBox’s control.

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Listing Risks.   The challenges associated with preparing Parataxis, a private company, for the applicable disclosure and requisite internal controls and listing requirements to which it will be subject as a publicly traded company on a national stock exchange.

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Litigation.   The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Fees and Expenses.   The fees and expenses associated with completing the Business Combination.

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Other Risks.   Various other risks associated with the business of Parataxis, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination
Certain officers and directors of SilverBox may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of the SilverBox Shareholders. The SilverBox Board reviewed and considered these interests during the negotiation of the terms of the Business Combination and in evaluating and unanimously approving, as members of the SilverBox Board, the Business Combination Agreement and the Business Combination.
In particular:
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The Sponsor (including certain of SilverBox’s officers and directors who are members of the Sponsor) has invested in SilverBox an aggregate of $4,575,000, consisting of the $25,000 purchase price for 5,000,000 SilverBox Class B Ordinary Shares and the $4.55 million purchase price for 455,000 Private Placement Units. Certain of SilverBox’s officers and directors have an indirect economic interest in such shares. Assuming a trading price of $10.46 per SilverBox Class A Ordinary Share and $0.41 per Public Warrant (based upon the respective closing prices of the SilverBox Class A Ordinary Shares and the Public Warrants on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), the 5,000,000 SilverBox Class B Ordinary Shares and 455,000 Private Placement Units (comprised of 455,000 Private Placement Shares and 151,667 Private Placement Warrants), in each case if unrestricted and freely tradable, would have an implied aggregate market value of approximately $57.1 million. However, given such shares of Pubco Class A Common Stock will be subject to lockup restrictions, we believe such shares have less value. Even if the trading price of the Pubco Class A Common Stock were as low as $0.92 per share, the aggregate market value of the SilverBox Class B Ordinary Shares alone (without taking into account the value of the Private Placement Units) would be approximately equal to the initial investment in SilverBox by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in SilverBox at a time when the SilverBox Class A Ordinary Shares have lost significant value. On the other hand, if the Business Combination is not approved and SilverBox is unable to complete another business combination within the Combination Period, the Sponsor may lose its entire investment in SilverBox.

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The Sponsor purchased 455,000 Private Placement Units for $4.55 million, or $10.00 per Private Placement Unit, in a private placement that closed simultaneously with the IPO. Certain of SilverBox’s officers and directors have an indirect economic interest in such Private Placement Units. If the Business Combination Proposal is not approved and SilverBox does not consummate a business combination within the Combination Period, then the proceeds from the sale of the Private Placement Units will be part of the liquidating distribution to the Public Shareholders and the Private Placement Shares and the Private Placement Warrants held by the Sponsor may be worthless.
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The Sponsor may lose its entire investment in SilverBox if the Business Combination Proposal is not approved and SilverBox does not complete another business combination by August 19, 2026, or such earlier date as the SilverBox Board may approve or such later date as the shareholders may approve in accordance with the Memorandum and Articles of Association. If SilverBox is unable to complete an initial business combination within the Combination Period, SilverBox will as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of taxes paid or payable, if any and up to $100,000 of interest to pay liquidation expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to our obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. In such event, the 5,000,000 SilverBox Class B Ordinary Shares purchased by the Sponsor for $25,000 and the 455,000 Private Placement Units purchased by the Sponsor for $4.55 million may be worthless.

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The Sponsor and SilverBox’s directors and officers have agreed not to redeem any of the SilverBox Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination.

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The Sponsor and SilverBox’s officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the SilverBox Ordinary Shares (other than Public Shares) held by them if SilverBox fails to consummate an initial business combination within the Combination Period.

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The Sponsor and SilverBox’s officers and certain directors may lose their entire investment in SilverBox and may not be reimbursed for loans extended, fees due or out-of-pocket expenses if the Business Combination is not consummated within the Combination Period. As of the date of this proxy statement/prospectus, there are loans extended, fees due and outstanding out-of-pocket expenses of $          in the aggregate for which the Sponsor and SilverBox’s officers and directors are awaiting reimbursement.

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If the Trust Account is liquidated, including in the event SilverBox is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify SilverBox to ensure that the proceeds in the Trust Account are not reduced below $10.05 per Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which SilverBox has entered into an acquisition agreement or claims of any third party for services rendered or products sold to SilverBox, but only if such a vendor or target business has not executed a waiver of all rights to seek access to the Trust Account.

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SilverBox Securities, an affiliate of the Sponsor, will receive a deferred IPO advisory fee in the amount of $2.03 million and a fee of $310,000 in connection with the Preferred Equity Investment, both of which will be payable upon the Closing.

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Pursuant to the A&R Registration Rights Agreement, the Sponsor will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the Pubco Class A Common Stock and Pubco Warrants held by it following the consummation of the Business Combination.

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A member of SilverBox’s management team, and an affiliate of the Sponsor, is expected to serve on the Pubco Board and may receive compensation for such service.

The Sponsor and certain of SilverBox’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that may be viewed as sub-optimal by Public Shareholders. The Sponsor and its affiliates have at risk capital that depends upon the completion of a business combination. Such amounts consist of: (i) 5,455,000 shares of Pubco Class A Common Stock, with an implied aggregate market value of approximately $57.1 million (based upon the closing price of $10.46 per SilverBox Class A Ordinary Share on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), which shares include the 150,000 Sponsor Earnout Shares, which are subject to vesting; and (ii) 151,667 Private Placement Warrants, with an implied aggregate market value of $62,183.47 (based upon the closing price of $0.41 per Public Warrant on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), each of which entitles the holder of such warrant to purchase one SilverBox Class A Ordinary Share at a price of $11.50 per share, subject to certain adjustment. In addition, SilverBox Securities, an affiliate of the Sponsor, will receive $2.03 million as a deferred IPO advisory fee in connection with the Closing, and $310,000 as a fee in connection with the Preferred Equity Investment, which fees will be payable upon the Closing. In addition, the Sponsor is entitled to reimbursement for transaction expenses advanced and/or paid by the Sponsor on behalf of SilverBox.
The Sponsor and its affiliates are active investors, which SilverBox and the Sponsor believe improved the volume and quality of opportunities that were available to SilverBox.
However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide the Sponsor with the flexibility to evaluate opportunities across these platforms, the Memorandum and Articles of Association provides that SilverBox renounces its interest in any business combination opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in their capacity as a director or officer of SilverBox and is an opportunity that SilverBox is able to complete on a reasonable basis. This waiver allows the Sponsor and its affiliates to allocate opportunities based on a combination of the objectives, including the fundraising needs of the target and the investment objectives of the investment vehicle. SilverBox is not aware of any such conflict or opportunity being presented to any founder, director or officer of SilverBox nor does it believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target. The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of SilverBox and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the Shareholder Proposals.
The SilverBox Board concluded that the potential benefits expected to be received by SilverBox and its shareholders as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. The SilverBox Board also noted that SilverBox Shareholders would have a substantial economic interest in Pubco (depending on the level of SilverBox shareholders that sought redemption of their Public Shares into cash). Accordingly, the SilverBox Board unanimously determined that the Business Combination Agreement, the Business Combination, and all actions necessary, appropriate or advisable to consummate the Business Combination are in the best interests of SilverBox and its shareholders.
Fairness Opinion of Newbridge Securities Corporation
Summary of Newbridge’s Financial Analysis
SilverBox retained Newbridge to act as its financial advisor in connection with entering into a Business Combination Agreement. Newbridge, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. SilverBox selected Newbridge to act as its financial advisor in connection with entering into a Business Combination Agreement on the basis of Newbridge’s experience in similar transactions and its reputation in the investment community.
On August 6, 2025, at a meeting of the SilverBox Board held to evaluate entering into the Business Combination Agreement, Newbridge delivered to the SilverBox Board a presentation, and was confirmed by delivery of a written opinion, dated August 6, 2025, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its written opinion, each of (i) the Per Unit Class A Merger Consideration, the Per Unit Class C Merger Consideration and the Exchange Ratio is fair, from a financial point of view, to SilverBox and SilverBox’s public shareholders and (ii) Parataxis has an aggregate fair market value equal to at least eighty percent (80.0%) of the assets held by SilverBox in its trust account (the “Trust Account”) for the benefit of the Public Shareholders (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account).
The full text of Newbridge’s written opinion to the SilverBox Board, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex H hereto and is incorporated by reference herein in its entirety. The following summary of Newbridge’s opinion is qualified in its entirety by reference to the full text of the opinion. Newbridge delivered its opinion to the SilverBox Board for the benefit and use of the SilverBox Board (in its capacity as such) in connection with and for the purposes of its evaluation of entering into the Business Combination Agreement from a financial point of view. Newbridge’s opinion also does not address the relative merits of entering into the Business Combination Agreement as compared to any alternative business strategies or transactions that might exist for SilverBox, or the underlying business decision of SilverBox, whether to proceed with those business strategies or transactions.
In connection with rendering its opinion, Newbridge, among other things:
•
considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•
reviewed documents related to the Business Combination, including a draft of the Business Combination Agreement materially the same as the final Business Combination Agreement;

•
reviewed documents related to the Preferred Equity Investment including drafts of the Preferred Equity Subscription Agreements materially the same as the final versions of such agreements;

•
reviewed SilverBox’s publicly available last three fiscal quarters of historical financial results, (Q3-2024 – Q1-2025);

•
reviewed publicly available financial information of SilverBox filed with the SEC, including its Form 10-K and 10-Qs, and certain reports on material events filed on Forms 8-K between August 16, 2024, through August 5, 2025;

•
conducted discussions with SilverBox’s management team to better understand SilverBox’s recent business history, review their corporate presentation and near-term financials;

•
conducted discussions with Parataxis’ management team to better understand their company’s business, their recent business history, certain balance sheet assets, and drivers of future growth;

•
performed an analysis of the proforma Market Capitalization / Bitcoin Holdings (in USD) (the “mNAV”) ratio of the Transactions (which included the acquisition of Parataxis, the Preferred Equity Investment of $31.0 million, and the purchase of Bitcoin); and

•
performed a Public Company Comparable analysis of similar companies to Parataxis, which included variables such as trading on major stock exchanges in the United States and Japan, and that have businesses that are primarily classified as being in the “Bitcoin Treasury” sector to attain the average mNAV ratio.

In conducting its review and arriving at its opinion, Newbridge did not independently verify any of the foregoing information and Newbridge assumed and relied upon such information being accurate and complete in all material respects, and Newbridge further relied upon the assurances of management teams of both SilverBox and Parataxis, that they are not aware of any facts that would make any of the information reviewed by Newbridge inaccurate, incomplete or misleading in any material respect. In addition, Newbridge has not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities, including any ongoing litigation and administrative investigations, if any, of Parataxis, nor has Newbridge been furnished with any such valuation or appraisal. In addition, Newbridge has not assumed any obligation to conduct, nor has it conducted, any physical inspection of the properties or facilities of Parataxis.
The issuance of Newbridge’s opinion was approved by an authorized internal committee of Newbridge. Newbridge’s opinion is necessarily based on economic, market and other conditions as they exist and can be evaluated on, and the information made available to it on, the date thereof. Newbridge expressed no opinion as to the underlying valuation, future performance or long-term viability of SilverBox and its successors. Further, Newbridge expressed no opinion as to what the value of the SilverBox Class A Ordinary Shares and SilverBox Class B Ordinary Shares actually will be when the Business Combination is consummated or the prices at which SilverBox Class A Ordinary Shares will trade at any time. It should be understood that, although subsequent developments may affect Newbridge’s opinion, Newbridge does not have any obligation to update, revise or reaffirm its opinion and has expressly disclaimed any responsibility to do so.
The following represents a brief summary of the material financial analyses reviewed by the SilverBox Board and performed by Newbridge in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Newbridge, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Newbridge. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Newbridge.
Newbridge employed the following methodologies to analyze the mNAV ratio of the Transactions:
Analysis of the Transactions’ mNAV Ratio
To calculate the implied mNAV ratio of the Transactions, Newbridge examined several different components of the transactions.
(A)
Sources of Funds: Adding the cash held in the Trust Account prior to the Transactions was approximately $209,000,000, and the issuance of the Parataxis Preferred Units of $31,000,000.

(B)
Proforma Capitalization Table: Adding the shares of the Public Shareholders (20,000,000), the common stock equivalents of Parataxis Preferred Units (4,030,000), the Sponsor’s SilverBox Class B Ordinary Shares (5,305,000), and the acquisition of Parataxis (10,000,000), for a total of 39,335,000 shares.

(C)
Uses of Funds: $240,000,000 in cash to be used, minus fees and expenses of approximately $5,600,000, minus the repayment of a Parataxis bridge note outstanding of $4,300,000, minus working capital of $5,000,000, leaving $225,100,000 to purchase Bitcoin.

(D)
mNAV Calculation:

•
Proforma Equity Value calculation derived by multiplying the proforma shares outstanding (39,335,000) by $10.00 is $393,350,000.

•
Total Bitcoin Value calculation derived by adding Bitcoin purchased of $225,100,000 plus $27,000,000 of Parataxis Bitcoin balance sheet equivalent is $252,100,000.

•
Proforma Equity Value ($393,350,000) / Bitcoin Holdings of $252,100,000. = Transactions mNAV of 1.56x.

The tables below summarizes the Transactions.
(A) Source of Funds ($ in millions)
Capital Tranche	Dollars Raised	Shares (in millions)
Cash in Trust Account(1)	$209.0	20.00
Preferred Equity Investment(2)	$31.0	4.03
Total Capital Raise	$240.0
(C) Use of Funds (millions of USD)
Total Uses	$240.0
Fees and Expenses(6)	$5.6
Bridge Refinancing(7)	$4.3
Working Capital(8)	$5.0
Bitcoin Purchased(9)	$225.1
(B) Pro Forma Capitalization Table
Tranche Type	Shares (in millions)	Pro Forma Ownership (%)
Public Shareholders(3)	20.00	50.8%
Preferred Equity Investment(4)	4.03	10.2%
Sponsor(3)	5.31	13.5%
Parataxis(5)	10.00	25.4%
Total Pro Forma Shares	39,335,000	100.0%
(D) mNAV Calculation
Total Pro Forma Shares	39.40
BCA Share Price	$10.00
Pro Forma Market Cap.	$3,934.4
Bitcoin Purchased	$225.1
Parataxis Balance Sheet Assets(10)	$27.0
Total Bitcoin Value	$252.1
mNAV	1.56x

(1)
Confirmed by management team in their discussions with Transfer Agent.

(2)
To close upon announcement of execution of the Business Combination Agreement, and to be issued at $7.69 per share (when all discounts factored in).

(3)
Shares sourced from SilverBox’s filings with the SEC.

(4)
Number of shares of Pubco Class A Common Stock associated with the $31.0 million Preferred Equity Investment.

(5)
Number of shares to acquire Parataxis at $10.00 per share.

(6)
Estimates of fees related to Preferred Equity Investment.

(7)
Repayment of Parataxis bridge note.

(8)
To be used for Business Combination transaction expenses.

(9)
SilverBox / Parataxis will be using the majority of the proceeds to acquire Bitcoin at an estimated price of $100,000.

(10)
Parataxis balance sheet assets of Bitcoin equivalent as of August 5, 2025.

Comparable Public Company Analysis of mNAV Ratio
To calculate the implied equity value of the operating business, Newbridge first obtained the current Average mNAV ratios (Market Capitalization / Total Bitcoin on Balance Sheet x Average Bitcoin Price) from a total of eight (8) comparable public companies identified by Newbridge that that are primarily classified as being in the “Bitcoin Treasury” sector.
The public company comparables were selected using the following criteria: (i) listed on a major stock exchange in the United States (i.e., NYSE American, Nasdaq and NYSE) and Japan (Tokyo Stock Exchange) (ii) has announced that its stated primary objective is to acquire and hold Bitcoin for treasury management and creation of shareholder value, (iii) is one of the current top 20 corporate holders of Bitcoin, and (iv) has raised at least $200 million through debt or equity instruments with the specific purpose of acquiring Bitcoin.
There were some criteria that Newbridge used to exclude certain public companies from the dataset, including:
•
Companies that are primarily valued for their operating company metrics but have significant Bitcoin on their balance sheet; examples include Tesla, Inc. (Nasdaq:TSLA).

•
Companies that are multi-digital strategy companies that include various digital asset eco-system sub-sectors (crypto infrastructure / block-chain facilitation); examples include Galaxy Digital Inc. (Nasdaq:GLXY).

•
Companies that are have other digital coin assets (not primarily Bitcoin); examples include SharpLink Gaming, Inc. (Nasdaq:SBET), which announced in May 2025 a reverse merger to become the largest publicly traded holder of Ethereum in the world.

The average mNAV Ratio for the “Bitcoin Treasury” sector was 1.81x and that was then compared against the implied mNAV ratio of the Transactions of 1.56x.
The table below summarizes certain observed market capitalizations, the respective Bitcoin held on balance sheet and the US$ equivalent value of the Bitcoin held using the average price of Bitcoin on August 5, 2025, and resulting mNAV ratios of the selected public companies that were sourced from S&P Capital IQ data and Bitcointreasuries.net as of August 5, 2025.
Comparable Public Company Analysis	August 4, 2025		Balance Sheet			Valuation Multiple
Bitcoin Treasury Public Cos(1)	Stock Symbol	Stock Price	Market Capitalization(1)	Bitcoin Held (Units)(2)	Bitcoin Held (US$M)(3)	mNAV
Company Name
MicroStrategy Incorporated	NasdaqGS:MSTR	$389.24	$110,370.10	628,791	$72,264	1.53x
Cantor Equity Partners, Inc.(4)	NasdaqGM:CEP	$28.60	$10,602.00	43,514	$5,001	2.12x
MARA Holdings, Inc.	NasdaqCM:MARA	$16.04	$5,942.10	50,000	$5,746	1.03x
Cantor Equity Partners I, Inc.(5)	NasdaqGM:CEPO	$11.13	$5,317.90	30,021	$3,450	1.54x
Trump Media & Technology Group Corp.	NasdaqGM:DJT	$16.89	$4,679.70	18,430	$2,118	2.21x
Metaplanet Inc.	TSE:3350	$6.70	$4,642.80	17,595	$2,022	2.3x
Columbus Circle Capital Corp I(6)	NasdaqGM:BRR	$10.36	$1,312.60	4,932	$567	2.32x
Semler Scientific, Inc.	NasdaqCM:SMLR	$35.37	$820.10	5,021	$577	1.42x
					Average mNAV	1.81x

(1)
S&P Capital IQ (as of August 4, 2025).

(2)
www.bitcointreasuries.net

(3)
$USD value of Bitcoin holdings calculated using Average price of Bitcoin of $114,925.17 on August 4, 2025. Source: CoinMarketCap.

(4)
On April 23, 2025, Cantor Equity Partners, Inc., a special purpose acquisition company (“CEP”), announced it had entered into a business combination with Twenty One Capital. The market capitalization presented reflects the pro forma share count (per US SEC Filings) multiplied by the closing price of CEP as of August 4, 2025.

(5)
On July 17, 2025, Cantor Equity Partners I, Inc., a special purpose acquisition company (“CEPO”), announced it had entered into a business combination with BSTR, Holdings Inc. The market capitalization presented reflects the pro forma share count multiplied by the closing price of CEPO as of August 4 2025.

(6)
On June 23, 2025, Columbus Circle Capital Corp I, a special purpose acquisition company (“CCCM”), announced it had entered into a business combination agreement with ProCap BTC, LLC. The pro forma share count reflects the pro forma share count multiplied by the closing price of CCCM as of August 4, 2025. On June 25, 2025, ProCap BTC, LLC announced it had acquired 4,932 BTC after execution of the business combination agreement with CCCM.

Miscellaneous
The discussion set forth above is a summary of the financial analyses presented by Newbridge to the SilverBox Board in connection with its opinion. Certain of the transactions discussed above have not been, and may never be, consummated. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analyses or summary description. Newbridge believes that its analyses summarized above must be considered as a whole. Newbridge further believes that selecting portions of its analyses and the factors considered, or focusing on information presented in tabular format, without considering all factors or the narrative description of the analyses could create a misleading or incomplete view of the processes underlying Newbridge’s analyses and opinion.
The estimates of the future performance of SilverBox in or underlying Newbridge’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Newbridge’s analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the valuations resulting from, the analyses described above are inherently subject to substantial uncertainty and should not be taken to be Newbridge’s view of the actual value of the SilverBox Ordinary Shares.
Conclusion
The Transactions — including the acquisition of Parataxis, the Preferred Equity Investment, and the acquisition of Bitcoin are each being consummated at an implied mNAV of 1.56x. The values derived from the comparable public company analysis that Newbridge used show an average mNAV ratio of 1.81x, which is above the average mNAV ratio of the comparable public company analysis.
Based upon, and subject to, the foregoing, it is Newbridge’s opinion that, as of August 6, 2025, (i) each of the Per Unit Class A Merger Consideration, the Per Unit Class C Merger Consideration and the Exchange Ratio is fair, from a financial point of view, to SilverBox and the SilverBox Shareholders, and (ii) Parataxis has an aggregate fair market value equal to at least eighty percent (80.0%) of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).
The type and amount of consideration payable in the Business Combination was determined through negotiations between SilverBox and Parataxis, and was approved by the SilverBox Board. The decision to enter into the Business Combination Agreement was solely that of the SilverBox Board. As described above, Newbridge’s opinion and analysis was only one of many factors considered by the SilverBox Board in its evaluation of entering into the Business Combination Agreement and should not be viewed as determinative of the views of SilverBox or Parataxis’ management with respect to entering into the Business Combination Agreement.
Fees and Expenses
As compensation for Newbridge’s services in connection with the rendering of its Opinion to the SilverBox Board, SilverBox agreed to pay Newbridge a fee of $95,000. $10,000 of the fee was paid as a retainer, $75,000 was paid upon delivery of the Opinion, with the remaining balance of $10,000 to be paid upon delivery of the “Fairness Opinion of Newbridge Securities Corporation” section of this proxy statement/prospectus to SilverBox’s counsel. No portion of Newbridge’s fee is refundable or contingent upon the conclusion reached in the Opinion.
Sources and Uses of Funds for the Business Combination
The following tables summarize the sources and uses for funding the Business Combination (i) assuming that none of the outstanding Public Shares are redeemed in connection with the Business Combination and (ii) assuming that all of the Public Shares are redeemed in connection with the Business Combination. For an illustration of the number of shares and percentage interests outstanding under each scenario see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
Estimated Sources and Uses (No Redemption Scenario)
Sources of Funds		Uses
Parataxis Equity Rollover(1)	$100,000,000	Parataxis Equity Rollover(1)	$100,000,000
SilverBox’s Cash in Trust Account	208,952,965	Cash to Balance Sheet(2)	199,760,851
Preferred Equity Investment(5)	31,000,000	Estimated Transaction Expenses(3)	14,735,000
Non-controlling Investor Investment(4)	16,605,004	Repayment of Parataxis Promissory Note(6)	4,023,333
Parataxis Promissory Note(6)	4,000,000	Investment in Bridge Biotherapeutics	15,327,022
Historic Parataxis and SilverBox Cash and Cash Equivalents	$4,088,237	Investment into Bitcoin(5)	30,800,000
Total Sources	$364,646,206	Total Uses	$364,646,206

(1)
Represents the aggregate value of shares issued to Parataxis Common Securityholders at a deemed value of $10.00 per unit, which per-unit value may change based on the redemption price (which change would result in either a decrease or increase in the total number of shares Parataxis Common Securityholders will receive). Assumes $100,000,000 of Pubco Common Stock issued to current Parataxis Common Securityholders. Excludes 7,500,000 Earnout Shares that Parataxis Common Securityholders will be eligible to receive upon achievement of certain share prices during the Earnout Period. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(2)
The actual amount of cash will vary depending on, among other things, actual fees and expenses incurred in connection with the Business Combination.

(3)
Represents estimated transaction fees and expenses, the actual amount of which will vary depending on actual fees and expenses incurred in connection with the Business Combination.

(4)
Represents the investment by the non-controlling investors in Parataxis Korea of approximately $16.6 million, received subsequent to May 31, 2025 and through June 30, 2025. These proceeds, along with the proceeds from the Parataxis Promissory Note, were used to make an investment in South Korean listed entity, Bridge Biotherapeutics of approximately $15.3 million, as of June 30, 2025.

(5)
Represents the issuance of 3,100,000 Parataxis Preferred Units for gross proceeds of $31 million. These proceeds were used to purchase Bitcoin for a total cost of approximately $30.8 million.

(6)
Represents the issuance of the Parataxis Promissory Note. The repayment is inclusive of accrued interest for the period from issuance through June 30, 2025.

Estimated Sources and Uses Contractual Maximum Redemption Scenario
Sources of Funds		Uses
Parataxis Equity Rollover(1)	$100,000,000	Parataxis Rollover(1)	$100,000,000
SilverBox’s cash in Trust Account	9,192,114	Cash to balance sheet	—
Preferred Share Investment(5)	31,000,000	Estimated Transaction Expenses(3)	14,735,000
Non-controlling Investor Investment(4)	16,605,004	Repayment of Parataxis Promissory Note(6)	4,023,333
Parataxis Promissory Note(6)	4,000,000	Investment in Bridge Biotherapeutics	15,327,022
Historic Parataxis and SilverBox cash and cash equivalents	4,088,237	Investment into Bitcoin(5)	$30,800,000
Total Sources	$164,885,355	Total Uses	$164,885,355

(1)
Represents the aggregate value of shares issued to Parataxis Securityholders at a deemed value of $10.00 per unit, which per-unit value may change based on the redemption price (which change would result in either a decrease or increase in the total number of shares Parataxis Securityholders will receive). Assumes $100,000,000 of Pubco Common Stock issued to current Parataxis Securityholders. Excludes 7,500,000 Earnout Shares that Parataxis Common Securityholders will be eligible to receive upon achievement of certain share prices during the Earnout Period. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

(2)
The actual amount of cash will vary depending on, among other things, actual fees and expenses incurred in connection with the Business Combination.

(3)
Represents estimated transaction fees and expenses, the actual amount of which will vary depending on actual fees and expenses incurred in connection with the Business Combination.

(4)
Represents the investment by the non-controlling investors in Parataxis Korea of approximately $16.6 million, received subsequent to May 31, 2025 and through June 30, 2025. These proceeds, along with the proceeds from the Parataxis Promissory Note, were used to make an investment in South Korean listed entity, Bridge Biotherapeutics of approximately $15.3 million, as of June 30, 2025.

(5)
Represents the issuance of 3,100,000 Class A Preferred Common Shares, by Pubco, for gross proceeds of $31 million. These proceeds were used to purchase Bitcoin for a total cost of approximately $30.8 million.

(6)
Represents the issuance of the Parataxis Promissory Note. The repayment is inclusive of accrued interest for the period from issuance through June 30, 2025.

Satisfaction of the 80% Test
It is a requirement under the Memorandum and Articles of Association and the listing requirements of the NYSE that the target business acquired in SilverBox’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for SilverBox’s initial business combination. As of August 6, 2025, the date of the execution of the Business Combination Agreement, the balance of funds held in the Trust Account was $199.3 million (net of $10.3 million in deferred underwriting fees prior to amendment of the Underwriting Agreement) and 80% of such funds represents approximately $159.5 million. The SilverBox Board adopted the financial analyses reviewed by Newbridge with the SilverBox Board, and the opinion of Newbridge to the SilverBox Board, and determined that subject to and based on the assumptions, matters considered and limitations and qualifications set forth in the opinion, the fair market value of Parataxis implied by the various financial analyses Newbridge conducted in connection with its opinion equaled or exceeded 80% of the amount held by SilverBox in trust for the benefit of the Public Shareholders (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account).

Anticipated Accounting Treatment of the Business Combination
The Domestication
There will be no accounting effect or change in the carrying amount of the assets and liabilities of SilverBox as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of SilverBox immediately following the Domestication will be the same as those immediately prior to the Domestication.
The Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP and not as a business combination. Under this method of accounting, SilverBox will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Pubco issuing stock for the net assets of SilverBox, accompanied by a recapitalization. Upon the completion of the Business Combination, substantially all of the assets and business of the combined company will be held and operated by Pubco and its subsidiaries.
Regulatory Matters
Neither SilverBox nor Parataxis are aware of any material regulatory approvals or actions that are required for completion of the Business Combination, other than the regulatory notices and approvals discussed in “The Business Combination Proposal — Business Combination Agreement — Closing Conditions — Conditions to the Obligations of Each Party.” It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Certain Engagements in Connection with the Business Combination and Related Transactions
Newbridge (and its affiliates) provide a range of investment banking and financial services. In the future, Newbridge and certain of its affiliates may provide advisory and/or consulting services unrelated to the Business Combination to SilverBox, Pubco, their respective subsidiaries, and their respective affiliates, for which it would expect to receive customary compensation. Additionally, SilverBox Securities was engaged by SilverBox to assist with the Preferred Equity Investment, for which it will receive $310,000 which will be payable upon the Closing. In conjunction with the proposed Business Combination, on August 6, 2025, SilverBox entered into an engagement letter with Santander US Capital Markets LLC to provide capital markets advisory services pursuant to which Santander will receive a fee equal to the deferred underwriting fees payable to Santander pursuant to the Underwriting Agreement (with such underwriting fees being reduced by the fees payable for capital markets advisory services), such capital markets advisory fee will be due and payable upon the successful completion of the proposed Business Combination. Subsequently, on August 28, SilverBox and Santander entered into an amendment of the Underwriting Agreement, pursuant to which the total amount of deferred underwriting fees were reduced from $10.3 million to $6.03 million, which is the total amount owed to Santander at the time of Closing.
Vote Required for Approval
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The Business Combination is not structured so that the approval of at least simple a majority of the unaffiliated securityholders of SilverBox is required. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and otherwise will have no effect on a particular proposal.
The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Business Combination Proposal will have no effect, even if approved by the requisite holders of SilverBox Ordinary Shares.

As of the date of this proxy statement/prospectus, the Sponsor has agreed, and SilverBox’s officers and directors intend, to vote the SilverBox Ordinary Shares owned by them in favor of the Business Combination Proposal. As of the Record Date, the Sponsor owns       % of the issued and outstanding SilverBox Ordinary Shares. SilverBox’s officers and directors do not hold any Public Shares, but may purchase Public Shares at any time, subject to compliance with law and SilverBox’s trading policies. As a result, in addition to approval by the Sponsor, approval of the Business Combination Proposal will require the affirmative vote of at least           SilverBox Ordinary Shares held by Public Shareholders (or approximately       % of the Public Shares) if all SilverBox Ordinary Shares are represented at the Extraordinary General Meeting and cast votes, and the affirmative vote of at least           SilverBox Ordinary Shares held by Public Shareholders (or approximately       % of the Public Shares) if only such shares as are required to establish a quorum are represented at the Extraordinary General Meeting and cast votes.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that SilverBox’s entry into the Business Combination Agreement, dated as of August 6, 2025, attached to the proxy statement/prospectus as Annex A, pursuant to which and among other things, on the terms and subject to the conditions set forth in the Business Combination Agreement, the parties will complete the Business Combination (as such term is defined in the proxy statement/prospectus) described in the proxy statement/prospectus, be approved, ratified and confirmed in all respects.”
Recommendation of the SilverBox Board
The SilverBox Board believes that the Business Combination Proposal to be presented at the Extraordinary General Meeting is in the best interests of SilverBox and its shareholders.
THE SILVERBOX BOARD UNANIMOUSLY RECOMMENDS THAT SILVERBOX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SilverBox and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SilverBox’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the material U.S. federal income tax consequences of (i) the Domestication to U.S. Holders and Non-U.S. Holders (as defined below) of SilverBox Class A Ordinary Shares, (ii) exercise of the redemption rights by U.S. Holders and Non-U.S. Holders, (iii) the SPAC Merger to U.S. Holders and Non-U.S. Holders and (iv) the ownership and disposition of Pubco Common Stock and Pubco Warrants received in the Business Combination to U.S. Holders and Non-U.S. Holders. This section applies only to holders that hold their SilverBox Class A Ordinary Shares, SilverBox Warrants and any stock or warrants exchanged therefor as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not address the Sponsor, Insiders or their affiliates, representatives, employees or other stakeholders.
This discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the IRS or formal written opinion from our tax advisors with respect to the statements made and the positions or conclusions described in the following summary. Such statements, positions and conclusions are not free from doubt, and there can be no assurance that your tax advisor, the IRS or a court will agree with such statements and conclusions.
This summary does not discuss the alternative minimum tax or the application of Section 451(b) of the Code, and does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, any tax treaties or any other tax law other than U.S. federal income tax law. Furthermore, this discussion does not address all U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s circumstances or that may be relevant to certain categories of investors that may be subject to special rules, such as:
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entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

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our founders, sponsor, officers or directors or other holders of our Class B Ordinary Shares or private placement warrants;

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banks, insurance companies or other financial institutions;

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tax-exempt or governmental organizations;

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

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dealers in securities or foreign currencies;

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U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

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traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

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“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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persons deemed to sell our securities under the constructive sale provisions of the Code;

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persons that acquired our securities through the exercise of employee share options or otherwise as compensation or through a tax-qualified retirement plan;

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persons that actually or constructively own 5% percent or more (by vote or value) of any class of our shares;

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persons that hold our securities as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

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certain former citizens or long-term residents of the United States;

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regulated investment companies; and

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real estate investment trusts.

For purposes of this description, a “U.S. Holder” means a beneficial owner of SilverBox Class A Ordinary Shares, SilverBox Common Shares, SilverBox Warrants on any of the foregoing, Pubco Common Stock (received for SilverBox Common Shares) or Pubco Warrants (received for SilverBox Warrants on SilverBox Common Shares) that is for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

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a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of SilverBox Class A Ordinary Shares, SilverBox Common Shares, SilverBox Warrants on any of the foregoing, Pubco Common Stock (received for SilverBox Common Shares) or Pubco Warrants (received for SilverBox Warrants on SilverBox Common Shares) that, for U.S. federal income tax purposes, is not a U.S. Holder or a partnership or other entity classified as a partnership for U.S. federal income tax purposes. A Holder is a U.S. Holder or a Non-U.S. Holder.
THE U.S. FEDERAL INCOME TAX TREATMENT OF THE EXERCISE OF REDEMPTION RIGHTS, DOMESTICATION OR BUSINESS COMBINATION MAY BE AFFECTED BY MATTERS NOT DESCRIBED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE HOLDERS WHO CHOOSE TO EXERCISE THEIR REDEMPTION RIGHTS OR WHO CHOOSE TO PARTICIPATE IN THE BUSINESS COMBINATION TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXERCISE OF REDEMPTION RIGHTS, DOMESTICATION, BUSINESS COMBINATION AND OWNING AND DISPOSING OF PUBCO COMMON STOCK OR PUBCO WARRANTS AS A RESULT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.
Tax Treatment of the Domestication
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form or place of organization of one corporation, however effected.” Pursuant to the Domestication, SilverBox will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware.
It is intended that the Domestication qualify as an F Reorganization for U.S. federal income tax purposes. None of the parties to the Domestication intend to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Domestication, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Domestication discussed herein or that a court would not sustain such a challenge. In particular, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets, such as SilverBox, this result is not entirely clear. If the IRS were to successfully challenge the F Reorganization status of the Domestication, the U.S. federal income tax consequences of the Domestication could differ from those described herein. Specifically, and subject to the discussion below under the section entitled “PFIC Considerations,” if the Domestication were to fail to qualify as an F Reorganization (and fail to otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code), a U.S. Holder of SilverBox Class A Ordinary Shares generally would recognize gain or loss with respect to its SilverBox Class A Ordinary Shares in an amount equal to the difference, if any, between the fair market value of the corresponding SilverBox Class A Common Shares received in the Domestication and the U.S. Holder’s adjusted tax basis in its SilverBox Class A Ordinary Shares surrendered. A similar result would apply to holders of SilverBox Warrants on SilverBox Class A Ordinary Shares.
Except to the extent otherwise discussed herein, the remainder of this discussion assumes the Domestication qualifies as an F Reorganization.
Tax Treatment of Business Combination
It is intended that (i) the SPAC Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the SPAC Merger, the Company Merger and the Preferred Equity Investment, taken together, qualify as transactions described in Section 351 of the Code. However, none of the parties to the Business Combination intend to request a ruling from the IRS regarding the U.S. federal income tax consequences of the SPAC Merger, and as a result, no assurance can be given that the IRS will not challenge the treatment of the SPAC Merger discussed herein or that a court would not sustain such a challenge.
Specifically, due to the absence of direct guidance on the application of reorganization provisions of the Code to a corporation holding only investment-type assets, such as SilverBox, the reorganization status of the SPAC Merger is not clear. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as the SPAC, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the SPAC Merger, some of which are outside the control of the SPAC. For example, the requirements for reorganization treatment could be affected by the magnitude of redemptions that occur in connection with the Business Combination. The magnitude of redemptions could affect the ability to meet an alternative “continuity of business enterprise” test (if such test is not otherwise met), and other requirements, including the requirement that a substantial part of the value of the proprietary interests in SilverBox be preserved in the SPAC Merger (the so-called “continuity of interest” as set forth in U.S. Treasury Regulations Section 1.368-1(e)) or, to the extent relevant, the requirement that substantially all the properties are held by the surviving corporation in the SPAC Merger. Due to the absence of guidance regarding the application of these requirements to the particular facts of the SPAC Merger, the qualification of the SPAC Merger as a reorganization under Section 368(a) of the Code is subject to significant uncertainty.
Further, if more than 20 percent of the Pubco Common Stock were subject to an arrangement or agreement to be sold, transferred or disposed of at the time of their issuance in the Business Combination, one of the requirements for qualifying as Section 351 transaction would be violated.
If the IRS were to successfully challenge the reorganization or Section 351 of the Code status of the SPAC Merger, the U.S. federal income tax consequences of the SPAC Merger could differ from those described herein. Specifically, if the SPAC Merger did not qualify either as a reorganization or a transaction described in Section 351 of the Code, the exchange of SilverBox Common Shares for Pubco Common Stock would be a taxable exchange, and the tax consequences described herein would be materially different from those described below. In such a case, and subject to the discussion below under the section entitled “PFIC Considerations,” a U.S. Holder of SilverBox Class A Common Shares generally would recognize gain or loss with respect to its SilverBox Class A Common Shares in an amount equal to the difference, if any, between the fair market value of the corresponding Pubco Common Stock received in the SPAC Merger and the U.S. Holder’s adjusted tax basis in its SilverBox Class A Common Shares surrendered. A similar result would apply to holders of SilverBox Warrants on SilverBox Common Shares on their exchange of such warrants. Moreover, if the SPAC Merger did not qualify as a reorganization, the exchange of SilverBox Warrants on SilverBox Common Shares for Pubco Warrants would be taxable even if Section 351 of the Code would otherwise apply to the transaction within the meaning of Section 368(a) of the Code. See below under the sections entitled “Tax Consequences of Business Combination to U.S. Holders” for more details.
Except where explicitly indicated, the remainder of this discussion assumes that (i) the SPAC Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code and that (ii) the SPAC Merger, taken together with the Company Merger and the Preferred Equity Investment qualifies as a transaction described in Section 351 of the Code. Assuming such qualification and subject to the discussion under “PFIC Considerations” below, a U.S. Holder that receives Pubco Common Stock in exchange for SilverBox Class A Common Shares in the SPAC Merger generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Common Stock received in the SPAC Merger by a holder of SilverBox Class A Common Shares should be equal to the adjusted tax basis of the SilverBox Class A Common Shares exchanged therefor. The holding period of the Pubco Common Stock should include the holding period during which the SilverBox Class A Common Shares exchanged therefor were held by such holder. If the SPAC Merger were to qualify as a reorganization, similar treatment would apply to the exchange of SilverBox Warrants on SilverBox Class A Common Shares for Pubco Warrants.
U.S. Holders
Tax Consequences of the Domestication to U.S. Holders
Assuming, as discussed above, the Domestication qualifies as an F Reorganization, U.S. Holders of SilverBox Class A Ordinary Shares generally should not recognize gain or loss for U.S. federal income tax purposes in connection with the Domestication, except as provided below under the sections entitled “Effects of Section 367 on U.S. Holders” and “PFIC Considerations.”
U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication.
Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section entitled “PFIC Considerations”: (i) the tax basis of SilverBox Class A Common Share and SilverBox Warrants to acquire SilverBox Class A Common Shares received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the SilverBox Class A Ordinary Shares and SilverBox Warrants surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a SilverBox Class A Common Share or a SilverBox Warrant to acquire a SilverBox Class A Common Share received by a U.S. Holder will include such U.S. Holder’s holding period for the SilverBox Class A Ordinary Share or SilverBox Warrant surrendered in exchange therefor.
Subject to the discussion below under the section entitled “PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code), a U.S. Holder of SilverBox Class A Ordinary Shares generally would recognize gain or loss with respect to its SilverBox Class A Ordinary Shares in an amount equal to the difference, if any, between the fair market value of the corresponding SilverBox Common Shares received in the Domestication and the U.S. Holder’s adjusted tax basis in its SilverBox Class A Ordinary Shares surrendered and a U.S. Holder of a SilverBox Warrant on SilverBox Class A Ordinary Shares generally would recognize gain or loss with respect to such SilverBox Warrant in an amount equal to the difference, if any, between the fair market value of the corresponding SilverBox Warrant on SilverBox Common Shares received in the Domestication and the U.S. Holder’s adjusted tax basis in its SilverBox Warrant on SilverBox Class A Ordinary Shares surrendered. In such a case, the U.S. Holder’s basis in the SilverBox Class A Common Shares and SilverBox Warrants to acquire SilverBox Class A Common Shares would be equal to the sum of the fair market value of SilverBox Class A Common Shares and SilverBox Warrants to acquire a SilverBox Class A Common Shares on the date of the Domestication, and such U.S. Holder’s holding period for such SilverBox Class A Common Shares and warrants to acquire a SilverBox Class A Common Shares would begin on the day following the date of the Domestication. Holders who hold different blocks of SilverBox Class A Ordinary Shares should consult their tax advisors to determine how the above rules apply to them, and the discussion above is general in nature and does not specifically address all of the consequences to U.S. Holders who hold different blocks of SilverBox Class A Ordinary Shares.
All U.S. Holders considering exercising redemption rights with respect to SilverBox Class A Ordinary Shares are urged to consult with their own tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.

Effects of Section 367 on U.S. Holders
Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section entitled “PFIC Considerations,” Section 367(b) of the Code and the Treasury Regulations promulgated thereunder impose U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication, including any such U.S. Holders exercising redemption rights.
Subject to the discussion below under the section entitled “PFIC Considerations,” a 10% U.S. Shareholder on the date of the Domestication must include in income as a dividend deemed paid by SilverBox the “all earnings and profits amount” attributable to the SilverBox Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of SilverBox Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their own tax advisors with respect to these attribution rules.
A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its SilverBox Class A Ordinary Shares is the net positive earnings and profits of SilverBox attributable to such SilverBox Class A Ordinary Shares (each as determined under Treasury Regulations under Section 367(b) of the Code) but without regard to any gain that would be realized on a sale or exchange of such SilverBox Class A Ordinary Shares. Treasury Regulations under Section 367(b) of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations under the Code provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
SilverBox does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If SilverBox’s cumulative net earnings and profits through the date of the Domestication are less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its SilverBox Class A Ordinary Shares. However, the determination of earnings and profits is complex and may be impacted by numerous factors (including matters discussed in this proxy statement/prospectus). It is possible that the amount of SilverBox’s cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a dividend deemed paid by SilverBox under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Any such deemed dividend is expected to be treated as foreign-source income for U.S. federal income tax purposes, and is not expected to be eligible for preferential tax rates because SilverBox is expected to be treated as a PFIC.
Subject to the discussion below under the section entitled “PFIC Considerations,” a U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose SilverBox Class A Ordinary Shares have a fair market value of $50,000 or more on the date of the Domestication will recognize gain (but not loss) with respect to the SilverBox Class A Common Shares received in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits” amount attributable to such U.S. Holder’s SilverBox Class A Ordinary Shares as described below.
Subject to the discussion below under the section entitled “PFIC Considerations,” unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to SilverBox Class A Common Shares received in the Domestication in an amount equal to the excess of the fair market value of such SilverBox Class A Common Shares over the U.S. Holder’s adjusted tax basis in the SilverBox Class A Ordinary Shares deemed surrendered in exchange therefor. U.S. Holders who hold different blocks of SilverBox Class A Ordinary Shares (generally, SilverBox Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their own tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a dividend deemed paid by SilverBox the “all earnings and profits amount” attributable to its SilverBox Class A Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
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a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

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a complete description of the Domestication;

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a description of any stock, securities or other consideration transferred or received in the Domestication;

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a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

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a statement that the U.S. Holder is making the election described in Treasury Regulations Section 1.367(b)-3(c)(3), which must include (i) a copy of the information that the U.S. Holder received from SilverBox establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s SilverBox Class A Ordinary Shares and (ii) a representation that the U.S. Holder has notified SilverBox that the U.S. Holder is making the election described in Treasury Regulations Section 1.367(b)-3(c)(3); and

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certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

The election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return (including extensions, if any) for the taxable year in which the Domestication occurs, and the U.S. Holder must send notice of making the election to SilverBox no later than the date such tax return is filed. In connection with this election, SilverBox will reasonably cooperate with U.S. Holders of SilverBox Class A Ordinary Shares, upon written request, to make available to such requesting U.S. Holders information regarding SilverBox’s earnings and profits.
EACH U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS SILVERBOX CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.
A U.S. Holder who, on the date of the Domestication, is not a 10% U.S. Shareholder and whose SilverBox Class A Ordinary Shares have a fair market value of less than $50,000 on the date of the Domestication generally should not be required by Section 367(b) of the Code and the Treasury Regulations promulgated thereunder to recognize any gain or loss or include any part of the “all earnings and profits amount” in income in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section entitled “PFIC Considerations”, including on subsequent dispositions of its stock or warrants after the Domestication, if SilverBox were a PFIC at any time during the period such U.S. Holder held the SilverBox Class A Ordinary Shares or SilverBox Warrants and if such U.S. Holder were a Non-Electing Shareholder (as defined below).
Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described above relating to a U.S. Holder’s ownership of SilverBox Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code and the considerations described below under the section entitled “PFIC Considerations” relating to the PFIC rules, a U.S. Holder of SilverBox Warrants should not be subject to U.S. federal income tax with respect to the exchange of SilverBox Warrants in the Domestication.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose, under a proposed Treasury Regulation that generally treats an “option” (which would generally include a SilverBox Warrant) to acquire the stock of a PFIC as stock of the PFIC, exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive proposed effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition to U.S. Holders of SilverBox Class A Ordinary Shares and SilverBox Warrants as a result of the Domestication if:
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SilverBox were classified as a PFIC at any time during such U.S. Holder’s holding period in such SilverBox Class A Ordinary Shares or SilverBox Warrants; and

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the U.S. Holder had not timely made (i) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such SilverBox Class A Ordinary Shares or in which SilverBox was a PFIC, whichever is later (or a QEF Election along with a purging election), or (ii) an MTM Election (as defined below) with respect to such SilverBox Class A Ordinary Shares. Under current law, neither a QEF Election nor an MTM Election can be made with respect to warrants (including SilverBox Warrants).

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the tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of SilverBox. Under these rules (the “excess distributions regime”):

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the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s SilverBox Class A Ordinary Shares or SilverBox Warrants;

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the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SilverBox was a PFIC, will be taxed as ordinary income;

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the amount of gain allocated to other taxable years (or portions of such taxable years) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

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an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the bullet immediately above) of such U.S. Holder.

The proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations applied to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the U.S. Holder to recognize gain or include an amount in income as a dividend deemed paid by SilverBox, the gain realized on the transfer is taxable as an excess distribution under the excess distribution regime, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under the excess distribution regime is taxable as provided under Section 367(b) of the Code.
In general, a non-U.S. corporation will be treated as a PFIC with respect to a U.S. Holder in any taxable year in which, after applying certain look-through rules, either:
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at least 75% of its gross income for such taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, consists of passive income (which generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets); or
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at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, produce or are held for the production of passive income.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of SilverBox Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their SilverBox Class A Ordinary Shares and SilverBox Warrants under the excess distribution regime in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its SilverBox Class A Ordinary Shares is referred to in this proxy statement/prospectus as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to in this proxy statement/prospectus as a “Non-Electing Shareholder.”
As discussed above, proposed Treasury Regulations issued under the PFIC rules generally treat an “option” (which would include a SilverBox Warrant) to acquire the stock of a PFIC as stock of the PFIC, while final Treasury Regulations issued under the PFIC rules provide that neither a QEF Election nor an MTM Election (as defined below) may be made with respect to options. Therefore, it is possible that the proposed Treasury Regulations, if finalized in their current form, would apply to cause gain recognition on the exchange of SilverBox Warrants pursuant to the Domestication.
Any gain recognized by a Non-Electing Shareholder of SilverBox Class A Ordinary Shares or a U.S. Holder of SilverBox Warrants as a result of the Domestication pursuant to the PFIC rules would be taxable income to such U.S. Holder and taxed under the excess distribution regime in the manner set forth above, with no corresponding receipt of cash.
Pursuant to a “start-up exception”, a corporation will not be a PFIC for the first taxable year the corporation has gross income if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Taking into account all relevant facts and circumstances, however, there is a material risk that SilverBox will not be eligible for the “start-up exception.” If SilverBox is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of SilverBox Class A Ordinary Shares and the U.S. Holder did not make either (a) a timely “qualified election fund” (QEF) election for SilverBox’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) SilverBox Class A Ordinary Shares, (b) a QEF election along with a “purging election,” or (c) a “mark-to-market” (MTM) election, all of which are described further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its SilverBox Class A Ordinary Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the SilverBox Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the SilverBox Class A Ordinary Shares.
A U.S. Holder’s ability to make a QEF election with respect to its SilverBox Class A Ordinary Shares is contingent upon, among other things, the provision by SilverBox of certain information that would enable the U.S. Holder to make and maintain a QEF election. There can be no assurance that SilverBox will timely provide information that is required to make and maintain the QEF election.
As indicated above, if a U.S. Holder of SilverBox Class A Ordinary Shares has not made a timely and effective QEF election with respect to SilverBox’s first taxable year as a PFIC in which the U.S. Holder held

(or was deemed to hold) SilverBox Class A Ordinary Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its SilverBox Class A Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of SilverBox’s tax year in which SilverBox qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held SilverBox Class A Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its SilverBox Class A Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the SilverBox Class A Ordinary Shares for purposes of the PFIC rules.
Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) SilverBox Class A Ordinary Shares and for which SilverBox is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its SilverBox Class A Ordinary Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its SilverBox Class A Ordinary Shares at the end of its taxable year over the adjusted basis in its SilverBox Class A Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its SilverBox Class A Ordinary Shares over the fair market value of its SilverBox Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its SilverBox Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the SilverBox Class A Ordinary Shares will be treated as ordinary income. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisers regarding the availability and tax consequences of an MTM election in respect to SilverBox Class A Ordinary Shares under their particular circumstances.
The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of SilverBox Class A Ordinary Shares should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.
Tax Consequences of Business Combination to U.S. Holders
As discussed above, it is intended that (i) the SPAC Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and that (ii) the SPAC Merger, the Company Merger and the Preferred Equity Investment, taken together, qualify as transactions described in Section 351 of the Code. As discussed above, there can be no assurance that the IRS will not successfully challenge this position, and if so then the exchange of SilverBox Common Shares for Pubco Common Stock (and SilverBox Warrants on SilverBox Class A Common Shares for Pubco Warrants) will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. Except where otherwise indicated, the remainder of this discussion assumes that (i) the SPAC Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code and that (ii) the SPAC Merger, taken together with the Company Merger and the Preferred Equity Investment qualifies as a transaction described in Section 351 of the Code. Assuming such qualification as a reorganization, a U.S. Holder that receives Pubco Class A Common Stock in exchange for SilverBox Class A Ordinary Shares in the SPAC Merger generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Class A Common Stock received in the SPAC Merger by a U.S. Holder should be equal to the adjusted tax basis of the SilverBox Class A Common Shares exchanged therefor. The holding period of the Pubco Class A Common Stock should include the holding period during which the SilverBox Class A Common Shares exchanged therefor were held by such U.S. Holder (which, as discussed above, should include the holding period of any SilverBox Class A Ordinary Shares surrendered in the Domestication). A similar result would apply to holders of SilverBox Warrants on SilverBox Common Shares on their exchange of such warrants for Pubco Warrants.
However, the exchange of SilverBox Warrants on SilverBox Common Shares for Pubco Warrants will be taxable even if Section 351 would otherwise apply to the transaction unless the SPAC Merger is also treated as a “reorganization” within the meaning of Section 368(a) of the Code. Specifically, if the SPAC Merger qualifies as part of an exchange governed only by Section 351 of the Code and not as a reorganization under Section 368(a) of the Code, a U.S. Holder with no SilverBox Class A Common Shares whose SilverBox Warrants on SilverBox Class A Common Shares convert into Pubco Warrants in the SPAC Merger will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco Warrants received and such U.S. Holder’s adjusted basis in its SilverBox Warrants on SilverBox Class A Common Shares. A U.S. Holder’s basis in its Pubco Warrants received in the SPAC Merger will equal the fair market value of the Pubco Warrants. A U.S. Holder’s holding period in its Pubco Warrants will begin on the day after the SPAC Merger.
Further, if the SPAC Merger qualifies as part of an exchange under Section 351 of the Code and not as a reorganization under Section 368(a) of the Code, a U.S. Holder who holds both SilverBox Class A Common Shares and SilverBox Warrants on SilverBox Class A Common Shares and who receives Pubco Class A Common Stock in exchange for SilverBox Class A Common Shares and whose SilverBox Warrants on SilverBox Class A Common Shares convert into Pubco Warrants in the SPAC Merger will recognize gain — but not loss — in an amount equal to the lesser of (i) the amount of gain realized by such holder on the entire transaction and (ii) the fair market value of the Pubco Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such U.S. Holder must recognize, the holder must compute the amount of gain or loss realized as a result of the SPAC Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the Pubco Class A Common Shares and (ii) the Pubco Warrants received by such U.S. Holder among the SilverBox Class A Common Shares and SilverBox Warrants on SilverBox Class A Common Shares owned by such U.S. Holder immediately prior to the SPAC Merger in proportion to their fair market values. Any loss realized by a U.S. holder would not be recognized. In this case, the holding period of the Pubco Class A Common Shares received in the SPAC Merger will include the holding period during which the SilverBox Class A Common Shares exchanged therefor were held by such U.S. Holder, and the holding period of Pubco Warrants received in the SPAC Merger will begin on the day after the SPAC Merger. In addition, a U.S. Holder’s adjusted tax basis in the Pubco Warrants received should be equal to the fair market value of such Pubco Warrants, and a U.S. Holder’s adjusted tax basis in its Pubco Class A Common Shares generally should equal the tax basis of the SilverBox Class A Common Shares exchanged therefor, reduced by the fair market value of the Pubco Warrants received and increased by any gain recognized.
Tax Consequences to U.S. Holders of the Redemption of Public Shares
Subject to the PFIC rules described above, in the event that a U.S. Holder of Public Shares exercises such holder’s right to have such holder’s Public Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such Public Shares pursuant to Section 302 of the Code or whether the U.S. Holder will be treated as receiving a corporate distribution within the meaning of Section 301 of the Code. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of Public Shares treated as held by the U.S. Holder (including any Public Shares constructively owned by the U.S. Holder as a result of, among other things, owning warrants) relative to all of shares of Public Shares both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the shares (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. Holder, results in a “complete termination” of the U.S. Holder’s interest in SilverBox or is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also Public Shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which generally would include Public Shares that could be acquired pursuant to the exercise of the Public Warrants. In order to meet the substantially disproportionate test, the percentage of SilverBox’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Public Shares must, among other requirements, be less than 80% of the percentage of SilverBox’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either all the Public Shares actually and constructively owned by the U.S. Holder are redeemed or all the Public Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of the Public Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in SilverBox. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in SilverBox will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of redemption.
If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the SilverBox Class A Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such holder’s shares of SilverBox Class A Ordinary Shares generally will equal the cost of such shares.
If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s SilverBox Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of such SilverBox Class A Ordinary Shares. Special rules apply to dividends received by U.S. Holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. Holder in the redeemed SilverBox Class A Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its Public Warrants or possibly in other shares constructively owned by such U.S. Holder.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF AN EXERCISE OF REDEMPTION RIGHTS.
Tax Consequences of Ownership and Disposition of Pubco Common Stock
Distributions on Pubco Common Stock
In general, distributions of cash or other property to U.S. Holders of Pubco Common Stock (other than certain distributions of Pubco stock or rights to acquire Pubco stock) generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Pubco Common Stock. Any remaining excess generally will be treated as gain realized on the sale or other disposition of the Pubco Common Stock, as described below under the section entitled “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities.”

Dividends paid to a U.S. Holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividend income” subject to tax at reduced rates applicable to long-term capital gains.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities
Upon a sale or other taxable disposition of Pubco Common Stock and Pubco Warrants (collectively, “Pubco Securities”), a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the applicable Pubco Securities. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Pubco Securities so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Pubco Securities so disposed of. See the section entitled “Tax Consequences of the Domestication to U.S. Holders” and “Tax Consequences of Business Combination to U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its Pubco Securities following the Domestication and SPAC Merger. See the section entitled “Exercise, Lapse or Redemption of Pubco Warrants” below for a discussion regarding a U.S. Holder’s tax basis in Pubco Common Stock acquired pursuant to the exercise of a Pubco Warrant.
Exercise, Lapse or Redemption of Pubco Warrants
A U.S. Holder generally will not recognize taxable gain or loss on the acquisition of Pubco Common Stock upon exercise of Pubco Warrants for cash. The U.S. Holder’s tax basis in the shares of Pubco Common Stock received upon exercise of the Pubco Warrants generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Pubco Warrants and the exercise price. It is unclear whether the U.S. Holder’s holding period for the Pubco Common Stock received upon exercise of the Pubco Warrants will begin on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period will not include the period during which the U.S. Holder held the Pubco Warrants. If any SilverBox Warrants are allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the lapsed Pubco Warrants.
The tax consequences of a cashless exercise of Pubco Warrants are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. If the cashless exercise is not taxable, a U.S. Holder’s basis in the Pubco Common Stock received would equal the U.S. Holder’s basis in the Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period in the Pubco Common Stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Pubco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Common Stock would include the holding period of the Pubco Warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered a number of Pubco Warrants equal to the number of shares of Pubco Common Stock having a value equal to the exercise price for the total number of Pubco Warrants to be exercised. In such case, the U.S. Holder would recognize capital gain or loss with respect to the Pubco Warrants deemed surrendered in an amount equal to the difference between the fair market value of the Pubco Common Stock that would have been received in a regular exercise of the Pubco Warrants deemed surrendered and the U.S. Holder’s tax basis in the Pubco Warrants deemed surrendered. In this case, a U.S. Holder’s aggregate tax basis in the Pubco Common Stock received would equal the sum of the U.S. Holder’s tax basis in the Pubco Warrants deemed exercised and the aggregate exercise price of such Pubco Warrants. It is unclear whether a U.S. Holder’s holding period for the Pubco Common Stock would commence on the date following the date of exercise or on the date of exercise of the Pubco Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Pubco Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Pubco Common Stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise.
If Pubco redeems Pubco Warrants for cash or if it purchases Pubco Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under the section entitled “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pubco Securities.”
Non-U.S. Holders
Tax Consequences of the Domestication to Non-U.S. Holders
The Domestication is not expected to result in any U.S. federal income tax consequences to a Non-U.S. Holder of SilverBox Class A Ordinary Shares unless the Domestication fails to qualify as an F Reorganization (and does not otherwise qualify as a “reorganization” within the meaning of Section 368(a) of the Code) and such Non-U.S. Holder holds its SilverBox Class A Ordinary Shares in connection with a conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States) or is a nonresident alien individual who is physically present in the United States for at least 183 days during that individual’s taxable year in which the Domestication occurs and meets certain other requirements.
Non-U.S. Holders will own stock and warrants of a U.S. corporation rather than a non-U.S. corporation after the Domestication.
All Non-U.S. Holders considering exercising redemption rights with respect to SilverBox Class A Ordinary Shares are urged to consult with their own tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Tax Consequences of Business Combination to Non-U.S. Holders
Any Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the Business Combination or be able to utilize a loss in computing such Non-U.S. Holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Tax Consequences to Non-U.S. Holders of the Redemption of Public Shares” applies in respect of such gain or loss.
Tax Consequences to Non-U.S. Holders of the Redemption of Public Shares
Except as otherwise described in this section, a Non-U.S. Holder who elects to have its Public Shares converted for cash in the Business Combination will generally be treated in the same manner as a U.S. Holder who elects to have its Public Shares converted for cash for U.S. federal income tax purposes. See the description above under “Tax Consequences to U.S. Holders of the Redemption of Public Shares.”
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized as a result of the exchange unless:
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such Converting Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the Redemption takes place and certain other conditions are met; or

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such Converting Non-U.S. Holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of such Non-U.S. Holder), in which case the Non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to the exchange, and a Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).
With respect to any Redemption for cash that is treated as a distribution rather than a sale, any amount treated as dividend income received by a Non-U.S. Holder that is effectively connected with such holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, such dividends are attributable to a United States permanent establishment of the Non-U.S. Holder), will be taxed as described above under “Tax Consequences to U.S. Holders of the Redemption of Public Shares.” In addition, dividends received by a Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.
Non-U.S. Holders of Public Shares considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their shares will be treated as a sale or as a distribution under the Code.
Tax Consequences for Non-U.S. Holders of Owning and Disposing of Pubco Common Stock
Distributions on Pubco Common Stock
Distributions of cash or property to a Non-U.S. Holder in respect of Pubco Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Pubco’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in Pubco Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “Gain on Disposition of Pubco Common Stock.”
Dividends paid to a Non-U.S. Holder of Pubco Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. Holder of Pubco Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as described below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if Pubco Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.
A Non-U.S. Holder of Pubco Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim or refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.
Gain on Disposition of Pubco Common Stock
Subject to the description of backup withholding below, any gain realized by a Non-U.S. Holder on the taxable disposition of Pubco Common Stock generally will not be subject to U.S. federal income tax unless:

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the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the Non-U.S. Holder);

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the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

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Pubco is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where shares of Pubco Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of such shares, as applicable, at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the shares disposed of. There can be no assurance that shares of Pubco Common Stock will be treated as regularly traded on an established securities market for this purpose.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.
Pubco does not believe it is and does not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. However, the determination as to whether Pubco is or will become a “United States real property holding corporation” will not be made until a future tax year, and there can be no assurance that Pubco will not become such a corporation in the future.
Information Reporting and Backup Withholding
Pubco must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.
A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of Pubco Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
FATCA
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”)

generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Pubco Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of Pubco Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Pubco Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their ownership of Pubco Common Stock.
THE CONSEQUENCES OF THE BUSINESS COMBINATION ARE COMPLEX AND ALL HOLDERS ARE URGED TO CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS
Overview
The Advisory Organizational Documents Proposals are conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, then the Advisory Organizational Documents Proposals will not be presented to SilverBox Shareholders at the Extraordinary General Meeting.
As required by SEC guidance, SilverBox Shareholders have the opportunity to present their views on important corporate governance provisions, SilverBox is requesting that its shareholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions in the Proposed Organizational Documents, which are separately being presented. These separate votes are not otherwise required by Cayman Islands law or Delaware law. Accordingly, the vote of the SilverBox Shareholders regarding the Advisory Organizational Documents Proposals is an advisory vote and it is not binding on SilverBox or Pubco. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Organizational Documents Proposals. Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Organizational Documents Proposals, the Proposed Certificate of Incorporation and the Proposed Bylaws will take effect upon the Closing if the Business Combination Proposal is approved.
The following table sets forth a summary of the principal changes proposed to be made between the Memorandum and Articles of Association of SilverBox and the Proposed Organizational Documents. This summary is qualified by reference to the complete text of the Proposed Organizational Documents, copies of which are attached to this proxy statement/prospectus as Annex B and Annex C.
	Memorandum and Articles of Association of SilverBox	Proposed Organizational Documents of Pubco
Authorized Shares (Proposal 2A)	The Memorandum and Articles of Association authorized 221,000,000 shares, consisting of (a) 200,000,000 Class A ordinary shares, (b) 20,000,000 Class B ordinary shares and (c) 1,000,000 preference shares.	The Proposed Organizational Documents authorize 2,610,000,000 shares, consisting of (i) 100,000,000 shares of preferred stock, par value $0.0001 per share, (ii) 2,500,000,000 shares of Class A Common Stock, par value $0.0001 per share, and (iii) 10,000,000 shares of Class C Common Stock, par value $0.0001 per share.
Amendments (Proposal 2B)	The Memorandum and Articles of Association provide that the provisions of the Memorandum and Articles of Association may be amended with the sanction of a special resolution to change SilverBox’s name, alter or add to the articles of association, alter or add to the memorandum with respect to any objects, power or other matters specified therein, and reduce SilverBox’s share capital or any capital redemption reserve fund.	The Proposed Organizational Documents would provide that the Proposed Certificate of Incorporation may be amended by the affirmative vote of holders of at least a majority of the total voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

	Memorandum and Articles of Association of SilverBox	Proposed Organizational Documents of Pubco
Director Election, Vacancies and Removal (Proposal 2C)	The Memorandum and Articles of Association provide that, prior to the closing of a business combination, holders of the Class B ordinary shares have the exclusive right to appoint any director and holders of Class A ordinary shares have no right to vote on the election or removal of any director. Following the closing of a business combination, directors may be appointed by ordinary resolutions, being the affirmative vote of holders of a simple majority of the voting power of all then outstanding shares. The Memorandum and Articles of Association provide that newly-created directorships or any vacancy on the Board may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Prior to the closing of a business combination, holders of the Class B ordinary shares have the exclusive right to remove any director and holders of Class A ordinary shares have no right to vote on the appointment or removal of any director. Following the closing of a business combination, directors may be removed by an ordinary resolution, being the affirmative vote of the holders of a simple majority of the shares who attend and vote at a general meeting.	The Proposed Organizational Documents provide that the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, voting together as a single class. The Proposed Certificate of Incorporation provides that newly-created directorships or any vacancy on the Board may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by the sole remaining director. The Proposed Organizational Documents provide that any or all of the directors (other than the directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of Pubco Common Stock entitled to vote generally in the election of directors, voting together as a single class.
DGCL Section 203 and Business Combinations (Proposal 2D)	This is not applicable in the Cayman Islands.	The Proposed Organizational Documents provide that Pubco is not subject to Section 203 of the DGCL.
Forum Selection (Proposal 2E)	The Memorandum and Articles of Association provide that, unless SilverBox consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any	The Proposed Certificate of Incorporation provides that the Delaware Court of Chancery, or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of

	Memorandum and Articles of Association of SilverBox	Proposed Organizational Documents of Pubco
	claim or dispute arising out of or in connection with the Memorandum, the Articles or otherwise related in any way to each Member’s shareholding in SilverBox, including but not limited to: (a) any derivative action or proceeding brought on behalf of SilverBox; (b) any action asserting a claim of breach of any fiduciary or other duty owed by any current or former Director, Officer or other employee of SilverBox to SilverBox or the Members; and (c) any action asserting a claim arising pursuant to any provision of the Statute, the Memorandum or the Articles; or, any action asserting a claim against SilverBox governed by the “Internal Affairs Doctrine” (as such concept is recognised under the laws of the United States of America).	Delaware, will be the exclusive forum for certain actions and claims except for actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Voting Rights (Proposal 2F)	The Memorandum and Articles of Association provide that each holder of record of Class A ordinary shares and Class B ordinary shares shall be entitled to one vote per share on all matters which shareholders are entitled to vote.	The Proposed Certificate of Incorporation provides that (i) each holder of record of Pubco Class A Common Stock shall be entitled to one vote per share on all matters which stockholders generally are entitled to vote, (ii) each holder of record of Pubco Class C Common Stock, as such, shall, prior to the Sunset Date, be entitled to the Class C Voting Power for each share of Pubco Class C Common Stock held of record by such holder on all matters on which stockholders generally, including the election or removal of directors, or holders of Pubco Class C Common Stock as a separate class are entitled to vote, (iii) the holders of Pubco Common Stock having the right to vote in respect of such Pubco Common Stock shall vote together as a single class (or, if the holders of one or more series of Pubco Preferred

	Memorandum and Articles of Association of SilverBox	Proposed Organizational Documents of Pubco
Stock are entitled to vote together with the holders of Pubco Common Stock having the right to vote in respect of such Pubco Common Stock, as a single class with the holders of such other series of Pubco Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally, (iv) holders of Pubco Common Stock, as such, shall have no voting power under the Proposed Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to the Proposed Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Pubco Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon under Proposed Certificate of Incorporation (including any certificate of designation relating to any series of Pubco Preferred Stock) or under the DGCL; and (v) holders of a series of Pubco Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by the Proposed Certificate of Incorporation (including any certificate of designation relating to such series).
Dividends and Distributions (Proposal 2G)	The Memorandum and Articles of Association provide that all dividends and other distributions shall be paid according to the par value of the shares held be each shareholder.	The Proposed Organizational Documents provide that each holder of record of Class A Common Stock and Class C Common Stock shall be entitled to receive, ratably with other participating shares, such dividends and other distributions as may from time to time be declared by the Pubco Board.

	Memorandum and Articles of Association of SilverBox	Proposed Organizational Documents of Pubco
Removal of Blank Check Company Provisions (Proposal 2H)	The Memorandum and Articles of Association contain various provisions applicable only to blank check companies.	The Proposed Organizational Documents will not include these provisions applicable only to blank check companies.
Classified or Unclassified Board (Proposal 2I)	The SilverBox Board is not classified.	The Proposed Organizational Documents provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms.
Reasons for the Advisory Organizational Documents Proposals
The variations between the Memorandum and Articles of Association of SilverBox and the Proposed Organizational Documents of Pubco are desirable for the following reasons:
•
The provisions on the director election, vacancies and removals, the classified board and the voting rights are necessary to reflect the changes in terms of corporate governance as a consequence of the Business Combination and the Governance Agreement. Under the proposed dual-class structure of Pubco, the Key Company Holder will have 80% of the voting power of Pubco. Accordingly, if the Business Combination is consummated, almost all of the decisions of Pubco will be controlled by the Key Company Holder. The purpose of the proposed dual-class structure is to permit Pubco to continue to prioritize long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of the Pubco Board and its policies, and discourage certain types of transactions that may involve an actual or threatened acquisition of Pubco, all of which may contribute to the long-term success of Pubco and to long-term stockholder value.

•
The provision of an exclusive forum clause is intended to assist Pubco in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter to assure consistent consideration of the issues and promote efficiency and cost-savings in the resolutions of claims. The Delaware courts have been selected to address disputes involving such matters given that Pubco is incorporated in Delaware and Delaware law generally applies to such matters except actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States of America, the sole and exclusive forum for determination of such a claim. SilverBox Shareholders should note the proposed exclusive forum clause may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pubco or its directors, officers, employees or agents, or could result in increased costs for a shareholder to bring a claim, particularly if they do not reside in or near Delaware, both of which may discourage the filing of lawsuits with respect to such claims. There is, however, uncertainty as to whether a court would enforce these provisions, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

•
The Memorandum and Articles of Association of SilverBox contain various provisions applicable only to blank check companies. The Proposed Organizational Documents of Pubco eliminate certain provisions related to the status as a blank check company.

Anti-Takeover Effects of the Proposed Organizational Documents and Certain Provisions of Delaware Law
The Proposed Organizational Documents will contain, and the DGCL contains, provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire SilverBox. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of SilverBox by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by shareholders. See “Description of Pubco Securities — Anti-Takeover Effects of Provisions of Delaware Law and our Proposed Certificate of Incorporation and Proposed Bylaws” for more information.
Vote Required for Approval
The approval of the Advisory Organizational Documents Proposals does not require the passing of a resolution under the Memorandum and Articles of Association of SilverBox or Cayman Islands law. Notwithstanding this, the SilverBox Board is asking SilverBox Shareholders vote on the Advisory Organizational Documents Proposals on a non-binding advisory basis, being a non-binding advisory resolution passed by a simple majority of the votes cast by, or on behalf of, the SilverBox shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Extraordinary General Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Advisory Organizational Documents Proposals. The adoption of the Advisory Organizational Documents Proposals is conditioned upon the adoption of the Condition Precedent Proposals.
Resolutions to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, on a non-binding advisory basis, that the Proposed Organizational Documents, including the differences between the Proposed Organizational Documents and the Memorandum and Articles of Association, such differences including (i) changes in authorized shares, (ii) changes in amendment provision, (iii) changes in director election, vacancies and removal, (iv) election not to be governed by Section 203 of the General Corporation Law of the State of Delaware, (v) changes to the exclusive forum provision, (vi) changes in voting rights, (vii) changes in dividends and distributions provisions, (viii) removal of blank check company provisions and (ix) the change from an unclassified board to a classified board of directors, be confirmed, ratified and approved.”
Recommendation of the SilverBox Board
The SilverBox Board believes that the Advisory Organizational Documents Proposals to be presented at the Extraordinary General Meeting is in the best interests of SilverBox and its shareholders.
THE SILVERBOX BOARD UNANIMOUSLY RECOMMENDS THAT SILVERBOX SHAREHOLDERS VOTE “FOR” THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS.
The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SilverBox and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SilverBox’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE NTA PROPOSAL
Overview
The NTA Proposal is conditioned upon the approval of each of the Condition Precedent Proposals. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will not be presented to SilverBox Shareholders at the Extraordinary General Meeting. If the NTA Proposal is approved at the Extraordinary General Meeting, the Memorandum and Articles of Association shall be amended, prior to the consummation of the Domestication and the proposed Business Combination, to remove from the Memorandum and Articles of Association requirements limiting SilverBox’s ability to redeem ordinary shares and consummate an initial business combination if the amount of such redemptions would cause SilverBox to have less than $5,000,001 in net tangible assets.
Reasons for the NTA Amendments
SilverBox Shareholders are being asked to approve the NTA Amendments to the Memorandum and Articles of Association prior to the consummation of the proposed Business Combination, which, in the judgment of the SilverBox Board, may facilitate the consummation of the Business Combination. The Memorandum and Articles of Association limit SilverBox’s ability to consummate an initial business combination if SilverBox would have less than US$5,000,001 in net tangible assets. Because SilverBox Ordinary Shares and the shares Pubco Common Stock would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, SilverBox is presenting the NTA Proposal to facilitate the consummation of the Business Combination. If the NTA Proposal is not approved and there are significant requests for redemption such that SilverBox’s net tangible assets would be less than US$5,000,001 following such redemption prior to and upon consummation of the Business Combination, the Memorandum and Articles of Association would prevent SilverBox from being able to consummate the Business Combination even if all other conditions to Closing are met. If the NTA Proposal is approved and the Memorandum and Articles are amended with NTA Amendments, then it is possible that the Business Combination could be consummated even if SilverBox’s net tangible assets would be less than US$5,000,001 following the redemption prior to and upon consummation of the Business Combination.
If the Business Combination Proposal and the NTA Proposal are approved, all of the references in this proxy statement/prospectus to the “Memorandum and Articles of Association” shall be deemed to mean the Memorandum and Articles of Association as amended by the NTA Amendments contained in this NTA Proposal.
Vote Required for Approval
The approval of the NTA Proposal will require a special resolution, being a resolution passed at the Extraordinary General Meeting by at least two-thirds of the votes which are cast by those shareholders who, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the NTA Proposal.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that subject to the approval of the Business Combination Proposal, the Amended and Restated Memorandum and Articles of Association be amended, prior to the consummation of the Domestication and the proposed Business Combination as follows:
(i)
Article 49.2(b) be deleted in its entirety and replaced with the following new Article 49.2(b):

“…provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (net of taxes paid or payable, if any), divided by the number of then issued Public Shares.”

(ii)
Article 49.4 be deleted in its entirety and replaced with the following new Article 49.4:

“At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has a greater net tangible asset or cash requirement that may be contained in the agreement relating to such Business Combination.”
(iii)
Article 49.5 be deleted in its entirety and replaced with the following new Article 49.5:

“Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “Business Combination Redemption”), provided that no such Member acting together with any Affiliate of their or any other person with whom they are acting in concert or as a partnership, limited partnership, syndicate, or other group (including, for the avoidance of doubt, a “group” (as defined under Section 13 of the Exchange Act) for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15% of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether they are voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”), but only in the event that the applicable proposed Business Combination is approved and in connection with its consummation.
(iv)
The following sentence be deleted from the end of Article 49.8:

“The Company’s ability to provide the Amendment Redemption is subject to the Redemption Limitation.”
Recommendation of the SilverBox Board
The SilverBox Board believes that the NTA Proposal to be presented at the Extraordinary General Meeting is in the best interests of SilverBox and its shareholders.
THE SILVERBOX BOARD UNANIMOUSLY RECOMMENDS THAT SILVERBOX SHAREHOLDERS VOTE “FOR” THE NTA PROPOSAL.
The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SilverBox and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SilverBox’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE INCENTIVE PLAN PROPOSAL
Assuming each of the Condition Precedent Proposals, including the Business Combination Proposal, is approved, SilverBox is asking its shareholders to approve the 2025 EIP and the material terms thereunder. The SilverBox Board adopted the 2025 EIP prior to the Extraordinary General Meeting, subject to shareholder approval at the Extraordinary General Meeting. The 2025 EIP will become effective upon the Closing, assuming approval of this proposal by SilverBox Shareholders.
The 2025 EIP is described in more detail below. However, this summary is not a complete description of all of the provisions of the 2025 EIP and is qualified in its entirety by the specific language of the 2025 EIP. A copy of the 2025 EIP is attached to this proxy statement/prospectus as Annex D.
Reasons for the Adoption of the 2025 EIP
Management has determined that it is in the best interests of Pubco to adopt the 2025 EIP, pursuant to which Pubco will be able to grant awards of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent awards, and other stock- and cash-based awards.
Summary of Material Terms of the 2025 EIP
The following is a summary of the material features of the 2025 EIP. This summary is qualified in its entirety by the full text of the 2025 EIP, a copy of which is included as Annex D to this proxy statement/prospectus.
Purpose
The purpose of the 2025 EIP is to enhance the ability of Pubco to attract, retain and motivate persons who make important contributions to Pubco by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to assist in further aligning the interests of directors, employees, and consultants with those of Pubco stockholders.
Eligibility
The EIP Administrator (as defined below) may grant awards to any director, employee or consultant of Pubco or its subsidiaries. Only employees are eligible to receive incentive stock options. As of the date of this proxy statement/prospectus, approximately        individuals will be eligible to participate in the 2025 EIP, which includes approximately        non-employee directors,        employees, and        consultants.
Administration
The 2025 EIP will be administered by the Pubco Board or one more committees or subcommittees of the Pubco Board, which will be comprised, unless otherwise determined by the Pubco Board, solely of not less than two members who will be non-employee directors (a “Committee”), or any officer that has been delegated administrative authority pursuant to the 2025 EIP for the duration such delegation is in effect (collectively, the “EIP Administrator”). The EIP Administrator will have full power to (i) designate participants; (ii) determine the type or types of awards to be granted to a participant; (iii) determine the number of shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, awards; (iv) determine the terms and conditions of any award; (v) determine whether, to what extent, and under what circumstances awards may be settled or exercised in cash, shares, other securities, other awards or other property, or canceled, forfeited, or suspended, and the method or methods by which awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, shares, other securities, other awards or other property and other amounts payable with respect to an award shall be made; (vii) interpret, administer, reconcile any inconsistency in, settle any controversy regarding, correct any defect in and/or complete any omission in the 2025 EIP and any instrument or agreement relating to, or award granted under, the 2025 EIP Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the administrator shall deem appropriate for the proper administration of the 2025 EIP; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards; (x) to reprice existing awards or to grant awards in connection with or in consideration of the cancellation of an outstanding award with a higher price; and (xi) make any other determination and take any other action that the administrator deems necessary or desirable for the administration of the 2025 EIP.
Share Reserve
The maximum aggregate number of shares of Pubco Class A Common Stock that may be issued under the 2025 EIP is the sum of (A) ten percent (10%) of the aggregate number of shares of Pubco Class A Common Stock issued and outstanding immediately after the closing of the Business Combination Agreement, after giving effect to the Redemption, plus (B) an increase commencing on January 1, 2025 and continuing annually on each anniversary thereof through and including January 1, 2034, equal to the lesser of (i) five percent (5%) of the shares of Pubco Class A Common Stock outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of shares of Pubco Class A Common Stock as determined by the Pubco Board or the committee.
Ten percent (10%) of the aggregate number of shares of Pubco Class A Common Stock issued and outstanding immediately after the closing of the Business Combination Agreement (after giving effect to the Redemption) may be issued upon the exercise of incentive stock options.
Shares issuable under the 2025 EIP may be authorized, but unissued, or reacquired shares of Pubco Class A Common Stock. Shares of Pubco Class A Common Stock underlying any awards under the 2025 EIP that are settled in cash, forfeited, canceled, repurchased, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2025 EIP, although shares shall not again become available for issuance as incentive stock options. Additionally, shares of Pubco Class A Common Stock issued as “substitute awards” (as defined in the 2025 EIP) will not count against the 2025 EIP’s share limit, except substitute awards that are incentive stock options will count against the incentive stock option limit.
The share reserve described herein may be subject to certain adjustments in the event of certain changes in the capitalization of Pubco (see “Equitable Adjustments” below).
Annual Limitation on Awards to Non-Employee Directors
The 2025 EIP contains a limitation whereby the value of all awards under the 2025 EIP and all other cash compensation paid by Pubco to any non-employee director may not exceed $1,000,000 for the first calendar year a non-employee director is initially appointed to the Pubco Board, and $750,000 in any other calendar year.
Types of Awards
The 2025 EIP provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent awards, and other stock- or cash-based awards (collectively, “awards”).
Stock Options.   The 2025 EIP permits the granting of both options intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2025 EIP will be nonqualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Pubco and its subsidiaries. Nonqualified options may be granted to any persons eligible to receive awards under the 2025 EIP.
The exercise price of each option will be determined by the EIP Administrator, but such exercise price may not be less than 100% of the fair market value of one share of Pubco Class A Common Stock on the date of grant or, in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such share’s fair market value. The term of each option will be set by the EIP Administrator and may not exceed ten (10) years from the date of grant (or five (5) years for an incentive stock option granted to a

10% or greater stockholder). The EIP Administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.
Upon exercise of an option, the exercise price must be paid in full either in cash, check or, with approval of the EIP Administrator, by surrender of other shares of Pubco Class A Common Stock that meet the conditions established by the EIP Administrator to avoid adverse accounting consequences to Pubco, by broker-assisted cashless exercise, by delivery of a notice of “net exercise” to Pubco, such other consideration and method of payment to the extent permitted by applicable law, or any combination of the foregoing methods of payment.
Stock Appreciation Rights.   The EIP Administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of Pubco Class A Common Stock or cash, equal to the value of the appreciation in Pubco’s stock price over the exercise price, as set by the EIP Administrator and which will be at least equal to the fair market value of a share of Pubco Class A Common Stock on the grant date. The term of each stock appreciation right will be set by the EIP Administrator and may not exceed ten years from the date of grant. The EIP Administrator will determine at what time or times each stock appreciation right may be exercised, including the ability to accelerate the vesting of such stock appreciation rights.
Restricted Stock.   A restricted stock award is an award of shares of Pubco Class A Common Stock that vest in accordance with the terms and conditions established by the EIP Administrator. The EIP Administrator will determine the persons to whom grants of restricted stock awards are made, the number of restricted shares to be awarded, the price (if any) to be paid for the restricted shares, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of restricted stock awards. Unless otherwise provided in the applicable award agreement, a participant generally will have the rights and privileges of a stockholder as to such restricted shares, including without limitation the right to vote such restricted shares and the right to receive cash dividends, if applicable.
Restricted Stock Units.   Restricted stock units are the right to receive shares of Pubco Class A Common Stock at a future date in accordance with the terms of such grant upon the attainment of certain conditions specified by the EIP Administrator. Restrictions or conditions could include, but are not limited to, the attainment of performance goals, continuous service with Pubco or its subsidiaries, the passage of time or other restrictions or conditions. The EIP Administrator determines the persons to whom grants of restricted stock units are made, the number of restricted stock units to be awarded, the time or times within which awards of restricted stock units may be subject to forfeiture, the vesting schedule, and rights to acceleration thereof, and all other terms and conditions of the restricted stock unit awards. The value of the restricted stock units may be paid in Shares, cash, other securities, other property, or a combination of the foregoing, as determined by the EIP Administrator.
The holders of restricted stock units will have no voting rights. Prior to settlement or forfeiture, restricted stock units awarded under the 2025 EIP may, at the EIP Administrator’s discretion, provide for a right to dividend equivalents.
Performance Awards.   The EIP Administrator has the authority to grant stock options, stock appreciation rights, restricted stock, or restricted stock units as a performance award, which means that such awards vest at least in part upon the attainment of one or more specified performance criteria. For each performance period, the EIP Administrator will have the sole authority to select the length of such performance period, the types of performance award to be granted, the performance criteria that will be used to establish the performance goals, and the level(s) of performance which shall result in a performance award being earned. At any time, the EIP Administrator may adjust or modify the calculation of a performance goal for a performance period, to appropriately reflect any circumstance or event that occurs during a performance period and that in the EIP Administrator’s sole discretion, warrants adjustment or modification. Depending on the type of performance award granted, the previously discussed terms and conditions will also apply to a performance award.
Performance criteria for a performance award may be based on the attainment of specific levels of performance of Pubco (and/or one or more subsidiaries, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of Pubco’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of Pubco and/or one or more subsidiaries as a whole or any business unit(s) of Pubco and/or one or more subsidiaries or any combination thereof, or any of the above performance criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the EIP Administrator deems appropriate, or as compared to various stock market indices.
Dividend Equivalents.   An award of dividend equivalents entitles the holder to be credited with an amount equal to all dividends paid on one share of Pubco Class A Common Stock while the holder’s tandem award is outstanding. Dividend equivalents may be paid currently or credited to an account for the participant, settled in cash or shares of Pubco Class A Common Stock, and subject to the same restriction on transferability and forfeitability as the award with respect to which the dividend equivalents are granted.
Other Stock- or Cash-Based Awards.   Other stock-based awards may be granted either alone, in addition to, or in tandem with, other awards granted under the 2025 EIP and/or cash awards made outside of the 2025 EIP. The EIP Administrator shall have authority to determine the service providers to whom and the time or times at which other stock-based awards shall be made, the amount of such other stock-based awards, and all other conditions of the other stock-based awards including any dividend and/or voting rights. The EIP Administrator may grant cash awards in such amounts and subject to such performance or other vesting criteria and terms and conditions as the EIP Administrator may determine.
Repricing
Notwithstanding anything to the contrary in the 2025 EIP, unless a repricing is approved by shareholders, in no case may the EIP Administrator (i) amend an outstanding option or stock appreciation right to reduce the exercise price of the award, (ii) cancel, exchange, or surrender an outstanding option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (iii) cancel, exchange, or surrender an outstanding option or stock appreciation right in exchange for an option or stock appreciation right with an exercise price that is less than the exercise price of the original award.
Tax Withholding
Participants in the 2025 EIP are responsible for the payment of any federal, state, or local taxes that Pubco or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Without limitation, the EIP Administrator may, in its sole discretion, permit a participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of shares of Pubco Class A Common Stock (which are not subject to any pledge or other security interest) owned by the participant having a fair market value equal to such withholding liability, (B) having Pubco withhold from the number of shares of Pubco Class A Common Stock otherwise issuable or deliverable pursuant to the exercise or settlement of the award a number of shares of Pubco Class A Common Stock with a fair market value equal to such withholding liability, (C) deducting an amount sufficient to satisfy such withholding obligation from any payment of any kind otherwise due to a participant, (D) accepting a payment from the participant in cash, by wire transfer of immediately available funds, or by check made payable to the order of Pubco, or (E) if there is a public market for shares at the time the withholding obligation for a tax obligation is to be satisfied, selling shares of Pubco Class A Common Stock issued pursuant to the award creating the withholding obligation. The amount withheld pursuant to any of the foregoing payment forms will be determined by Pubco and may be up to (but not in excess of) the aggregate amount of such obligations based on the maximum statutory withholding rates in the participant’s jurisdiction for all tax obligations that are applicable to such taxable income.
Equitable Adjustments
In the event of a merger, consolidation, recapitalization, stock split, reverse stock split, reorganization, split-up, spin-off, combination, repurchase or other change in corporate structure affecting the shares of Pubco Class A Common Stock, the EIP Administrator will adjust (i) the number and class of shares which may be delivered under the 2025 EIP (or number and kind of other securities or other property); (ii) the number, class and price (including the exercise or strike price of options and stock appreciation rights) of shares subject to outstanding awards, (iii) any applicable performance criteria, performance period, and other terms and conditions of outstanding performance awards, and (iv) the 2025 EIP’s numerical limits.
Change in Control
In the event of any proposed change in control (as defined in the 2025 EIP), the EIP Administrator will take any action as it deems appropriate, which action may include, without limitation, the following: (i) the continuation of any award, if Pubco is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards; (iv) accelerated vesting of the award, with all performance objectives and other vesting criteria deemed achieved at targeted levels, and a limited period during which to exercise the award prior to closing of the change in control, or (v) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise price). Unless determined otherwise by the EIP Administrator, in the event that the successor corporation refuses to assume or substitute for the award, a participant shall fully vest in and have the right to exercise the award as to all shares of Pubco Class A Common Stock, including those that would not otherwise be vested or exercisable, all applicable restrictions will lapse, and all performance objectives and other vesting criteria will be deemed achieved at targeted levels.
Transferability of Awards
Unless determined otherwise by the EIP Administrator, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, except to a participant’s estate or legal representative, and may be exercised, during the lifetime of the participant, only by the participant.
Term
The 2025 EIP will become effective when approved by Pubco stockholders, and, unless terminated earlier, the 2025 EIP will continue in effect for a term of ten (10) years.
Amendment and Termination
The Pubco Board may amend, alter, suspend or terminate the 2025 EIP at any time. No amendment or termination of the 2025 EIP will materially impair the rights of any participant, unless mutually agreed otherwise between the participant and Pubco. Approval of the stockholders shall be required for any amendment, where required by applicable law, as well as (i) to increase the number of shares of Pubco Class A Common Stock available for issuance under the 2025 EIP and (ii) to change the persons or class of persons eligible to receive awards under the 2025 EIP.
Recoupment Policy
All awards granted under the 2025 EIP, all amounts paid under the 2025 EIP, and all shares of Pubco Class A Common Stock issued under the 2025 EIP shall be subject to reduction, recoupment, clawback, or recovery by Pubco in accordance with applicable laws and with Company policy.

Form S-8
Pubco intends to file with the SEC a registration statement on Form S-8 covering the shares of Pubco Class A Common Stock issuable under the 2025 EIP.
Material United States Federal Income Tax Considerations
The following is a general summary under current law of the material U.S. federal income tax considerations related to awards and certain transactions under the 2025 EIP, based upon the current provisions of the Code and regulations promulgated thereunder. This summary deals with the general federal income tax principles that apply and is provided only for general information. It does not describe all federal tax consequences under the 2025 EIP, nor does it describe state, local, or foreign income tax consequences or federal employment tax consequences. The rules governing the tax treatment of such awards are quite technical, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
The 2025 EIP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. Pubco’s ability to realize the benefit of any tax deductions described below depends on Pubco’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of Pubco’s tax reporting obligations.
Incentive Stock Options.   No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of Pubco Class A Common Stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither Pubco nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If the shares of Pubco Class A Common Stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Pubco Class A Common Stock at exercise (or, if less, the amount realized on a sale of such shares) over the option exercise price thereof, and (ii) Pubco or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of Pubco Class A Common Stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a nonqualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Nonqualified Options.   No income is generally realized by the optionee at the time a nonqualified option is granted. Generally, (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of Pubco Class A Common Stock issued on the date of exercise, and Pubco or its subsidiaries receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Pubco Class A Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the nonqualified option is paid by tendering shares of Pubco Class A Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value of the shares of Pubco Class A Common Stock over the exercise price of the option.
Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalent Awards and Other Stock- and Cash-Based Awards.   The current federal income tax consequences of other awards authorized under the 2025 EIP generally follow certain basic patterns: (i) stock appreciation rights are taxed and deductible in substantially the same manner as nonqualified options; (ii) nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value of the shares of Pubco Class A Common Stock over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); and (iii) restricted stock units, dividend equivalents, and other stock- or cash-based awards are generally subject to tax at the time of payment. Pubco or its subsidiaries generally should be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes such income.
The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares of Pubco Class A Common Stock acquired from a stock appreciation right, restricted stock, restricted stock unit, dividend equivalent award, or other stock-based award will be the amount paid for such shares plus any ordinary income recognized when the shares were originally delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
Performance Awards.   The tax consequences of performance awards will generally mirror those of the underlying award type, each of which is discussed above.
Parachute Payments.   The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to either Pubco or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
Section 409A.   The foregoing description assumes that Section 409A of the Code does not apply to an award under the 2025 EIP. In general, stock options and stock appreciation rights are exempt from Section 409A if the exercise price per share is at least equal to the fair market value per share of the underlying stock at the time the option or stock appreciation right was granted. Restricted stock awards are not generally subject to Section 409A. Restricted stock units are subject to Section 409A unless they are settled within two and one-half months after the end of the later of (1) the end of Pubco’s fiscal year in which vesting occurs or (2) the end of the calendar year in which vesting occurs. If an award is subject to Section 409A and the provisions for the exercise or settlement of that award do not comply with Section 409A, then the participant would be required to recognize ordinary income whenever a portion of the award vested (regardless of whether it had been exercised or settled). This amount would also be subject to a 20% federal tax and premium interest in addition to the federal income tax at the participant’s usual marginal rate for ordinary income.
New Plan Benefits
No awards have been previously granted under the 2025 EIP and no awards have been granted that are contingent on stockholder approval of the 2025 EIP. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2025 EIP are subject to the discretion of the EIP Administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.
Votes Required for Approval
The approval of the Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. The Incentive Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Incentive Plan Proposal will have no effect, even if approved by the requisite holders of SilverBox Ordinary Shares.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Parataxis Holdings Inc. 2025 Equity Incentive Plan, a form of which is attached to the accompanying proxy statement/prospectus as Annex D be adopted and approved in all respects.
Recommendation of the SilverBox Board
The SilverBox Board believes that the Incentive Plan Proposal to be presented at the Extraordinary General Meeting is in the best interests of SilverBox and its shareholders.
THE SILVERBOX BOARD UNANIMOUSLY RECOMMENDS THAT SILVERBOX SHAREHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SilverBox and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SilverBox’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
Overview
SilverBox Shareholders are being asked to approve the ESPP attached hereto as Annex E. The SilverBox Board has approved the Employee Stock Purchase Plan Proposal, subject to shareholder approval at the Extraordinary General Meeting.
The purpose of the ESPP is to enable eligible employees of Pubco to use payroll deductions to purchase the shares of Pubco Class A Common Stock and thereby enhance the sense of participation in the affairs of Pubco. The SilverBox Board believes that providing eligible employees with the opportunity to acquire an ownership interest in Pubco will be essential to Pubco’s ability to attract and retain the highest quality and highest performing employees. The SilverBox Board also believes that the ownership of shares of Pubco Class A Common Stock by employees will motivate our employees to contribute to the achievement of Pubco’s corporate objectives and success. It is generally intended for the ESPP to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and the ESPP shall be interpreted in accordance with that intent. The ESPP will provide potential additional tax benefits to employees, in addition to the general plan benefit of enabling them to share in the ownership of Pubco.
The initial maximum aggregate number of shares of Pubco Class A Common Stock that may be purchased under the ESPP will be equal to three percent (3%) of the issued and outstanding shares of Pubco Class A Common Stock following the Closing of the Business Combination, which shall increase on January 1 of each of 2026 through 2035, by the lesser of (i) one percent (1%) of the number of shares of Pubco Class A Common Stock issued and outstanding on the immediately preceding December 31, and (ii) such lesser number of Shares as determined by the Pubco Board (collectively, the “ESPP Share Reserve”); provided, however, no more than           Shares may be issued under the ESPP (subject to adjustment as provided in the ESPP).
As of        , 2025, approximately      employees would be eligible to participate in the ESPP.
Summary of Material Terms of the ESPP
The following summary describes the material terms of the ESPP. This summary is not a complete description of all provisions of the ESPP and is qualified in its entirety by reference to the ESPP, in the form attached hereto as Annex E.
Share reserve.   An amount of Shares equal to three percent (3%) of the issued and outstanding shares of Pubco Class A Common Stock at the closing of the Business Combination (after giving effect to the Redemption), which would equal shares of Pubco Class A Common Stock, assuming no Redemptions and based on the number of shares of Pubco Class A Common Stock outstanding on          , will be reserved and available for sale under the ESPP. The aggregate number of Shares reserved for sale under the ESPP will increase automatically on January 1 of each of 2026 through 2035 by a number of shares of Pubco Class A Common Stock equal to the lesser of one percent (1%) of the total number of issued outstanding Shares as of the immediately preceding December 31 or a number of shares of Pubco Class A Common Stock as may be determined by the Pubco Board; provided, however, no more than           Shares may be issued under the ESPP.
Administration.   The Pubco Board or a committee appointed by the Pubco Board will administer the ESPP subject to the terms and conditions of the ESPP (the “ESPP Administrator”). Among other things, the ESPP Administrator will have the authority to determine eligibility for participation in the ESPP, designate separate offerings under the ESPP, and construe, interpret and apply the terms of the ESPP.
Eligibility.   Employees eligible to participate in any offering pursuant to the ESPP generally include any employee who is employed by Pubco or its subsidiaries at the beginning of the applicable offering period. However, any employee who owns (or is deemed to own as a result of attribution) 5% or more of the total combined voting power or value of all classes of Pubco’s capital stock, or the capital stock of one of Pubco’s qualifying subsidiaries in the future, or who will own such amount as a result of participation in the ESPP, will not be eligible to participate in the ESPP. The ESPP Administrator may impose additional restrictions on eligibility from time to time as set forth in the ESPP.

Offering Periods; Enrollment.   Under the ESPP, eligible employees will be offered the option to purchase shares of Pubco Class A Common Stock at a discount over a series of offering periods. No offering period may be longer than 12 months and each offering period will be determined by the ESPP Administrator. New participants may enroll by submitting an enrollment form prior to the start of an offering period. Once an employee is enrolled, participation will be automatic in subsequent offering periods. An employee’s participation automatically ends upon a termination of employment for any reason, and an employee may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods.
Offerings; payroll deductions.   Under the ESPP, eligible employees will be offered the option to purchase shares of Pubco Class A Common Stock at a discount over a series of offering periods by accumulating funds through payroll deductions of between one percent (1%) and fifteen percent (15%) of the employee’s compensation. The purchase price for shares of Pubco Class A Common Stock purchased under the ESPP will be eighty-five percent (85%) of the lesser of the fair market value of the shares of Pubco Class A CommonStock on (i) the first business day of the applicable offering period and (ii) the date of purchase; provided, however the Administrator may provide that the purchase price is 85% of the fair market value of the shares of Pubco Class A Common Stock on the date of purchase. No participant may purchase more than that number of shares of Pubco Class A Common Stock equal to that whole number determined by multiplying $2,083 by the number of full months in the Plan Period (as defined in the ESPP) divided by the closing price as published in the Wall Street Journal (or another source selected by the compensation committee) on the offering commencement date. The ESPP Administrator, in its discretion, may set a lower maximum amount of Shares which may be purchased. In addition, no participant will have the right to purchase our Shares in an amount, when aggregated with purchase rights under all of Pubco’s employee stock purchase plans that are also in effect in the same calendar years, that has a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which that right is outstanding.
Subject to certain limitations, the number of shares of Pubco Class A Common Stock that a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the purchase price. In general, if an employee ceases to be a participant in the ESPP, the employee’s option to purchase shares of Pubco Class A Common Stock under the ESPP will be automatically terminated, and the amount of the employee’s accumulated payroll deductions or other contributions will be refunded.
Adjustments upon recapitalization.   If the number of outstanding shares of Pubco Class A Common Stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change in our capital structure without consideration, then the ESPP Administrator will proportionately adjust the number and class of our common stock that is available under the ESPP, the purchase price and number of shares any participant has elected to purchase under the ESPP, as well as the maximum number of shares which may be issued to participants under the ESPP.
Reorganization Events.   If we experience a “reorganization event” (as defined in the ESPP), the ESPP Administrator may take any one or more of the following actions regarding options outstanding during an offering on such terms as the ESPP Administrator determines: (i) provide that options shall be assumed, or substantially equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) provide that all outstanding options shall be terminated immediately prior to the consummation of such reorganization event and that all such outstanding options shall become exercisable to the extent of accumulated payroll deductions as of a date specified by the ESPP Administrator, (iii) provide that all outstanding options will be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) change the last day of the offering period to be the date of the consummation of such Reorganization Event and make or provide for a cash payment to each employee, (v) provide that, in connection with a liquidation or dissolution of Pubco, options will convert into the right to receive liquidation proceeds (net of the option price thereof), and (vi) any combination of the foregoing.
Transferability.   Rights under the ESPP are not transferable other than by will or the laws of descent and distribution.

Amendment; termination.   The Pubco Board may, at any time and from time to time, amend or suspend the ESPP or any portion thereof, except that (a) if the approval of any such amendment by the stockholders of Pubco is required by Section 423 of the Code, such amendment will not be effected without such approval, and (b) in no event may any amendment be made that would cause the ESPP to fail to comply with Section 423 of the Code. The ESPP may be terminated at any time by the Pubco Board, and upon such termination, all amounts in the accounts of participating employees will be promptly refunded.
Federal Income Tax Information
The following is a summary of some of the material federal income tax consequences to participants in the ESPP under current federal tax laws. This summary deals with the general tax principles that apply and is provided only for general information. Certain types of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant to a participant in light of his or her personal investment circumstances. This summarized tax information is not tax advice.
The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. The ESPP is not subject to any provisions of the Employee Retirement Income Security Act of 1974.
Assuming the ESPP qualifies under the Code, no taxable income will be recognized by a participant, and no deductions will be allowable to Pubco, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the ESPP or in the event the participant should die while still owning the purchased shares.
If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the offering period in which such shares were acquired or within one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and Pubco will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal in amount to such excess.
If the participant sells or disposes of the purchased shares more than two years after the start date of the offering period in which the shares were acquired and more than one year after the purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15 percent of the fair market value of the shares on the start date of that offering period, and any additional gain upon the disposition will be taxed as a long-term capital gain. Pubco will not be entitled to an income tax deduction with respect to such sale or disposition.
If the participant still owns the purchased shares at the time of death, then the participant will recognize ordinary income at such time equal to the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) 15 percent of the fair market value of the shares on the start date of the offering period in which those shares were acquired.
New Plan Benefits
The amounts of future stock purchases under the ESPP are not determinable because, under the terms of the ESPP, purchases are based upon elections made by participants. Future purchase prices are not determinable because they are based upon fair market value of shares of Pubco Class A Common Stock.
Votes Required for Approval
The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the

Extraordinary General Meeting. The Employee Stock Purchase Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Employee Stock Purchase Plan Proposal will have no effect, even if approved by the requisite holders of SilverBox Ordinary Shares.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Parataxis Holdings Inc. 2025 Employee Stock Purchase Plan, a form of which is attached to the accompanying proxy statement/prospectus as Annex E be adopted and approved in all respects.”
Recommendation of the SilverBox Board
The SilverBox Board believes that the Employee Stock Purchase Plan Proposal to be presented at the Extraordinary General Meeting is in the best interests of SilverBox and its shareholders.
THE SILVERBOX BOARD UNANIMOUSLY RECOMMENDS THAT SILVERBOX SHAREHOLDERS VOTE “FOR” THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.
The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SilverBox and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SilverBox’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE DIRECTOR ELECTION PROPOSAL
Overview
Assuming each of the Condition Precedent Proposals, including the Business Combination Proposal, is approved, SilverBox is seeking shareholder approval by ordinary resolution of the election, effective immediately in connection with the consummation of the Business Combination, of the individuals listed below to serve as directors of Pubco in the respective classes noted below, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal.
Election of Directors
Pursuant to the Business Combination, SilverBox has agreed to take all necessary action, including causing the members of the SilverBox Board to resign, so that effective at the completion of the Business Combination, the entire Pubco Board will consist of five (5) individuals.
Under the Proposed Certificate of Incorporation, the directors of Pubco will be divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. SilverBox is proposing the approval by ordinary resolution of the election of the following five individuals, who will take office immediately following the completion of the Business Combination and who will constitute all the members of the Pubco Board: (i)       and       as Class I directors, (ii)       and        as Class II directors, and (iii)        as Class III director.
If elected, the initial Class I directors shall serve for a term expiring at the first annual meeting of stockholders; the initial Class II directors shall serve for a term expiring at the second annual meeting of stockholders; and the initial Class III directors shall serve for a term expiring at the third annual meeting of stockholders. At each annual meeting of stockholders beginning with the first annual meeting of stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third annual meeting of stockholders to be held following their election. Each director in each such class shall hold office until such director’s successor is duly elected and qualified, subject to such director’s earlier death, resignation or removal. It is anticipated that Edward Chin will be designated as Chairman of the Pubco Board. Each of      ,      ,       and       is expected to qualify as an independent director under Nasdaq’s listing standards.
Subject to other provisions in the Proposed Certificate of Incorporation, the number of directors that constitutes the entire Pubco Board will be fixed solely by a resolution adopted by a majority of the directors then serving on the Pubco Board. Each director of the Pubco Board will hold office until the expiration of the term for which such director is elected and until such person’s successor has been duly elected and qualified or until such person’s earlier resignation, death, or removal.
If the number of directors is hereafter changed, any increase or decrease in directorships will be so apportioned among the classes by the Pubco Board as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Pubco Board will shorten the term of any incumbent director.
For so long as the Pubco Board is classified, any director may be removed from office by the stockholders only for cause. Vacancies occurring on the Pubco Board for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Pubco Board then in office, although less than a quorum, or by a sole remaining director, and not by stockholders of Pubco. A person so elected by the Pubco Board to fill a vacancy or newly created directorship will hold office until the next election of the class for which such director will have been chosen and until such person’s successor will be duly elected and qualified, or until such director’s earlier death, resignation or removal.
The SilverBox Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date and is based in part on information furnished by the nominees and in part from SilverBox’s and Parataxis’ records.

Nominees
At the completion of the Business Combination, in accordance with the terms of the Business Combination Agreement and assuming the election of the nominees set forth in this section, the members of the Pubco Board will be as follows:
Class I Directors:       and      ;
Class II Directors:       and      ; and
Class III Directors:      .
Information regarding each nominee is set forth in the section of this proxy statement/prospectus entitled “Management After the Business Combination.”
Other than the requirement under the Business Combination Agreement that the parties thereto take all necessary action so that effective at the Closing the Pubco Board will consist of (i) three (3) directors chosen by Parataxis, (ii) one (1) director chosen by the SilverBox (who will serve on the Pubco Audit and Compensation Committees) and (iii) the Chief Executive Officer of Pubco, there is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to such person’s office or position.
For more information about the experience of each of these director nominees of the Pubco Board following the Closing, see the sections of this proxy statement/prospectus entitled “Management After the Business Combination”; and for more information about the compensation of the members of the SilverBox Board and executive officers of SilverBox prior to the Closing, see the section of this proxy statement/prospectus entitled “Information about SilverBox — Directors and Executive Officers.”
Vote Required for Approval
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and otherwise will have no effect on a particular proposal.
The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if any of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by the requisite holders of SilverBox Ordinary Shares.
As of the date of this proxy statement/prospectus, the Sponsor has agreed, and SilverBox’s officers and directors intend, to vote the SilverBox Ordinary Shares owned by them in favor of the Director Election Proposal.
As of the Record Date, the Sponsor owns      % of the issued and outstanding SilverBox Ordinary Shares. SilverBox’s officers and directors do not hold any Public Shares, but may purchase Public Shares at any time, subject to compliance with law and SilverBox’s trading policies. As a result, in addition to approval by the Sponsor, approval of the Director Election Proposal will require the affirmative vote of at least       SilverBox Ordinary Shares held by Public Shareholders (or approximately      % of the Public Shares) if all SilverBox Ordinary Shares are represented at the Extraordinary General Meeting and cast votes, and the affirmative vote of at least SilverBox Ordinary Shares held by Public Shareholders (or approximately      % of the Public Shares) if only such shares as are required to establish a quorum are represented at the Extraordinary General Meeting and cast votes.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the election, effective immediately in connection with the consummation of the Business Combination, of        and        to each serve as a Class I director

of Pubco,       and      to each serve as a Class II director of Pubco and       to serve as a Class III director of Pubco, each until his or her respective successor is duly elected and qualified, subject to such director’s earlier death, resignation, retirement, disqualification or removal, be approved in all respects.”
Recommendation of the SilverBox Board
The SilverBox Board believes that the Director Election Proposal to be presented at the Extraordinary General Meeting is in the best interests of SilverBox and its shareholders.
THE SILVERBOX BOARD UNANIMOUSLY RECOMMENDS THAT SILVERBOX SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE PUBCO BOARD.
The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SilverBox and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SilverBox’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE STOCK ISSUANCE PROPOSAL
Overview
Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Business Combination, Pubco expects to issue approximately (i) 47,203,723 shares of Pubco Class A Common Stock in connection with the Business Combination, and reserve for issuance, (ii) up to 41,237,113 shares of Pubco Class A Common Stock in connection with the SEPA (assuming the Pubco Class A Common Stock trades at $10.00 per share throughout the draw down period and Pubco draws down fully the amount of shares of Pubco Class A Common Stock available under the SEPA), (iii) 10,000,000 shares of Pubco Class C Common Stock and (iv) the additional shares of Pubco Class A Common Stock that will, upon the Closing, be reserved for issuance pursuant to the 2025 EIP and the ESPP, to the extent such issuances would require shareholder approval under NYSE Listing Rule 312.03.
Accordingly, the aggregate number of shares of Pubco Class A Common Stock that Pubco will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of Pubco Class A Common Stock outstanding before such issuance and this issuance of shares may result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual, and for these reasons, SilverBox is seeking the approval of SilverBox shareholders for the issuance of Pubco Class A Common Stock in connection with the Business Combination.
Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of up to (i) 47,203,723 shares of Pubco Class A Common Stock in connection with the Business Combination, (ii) 41,237,113 shares of Pubco Class A Common Stock in connection with the SEPA, (iii) 10,000,000 shares of Pubco Class C Common Stock and (iv) the additional shares of Pubco Class A Common Stock that will, upon Closing, be reserved for issuance pursuant to the 2025 EIP and ESPP, to the extent such issuances would require shareholder approval under NYSE Listing Rule 312.03, be approved.”
Vote Required for Approval
The approval of the Stock Issuance Proposal does not require the passing of a resolution under the Memorandum and Articles of Association and Cayman Islands law. Notwithstanding this, the SilverBox Board is asking the SilverBox Shareholders to approve the Stock Issuance Proposal by way of an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and otherwise will have no effect on a particular proposal.
The adoption of the Stock Issuance Proposal is conditioned upon the adoption of the Business Combination Proposal.

Recommendation of the SilverBox Board
The SilverBox Board believes that the Stock Issuance Proposal to be presented at the Extraordinary General Meeting is in the best interests of SilverBox and its shareholders.
THE SILVERBOX BOARD UNANIMOUSLY RECOMMENDS THAT SILVERBOX SHAREHOLDERS VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SilverBox and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SilverBox’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal allows the SilverBox Board to submit a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary: (1) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting; (2) for the absence of a quorum; (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SilverBox has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by its shareholders prior to the Extraordinary General Meeting; (4) if the NTA Proposal will not be approved, to seek reversals of redemption requests if Public Shareholders have elected to redeem an amount of Public Shares such that SilverBox would have less than $5,000,001 in net tangible assets; or (5) in order to engage with investors.
The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor, SilverBox and their members and shareholders, respectively, to make purchases of SilverBox Ordinary Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the Extraordinary General Meeting, or otherwise increase the likelihood of closing the Business Combination.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the Extraordinary General Meeting and is not approved by the shareholders, the SilverBox Board may not be able to adjourn the Extraordinary General Meeting to a later date (i) if based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Condition Precedent Proposals, in which event, the Business Combination would not be completed, (ii) in case of an absence of a quorum or (ii) in the event that adjourning the Extraordinary General Meeting to a later date would allow for reasonable additional time for (A) the filing or mailing of any supplemental or amended disclosure that SilverBox has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by its shareholders prior to the Extraordinary General Meeting or (B) engaging with investors.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of the holders of a simple majority of the issued and outstanding SilverBox Ordinary Shares, voting together as a single class, who, being present in person (including virtually) or by proxy and entitled to vote at the Extraordinary General Meeting, vote at the Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Extraordinary General Meeting and otherwise will have no effect on a particular proposal.
The Adjournment Proposal is not conditioned on the approval of any other proposal.
As of the date of this proxy statement/prospectus, the Sponsor has agreed, and SilverBox’s officers and directors intend, to vote the SilverBox Ordinary Shares owned by them in favor of the Adjournment Proposal. As of the Record Date, the Sponsor owns      % of the issued and outstanding SilverBox Ordinary Shares. SilverBox’s officers and directors do not hold any Public Shares, but may purchase Public Shares at any time, subject to compliance with law and SilverBox’s trading policies. As a result, in addition to approval by the Sponsor, approval of the Adjournment Proposal will require the affirmative vote of at least        SilverBox Ordinary Shares held by Public Shareholders (or approximately      % of the Public Shares) if all SilverBox Ordinary Shares are represented at the Extraordinary General Meeting and cast votes, and the affirmative vote of at least        SilverBox Ordinary Shares held by Public Shareholders (or approximately      % of the Public Shares) if only such shares as are required to establish a quorum are represented at the Extraordinary General Meeting and cast votes.

Resolution to be Voted Upon
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary: (1) to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the Extraordinary General Meeting; (2) for the absence of a quorum; (3) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SilverBox has determined in good faith after consultation with outside legal counsel is required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by its shareholders prior to the Extraordinary General Meeting; or (4) in order to engage with investors, be approved.”
Recommendation of the SilverBox Board
The SilverBox Board believes that the Adjournment Proposal if presented at the Extraordinary General Meeting is in the best interests of SilverBox and its shareholders.
THE SILVERBOX BOARD UNANIMOUSLY RECOMMENDS THAT SILVERBOX SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what such director may believe is in the best interests of SilverBox and its shareholders and what such director may believe is best for themselves in determining to recommend that shareholders vote for the proposals. The Sponsor and SilverBox’s officers also have interests in the Business Combination that may be different from, or in addition to, your interests as a shareholder. See the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Certain Interests of SilverBox’s Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

INFORMATION ABOUT PARATAXIS
Unless otherwise indicated or the context otherwise requires, references in this section entitled “Information about Parataxis” to “Parataxis” or “we,” “our,” “us,” and similar terms refer to Parataxis Holdings LLC (including its direct and indirect subsdiaries) before the Business Combination, which will be the business of Pubco and its consolidated subsidiaries immediately after the Closing of the Business Combination.
A Letter from Our Chairman and CEO
At Parataxis, we are building a platform that reflects both where the digital asset market is today — and where we believe it’s headed. We have been preparing for becoming a public company during the past year, not as a reaction to short-term market trends, but as a continuation of a broader thesis that Parataxis Capital Management — our affiliated investment manager — has been executing since 2019: we believe that digital assets are becoming a permanent allocated investment in institutional portfolios, and the infrastructure and strategies for providing risk-managed exposure to the space must evolve accordingly.
Parataxis is the expression of that work. Our platform is anchored by three core components: (i) a scalable structure that allows us to build and manage listed Bitcoin treasury vehicles in underpenetrated markets, (ii) a risk-managed organic yield strategy executed with institutional controls, and (iii) permanent capital through long-term Bitcoin holdings on our balance sheet.
Our first transaction in South Korea is a reflection of this strategy in action. We believe South Korea represents a compelling opportunity: strong investor demand, evolving regulation, and an absence of listed, regulated proxies for digital asset exposure. It is the kind of market where disciplined capital, local experience, and regulatory alignment can produce meaningful long-term value. We have structured our initial acquisition accordingly — and we are building the capabilities to repeat it.
My own background spans traditional finance, digital asset investment management, and public service. Before entering the investment industry, I served in the U.S. Army and was stationed in South Korea. That experience shaped not only my connection to the region, but also my perspective on how institutions operate when trust and accountability are non-negotiable. Those principles have guided our team ever since.
Parataxis Capital Management was one of the first digital asset investment firms to receive allocations from U.S. public pensions. We believe that capital allocation was made not as a result of trend cycles, but due to a track record of responsible execution. Parataxis has been designed with the same core principles in mind: transparency, discipline and scalability.
Thank you for your interest in our company and for taking the time to understand our strategy.
Sincerely,

Edward Chin
Chairman and CEO
Parataxis

Overview of Parataxis
Parataxis is a Delaware limited liability company formed in June 2025 to develop and execute a strategy focused on capital deployment, yield generation, and structured balance sheet exposure to Bitcoin. Parataxis operates as a digital asset management platform that seeks to combine institutional-grade infrastructure, long-term Bitcoin treasury strategies, and platform investments in listed entities, with the goal of becoming a leading public alternative asset management company focused on the digital asset sector.
Parataxis is affiliated with PCM, a New York-based multi-strategy investment firm founded in 2019. PCM manages capital on behalf of institutional clients, including U.S. public pensions, family offices, and other qualified investors, with more than $100 million in AUM as of the date of this proxy statement/prospectus. The principals of PCM include Edward Chin (CEO and founder of Parataxis, and CEO and co-founder of PCM), Thejas Nalval (CIO and co-founder of PCM), and Andrew Kim (CEO of Parataxis Korea (Ticker: 288330.KQ)). Prior to the closing of the Business Combination, Parataxis expects to enter into the Shared Services Agreement with PCM to provide certain operational, administrative and risk management services to Parataxis, a form of which is attached to this proxy statement/prospectus as Annex F. See “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Shared Facilities and Services Agreement.”
Parataxis originated from strategic initiatives developed within PCM and its proprietary investment strategies, including sourcing potential opportunities to create publicly listed platform investments for digital asset strategies. These initiatives led to the development of Parataxis’ current model, which integrates direct Bitcoin ownership, internally managed organic yield generation, and special situation investments, including control-oriented investments in foreign publicly listed companies.
Through Parataxis’ subsidiaries, (i) Parataxis Labs Management LLC, a Delaware limited liability company and investment advisor to the Parataxis Korea Fund and (ii) Parataxis Labs LLC, a Delaware limited liability company and general partner to the Parataxis Korea Fund, Parataxis engages in alternative asset management, specializing in private funds that invest in public companies adopting digital assets as a core component of their corporate treasury strategies, which currently consists of the Parataxis Korea Fund. As Bitcoin has continued its evolution from its origins as a speculative asset to a recognized store of value and inflation hedge, a growing number of publicly traded firms are allocating portions of their balance sheets to Bitcoin holdings. The Parataxis Korea Fund provides institutional and accredited investors with targeted exposure to this emerging trend, with a focus on emerging markets, capitalizing on the potential for enhanced shareholder value through Bitcoin appreciation while leveraging the stability of established public equities. Parataxis structures its funds to emphasize long-term value creation, disciplined investment processes, and alignment of interests between managers and investors. Its investor base includes a diversified mix of institutional investors, family offices, and high net worth individuals.
Parataxis currently owns Bitcoin for its own account through Anchorage Digital, a digital asset custodian, in order to apply a Bitcoin treasury strategy intended to generate Bitcoin-denominated organic yield through an internally managed, risk-controlled volatility trading program. In addition, Parataxis, through the Parataxis Korea Fund, has acquired a controlling interest in Bridge Bio, a publicly listed company in South Korea, which has been renamed “Parataxis Korea”.
Market Opportunity and Industry Context
Parataxis’ business strategy is based on the belief that digital assets will continue to transition from speculative investments into strategic reserve assets and key allocations within institutional portfolios. Parataxis seeks to capitalize on this trend by providing structured, public market access to digital asset exposure in a format consistent with institutional governance, transparency, capital formation standards and the regulatory framework for digital assets.
Bitcoin has increasingly been adopted by corporations, asset managers, and sovereign entities as a macro reserve asset and in many cases, seem attractive as a hedge against monetary debasement and inflation volatility. Major financial institutions in the United States and abroad have launched or supported spot Bitcoin exchange-traded products (ETPs), reflecting increased regulatory acceptance and demand from both institutional and retail channels.

Parataxis believes that this evolving environment presents an opportunity to offer publicly listed Bitcoin exposure, coupled with operational leverage, balance sheet yield, and platform growth — factors not present in passive holding strategies. In many non-U.S. markets, including South Korea, listed access to Bitcoin can be limited for certain investors.
Several publicly-listed companies globally have adopted Bitcoin balance sheet strategies and subsequently experienced favorable changes in valuation and trading dynamics. Although each case is distinct and past performance is not indicative of future results, Parataxis notes that as of the date of this proxy statement/prospectus, it appears that public equity markets have placed valuation premiums on a number of entities with Bitcoin-treasury strategies, suggesting to us that there are reasons for optimism with regard to potential investor demand for listed, transparent, Bitcoin-exposed operating entities, particularly in markets where no other equivalent instruments exist, including South Korea.
Strategic Position
A key distinguishing feature of the first pillar of our strategy is Parataxis’ pursuit of opportunities for investments in digital asset businesses outside of the United States, initially to be focused on investments in South Korea. Parataxis believes it is differentiated through three core strategic pillars: (1) execution of a publicly listed Bitcoin treasury strategy through control stake investments made through the Parataxis Korea Fund; (2) an internally managed, conservative Bitcoin yield strategy at Pubco; and (3) the ability to pursue special situation investments across the digital asset landscape.
The Parataxis Korea Fund
Parataxis, through the Parataxis Korea Fund, did not acquire a passive interest in Parataxis Korea, but rather a controlling position that provides Parataxis with control over treasury policy, capital allocation, and corporate governance. Parataxis believes this control structure enhances its ability to implement a disciplined and transparent Bitcoin treasury strategy within a regulated public company framework, in compliance with applicable South Korean securities regulations and listing requirements. See “— Regulation Investment in South Korean Companies and South Korean Digital Asset Framework.”
South Korea is viewed as an especially attractive jurisdiction in which to pursue Parataxis’ digital asset strategery due to its high levels of retail digital asset participation, a clear and evolving regulatory framework (including the passage into law of the Act on the Protection of Virtual Asset Users (“VAU”)), and the current limited availability of domestically listed spot Bitcoin proxy vehicles (as of the date of this proxy statement/prospectus, no South Korea-listed spot Bitcoin ETFs (defined below) have been launched although regulators have proposed a roadmap for spot Bitcoin ETFs later in 2025). These structural dynamics share certain parallels with those observed in Japan, where Metaplanet Inc. (“Metaplanet”) (Tokyo Stock Exchange: 3350.T) adopted a Bitcoin treasury strategy and, following its repositioning, as of August 2025, was one of largest publicly listed holders of Bitcoin in Asia (by disclosed holdings). While this precedent is not predictive, it highlights potential investor receptivity to listed Bitcoin vehicles in Asian-Pacific markets as of the date of this proxy statement/prospectus.
Parataxis believes its sourcing, diligence, and execution framework is difficult to replicate, particularly with respect to establishing regulatory alignment and governance control in foreign-listed operating companies.
Internally Executed Bitcoin Yield Strategy
Pubco intends to utilize cash from operations (generally consisting of fees earned by its subsidiaries) and financing transactions to purchase Bitcoin for its balance sheet. Pubco does not intend to actively hedge Bitcoin price risk, but instead hold Bitcoin on its balance sheet as a long-term treasury asset and generally not look to sell or monetize its Bitcoin holdings.
In addition to holding Bitcoin on its balance sheet, Pubco intends to implement a strategy designed to generate incremental, organic yield on its Bitcoin holdings by using income-generating strategies (e.g., writing covered calls on spot Bitcoin holdings) and utilizing institutional counterparties to access liquidity across global venues for execution. In particular, Pubco expects to utilize collateralized, non-leveraged options trading strategies, including covered call writing and cash-secured put selling, executed through regulated counterparties and subject to internal controls and board oversight. Pubco intends to evaluate options market liquidity, pricing, slippage and the availability of counterparties when considering the deployment of its yield strategy.
All of Pubco’s Bitcoin will be held with qualified third-party custodians that meet rigorous institutional standards for security, insurance, and auditability. Pubco will not self-custody any portion of its Bitcoin position, or hypothecate any portion of treasury assets. Custodial relationships will be reviewed periodically and approved in accordance with board-defined risk management criteria. Pubco also intends to adopt policies and procedures designed to evaluate and manage risk and monitor and address regulatory and compliance requirements across our platform.
The objective of Pubco’s bitcoin strategy targets generating incremental return profile on Pubco’s Bitcoin holdings without relying on lending, staking, or other practices that would introduce rehypothecation, financial leverage, or unsecured counterparty exposure. Pubco does not intend to employ derivatives strategies that involve directional market views or significant notional exposure beyond the underlying Bitcoin positions.
Management believes that, subject to market conditions and execution discipline, the ability to generate organic yield on Bitcoin holdings would enhance both Bitcoin yield and Bitcoin per share metrics over the long-term and with less reliance on capital formation activity through market cycles, thereby improving capital efficiency and contributing to overall asset growth.
Special Situation Investments
In addition to its core Bitcoin treasury and yield strategy, Pubco may pursue opportunistic investments arising from market dislocations in the digital asset sector. These may include structured token investments, both at the application and infrastructure layer, as well as distressed opportunities, event-driven strategies, or digital asset — related mergers and acquisitions. These investments are intended to be opportunistic, with market factors driving the timing and quantum of capital deployed such opportunities.
Parataxis believes that the volatility inherent in digital asset markets can create mispriced risk or asymmetric entry points. The team at Parataxis has experience identifying and executing on these types of transactions and may allocate capital selectively when opportunities align with Parataxis’ risk management framework and long-term platform objectives.
Platform Structure
Pubco is an entity formed in connection with the proposed Business Combination with SilverBox. Following the closing of the Business Combination, Pubco will survive as the public company through which shareholders will be able to access Parataxis’ broader digital asset strategy through the public markets. In addition to its Bitcoin holdings, Pubco will generate revenue through access to 15% of the profits generated by the Parataxis Korea Fund as carried interest, with the remaining 85% being distributed to the limited partners in the Parataxis Korea Fund. Set forth below is a simplified organizational chart of our platform following the Closing:

Parataxis’ first such investment is Parataxis Korea, formerly known as Bridge Biotherapeutics, a KOSDAQ-listed company, in which Parataxis has acquired a controlling stake. Parataxis Korea is expected to implement a Bitcoin treasury strategy and provide Parataxis with oversight of both the board of directors and management, while continuing to operate as a listed company in South Korea.
In addition to direct Bitcoin exposure, Pubco intends to implement internally managed, market-neutral trading policies and procedures designed to generate organic Bitcoin-denominated yield. These strategies are expected to apply both at the Pubco level and, where applicable, at operating entities controlled by the Parataxis Korea Fund, such as Parataxis Korea, as well as potential future operating companies which could be a part of future funds, and will be executed under appropriate controls and risk oversight, including all Bitcoin being held with qualified third-party custodians that meet rigorous institutional standards for security, insurance, and auditability. Pubco will not self-custody any portion of its Bitcoin position, or hypothecate any portion of treasury assets. Custodial relationships will be reviewed periodically and approved in accordance with board-defined risk management criteria.
The third component of the structure is intended to support special situation investments. These may include opportunistic digital asset investments across structured tokens, infrastructure or application layer opportunities, distressed assets, or event-driven transactions. Parataxis believes Pubco will be well-positioned to access and execute on such opportunities due to its public company infrastructure, fund formation capability, and the digital asset transaction experience of its management team.
The Parataxis platform’s operations are supported by PCM, Parataxis’ affiliated investment manager. While PCM is not part of the proposed Business Combination, prior to the closing of the Business Combination, Parataxis will enter into a shared facilities and services agreement with PCM that provides Parataxis access to PCM’s investment infrastructure and risk systems. Pubco also holds a three-year right of first refusal with respect to a potential future acquisition of PCM, should relevant circumstances arise in the future. Parataxis believes this structure allows Pubco to leverage institutional-grade execution while maintaining public company governance and independence.

Parataxis believes that this platform design connects its strategic pillars — Bitcoin exposure, internally generated yield, and special situation execution — into a cohesive structure intended to support long-term growth, scalability, and institutional alignment with benefits of cross broader exposure and institutional governance.
“Bitcoin Treasury Flywheel 2.0”
As described further herein, Pubco’s strategy is structured around three independent, but complementary drivers of value creation: (i) control-based platform investments, (ii) internally generated Bitcoin yield, and (iii) opportunistic special situations. Together, these components form the foundation of Parataxis’ differentiated approach to capital deployment across the digital asset sector.
Parataxis refers to this framework as the “Planned Bitcoin Treasury Flywheel 2.0” — an evolution of earlier Bitcoin treasury strategies. The model is designed to generate returns across multiple channels, each contributing to asset base growth and potential net asset value (NAV) accretion. The chart below illustrates Parataxis’ approach and how it compares to what some market participants may “traditional” Bitcoin treasury models (“Planned Bitcoin Treasury Flywheel 1.0”).
Unlike certain other Bitcoin treasury business models — which often depend solely on market sentiment to support capital formation at a premium to NAV — Parataxis’ strategy is designed to target generation of incremental returns on invested capital, even in neutral or volatile Bitcoin price environments. Parataxis believes this reduces sole reliance on external capital formation and may support performance across market cycles.
The platform’s performance framework includes reference to a metric known as “Bitcoin Yield”, which measures the growth in Bitcoin holdings relative to fully diluted shares outstanding. While not a GAAP financial measure, and not intended as a substitute for financial reporting, Parataxis believes this metric may provide an additional perspective on treasury strategy effectiveness.
Parataxis believes this approach creates a self-reinforcing model of capital deployment, treasury growth, and platform expansion that is less dependent on market-driven NAV premiums and more resilient to pricing volatility in the underlying asset. Parataxis maintains institutional-grade controls across its digital asset operations. Pubco’s Bitcoin holdings are not currently subject to lending arrangements, and counterparty risk is actively managed through agreements with established, high-quality US-based financial institutions. Custody, compliance, and execution protocols are governed by rigorous operational standards developed by PCM.

Investment Advisory Business
Fund Structure
The Parataxis Korea Fund is organized as limited partnerships or limited liability companies, both of which are common structures in the asset management industry.
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General Partner:   Parataxis Labs (a wholly-owned subsidiary of Parataxis) serves as the general partner/managing member of Parataxis Korea Fund and expects to serve in the same role for potential future Parataxis funds.

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Investment Advisor:   Parataxis Labs Management (a wholly-owned subsidiary of Parataxis) serves as the investment advisor to the Parataxis Korea Fund, responsible for day-to-day fund management, investment decisions, and operational oversight. As an active manager, Parataxis Labs Management plans to employ a team of investment professionals with expertise in investment research, operational risk management, digital asset markets, public equities and corporate finance.

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Limited Partners/Members:   Investors provide capital through commitments and enjoy limited liability, capped at their invested amount. Limited partners or limited members have no direct involvement in management decisions but receive periodic reporting and distributions. The Parataxis Korea Fund and other Parataxis funds are “blind pool” vehicles, meaning limited partners/limited members commit capital without pre-approving specific investments, allowing flexibility to respond to market dynamics.

Fee Structure
As described above, the Parataxis Korea Fund charges fees, which are allocated to the general partner, Parataxis Labs and the remainder of the profits generated by the Parataxis Korea Fund will be distributed to Pubco to be utilized in executing Pubco’s stated strategies.
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Management Fees:   The Parataxis Korea Fund charges a one-time 2% management fee against committed capital from investors. These cover operational costs, research, and due diligence.

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Performance Fees:   The Parataxis Korea Fund charges a one-time 15% performance fee on investment gains, ensuring that the general partner is aligned with investors in seeking investment outperformance.

Investment Strategy
Parataxis management has spent considerable time evaluating the execution of a Bitcoin treasury strategy in South Korea, where retail digital asset adoption remains high, but there exists a lack of listed securities by which investors can invest to obtain digital asset exposure. Parataxis conducted due diligence and evaluated over 50 public companies before identifying a suitable initial target for investment by Parataxis. Areas of diligence included legal, regulatory, tax, governance, financial, accounting and shareholder dynamics. Following the closing of the Business Combination, Pubco will be supported in the management of its funds business and the execution of its investment strategy in South Korea through its shared facilities and services agreement with PCM. These services include certain operational, administrative and risk management services to Parataxis.
The Parataxis Korea Fund
In August 2025, Parataxis’ flagship fund, the Parataxis Korea Fund acquired a controlling interest in Parataxis Korea, formerly known as Bridge Bio. The Parataxis Korea Fund’s investment objective is to seek long-term capital appreciation through its control investment in Parataxis Korea. Parataxis Korea will be actively managed by Parataxis through a management team and board selected by Parataxis. The Parataxis Korea Fund will continue for a period of five years and may be extended for up to two additional one-year periods. Investors in the Parataxis Korea Fund are subject to a one-time 2% management fee which is allocated to the investment manager and a 15% performance fee which is allocated to the Parataxis Labs on distributions after investors have received cumulative distributions equal to 100% of an investor’s capital contribution, to be paid to respective Parataxis’ subsidiaries.

Parataxis Korea
Opportunity in South Korea
Parataxis believes that the South Korean market presents an attractive opportunity for a listed Bitcoin treasury strategy due to several structural factors, including:
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The absence of a spot Bitcoin exchange-traded fund (“ETF”);

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A high level of domestic retail engagement with digital assets;

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Cultural and political mainstreaming of crypto investing; and

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Regularly observed crypto trading volumes that exceed Korean equity market activity

These conditions draw parallels to the Japanese public markets, where Metaplanet, a public company listed in Japan, adopted a Bitcoin treasury model in April 2024. Following the adoption of its Bitcoin treasury model, Metaplanet’s share price increased significantly. As of July 2025, Metaplanet had accumulated more than 16,000 Bitcoin and, at its peak, experienced a share price appreciation in excess of 72x from pre-announcement levels. Metaplanet’s market capitalization grew by over 42,000%, and trading volume increased materially during the same period. As of August 2025, Metaplanet is reported to be the largest publicly listed holder of Bitcoin in Asia.

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Sources: FactSet (market data as of July 17, 2025) and Metaplanet’s Website

While past performance is not predictive and there are attributes of Metaplanet’s business which are different from the strategies Parataxis intends to employ (and from the business of Bridge Bio), Parataxis believes that South Korea shares similar foundational dynamics as Japan — such as high retail engagement in crypto, limited listed proxy options, and a supportive regulatory framework — that led to Metaplanet’s success that could suggest that a similar opportunity exists in South Korea.
Available market data indicates that South Korea is among the most active jurisdictions globally for digital asset trading. As reflected in the chart below, daily trading volume on Korean cryptocurrency exchanges, denominated in Korean Won (KRW), has consistently remained at par or exceeded the trading activity on the country’s principal equity markets, including the KOSPI and KOSDAQ, during 2024.

In addition, global trading volume by currency pair shows that KRW ranks among the top currencies used for crypto transactions, and in certain periods has exceeded US. dollar-based volumes. This suggests a high level of domestic engagement in digital assets, particularly among retail investors.
Despite this activity, listed pathways for US public market investors digital asset exposure in South Korea remain limited. As of the date of this proxy statement/prospectus, there is no approved spot Bitcoin exchange-traded fund in South Korea, and listed proxy instruments commonly available in other jurisdictions — such as public Bitcoin miners or ETFs — are not accessible through local brokerage platforms. While South Korean investors may access crypto markets through local exchanges, public equity instruments remain the more common interface for investment among many retail and institutional investors.
Parataxis believes that, in light of these dynamics, South Korean equity markets may present an opportunity for listed digital asset strategies structured under institutional governance. Parataxis’ initial platform transaction in South Korea is designed to operate within these constraints and to address existing market conditions.
Parataxis Korea Transaction
On June 20, 2025, Parataxis announced that the Parataxis Korea Fund had entered into a definitive agreement to invest KRW 25 billion (approximately USD $20 million) into Bridge Bio, a KOSDAQ-listed company (Ticker: 288330.KQ). The transaction was structured to provide Parataxis, through the Parataxis Korea Fund, with a controlling interest in Bridge Bio, including Bridge Bio’s board and executive management. On August 7, 2025, the acquisition was consummated and Bridge Bio was renamed “Parataxis Korea, Inc.”
The transaction reflects more than 12 months of execution planning, relationship development, and due diligence led by Parataxis’ management team. Parataxis believes the resulting structure provides an exceptional opportunity to implement a public-market Bitcoin treasury strategy in South Korea — a jurisdiction with high levels of digital asset participation and limited access to listed Bitcoin proxy instruments.
Following the closing of the investment in Bridge Bio and its renaming into “Parataxis Korea,” Parataxis Korea formally adopted a Bitcoin treasury strategy under the direction of Parataxis. Parataxis appointed Andrew Kim as Chief Executive Officer of Parataxis Korea, while retaining the pre-closing Bridge

Bio management team to manage core operations. Bitcoin acquisition and yield generation by Parataxis Korea/Bridge Bio is expected to be managed in accordance with Parataxis’ governance and risk framework.
The KRW 25 billion of invested capital was structured through two sources:
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Approximately KRW 20 billion was funded by Parataxis Korea Fund, a limited partnership controlled by Parataxis, capitalized by outside investors as limited partners. Parataxis has indirect economic exposure to this investment through the Parataxis Korea fee structure described above.

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Approximately KRW 5 billion was invested directly from Parataxis’ balance sheet

Parataxis believes early price movement in Parataxis Korea may reflect positive market sentiment toward the transaction and Parataxis Korea’s strategic direction. However, there can be no assurance that such performance will be sustained, and actual results may differ.
Parataxis also believes the Parataxis Korea transaction reflects execution characteristics that differentiate Parataxis’ ability to execute on transactions. The process included:
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Market access and trust-based relationships developed over more than 20 years by members of the Parataxis team through military service, academic experience, and prior financial engagements in South Korea;

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A rigorous due diligence and structuring process involving leading Korean counsel (Shin & Kim), financial diligence by Deloitte, and the negotiation of governance, cash control, and capital structure terms under Korean securities laws;

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Early execution efforts that we believe predated other public Bitcoin strategies in the region and that incorporated regulatory alignment from inception; and

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Operational rigor consistent with institutional capital management practices, including risk underwriting, compliance infrastructure, and execution discipline

Parataxis believes this transaction represents a differentiated first step in its platform strategy and provides a working model for future listed transactions in South Korea and other markets.
Additionally, on September 1, 2025, Parataxis Korea announced that it has raised KRW 10 billion (approximately $7.2 million) through a paid-in-capital increase in shares, the proceeds of which will be used to further scale its previously announced Bitcoin treasury strategy.
Bitcoin Treasury Yield Strategy
Pubco intends to implement a Bitcoin treasury yield strategy that involves the use of collateralized, market-neutral investment strategies. These strategies will continue to evolve over time, but initially are expected to include, among others, the sale of covered call options and cash-secured puts on Parataxis’ Bitcoin holdings. The objective is to generate Bitcoin-denominated income without introducing risks arising from the use of leverage, rehypothecation of treasury assets, or directional exposure.
We expect execution to occur will occur through established institutional infrastructure. All Bitcoin assets will be held with U.S.-based institutional qualified third-party custodians that meet applicable standards for security, insurance, and auditability and have demonstrated records of regulatory compliance and information security. As of the date of this proxy statement/prospectus, all of Parataxis’ Bitcoin is held in a custody account with Anchorage. Parataxis’ custody framework includes:
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Diversification of custody across multiple providers to mitigate counterparty risk (to be implemented);

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Utilization of multi-signature cold storage solutions to enhance security, which store private keys in offline, air-gapped environments that are not connected to the internet, significantly reducing the risk of cyberattacks, unauthorized access, or online breaches;

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Rigorous due diligence and ongoing monitoring of custodians and service providers; and

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Negotiation of contractual protections to ensure Parataxis’ property interests in Bitcoin are safeguarded in the event of custodian insolvency or other adverse events.

Parataxis does not intend to self-custody or hypothecate any portion of its treasury assets. Parataxis will not utilize unregulated or offshore exchanges for execution. Counterparty activity will occur through regulated venues.
We also intend to adopt, prior to the Closing, compliance policies and procedures appropriate for our business, which are expected to include, among other functions, risk mitigation/management, KYC/AML and customer information and security policies.
The yield strategy is expected to operate under guidelines pre-approved by the Parataxis board of directors and be subject to ongoing internal oversight. Key elements of the governance framework include:
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Pre-defined risk management parameters

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Periodic reporting of Bitcoin yield activity and position metrics

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Disclosure of material changes to strategy or execution policy

Potential Value Impact
The below chart illustrates the potential impact of Parataxis’ Bitcoin treasury strategy — combining both organic yield and accretive capital formation activity:
Illustrative Effect of Parataxis’ BTC Treasury Strategy
BTC Owned	1,000
BTC Assets @ $100k/ BTC ($m)	$100
Market Cap ($m)	$125
mNAV	125.0%
Shares outstanding (m)	10
Share price	$12.50
(A) Equity Issuance at mNAV Premium
Capital Raised ($m)	$10.0
Shares Issued (m)	0.8
Total Shares (m)	10.8
Additional BTC Purchased @ $100k/ BTC	100
New Total BTC	1,100
Previous BTC / Share	100.0
New BTC / Share	101.9
BTC Yield	1.9%
(B) Parataxis’ BTC-on-BTC Yield Generation
Illustrative Returns	5.0%
Additional BTC to Holdings	50
New Total BTC	1,150
Previous BTC / Share	100.0
New BTC / Share	106.5
Cumulative BTC Yield	6.5%
Parataxis believes that, while these examples are illustrative only and subject to execution, market conditions, and board approval, they help demonstrate the compounding effect of a treasury model that incorporates internally managed yield generation. Importantly, this is achieved without the use of leverage, lending, or rehypothecation of treasury assets.
In the illustration, Parataxis assumes a market value of $100 million in Bitcoin holdings at a price of $100,000 per Bitcoin, resulting in 1,000 Bitcoin held. Equity is then issued at a premium to net asset value

(mNAV), with proceeds being used to acquire additional Bitcoin. The resulting Bitcoin per share increases modestly under a traditional Bitcoin Treasury 1.0 approach.
Additionally, the chart illustrates the potential incremental impact of Parataxis’ organically generated Bitcoin yield, based on a hypothetical return profile of 5.0%. In this model, the Bitcoin yield strategy results in a larger increase in Bitcoin per share, absent reliance on external capital raises or changes in market price.
Parataxis’ approach is informed by historical relationships between return on assets (ROA) and valuation multiples in the financial services sector. Financial services firms that have historically delivered higher ROA levels tend to trade at higher price-to-book valuations. While digital asset strategies are not directly comparable to traditional financial institutions, Parataxis believes that its model — if successfully executed — may support a similar alignment between capital efficiency and potential valuation outcomes.
This framework does not constitute guidance or a forecast, and actual results may vary. All examples are illustrative and intended solely to describe the potential mechanics of Parataxis’ approach under the assumptions utilized in the table.
Operations
Prior to the Closing, Parataxis and PCM will enter into the Services Agreement through which PCM will provide certain services to Pubco, including but not limited to providing certain operational, administrative and risk management services to Parataxis.
Pubco is not an investment company and does not intend to operate as such. It will not issue tokens, offer pooled investment vehicles, or engage in passive securities trading. Its Bitcoin treasury will be held directly. Parataxis also intends to make controlling equity investments in other companies also running their own Bitcoin treasury strategies with that Bitcoin being held directly by those portfolio companies, such as Parataxis’ equity interest in Bridge Bio (and other similar transactions), which will in all instances be executed through transparent and jurisdictionally compliant vehicles. Parataxis’ investments in listed equities are intended to be control investments, and not passive holdings in equity securities.
Custody arrangements for Bitcoin and any digital asset exposure will be documented in board-approved policies and managed through qualified custodians. Parataxis will not engage in rehypothecation, lending, or staking of assets without prior review and approval by the Pubco Board, and any such change in strategy would be subject to appropriate public disclosure.
In conducting our Bitcoin-related activities, we expect to rely primarily on U.S.-based cryptocurrency exchanges and custodians that are licensed, regulated, and insured, and that maintain robust anti-money laundering (“AML”) and know-your-customer (“KYC”) compliance programs. These exchanges are generally registered as money services businesses with the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (“FinCEN”) and, where applicable, hold state-level money transmitter licenses. As part of their standard procedures, these exchanges represent that they have implemented KYC protocols designed to verify customer identity, nationality/place of incorporation, sanctions-related restrictions, and beneficial ownership, and they monitor transactions for suspicious activity in accordance with applicable laws and regulations. Typical measures include requiring government-issued identification, conducting restricted party screening, and employing transaction monitoring tools to detect potentially illicit activity. The exchanges we intend to transact with also generally carry commercial insurance policies covering digital asset custody, subject to customary limits, exclusions, and conditions. By primarily transacting through these regulated and insured U.S. exchanges, we intend to seek to reduce counterparty risk and ensure that our Bitcoin holdings are acquired and custodied in a manner consistent with industry standards of compliance and risk management practices. In addition, Pubco also intends to conduct its own restricted party sanctions screening where required under Pubco’s KYC/AML policies and in accordance with appliable law.
Prior to onboarding and on a periodic basis thereafter, Pubco intends to confirm that each U.S.-based cryptocurrency exchange and custodian it relies upon, and Pubco’s customers, are not, to Pubco’s knowledge, (i) identified on the Specially Designated Nationals and Blocked Persons List or any other sanctions list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), (ii) owned or controlled by any person or entity so identified, (iii) organized, incorporated, or located in a jurisdiction subject to comprehensive U.S. sanctions, or (iv) otherwise the subject of any U.S. economic sanctions, restrictions, or prohibitions.
Competition
The investment management industry is intensely competitive, and we expect it to remain so. While this remains the case, Parataxis Korea currently has limited direct competition from organizations dedicated to acquiring stakes in South Korean digital asset treasuries. There may be other South Korean digital asset treasury companies that launch in the future. We believe, however, that competitors that have the backing of a U.S. digital asset manager running U.S. institutional capital will be limited.
Pubco anticipates that its Bitcoin strategy may involve, from time to time, subject to market conditions, (i) issuing debt or equity securities or engaging in other capital raising transactions with the objective of using the proceeds to purchase Bitcoin, and (ii) acquiring Bitcoin with our liquid assets that exceed working capital requirements. When Pubco engages in such capital raising transactions, it competes for capital with, among others, the Bitcoin network, ETPs, Bitcoin miners, digital assets exchanges, other digital assets service providers, other private and, increasingly, publicly traded companies that hold Bitcoin or other digital assets as treasury reserve assets, private funds that invest in Bitcoin and other digital assets, and similar vehicles. An increase in the competition for sources of capital could adversely affect the availability and cost of financing for Pubco’s Bitcoin purchases, and thereby could adversely affect the market price of Pubco’s listed securities.
Employees and Human Capital Resources
Parataxis currently has one full-time employee, including one in our executive management team. We will be formally onboarding additional team members. Employees are supported by consultants and part-time employees. Following the closing of the Business Combination, Pubco plans to rely on PCM and the Services Agreement to provide human capital resources and support in the execution of our strategy.
Legal Proceedings
We are not currently subject to any material legal proceedings. However, we may from time to time become a party to various legal proceedings arising in the ordinary course of our business.
Properties
Our principal executive offices are located in leased office space at 135 W. 50th Street, Suite 200, New York, New York 10020, which is leased by PCM and will be made available to us after the Closing pursuant to the Services Agreement. We do not own any real property. We consider these facilities to be suitable and adequate for the management and operation of our businesses.
Regulation
Cryptocurrency
The laws and regulations applicable to Bitcoin and digital assets are evolving and subject to interpretation and change.
Governments worldwide have taken different approaches — some jurisdictions have effectively banned or severely restricted crypto activity (e.g., China), while others have adopted statutory or regulatory frameworks permitting use and trading and a few have recognized certain digital assets as legal tender (e.g., El Salvador). Parataxis’ business operations are not currently impacted by the cryptocurrency restrictions imposed by the Chinese government in any material respect. In the United States, digital assets are subject to overlapping, uncertain, and evolving regulatory requirements: multiple federal agencies (including Treasury/FinCEN, the Department of Justice, the Securities and Exchange Commission (SEC), the Commodity Futures Trading Commission (CFTC), the Internal Revenue Service (IRS), the Consumer Financial Protection Bureau (CFPB), the Financial Industry Regulatory Authority (FINRA), and OFAC) and state financial regulators have all examined and taken actions relating to digital asset networks, users and exchanges. These authorities have focused on issues including whether particular tokens are securities or commodities, anti-money-laundering and sanctions risks, investor protection, tax treatment (the IRS treats most digital assets as property for U.S. tax purposes), and the safety and soundness of firms that hold, transfer, trade, or custody digital assets for customers. Numerous federal and state agencies have issued advisories, rules, enforcement actions, and guidance addressing these risks and requirements.
The regulatory characterization of Bitcoin and other digital assets is evolving and subject to ongoing interpretation and change. Depending on the legal characterization of Bitcoin, the general market for Bitcoin, and Parataxis business and Bitcoin strategy, including the “treasury approach,” those activities may be regulated by one or more U.S. federal or state regulators and by foreign regulators. Ongoing and future regulatory actions may alter, to a materially adverse extent, the nature of digital assets markets, the participation of industry participants, including service providers and financial institutions in these markets, and Parataxis’ ability to pursue its Bitcoin strategies. Additionally, U.S. state and federal and foreign regulators and legislatures have taken action against industry participants, including digital assets businesses, and enacted restrictive regimes in response to adverse publicity arising from hacks, consumer harm, or criminal activity stemming from digital assets activity. U.S. federal and state energy regulatory have expressed concern regarding the total electricity consumption of cryptocurrency mining, and the potential impacts of cryptocurrency mining to the supply and dispatch functionality of the wholesale grid and retail distribution systems. Some state legislative bodies have passed, or are actively considering, legislation to address the impact of cryptocurrency mining in their respective states. For risks associated with the regulations to which we may be subject to, please see the section of this proxy statement/prospectus entitled “Risk Factors — Risks Related to Pubco’s Business and Bitcoin Treasury Strategy and Holdings.”
The CFTC takes the position that some digital assets, including Bitcoin, fall within the definition of a “commodity” under the Commodities Exchange Act of 1936, as amended (the “CEA”). Under the CEA, the CFTC has broad enforcement authority to police market manipulation and fraud in spot digital assets markets in which we may transact. Beyond instances of fraud or manipulation, the CFTC generally does not currently regulate cash or spot market transactions involving digital assets (such as the Bitcoin treasury strategy) or exchanges that facilitate such transactions, provided that such transactions do not utilize margin, leverage, or financing. The CFTC’s regulatory and enforcement authority more directly applies to futures, swaps, other derivative products and certain retail leveraged commodity transactions involving digital asset commodities, including the markets on which these products trade. Several bills introduced in Congress would, if enacted, expand or clarify the jurisdiction of the CFTC or other agencies over digital asset markets and companies, including those employing Bitcoin treasury strategies.
The SEC and certain of its staff have taken the position that certain digital assets fall are “securities” under the U.S. federal securities laws. Public statements from senior officials and senior members of the staff at the SEC indicate that the SEC does not currently consider Bitcoin to be a security under the federal securities laws. However, these statements are not formal SEC determinations and reflect only the speakers’ views, which are not binding on the SEC or any other agency or court and cannot be generalized to any other digital assets. Future regulatory developments with respect to Bitcoin from the CFTC, SEC, or any other federal or state regulator, are difficult to predict.
In addition, because transactions in Bitcoin are best described as pseudonymous rather than fully anonymous, they are susceptible to misuse for criminal activities, such as money laundering. This misuse, or the perception of such misuse, could lead to greater regulatory oversight of Bitcoin and Bitcoin platforms, and there is the possibility that law enforcement agencies may seize or shut down digital asset exchanges or service providers, which could prevent users from accessing custodial-held assets. However, users who self-custody Bitcoin in private wallets may be less directly susceptible to seizure of assets held only on-chain, though law enforcement may still obtain assets by seizing private keys, compelling disclosure from counterparties, or taking other legal measures. For example, the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) have taken enforcement actions that have led to sanctions, indictments, or the disruption of operations of certain smaller digital-asset services linked to sanctioned actors or illicit activity. Additionally, in January 2025, the Consumer Financial Protection Bureau announced that it is seeking public input on privacy protections and surveillance in digital payments, particularly those offered through large technology platforms.

As noted above, activities involving Bitcoin and other digital assets may fall within the jurisdiction of more than one financial regulator and various courts and such laws and regulations are rapidly evolving and increasing in scope. On January 23, 2025, President Trump issued an executive order titled, “Strengthening American Leadership in Digital Financial Technology.” While the executive order did not mandate the adoption of any specific regulations, the executive order identifies certain key objectives to guide agencies involved in cryptocurrency regulation, including (i) protecting the sovereignty of the United States dollar by promoting the development of United States dollar-backed stablecoins, (ii) providing regulatory clarity and certainty built on technology-neutral regulations for individuals and firms involved in digital assets, including through well-defined jurisdictional regulatory boundaries, and (iii) taking measures to protect Americans from the risks of central bank digital currencies, or digital forms of legal tender introduced by central banks in some countries. To achieve these objectives, the executive order established a President’s Working Group on Digital Asset Markets within the National Economic Council, comprised of representatives from key federal agencies, with specific deadlines (30, 60 and 180 days) for agencies to identify and review existing rules and to submit recommendations to the Working Group. There have also been several bills introduced in Congress that propose to establish additional regulation and oversight of the digital asset markets.
In July 18, 2025, President Trump signed into law the Guiding and Establishing National Innovation for US Stablecoins Act (the “GENIUS Act”), establishing a legislative framework for the regulation of payment stablecoins and marking the first federal legislation for the regulation of digital assets in the U.S. The GENIUS Act introduces the first comprehensive federal framework for stablecoins in the United States. The GENIUS Act introduces requirements, that include 100% reserve backing for permitted payment stablecoins, periodic public disclosures of reserve composition and oversight, and anti-money-laundering and Bank Secrecy Act compliance for stablecoin issuers. Although the GENIUS Act focuses on stablecoins, its regulatory framework and enforcement mechanisms could influence broader digital asset oversight, indirectly affecting Bitcoin custody, trading infrastructure, and compliance costs. In addition, several legislative efforts to address the regulation of cryptocurrency, including Bitcoin, have been introduced and are currently pending congressional consideration. Emerging laws and proposals in the U.S. federal government could materially affect Pubco’s operations, Bitcoin holdings, and investment outcomes.
Legislation is currently pending in the U.S. Congress which, if passed and signed into law, could significantly affect the digital currency and digital asset markets. One such piece of legislation is the Digital Asset Market Clarity Act of 2025 (the “CLARITY Act”), which would clarify which digital currencies and digital assets are commodities, as opposed to securities. Additionally, the CLARITY Act would, in its current form, establish a federal regulatory framework for digital commodities that contemplates requiring certain exchanges, brokers, dealers, and other market participants to register with or be subject to oversight by the CFTC and/or SEC and would create filing and disclosure obligations for certain issuers; the bill’s details (including the scope of registration and filing requirements) remain subject to change as the measure proceeds through Congress.
Investment in South Korean Companies and South Korean Digital Asset Framework
The following is a non-exclusive list of regulatory considerations relating to Parataxis Korea and its holdings.
Foreign Investment and Foreign Exchange
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Framework.   Foreign investments in South Korea are principally governed by the Foreign Investment Promotion Act (“FIPA”) and the Foreign Exchange Transactions Act (“FETA”). A foreign investor typically qualifies under FIPA by acquiring at least 10% of voting shares (or certain board-appointment rights below 10%) with a minimum investment of KRW 100 million. Companies established in Korea, including those funded by foreign investment, are treated as domestic corporations for South Korean tax purposes.

Repatriation and national treatment.   Foreign investors and foreign-invested companies are, in principle, entitled to repatriate dividends and proceeds and otherwise receive national treatment with respect to their business operations, subject to applicable reporting and procedural requirements under FIPA and FETA.

Emergency measures.   FETA authorizes temporary suspensions or restrictions on payments and capital transactions in exceptional circumstances (e.g., war, natural disasters or severe economic disruption). However, FETA Article 6(4) expressly excludes foreign direct investments qualifying under FIPA from such emergency measures. Notwithstanding this exemption, practical frictions (bank-level risk controls, cross-border wire processes, documentation reviews) could affect timing and cost during stressed conditions.
Digital Assets and AML
•
Exchange access and banking practice.   As of the date of this proxy statement/prospectus, South Korean banks generally do not issue real-name ( ) accounts to corporate entities for virtual-asset exchange trading, so corporations are unable to currently participate directly on domestic exchanges. The Financial Services Commission (“FSC”) announced a staged roadmap in February 2025 to enable corporate participation; Phase 2 is expected to open access to “professional investors,” including listed companies, subject to eligibility and bank onboarding.

•
User-protection law in force; second-stage legislation underway.   The VAU has been in force since July 2024, establishing segregation of user assets, insurance/reserve requirements, custody and information-security standards, and prohibitions on unfair trading practices for virtual asset service providers (“VASPs”). Policymakers in South Korea are pursuing a second-stage legislative package to address issuance/disclosure, market structure and self-regulatory arrangements.

•
Spot ETF discussion.   Policymakers in South Korea have discussed permitting spot bitcoin ETFs in South Korea as part of broader market development; if introduced, these could materially affect domestic liquidity, price discovery and institutional participation.

•
Non-VASP posture for Parataxis Korea.   As of the date of this proxy statement/prospectus, based on current law and court guidance (including Supreme Court 2024.12.12., 2024Do10710), self-account acquisition, holding and disposition of Bitcoin by Parataxis Korea is not expected to constitute VASP activity. However, if a negative social perception develops regarding Digital Asset Treasury activities, regulators could potentially seek to address this by requiring a VASP license in circumstances where capital is raised from the securities markets to purchase digital assets, representing a possible shift in regulatory interpretation. In addition, counterparties may nevertheless require robust KYC/AML documentation and transaction monitoring as a matter of policy.

Corporate Governance and Shareholders
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Director duties.   Amendments to the Korean Commercial Code (Article 382-3) clarify that directors must perform their duties for the benefit of the company and its shareholders and protect the interests of all shareholders fairly. This amendment may influence board processes in conflict-sensitive transactions (e.g., related-party transactions, equity financings, reorganizations) and increase scrutiny of decisions alleged to disadvantage minority shareholders.

Employment, Labor and Workplace Safety
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Core requirements.   The Labor Standards Act in Korea sets minimum working-condition standards: written employment contracts; 40-hour/8-hour standard work limits (with premium-paid overtime by agreement); restrictions on unfair dismissal/discipline; workplace safety/health systems and training; timely wage payment at or above the statutory minimum.

•
Related laws.   Key statutes include the Minimum Wage Act, Wage Claim Guarantee Act, Employee Retirement Benefit Security Act, Act on Equal Employment and Support for Work-Family Reconciliation, Occupational Safety and Health Act, and Trade Union and Labor Relations Adjustment Act. Employers must contribute to the four major social-insurance programs (national pension, health insurance, employment insurance and industrial-accident insurance).

EXECUTIVE AND DIRECTOR COMPENSATION
Pubco
Pubco is an “emerging growth company” within the meaning of the Securities Act and has elected to comply with the reduced compensation disclosure requirements available to such emerging growth companies.
As Pubco was incorporated on June 13, 2025, Pubco had no officers or directors as of December 31, 2024. No compensation has been paid by Pubco to its named executive officers or directors since its inception. Additionally, there has been no outstanding equity awards held by Pubco’s named executive officers or directors since Pubco’s inception.
Pubco is in the process of negotiating employment agreements with its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and expects to enter into an employment agreement with each of its Chief Executive Officer, Chief Financial Officer and Chief Operating Officer prior to the Closing. Pubco also intends to grant equity awards, under the 2025 EIP to be adopted by Pubco, to Pubco’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer. The type of awards, the number of shares subject to such awards, and the other terms and conditions of such awards cannot be determined at this time as they are subject to an arm’s length negotiation with each executive. As party to the anticipated employment agreements and recipients of the anticipated equity awards, Pubco’s Chief Executive Officer, Chief Financial Officer and Chief Operating Officer may have interests in the Business Combination that are different from, or in addition to, the stockholders of Pubco and SilverBox.
Parataxis
As Parataxis was formed on June 3, 2025, it had no officers or directors as of December 31, 2024. No compensation has been paid by Parataxis to its named executive officers or directors since its inception. Additionally, there have been no outstanding equity awards held by Parataxis’ named executive officers or directors since Parataxis’ inception.

Management’s Discussion and Analysis of FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF LEGACY PARATAXIS
The following discussion and analysis of our financial condition and results of operations of Legacy Parataxis should be read together with the combined and consolidated financial statements and the related notes of Legacy Parataxis and the other financial information included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Legacy Parataxis’s actual business, financial condition and results of operations could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this proxy statement/prospectus, particularly under “Risk Factors.” See “Cautionary Statement Regarding Forward-Looking Statements.” Legacy Parataxis’ historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
Parataxis Labs and Parataxis Labs Management (collectively, the “Fund Managers”) manage an alternative asset investment fund, Parataxis Korea Fund. The Fund Managers are controlled by parent entity, Red Cloud Holdings LLC (“Red Cloud”).
The accompanying combined and consolidated financial statements present the combined and consolidated assets, liabilities, and expenses of Legacy Parataxis. Parataxis Labs, Parataxis Labs Management, and Parataxis Korea Fund were each formed as a Delaware limited liability company, on January 27, 2025, May 31, 2025 and January 13, 2025, respectively. Parataxis Labs and Parataxis Labs Management were established to organize and manage an alternative investment fund, Parataxis Korea Fund. Parataxis Labs Management serves as the investment manager (“Investment Manager”) of Parataxis Korea Fund, while Parataxis Labs serves as the managing member (“Managing Member”) of Parataxis Korea Fund.
The primary purpose of Parataxis Korea Fund is to seek long-term capital appreciation by making a PIPE investment in a public company listed on the KOSDAQ via acquisition of primary shares (such investment by Parataxis Korea Fund, the “Investment”, and such company, the “Portfolio Company”); and (b) engage in any other lawful activities determined by Parataxis Labs to be necessary or advisable in connection with the foregoing.
Parataxis Labs as Managing Member, and Parataxis Labs Management as Investment Manager, are responsible for the business, affairs, day-to-day administration, management and overall performance of Parataxis Korea Fund. As payment for its services as Managing Member, Parataxis Labs is allocated a proportion of net income or net loss of Parataxis Korea Fund. As payment for its services as the Investment Manager, Parataxis Labs Management is allocated a one-time management fee.
Reorganization and Change in Reporting Entity
On June 3, 2025, a reorganization was completed in which Parataxis became the parent company of Parataxis Labs and Parataxis Labs Management through a transaction among entities under common control. As a result of this reorganization, Parataxis became the new reporting entity as of and following June 3, 2025.
This transaction represents a non-recognized subsequent event under Accounting Standards Codification (“ASC”) 855, Subsequent Events, as it occurred after the Combined and Consolidated Balance Sheet date and does not provide additional evidence about conditions that existed as of that date. Accordingly, the combined and consolidated financial statements as of and for the period ended May 31, 2025, do not reflect the effects of this reorganization. This reorganization will be reflected on a retrospective basis in subsequently issued combined and consolidated financial statements.
Basis of Presentation
The accompanying combined and consolidated financial statements have been prepared from Legacy Parataxis’ historical accounting records. The combined and consolidated financial statements include the historical results of operations, financial condition and cash flows of Parataxis Legacy in accordance with accounting principles generally accepted in the United States (“GAAP”) and Legacy Parataxis has adopted accounting policies and practices which are generally accepted in the industry in which it operates. Parataxis Korea has been consolidated on the basis that it is controlled by Parataxis Labs and Parataxis Labs Management.
Any applicable intercompany transactions have been eliminated.
The combined and consolidated statement of operations includes all costs directly attributable to Legacy Parataxis as well as an allocation of expenses related to facilities, functions and services provided by the parent of Parataxis Labs and Parataxis Labs Management, Red Cloud. Allocation of general corporate expenses from Red Cloud include, but are not limited to, executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These corporate expenses have been allocated to Legacy Parataxis based on direct usage or benefit. The allocated costs are deemed to be settled between Legacy Parataxis and Red Cloud in the period in which the expense was recorded in the combined and consolidated statement of operations. The combined and consolidated statement of cash flows presents these corporate expenses as cash flows from operating activities, as these costs were incurred by Red Cloud on our behalf. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Legacy Parataxis. The allocations may not, however, reflect the expense Legacy Parataxis would have incurred as a standalone company for the periods presented. Additionally, these costs may not be indicative of the expenses that Legacy Parataxis will incur in the future or would have incurred if Legacy Parataxis had obtained these services from an unrelated third party. It is not practicable to estimate the actual costs that would have been incurred had Legacy Parataxis been a standalone company during the periods presented. The actual costs that may have been incurred would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by employees and decisions with respect to areas such as facilities, information technology and operating infrastructure. For the period from January 13, 2025 (Inception) through May 31, 2025, Legacy Parataxis did not incur any expenses related to the allocation of corporate expenses from Red Cloud.
The combined and consolidated balance sheet includes all assets and liabilities that are specifically identifiable or otherwise attributable to Legacy Parataxis. Assets and liabilities shared between Legacy Parataxis and Red Cloud were included in the stand-alone financial statements of Parataxis Labs and Parataxis Labs Management, as applicable, to the extent the asset is primarily used by Legacy Parataxis. If Legacy Parataxis is not the primary user of the asset, it was excluded entirely from the combined and consolidated financial statements. Red Cloud has historically used a centralized approach to cash management and financing of its operations, as needed.
Results of Operations and Known Trends or Future Events
Our only activities from inception through May 31, 2025 have been organizational activities and those necessary to prepare for the Business Combination and the other Transactions. Legacy Parataxis expects that it will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing the Business Combination. Subsequent to May 31, 2025, on June 20, 2025, Parataxis Korea Fund and Parataxis entered into a definitive agreement with Bridge Bio, a South Korean clinical stage biotech company listed on the KOSDAQ, whereby Parataxis Korea Fund and Parataxis agreed to purchase a controlling financial interest in Bridge Bio. Following the closing of the acquisition, Bridge Bio changed its corporate name to “Parataxis Korea, Inc.” and remained listed on the KOSDAQ. As of July 31, 2025, Parataxis Korea Fund and Parataxis LLC had invested approximately $15 million and $4 million in Bridge Bio, respectively, inclusive of the issuance by Bridge Bio of a convertible bond to Parataxis Korea Fund.
For the period from January 13, 2025 (inception) through May 31, 2025, we had a net loss of $81,773, which consists of general and administrative expenses of $91,901, revenue share expenses of $6,128, offset by interest income of $16,256.
Liquidity and Capital Resources
As of May 31, 2025, we had combined and consolidated cash and cash equivalents on hand of $3,808,871 and working capital of $3,723,227.

Off-Balance Sheet Arrangements
As of May 31, 2025, we have no obligations, assets or liabilities that would be considered off-balance sheet arrangements. We do not participate in any transactions that create relationships with unconsolidated variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
As of May 31, 2025, we do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities.
Critical Accounting Policies and Estimates
In preparing these combined and consolidated financial statements in conformity with GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined and consolidated financial statements and the reported expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the combined and consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, actual results may differ from these estimates. We have not identified any critical accounting policies and estimates.
Results of Operations
The following table sets forth key components of our results of operations for the period January 13, 2025 through May 31, 2025:
Expenses:
General and administrative expenses	$91,901
Revenue share expense	6,128
Total expenses	98,029
Loss from operations	(98,029)
Other income (expense), net:
Interest income	16,256
Total other income, net	16,256
Net loss	(81,773)
Net loss attributable to non-controlling interests	(19,160)
Net loss attributable to Legacy Parataxis	$(62,613)
General and administrative expenses
General and administrative expenses relate to legal and consulting expenses associated with the setup, administration and regulatory filings applicable to Parataxis Labs and Parataxis Labs Management.
Revenue share expense
Revenue share expense relates to amounts payable to unrelated third parties with respect to side letter agreements entitling such third parties to a specified percentage of amounts earned by the Managing Member or the Investment Manager in its capacity as managing member or investment manager of any investment funds.

Interest income
Interest income relates to the return on the cash contributions held within Parataxis Korea Fund, which have been invested in JPM short-term U.S Treasuries.
Liquidity and Capital Resources
To date, we have financed our operations primarily through member contributions. We plan to support our future operations primarily from cash generated from our operations and the business combination proceeds.
Net cash provided by operating activities	$3,871
Net cash provided by financing activities	3,805,000
Net change in cash	3,808,871
Cash and cash equivalents beginning of the period	—
Cash and cash equivalents end of the period	$3,808,871

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PUBCO
Unless context otherwise requires, all references in this section to “we,” “us,” “our,” or “Pubco” refer to Parataxis Holdings Inc. and subsidiaries. The following discussion and analysis of our financial condition and results of operations of Parataxis Holdings Inc. and subsidiaries should be read together with the consolidated financial statements and the related notes of Parataxis Holdings Inc. and subsidiaries and the other financial information included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Parataxis Holdings Inc. and subsidiaries’ actual business, financial condition and results of operations could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this proxy statement/prospectus, particularly under “Risk Factors.” See “Cautionary Statement Regarding Forward-Looking Statements.” Parataxis Holdings Inc. and Subsidiaries’ historical results are not necessarily indicative of the results that may be expected for any period in the future.
Overview
Pubco is a Delaware corporation, formed by the managing member of Parataxis, on June 13, 2025 (Inception) to be the surviving company in connection with the Business Combination. Pubco has no prior operating activities.
SPAC Merger Sub and Company Merger Sub are each a newly-formed Delaware corporation and limited liability company, respectively, formed on June 13, 2025, and are wholly-owned subsidiaries of Pubco. The Merger Subs were formed solely for the purpose of effectuating the Business Combination and they do not own any material assets or conduct any business activities other than activities incidental to effectuating the business combination.
Proposed Business Combination and Recent Developments
On August 6, 2025, Pubco, SPAC Merger Sub, Company Merger Sub, SilverBox, Parataxis, the Sponsor, certain limited purposes as representative of the SilverBox Shareholders, and Seller Represenative entered into a Business Combination Agreement pursuant to which Parataxis agreed to combine with SilverBox in a series of transactions that will result in Pubco becoming a public company. Under the Business Combination Agreement, the aggregate consideration payable to Parataxis at the closing of the Business Combination is based on a valuation of Parataxis of approximately $100 million plus the gross cash proceeds of the initial financing transaction, expected to be a minimum of $25 million, plus the gross cash proceeds of any additional financing transactions of Pubco prior to the closing of the Business Combination and the gross amount of any remaining funds in the Trust Account of SilverBox. The closing of the Business Combination is subject to the satisfaction or waiver of certain conditions defined in the Business Combination Agreement, including, among others, approval by SilverBox Shareholders. As of June 30, 2025, the Business Combination has not been closed. See Note 5 of the consolidated financial statements of Pubco for additional information.
Results of Operations
We incurred expenses for the for the period from June 13, 2025 (Inception) to June 30, 2025 for organization activities. We do not expect to generate any operating revenues until after the completion of the Business Combination.
For the period from June 13, 2025 (Inception) to June 30, 2025, we incurred a net loss of $2,472 related to general and administrative expenses and other organization activities.
Liquidity and Capital Resources
As of June 30, 2025, Pubco had no cash. Pubco has incurred a loss for the period from June 13, 2025 (Inception) to June 30, 2025 and had an accumulated deficit of $2,472 at June 30, 2025.
The consolidated financial statements have been prepared assuming that Pubco will continue as a going concern. If Pubco is unable to raise additional funds to alleviate liquidity needs as well as consummate a business combination, then Pubco may cease all operations except for the purpose of liquidating. In connection with Pubco’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements-Going Concern,” management has determined that the liquidity condition raises substantial doubt about Pubco’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. There can be no assurance that Pubco will be able to consummate any business combination. However, on August 6, 2025, Pubco entered into the Business Combination Agreement as described above.
Off-Balance Sheet Arrangements
As of June 30, 2025, we had no obligations, assets or liabilities which would be considered off-balance sheet arrangements.
Contractual Obligations
As of June 30, 2025, we had no contractual obligations and commitments outside of the agreements to which we are party in connection with the Business Combination.
Critical Accounting Policies and Estimates
The preparation of consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities, and the reported amounts of expenses during the reporting period. Actual results could materially differ from those estimates.
An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. Management has determined Pubco does not have any critical accounting policies or estimates.
Recent Accounting Pronouncements
See Note 2 in the sections entitled “Accounting Standards Recently Adopted” and “Recent Accounting Standards Not Yet Adopted” as referred to in the consolidated financial statements of Pubco included elsewhere in this proxy statement/prospectus for a discussion about accounting pronouncements recently adopted and recently issued not yet adopted.
Quantitative and Qualitative Disclosures about Market Risk
As of June 30, 2025, we had no material exposure to market risk.

INFORMATION ABOUT SILVERBOX
General
SilverBox is an exempted company incorporated on April 16, 2024 for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. SilverBox has neither engaged in any operations nor generated any revenue to date. Based on SilverBox’s business activities, SilverBox is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
IPO and Private Placement
On August 19, 2024, we consummated an IPO of 20,000,000 Units at $10.00 per Unit, generating gross proceeds of $200,000,000. Each Unit consists of one SilverBox Class A Ordinary Share and one-third of one redeemable warrant. Each whole Public warrant entitles the holder to purchase one SilverBox Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. Simultaneously with the closing of the IPO, SilverBox consummated the sale of an aggregate of 455,000 Private Placement Units, at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of $4,550,000. Twelve institutional investors (none of which are affiliated with any member of the SilverBox’s management, the Sponsor or any other investor) (the “Sponsor Non-Managing Members”) purchased, indirectly through the purchase of sponsor non-managing membership interests, an aggregate of 350,000 of the 455,000 Private Placement Units at a price of $10.00 per Unit ($3,500,000 in the aggregate) in the private placement that closed simultaneously with the closing of the IPO. Each Sponsor Non-Managing Member purchased through the sponsor non-managing membership interests at a nominal purchase price in an aggregate of 2,800,000 Sponsor Shares held by the Sponsor.
Trust Account
Following the IPO and the sale of the Private Placement Warrants, a total of $201,000,000 was placed in the Trust Account located in the United States, with the Transfer Agent acting as trustee, and has been invested only in U.S. “government securities” within the meaning of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, or held as cash, as determined by us, until the earlier of: (i) the completion of an initial business combination and (ii) the distribution of the Trust Account as described below.
Working Capital Loan
In order to finance transaction costs in connection with the Business Combination, the Sponsor, or an affiliate of the Sponsor or certain of SilverBox’s directors and offices may, but are not obligated to, loan SilverBox funds as may be required (“Working Capital Loans”). If SilverBox completes the Business Combination, SilverBox would repay the Working Capital Loans out of the proceeds of the Trust Account. In the event that a Business Combination does not close, SilverBox may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of the Business Combination, without interest, or, at the lender’s discretion, up to $2,500,000 of such Working Capital Loans may be convertible into Pubco Units at a price of $10.00 per unit. The units and the underlying securities would be identical to the Private Placement Units. As of June 30, 2025 there were no amounts outstanding under the Working Capital Loans.
Sponsor and Sponsor Contribution
Our sponsor is SilverBox Sponsor IV LLC, a Delaware limited liability company that is affiliated with certain of SilverBox’s officers and directors. Although our Sponsor is permitted to undertake any activities permitted under the Delaware Limited Liability Company Act and other applicable law, our Sponsor’s business is focused on investing in SilverBox. The managing member of the Sponsor is Boxwood Holdings III LLC, a Delaware limited liability company, of which Stephen Kadenacy, our Chairman and Chief Executive Officer, and Joseph Reece, our Founding Partner, are the co-managing members. Messrs. Kadenacy and Reece control the management of the Sponsor, including the exercise of voting and investment discretion over the securities of SilverBox held by the Sponsor. Certain of SilverBox’s officers and directors are members of the Sponsor and therefore have an indirect economic interest in the securities held by the Sponsor. Other than SilverBox’s management team, none of the other members of the Sponsor participate in SilverBox’s activities. For more information about the Sponsor and its controlling persons please see the section of this proxy statement/prospectus entitled “Beneficial Ownership of Securities.”
On April 18, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.007 per share to cover certain of SilverBox’s expenses, for which SilverBox issued 3,450,000 Sponsor Shares to the Sponsor. We effected a subsequent share dividend and share surrender resulting in the Sponsor now owning 5,000,000 Sponsor Shares.
Experience with Other SPACs
Certain members of our management team have significant SPAC experience, as founders, investors or advisors in SPAC transactions, including serving as executive officers of Boxwood Merger Corp. (“Boxwood”), SilverBox Engaged Merger Corp I, a Delaware corporation (“SBEA”), SilverBox Corp III (“SBXC”) and SilverBox Corp V (“SBXE”).
On August 19, 2025, SBXE filed a registration statement on Form S-1 related to its proposed initial public offering of 20,000,000 units, each consisting of one SBXE Class A ordinary share and one-third warrant to purchase one SBXE Class A ordinary share, for an offering price of $10.00 per unit, generating aggregate proceeds of $200,000,000.
SBXC completed its initial public offering in February 2023, in which it sold 13,800,000 units, each consisting of one share of SBXC common stock and one-third of one warrant to purchase one share of SBXC common stock, for an offering price of $10.00 per unit, generating aggregate proceeds of $138,000,000. SBXC did not complete an initial business combination and was dissolved and liquidated in November 2024.
SBEA completed its initial public offering in March 2021, in which it sold 34,500,000 units, each consisting of one share of SBEA common stock and one-third of one warrant to purchase one share of SBEA common stock, for an offering price of $10.00 per unit, generating aggregate proceeds of $345,000,000. On November 2, 2021, SBEA entered into a business combination agreement with Black Rifle Coffee Company (“BRCC”), a rapidly growing and mission-driven premium coffee company. The transaction with BRCC closed on February 9, 2022 and began trading on the NYSE on February 10, 2022 under the ticker “BRCC.” We believe BRCC represented a high-quality, public-ready company with a history of significant revenue growth, positioned at an attractive valuation with significant capital commitments supporting the transaction, with $300 million of capital committed at the time of announcement. SBEA supported the transaction with extensive due diligence, significant investor outreach and comprehensive planning, including a comprehensive media plan and retaining due diligence and capital markets advisors.
Boxwood completed its initial public offering in November of 2018, in which it sold 20,000,000 units, each consisting of one share of Boxwood common stock and one-half of one warrant to purchase one share of Boxwood common stock, for an offering price of $10.00 per unit, generating aggregate proceeds of $200,000,000. On August 12, 2019, Boxwood entered into a business combination agreement with Atlas Technical Consultants Holdings LP (“Atlas”). The transaction with Atlas closed on February 14, 2020 and began trading on the Nasdaq on February 10, 2020 under the ticker “ATCX.” Certain affiliates of Sponsor and our management team supported the transaction with extensive due diligence, significant investor outreach and comprehensive planning. In April 2023, Atlas was acquired by GI Partners, a private investment firm, in an all-cash transaction valued at approximately $1.05 billion, including outstanding debt.
Sponsor and Affiliates Compensation
The Sponsor and certain of SilverBox’s directors and officers will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms that may be viewed as sub-optimal by Public Shareholders. The Sponsor and its affiliates have at risk capital that depends upon the completion of a business combination. Such amounts consist of: (i) 5,455,000 shares of Pubco Class A Common Stock, with an implied aggregate market value of $57,059,300 million (based upon the closing price of $10.46 per SilverBox Class A Ordinary Share on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), which shares include the 150,000 Sponsor Earnout Shares, which are subject to vesting; and (ii) 151,667 Private Placement Warrants, with an implied aggregate market value of $62,183,47 (based upon the closing price of $0.41 per Public Warrant on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), each of which entitles the holder of such warrant to purchase one SilverBox Class A Ordinary Share at a price of $11.50 per share, subject to certain adjustment. In addition, SilverBox Securities, an affiliate of the Sponsor, will receive $2.03 million as a deferred IPO advisory fee and $310,000 as a fee in connection with the Preferred Equity Investment, both of which will be payable upon the Closing. In addition, the Sponsor is entitled to reimbursement for transaction expenses advanced and/or paid by the Sponsor on behalf of SilverBox.
The Sponsor and its affiliates are active investors, which SilverBox and the Sponsor believe improved the volume and quality of opportunities that were available to SilverBox.
However, it also creates potential conflicts and the need to allocate investment opportunities across multiple investment vehicles. In order to provide the Sponsor with the flexibility to evaluate opportunities across these platforms, the Memorandum and Articles of Association provides that SilverBox renounces its interest in any business combination opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in their capacity as a director or officer of SilverBox and is an opportunity that SilverBox is able to complete on a reasonable basis. This waiver allows the Sponsor and its affiliates to allocate opportunities based on a combination of the objectives, including the fundraising needs of the target and the investment objectives of the investment vehicle. SilverBox is not aware of any such conflict or opportunity being presented to any founder, director or officer of SilverBox nor does it believe that the waiver of the corporate opportunities doctrine otherwise had a material impact on its search for an acquisition target. The existence of financial and personal interests of one or more of SilverBox’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of SilverBox and its shareholders and what they may believe is best for themselves in determining to recommend that shareholders vote for the Shareholder Proposals.
Set forth below is a summary of the amount of compensation and securities received or to be received by the Sponsor and its affiliates in connection with the Business Combination and related transactions:
	Securities to be Received	Other Compensation
Sponsor	5,455,000 shares of Pubco Class A Common Stock, to be issued upon conversion of 5,000,000 SilverBox Class B Ordinary Shares and 455,000 SilverBox Class A Ordinary Shares currently held by the Sponsor, including 150,000 Sponsor Earnout Shares subject to vesting. The 5,000,000 SilverBox Class A Ordinary Shares were converted from SilverBox Class B Ordinary Shares, which the Sponsor initially acquired for a total of $25,000.(1)	Reimbursement of any out-of-pocket expenses for services provided to SilverBox before completion of the Business Combination, including expenses related to identifying, investigating and completing an initial business combination.
151,667 Pubco Private Warrants, to be received upon the conversion of 151,667 Private Placement Warrants, initially acquired by the Sponsor in a private placement consummated concurrently with the IPO as part of the purchase of Private Placement Units, for an aggregate purchase price of $4.55 million.(2)

	Securities to be Received	Other Compensation
SilverBox Securities	Not applicable	$2.03 million deferred IPO advisory fee to be paid in connection with the Closing $310,000 fee to be paid in connection with the Preferred Equity Investment, which will be payable upon the Closing

(1)
Upon the SPAC Merger, the Sponsor is expected to receive 5,455,000 shares of Pubco Class A Common Stock, with an implied aggregate market value of $57.0 million (based upon the closing price of $10.46 per SilverBox Class A Ordinary Share on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus), including 150,000 Sponsor Earnout Shares subject to vesting as described in section entitled “The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” as though such shares were vested immediately upon Closing.

(2)
Upon the SPAC Merger, the Sponsor is expected to receive 151,667 Pubco Warrants, with an implied aggregate market value of $62,183.47 (based upon the closing price of $0.41 per Public Warrant on the NYSE on August 26, 2025, the most recent practicable date prior to the date of this proxy statement/prospectus).

Transfer Restrictions
Pursuant to the Letter Agreement and the Sponsor Letter Agreement, the Sponsor and certain of our officers and directors is and will be restricted in their ability to transfer, assign, or sell its securities, as summarized in the table below:
Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Sponsor Shares	Earlier of one year after Closing; or if the closing price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing any time 150 days after Closing.	SilverBox Sponsor IV LLC Duncan Murdoch Stephen Kadenacy Joseph Reece Jin Chun Daniel Esters David Lee Reed Seaton Jonathan Lewis Glenn Marino	Transfers permitted (i) to any officer, director, or employee of SilverBox, including to a family member or affiliate of such officer, director, or employee; (ii) by private sales or transfers, in each case, made in connection with the consummation of our initial business combination at prices no greater than the price at which the securities were originally purchased; (iii) in the event of our liquidation prior to the completion of our initial business combination; (iv) by virtue of the laws of the Cayman Islands or our sponsor’s limited liability company agreement upon dissolution of our sponsor; and (v) in the event of our completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of our Public Shareholders having the right to exchange their Silver Box Class A Ordinary Shares for cash, securities or other property subsequent to the completion of the Business Combination.

Subject Securities	Expiration Date	Persons Subject to Restrictions	Exceptions to Transfer Restrictions
Private Placement Units (and Underlying Securities)	30 days after Closing	Same as above	Same as above
Sponsor Earnout Shares	Fifth year following the Closing	SilverBox Sponsor IV LLC	(i) Two-thirds (2/3) of the Sponsor Earnout Shares will be released if the VWAP of the Pubco Class A Common Stock equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period, (ii) one-third (1/3) of the Sponsor Earnout Shares will be released if the VWAP of the Pubco Class A Common Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period and (iii) all of the Sponsor Earnout Shares will be accelerated and released if Pubco is subject to a qualified change of control.
Sponsor Support Agreement
Concurrently with the execution and delivery of the Business Combination Agreement, the Sponsor, SilverBox and Pubco entered into the Sponsor Support Agreement. Pursuant to the Sponsor Support Agreement, until the earliest of the Closing, termination of the Business Combination Agreement or the liquidation of SilverBox, without the prior written consent of Pubco, the Sponsor will not: (i) sell, offer to sell, contract or agree to sell, hypothecate or pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Sponsor Shares or Private Placement Warrants owned by the Sponsor; (ii) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of any such Sponsor Shares or Private Placement Warrants, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise; (iii) take any action in furtherance of any of the matters described in the foregoing clauses (i) or (ii); or (iv) publicly announce any intention to effect any transaction specified in the foregoing clauses (i) or (ii), unless such transfer is deemed to be to a Permitted Transferee (as defined in the Sponsor Support Agreement).
Sponsor Letter Agreement
Contemporaneously with the execution of the Business Combination Agreement, SilverBox entered into the Sponsor Letter Agreement, pursuant to which, among other things, the Sponsor will deposit up to 150,000 Sponsor Earnout Shares into an escrow account, such shares to be released from escrow in accordance with the following:
•
Two-thirds (2/3) of the Sponsor Earnout Shares will be released if the VWAP of the Pubco Class A Common Stock equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period.

•
One-third (1/3) of the Sponsor Earnout Shares will be released if the VWAP of the Pubco Class A Common Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period.

All of the Sponsor Earnout Shares will be accelerated and released if Pubco is subject to a qualified change of control.

In addition, the Sponsor will use its commercially reasonable efforts to facilitate SilverBox, Parataxis and/or Pubco or their respective subsidiaries entering into additional financing transactions as contemplated by the Business Combination Agreement.
Effecting the Business Combination
Fair Market Value of Target Business
The rules of the NYSE require that we must consummate the Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions held in the Trust Account and taxes payable on the income earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The fair market value of the target or targets will be determined by the SilverBox Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our shareholders will be relying on the business judgment of the SilverBox Board, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another.
Shareholder Approval of Business Combination
We are seeking shareholder approval of the Business Combination at the Extraordinary General Meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of Public Shares may redeem their shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such redemption rights will be effected in accordance with the Memorandum and Articles of Association.
Voting Restrictions in Connection with Shareholder Meeting
The Sponsor and SilverBox’s directors and executive officers have agreed to vote their shares (except that any Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the Business Combination) in favor of the Business Combination Proposal. We also expect them to vote their shares in favor of all other proposals being presented at the Extraordinary General Meeting. Further, concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with SilverBox, Parataxis and Pubco. Pursuant to the Sponsor Support Agreement, the Sponsor agreed to vote its shares in favor of each Shareholder Proposal.
The Sponsor has agreed to vote its shares in favor of the Shareholder Proposals and the proposals to approve any separate or unbundled non-binding advisory proposals as are required to implement the Proposed Organizational Documents and the adoption and approval of any other proposals SilverBox reasonably considers to be necessary or appropriate in connection with the Business Combination (following consultation with Pubco). Further, concurrently with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement with SilverBox, Parataxis and Pubco, pursuant to which the Sponsor agreed to vote its shares in favor of all proposals being presented at the Extraordinary General Meeting. As of the Record Date, the Sponsor owns approximately      % of the total outstanding SilverBox Ordinary Shares.
At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material non-public information regarding SilverBox or its securities, our executive officers and directors and their affiliates may enter into a written plan to purchase our securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. At any time prior to the Extraordinary General Meeting, during a period when they are not then aware of any material non-public information regarding SilverBox or its securities, our executive officers and directors and their respective affiliates may: (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the other Shareholder Proposals; (ii) execute agreements to purchase such shares from institutional and other investors in the future; and (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal or the other Shareholder Proposals. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling Public Shareholders would be required to revoke their prior elections to redeem their Public Shares. The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible.
While the exact nature of any such incentives has not been determined, they might include arrangements to protect such investors or holders against potential loss in value of their Public Shares, including the granting of put options and the transfer of shares or Private Placement Warrants owned by the Sponsor for nominal value to such investors or holders.
Redemption Rights for Public Shareholders upon Completion of the Business Combination
We will provide our Public Shareholders with the opportunity to redeem all or a portion of their SilverBox Ordinary Shares upon the completion of the Business Combination, regardless of whether they abstain, vote for, or vote against, the Business Combination, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account was initially $10.05 per share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. The redemption right will include the requirement that any beneficial owner on whose behalf a redemption right is being exercised must identify itself in order to validly redeem its shares. Each Public Shareholder may elect to redeem its Public Shares irrespective of whether they vote for or against, or vote at all in connection with, the proposed transaction. There will be no redemption rights upon the completion of the Business Combination with respect to our warrants. Our initial shareholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any Sponsor Shares and any Public Shares held by them in connection with the completion of the Business Combination.
Redemption of Public Shares and Liquidation If No Business Combination
Our Memorandum and Articles of Association provides that we will have only until August 19, 2026 to complete the Business Combination, or such later date as our shareholders may approve. If we are unable to complete the Business Combination within such period, we will: (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding SilverBox Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (3) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the Combination Period.
Our initial shareholders, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Sponsor Shares held by them if we fail to complete the Business Combination within the Combination Period. However, if the Sponsor or any of our officers and directors acquired Public Shares after our IPO, it will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete the Business Combination within the Combination Period

Our initial shareholders, officers and directors have agreed, pursuant to a letter agreement with us, that they will not propose any amendment to our Memorandum and Articles of Association to modify the substance or timing of our obligation to provide for the redemption of our Public Shares in connection with the Business Combination or to redeem 100% of our Public Shares if we have not consummated the Business Combination within the Combination Period or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless we provide our Public Shareholders with the opportunity to redeem their SilverBox Class A Ordinary Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, divided by the number of then outstanding Public Shares. However, we may not redeem our Public Shares in an amount that would cause our net tangible assets, after payment of the deferred underwriting commissions, to be less than $5,000,001 (so that we do not then become subject to the SEC’s “penny stock” rules), unless the NTA Proposal is approved by our shareholders.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If we were to expend all of the net proceeds of our IPO and the sale of the Private Placement Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per share redemption amount received by shareholders upon our dissolution would be $10.51. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Shareholders. We cannot assure you that the actual per share redemption amount received by shareholders will not be substantially less than $10.51. Please see “Risk Factors — If third parties bring claims against SilverBox, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.51 per share (based on the Trust Account balance as of August 26 2025” and other risk factors described above.
Although we will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where we are unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (1) $10.05 per public share or (2) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.05 per share due to reductions in the value of the trust assets. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of our company and, therefore, our Sponsor may not be able to satisfy those obligations. We have not asked our Sponsor to reserve for such obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.05 per public share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below: (1) $10.05 per public share; or the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in certain instances. For example, the cost of such legal action may be deemed by the independent directors to be too high relative to the amount recoverable or the independent directors may determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per share redemption price will not be substantially less than $10.05 per share. Please see “Risk Factors — If third parties bring claims against SilverBox, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.51 per share (based on the Trust Account balance as of August 26, 2025)” and other risk factors described above.
We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors.
If we file a bankruptcy or winding-up petition or an involuntary winding-up bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, we cannot assure you we will be able to return $10.05 per share to our Public Shareholders. Additionally, if we file a bankruptcy or winding-up petition or an involuntary bankruptcy or winding-up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, our board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. Please see “Risk Factors — If third parties bring claims against SilverBox, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.51 per share (based on the Trust Account balance as of August 26, 2025).”
Facilities
We currently maintain our executive offices at 8701 Bee Cave Road, East Building, Suite 31, Austin, TX 78746, and our telephone number is (512) 575-3637. We consider our current office space adequate for our current operations.

Employees
We currently have six officers and do not intend to have any full-time employees prior to the completion of the Business Combination. Members of our management team are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the Business Combination. The amount of time that any such person will devote in any time period to our company will vary based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.
Periodic Reporting and Financial Information
The Units, SilverBox Ordinary Shares and SilverBox Warrants are registered under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public accountants.
We were required to evaluate our internal control procedures beginning with the fiscal year ended December 31, 2025 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer and no longer qualify as an emerging growth company, will we be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.
We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Companies Act. As an exempted company, we have applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (As Revised) of the Cayman Islands, for a period of 30 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of the completion of the IPO, (B) in which we have total annual gross revenue of at least $1.235 billion, or (C) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds $700.0 million as of June 30th of that fiscal year, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company during each fiscal year so long as (1) the market value of the SilverBox Ordinary Shares held by non-affiliates did not equal or exceed $250.0 million as of the end of the most recently completed second fiscal quarter, or (2) our annual revenues did not equal or exceed $100.0 million during the most recently completed fiscal year and the market value of our SilverBox Ordinary Shares held by non-affiliates did not exceed $700.0 million as of the end of the most recently completed second fiscal quarter.
Legal Proceedings
From time to time, we, our executive officers, directors, the Sponsor and its respective affiliates and/or any of their respective principals and employees are subject to legal proceedings, and as a result, incur significant costs and expenses in connection with such legal proceedings.
Additionally, we and the Sponsor and its affiliates are also subject to extensive regulation, which, from time to time, results in requests for information from us or the Sponsor or its affiliates, or legal or regulatory proceedings or investigations against us or the Sponsor or its affiliates. We incur significant costs and expenses in connection with any such proceedings, information requests and investigations.
Directors and Executive Officers
SilverBox’s directors and executive officers are as follows:
Name	Age	Position
Stephen M. Kadenacy	57	Chief Executive Officer and Chairman
Joseph E. Reece	64	Co-Founder
Duncan Murdoch	54	Chief Investment Officer
Jin Chun	46	Chief Operating Officer
Daniel E. Esters	59	Chief Financial Officer and Director
David Lee	57	General Counsel
Read Seaton	64	Director
Jonathan Lewis	55	Director
Glenn Marino	69	Director
Stephen M. Kadenacy, our Chairman and Chief Executive Officer, is a Co-Founder and a Co-Managing Partner of SilverBox Capital and the Chairman and Chief Executive Officer of SBXE. Mr. Kadenacy has been serving as a member of the board of BRCC since April 2025. He has also been serving as the Chairman of Centerline Logistics Corp, a leading marine oil transportation services firm and ship assist company, since July 2019. Mr. Kadenacy served as the Chief Financial Officer of BRCC from September 2023 to June 2025. Mr. Kadenacy also served as the Chief Executive Officer of SBXC until its liquidation in November 2024 and SBEA until its business combination with BRCC in February 2022. He also served as Chairman and CEO of Boxwood until its business combination and remained on the board of directors of the combined company, Atlas Technical Consultants, Inc., until April 2020. Between May 2008 and July 2017, Mr. Kadenacy served in a number of senior leadership roles at AECOM, a large engineering and technical services business, including its President and Chief Operating Officer from September 2015 to July 2017, President and Chief Financial Officer from 2014 to 2015 and Chief Financial Officer from 2011 to 2014. During his tenure at AECOM, the company grew from approximately $5 billion of revenues in 2008 to approximately $18 billion in 2017. Previously, Mr. Kadenacy was a Partner at KPMG in Economic Consulting and served as a member of the board of directors of ABM Industries, a provider of facility management services, YMCA of Greater Los Angeles and the Board of Trustees for the UCLA’s Anderson School of Business.

Joseph E. Reece, our Founding Partner, is a Co-Founder and a Co-Managing Partner of SilverBox Capital. Previously, he founded Helena Capital, a merchant bank and a predecessor company of SilverBox Capital, in April 2015 and served as Chief Executive Officer until January 2017, and then again from October 2018. Mr. Reece is the Chief Executive Officer of SilverBox Securities. Mr. Reece has been serving as Non-Executive Chairman of Compass Minerals since May 2021, having been a member of the board of directors since 2019. He has also been serving as Chairman of NCR Atleos Corporation since October 2023 after serving as Chairman of predecessor NCR Corporation from May 2023 and lead independent director from November 2022 to May 2023. He was a member of the board of directors of Quotient Technology Inc. since May 2022 until its sale in September 2023. Mr. Reece also served as a Consultant to BDT & Company, LLC from October 2019 to January 2022. Mr. Reece previously served as Founding Partner of SBXC from its initial public offering in February 2023 until its liquidation in November 2024 and as Executive Chairman of SBEA until its business combination with BRCC in February 2022. He also served as Executive Vice Chairman and Head of UBS Securities, LLC’s Investment Bank for the Americas from February 2017 to September 2018. Prior to that, he was at Credit Suisse from 1997 to 2015, in roles of increasing responsibility, including eventually serving as Global Head of Equity Capital Markets and Co-Head of Credit Risk. His prior experience includes practicing as an attorney for ten years, including at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP and at the SEC. Mr. Reece has previously served as a member of the board of directors of UBS Securities, LLC, of NCR Corporation where he served as Chairman of the Board, of Quotient Technology, of Atlas Technical Consultants, Inc. and its predecessor company, Boxwood Merger Corp., of Del Frisco’s Restaurant Group, Inc., of RumbleOn, Inc., of CST Brands, Inc., and of LSB Industries, Inc.
Duncan Murdoch, our Chief Investment Officer, has over 25 years of private equity and investment banking experience. Mr. Murdoch is currently the Chief Investment Officer of SilverBox Capital. Mr. Murdoch currently serves as a member of the board of Bearing Advisors LLC since July 2025. Mr. Murdoch previously served as Chief Investment Officer of Boxwood Capital, the predecessor to SilverBox Capital, since April 2020. Previously, Mr. Murdoch served as Chief Investment Officer of SBXC from February 2023 until its liquidation in November 2024 and SBEA until its business combination with BRCC in February 2022. Mr. Murdoch served as Chief Investment Officer of Boxwood Merger Corp. until its business combination with Atlas Technical Consultants, Inc., from November 2018 to February 2020. Prior to that Mr. Murdoch spent approximately 17 years at Macquarie Capital in New York where he was a Senior Managing Director, from 2006 to October 2018, and also served as Co-Head of the Principal Transactions Group US from 2010 to 2018, and as Co-Head of the Industrials Group US from 2006 to 2010. Mr. Murdoch also served on numerous committees at Macquarie Capital including the US Capital Commitments Committee and the US Operating Committee. While at Macquarie Capital, Mr. Murdoch led numerous investments and acquisitions on behalf of Macquarie Capital and funds managed by affiliates of Macquarie Capital across multiple sectors, including infrastructure, business services, environmental services, aerospace, and consumer. Mr. Murdoch served on the board of directors of numerous private companies, including Brek Manufacturing Company, Utility Service Partners, Inc., Puralube, Inc., Icon Parking Systems, Smarte Carte, Inc., DNEG, Anaergia Inc., MST Global, and Skis Rossignol S.A. Previously, Mr. Murdoch worked for BMO Nesbitt Burns Inc. in Toronto, for Macquarie in Sydney in their Corporate Advisory Group, and for justices in the Commercial Division of the Supreme Court of New South Wales, Australia.
Jin Chun, our Chief Operating Officer, has more than 20 years of private equity and investment banking experience. Mr. Chun is a Partner of SilverBox Capital and the Chief Operating Officer of SilverBox Securities. He served as Chief Operating Officer of SBXC from February 2023 until its liquidation in November 2024 and SBEA until its business combination with BRCC in February 2022. Previously, Mr. Chun was a Managing Director of Macquarie Capital based in New York, where he was a member of its principal investing team from November 2005 to December 2020 where he was responsible for sourcing, executing and managing investments on behalf of Macquarie Capital and funds managed by affiliates of Macquarie Capital. Past investments have included debt, preferred equity and common equity investments across technology, financial services, infrastructure, travel and leisure, and gaming sectors. Prior to that, Mr. Chun worked for Dresdner Kleinwort Wasserstein in its Industrial M&A team from 2001 to 2005. Mr. Chun serves on the board of directors of Read Ahead, Inc.
Daniel E. Esters, our Chief Financial Officer and one of our directors, is the Chief Financial Officer and a Partner of SilverBox Capital, the Chief Financial Officer and Chief Compliance Officer of SilverBox

Securities and the Chief Financial Officer of SBXE. He formerly served as the Chief Financial Officer of SBXC from February 2023 until its liquidation in November 2024, SBEA until its business combination with BRCC in February 2022 and Boxwood Merger Corp. from November 2018 to February 2020. Mr. Esters spent 24 years serving in a variety of capacities at several investment banking firms where he accumulated extensive transaction experience including origination, due diligence assessment, structuring, negotiation and marketing of a wide range of merger and acquisitions, debt financings, restructurings and public equity offerings. From August 2014 to September 2018, Mr. Esters served as a managing director of M&A Capital LLC, a boutique investment banking firm and independent sponsor. From May 1996 to August 2014, he served in the Investment Banking department of Jefferies LLC, where his last role was as Managing Director within the firm’s financial sponsor group. Previously, Mr. Esters served with the Investment Banking department of PaineWebber, Inc. and with the audit practice of accounting firm Price Waterhouse LLC, where he earned his C.P.A. license.
David Lee, our General Counsel, has more than 25 years of experience in representing private equity firms (and their portfolio companies) and owners of U.S. middle market companies as legal counsel. He formerly served as the General Counsel of SBXC from February 2023 until its liquidation in November 2024 and Boxwood Merger Corp. until its business combination with Atlas Technical Consultants, Inc., from November 2018 to February 2020. He is the founder and Manager of Co-Counsel, LLC (a boutique M&A law firm established in October 2017) and the founder and Manager of Atrium Exit, LLC (a legal technology company established in August 2019). Mr. Lee served as Special Counsel at Jenner & Block LLP from October 2015 to September 2017, as Chief Executive Officer and Co-Founder of 10x Market, LLC from January 2013 to October 2015, and as Partner at DLA Piper LLP from December 2010 to December 2012. Prior to that, he served as Partner at Mayer Brown LLP from January 2007 to December 2010, as Partner at Kaye Scholer LLP from 2005 to 2006, as Partner at Kirkland & Ellis LLP from 2002 to 2004 and as Associate at Kirkland & Ellis LLP from 1996 to 2002. Mr. Lee holds a Bachelor’s degree in political science from the University of Chicago and a law degree from Northwestern University School of Law.
Reed J. Seaton, one of our independent directors, has been a leader and innovator in the Sports Construction sector for over 40 years. Mr. Seaton currently serves as a managing partner of his family office, Seaton Asset L.P., established in 2023, where he invests in emerging businesses and provides seed capital to SaaS technology, alternative energy, construction, healthcare, and agricultural start-ups, serving on the board of several of his portfolio companies. From November 2003 to May 2024, Mr. Seaton was the Founder, President, and CEO of Hellas Construction, Inc., a large vertically integrated sports surfacing and construction company based in Austin, TX. Mr. Seaton served as President and CEO from 2003 to 2024, growing the business from a start-up to an annual revenue of $625M in 2023. During his tenure at Hellas, Mr. Seaton partnered with K-12, collegiate and NFL teams, as well as European football clubs providing high quality and safe playing surfaces to athletes both in the United States and internationally. Mr. Seaton served as CEO for American Sports Products Group from 1996 to 2002. In 1984, Mr. Seaton purchased Ritche, renamed it Southwest Track Builder and served as CEO until 1989 when the company was purchased by American Sports Products Group. Mr. Seaton has served on the Boards of A.S.P.G, Inc., Sport Court Inc., American Athletics, Astroturf Industries, Astroturf Europe, Southwest Recreational Industries, Trussway, Inc., WRS Infrastructure & Environment, Inc., and Tencate Grass Holdings Group. Mr. Seaton is well-qualified to serve as a director due to his extensive business, investment, and financial experience.
Jonathan Lewis, one of our independent directors, is the Founder & CEO of Cortlandt, a dynamic exchange of knowledge for profit. For over 25 years, Mr. Lewis has been a serial entrepreneur in asset management with a unique ability to originate, evaluate, and attract the human and risk capital necessary to close idiosyncratic and opportunistic investments across multiple asset classes. In 2015, Mr. Lewis launched Folio Capital to offer innovative capital solutions to these challenges. In 2009, in response to the financial crisis, Mr. Lewis co-founded Rosebrook Capital Partners (later in partnership with Deutsche Bank) to provide liquidity for hedge fund investors holding $300 billion of shares that had been gated, side pocketed, suspended, or otherwise had their liquidity impaired. Prior to Rosebrook, Mr. Lewis co-founded Generation Advisors and Generation Mortgage (in partnership with Guggenheim Partners) to pursue opportunities in mortality-linked finance, and founded Metropolis Capital Management, a venture capital partnership. He started his career in foreign exchange derivatives at O’Connor & Associates and working for renowned value investor Michael Price at Mutual Series Fund and MFP Investors. Jonathan has served on the board and investment committee of Lighthouse International and on the board of VisionSpring. He received his B.A. in Philosophy from Tufts University and an M.B.A. in Finance from The Wharton School at the University of Pennsylvania.
Glenn Marino, one of our independent directors, has over 30 years of experience in the consumer finance industry and currently serves on the board of directors and compensation committee of PRA Group, Inc. (Nasdaq: PRAA). Prior to serving in that role, he was the Executive Vice President, Chief Commercial Officer and CEO of the Payment Solutions business at Synchrony Financial, Inc. (“Synchrony”), a publicly traded financial services company. Prior to the spin-off of Synchrony by General Electric Corporation (“GE”) in 2014, Marino served as CEO of Sales Finance from 2002 until 2014 for GE’s North American retail finance business. He also previously served as President of Monogram Credit Services, a joint venture between GE and Bank One Corporation (now part of JPMorgan Chase) and Chief Risk Officer — Consumer Cards Services for GE Capital. During his tenure with Synchrony, Marino led the organization to becoming one of the premier “Point-of-Sale” companies in the financial industry. Before joining General Electric, Marino held roles of increasing responsibility in finance with Citibank and Xerox Corporation. He earned a Bachelor of Science in Biology from Syracuse University and a Master of Business Administration from the University of Michigan. Currently, Marino serves on the board of directors of Upbound Group, Inc. (formerly Rent-A-Center, Inc.), a publicly traded, lease-to-own provider.
Executive Compensation and Director Compensation
None of our executive officers or directors have received any compensation for services rendered to us. We pay monthly recurring expenses of $15,000 to an affiliate of our Sponsor for office space, administrative and shared personnel support services. Upon completion of the Business Combination or our liquidation, SilverBox will cease paying these monthly fees.
Our Sponsor, executive officers, directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, executive officers, directors and our or their affiliates.
After the completion of the Business Combination, directors or members of our management team who remain with us may be paid consulting, management or other fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our shareholders in connection with the Business Combination.
Although, one of our existing directors and officers is expected to serve on the Pubco Board and may receive compensation for such service, we may not take any action to ensure that members of our management team maintain their positions with us after the consummation of the Business Combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after the Business Combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of an initial business combination will be a determining factor in our decision to proceed with an initial business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Number and Terms of Office of Officers and Directors
The SilverBox Board consists of five members. Holders of our Sponsor Shares have the right to elect all of our directors or remove any one of them for any reason prior to consummation of the Business Combination and holders of our Public Shares will not have the right to vote on the election or removal of directors during such time. These provisions of our Memorandum and Articles of Association may only be amended if approved by a majority of at least 90% of the SilverBox Ordinary Shares voting at a shareholder meeting.
Our officers are appointed by the SilverBox Board and serve at the discretion of SilverBox Board, rather than for specific terms of office. The SilverBox Board is authorized to appoint persons to the offices set forth in our Memorandum and Articles of Association as it deems appropriate. Our Memorandum and Articles of Association provide that our officers may consist of a Chief Executive Officer, a President, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer, Assistant Treasurers and such other offices as may be determined by the SilverBox Board.
Director Independence
NYSE listing standards require that a majority of the SilverBox Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. SilverBox has three “independent directors” as defined in the NYSE listing standards and applicable SEC rules. SilverBox’s audit committee will be entirely composed of independent directors meeting the NYSE’s additional requirements applicable to members of the audit committee. SilverBox’s independent directors will have regularly scheduled meetings at which only independent directors are present.
Committees of the SilverBox Board
The SilverBox Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the NYSE rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that will be approved by our board of directors and will have the composition and responsibilities described below. The charter of each committee is available on our website at sbcap.com.
Audit Committee
Under the NYSE listing standards and applicable SEC rules, SilverBox is required to have at least three members of the audit committee, all of whom must be independent. The members of our audit committee are Glenn Marino, Jonathan Lewis and Reed Seaton.
Each member of the audit committee is financially literate and the SilverBox Board has determined that Mr. Marino qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.
SilverBox adopted an audit committee charter, details the purpose and principal functions of the audit committee, including:
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Assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm;

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Reviewing the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public account firm engaged by SilverBox;

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re-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

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Reviewing and discussing with the independent registered public accounting firm all relationships the auditors have with us in order to evaluate their continued independence;

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Setting clear hiring policies for employees or former employees of the independent registered public accounting firm;

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Obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
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Meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

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Reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

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Reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Under the NYSE listing standards and applicable SEC rules, SilverBox is required to have at least two members of the compensation committee, all of whom must be independent. The members of our compensation committee are Mr. Marino, Mr. Lewis and Mr. Seaton.
We adopted a compensation committee charter, which details the purpose and responsibility of the compensation committee, including:
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Reviewing and approving on an annual basis the corporate goals and objectives relevant to SilverBox’s Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives;

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Reviewing and making recommendations to the SilverBox Board with respect to (or approving, if such authority is so delegated by our board of directors) the compensation, and any incentive-compensation and equity-based plans that are subject to board approval of all of our other officers;

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Reviewing our executive compensation policies and plans;

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Implementing and administering our incentive compensation equity-based remuneration plans;

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Assisting management in complying with our proxy statement and annual report disclosure requirements;

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Approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

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Producing a report on executive compensation to be included in our annual proxy statement; and

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Reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Memorandum and Articles of Association also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other advisor and is directly responsible for the appointment, compensation and oversight of the work of any such advisor.
However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other advisor, the compensation committee will consider the independence of each such advisor, including the factors required by the NYSE and the SEC.
Nominating and Corporate Governance Committee
Mr. Marino, Mr. Lewis and Mr. Seaton serve as members of our nominating and corporate governance committee. Under the NYSE listing standards, all members of the nominating and corporate governance committee must be independent.

We adopted a nominating and corporate governance committee charter, which details the principal functions of the nominating and corporate governance committee, including:
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Identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies on the SilverBox Board;

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Developing and recommending to the SilverBox Board and overseeing implementation of our corporate governance guidelines;

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Coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of SilverBox; and

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Reviewing on a regular basis SilverBox’s corporate governance and recommending improvements as and when necessary.

The charter also provides that the nominating and corporate governance committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.
Director Nominations
SilverBox’s nominating and corporate governance committee will recommend to the SilverBox Board candidates for nomination for election at the annual meeting of the shareholders. SilverBox has not formally established any specific minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the SilverBox Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.
Code of Ethics
We adopted a Code of Ethics applicable to SilverBox’s directors, officers and employees. A copy of our form of Code of Ethics is available on our website at www.sbcap.com.
You are able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from SilverBox. SilverBox intends to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Insider Trading Policy
SilverBox has adopted an insider trading policy which governs transactions in our securities by SilverBox and its directors, officers, employees, consultants, and contractors and is designed to promote compliance with insider trading laws, rules and regulations applicable to SilverBox.
Conflicts of Interest
Under Cayman Islands law, directors and officers owe the following fiduciary duties:
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duty to act in good faith in what the director or officer believes to be in the best interests of SilverBox as a whole;

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duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

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directors should not improperly fetter the exercise of future discretion;

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duty to exercise powers fairly as between different sections of shareholders;

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duty not to put themselves in a position in which there is a conflict between their duty to SilverBox and their personal interests; and

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duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.
SilverBox’s management team is responsible for the management of our affairs. As described above and below, each of our officers and directors presently has, and any of them in the future may have additional, fiduciary, contractual or other obligations or duties to one or more other entities pursuant to which such officer or director is or will be required to present a business combination opportunity to such entities.
Accordingly, if any of SilverBox’s officers or directors becomes aware of a business combination opportunity which is suitable for one or more entities to which he or she has fiduciary, contractual or other obligations or duties, he or she will honor these obligations and duties to present such business combination opportunity to such entities first, and only present it to us if such entities reject the opportunity and he or she determines to present the opportunity to us. These conflicts may not be resolved in our favor and a potential target business may be presented to another entity, prior to its presentation to us.
We are not prohibited from pursuing an initial business combination with a company that is affiliated with members of our management team or SilverBox Capital. In the event we seek to complete our initial business combination with a business that is affiliated with members of our management team and affiliates of Sponsor, we, or a committee of independent and disinterested directors, will obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority, or FINRA, or from an independent registered public accounting firm, that such an initial business combination is fair to our company from a financial point of view.
Because the other entities to which our officers and directors owe fiduciary duties or contractual obligations (as described below) are not themselves in the business of engaging in business combinations, we do not believe, that the fiduciary, contractual or other obligations or duties of our officers or directors will materially affect our ability to complete our initial business combination.
The Memorandum and Articles of Association provides that to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for to any director or officer on the one hand, and us, on the other.
Members of our management team and affiliates of our Sponsor may participate in the formation of, invest in (on behalf of themselves, their affiliates or its and their clients), or become an officer or director of, any other blank check company prior to completion of our initial business combination.
Potential investors should also be aware of the following other potential conflicts of interest:
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none of our officers or directors is required to commit his or her full time to our affairs and, accordingly, may have conflicts of interest in allocating his or her time among various business activities.

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in the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. Please see “— Directors and Executive Officers” for a description of our management’s other affiliations.
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our initial shareholders, officers and directors have agreed to waive their redemption rights with respect to any Sponsor Shares and any Public Shares held by them in connection with the consummation of our initial business combination. Additionally, our initial shareholders, officers and directors have agreed to waive their rights to liquidating distributions from the trust account with respect to any Sponsor Shares held by them if we fail to consummate the Business Combination within the Combination Period. However, if our initial shareholders or any of our officers, directors or affiliates acquire Public Shares they will be entitled to liquidating distributions from the trust account with respect to such Public Shares if we fail to consummate our initial business combination within the Combination Period. If we do not complete our initial business combination within such applicable time period, the proceeds of the sale of the private placement units held in the trust account will be used to fund the redemption of our Public Shares, and the private placement warrants will expire worthless. Except as described herein, (1) pursuant to a letter agreement entered into with us, our initial shareholders, officers and directors have agreed not to transfer, assign or sell any Sponsor Shares held by them until the earlier to occur of: (A) one year after completion of our initial business combination; or (B) if the closing price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing any time 150 days after completion of the Business Combination. Any permitted transferees would be subject to the same restrictions and other agreements of our sponsor with respect to any Sponsor Shares, and (2) pursuant to a letter agreement entered into with us, our sponsor have agreed not to transfer, assign or sell any private placement units and the SilverBox Class A Ordinary Shares underlying such units until 30 days after the completion of our initial business combination. We refer to such transfer restrictions as the lock-up. Notwithstanding the foregoing, if we complete a liquidation, merger, share exchange, reorganization or other similar transaction after our initial business combination that results in all of our Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property, the Sponsor Shares will be released from the lock-up. Since our sponsor, members of our management team and affiliates of Sponsor may directly or indirectly own ordinary shares and warrants following our IPO, our officers and directors may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate the Business Combination.

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our key personnel may negotiate employment or consulting agreements with a target business in connection with a particular business combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether to proceed with a particular business combination.

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Our Sponsor and members of our management team own our securities following our IPO, and accordingly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination., Our Sponsor has invested in us an aggregate of $4,575,000, comprised of the $25,000 purchase price for the Sponsor Shares (or approximately $0.004 per share) and the $4,550,000 purchase price for the private placement units (or $10.00 per unit). Accordingly, our management team, which owns interests in our Sponsor, may be more willing to pursue a business combination with a riskier or less-established target business than would be the case if our Sponsor had paid the same per share price for the Sponsor Shares as our Public Shareholders paid for their Public Shares.

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in the event our Sponsor or members of our management team provide loans to us to finance transaction costs, or out-of-pocket reimbursement of expenses, in connection with an intended initial business combination and/or incur expenses on our behalf in connection with an initial business combination, such persons and accordingly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination as such loans may not be repaid and/or such expenses may not be reimbursed unless we consummate such business combination.

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we are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, directors or members of our management team; accordingly, such affiliated person(s) they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination as such affiliated person(s) would have interests different from our Public Shareholders and would likely not receive any financial benefit unless we consummated such business combination.
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we may engage SilverBox Securities to provide financial advisory services in connection with our initial business combination. If SilverBox Securities provides services to us after our IPO, we may pay SilverBox Securities fair and reasonable fees that would be determined at that time. Any fees we may pay SilverBox Securities for services rendered to us after our IPO may be contingent on the completion of a business combination and may be paid in a form other than cash. In the event SilverBox Securities provides any such services after our IPO, SilverBox Securities would have a conflict of interest as a portion of its compensation from our IPO is dependent on completion of our initial business combination.

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The conflicts described above may not be resolved in our favor.

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Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties:

Individual(1)	Entity	Entity’s Business	Affiliation
Joseph E. Reece	SilverBox Capital LLC	Financial advisory Investments and SPAC Sponsorship	Co-Managing Partner
	SilverBox Securities LLC	Financial advisory	Chief Executive Officer
	Compass Minerals International Inc.	Production of Minerals	Executive Chairman
Stephen M. Kadenacy	BRC Inc.	Branded Coffee	Director
	SilverBox Capital LLC	Financial advisory Investments and SPAC Sponsorship	Co-Managing Partner
	Centerline Logistics Corp.	Energy Transportation	Chairman
	SilverBox Corp V	SPAC	Chairman and Chief Executive Officer
Duncan Murdoch	SilverBox Capital LLC	Investments and SPAC Sponsorship	Chief Investment Officer
Bearing Advisors LLC
Jin Chun	SilverBox Capital LLC	Investments and SPAC Sponsorship	Partner
	SilverBox Securities LLC	Financial advisory	Chief Operating Officer
Daniel E. Esters	SilverBox Capital LLC	Investments and SPAC Sponsorship	Chief Financial Officer
	SilverBox Securities LLC	Financial advisory	Chief Financial Officer and Chief Compliance Officer
	SilverBox Corp V	SPAC	Chief Financial Officer
David Lee	SilverBox Capital LLC	Investments and SPAC Sponsorship	General Counsel
Jonathan Lewis	Cortland	Advisory Services	Chief Executive Officer
Reed J. Seaton	Seaton Asset L.P.	Family Office	Managing Partner
Glenn Marino	PRA Group, Inc.	Loan Servicing	Director

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In addition, our Sponsor or any of its affiliates, or any of their respective clients, may make additional investments in the company in connection with the initial business combination, although our Sponsor and its affiliates have no obligation or current intention to do so. If our Sponsor or any of its affiliates elects to make additional investments, such proposed investments could influence our Sponsor’s motivation to complete the Business Combination.

Further, in order to facilitate our initial business combination, including any related financing, our Sponsor may surrender or forfeit, transfer or exchange our Sponsor Shares, Private Placement Units or any of our other securities including for no consideration, as well as subject any such securities to earn-outs or other restrictions, or otherwise amend the terms of any such securities or enter into any other arrangements with respect to any such securities.
In the event that we submit the Business Combination to our Public Shareholders for a vote, our initial shareholders, officers and directors have agreed to vote any Sponsor Shares and any Public Shares held by them in favor of the Business Combination and our officers and directors also have agreed to vote Public Shares purchased by them (if any) during or after our IPO (including in open market and privately- negotiated transactions) in favor of our initial business combination (except that any Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the business combination transaction, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the business combination transaction. The Sponsor Non-Managing Members are not required to (i) hold any units, SilverBox Class A Ordinary Shares or Public Warrants they may have purchased in our IPO or thereafter for any amount of time, or enter into a lock-up agreement with us or the underwriters with respect to any units, SilverBox Class A Ordinary Shares or Public Warrants, (ii) vote any SilverBox Class A Ordinary Shares they may own at the applicable time in favor of the Business Combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of our the Business Combination. The Sponsor Non-Managing Members will have the same rights to the funds held in the trust account with respect to the SilverBox Class A Ordinary Shares underlying the units they may have purchased in our IPO as the rights afforded to our other Public Shareholders. However, if the Sponsor Non-Managing Members purchase all of the units for which they have expressed to us an interest in purchasing or otherwise hold a substantial number of our units, then the Sponsor Non-Managing Members will potentially have different interests than our other Public Shareholders in approving the Business Combination and otherwise exercising their rights as Public Shareholders because of their indirect ownership of Sponsor Shares and Private Placement Units.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime.
The Memorandum and Articles of Association provides for indemnification by SilverBox of its officers and directors to the fullest extent authorized by law, as it now exists or may in the future be amended.
SilverBox has entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Memorandum and Articles of Association. Memorandum and Articles of Association also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions.
We have obtained a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
These provisions may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.
SilverBox believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.
In connection with this registration statement, we have undertaken that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SILVERBOX
Overview
SilverBox is an exempted company incorporated in the Cayman Islands on April 16, 2024. SilverBox was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). SilverBox has reviewed a number of opportunities to enter into an initial business combination with one or more operating businesses and entered into the Business Combination Agreement on August 6, 2025. SilverBox intends to effectuate the Business Combination using cash from the proceeds of the IPO and the sale of the Private Placement Units, and SilverBox’s capital stock, debt or a combination of cash, stock and debt.
As indicated in the accompanying financial statements, as of June 30, 2025, SilverBox had $279,366 in cash and working capital of $454,784 and as of December 31, 2024 SilverBox had $819,362 in cash and working capital of $811,799. Further, SilverBox expects to continue to incur significant costs in the pursuit of the Business Combination. SilverBox cannot assure you that its plans to complete the Business Combination will be successful.
Results of Operations
SilverBox has neither engaged in any operations nor generated any revenues to date. Our only activities from April 16, 2024 (inception) through June 30, 2025 were organizational activities and those activities necessary for the IPO. SilverBox does not expect to generate any operating revenues after the completion of our Business Combination. Subsequent to the IPO, SilverBox generates non-operating income in the form of interest income on investments held in the Trust Account. SilverBox incurs expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended June 30, 2025, SilverBox had a net income $1,462,590, which consisted of interest carried on investments held in Trust Account of $2,182,900, offset by general and administrative costs of $720,310.
For the six months ended June 30, 2025, SilverBox had a net income $3,393,384, which consisted of interest earned on investments held in Trust Account of $4,298,327, offset by general and administrative costs of $904,943.
For the period from April 16, 2024 (inception) through June 30, 2024, SilverBox had a net loss $23,660, which consisted of general and administrative costs.
For the period from April 16, 2024 (inception) through December 31, 2024, we had a net income $3,483,171, which consisted of change in fair value of over-allotment option liability of $306,504 and interest earned on investments held in Trust Account of $3,654,638, offset by general and administrative costs of $477,971.
Liquidity, Capital Resources and Going Concern
On August 19, 2024, SilverBox consummated the IPO of 20,000,000 SilverBox Units at $10.00 per Unit. Simultaneously with the closing of the IPO, SilverBox consummated the sale of an aggregate of 455,000 SilverBox Units at a price of $10.00 per Unit, in a private placement to Sponsor, generating gross proceeds of $4,550,000.
For the six months ended June 30, 2025, cash used in operating activities was $454,996. Net income of $3,393,384 was affected by interest earned on investments held in the Trust Account of $4,298,327. Changes in operating assets and liabilities used $449,947 of cash for operating activities.
For the period from April 16, 2024 (inception) through June 30, 2024, cash used in operating activities was $8,137. Net loss of $23,660 was affected by formation costs paid by Sponsor in exchange for issuance of Sponsor Shares of $15,523. Changes in operating assets and liabilities used $0 of cash for operating activities.

For the period from April 16, 2024 (inception) through December 31, 2024, cash used in operating activities was $446,857. Net income of $3,483,171 was affected by interest earned on investments held in the Trust Account of $3,654,638, formation costs paid by Sponsor in exchange for issuance of SilverBox Class B Ordinary Shares of $15,524 and change in fair value of over-allotment option liability of $306,504. Changes in operating assets and liabilities provided $15,590 of cash for operating activities.
As of June 30, 2025, SilverBox had investments held in the Trust Account of $208,952,965 (including approximately $7,952,965 of interest income) consisting of U.S. Treasury Bills with a maturity of 185 days or less. SilverBox may withdraw interest from the Trust Account to pay taxes, if any. SilverBox intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of Pubco, make other acquisitions and pursue our growth strategies.
As of December 31, 2024, we had investments held in the Trust Account of $204,654,638 (including approximately $3,654,638 of interest income) consisting of U.S. Treasury Bills with a maturity of 185 days or less. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of June 30, 2025, SilverBox had cash of $279,366. SilverBox intends to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
As of December 31, 2024, we had cash of $819,362. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If SilverBox completes a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, SilverBox may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $2,500,000 of the Working Capital Loans may be convertible into units of Pubco at a price of $10.00 per unit. The units and the underlying securities would be identical to the SilverBox Units and the underlying securities of such Units.
In connection with SilverBox’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of June 30, 2025, SilverBox may need to raise additional capital through loans or additional investments from Sponsor, shareholders, officers, directors, or third parties. SilverBox’s officers, directors and Sponsor may, but are not obligated to, loan SilverBox funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet SilverBox’s working capital needs. Accordingly, SilverBox may not be able to obtain additional financing. If SilverBox is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. SilverBox cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
SilverBox’s liquidity condition raises substantial doubt about SilverBox’s ability to continue as a going concern for a period of time within one year after the date that the accompanying condensed financial statements are issued. Management plans to address this uncertainty through the Business Combination. No adjustments have been made to the carrying amounts of assets or liabilities should SilverBox be required to liquidate after the Combination Period. SilverBox intends to complete the Business Combination before the end of the Combination Period. However, there can be no assurance that SilverBox will be able to consummate any Business Combination by the end of the Combination Period.
Off-Balance Sheet Arrangements
SilverBox has no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2025 or December 31, 2024. SilverBox does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. SilverBox has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
SilverBox does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay Sponsor a total of $15,000 per month for office space, secretarial, administrative and shared personnel support services.
The underwriters were entitled to a cash underwriting discount of $1,700,000 or 0.85% of the gross proceeds of the units sold in the IPO, which was paid on August 19, 2024. Additionally, the underwriters are entitled to a deferred underwriting discount of 5.15% of the gross proceeds of the IPO held in the Trust Account, $10,300,000 in the aggregate upon the completion of SilverBox’s Business Combination subject to the terms of the underwriting agreement.
Critical Accounting Policies and Estimates
The preparation of the financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. SilverBox has not identified any critical accounting estimates but have identified the following critical accounting policies:
SilverBox Ordinary Shares Subject to Possible Redemption
SilverBox accounts for its SilverBox Ordinary Shares subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” SilverBox Ordinary Shares subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable SilverBox Ordinary Shares (including SilverBox Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. SilverBox Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2025, SilverBox Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of our balance sheets.
SilverBox recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of the redeemable ordinary shares are affected by charges against additional paid-in capital (to the extent available) and accumulated deficit.
Warrant Instruments
SilverBox accounts for SilverBox Warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB

ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the SilverBox Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the SilverBox Warrants meet all of the requirements for equity classification under ASC 815, including whether the SilverBox Warrants are indexed to SilverBox Ordinary Shares and whether the SilverBox Warrant holders could potentially require “net cash settlement” in a circumstance outside of SilverBox’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of the SilverBox Warrant’s issuance and as of each subsequent quarterly period end date while the SilverBox Warrants are outstanding.
For issued or modified SilverBox Warrants that meet all of the criteria for equity classification, the SilverBox Warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified SilverBox Warrants that do not meet all the criteria for equity classification, the SilverBox Warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Accordingly, SilverBox evaluated and classified the SilverBox Warrant instruments under equity treatment at its assigned fair value. Fair value of SilverBox Warrants at issuance amounted to $286,667.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on SPAC’s financial statements.
Recent Accounting Pronouncements
Our management does not believe that any recently issued but not yet effective accounting pronouncement if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.
JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. SilverBox qualifies as an “emerging growth company” and under the JOBS Act is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. SilverBox is electing to delay the adoption of new or revised accounting standards, and as a result, SilverBox may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, SilverBox is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” SilverBox choose to rely on such exemptions we may not be required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the JOBS Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; (iii) comply with any requirement that may be adopted by the U.S. PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until SilverBox is no longer an “emerging growth company,” whichever is earlier.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
SilverBox
Private Placement
Simultaneously with the closing of the IPO, Sponsor purchased an aggregate of 455,000 Private Placement Units at a price of $10.00 per Unit ($4,550,000 in the aggregate). Each Private Placement Unit consists of one SilverBox Class A Ordinary Share and one-third of one redeemable warrant to acquire one SilverBox Class A Ordinary Share. Each Private Placement Warrant entitles the holder to purchase one SilverBox Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. Only whole Private Placement Warrants are exercisable. A portion of the proceeds from the Private Placement Units were added to the proceeds from the IPO held in the Trust Account. If SilverBox does not complete the Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).
Twelve institutional investors (none of which are affiliated with any member of SilverBox’s management, the Sponsor or any other investor) (the “Sponsor Non-Managing Members”) purchased, indirectly through the purchase of sponsor non-managing membership interests, an aggregate of 350,000 of the 455,000 SilverBox Units at a price of $10.00 per Unit ($3,500,000 in the aggregate) in the private placement that closed simultaneously with the closing of the IPO.
Sponsor Shares
On April 18, 2024, our Sponsor purchased an aggregate of 3,450,000 Sponsor Shares for an aggregate purchase price of $25,000. The number of Sponsor Shares issued was determined based on the expectation that the Sponsor Shares would represent 20% of the outstanding ordinary shares upon completion of the IPO. In May 2024, SilverBox effected a share split for which an additional 2,300,000 Sponsor were issued. The underwriters elected not to exercise the over-allotment option and the option expired, and the 750,000 Sponsor Shares were cancelled, resulting in the Sponsor holding an aggregate of 5,000,000 Sponsor Shares.
Sponsor Support Agreement
The Sponsor entered into an agreement with SilverBox and Pubco, pursuant to which the Sponsor agreed to, among other things: (i) vote in favor of adoption of the Shareholder Proposals; (ii) vote against any Alternative Transaction (as defined in the Business Combination Agreement) and any merger agreement or merger other than the Business Combination Agreement and the Business Combination; and (iii) vote against any change in the business, management or board of directors of SilverBox (other than in connection with the Shareholder Proposals or pursuant to the Business Combination Agreement or Ancillary Documents). For additional information, please see the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Support Agreement.”
Sponsor Letter Agreement
The Sponsor entered into an agreement with SilverBox, Pubco and Parataxis, pursuant to which the Sponsor agreed to, among other things: (i) use its commercially reasonable efforts to facilitate entry by SilverBox, Parataxis and/or Pubco to enter into additional Financing Agreements as contemplated under the Business Combination Agreement; (ii) the Sponsor Earnout Shares shall be placed into an escrow account and Sponsor shall enter into an escrow agreement with Pubco, Seller Representative and Transfer Agent (or another escrow agent reasonably acceptable to the Sponsor and Parataxis and (iii) not transfer the Sponsor Earnout Shares during the Earnout Period. For additional information, please see the section entitled “The Business Combination Proposal — Certain Agreements Related to the Business Combination — Sponsor Letter Agreement.”
Promissory Note
On April 18, 2024, the Sponsor agreed to loan SilverBox up to $300,000 to be used for a portion of the expenses of the IPO. This loan was non-interest bearing, unsecured and due at the earlier of December 31,

2024 or the closing of the IPO. SilverBox repaid the outstanding balance of the note at the closing of the IPO on August 19, 2024. Borrowings under the promissory note are no longer available.
Administrative Support Agreement
SilverBox entered into an agreement, commencing on August 15, 2024, through the earlier of SilverBox’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $15,000 per month for office space, secretarial, administrative and shared personnel support services. As of June 30, 2025, there was $67,500 incurred and paid under the Administrative Support Agreement.
Amended and Restated Registration Rights Agreement
SilverBox has previously entered into a registration rights agreement pursuant to which the Sponsor will be entitled to certain registration rights with respect to the Private Placement Units, Private Placement Warrants, Private Placement Shares, the warrants that may be issuable upon conversion of the Working Capital Loans and the SilverBox Class A Ordinary Shares issued or issuable upon exercise of the foregoing and upon conversion of the SilverBox Class B Ordinary Shares. Pursuant to the Business Combination Agreement, at the Closing, Pubco, the Sponsor, and certain other Parataxis Securityholders will enter into the A&R Registration Rights Agreement, Pursuant to the terms of the A&R Registration Rights Agreement, Pubco will be obligated to, among other things, file a registration statement to register the resale of certain securities of Pubco held by the Sponsor and such other securityholders. In addition, pursuant to the terms of the A&R Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Sponsor and such other securityholders may demand at any time or from time to time, that Pubco wile a registration statement on Form S-3 (or on Form S-1 if Form S-3 is not available) to register the securities of Pubco held by such holders. The A&R Registration Rights Agreement will also provide the Sponsor and such securityholders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
SilverBox Securities
SilverBox engaged SilverBox Securities to provide independent financial advisory services in connection with our IPO. As consideration for providing such services, SilverBox agreed to pay SilverBox Securities a fee in an amount equal to (1) $170,000 that was paid to SilverBox Securities upon the closing of our IPO, and (2) $2,030,000, which will be paid to SilverBox Securities upon the closing the Business Combination. Joseph Reece, our Founding Partner, Jin Chun, our Chief Operating Officer, and Daniel Esters, our Chief Financial Officer, are officers of SilverBox Securities, and will participate in a portion of the fees payable to SilverBox Securities. SilverBox Securities will receive $310,000 as a fee in connection with the Preferred Equity Investment, which will be payable upon the Closing.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of SilverBox’s directors and officers may, but are not obligated to, loan SilverBox the Working Capital Loans. If SilverBox completes a Business Combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to SilverBox. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, SilverBox may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,500,000 of such Working Capital Loans may be convertible into units of Pubco at a price of $10.00 per unit. The units and the underlying securities would be identical to the Private Placement Units. As of June 30, 2025, there were no amounts outstanding under the Working Capital Loans.

SilverBox’s Policy for Approval of Related Party Transactions
The audit committee of the SilverBox Board operates pursuant to a charter, providing for the review, approval or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee is provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that SilverBox has already committed to, the business purpose of the transaction, and the benefits of the transaction to SilverBox and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so requested by the chairman of the committee, participate in some or all of the audit committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction.
Parataxis
Investment Management Fees
As compensation for its services and the related expenses borne by Parataxis Labs Management, Parataxis Korea is to pay Parataxis Labs Management, in its capacity as investment manager, a one-time fee in an amount equal to 2% of the capital commitment of each member who invests in Parataxis Korea (the “management fee”). The Parataxis Labs Management may elect to reduce, or otherwise modify, or waive the management fee with respect to any member of Parataxis Korea. The management fees paid or payable have been deferred by Parataxis Labs Management and will be recognized on a straight-line basis over the estimated five-year life of Parataxis Korea. As of May 31, 2025, Parataxis Labs Management had recognized management fee income of $8,170, along with a deferred management fee liability balance of $236,930 and an investment management fee receivable, of $245,100, related to aggregate net contributions made to Parataxis Korea, through May 31, 2025. The management fee income, deferred management fee liability and the management fee receivable have been eliminated with the consolidation of Parataxis Korea.
Parataxis Korea Managing Member Distributions
Parataxis Labs, in its capacity as managing member of Parataxis Korea, is eligible to receive ordinary distributions of available cash and/or other assets at such times as deemed appropriate by Parataxis Labs, in accordance with the terms of the operating agreement of Parataxis Korea. Available cash from Parataxis Korea shall initially be apportioned among Parataxis Labs and the other members of Parataxis Korea on a pro rata basis in accordance with the members’ respective capital commitment percentages. The amount apportioned to Parataxis Labs shall be distributed to Parataxis Labs and the amount initially apportioned to the other members shall be immediately reapportioned between Parataxis Labs and such other members and distributed as follows:
(a)   First, 100% to such members (including Parataxis Labs in its capacity as a member) until it has received cumulative distributions pursuant to this clause (i) equal to 100% of its total capital contributions; and
(b)   Thereafter, 85% to such members and 15% to Parataxis Labs (the “Carried Interest”).
Parataxis Labs may, in its sole discretion, forego all or a portion of the distributions corresponding to any carried interest with respect to any members and in such case distributions and allocations of profits and losses (and taxable income and loss) to such members and Parataxis Labs shall be adjusted accordingly. Parataxis Labs may also elect to assign all or any portion of the Carried Interest to any other person or entity, including any of its affiliates, in its sole discretion.
Parataxis Korea will reimburse Parataxis Labs or Parataxis Labs Management for Parataxis Korea’s organizational, offering and startup expenses incurred in connection with the offering of its interests and which are paid for on Parataxis Korea’s behalf by the fund managers. These expenses may include legal, travel, accounting, filing, capital raising, consulting, and other organizational expenses. The fund managers will in-turn reimburse their parent for any expenses incurred in connection with the offering of their units and which are paid for on their or Parataxis Korea’s behalf by the parent or their subsidiaries.

Loan from PCM Fund to Parataxis
On June 16, 2025, Parataxis and Parataxis Multi-Strategy Fund LP (“PMF”), a fund advised by PCM, entered into a Note Purchase Agreement (the “PMF NPA”) pursuant to which Parataxis agreed to issue up to an aggregate principal amount of $4,000,000 in unsecured promissory notes to PMF in consideration of funds to be loaned to Parataxis by PMF. On June 16, 2025, Parataxis issued a senior unsecured promissory note in the principal amount of $4,000,000 to PMF (the “Original PMF Note”), pursuant to the PMF NPA in a private placement in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, proceeds from which Original PMF Note were payable to Parataxis Korea. Subsequently, on July 2, 2025, Parataxis issued an amended and restated version of the Original PFM Note (the “A&R PMF Note”) in the same principal amount of the Original PMF Note, proceeds from which are also payable to Parataxis Korea. Under the A&R PMF Note, which is also an unsecured obligation of Parataxis, interest will accrue on the outstanding principal amount at a rate of 15% per annum for an 18-month period from June 16, 2025, the issuance date of the Original PMF Note, payable to PMF on the maturity date. The A&R PMF Note matures upon the earlier to occur of (a) December 16, 2025, and (b) the date of consummation of the proposed Business Combination with SilverBox. Parataxis may prepay the outstanding principal and accrued interest at any time prior to the maturity date without penalty. The A&R PMF Note contains customary terms, including transfer restrictions requiring Parataxis’ prior written consent prior to any transfer or assignment, and covenants requiring Parataxis to provide audited annual and quarterly financial statements to PMF until such note is repaid in full. The A&R PMF Note does not contain any covenants or other restrictions on the conduct or operation of Parataxis’ business.
Related Party Transactions Policy Following the Business Combination
Upon the consummation of the Business Combination, Pubco will adopt a related party transaction policy. Pubco expects that this related party transaction policy will require certain related party transactions to be approved by the Pubco Board or a designated committee thereof, which may include the audit committee, once implemented.

MANAGEMENT AFTER THE BUSINESS COMBINATION
Executive Officers, Directors and Director Nominees
The following sets forth certain information, concerning the persons who are expected to serve as executive officers and members of the Pubco Board following the consummation of the Business Combination.
Name	Age	Title
Edward Chin	45	Chief Executive Officer and Chairman
		Chief Financial Officer
		Chief Operating Officer
Thejas Nalval	43	Director Nominee
Joseph E. Reece	64	Director Nominee
Nooruddin (Rudy) S. Karsan	67	Director Nominee
Biographical Information
The following is a brief biography of each of the executive officers and directors of Pubco upon the closing of Business Combination:
Edward Chin
Edward Chin is expected to serve as the Chairman and Chief Executive Officer of Pubco following the Closing. Mr. Chin is the Founder and Chief Executive Officer of Parataxis, and the Co-Founder and Chief Executive Officer of PCM since its formation. Prior to founding PCM in October 2019, Mr. Chin was an investment banker at Galaxy Digital, a digital asset merchant bank from February 2019 to October 2019. Before joining the digital asset space, Mr. Chin spent over a decade as an investment banker covering the Technology, Media & Telecom sectors, starting his career at Lehman Brothers in 2008. Prior to his career in investment banking, Mr. Chin served as a Captain in the United States Army and was a Fulbright Research Fellow in South Korea. Mr. Chin holds a B.A. from the University of California, Berkeley, an M.A. from Yonsei University, and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe Mr. Chin is well qualified to serve as a member of the Pubco Board due to his extensive experience in the digital assets industry and his expertise in investment management.
Thejas Nalval
Thejas Nalval is expected to serve as a director of Pubco following the Closing. Mr. Nalval is the Co-Founder and has been serving as the Chief Investment Officer of PCM, where he is responsible for research, trading, and risk management for multiple private fund vehicles and separately managed accounts, since March 2020. From March 2019 to November 2019, Mr. Nalval was a Portfolio Manager at LedgerPrime, a digital asset quantitative hedge fund, where he managed a long/short portfolio and developed investment strategies incorporating technical and fundamental analysis. Prior to that, Mr. Nalval was the Director of Asset Management of the Element Group, a full-service advisory firm for the digital asset capital markets, from October 2017 to December 2018. From January 2014 to June 2017, Mr. Nalval served as a Portfolio Strategies at WallachBeth Capital, a provider of institutional execution services, providing clients with unconflicted advice and intelligent trading solutions. Prior to his work in the digital asset industry, Mr. Nalval worked as a Vice President of Market Risk at J.P. Morgan and spent approximately ten years at Goldman Sachs, most recently as a trader in the Equities Division. Mr. Nalval holds a B.A. from Rutgers University and an M.B.A. from the Stern School of Business at New York University. We believe Mr. Nalval is well qualified to serve as a member of the Pubco Board due to his experience in investment management, trading, and risk oversight in both the digital asset and traditional finance sectors.
Joseph E. Reece
Joseph E. Reece is expected to serve as a director of Pubco following the Closing. He has been serving as Founding Partner of SilverBox since August 2024 and is a Co-Founder and a Co-Managing Partner of

SilverBox Capital and the Chief Executive Officer of SilverBox Securities. Previously, he founded Helena Capital, a merchant bank and a predecessor company of SilverBox Capital, in April 2015 and served as Chief Executive Officer until January 2017, and then again from October 2018. Mr. Reece has been serving as Non-Executive Chairman of Compass Minerals since May 2021, having been a member of the board of directors since 2019. He has also been serving as Chairman of NCR Atleos Corporation since October 2023 after serving as Chairman of predecessor NCR Corporation from May 2023 and lead independent director from November 2022 to May 2023. Mr. Reece also served as Founding Partner of SilverBox Corp III until its dissolution in December 2024. He was a member of the board of directors of Quotient Technology Inc. since May 2022 until its sale in September 2023. Mr. Reece also served as a Consultant to BDT & Company, LLC from October 2019 to January 2022. Mr. Reece previously served as Executive Chairman of SilverBox Engaged Merger Corp until its business combination with BRCC in February 2022 and served as Executive Vice Chairman and Head of UBS Securities, LLC’s Investment Bank for the Americas from February 2017 to September 2018. Prior to that, he was at Credit Suisse from 1997 to 2015, in roles of increasing responsibility, including eventually serving as Global Head of Equity Capital Markets and Co-Head of Credit Risk. His prior experience includes practicing as an attorney for ten years, including at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP and at the SEC. Mr. Reece has previously served as a member of the board of directors of UBS Securities, LLC, of NCR Corporation where he served as Chairman of the Board, of Quotient Technology, of Atlas Technical Consultants, Inc. and its predecessor company, Boxwood Merger Corp., of Del Frisco’s Restaurant Group, Inc., of RumbleOn, Inc., of CST Brands, Inc., and of LSB Industries, Inc. Mr. Reece also currently serves on the board of the Foundation for the University of Akron and Chairity, Inc. We believe that Mr. Reece is well qualified to serve as a member of the Pubco Board due to his extensive public companies experience and his leadership roles in investment banking, capital markets, corporate governance and executive management.
Nooruddin (Rudy) S. Karsan
Nooruddin (Rudy) Karsan is expected to serve as a director of Pubco following the Closing. Mr. Karsan founded Karlani Capital, a venture capital fund, in September 2014 and currently serves as its managing partner. Mr. Karsan also founded Kenexa Corporation, a human capital management software company in 1987 and served as its Chairman and Chief Executive Officer. In 2005, he took Kenexa Corporation public and continued to serve as its Chief Executive Officer through its sale to IBM in 2012. Prior to that, Mr. Karsan served as head of the Marketing Actuarial unit at Mercantile & General Reinsurance Company in Toronto. He holds a Bachelor’s degree in Actuarial Science from the University of Waterloo, where he was inducted as a Fellow in the Society of Actuaries. We believe that Mr. Karsan is well qualified to serve as a member of the Pubco Board due to his extensive entrepreneurial experience founding and leading a successful publicly traded SaaS company, combined with his actuarial and investment background.
Board of Directors
The Pubco Board will consist of five (5) directors following the completion of the Business Combination, including Edward Chin, three (3) directors designated by Parataxis, one (1) director designated by SilverBox. The Proposed Certificate of Incorporation and Proposed Bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:
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Our Class I directors are        and        and their initial term will expire at the initial annual meeting of stockholders for the calendar year ending December 31, 2026.

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Our Class II directors are        and        and their initial term will expire at the annual meeting of stockholders for the calendar year ending December 31, 2027.

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Our Class III director is        and his initial term will expire at the annual meeting of stockholders for the calendar year ending December 31, 2028.

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. For more information, please see “The Director Election Proposal.”

Director Independence
In connection with the Business Combination, the Pubco Board undertook a review of the independence of its anticipated directors and considered whether any such anticipated, director has a material relationship with it that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Pubco expects each of      ,        and        will be an “independent director,” as defined under the applicable rules of NYSE or Nasdaq.
Board Committees
The Pubco Board will direct the management of Pubco’s business and affairs and will conduct its business through meetings of the Pubco Board and standing committees. Following the Closing, Pubco will have a standing executive committee, audit committee, compensation committee and nominating and governance committee.
In addition, from time to time, special committees may be established under the direction of the Pubco Board when necessary to address specific issues.
Executive Committee
Upon the completion of the Business Combination, Pubco’s executive committee will consist of Edward Chin,       and      , with Mr. Chin serving as chair for so long as he remains on the Pubco Board, unless he designates another individual to serve as chair. The executive committee shall function as an idea-sharing committee; provided, that in no event shall the executive committee be deemed to limit the ability of either of the Pubco Board, the Chief Executive Officer or any other officer of Pubco and its subsidiaries to delegate responsibilities to officers of Pubco.
Pubco’s executive committee will be responsible for, among other things:
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overseeing the day-to-day operations of Pubco’s subsidiaries;

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developing and proposing to the full Pubco Board strategic initiatives and proposals relating to the strategic direction of Pubco and its subsidiaries;

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exercising such decision-making authority and responsibilities as may be delegated to it by the Pubco Board from time to time; and

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meeting at such times as determined by the chair of the executive committee.

The Pubco Board will adopt a written charter for the executive committee, which will be available on Pubco’s corporate website upon the completion of the Business Combination. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Audit Committee
Upon the completion of the Business Combination, Pubco’s audit committee will consist of Joseph E. Reece,       and         with         serving as chair. Under the NYSE or Nasdaq listing standards and applicable SEC rules, Pubco is required to have three members of the audit committee, all of whom must be independent.        ,         and         are each independent. Each member of the audit committee is financially literate, and the Pubco Board has determined that each of        ,         and         qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
Pubco’s audit committee will be responsible for, among other things:
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appointing, compensating, retaining, evaluating, terminating and overseeing its independent registered public accounting firm;

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discussing with its independent registered public accounting firm their independence from management;

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reviewing, with its independent registered public accounting firm, the scope and results of their audit;

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approving all audit and permissible non-audit services to be performed by its independent registered public accounting firm;

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overseeing the financial reporting process and discussing with management and its independent registered public accounting firm the quarterly and annual financial statements that its files with the SEC;

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overseeing its financial and accounting controls and compliance with legal and regulatory requirements;

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reviewing its policies on risk assessment and risk management;

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reviewing related person transactions; and

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establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The Pubco Board will adopt a written charter for the audit committee, which will be available on Pubco’s corporate website upon the completion of the Business Combination. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Compensation Committee
Upon the completion of the Business Combination, Pubco’s compensation committee will consist of Joseph E. Reece,         and         with         serving as chair. Under the NYSE or Nasdaq listing standards and applicable SEC rules, Pubco is required to have a compensation committee of at least two members, all of whom must be independent.        ,         and         are each independent.
Pubco’s compensation committee will be responsible for, among other things:
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reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving the compensation of its Chief Executive Officer and other executive officers;

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administering any incentive compensation plans of the Company approved by the Pubco Board;

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reviewing and approving all employment agreement and severance arrangements for Pubco’s executive officers;

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making recommendations to the Pubco Board regarding the compensation of Pubco’s directors; and

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retaining and overseeing any compensation consultants.

The Pubco Board will adopt a written charter for the compensation committee, which will be available on Pubco’s corporate website upon the completion of the Business Combination. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Nominating and Governance Committee
Upon the completion of the Business Combination, Pubco’s nominating and governance committee will consist of        ,         and         with         serving as chair. The Pubco Board has affirmatively determined that        ,         and         each meets the definition of “independent director” under the NYSE or Nasdaq rules.
Pubco’s nominating and governance committee will be responsible for, among other things:
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develop the criteria and qualifications for membership on the Pubco Board;

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recruit, review, nominate and recommend candidates for election to the Pubco Board or to fill vacancies on the Pubco Board;

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review candidates proposed by shareholders and conduct appropriate inquiries into the background and qualifications of any such candidates; and

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have such other powers and authority as the Board may provide by resolution.

The Pubco Board will adopt a written charter for the nominating and governance committee, which will be available on Pubco’s corporate website upon the completion of the Business Combination. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Clawback Policy
Pubco will adopt a compensation recovery policy that is compliant with NYSE or Nasdaq listing rules as required by the Dodd-Frank Act.
Code of Business Conduct and Ethics
Pubco will adopt a written code of business conduct and ethics that applies to its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on Pubco’s corporate website at         upon the completion of the Business Combination. The nominating and governance committee of Pubco will be responsible for overseeing the code of business conduct and ethics and must approve any waivers of the code of business conduct and ethics for employees, executive officers and directors. In addition, Pubco intends to post on Pubco’s website all disclosures that are required by law or the NYSE or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code. The information on any of Pubco’s websites is deemed not to be incorporated in this proxy statement/prospectus or to be part of this proxy statement/prospectus.
Risk Oversight
Upon the Closing, one of the key functions of the Pubco Board will be informed oversight of Pubco’s risk management process. The Pubco Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Pubco Board as a whole, as well as through various standing committees of the Pubco Board that address risks inherent in their respective areas of oversight. In particular, the Pubco Board will be responsible for monitoring and assessing strategic risk exposure, and Pubco’s audit committee will have the responsibility to consider and discuss Pubco’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. Pubco’s compensation committee will also assess and monitor whether Pubco’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.
Controlled Company Exemption
Upon the completion of the Business Combination, the Key Company Holder will have 80% of the voting power of all shares of capital stock of Pubco, as a result of which the Key Company Holder will have the power to elect a majority of Pubco directors. Pursuant to the NYSE or Nasdaq listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” Therefore, Pubco will not be subject to the NYSE or Nasdaq listing standards that would otherwise require it to have: (i) a majority of “independent directors,” as defined under the applicable securities exchange rules; (ii) a compensation committee that is composed entirely of independent directors; and (iii) director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominations committee that is composed entirely of independent directors.
Pursuant to NYSE or Nasdaq listing standards, as a controlled company, Pubco will not be required to have a board of directors composed of a majority of independent directors. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Although, following the Business Combination, Pubco will qualify as a “controlled company” within the meaning of the NYSE or Nasdaq corporate governance standards, Pubco does not currently intend to rely on the controlled company exemptions afforded by the NYSE or Nasdaq. Instead, Pubco will comply with the NYSE’s or Nasdaq’s corporate governance requirements applicable to non-controlled companies, including requirements that a majority of the board of directors be independent and that the compensation and nominating and governance committees consist entirely of independent directors. However, in the future, Pubco may elect to rely on some or all of the exemptions available to controlled companies under the NYSE or Nasdaq corporate governance standards, which could result in less oversight by independent directors and fewer governance protections for stockholders. Please also see “Risk Factors — Risks Related to Ownership of Pubco Stock Following the Business Combination — Pubco expects to qualify as a “controlled company” under the applicable securities exchange rules and expects to avail itself of applicable exemptions from the corporate governance requirements thereof.”

BENEFICIAL OWNERSHIP OF SECURITIES
The following table and accompanying footnotes set forth information regarding the beneficial ownership of (i) SilverBox, as of    , 2025 (the “Ownership Date”), prior to the consummation of the Business Combination, and (ii) Pubco, as of immediately following the completion of the Business Combination, assuming that no Public Shares are redeemed and, alternatively, that      Public Shares are redeemed in connection with the Business Combination with respect to:
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each person know by SilverBox to be the beneficial owner of more than 5% of the outstanding shares of the SilverBox Ordinary Shares or shares of Pubco Common Stock on the Ownership Date;

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each current executive officer of SilverBox and each member of the SilverBox Board, and all such executive officers and directors as a group; and

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each person will become an executive officer or director of Pubco upon consummation of the Transactions, and all such executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.
Beneficial ownership of SilverBox Ordinary Shares is based on 20,455,000 shares of SilverBox Class A Ordinary Shares and 5,000,000 shares of Class B Ordinary Shares issued and outstanding as of August 26, 2025.
If the actual facts are different that these assumption (which they are likely to be), the percentage ownership retained by existing shareholders of SilverBox in Pubco will be different.
Unless otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned securities.

Pre-Business Combination Beneficial Ownership Table of SilverBox
Name and Address of Beneficial Owner(1)	Number of Class A Shares Beneficially Owned(2)	Approximate Percentage of Outstanding Class A Shares	Number of Class B Shares Beneficially Owned(2)	Approximate Percentage of Outstanding Ordinary Shares
SilverBox Sponsor IV LLC(1)(2)(3)	—	—	5,455,000	21.4%
Joseph Reece(1)(2)(3)	—	—	5,455,000	21.4%
Boxwood Holdings LLC(1)(2)(3)	—	—	5,455,000	21.4%
Stephen Kadenacy(1)(2)(3)	—	—	5,455,000	21.4%
Duncan Murdoch	—	—	—	—
Jin Chun	—	—	—	—
Daniel E. Esters	—	—	—	—
David Lee	—	—	—	—
Glenn Marino	—	—	—	—
Jonathan Lewis	—	—	—	—
Reed J. Seaton	—	—	—	—
All executive officers and directors as a group (9 individuals)	—	—	5,455,000	21.4%
Holders of more than 5% of SilverBox any class of outstanding ordinary shares
Healthcare of Ontario Pension Plan Trust Fund(4)	1,800,000	8.8%	—	7.1%
Polar Asset Management Partners Inc.(5)	1,980,000	9.7%	—	7.8%
Sculptor Capital LP(6)	1,980,000	9.7%	—	7.8%
AQR Capital Management, LLC(7)	1,559,960	7.6%	—	6.1%
The Goldman Sachs Group, Inc.(8)	1,075,824	5.3%	—	4.2%
Barclays PLC(9)	1,302,263	6.3%	—	5.1%

(1)
SilverBox Sponsor IV LLC is the record holder of the shares reported herein. Mr. Kadenacy, our Chief Executive Officer, and Mr. Reece, our Founding Partner, are each the co-managing member of Boxwood Holdings III LLC, the managing member of SilverBox Sponsor IV LLC. As such, they may be deemed to have or share beneficial ownership of the Class B ordinary shares held directly by SilverBox Sponsor IV LLC. Such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(2)
Interests shown consist of 5,000,000 SilverBox Class B Ordinary Shares which are referred to herein as Sponsor Shares and 455,000 SilverBox Class A Ordinary Shares included in the Private Placement Units. The Sponsor Shares will automatically convert into SilverBox Class A Ordinary Shares at the time of the Business Combination or at any time prior thereto at the option of the holder thereof, on a one-for-one basis, subject to adjustment.

(3)
The Sponsor Non-Managing Members purchased non-managing membership interests in our Sponsor reflecting interests in an aggregate of 350,000 of the 455,000 Private Placement Units purchased by our Sponsor at a price of $10.00 per Unit ($3,500,000 in the aggregate); with each Sponsor Non-Managing Member purchasing, through the Sponsor, the Private Placement Warrants allocated to it in connection with the closing of our IPO, the Sponsor issued membership interests at a nominal purchase price to the Sponsor Non-Managing Members at the closing of our IPO reflecting interests in an aggregate of 2,800,000 Sponsor Shares held by Sponsor. The Sponsor Non-Managing Members were not granted any shareholder or other rights in addition to those afforded to our other Public Shareholders, and were only be issued membership interests in the sponsor, with no right to control the sponsor or vote or dispose of any securities held by the sponsor, including the Sponsor Shares.

(4)
The information in the table above is based solely on information contained in this shareholder’s

Schedule 13G filed on November 14, 2024, by or on behalf of Healthcare of Ontario Pension Plan Trust Fund. The address of the business office of Healthcare of Ontario Pension Plan Trust Fund is 1 York Street, Suite 1900, Toronto, ON, Canada M5J 0B6.
(5)
The information in the table above is based solely on information contained in this shareholder’s Schedule 13G filed on November 14, 2024, by or on behalf of Polar Asset Management Partners Inc., a company incorporated under the laws of Ontario, Canada, which serves as the investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) with respect to the shares and warrants directly held by PMSMF. The address of the business office of PMSMF is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(6)
The information in the table above is based solely on information contained in this shareholder’s Schedule 13G filed on November 14, 2024, by or on behalf of Sculptor Capital LP (“Sculptor”), Sculptor Capital Holding Corp. (“SCHC”), Sculptor Capital Management, Inc. (“SCU”), Sculptor Master Fund, Ltd., Sculptor Special Funding, LP, each of which share voting and dispositive power with respect to certain of the reported shares shown above. Sculptor serves as the principal investment managers to a number of private funds and discretionary accounts (collectively, the “Accounts”), which hold the ordinary shares reported above, and thus may be deemed beneficial owners of the SilverBox Class A Ordinary Shares in the Accounts managed by Sculptor. SCHC serves as the sole general partner of Sculptor. As such, SCHC may be deemed to control Sculptor and, therefore, may be deemed to be the beneficial owners the shares reported above. SCU is the sole shareholder of SCHC and may be deemed a beneficial owner of the shares reported above. The address of the business office of Sculptor Capital LP is 9 West 57th Street, New York, New York 10019.

(7)
The information in the table above is based solely on information contained in the shareholder’s Schedule 13G filed on February 13, 2025, by or on behalf of AQR Capital Management, LLC, AQR Capital Management, LLC and AQR Arbitrage, LLC (collectively, “AQR”) AQR Capital Management, LLC is a wholly-owned subsidiary of AQR Capital Management Holdings, LLC. AQR Arbitrage, LLC is deemed to be controlled by AQR Capital Management, LLC. The address office of AQR is One Greenwich Plaza, Suite 130, Greenwich CT 06830.

(8)
The information in the table above is based solely on information contained in the shareholder’s Schedule 13G filed on February 10, 2025, by or on behalf of The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC (collectively, “GS”). The address office of GS is 200 West Street, New York, NY 10282.

(9)
The information in the table above is based solely on information contained in the shareholder’s Schedule 13G filed on March 21, 2025, by or on behalf of Barclays PLC. The address office of Barclays PLC is 1 Churchill Place, London E14 5HP.

Unless otherwise noted, the business address of each of the following entities or individuals is c/o SilverBox Corp IV, 1250 S. Capital of Texas Highway, Building 2, Suite 285, Austin, TX 78746.
The following table and accompanying footnotes set forth information regarding the beneficial ownership of Pubco, as of immediately following the completion of the Business Combination, with respect to the Persons identified in the narrative disclosure preceding the tabular disclosure immediately above. The expected beneficial ownership of shares of Pubco Common Stock immediately following completion of the Business Combination are presented assuming two scenarios:
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Assuming No Redemptions:   This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares at or prior to the consummation of the Business Combination. As the Sponsor waived its redemption rights with regard to Sponsor Shares, only redemptions by Public Shareholders are considered for purposes of this presentation.

•
Assuming Maximum Redemptions:   In addition to the assumptions described in the “No Redemptions” scenario, this presentation assumes that 20,000,000 Public Shares are redeemed upon consummation of the Business Combination for aggregate Redemption Payments of approximately $210.3 million, assuming a redemption price of 10.51 per share (based on approximately $210.3 million contained in the Trust Account as of August 26, 2025), which represents the maximum number of Public Shares that could be redeemed in connection with the Closing while still enabling the parties to satisfy the condition contained in the Business Combination Agreement, which is waivable by SilverBox and PCM, that, at the Closing, after (i) giving effect to the completion and payment of Redemptions and payment of SilverBox’s and Parataxis’ Transaction Expenses gross cash or cash equivalents delivered to Pubco at the Closing will equal or exceed $25 million. The “contractual maximum redemption scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the Minimum Cash Condition, taking into account the assumptions described above. In the event that aggregate cash and cash equivalents delivered to Pubco at Closing is insufficient to meet the Minimum Cash Condition, a condition to the Closing would not be met and the Business Combination may not be consummated.
Both scenarios assume that there will be an aggregate of 25,455,000 SilverBox Ordinary Shares issued and outstanding immediately prior to the completion of the Business Combination, which shares will have been exchanged for shares of Pubco Common Stock upon completion of the Business Combination.
Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to Pubco Common Stock owned by such shareholders.
Post-Business Combination Beneficial Ownership Table of Pubco
	(Assuming No Redemptions by SilverBox shareholders)			(Assuming Contractual Maximum Redemptions by SilverBox shareholders)
Name and Address of Beneficial Owner	Number of Shares of Common Stock	% of Common Stock	% of voting power	Number of Shares of Common Stock	% of Common Stock	% of voting power
Officers and Directors After the Transactions:
Edward Chin
Thejas Nalval
Joseph E. Reece
Nooruddin (Rudy) S. Karsan

DESCRIPTION OF PUBCO SECURITIES
The following summary of certain provisions of Pubco’s capital stock does not purport to be complete and is subject to the Proposed Certificate of Incorporation, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Certificate of Incorporation and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. For purposes of this section, “we” “our” and “us” shall refer to Pubco.
Authorized Capitalization
General
The Proposed Certificate of Incorporation will authorize the issuance of 2,610,000,000 shares of capital stock, par value $0.0001 per share, of Pubco, consisting of:
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2,500,000,000 shares of Pubco Class A Common Stock,

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10,000,000 shares of Pubco Class C Common Stock, and

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100,000,000 shares of Pubco Preferred Stock.

The following summary describes all material provisions of our capital stock. We urge you to read the Proposed Certificate of Incorporation and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively).
Common Stock
Class A Common Stock
We expect to have approximately 39,335,000 shares of Pubco Class A Common Stock outstanding immediately after the consummation of the Business Combination, assuming that none of SilverBox’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination and excluding the Sponsor Earnout Shares, and 19,335,000 shares of Pubco Class A Common Stock outstanding immediately after the consummation of the Business Combination, assuming that all of SilverBox’s outstanding Class A ordinary shares are redeemed in connection with the Business Combination and excluding the Sponsor Earnout Shares.
Voting rights.   Each holder of Pubco Class A Common Stock is entitled to one vote for each share of Pubco Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Pubco Class A Common Stock will vote together with the holders of Pubco Class C Common Stock as a single class on all matters presented to Pubco’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Given the “super-voting” rights of the Pubco Class C Common Stock, the voting power of the Pubco Class A Common Stock is less than the voting power typically associated with shares of common stock or that the “one vote per share” implies.
Pubco stockholders do not have the ability to cumulate votes for the election of directors. The Proposed Certificate of Incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Pubco Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Proposed Certificate of Incorporation (including any certificate of designations relating to any series of Pubco Preferred Stock) that relates solely to the terms of one or more outstanding series of Pubco Preferred Stock, if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Certificate of Incorporation (including any certificate of designations relating to any series of Pubco Preferred Stock) or pursuant to the DGCL.
Dividend Rights.   Subject to preferences that may be applicable to any outstanding Pubco Preferred Stock, the holders of shares of Pubco Class A Common Stock will be entitled to receive, ratably with other Participating Shares (as defined in the Proposed Certificate of Incorporation), such dividends, if any, as may be declared from time to time by the Pubco Board out of funds legally available therefor.
Rights upon liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of Pubco’s affairs, the holders of Pubco Class A Common Stock will be entitled to share ratably with the other Participating Shares in all assets remaining after payment of Pubco’s debts and other liabilities, subject to prior distribution rights of Pubco Preferred Stock or any class or series of stock having a preference over the Pubco Class A Common Stock, then outstanding, if any.
Other rights.   The holders of Pubco Class A Common Stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the Pubco Class A Common Stock. The rights, preferences and privileges of holders of the Pubco Class A Common Stock will be subject to those of the holders of any shares of the Pubco Preferred Stock Pubco may issue in the future.
Class C Common Stock
Upon completion of the Business Combination, we expect there to be approximately          shares of our Pubco Class C Common Stock outstanding. Shares of Pubco Class C Common Stock will only be issued to Qualified Stockholders. All shares of Pubco Class C Common Stock to be issued in connection with the Business Combination will be fully paid and non-assessable. There is no trading market for the Pubco Class C Common Stock.
Voting Rights.   Prior to the Sunset Date, holders of Pubco Class C Common Stock will be entitled to the Class C Voting Power for all matters submitted to a vote of Pubco stockholders. Following the consummation of the Business Combination, holders of Pubco Class C Common Stock will vote together with holders of Pubco Class A Common Stock as a single class on all matters presented to Pubco’s stockholders for their vote or approval, except as otherwise required by the Proposed Certificate of Incorporation and applicable law.
Dividend Rights.   Subject to preferences that may be applicable to any outstanding Pubco Preferred Stock, the holders of shares of Pubco Class C Common Stock will be entitled to receive, ratably with other Participating Shares, such dividends, if any, as may be declared from time to time by the Pubco Board out of funds legally available therefor.
Rights upon liquidation.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of Pubco’s affairs, the holders of Pubco Class C Common Stock will be entitled to share, ratably with the other Participating Shares, in all assets remaining after payment of Pubco’s debts and other liabilities, subject to prior distribution rights of Pubco Preferred Stock or any class or series of stock having a preference over the Pubco Class C Common Stock, then outstanding, if any.
Other rights.   The holders of Pubco Class C Common Stock will have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Pubco Class C Common Stock will be subject to those of the holders of any shares of the Pubco Preferred Stock Pubco may issue in the future.
Issuance, Conversion and Transfer.   There will be no further issuances of Pubco Class C Common Stock except in connection with a stock split, stock dividend, reclassification or similar transaction.
Certain Voting/Conversion Terms
The Pubco Class C Common Stock at all times prior to the Sunset Date will represent 80% of the total voting power of all shares of capital stock of Pubco (including shares issued in the future) until such time as the Qualified Individuals, including their permitted transferees, own less than 25% of their aggregate ownership as of immediately after the Closing, with the foregoing determination taking into account certain considerations more fully described in the Proposed Certificate of Incorporation. Upon certain transfers to third parties or certain disqualifying events (namely, removal from Pubco’s Executive Committee for cause or death), the Pubco Class C Common Stock will convert into Pubco Class A Common Stock but the remaining shares of Pubco Class C Common Stock will retain an aggregate of 80% of the voting power until the Sunset Date. On the Sunset Date, each share of Pubco Class C Common Stock will automatically be converted into one share of Pubco Class A Common Stock.
Preferred Stock
No shares of Pubco Preferred Stock will be issued or outstanding immediately after the completion of the Business Combination. The Proposed Certificate of Incorporation will authorize the Pubco Board to establish one or more series of Pubco Preferred Stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders.
The authority of the Pubco Board to issue Pubco Preferred Stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of Pubco and may adversely affect the voting and other rights of the holders of our common stock. The issuance of Pubco Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. As a result of these or other factors, the issuance of Pubco Preferred Stock could have an adverse impact on the market price of the Pubco Class A Common Stock. At present, we have no plans to issue any Pubco Preferred Stock.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE or Nasdaq, which would apply so long as the Pubco Class A Common Stock remains listed on the NYSE or Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Pubco Class A Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock or Pubco Preferred Stock may be to enable the Pubco Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Pubco by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of Pubco Common Stock at prices higher than prevailing market prices.
Anti-Takeover Effects of Provisions of Delaware Law and our Proposed Certificate of Incorporation and Proposed Bylaws
Certain provisions of our Proposed Certificate of Incorporation and Proposed Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Pubco Board and in the policies formulated by the Pubco Board and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of Pubco Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
These provisions include:

Super Voting Stock.   The shares of common stock vote together on all matters on which stockholders are entitled to vote, except as set forth in our Proposed Certificate of Incorporation or required by applicable law. However, prior to the Sunset Date, the Pubco Class C Common Stock collectively have 80% of the voting power of the common stock, as calculated pursuant to “— Certain Voting/Conversion Terms” above. Consequently, the holders of our Pubco Class C Common Stock, have greater influence over decisions to be made by our stockholders, including the election of directors.
Action by Written Consent; Special Meetings of Stockholders.   The DGCL permits stockholder action by written consent unless otherwise provided by our Proposed Certificate of Incorporation. Our Proposed Certificate of Incorporation permits stockholder action by written consent so long as any shares of Pubco Class C Common Stock are outstanding (and inherently would represent at least a majority of the voting power of our outstanding common stock), and precludes stockholder action by written consent if and when there ceases to be any shares of Pubco Class C Common Stock outstanding. If permitted by the applicable certificate of designation, future series of Pubco Preferred Stock may take action by written consent. Our Proposed Certificate of Incorporation and our Proposed Bylaws provide that special meetings of stockholders may be called only by the Pubco Board, the chairman of the ubco Board of the chief executive officer, and only proposals included in our notice may be considered at such special meetings.
Election and Removal of Directors.   The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Proposed Certificate of Incorporation provides otherwise. Our Proposed Certificate of Incorporation does not expressly provide for cumulative voting. Directors may be removed, but only for cause, upon the affirmative vote of holders of a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the certificate of designation pursuant to which a particular series of Pubco Preferred Stock is issued may provide holders of that series of Pubco Preferred Stock with the right to elect additional directors. In addition, under our Proposed Certificate of Incorporation, the Pubco Board is divided into three classes of directors, each of which will hold office for a three-year term. The existence of a classified board could delay a successful tender offeror from obtaining majority control of the Pubco Board, and the prospect of that delay might deter a potential offeror.
Authorized but Unissued Shares.   The authorized but unissued shares of common stock and Pubco Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of the NYSE. The existence of authorized but unissued and unreserved common stock and Pubco Preferred Stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “Description of Pubco’s Capital Stock — Preferred Stock” and “Description of Pubco’s Capital Stock — Authorized but Unissued Capital Stock” above.
Business Combinations with Interested Stockholders.   In general, Section 203 of the DGCL, an anti-takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.
We elected in our Proposed Certificate of Incorporation not to be subject to Section 203.
Other Limitations on Stockholder Actions.   Our Proposed Bylaws also impose some procedural requirements on stockholders who wish to:
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make nominations in the election of directors;

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propose that a director be removed; or

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propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary containing, among other things, the following:

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the stockholder’s name and address;

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the class or series and number of shares of capital stock of Pubco which are owned directly or indirectly, beneficially and of record by the stockholder and such beneficial owner and evidence of such ownership, the date or dates on which such shares of capital stock of Pubco were acquired and the investment intent of such acquisition;

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the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;

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a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as borrowed or loaned shares, short positions, hedging or similar transactions;

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a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting; and

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any material interest of the stockholder in such business.

Our Proposed Bylaws set out the timeliness requirements for delivery of notice.
In order to submit a nomination for the Pubco Board, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.
Limitations on Liability and Indemnification of Officers and Directors
Our Proposed Certificate of Incorporation and Proposed Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We plan to enter into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Proposed Certificate of Incorporation includes provisions that eliminate the personal liability of our directors and officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer, as applicable. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director or officer (as applicable), except that a director or officer will be personally liable for:
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any breach of his duty of loyalty to us or our stockholders;

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acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

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unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

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any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.
Exclusive Forum
The Proposed Certificate of Incorporation will provide that, unless Pubco consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of Pubco, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of Pubco to Pubco or Pubco’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against Pubco or any current or former director, officer, other employee, agent or stockholder of Pubco (a) arising pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation (as it may be amended or restated) or the Proposed Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against Pubco or any current or former director, officer, other employee, agent or stockholder of Pubco governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (i) through (iv), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery, (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery, or (c) arising under the Securities Act, the Exchange Act or any claim for which the federal district courts of the United States of America are, as a matter of the laws of the United States of America, the sole and exclusive forum for determination of such a claim. Any person or entity purchasing or otherwise acquiring any interest in any shares of Pubco’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Proposed Certificate of Incorporation.
If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. However, it is possible that a court could find Pubco’s forum selection provisions to be inapplicable or unenforceable. Although Pubco believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Pubco’s directors, officers and other employees.
Warrants
In connection with the Business Combination, the SilverBox Warrants will no longer be outstanding and will automatically be cancelled in exchange for the right to receive, at the Closing, substantially equivalent Pubco Warrants, with the terms described below.
Public Stockholders’ Warrants
Each Public Warrant will entitle the registered holder to purchase one share of Pubco Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. The Public Warrants will expire five years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Pubco will not be obligated to deliver any shares of Pubco Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Pubco Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying Pubco’s obligations described below with respect to registration. No warrant will be exercisable and Pubco will not be obligated to issue shares of Pubco Class A Common Stock upon exercise of a warrant unless the Pubco Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Pubco be required to net cash settle any warrant.
Pubco will register the shares of Pubco Class A Common Stock issuable upon exercise of the Public Warrants at this time.
Once the Public Warrants become exercisable, Pubco may call the warrants for redemption:
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in whole and not in part;

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at a price of $0.01 per warrant;

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upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

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if, and only if, the reported last sale price of the Pubco Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by Pubco, Pubco may not redeem the Pubco Warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of Pubco Class A Common Stock issuable upon exercise of the Pubco Warrants is then effective and a current prospectus relating to those shares of Pubco Class A Common Stock is available throughout the 30-day redemption period. If and when the public warrants become redeemable by Pubco pursuant to the foregoing redemption method, Pubco may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Pubco issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Pubco Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
If Pubco calls the Pubco Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Pubco’s management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of shares of Pubco Class A Common Stock issuable upon the exercise of its warrants. If Pubco’s management takes advantage of this option, all holders of Pubco Warrants would pay the exercise price by surrendering their warrants for that number of shares of Pubco Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) less the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Pubco Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is received by the warrant agent. If Pubco’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Pubco Class A Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to Pubco it does not need the cash from the exercise of the warrants after the Closing. If Pubco calls its Pubco Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
In the event Pubco determines to redeem the Pubco Warrants, holders of its redeemable warrants would be notified of such redemption as described in Pubco’s warrant agreement. Specifically, in the event that Pubco elects to redeem all of the redeemable warrants as described above, Pubco will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via Pubco’s posting of the redemption notice to DTC.
A holder of a Pubco Warrant may notify Pubco in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Pubco Class A Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Pubco Class A Common Stock is increased by a stock dividend payable in shares of Pubco Class A Common Stock, or by a split-up of shares of Pubco Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Pubco Class A Common Stock issuable on exercise of each Pubco Warrant will be increased in proportion to such increase in the outstanding shares of Pubco Class A Common Stock. A rights offering to holders of Pubco Class A Common Stock entitling holders to purchase shares of Pubco Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Pubco Class A Common Stock equal to the product of (i) the number of shares of Pubco Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pubco Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of the Pubco Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Pubco Class A Common Stock, in determining the price payable for Pubco Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Pubco Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Pubco Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Pubco, at any time while the Pubco Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Pubco Class A Common Stock on account of such shares of Pubco Class A Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Pubco Class A Common Stock in connection with the Closing of the Business Combination, (d) to satisfy the redemption rights of the holders of Pubco Class A Common Stock in connection with a shareholder vote to amend and restate the Memorandum and Articles of Association (i) for an extension of time to complete an initial business combination or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Pubco Class A Common Stock in respect of such event.
If the number of outstanding shares of Pubco Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Pubco Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Pubco Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Pubco Class A Common Stock.
Whenever the number of shares of Pubco Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Pubco Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Pubco Class A Common Stock so purchasable immediately thereafter.
In addition, if (x) SilverBox issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the Closing at a price of less than $9.20 per Class A ordinary share (“New Issuance Price”) (with such issue price or effective issue price to be determined in good faith by our board of directors (including consideration of the market price) and, in the case of any such issuance to our sponsor or its affiliates, without taking into account any Sponsor Shares, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Closing (net of redemptions), and (z) the volume weighted average trading price of our Class A ordinary shares during the 20 trading day period starting on the trading day following the effective date of the registration statement under the Securities Act covering the issuance of the shares of Pubco Class A Common Stock issuable upon exercise of the Pubco Warrants (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the Pubco Warrants will be adjusted to be equal to 115% of the higher of the Market Value and the New Issuance Price and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the New Issuance Price.
In case of any reclassification or reorganization of the outstanding shares of Pubco Class A Common Stock (other than those described above or that solely affects the par value of such shares of Pubco Class A Common Stock), or in the case of any merger or consolidation of Pubco with or into another corporation (other than a consolidation or merger in which Pubco is the continuing corporation and that does not result in any reclassification or reorganization of Pubco’s outstanding shares of Pubco Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which Pubco is dissolved, the holders of the Pubco Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Pubco Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised that person’s warrants immediately prior to such event.
The Public Warrants and the Private Placement Warrants were issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to this registration statement, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then issued and outstanding Public Warrants or Pubco Warrants, as applicable, to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Pubco Common Stock and any voting rights until they exercise their warrants and receive shares of Pubco Class A Common Stock. After the issuance of shares of Pubco Class A Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the Pubco Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Pubco will, upon exercise, round down to the nearest whole number of shares of Pubco Class A Common Stock to be issued to the warrant holder.
Private Placement Warrants
Except as described below, the Private Placement Warrants will have terms and provisions that are identical to those of the Public Warrants, or Pubco Warrants, as applicable, including as to exercise price, exercisability and exercise period. The Private Placement Warrants (including the Pubco Class A Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among certain other limited exceptions to our officers and directors and other persons or entities affiliated with Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be redeemable by Pubco and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Pubco Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Pubco Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Pubco Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is delivered to Pubco.
Transfer Agent and Warrant Agent
The transfer agent for the Pubco Common Stock and warrant agent for the warrants will be Continental Stock Transfer & Trust Company. Pubco will agree to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS
Pubco is incorporated under the laws of the State of Delaware and the rights of Pubco stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws. As a result of the Business Combination, Pubco stockholders who receive shares of Pubco Common Stock will become stockholders of Pubco. Thus, following the Business Combination, the rights of SilverBox Shareholders who become Pubco stockholders in the Business Combination will no longer be governed by Cayman Islands law but will instead be governed by the DGCL. Additionally, Pubco will no longer be governed by the Memorandum and Articles of Association and instead will be governed by the Proposed Charter and Proposed Bylaws.
SilverBox Shareholders are urged to carefully read the relevant provisions of the Proposed Certification of Incorporation and Proposed Bylaws that will be in effect as of consummation of the Business Combination (which forms are included as Annex B and Annex C to this proxy statement/prospectus, respectively). However, the Proposed Certificate of Incorporation may change at any time prior to consummation of the Business Combination by mutual agreement of SilverBox and Parataxis, or be amended any time after the consummation of the Business Combination by amendment in accordance with its terms. For a summary of the differences between the SilverBox Memorandum and Articles of Association and the Proposed Organizational Documents of Pubco please see to the table provided in “The Advisory Organizational Documents Proposals.” If the Proposed Certificate of Incorporation is amended or the Proposed Bylaws changed, the summary may cease to accurately reflect the Proposed Charter is so amended.

SHARES ELIGIBLE FOR FUTURE SALE
Upon the consummation of the Business Combination, Pubco will have, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 47,203,723 shares of Pubco Class A Common Stock issued and outstanding. All of the Pubco Class A Common Stock issued to the Public Stockholders in connection with the Business Combination will be freely transferable by persons other than by Sponsor or the Key Company Holder or their affiliates without restriction or further registration under the Securities Act. Sales of substantial amounts of the Pubco Class A Common Stock in the public market could adversely affect prevailing market prices of the Pubco Class A Common Stock. Prior to the Business Combination, there has been no public market for Pubco Class A Common Stock. Pubco will apply for listing of the Pubco Class A Common Stock and Pubco Warrants on either Nasdaq or the NYSE, but there can be no assurance that a regular trading market will develop in the Pubco Class A Common Stock and Pubco Warrants.
Registration Rights
The Amended Registration Rights Agreement will provide customary registration rights, including demand and “piggyback” rights with respect to the shares of Pubco Class A Common Stock and Pubco Warrants held by parties thereto following the consummation of the Business Combination. For additional information, see the sections entitled “Certain Agreements Related to the Business Combination — Amended and Restated Registration Rights Agreement.”
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Pubco Class A Common Stock or Pubco Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Pubco at the time of, or at any time during the three months preceding, a sale and (ii) Pubco is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Pubco required to file reports) preceding the sale.
Persons who have beneficially owned restricted Pubco Class A Common Stock or Pubco Warrants for at least six months but who are affiliates of Pubco at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of Pubco Class A Common Stock then outstanding; or

•
the average weekly reported trading volume of Pubco Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Pubco under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Pubco.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their Sponsor Shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after Pubco has completed the Business Combination.
SilverBox anticipates that following the consummation of the Business Combination, Pubco will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

FUTURE STOCK HOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
For any proposal to be considered for inclusion in Pubco’s proxy statement and form of proxy for submission to the stockholders at Pubco’s 2026 annual meeting of stockholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Bylaws. Since the 2026 annual meeting would be Pubco’s first annual meeting of stockholders, such proposals must be received by Pubco a reasonable time before it begins to print and mail the 2026 annual meeting proxy materials in order to be considered for inclusion in such proxy materials for the 2026 annual meeting.
In addition, if the Business Combination is consummated, the Proposed Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to Pubco not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The Pubco Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.
Stockholder Director Nominees
The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws and must comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder, including Rule 14a-19. In addition, the stockholder must give timely notice to Pubco’s secretary in accordance with Proposed Bylaws, which, in general, require that the notice be received by Pubco’s secretary within the time periods described above under the section entitled “Future Stockholder Proposals and Nominations.”

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the SilverBox Board, any committee chairperson or the non-management directors as a group by writing to the SilverBox Board or committee chairperson in care of SilverBox Corp IV, 8701 Bee Cave Road, East Building, Suite 310, Austin, TX 78746. Following the Closing, such communications should be sent to the Pubco Board at 135 W. 50th Street, Suite 200, New York, New York 10020. Each communication will be forwarded, depending on the subject matter, to the SilverBox Board, the appropriate committee chairperson or all non-management directors.
APPRAISAL RIGHTS
SilverBox shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination under the Companies Act.
LEGAL MATTERS
Certain legal matters relating to the validity of the Pubco Common Stock and Pubco Warrants to be issued hereunder will be passed upon for Pubco by Ellenoff Grossman & Schole, LLP, New York, NY.
OTHER MATTERS
As of the Record Date, the SilverBox Board does not know of any matters that will be presented for consideration at the Extraordinary General Meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Extraordinary General Meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters.
EXPERTS
The financial statements of SilverBox for the period from April 16, 2024 (inception) through December 31, 2024 appearing in this proxy statement/prospectus have been audited by Withum, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The combined and consolidated financial statements of Parataxis Labs LLC, Parataxis Labs Management LLC and Subsidiary as of May 31, 2025 and for the period from January 13, 2025 through May 31, 2025, appearing in this proxy statement/prospectus have been audited by Withum, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Parataxis Holdings Inc. and Subsidiaries as of June 30, 2025 and for the period from June 13, 2025 (inception) through June 30, 2025, appearing in this proxy statement/prospectus have been audited by Withum, independent registered public accounting firm, as set forth in their report (which includes an explanatory paragraph related to Parataxis Holdings Inc’s ability to continue as a going concern) thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, SilverBox and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, SilverBox will deliver a separate copy of the proxy statement/prospectus to any shareholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies of such document. Shareholders receiving multiple copies of the proxy statement/prospectus may likewise request that SilverBox deliver single copies of the proxy statement/prospectus in the future. Shareholders may notify SilverBox of their requests by calling or writing SilverBox at its principal executive offices at 8701 Bee Cave Road, East Building, Suite 310, Austin, TX 78746 or (512) 575-3637.

ENFORCEABILITY OF CIVIL LIABILITY
SilverBox is a Cayman Islands exempted company. If SilverBox does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon SilverBox. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against SilverBox in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, SilverBox may be served with process in the United States with respect to actions against SilverBox arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of SilverBox’s securities by serving SilverBox’s U.S. agent irrevocably appointed for that purpose.
WHERE YOU CAN FIND MORE INFORMATION
SilverBox has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
SilverBox files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on SilverBox at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov.
This document is a proxy statement/prospectus of SilverBox for the Extraordinary General Meeting. SilverBox has not authorized anyone to give any information or make any representation about the Business Combination, SilverBox or Parataxis that is different from, or in addition to, that contained in this proxy statement/prospectus. SilverBox and Parataxis take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this proxy statement/prospectus speaks only as of the Record Date unless the information specifically indicates that another date applies.
If you would like additional copies of this proxy statement/prospectus, or if you have questions about the Business Combination, you should contact via phone or in writing:
SilverBox Corp IV
8701 Bee Cave Road, East Building, Suite 310
Austin, TX 78746
(512) 575-3637
You may also obtain these documents by requesting them in writing or by telephone from SilverBox’s proxy solicitation agent at the following address and telephone number:
If you are a shareholder of SilverBox and would like to request documents, please do so no later than five business days before the Extraordinary General Meeting in order to receive them before the Extraordinary General meeting. If you request any documents from SilverBox, SilverBox will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

INDEX TO FINANCIAL STATEMENTS
SilverBox Corp IV
Unaudited Financial Statements of SilverBox Corp IV as of the six months ended June 30, 2025
Condensed Balance Sheets as of June 30, 2025 (Unaudited) and December 31, 2024	F-2
Condensed Statements of Operations for the Six Months Ended June 30, 2025 and for the Period from April 16, 2024 (Inception) Through June 30, 2024 (Unaudited)	F-3
Condensed Statements of Changes in Stockholders’ Deficit for the Three and Six Months Ended June 30, 2025 and for the Period from April 16, 2024 (Inception) Through June 30, 2024 (Unaudited)	F-4
Condensed Statements of Cash Flows for the Six Months Ended June 30, 2025 and for the Period from April 16, 2024 (Inception) Through June 30, 2024 (Unaudited)	F-5
Notes to Condensed Financial Statements (Unaudited)	F-6
Audited Financial Statements of SilverBox Corp IV as of December 31, 2024 and for the year ended December 31, 2024
Parataxis Labs LLC, Parataxis Labs Management LLC and Subsidiary
Combined and Consolidated Financial Statements of Parataxis Labs LLC, Parataxis Labs Management LLC and Subsidiary For the Period January 13, 2025 (Inception) through May 31, 2025
Report of Independent Registered Public Accounting Firm	F-41
Combined and Consolidated Balance Sheet as of May 31, 2025	F-42
Combined and Consolidated Statement of Operations for the period from January 13, 2025 (Inception) through May 31, 2025	F-43
Combined and Consolidated Statement of Changes in Members’ Equity for the period from January 13, 2025 (Inception) through May 31, 2025	F-44
Combined and Consolidated Statement of Cash Flows for the period from January 13, 2025 (Inception) through May 31, 2025	F-45
Notes to Combined and Consolidated Financial Statements	F-46
Parataxis Holdings Inc. and Subsidiaries
Consolidated Financial Statements of Parataxis Holdings Inc. and Subsidiaries

SILVERBOX CORP IV
CONDENSED BALANCE SHEETS
	June 30, 2025 (Unaudited)	December 31, 2024
Assets
Current assets
Cash	$279,366	$819,362
Short-term prepaid insurance	104,890	104,890
Prepaid expenses	119,973	12,902
Total current assets	504,229	937,154
Long-term prepaid insurance	12,529	64,974
Investments held in Trust Account	208,952,965	204,654,638
Total Assets	$209,469,723	$205,656,766
Liabilities and Shareholders’ Deficit
Current liabilities
Accrued expenses	$49,445	$40,355
Accrued offering costs	—	85,000
Total current liabilities	49,445	125,355
Deferred legal fees	975,661	480,178
Deferred underwriting fee	10,300,000	10,300,000
Total Liabilities	11,325,106	10,905,533
Commitments and Contingencies (see Note 5)
Class A ordinary shares subject to possible redemption; 20,000,000 shares at redemption value of $10.45 and $10.23 per share as of June 30, 2025 and December 31, 2024, respectively	208,952,965	204,654,638
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 455,000 issued and outstanding (excluding 20,000,000 subject to possible redemption) as of June 30, 2025 and December 31, 2024	46	46
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding as of June 30, 2025 and December 31, 2024	500	500
Additional paid-in capital	—	—
Accumulated deficit	(10,808,894)	(9,903,951)
Total Shareholders’ Deficit	(10,808,348)	(9,903,405)
Total Liabilities and Shareholders’ Deficit	$209,469,723	$205,656,766
The accompanying notes are an integral part of the unaudited condensed financial statements.

SILVERBOX CORP IV
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended June 30, 2025	For the Six Months Ended June 30, 2025	For the Period from April 16, 2024 (Inception) Through June 30, 2024
General and administrative expenses	$720,310	$904,943	$23,660
Loss from operations	(720,310)	(904,943)	(23,660)
Other income:
Interest earned on marketable securities held in Trust Account	2,182,900	4,298,327	—
Total other income, net	2,182,900	4,298,327	—
Net income (loss)	$1,462,590	$3,393,384	$(23,660)
Basic and Diluted weighted average shares outstanding, redeemable and non-redeemable Class A ordinary shares	20,455,000	20,455,000	—
Basic and Diluted net income per share, redeemable and non-redeemable Class A ordinary shares	$0.06	$0.13	$—
Basic and Diluted weighted average shares outstanding, Class B ordinary shares	5,000,000	5,000,000	5,000,000
Basic and Diluted net income (loss) per share, Class B ordinary shares	$0.06	$0.13	$(0.00)
The accompanying notes are an integral part of the unaudited condensed financial statements.

SILVERBOX CORP IV
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2025	455,000	$46	5,000,000	$500	$—	$(9,903,951)	$(9,903,405)
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(2,115,427)	(2,115,427)
Net income	—	—	—	—	—	1,930,794	1,930,794
Balance – March 31, 2025	455,000	46	5,000,000	500	—	(10,088,584)	(10,088,038)
Accretion of Class A ordinary shares to redemption amount	—	—	—	—	—	(2,182,900)	(2,182,900)
Net income	—	—	—	—	—	1,462,590	1,462,590
Balance – June 30, 2025	455,000	$46	5,000,000	$500	$—	$(10,808,894)	$(10,808,348)
FOR THE PERIOD FROM APRIL 16, 2024 (INCEPTION) THROUGH JUNE 30, 2024
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Amount Deficit	Total Shareholder’s Equity
	Shares	Amount	Shares	Amount
Balance – April 16, 2024 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor(1)	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(23,660)	(23,660)
Balance – June 30, 2024	—	$—	5,750,000	$575	$24,425	$(23,660)	$1,340

(1)
As of June 30, 2024, included up to 750,000 Class B ordinary shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter (Note 4). The underwriters elected not to exercise the over-allotment option and the option expired, effective September 30, 2024.

The accompanying notes are an integral part of the unaudited condensed financial statements.

SILVERBOX CORP IV
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For The Six Months Ended June 30, 2025	For The Period from April 16, 2024 (Inception) To June 30, 2024
Cash Flows from Operating Activities:
Net income (loss)	$3,393,384	$(23,660)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	—	15,523
Interest earned on marketable securities held in Trust Account	(4,298,327)	—
Changes in operating assets and liabilities:
Prepaid expenses	(107,071)	—
Prepaid insurance	52,445	—
Deferred legal fees	495,483	—
Accounts payable and accrued expenses	9,090	—
Net cash used in operating activities	(454,996)	(8,137)
Cash Flows from Financing Activities:
Proceeds from promissory note – related party	—	109,239
Payments of deferred offering costs	(85,000)	(95,187)
Net cash (used in) provided by financing activities	(85,000)	14,052
Net Change in Cash	(539,996)	5,915
Cash – Beginning of period	819,362	—
Cash – End of period	$279,366	$5,915
Non-Cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$—	$246,085
Payment of deferred offering costs by sponsor in exchange for issuance of Class B ordinary shares	$—	$9,477
The accompanying notes are an integral part of the unaudited condensed financial statements.

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
SilverBox Corp IV (the “Company”) is a blank check company incorporated as a Cayman Islands exempted corporation on April 16, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any specific Business Combination target and the Company has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any Business Combination target.
As of June 30, 2025, the Company had not commenced any operations. All activity for the period from April 16, 2024 (inception) through June 30, 2025 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering.
The Company’s sponsor is SilverBox Sponsor IV LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 15, 2024. On August 19, 2024, the Company consummated the Initial Public Offering of 20,000,000 units at $10.00 per unit (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units being offered, the “Public Shares”), which is discussed in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 455,000 units (the “Private Placement Units”), at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of $4,550,000, which is described in Note 4.
Transaction costs amounted to $13,000,434, consisting of $1,700,000 of cash underwriting fee, $10,300,000 of deferred underwriting fee, $170,000 of expense reimbursement from the underwriters, and $1,170,434 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.
The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the Trust Account (as defined below) (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.
Following the closing of the Initial Public Offering, on August 19, 2024, an amount of $201,000,000 ($10.05 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Units was placed in a Trust Account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
respect to interest earned on the funds held in the Trust Account that may be released to the Company as described below, the funds held in the Trust Account will not be released from the Trust Account until the earliest to occur of (1) the Company’s completion of an initial Business Combination; (2) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide for the redemption of the Company’s Public Shares in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not consummate the initial Business Combination within the Completion Window from the closing of the Initial Public Offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity; and (3) the redemption of all of the Company’s Public Shares if the Company has not completed an initial Business Combination within the Completion Window, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the creditors, if any, which could have priority over the claims of the Company’s public shareholders.
The Company will provide its public shareholders with the opportunity to redeem, regardless of whether they abstain, vote for, or vote against, the initial Business Combination, all or a portion of their Public Shares upon the completion of the initial Business Combination either (1) in connection with a shareholders’ meeting called to approve the Business Combination or (2) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or stock exchange listing requirement. The shareholders will be entitled to redeem all or a portion of the Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest, divided by the number of the outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account was initially $10.05 per Public Share.
The ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets, after payment of the deferred underwriting commissions, of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
The Company will have only 24 months from the closing of the Initial Public Offering to complete the initial Business Combination (the “Combination Period”). However, if the Company has not completed the initial Business Combination within the Combination Period or the Company does not otherwise seek shareholder approval to amend the amended and restated memorandum and articles of association to further extend the time to complete the initial Business Combination, the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, divided by the number of the outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
The Sponsor, directors and officers have entered into a letter agreement with the Company, pursuant to which they have agreed to (1) waive their redemption rights with respect to any Sponsor Shares and any Public Shares held by them in connection with the completion of the initial Business Combination; (2) waive their redemption rights with respect to any Sponsor Shares and Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide for the redemption of the Company’s Public Shares in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not consummate its initial Business Combination within the Combination Window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity; (3) waive their rights to liquidating distributions from the Trust Account with respect to any Sponsor Shares they hold if the Company fails to complete its initial Business Combination within the Combination Window (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial business combination within the completion window) and (4) vote their Sponsor Shares and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination (except that any public shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934 would not be voted in favor of approving the Business Combination transaction).
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below (1) $10.05 per Public Share or (2) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act (as defined in Note 2). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Liquidity, Capital Resources and Going Concern
As of June 30, 2025, the Company had $279,366 in cash and working capital of $454,784.
In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of June 30, 2025, the Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
The Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying condensed financial statements are issued. Management plans to address this uncertainty through a Business Combination. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete the initial Business Combination before the end of the Combination Period. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of the Combination Period.
NOTE 2.   SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 13, 2025. The interim results for the three and six months ended June 30, 2025, are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startup Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $279,366 and $819,362 in cash and no cash equivalents as of June 30, 2025 and December 31, 2024, respectively.
Investments Held in Trust Account
As of June 30, 2025 and December 31, 2024, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. The Company’s investments are presented at fair value on the condensed balance sheets. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest earned on investments held in Trust Account in the condensed statements of operations. As of June 30, 2025 and December 31, 2024, the Company did not withdraw any interest earned on the Trust Account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to its short-term nature.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the condensed statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the condensed balance sheets as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the condensed balance sheet date. The underwriters’ over-allotment option was deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and was accounted for as a liability pursuant to ASC 480 since the option was not exercised at the Initial Public Offering. However, the underwriters elected not to exercise the over-allotment option and the option expired, effective September 30, 2024, and the over-allotment option liability was derecognized.

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
Fair Value Measurement
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Public Shares were charged to temporary equity, and offering costs allocated to the Public and Private Placement Warrants were charged to shareholders’ deficit as Public and Private Placement Warrants and after management’s evaluation they were accounted for under equity treatment.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2025 and December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Class A Ordinary Shares Subject to Possible Redemption
The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to possible redemption outside of permanent deficit as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, at June 30, 2025 and December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s condensed balance sheets. As of June 30, 2025 and December 31, 2024, the Class A ordinary shares subject to possible redemption reflected in the condensed balance sheets are reconciled in the following table:
Gross proceeds	$200,000,000
Less:
Proceeds allocated to public warrants	(286,667)
Proceeds allocated to the over-allotment option	(306,504)
Class A ordinary shares issuance costs	(12,935,919)
Plus:
Accretion of carrying value to redemption value	18,183,728
Class A ordinary shares subject to possible redemption, December 31, 2024	204,654,638
Plus:
Accretion of carrying value to redemption value	2,115,427
Class A ordinary shares subject to possible redemption, March 31, 2025	206,770,065
Plus:
Accretion of carrying value to redemption value	2,182,900
Class A ordinary shares subject to possible redemption, June 30, 2025	$208,952,965
Warrant Instruments
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”).

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at its assigned fair value.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the net income (loss) of the Company. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) IPO, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 6,818,333 Class A ordinary shares in the aggregate. For the three and six months ended June 30, 2025, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income (loss) per ordinary share is the same as basic net income (loss) per ordinary share for the period presented.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:
	For the Three Months Ended June 30, 2025		For the Six Months Ended June 30, 2025		For the Period from April 16, 2024 (Inception) through June 30, 2024
	Redeemable and non-redeemable Class A	Non- Redeemable Class B	Redeemable and non-redeemable Class A	Non- Redeemable Class B	Redeemable and non-redeemable Class A	Non- Redeemable Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$1,175,301	$287,289	$2,726,838	$666,546	$—	$(23,660)
Denominator:
Basic and diluted weighted average shares outstanding	20,455,000	5,000,000	20,455,000	5,000,000	—	5,000,000
Basic and diluted net income (loss) per ordinary share	$0.06	$0.06	$0.13	$0.13	$—	$(0.00)
Recent Accounting Pronouncements
In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, “Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40):

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
Disaggregation of Income Statement Expenses”, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Public Units
Pursuant to the Initial Public Offering, on August 19, 2024, the Company sold 20,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.
Public Warrants
Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants will become exercisable 30 days after the completion of the initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A ordinary shares (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors (including consideration of the market price) and, in the case of any such issuance to the initial shareholders or their affiliates, without taking into account any Sponsor Shares held by the initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day following the effective date of the registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Company will not be obligated to deliver any shares of ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus is current. No warrant will be exercisable and the Company will not be obligated to issue ordinary shares upon exercise of a warrant unless ordinary shares issuable upon such warrant exercise has been registered,

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant.
In the event that a registration statement is not effective for the exercised warrants within specified time periods after the closing of the initial Business Combination, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of ordinary shares underlying such unit.
Redemption of Public Warrants
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the 30-day redemption period; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”), provided that a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-trading day measurement period.

If the Company calls the public warrants for redemption, management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis. In the event of an exercise on a cashless basis, a holder would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined in the next sentence) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.
NOTE 4.   RELATED PARTY TRANSACTIONS
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 455,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($4,550,000 in the aggregate). Each Unit consists of one Class A ordinary share and one-third of one warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable. A portion of the proceeds from the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).
Twelve institutional investors (none of which are affiliated with any member of the Company’s management, the Sponsor or any other investor) (the “Sponsor Non-Managing Members”) purchased,

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
indirectly through the purchase of sponsor non-managing membership interests, an aggregate of 350,000 of the 455,000 Private Placement Units at a price of $10.00 per Unit ($3,500,000 in the aggregate) in the private placement that closed simultaneously with the closing of the Initial Public Offering.
Sponsor Shares
On April 18, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.007 per share, to cover certain of the Company’s expenses, for which the Company issued 3,450,000 Sponsor Shares. In May 2024, the Company effected a share split for which an additional 2,300,000 Class B ordinary shares were issued and the Sponsor now holds 5,750,000 Sponsor Shares. All share and per share data is retrospectively presented. Up to 750,000 of the Sponsor Shares may be surrendered by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment is exercised. As of September 30, 2024, the underwriters have elected not to exercise the over-allotment option and the option expired, and the 750,000 Sponsor Shares were forfeited, resulting in the Sponsor holding an aggregate of 5,000,000 Sponsor Shares.
Subject to each Sponsor Non-Managing Member purchasing, through the Sponsor, the Private Placement Units allocated to it in connection with the closing of the Initial Public Offering, the Sponsor will issue non-managing membership interests at a nominal purchase price to the Sponsor Non-Managing Members reflecting interests in an aggregate of 2,800,000 Sponsor Shares.
Promissory Note
On April 18, 2024, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2024 or the closing of the Initial Public Offering. The Company repaid the outstanding balance of the note at the closing of the Initial Public Offering on August 19, 2024. Borrowings under the promissory note are no longer available.
Administrative Support Agreement
The Company entered into an agreement, commencing on August 15, 2024, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $15,000 per month for office space, secretarial, administrative and shared personnel support services. For the three and six months ended June 30, 2025, the Company incurred fees of $45,000 and $90,000, respectively, for these services, of which $75,000 was paid and $15,000 is included in accrued expenses on the unaudited condensed balance sheets at June 30, 2025. For the three months ended June 30, 2024 and for the period from April 16, 2024 (inception) through June 30, 2024, the Company did not incur any fees for these services.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
$2,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per units. The units and the underlying securities would be identical to the Private Placement Units. As of June 30, 2025 and December 31, 2024, there were no amounts outstanding under the Working Capital Loans.
NOTE 5.   COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from each of the ongoing Russia-Ukraine and Israel-Hamas conflicts, as well as recent developments to U.S. tariff policies. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.
Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas conflict and subsequent sanctions or related actions or the ongoing trade and tariff policy changes by the United States or other countries, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.
Registration Rights
The holders of the (i) Sponsor Shares, which were issued in a private placement prior to the closing of the Initial Public Offering, (ii) Private Placement Units, which will be issued in a private placement simultaneously with the closing of the Initial Public Offering and the Class A ordinary shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Offering price less

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
the underwriting discounts and commissions. The underwriters have elected not to exercise the over-allotment option, and the option expired.
The underwriters were entitled to a cash underwriting discount of $1,700,000 or 0.85% of the gross proceeds of the units sold in the Initial Public Offering, which was paid on August 19, 2024, the closing of the Initial Public Offering. Additionally, the underwriters are entitled to a deferred underwriting discount of 5.15% of the gross proceeds of the Initial Public Offering held in the Trust Account, $10,300,000 in the aggregate upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.
SilverBox Securities LLC, an affiliate of the Sponsor (“SilverBox Securities”), acted as an independent financial advisor in connection with the Initial Public Offering. For financial advisory services provided by SilverBox Securities, the Company paid SilverBox Securities a fee in an amount equal to $170,000, which was reimbursed by the underwriters to the Company. In addition, SilverBox Securities is entitled to $2,030,000, which will be paid to SilverBox Securities upon the closing of the initial business combination.
Deferred Legal Fees
As of June 30, 2025 and December 31, 2024, the Company had a total of $975,661 and $480,178, respectively, of deferred legal fees, of which $322,178 is related to the Initial Public Offering, to be paid to the Company’s legal advisors upon consummation of the Business Combination, which is classified as a non-current liability in the accompanying condensed balance sheets as of June 30, 2025 and December 31, 2024.
NOTE 6.   SHAREHOLDERS’ DEFICIT
Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2025 and December 31, 2024, there were no preference shares issued or outstanding.
Class A ordinary shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. At June 30, 2025 and December 31, 2024, there are 455,000 Class A ordinary shares issued and outstanding, excluding 20,000,000 Class A ordinary shares subject to possible redemption.
Class B ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2025 and December 31, 2024, there were 5,000,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of law or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.
Prior to the consummation of the initial Business Combination, only holders of Class B ordinary shares will have the right to vote on the appointment or removal of directors. Holders of the Class A ordinary shares will not be entitled to vote on the appointment or removal of directors during such time. These provisions of the Company’s amended and restated memorandum and articles of association may only be amended if approved by a majority of at least 90% of its ordinary shares voting at a shareholders’ meeting.

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
The Class B ordinary shares will automatically convert into Class A ordinary shares upon the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share subdivisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Sponsor Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A ordinary shares outstanding after such conversion, including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Sponsor Shares will never occur on a less than one-for-one basis.
NOTE 7.   FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).
At June 30, 2025, assets held in the Trust Account were comprised of $540 in cash and $208,952,425 in U.S. Treasury bills. At December 31, 2024, assets held in the Trust Account were comprised of $634 in cash and $204,654,004 in U.S. Treasury bills.
During the period from April 16, 2024 (inception) through June 30, 2025, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets that are measured at fair value, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	Level	June 30, 2025	December 31, 2024
Assets:
Investments held in Trust Account	1	$208,952,425	$204,654,004
NOTE 8.   SEGMENT INFORMATION
ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.
The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
The CODM assesses performance for the single segment and decides how to allocate resources based on net income (loss) that also is reported on the condensed statements of operations as net income (loss). The measure of segment assets is reported on the condensed balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, included in net income (loss) and total assets, which include the following:
	For the Three Months Ended June 30, 2025	For the Six Months Ended June 30, 2025	For the Period from April 16, 2024 (Inception) June 30, 2024
General and administrative expenses	$720,310	$904,943	$23,660
Interest earned on investments held in Trust Account	$2,182,900	$4,298,327	$—
	As of June 30, 2025	As of December31, 2024
Cash	$279,366	$819,362
Investments held in Trust Account	$208,952,965	$204,654,638
The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination within the Business Combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the condensed statements of operations, are the significant segment expenses provided to the CODM on a regular basis. All other segment items included in net income or loss are reported on the condensed statements of operations and described within their respective disclosures.
The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies.
NOTE 9.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the condensed balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events other than as described below that would have required adjustment or disclosure in the unaudited condensed financial statements.
On August 6, 2025, the Company, Pubco, SPAC Merger Sub, Parataxis Merger Sub, Parataxis, the Sponsor, solely for certain limited purposes as representative of the Company shareholders, and Edward Chin, solely for certain limited purposes as representative of the members of Parataxis, entered into the Business Combination Agreement.
Pursuant to the Business Combination Agreement, and subject to the terms and conditions set forth therein, (a) SPAC Merger Sub and Parataxis will consummate the SPAC Merger, and with each Parataxis Securityholder shareholder receiving one share of Pubco Class A Common Stock for each SPAC Class A Ordinary Share held by such shareholder in accordance with the terms of the Business Combination Agreement and (b) Parataxis Merger Sub will merge with and into Parataxis, with Parataxis continuing as the surviving entity (the “Parataxis Merger”, and together with the SPAC Merger, the “Mergers”), and with members of Parataxis receiving shares of Pubco Class A Common Stock (other than certain members of Parataxis who will receive shares of Pubco Class C Common Stock) in exchange for their units in Parataxis

SILVERBOX CORP IV
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2025
(Unaudited)
in accordance with the terms of the Business Combination Agreement. As a result of the Mergers, SPAC and Parataxis will become wholly-owned subsidiaries of Pubco, and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with applicable law. Prior to the SPAC Merger, the Company will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation.
In conjunction with the proposed Business Combination, on August 6, 2025, the Company entered into an engagement letter with Santander US Capital Markets LLC to provide capital markets advisory services pursuant to which up to $10.3 million total fees will become due and payable upon the successful completion of the proposed Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
SilverBox Corp IV:
Opinion on the Financial Statements
We have audited the accompanying balance sheet of SilverBox Corp IV as of December 31, 2024, the related statements of operations, changes in shareholders’ deficit, and cash flows for the period from April 16, 2024 (inception) through December 31, 2024 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and the results of its operations and its cash flows for the period from April 16, 2024 (inception) through December 31, 2024 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2024.
New York, New York
March 13, 2025
PCAOB ID: 100

SILVERBOX CORP IV
BALANCE SHEET
DECEMBER 31, 2024
Assets
Current assets
Cash	$819,362
Short-term prepaid insurance	104,890
Prepaid expenses	12,902
Total current assets	937,154
Long-term prepaid insurance	64,974
Investments held in Trust Account	204,654,638
Total Assets	$205,656,766
Liabilities and Shareholders’ Deficit
Current liabilities
Accrued expenses	$40,355
Accrued offering costs	85,000
Total current liabilities	125,355
Deferred legal fees	480,178
Deferred underwriting fee	10,300,000
Total Liabilities	10,905,533
Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 20,000,000 shares at redemption value of $10.23 per share	204,654,638
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 455,000 shares issued and outstanding (excluding 20,000,000 shares subject to possible redemption)	46
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding	500
Additional paid-in capital	—
Accumulated deficit	(9,903,951)
Total Shareholders’ Deficit	(9,903,405)
Total Liabilities and Shareholders’ Deficit	$205,656,766
The accompanying notes are an integral part of this financial statement.

SILVERBOX CORP IV
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM APRIL 16, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024
General and administrative expenses	$477,971
Loss from operations	(477,971)
Other income:
Change in fair value of over-allotment option liability	306,504
Interest earned on investments held in Trust Account	3,654,638
Total other income, net	3,961,142
Net income	$3,483,171
Basic and diluted weighted average shares outstanding, redeemable and non-redeemable Class A ordinary shares	10,582,896
Basic and diluted net income per share, redeemable and non-redeemable Class A ordinary shares	$0.22
Basic and diluted weighted average shares outstanding, Class B ordinary shares	4,961,390
Basic and diluted net income per share, Class B ordinary shares	$0.22
The accompanying notes are an integral part of this financial statement.

SILVERBOX CORP IV
STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE PERIOD FROM APRIL 16, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – April 16, 2024 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Sale of 455,000 private placement units	455,000	46	—	—	4,549,954	—	4,550,000
Fair value of public warrants at issuance	—	—	—	—	286,667	—	286,667
Allocated value of transaction costs to Class A shares	—	—	—	—	(64,515)	—	(64,515)
Forfeiture of Founder Shares	—	—	(750,000)	(75)	75	—	—
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(4,796,606)	(13,387,122)	(18,183,728)
Net income	—	—	—	—	—	3,483,171	3,483,171
Balance – December 31, 2024	455,000	$46	5,000,000	$500	$—	$(9,903,951)	$(9,903,405)
The accompanying notes are an integral part of this financial statement.

SILVERBOX CORP IV
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM APRIL 16, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024
Cash Flows from Operating Activities:
Net income	$3,483,171
Adjustments to reconcile net income to net cash used in operating activities:
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	15,524
Interest earned on investments held in Trust Account	(3,654,638)
Change in fair value of over-allotment option liability	(306,504)
Changes in operating assets and liabilities:
Prepaid expenses	(12,902)
Prepaid insurance	(169,864)
Deferred legal fees	158,001
Accrued expenses	40,355
Net cash used in operating activities	(446,857)
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(201,000,000)
Net cash used in investing activities	(201,000,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	198,300,000
Proceeds from sale of private placement Units	4,550,000
Underwriters’ reimbursement	170,000
Proceeds from promissory note – related party	124,239
Repayment of promissory note – related party	(124,239)
Payment of offering costs	(753,781)
Net cash provided by financing activities	202,266,219
Net Change in Cash	819,362
Cash – Beginning of period	—
Cash – End of period	$819,362
Noncash investing and financing activities:
Offering costs included in accrued offering costs	$85,000
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$9,476
Deferred underwriting fee payable	$10,300,000
Deferred legal fee payable	$322,177
Forfeiture of Sponsor Shares	$75
The accompanying notes are an integral part of this financial statement.

NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
SilverBox Corp IV (the “Company”) is a blank check company incorporated as a Cayman Islands exempted corporation on April 16, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company has not selected any specific Business Combination target and the Company has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any Business Combination target.
As of December 31, 2024, the Company had not commenced any operations. All activity for the period from April 16, 2024 (inception) through December 31, 2024 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on investments from the proceeds derived from the Initial Public Offering.
The Company’s sponsor is SilverBox Sponsor IV LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 15, 2024. On August 19, 2024, the Company consummated the Initial Public Offering of 20,000,000 units at $10.00 per unit (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units being offered, the “Public Shares”), which is discussed in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 455,000 units (the “Private Placement Units”), at a price of $10.00 per Private Placement Unit in a private placement to the Sponsor, generating gross proceeds of $4,550,000, which is described in Note 4.
Transaction costs amounted to $13,000,434, consisting of $1,700,000 of cash underwriting fee, $10,300,000 of deferred underwriting fee, $170,000 of expense reimbursement from the underwriters, and $1,170,434 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination.
The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the value of the Trust Account (as defined below) (excluding any deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.
Following the closing of the Initial Public Offering, on August 19, 2024, an amount of $201,000,000 ($10.05 per Unit) from the net proceeds of the sale of the Units and the sale of the Private Placement Units was placed in a Trust Account (“Trust Account”), located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company as described below, the funds held in the Trust Account will not be released from the Trust Account until the earliest to occur of (1) the Company’s completion of an initial Business Combination; (2) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide for the redemption of the Company’s Public Shares in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not consummate the initial Business Combination within the Completion Window from the closing of the Initial Public Offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity; and (3) the redemption of all of the Company’s Public Shares if the Company has not completed an initial Business Combination within the Completion Window, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the creditors, if any, which could have priority over the claims of the Company’s public shareholders.
The Company will provide its public shareholders with the opportunity to redeem, regardless of whether they abstain, vote for, or vote against, the initial Business Combination, all or a portion of their Public Shares upon the completion of the initial Business Combination either (1) in connection with a shareholders’ meeting called to approve the Business Combination or (2) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed Business Combination or conduct a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require the Company to seek shareholder approval under applicable law or stock exchange listing requirement. The shareholders will be entitled to redeem all or a portion of the Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest, divided by the number of the outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account was initially $10.05 per Public Share.
The ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets, after payment of the deferred underwriting commissions, of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.
The Company will have only 24 months from the closing of the Initial Public Offering to complete the initial Business Combination (the “Combination Period”). However, if the Company has not completed the initial Business Combination within the Combination Period or the Company does not otherwise seek shareholder approval to amend the amended and restated memorandum and articles of association to further extend the time to complete the initial Business Combination, the Company will (1) cease all operations except for the purpose of winding up; (2) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, divided by the number of the outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (3) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor, directors and officers have entered into a letter agreement with the Company, pursuant to which they have agreed to (1) waive their redemption rights with respect to any Sponsor Shares and any Public Shares held by them in connection with the completion of the initial Business Combination; (2) waive their redemption rights with respect to any Sponsor Shares and Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide for the redemption of the Company’s Public Shares in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company does not consummate its initial Business Combination within the Combination Window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity; (3) waive their rights to liquidating distributions from the Trust Account with respect to any Sponsor Shares they hold if the Company fails to complete its initial Business Combination within the Combination Window (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial business combination within the completion window) and (4) vote their Sponsor Shares and any public shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination (except that any public shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934 would not be voted in favor of approving the Business Combination transaction).
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below (1) $10.05 per Public Share or (2) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act (as defined in Note 2). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Liquidity and Capital Resources
As of December 31, 2024, the Company had $819,362 in cash and working capital of $811,799. In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” and through the consummation of the Initial Public Offering, as of December 31, 2024, the Company has sufficient funds for the working capital needs of the Company until a minimum of one year from the date of issuance of these financial statements. The Company cannot assure that its plans to consummate an Initial Business Combination will be successful.
The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating its business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to the initial Business Combination.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startup Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $819,362 in cash and no cash equivalents as of December 31, 2024.
Investments Held in Trust Account
As of December 31, 2024, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills. The Company’s investments are presented at fair value on the balance sheet. Gains and losses resulting from the change in fair value of investments held in the Trust Account are included in interest earned on investments held in Trust Account in the statement of operations. As of December 31, 2024, the Company did not withdraw any interest earned on the Trust Account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet, primarily due to its short-term nature.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The underwriters’ over-allotment option is deemed to be a freestanding financial instrument indexed on the contingently redeemable shares and was accounted for as a liability pursuant to ASC 480 since the option was not exercised at the Initial Public Offering. However, the underwriters have elected not to exercise the over-allotment option and the option expired, effective December 31, 2024, and the over-allotment option liability was derecognized in the statement of operations.
Fair Value Measurement
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares were charged to temporary equity, and offering costs allocated to the Public and Private Placement Warrants were charged to shareholders’ deficit as Public and Private Placement Warrants and after management’s evaluation they were accounted for under equity treatment.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.
Class A Ordinary Shares Subject to Possible Redemption
The public shares contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies public shares subject to possible redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, at December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. As of December 31, 2024, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:
Gross proceeds	$200,000,000
Less:
Proceeds allocated to public warrants	(286,667)
Proceeds allocated to the over-allotment option	(306,504)
Class A ordinary shares issuance costs	(12,935,919)
Plus:
Accretion of carrying value to redemption value	18,183,728
Class A ordinary shares subject to possible redemption, December 31, 2024	$204,654,638
Warrant Instruments
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Accordingly, the Company evaluated and classified the warrant instruments under equity treatment at its assigned fair value.
Net Income per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares share pro rata in the net income of the Company. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted net income per ordinary share does not consider the effect of the warrants issued in connection with the (i) IPO, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 6,818,333 Class A ordinary shares in the aggregate. For the period from April 16, 2024 (inception) through December 31, 2024, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the period presented.
The following table reflects the calculation of basic and diluted net income per ordinary share:
	For the Period from April 16, 2024 (Inception) Through December 31, 2024
	Redeemable and Non-redeemable Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$2,371,420	$1,111,751
Denominator:
Basic and diluted weighted average ordinary shares outstanding	10,582,896	4,961,390
Basic and diluted net income per ordinary share	$0.22	$0.22
Recent Accounting Pronouncements
In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on April 16, 2024 (inception). The adoption of ASU 2016-13 did not have a material impact on the Company’s financial statements.
In August 2020, the FASB issued ASU 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06 as of April 16, 2024 (inception). There was no effect to the Company’s presented financial statements.
In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 as required for the year ended December 31, 2024. The adoption requires the Company to provide additional disclosures, but otherwise it does not materially impact its financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Public Units
Pursuant to the Initial Public Offering, on August 19, 2024, the Company sold 20,000,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The warrants will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.
Public Warrants
Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants will become exercisable 30 days after the completion of the initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at the Newly Issued Price, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day following the effective date of the registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
The Company will not be obligated to deliver any shares of ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus is current. No warrant will be exercisable and the Company will not be obligated to issue ordinary shares upon exercise of a warrant unless ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant.
In the event that a registration statement is not effective for the exercised warrants within specified time periods after the closing of the initial Business Combination, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of ordinary shares underlying such unit.
Redemption of Public Warrants
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the 30-day redemption period; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”), provided that a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-trading day measurement period.

If the Company calls the public warrants for redemption, management will have the option to require all holders that wish to exercise warrants to do so on a cashless basis. In the event of an exercise on a cashless basis, a holder would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined in the next sentence) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.
NOTE 4.   RELATED PARTY TRANSACTIONS
Private Placement
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 455,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($4,550,000 in the aggregate). Each Unit consists of one Class A ordinary share and one-third of one warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Only whole warrants are exercisable. A portion of the proceeds from the Private Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

Twelve institutional investors (none of which are affiliated with any member of the Company’s management, the Sponsor or any other investor) (the “Sponsor Non-Managing Members”) purchased, indirectly through the purchase of sponsor non-managing membership interests, an aggregate of 350,000 of the 455,000 Private Placement Units at a price of $10.00 per Unit ($3,500,000 in the aggregate) in the private placement that closed simultaneously with the closing of the Initial Public Offering.
Sponsor Shares
On April 18, 2024, the Sponsor made a capital contribution of $25,000, or approximately $0.007 per share, to cover certain of the Company’s expenses, for which the Company issued 3,450,000 Sponsor Shares. In May 2024, the Company effected a share split for which an additional 2,300,000 Class B ordinary shares were issued and the Sponsor now holds 5,750,000 Sponsor Shares. All share and per share data is retrospectively presented. Up to 750,000 of the Sponsor Shares may be surrendered by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment is exercised. As of September 30, 2024, the underwriters have elected not to exercise the over-allotment option and the option expired, and the 750,000 Sponsor Shares were forfeited, resulting in the Sponsor holding an aggregate of 5,000,000 Sponsor Shares.
Subject to each Sponsor Non-Managing Member purchasing, through the Sponsor, the Private Placement Units allocated to it in connection with the closing of the Initial Public Offering, the Sponsor will issue non-managing membership interests at a nominal purchase price to the Sponsor Non-Managing Members reflecting interests in an aggregate of 2,800,000 Sponsor Shares.
Promissory Note
On April 18, 2024, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. This loan was non-interest bearing, unsecured and due at the earlier of December 31, 2024 or the closing of the Initial Public Offering. The Company repaid the outstanding balance of the note at the closing of the Initial Public Offering on August 19, 2024. Borrowings under the promissory note are no longer available.
Administrative Support Agreement
The Company entered into an agreement, commencing on August 15, 2024, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $15,000 per month for office space, secretarial, administrative and shared personnel support services. As of December 31, 2024, there was $67,500 incurred and paid under the Administrative Support Agreement.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,500,000 of such Working Capital Loans may be convertible into units of the post-Business Combination entity at a price of $10.00 per units. The units and the underlying securities would be identical to the Private Placement Units. As of December 31, 2024, there were no amounts outstanding under the Working Capital Loans.

NOTE 5.   COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.
Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.
Registration Rights
The holders of the (i) Sponsor Shares, which were issued in a private placement prior to the closing of the Initial Public Offering, (ii) Private Placement Units, which will be issued in a private placement simultaneously with the closing of the Initial Public Offering and the Class A ordinary shares underlying such Private Placement Warrants and (iii) Private Placement Warrants that may be issued upon conversion of Working Capital Loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Offering price less the underwriting discounts and commissions. The underwriters have elected not to exercise the over-allotment option, and the option expired.
The underwriters were entitled to a cash underwriting discount of $1,700,000 or 0.85% of the gross proceeds of the units sold in the Initial Public Offering, which was paid on August 19, 2024, the closing of the Initial Public Offering. Additionally, the underwriters are entitled to a deferred underwriting discount of 5.15% of the gross proceeds of the Initial Public Offering held in the Trust Account, $10,300,000 in the aggregate upon the completion of the Company’s initial Business Combination subject to the terms of the underwriting agreement.
SilverBox Securities LLC, an affiliate of the Sponsor (“SilverBox Securities”), acted as an independent financial advisor in connection with the Initial Public Offering. For financial advisory services provided by SilverBox Securities, the Company paid SilverBox Securities a fee in an amount equal to $170,000, which was reimbursed by the underwriters to the Company. In addition, SilverBox Securities is entitled to $2,030,000, which will be paid to SilverBox Securities upon the closing of the initial business combination.
Deferred Legal Fees
As of December 31, 2024, the Company had a total of $480,178 of deferred legal fees, of which $322,178 is related to the Initial Public Offering, to be paid to the Company’s legal advisors upon consummation of the Business Combination, which is classified as a non-current liability in the accompanying balance sheet as of December 31, 2024.
NOTE 6.   SHAREHOLDERS’ DEFICIT
Preference shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2024, there were no preference shares issued or outstanding.
Class A ordinary shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. At December 31, 2024, there are 455,000 Class A ordinary shares issued and outstanding, excluding 20,000,000 Class A ordinary shares subject to possible redemption.
Class B ordinary shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2024, there were 5,000,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of law or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.
Prior to the consummation of the initial Business Combination, only holders of Class B ordinary shares will have the right to vote on the appointment or removal of directors. Holders of the Class A ordinary shares will not be entitled to vote on the appointment or removal of directors during such time. These provisions of the Company’s amended and restated memorandum and articles of association may only be amended if approved by a majority of at least 90% of its ordinary shares voting at a shareholders’ meeting.
The Class B ordinary shares will automatically convert into Class A ordinary shares upon the consummation of the initial Business Combination on a one-for-one basis, subject to adjustment for share subdivisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all Sponsor Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A ordinary shares outstanding after such conversion, including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities or rights exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Units issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Sponsor Shares will never occur on a less than one-for-one basis.
NOTE 7.   FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities).
At December 31, 2024, assets held in the Trust Account were comprised of $634 in cash and $204,654,004 in U.S. Treasury bills. During the period from April 16, 2024 (inception) through December 31, 2024, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets that are measured at fair value at December 31, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	Level	December 31, 2024
Assets:
Investments held in Trust Account	1	$204,654,004
The fair value of Public Warrants was determined using a Monte Carlo model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:
August 19, 2024
Underlying share price	$9.98
Exercise price	$11.50
Term (years)	6.51
Risk-free rate	3.77%
Volatility	9.0%
Market probability risk factor	3.0%
NOTE 8.   SEGMENT INFORMATION
ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.
The Company’s CODM has been identified as the Chief Executive Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one operating segment.
When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:
For the Period from April 16, 2024 (Inception) Through December 31, 2024
General and administrative expenses	$477,971
Interest earned on investments held in Trust Account	$3,654,638
The key measures of segment profit or loss reviewed by the CODM are interest earned on the Trust Account and general and administrative expenses. The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a Business Combination within the Business Combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget.
The accounting policies used to measure the profit and loss of the segment are the same as those described in the summary of significant accounting policies.
NOTE 9.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Report of Independent Registered Public Accounting Firm
To the Members and Board of Directors of
Parataxis Labs LLC, Parataxis Labs Management LLC and Subsidiary
Opinion on the Financial Statements
We have audited the accompanying combined and consolidated financial statements of Parataxis Labs LLC, Parataxis Labs Management LLC and Subsidiary, which comprise the combined and consolidated balance sheet as of May 31, 2025, and the related combined and consolidated statements of operations, changes in members’ equity, and cash flows for the period from January 13, 2025 (Inception) through May 31, 2025, and the related notes to the combined and consolidated financial statements. In our opinion, the accompanying combined and consolidated financial statements present fairly, in all material respects, the financial position of Parataxis Labs LLC, Parataxis Labs Management LLC and Subsidiary as of May 31, 2025, and the results of their operations and their cash flows for the period January 13, 2025 (Inception) through May 31, 2025 in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
These combined and consolidated financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on the entity’s combined and consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Parataxis Labs LLC, Parataxis Labs Management LLC and Subsidiary in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined and consolidated financial statements are free of material misstatement, whether due to error or fraud. Parataxis Labs LLC, Parataxis Labs Management LLC and Subsidiary are not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the combined and consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined and consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined and consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2025.
New York, New York
September 2, 2025

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
COMBINED AND CONSOLIDATED BALANCE SHEET
MAY 31, 2025
Assets:
Cash and cash equivalents	$3,808,871
Prepaid expenses and other current assets	87,385
Total assets	$3,896,256
Liabilities, non-controlling interests and members’ equity:
Liabilities:
Accounts payable and other accrued liabilities – related party	$163,345
Accounts payable and other accrued liabilities	9,684
Total liabilities	173,029
Commitments and contingencies (See Note 5)
Members’ equity (deficit):
Contributions, and accumulated income, net of accumulated distributions	3,723,227
Total members’ equity	3,723,227
Non-controlling interests	3,785,840
Total Parataxis Labs LLC and Parataxis Labs Management LLC Members’ Equity (Deficit)	(62,613)
Total liabilities, non-controlling interests and members’ equity	$3,896,256
See accompanying notes to the combined and consolidated financial statements.

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JANUARY 13, 2025 (INCEPTION) THROUGH MAY 31, 2025
Expenses:
General and administrative expenses	$91,901
Revenue share expense	6,128
Total expenses	98,029
Loss from operations	(98,029)
Other income (expense), net:
Interest income	16,256
Total other income, net	16,256
Net loss	(81,773)
Net loss attributable to non-controlling interests	(19,160)
Net loss attributable to Parataxis Labs LLC and Parataxis Labs Management LLC	$(62,613)
See accompanying notes to the combined and consolidated financial statements.

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
COMBINED AND CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS’ EQUITY
FOR THE PERIOD FROM JANUARY 13, 2025 (INCEPTION) THROUGH MAY 31, 2025
	Contributions, and accumulated income, net of accumulated distributions	Total Parataxis Labs LLC and Parataxis Labs Management LLC Members’ Equity (Deficit)	Non-controlling interest in consolidated entities	Total members’ equity
Balance, January 13, 2025	$—	$—	$—	$—
Contributions from non-controlling interest	—	—	3,805,000	3,805,000
Net income (loss)	(62,613)	(62,613)	(19,160)	(81,773)
Balance, May 31, 2025	$(62,613)	$(62,613)	$3,785,840	$3,723,227
See accompanying notes to the combined and consolidated financial statements.

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
COMBINED AND CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 13, 2025 (INCEPTION) THROUGH MAY 31, 2025
Cash flows from operating activities:
Net loss	$(81,773)
Change in operating assets and liabilities:
Prepaid expenses and other current assets	(87,385)
Accounts payable and other accrued liabilities – related party	163,345
Accounts payable and other accrued liabilities	9,684
Net cash provided by operating activities	$3,871
Cash flows from financing activities:
Contribution payments from non-controlling interests	3,805,000
Net cash provided by financing activities	3,805,000
Net change in cash	3,808,871
Cash and cash equivalents beginning of the period	—
Cash and cash equivalents end of the period	$3,808,871
See accompanying notes to the combined and consolidated financial statements.

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
Note 1.   Organization and Nature of Operations
Description of the Business
Parataxis Labs LLC (“Parataxis Labs”) and Parataxis Labs Management LLC (“Parataxis Labs Management”) (referred to as the “Fund Managers” and, collectively with Parataxis Labs consolidated subsidiary, “Parataxis Labs and Korea”), manage an alternative asset investment fund, Parataxis Korea Fund I LLC (“Parataxis Korea”). The Fund Managers are controlled by their parent entity, Red Cloud Holdings LLC (“Red Cloud”).
The accompanying Combined and Consolidated Financial Statements present the combined and consolidated assets, liabilities, and income and expenses of Parataxis Labs, Parataxis Labs Management and Parataxis Korea. Parataxis Labs, Parataxis Labs Management, and Parataxis Korea were each formed as Delaware limited liability companies, on January 27, 2025, May 31, 2025 and January 13, 2025, respectively. Parataxis Labs and Parataxis Labs Management were established to organize and manage an alternative investment fund, Parataxis Korea. Parataxis Labs Management serves as the investment manager (“Investment Manager”) of Parataxis Korea, while Parataxis Labs serves as the managing member (“Managing Member”) of Parataxis Korea.
The primary purpose of Parataxis Korea is to seek long-term capital appreciation by making a private investment in public equity (“PIPE”) in a public company listed on the Korean Securities Dealers Automated Quotations (“KOSDAQ”) via acquisition of controlling shares (such investment by Parataxis Korea, the “Investment”, and such company, the “Portfolio Company”); and (b) engage in any other lawful activities determined by Parataxis Labs to be necessary or advisable in connection with the foregoing.
Parataxis Labs as Managing Member, and Parataxis Labs Management as Investment Manager, are responsible for the business, affairs, day-to-day administration, management and overall performance of Parataxis Korea. As payment for its services as Managing Member, Parataxis Labs is allocated a proportion of net income or net loss of Parataxis Korea. As payment for its services as the Investment Manager, Parataxis Labs Management is allocated a one-time management fee, as described below and per Note 3 — Related Party Transactions, payable by Parataxis Korea.
Reorganization and Change in Reporting Entity
As described in Note 6 — Subsequent Events, on June 3, 2025, a reorganization was completed in which Parataxis Holdings, LLC (“Parataxis”) became the parent company of Parataxis Labs and Parataxis Labs Management through a transaction among entities under common control. As a result of this reorganization, Parataxis became the new reporting entity as of and following June 3, 2025.
This transaction represents a non-recognized subsequent event under Accounting Standards Codification (“ASC”) 855, Subsequent Events, as it occurred after the Combined and Consolidated Balance Sheet date and does not provide additional evidence about conditions that existed as of that date. Accordingly, the accompanying Combined and Consolidated Financial Statements as of and for the period ended May 31, 2025, do not reflect the effects of this reorganization. This reorganization will be reflected on a retrospective basis in subsequently issued Combined and Consolidated Financial Statements.
Note 2.   Summary of Significant Accounting Policies
Basis of Presentation
The accompanying Combined and Consolidated Financial Statements have been prepared from Parataxis Labs, Parataxis Labs Management and Parataxis Korea’s historical accounting records. The Combined and Consolidated Financial Statements include the historical results of operations, financial condition and cash flows of Parataxis Labs and Korea in accordance with accounting principles generally accepted in the United States (“GAAP”) and Parataxis Labs and Korea has adopted accounting policies and

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
practices which are generally accepted in the industry in which it operates. As Parataxis Labs and Parataxis Labs Management do not have any financial interest in each other, but are under common control, these financial statements have been prepared on a combined basis. Parataxis Korea has been consolidated on the basis that it is controlled by Parataxis Labs.
Any applicable intercompany transactions have been eliminated.
The Combined and Consolidated Statement of Operations includes all costs directly attributable to Parataxis Labs and Korea as well as an allocation of expenses related to facilities, functions and services provided by the parent of Parataxis Labs and Parataxis Labs Management, Red Cloud. Allocation of general corporate expenses from Red Cloud include, but are not limited to, executive management, finance, tax, legal, information technology, employee benefits administration, treasury, risk management, procurement and other shared services. These corporate expenses are allocated to Parataxis Labs and Korea based on direct usage or benefit. The allocated costs are deemed to be settled between Parataxis Labs and Korea and Red Cloud in the period in which the expense was recorded in the Combined and Consolidated Statement of Operations. The Combined and Consolidated Statement of Cash Flows presents these corporate expenses as cash flows from operating activities, as these costs were incurred by Red Cloud on our behalf. Parataxis Labs and Korea considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Parataxis Labs and Korea. The allocations may not, however, reflect the expense Parataxis Labs and Korea would have incurred as a standalone company for the periods presented. Additionally, these costs may not be indicative of the expenses that Parataxis Labs and Korea will incur in the future or would have incurred if Parataxis Labs and Korea had obtained these services from an unrelated third party. It is not practicable to estimate the actual costs that would have been incurred had Parataxis Labs and Korea been a standalone company during the period presented. The actual costs that may have been incurred would depend on a number of factors, including the chosen organizational structure, whether functions were outsourced or performed by employees and decisions with respect to areas such as facilities, information technology and operating infrastructure. For the period from January 13, 2025 (Inception) through May 31, 2025, Parataxis Labs and Korea did not incur any expenses related to the allocation of corporate expenses from Red Cloud.
The Combined and Consolidated Balance Sheet includes all assets and liabilities that are specifically identifiable or otherwise attributable to Parataxis Labs and Korea. Assets and liabilities shared between Parataxis Labs and Korea and Red Cloud were included in the stand-alone financial statements of Parataxis Labs and Parataxis Labs Management, as applicable, to the extent the asset is primarily used by Parataxis Labs and Korea. If Parataxis Labs and Korea is not the primary user of the asset, it was excluded entirely from the Combined and Consolidated Financial Statements. Red Cloud has historically used a centralized approach to cash management and financing of its operations, as needed.
Basis of Accounting
The accompanying Combined and Consolidated Financial Statements are stated in United States Dollars and have been prepared in accordance with GAAP. The accompanying Combined and Consolidated Financial Statements reflect all adjustments including normal recurring adjustments, which, in the opinion of Parataxis Labs and Korea’s management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. References to GAAP issued by FASB in these accompanying notes to the financial statements are to the FASB Accounting Standards Codification (“ASC”). The Combined and Consolidated Financial Statements have been prepared assuming Parataxis Labs and Korea will continue as a going concern.
The following is a summary of the significant accounting policies followed by Parataxis Labs and Korea in the preparation of its Combined and Consolidated Financial Statements.
Principles of Consolidation
Pursuant to its consolidation policy, the Fund Managers first consider whether an entity is considered a variable interest entity (“VIE”) and therefore whether to apply the consolidation guidance under the VIE

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
model. Entities that do not qualify as VIEs are assessed for consolidation as voting interest entities (“VOEs”) under the voting interest model. Parataxis Korea is categorized as a VIE.
Parataxis Korea is, for GAAP purposes, an investment company and therefore is not required to consolidate its investments in portfolio companies even if majority-owned and controlled. Rather, the consolidated fund will reflect its investments at fair value. As a result, Parataxis Korea is required to present a schedule of investments as well as financial highlights. As of May 31, 2025, Parataxis Korea did not hold any investments. Further, as Parataxis Korea commenced operations in January 2025, and had little operations through May 31, 2025, a schedule of financial highlights was not included as it would not provide any value to its investors.
An entity in which the Fund Managers hold a variable interest is a VIE if any one of the following conditions exist: (a) the total equity investment at risk is not sufficient to permit the legal entity to finance its activities without additional subordinated financial support, (b) the holders of the equity investment at risk (as a group) lack either the direct or indirect ability through voting rights or similar rights to make decisions about a legal entity’s activities that have a significant effect on the success of the legal entity or the obligation to absorb the expected losses or right to receive the expected residual returns, or (c) the voting rights of some investors are disproportionate to their obligation to absorb the expected losses of the legal entity, their rights to receive the expected residual returns of the legal entity, or both and substantially all of the legal entity’s activities either involve or are conducted on behalf of an investor with disproportionately few voting rights. Limited partnerships and other similar entities where unaffiliated limited partners have not been granted (i) substantive participatory rights or (ii) substantive rights to either dissolve the partnership or remove the general partner (“kick-out rights”) are VIEs. The Fund Manager’s investment fund, Parataxis Korea (i) is a LLC, (ii) provides the Fund Managers with operational discretion and control, and (iii) has fund investors with no substantive rights to impact ongoing governance and operating activities of the fund, including the ability to remove the managing member, and, as such, the other members do not have kick-out rights.
The Fund Manager consolidates all VIEs in which it is the primary beneficiary. A reporting entity is determined to be the primary beneficiary if it holds a controlling financial interest in a VIE. A controlling financial interest is defined as (a) the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance and (b) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The consolidation guidance requires an analysis to determine (i) whether an entity in which the Fund Manager holds a variable interest is a VIE and (ii) whether the Fund Manager’s involvement, through holding interests directly or indirectly in the entity or contractually through other variable interests (for example, management and performance income), would give it a controlling financial interest. Performance of that analysis requires the exercise of judgment. Fees earned by the Fund Managers that are customary and commensurate with the level of effort required to provide those services, and where the Fund Manager does not hold other economic interests in the entity that would absorb more than an insignificant amount of the expected losses or returns of the entity, would not be considered to be variable interests. The Fund Manager factors in all economic interests including interests held through related parties, to determine if it holds a variable interest. The Fund Manager determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion when facts and circumstances change.
Entities that are determined not to be VIEs are generally considered VOEs and are evaluated under the voting interest model. The Fund Managers consolidate VOEs it controls through a majority voting interest or through other means.
The consolidation assessment, including the determination as to whether an entity qualifies as a VIE or VOE, depends on the facts and circumstances for each entity.

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
Noncontrolling Interests
Noncontrolling interests in consolidated entities of the Fund Managers represent the non-redeemable ownership interests that are held by third party fund investors in the Fund Managers consolidated funds.
For further details see Note 4 — Members’ Equity.
Financial Period
Parataxis Labs and Korea’s fiscal period has been reflected as being from the earliest date of incorporation of any of the entities included, being January 13, 2025 through May 31, 2025.
Emerging Growth Company Status
Parataxis Labs and Korea expects to be an “emerging growth company”, as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Parataxis Labs and Korea has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, Parataxis Labs and Korea will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of Parataxis Labs and Korea’s financial statements to those of other public companies more difficult.
Segment Reporting
Operating segments, as defined by ASC 280, “Segment Reporting”, are components of an enterprise for which separate financial information is available and is evaluated regularly by the company’s chief operating decision maker (“CODM”), being Parataxis Labs and Korea’s manager, in assessing performance. Parataxis Labs and Korea currently operates as both a single operating and reportable segment.
The CODM views the Parataxis Labs and Korea’s operations and manages expenses incurred on a combined basis. Accordingly, Parataxis Labs and Korea has a single reporting segment. The CODM assesses performance of the reportable segment based on net income or loss that also is reported on the Combined and Consolidated Statement of Operations as combined and consolidated net income or loss. Parataxis Labs and Korea does not have intra-entity transfers.
Use of Estimates
The preparation of Parataxis Labs and Korea’s Combined and Consolidated Financial Statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Combined and Consolidated Financial Statements and reported amounts of expenses during the reporting period. Management evaluates its estimates, assumptions, and judgments on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Parataxis Labs and Korea’s significant estimates, assumptions, and judgments include the determination of whether to consolidate variable interest entities. Actual results could differ from those estimates and judgments.
Cash and Cash Equivalents
Cash and cash equivalents may include cash on hand and short-term highly liquid investments with original maturities of three months or less. Cash and cash equivalents includes cash held at consolidated

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
entities, which represents cash that, although not legally restricted, is not available generally to fund liquidity needs of the Fund Managers, as the use of such funds is generally limited to the investment activities of the Fund Manager’s investment funds. The carrying values of cash and cash equivalents are considered to be reasonable estimates of their fair values.
Concentrations of Credit Risk
Financial instruments which potentially subject Parataxis Labs and Korea to concentrations of credit risk consist principally of cash and cash equivalents. Parataxis Labs and Korea places their cash and cash equivalents with high credit quality institutions to limit its credit exposure. Cash balances may at times exceed federally insured levels. Any loss incurred or a lack of access to such funds could have a significant adverse impact on Parataxis Labs and Korea’s financial condition, results of operations, and cash flows.
Variable Interest Entities
The Fund Managers evaluate their investments and other significant relationships to determine whether any investee is a variable interest entity (“VIE”). If the Fund Managers conclude that an investee is a VIE, the Fund Managers evaluate their power to direct the activities of the investee, its obligation to absorb the expected losses of the investee and its right to receive the expected residual returns of the investee to determine whether the Fund Managers are the primary beneficiary of the investee. If the Fund Managers are the primary beneficiary of a VIE, the Fund Managers consolidate such entity and reflects the non-controlling interest of other beneficiaries of that entity.
Income Taxes
Parataxis Labs and Korea’s income and losses are included in the income tax returns of its members. Accordingly, the Combined and Consolidated Financial Statements contain no provision for federal or state income taxes.
The FASB provides guidance for how uncertain tax positions should be recognized, measured, disclosed and presented in the Combined and Consolidated Financial Statements. This requires the evaluation of tax positions taken or expected to be taken in the course of preparing Parataxis Labs and Korea’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained “when challenged” or “when examined” by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense and liability in the current year. For the period ended May 31, 2025 management has determined that there are no material uncertain tax positions. Parataxis Labs and Korea is not subject to examination by US federal and state tax authorities for any tax years.
Fair Value of Financial Instruments
The carrying amounts of cash equivalents, accounts payable and accrued expenses and prepaid and other current assets approximate fair value for all periods presented because of the short-term maturity of these assets and liabilities.
Fair Value Measurement
Parataxis Labs and Korea applies ASC 820, which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in Parataxis Labs and Korea’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity.

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.
Certain assets and liabilities of Parataxis Labs and Korea are required to be recorded at fair value either on a recurring or nonrecurring basis. Any non-financial assets are recorded at cost. Fair value adjustments are made to non-financial assets, on a nonrecurring basis, in the period an impairment charge is recognized, as applicable.
Certain of Parataxis Labs and Korea’s financial instruments are carried at fair value and are presented within Level 1 of the fair value hierarchy, such as money market funds included within cash and cash equivalents on the Combined and Consolidated Balance Sheet. In addition, the carrying amounts reflected in the Combined and Consolidated Balance Sheet for cash and cash equivalents, prepaid expenses and other assets, and accounts payable and accrued expenses approximate fair value due to their short-term nature.
The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:
Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.
Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the determination of which category within the fair value hierarchy is appropriate for any given financial instrument is based on the lowest level of input that is significant to the fair value measurement.
Investment Management Fees
Parataxis Labs Management provides investment management services to Parataxis Korea in exchange for a management fee (the “Management Fee”). The Management Fee is a one-time fee and is based upon a percentage of the capital committed. The management fee expense, applicable to Parataxis Korea, and management fee income, applicable to Parataxis Labs Management, has been recognized on a straight-line basis over the estimated five year life of Parataxis Korea Fund.
Management fees earned from the Fund Manager’s consolidated investment in Parataxis Korea have been eliminated in consolidation, as have any associated prepaid investment management fee and deferred investment management fee balance sheet amounts recognized by Parataxis Korea and Parataxis Labs Management, respectively. However, because the management fee amounts are funded by, and earned from, noncontrolling interests, the Fund Manager’s allocated share of the net income from the consolidated Parataxis Korea investment fund is increased by the amount of fees that are eliminated. Accordingly, net income (loss) attributable to the Fund Managers would be unchanged if the Parataxis Korea investment fund were not consolidated.
Management fee calculations based on committed capital or invested capital are mechanical in nature and therefore do not require the use of significant estimates or judgments.

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
General and administrative expenses
General and administrative expenses consists primarily of professional fees paid to legal advisors, accountants, advisors and consultants and related expenses, and other general operating expenses.
Interest income
Interest income consists of interest earned on cash and cash equivalents held and invested in JPM money market invested treasury securities.
Recent Accounting Standards Not Yet Adopted
In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”) and in January 2025 issued ASU 2025-01, Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date (“ASU 2025-01”). The amendments in ASU 2024-03 address investor requests for more detailed expense information and require additional disaggregated disclosures in the notes to financial statements for certain categories of expenses that are included on the face of the income statement. ASU 2024-03, as clarified by ASU 2025-01, is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 31, 2027, with early adoption permitted. Parataxis Labs and Korea is currently evaluating the effect of this new guidance and does not expect this standard to have a material impact on the Parataxis Labs and Korea’s Combined and Consolidated Financial Statements and related disclosures.
Note 3.   Related Party Transactions
Investment Management Fees
As compensation for its services and the related expenses borne by Parataxis Labs Management, Parataxis Korea is to pay Parataxis Labs Management, in its capacity as Investment Manager, a one-time fee in an amount equal to 2% of the capital commitment of each member who invests in Parataxis Korea (the “Management Fee”). The Investment Manager may elect to reduce, or otherwise modify, or waive the Management Fee with respect to any Member. The management fees paid or payable have been deferred by Parataxis Labs Management and will be recognized on a straight-line basis over the estimated five year life of Parataxis Korea Fund. As of May 31, 2025, Parataxis Labs Management had recognized management fee income of $8,170, along with a deferred management fee liability balance of $236,930 and an investment management fee receivable, of $245,100, related to aggregate net contributions made to Parataxis Korea, through May 31, 2025. The management fee income, deferred management fee liability and the management fee receivable have been eliminated with the consolidation of Parataxis Korea.
Parataxis Korea Managing Member Distributions
Parataxis Korea Fund I LLC
The primary purpose of Parataxis Korea is to seek long-term capital appreciation by making an “Investment” in the Portfolio Company; and (b) engage in any other lawful activities determined by Parataxis Labs to be necessary or advisable in connection with the foregoing. Parataxis Korea is to continue the aforementioned activities until the fifth anniversary of the initial closing of capital contributions into Parataxis Korea. This initial term may be extended for up to two consecutive additional one year periods, at the discretion of the Managing Member and for such additional periods thereafter as approved in writing by a majority interest of all members of Parataxis Korea.
The Managing Member held the initial closing of Parataxis Korea of investment by the initial members (the “Initial Members”) on February 28, 2025 (the “Initial Closing”). Additional members may be admitted,

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
and existing members may increase their capital commitments (together, the “Subsequently Admitted Members” and together with the Initial Members and the Managing Member, the “Members”) following the Initial Closing (the final date of such admittances or increases, the “Final Closing”).
Dividends, royalties, interest payments, and other revenues received by Parataxis Labs and Korea in connection with the Investment and the proceeds from the sale or other dispositions of the Investment, may, in each case, be reinvested by the Managing Member or the Investment Manager in its sole discretion in the Portfolio Company (including follow-on investments); provided that, with respect to a Member, the aggregate cost basis of such Member’s portion of the Investment in the Portfolio Company (including follow-on investments) during the term of Parataxis Labs and Korea will not exceed 125% of such member’s capital commitment.
Parataxis Labs, in its capacity as Managing Member of Parataxis Korea, is eligible to receive ordinary distributions of available cash and/or other assets, as defined, at such times as deemed appropriate by Parataxis Labs, in accordance with the terms of the Parataxis Korea LLC Agreement. Available cash from Parataxis Korea shall initially be apportioned among the Managing Member and the other members on a pro rata basis in accordance with the members’ respective capital commitment percentages. The amount apportioned to the Managing Member shall be distributed to the Managing Member and the amount initially apportioned to the other members shall be immediately reapportioned between the Managing Member and such other members and distributed as follows:
(a)
First, 100% to such members (including the Managing Member in its capacity as a member) until it has received cumulative distributions pursuant to this clause (i) equal to 100% of its total capital contributions; and

(b)
Thereafter, 85% to such members and 15% to the Managing Member (the “Carried Interest”).

The Managing Member may, in its sole discretion, forego all or a portion of the distributions corresponding to any Carried Interest with respect to any members and in such case distributions and allocations of profits and losses (and taxable income and loss) to such members and the Managing Member shall be adjusted accordingly. The Managing Member may also elect to assign all or any portion of the Carried Interest to any other person or entity, including any of its affiliates, in its sole discretion.
Expenses
Parataxis Korea will reimburse the Managing Member or the Investment Manager for Parataxis Korea’s organizational, offering and startup expenses incurred in connection with the offering of its interests and which are paid for on Parataxis Korea’s behalf by the Fund Managers. These expenses may include legal, travel, accounting, filing, capital raising, consulting, and other organizational expenses. The Fund Managers will in-turn reimburse Red Cloud for any expenses incurred in connection with the offering of their membership interests and which are paid for on their or Parataxis Korea’s behalf by Red Cloud or their subsidiaries.
Note 4.   Members’ Equity
As of May 31, 2025, Members’ Equity (Deficit) represents the cumulative capital contributions of the members, including the members of Parataxis Korea in consolidation, adjusted for allocations of net income and distributions in accordance with Parataxis Labs and Korea’s operating agreements.
The Investment Manager and Managing Member, as well as Parataxis Korea, are organized as limited liability companies and are governed by operating agreements that outline the rights and obligations of the members. Each member maintains a capital account that is adjusted annually for their proportionate share of net income or loss and any distributions made during the year.
Net loss for the period ended May 31, 2025 totaled $81,773.

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
There were no distributions to members of Parataxis Labs, Parataxis Labs Management and Parataxis Korea during the period ended May 31, 2025. Distributions are not guaranteed and are made at the discretion of the respective managing member of Parataxis Labs, Parataxis Labs Management and Parataxis Korea, subject to the availability of distributable cash.
During the period ended May 31, 2025, neither Parataxis Labs, nor Parataxis Labs Management received any capital contributions from its members, while Parataxis Korea received aggregate contributions of $3,805,000 from its members. Any contributions made in accordance with the terms of the operating agreements, are to be credited to each member’s capital account based on their respective contributions. The capital contributions increase members’ equity and are to be used to support Parataxis Labs and Korea’s respective ongoing operations and strategic initiatives. Each member’s capital account is adjusted annually to reflect contributions, allocations of net income or loss, and distributions.
Parataxis Korea
With respect to Parataxis Korea, profit and losses are allocated to members in terms of the Parataxis Korea LLC Agreement. Such allocations of profits and losses of Parataxis Korea for each fiscal period shall be allocated, after consideration for any specifically attributable member expenses or other specific allocations, as described per the Parataxis Korea LLC Agreement, in a manner such that and to the extent possible, the capital account of each member shall be equal to the excess (which may be negative) of:
(1)
The amount that would be distributed to such member if Parataxis Korea were dissolved, its affairs wound up, its assets sold for cash equal to their book values at the end of such fiscal period, all Parataxis Korea liabilities were satisfied in cash according to their terms (limited, with respect to each nonrecourse liability, to the book value of the assets securing such liability), and the net proceeds thereof (after satisfaction of such liabilities) were distributed pursuant to the terms of the Parataxis Korea LLC Agreement, over

(2)
The sum of the amount, if any, which such member is obligated to contribute to the capital of Parataxis Korea, such member’s share of “minimum gain” (as determined according to Treasury Regulations Section 1.704-2(g)), and such member’s share of partner nonrecourse debt minimum gain (as defined in Treasury Regulations Section 1.704-2(i)(2)), all as determined immediately prior to the hypothetical sale described above.

Net loss applicable to Parataxis Korea for the period ended May 31, 2025, totaled $19,160, of which 100% of this was allocated to the members of Parataxis Korea.
Subject to available cash, the managing member of Parataxis Korea may, in its sole discretion, on or before the date upon which the members are required to make estimated U.S. Federal income tax payments and prior to making any other distributions, cause the company to distribute (a “Tax Distribution”) to each Member an amount equal to the excess, if any, of the product of its allocable share of the estimated or actual, as applicable, net taxable income of the company for the calendar year through the date of the distribution multiplied by the applicable tax rate over the aggregate distributions received by such member during the applicable calendar year; provided that, no Tax Distributions shall be made until the cumulative taxable income of the company for the current and all prior periods exceeds the cumulative net losses and deductions of the company for U.S. Federal income tax purposes for the current and all prior periods, as determined by the managing member; and provided further that in no event shall the managing member distribute more than the available cash. Tax Distributions made with respect to estimated tax payments made in January of any year shall be deemed to have been made on December 31 of the prior year. The amount of any Tax Distributions to each member shall be treated as a non-recourse advance against and shall be applied to reduce distributions that each member would otherwise be entitled to receive and shall not be adjusted as a result of any election made by the company.
If, in the discretion of the Managing Member of Parataxis Korea, the assets of Parataxis Korea are insufficient to fulfill any liability of the company after the maximum amount permitted has been contributed,

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
the Managing Member may recall distributions previously made to the Members solely for the purpose of fulfilling or satisfying such liability. In no event shall any member be required to contribute capital pursuant to such a distribution recall in excess of the lesser of (A) the amount of distributions received by such Member and (B) 25% of such member’s capital commitment. Notwithstanding the foregoing, in no event shall the managing member recall a given distribution more than three years following the date of the final liquidating distribution made by the company, except with respect to potential or actual liabilities or losses stemming from claims that have been filed or threatened and of which such member has been given notice within 30 days after such third anniversary date.
Noncontrolling interests
Noncontrolling interests in the consolidated entity of the Fund Managers represent the non-redeemable ownership interests that are held by third party fund investors in the Fund Managers consolidated fund, Parataxis Korea.
The following table presents total noncontrolling interests:
For the Period January 13, 2025 (Inception) through May 31, 2025
Beginning at the beginning of the period	$—
Capital Contributions	3,805,000
Net loss attributable to non-controlling interests	(19,160)
Balance at end of the period	$3,785,840
Note 5.   Commitments and Contingencies
General
In the normal course of business, Parataxis Labs and Korea enters into contracts that contain a variety of representations and which provide general indemnifications. Parataxis Labs and Korea’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against Parataxis Labs and Korea that have not yet occurred. Therefore, the maximum potential amount of future payments that Parataxis Labs and Korea could be required to make under these indemnifications cannot be estimated.
Investment Commitments
Parataxis Korea had received an additional $13,950,000 of investment commitments from outside investors as of May 31, 2025, representing additional member, including related party entities, capital funding commitments to Parataxis Korea. As of May 31, 2025, Parataxis Korea had total investments from members of $17,755,000, of which $3,805,000 had been funded.
Revenue Share Agreement
Parataxis Labs and Korea is subject to side letter agreements with two unrelated parties who provided historic investments to affiliated Parataxis entities (the “Outside Investors”). In terms of these side letter agreements, Parataxis Labs and Korea is obligated to pay, and the Outside Investors are entitled to receive, a revenue share based on the gross Investment Management Fees and/ or other incentive allocation earned or payable to the Fund Managers (“Other Fund Revenue”), with respect to any fund in which any Parataxis affiliated entity serves as Managing Member or Investment Manager (“Other Funds”). In the case of such Other Funds, and specifically any such Other Funds in which the Outside Investors are not invested, the Outside Investors are entitled to an aggregate revenue share of 2.5% of any Other Fund Revenue (“Other

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
Funds Revenue Share”). The Other Funds Revenue Share, as well as any other related revenue sharing with respect to these specific Outside Investors, is subject to certain sunset provisions, as described in the terms of the side letter agreement, which reflect the reduction in the applicable revenue share percentages to which the Outside Investors are entitled, with such reductions beginning in 2027 and concluding in 2031, at which time the applicable revenue share percentage will be reduced to zero.
As of May 31, 2025, Parataxis Labs and Korea has recognized a revenue share expense with respect to such Other Funds Revenue Share, on the Combined and Consolidated Statement of Operations and a corresponding accrued revenue share liability, disclosed as part of accounts payable and other accrued liabilities on the Combined and Consolidated Balance Sheet, of $6,128.
Note 6.   Subsequent Events
Parataxis Labs and Korea has evaluated subsequent events through September 2, 2025, the date these Combined and Consolidated Financial Statements were issued.
Formation of New Holding Company
On June 3, 2025, subsequent to the Combined and Consolidated Balance Sheet date of May 31, 2025, Parataxis was formed and became the new parent company of Parataxis Labs and Parataxis Labs Management through a reorganization under common control.
This transaction represents a non-recognized subsequent event under ASC 855, Subsequent Events, as it occurred after the Combined and Consolidated Balance Sheet date and does not provide additional evidence about conditions that existed as of that date. Accordingly, the accompanying Combined and Consolidated Financial Statements as of and for the period ended May 31, 2025 do not reflect the effects of this reorganization.
Parataxis Korea Member Capital Commitments Funded
Subsequent to the Combined and Consolidated Balance Sheet date, Parataxis Korea received from outside investors an additional $8,145,000 of the $13,950,000 investment commitment. As of September 2, 2025, Parataxis Korea had received a total of $11,950,000 of the $13,950,000 of committed outside investment funding.
The Parataxis Korea Acquisition
On June 20, 2025, Parataxis Korea, through its intermediate holding company, Parataxis, entered into a definitive agreement with Bridge Biotherapeutics, Inc. (“Bridge Bio”), a South Korean clinical stage biotech company listed on the KOSDAQ, whereby Parataxis Korea and Parataxis agreed to purchase a controlling financial interest in Bridge Bio. Following the closing of the acquisition, Bridge Bio changed its corporate name to Parataxis Korea, Inc. and remained listed on the KOSDAQ.
As of July 31, 2025, Parataxis Korea and Parataxis Holdings, LLC had invested approximately $15 million and $4 million in Bridge Bio, respectively, inclusive of the issuance by Bridge Bio of a convertible bond to Parataxis Korea.
The Parataxis Business Combination
As filed on Form 8-K on August 7, 2025 by the publicly traded special purpose acquisition company, SilverBox Corp IV (“SilverBox”), on August 6, 2025 and subsequent to the Combined and Consolidated Balance Sheet date of May 31, 2025, Parataxis entered into a Business Combination Agreement (“BCA”) with Silverbox. Pursuant to the BCA, SilverBox will acquire all outstanding equity interests of Parataxis, and the combined entity will operate under the name Parataxis. The transaction is expected to close in the fourth quarter of 2025, subject to customary closing conditions including regulatory approvals and shareholder consent.

PARATAXIS LABS LLC, PARATAXIS LABS MANAGEMENT LLC AND SUBSIDIARY
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
The proposed business combination is expected to result in Parataxis becoming a publicly traded company. The transaction is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Parataxis Labs and Korea is currently evaluating the accounting and reporting implications of the transaction.
No adjustments have been made to the Combined and Consolidated Financial Statements as of May 31, 2025, to reflect the proposed transaction.
Issuance of Unsecured Unsubordinated Promissory Note
On June 16, 2025, Parataxis issued an unsecured, unsubordinated promissory note, in the amount of $4,000,000 principal, to an affiliated entity. The note bears interest at 15% per annum, payable on maturity, with maturity defined as the earlier of (a) December 16, 2026 or (b) the date that Parataxis consummates the deSPAC transaction, as described above. The total proceeds received from the issuance of this unsecured, unsubordinated promissory note were used to fund a direct capital investment in Bridge Bio (see note above).
Issuance of Unsecured Unsubordinated Promissory Note
On June 27, 2025, Parataxis Korea issued an unsecured, unsubordinated promissory note, in the amount of $640,000 principal, to an affiliated entity. The note bore interest at 10% per annum, payable on maturity, with maturity defined as the earlier of (a) July 3, 2025 or (b) the date that Parataxis consummates the deSPAC transaction, as described above. The total proceeds received from the issuance of this unsecured, unsubordinated promissory note were used to fund certain required payments to Bridge Bio (see note above). This unsecured, unsubordinated promissory note was repaid in full, including accrued interest, on June 30, 2025. No further draw downs are permitted under this note.
Preferred equity subscription
On August 6, 2025, Parataxis, along with Parataxis Holdings Inc., an affiliated entity, raised gross proceeds of $31 million from a combination of related and unrelated party investors, through the issuance of 1,578,800 preferred shares (the “Preferred Shares”) and 3,391,700 prefunded warrants exercisable into Preferred Shares (the “Preferred Warrants” and together with the Preferred Shares, the “Preferred Units”) for a per Preferred Unit price of $10 per Preferred Unit (the “Preferred Unit Offering”).
Bitcoin Investment
On August 13, 2025, following the completion of the Preferred Unit Offering, Parataxis purchased approximately 263.78 Bitcoin, at a market price of approximately $116,762 per Bitcoin, for an aggregate cost of approximately $30.8 million.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholder and the Board of Directors of
Parataxis Holdings Inc.:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Parataxis Holdings Inc. and Subsidiaries (the “Company”) as of June 30, 2025, and the related consolidated statements of operations, changes in stockholder’s deficit, and cash flows for the period from June 13, 2025 (Inception) to June 30, 2025, and the related notes. In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2025, and the results of its operations and its cash flows for the period from June 13, 2025 (Inception) to June 30, 2025, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as consummate a business combination, then the Company may cease all operations except for the purpose of liquidating. This liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with the auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2025.
New York, New York
September 2, 2025

Parataxis Holdings Inc. and Subsidiaries
Consolidated Balance Sheet
June 30, 2025
Total assets	$—
Liabilities and Stockholder’s Deficit
Liabilities:
Due to related party	$2,472
Total liabilities	2,472
Commitments and Contingencies (Note 5)
Stockholder’s Deficit
Common Stock, $0.001 par value; 1,000 shares authorized, no shares issued and outstanding	100
Subscription receivable	(100)
Accumulated deficit	(2,472)
Total stockholder’s deficit	(2,472)
Total liabilities and stockholder’s deficit	$—
See accompanying notes to the consolidated financial statements.

Parataxis Holdings Inc. and Subsidiaries
Consolidated Statement of Operations
For the period from June 13, 2025 (Inception) to June 30, 2025
General and administrative expenses	$2,472
Loss from operations	(2,472)
Net loss	$(2,472)
Net loss per share attributable to common stockholder, basic and diluted	$—
Weighted average number of common shares outstanding, basic and diluted	—
See accompanying notes to the consolidated financial statements.

Parataxis Holdings Inc. and Subsidiaries
Consolidated Statement of Changes in Stockholder’s Deficit
For the period from June 13, 2025 (Inception) to June 30, 2025
	Common Stock		Subscription Receivable	Accumulated Deficit	Stockholder’s Deficit
	Shares	Amount
Balance – June 13, 2025 (Inception)	—	$—	—	$—	$—
Subscription of shares of common stock	—	100	—	—	100
Subscription receivable	—	—	(100)	—	(100)
Net loss	—	—	—	(2,472)	$(2,472)
Balance – June 30, 2025	—	$100	$(100)	$(2,472)	$(2,472)
See accompanying notes to the consolidated financial statements.

Parataxis Holdings Inc. and Subsidiaries
Consolidated Statement of Cash Flows
For the period from June 13, 2025 (Inception) to June 30, 2025
Cash flows from operating activities:
Net loss	$(2,472)
Changes in operating assets and liabilities:
Due to related party	2,472
Net cash used in operating activities	—
Net change in cash	—
Cash – beginning of the period	—
Cash – end of the period	$—
See accompanying notes to the consolidated financial statements.

Parataxis Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the period from June 13, 2025 (Inception) to June 30, 2025
1.   Description of Organization and Business Operations
Parataxis Holdings Inc. (“Pubco”) is a Delaware corporation, formed by the managing member of Parataxis Holdings LLC, a Delaware limited liability company (“Parataxis Holdings”) on June 13, 2025 (Inception) to be the surviving company in connection with a contemplated business combination (as defined below). Pubco has no prior operating activities.
PTX Merger Sub I Inc. (“Merger Sub I”) and PTX Merger Sub II LLC (“Merger Sub II”) are a newly-formed Delaware corporation and limited liability company, respectively, formed on June 13, 2025 (collectively the “Merger Subs”), and are wholly-owned subsidiaries of Pubco. The Merger Subs were formed solely for the purpose of effectuating a contemplated Business Combination (as defined below) and they do not own any material assets or conduct any business activities other than activities incidental to effectuating the business combination.
Business Combination Agreement
On August 6, 2025, Pubco, Merger Sub I, Merger Sub II, SilverBox Corp IV, a Cayman Islands exempted company (“SilverBox”), Parataxis Holdings, SilverBox Sponsor IV LLC, a Delaware limited liability company (the “Sponsor”), solely for certain limited purposes as representative of the SilverBox Shareholders (the “SilverBox Representative”), and Edward Chin, solely for certain limited purposes as representative of the Parataxis Holdings holders (the “Seller Representative”), entered into a business combination agreement (the “BCA”) pursuant to which Parataxis Holdings agreed to combine with SilverBox in a series of transactions that will result in Pubco becoming a public company (the “Business Combination”). Under the BCA, the aggregate consideration payable to Parataxis Holdings at the closing of the Business Combination is based on a valuation of Parataxis Holdings of approximately $100 million plus the gross cash proceeds of the initial financing transaction, expected to be a minimum of $25 million, plus the gross cash proceeds of any additional financing transactions of Pubco prior to the closing of the Business Combination and the gross amount of any remaining funds in the trust account of SilverBox. The closing of the Business Combination is subject to the satisfaction or waiver of certain conditions defined in the BCA, including, among others, approval by SilverBox shareholders. As of June 30, 2025, the Business Combination has not been closed. See Note 5 for additional information.
Going Concern
As of June 30, 2025, Pubco had no cash. Pubco has incurred a loss for the period from June 13, 2025 (Inception) to June 30, 2025 and has an accumulated deficit of $2,472 at June 30, 2025.
The consolidated financial statements have been prepared assuming that Pubco will continue as a going concern. If Pubco is unable to raise additional funds to alleviate liquidity needs as well as consummate a business combination, then Pubco may cease all operations except for the purpose of liquidating. In connection with Pubco’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, Presentation of Financial Statements — Going Concern, management has determined that the liquidity condition raises substantial doubt about Pubco’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties. There can be no assurance that Pubco will be able to consummate any business combination. However, on August 6, 2025, Pubco entered into a business combination agreement as described above.
2.   Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America

Parataxis Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the period from June 13, 2025 (Inception) to June 30, 2025
(“GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). The consolidated financial statements include the accounts of Parataxis Holdings Inc. and Subsidiaries and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in the consolidation.
Emerging Growth Company
Pubco is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pubco has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
Consolidated financial statements prepared in conformity with U.S. GAAP require management to make estimates and assumptions that affect the amounts and disclosures reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes known, which could impact the amounts reported and disclosed herein. Management evaluates its estimates, assumptions, and judgments on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Actual results could differ from those estimates.
Fair Value Measurement
Pubco applies Accounting Standards Codification (“ASC”) 820, Fair Value Measurement (“ASC 820”) which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.
ASC 820 establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring assets and liabilities at fair value. Under U.S. GAAP, a fair value hierarchy is implemented for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability

Parataxis Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the period from June 13, 2025 (Inception) to June 30, 2025 based on market data obtained from sources independent of Pubco. Unobservable inputs reflect Pubco’s own assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.
The carrying amounts of Pubco’s liabilities reflected in the Consolidated Balance Sheet approximate fair value due to their short-term nature.
The fair value hierarchy is categorized into three levels based on the inputs as follows:
Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities and in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 — Quoted prices in markets that are not considered to be active or financial instruments for which all significant inputs are observable, either directly or indirectly.
Level 3 — Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.
Income Taxes
Pubco complies with the accounting and reporting requirements of ASC 740, Income Taxes (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2025. Pubco recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for the period from June 13, 2025 (Inception) to June 30, 2025. Pubco is currently not aware of any issues under review that could result in significant payments, accruals, or material deviation from its position. Pubco is subject to income tax examinations by major taxing authorities since inception. There is no tax provision for the period from June 13, 2025 (Inception) to June 30, 2025.
Net Loss Per Share Attributable to Common Stockholders
Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. For the period from June 13, 2025 (Inception) to June 30, 2025, Pubco did not have any outstanding shares as all subscribed shares were not yet funded, nor were there any dilutive securities and other contracts outstanding that could, potentially, be exercised or converted into common stock and then share in the earnings of Pubco.
Accounting Standards Recently Adopted
In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 improves reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. The authoritative guidance is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after

Parataxis Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the period from June 13, 2025 (Inception) to June 30, 2025
December 15, 2024, with early adoption permitted. Pubco has adopted this new guidance at inception and has determined this standard did not have a material impact on Pubco’s consolidated financial statements and related disclosures.
Recent Accounting Standards Not Yet Adopted
In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). The new standard requires a company to expand its existing income tax disclosures, specifically related to the rate reconciliation and income taxes paid. The standard is effective for Pubco for annual periods beginning after December 15, 2024, with early adoption permitted. The new standard is expected to be applied prospectively, but retrospective application is permitted. Pubco is currently evaluating the effect of this new guidance and does not expect this standard to have a material impact on Pubco’s consolidated financial statements and related disclosures.
In November 2024, the FASB issued ASU 2024-03, Income Statement — Reporting Comprehensive Income — Expense Disaggregation (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). The amendments in ASU 2024-03 address investor requests for more detailed expense information and require additional disaggregated disclosures in the notes to financial statements for certain categories of expenses that are included on the face of the income statement. This guidance is effective for fiscal years beginning after December 15, 2026, with early adoption permitted. Pubco is currently evaluating the effect of this new guidance and does not expect this standard to have a material impact on Pubco’s consolidated financial statements and related disclosures.
3.   Stockholder’s Deficit
Pubco is authorized to issue 1,000 shares of common stock, with a par value of $0.0001 per share (the “Common Stock”). As of June 30, 2025, 1,000 shares were subscribed for at a cost of $100, but not yet funded. As a result, the common stock balance on the face of the consolidated balance sheet reflects the subscription of the common stock offset by a contra equity balance resulting from the share subscription not yet funded, and no shares are considered issued and outstanding.
4.   Related Party Transactions
Parataxis Holdings provides advances for Pubco’s operating and registration costs that are later reimbursed to Parataxis Holdings. As of June 30, 2025, Pubco had a balance of $2,472 due to Parataxis Holdings which is included in due to related party on the consolidated balance sheet.
5.   Commitments and Contingencies
Business Combination Agreement
On August 6, 2025, Pubco, Merger Sub I, and Merger Sub II entered into the BCA with SilverBox, Parataxis Holdings, the Sponsor, and the Seller Representative, pursuant to which Pubco agreed to combine with SilverBox in a series of transactions that will result in Pubco becoming a public company.
Pursuant to the BCA, among other things:
i.
Merger Sub I will merge with and into SilverBox, with SilverBox continuing as the surviving company (the “SilverBox Merger”), and with each SilverBox Shareholder receiving one share of Pubco Class A common stock (“Pubco Class A Stock”) for each SilverBox Class A ordinary share, par value $0.0001 per share (“SilverBox Class A Ordinary Share(s)”) held by such shareholder in accordance with the terms of the Business Combination Agreement.

Parataxis Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the period from June 13, 2025 (Inception) to June 30, 2025
ii.
Merger Sub II will merge with and into the Parataxis Holdings, with Parataxis Holdings continuing as the surviving entity (the “Parataxis Holdings Merger” and, together with the SilverBox Merger, the “Mergers,” and the effective time of the Mergers, the “Effective Time”), and with Parataxis Holdings Holders receiving shares of Pubco Class A Stock (other than Edward Chin (the “Key Company Holder”) who will receive shares of Pubco Class C common stock (“Pubco Class C Stock and together with the Pubco Class A Stock, “Pubco Stock”) in exchange for each common unit of membership in Parataxis Holdings in accordance with the terms of the BCA.

iii.
As consideration for the Parataxis Holdings Merger, at the Effective Time, (i) each common unit of membership in the Parataxis Holdings (“Parataxis Holdings Common Unit”), other than Parataxis Holdings Common Units held by the Key Company Holder, will be converted into the right to receive, in exchange for such Parataxis Holdings Common Unit, a number of shares of Pubco Class A Stock equal to (A) the Exchange Ratio (as defined below) multiplied by (B) one Parataxis Holdings Unit, (ii) each non-voting preferred unit of Parataxis Holdings (“Parataxis Holdings Preferred Unit,” and together with the Parataxis Holdings Common Units, the “Parataxis Holdings Units”) will be converted into the right to receive, in exchange for such Parataxis Holdings Preferred Unit, a number of shares of Pubco Class A Stock equal to (A) the Exchange Ratio multiplied by the product of one Parataxis Holdings Preferred Unit multiplied by 1.30 plus (B) the pro rata share of any Adjustment Shares (defined below), and (iii) each Parataxis Holdings Common Unit held by the Key Company Holder as of immediately prior the Effective Time will be converted into the right to receive, in exchange for such Parataxis Holdings Common Unit, a number of shares of Pubco Class C Stock equal to (A) one Parataxis Holdings Common Unit multiplied by (B) the Exchange Ratio. In addition, each Parataxis Holdings Common Unit (including Parataxis Holdings Common Units held by the Key Company Holder) will be entitled to receive its pro rata portion of any Earnout Shares (as defined below), and each Parataxis Holdings Preferred Unit will be entitled to receive additional shares of Pubco Class A Stock to account for certain increases, if any, in the price of Bitcoin between the time of purchase of the Bitcoin (the “Purchased Bitcoin”) and the third business day prior to the date (the “Closing Date”) of the closing of the Business Combination (the “Closing”), in each case, as provided in the BCA. The “Exchange Ratio” is the quotient obtained by dividing the Per Unit Price by $10.00, the “Per Unit Price” is an amount equal to (x) the sum of $100,000,000, plus the gross cash proceeds of the initial financing transactions, plus the gross cash proceeds of any additional financing transactions of Parataxis Holdings prior to the Closing, divided by (y) the total number of issued and outstanding Parataxis Holdings Units, after treating all outstanding in-the-money convertible securities of Parataxis Holdings as fully vested and exercised, exchanged or converted as of the Effective Time, but excluding any Parataxis Holdings Units owned by Parataxis Holdings in treasury or by any subsidiary of Parataxis Holdings and the “Adjustment Shares” means a number of shares of Pubco Class A Stock equal to (X) the product of (A) (I) the quotient obtained by dividing (i) the closing bitcoin price by (ii) the signing bitcoin price, (II) minus 1, multiplied by (B) the preferred equity investment (see Note 7 — Subsequent Events) gross cash proceeds divided by (Y) $10.00; provided, that the amount calculated in (A) of the foregoing shall not be less than zero.

iv.
As additional consideration, holders of Parataxis Holdings Common Units also have the potential to receive up to 7,500,000 additional shares of Pubco Class A Stock (the “Earnout Shares”) (along with any earnings thereon) contingent upon the Pubco Class A Stock meeting certain share price targets during the 5-year period following the Closing (the “Earnout Period”). The Earnout Shares will be issued by Pubco into an escrow account at or prior to the Closing and released in accordance with the following:

1.
Two-thirds (2/3) of the Earnout Shares will be released if the volume-weighted average price (“VWAP”) of the Pubco Class A Stock equals or exceeds $12.50 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period; and

Parataxis Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the period from June 13, 2025 (Inception) to June 30, 2025
2.
One-third (1/3) of the Earnout Shares will be released if the VWAP of the Pubco Class A Stock equals or exceeds $15.00 per share for any 20 trading days within any consecutive 30-trading day period during the Earnout Period.

All of the Earnout Shares will be accelerated and released if, during the Earnout Period, Pubco is subject to a change of control in which the implied consideration per share of Pubco Class A Stock equals or exceeds $12.50 per share (a “Qualifying Change of Control”). In the event that the applicable share price targets are not met during the Earnout Period, the Parataxis Holdings holders will not be entitled to receive the applicable portion of the Earnout Shares (along with any Earnings thereon).
Contemporaneously with the execution of the Business Combination Agreement, SilverBox entered into a Sponsor Letter Agreement with Sponsor and Pubco (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor will deposit up to 150,000 Sponsor Earnout Shares into an escrow account, to be released in the same proportions and upon achievement of the same share price targets (including in connection with a Qualifying Change of Control) as apply with respect to the Earnout Shares.
Pubco has concluded that the Change of Control provision results in the Earnout Shares being considered not to be indexed to Pubco’s own shares pursuant to the guidance within ASC 815 and therefore the Earnout Shares will be recorded as a liability. Subsequent changes in the fair value of the Earnout will be recognized in earnings each reporting period.
v.
As consideration for the SilverBox Merger, at the Effective Time, (i) all issued and outstanding SilverBox Class A Ordinary Shares and SilverBox Public Warrants (the “SilverBox Public Units”) will be automatically detached and the holder thereof shall be deemed to hold (A) one SilverBox Class A Ordinary Share, which will be converted into one share of Pubco Class A Stock, and (B) one-third (1/3) of one SilverBox Public Warrant, which will be converted into one third (1/3) of one warrant entitling the holder thereof to purchase one (1) share of Pubco Class A Stock at a price of $11.50 per share (a “Pubco Public Warrant”), (ii) all issued and outstanding SilverBox private units shall be automatically detached and the holder thereof shall be deemed to hold (A) one SilverBox Class A Ordinary Share, which will be converted into one share of Pubco Class A Stock, and (B) one-third (1/3) of one SilverBox Private Warrant, which will be converted into one third (1/3) of one warrant entitling the holder thereof to purchase one (1) share of Pubco Class A Stock at a price of $11.50 per share (a “Pubco Private Warrant”), and (iii) each issued and outstanding SilverBox Class B ordinary share, par value $0.0001 per share (“SilverBox Class B Ordinary Share(s)”) shall be converted automatically into one SilverBox Class A Ordinary Share, which will be converted into the right to receive one share of Pubco Class A Stock. Also at the Effective Time, each issued and outstanding SilverBox Public Warrant shall be converted into one Pubco Public Warrant and each issued and outstanding SilverBox Private Warrant shall be converted into one Pubco Private Warrant.

vi.
Holders of shares of Pubco Class A Stock issued in the Mergers will be entitled to one (1) vote per share and to receive distributions in proportion to the number of shares of Pubco Class A Stock held by such holders. In addition, the shares of Pubco Class A Stock will be listed for trading and will be freely transferable, subject to the terms of the Lock-Up Agreements (as defined below) and any restrictions pursuant to applicable laws.

vii.
Holders of shares of Pubco Class C Stock issued in the Parataxis Holdings Merger, all of which immediately following the Closing will be held by an entity controlled by the Key Company Holder, will collectively have 80% of the voting power of all shares of capital stock of Pubco (including shares issued in the future) (such voting power, the “Class C Voting Power”) until such time as the Key Company Holder, including his permitted transferees (such as charitable trusts and estate

Parataxis Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the period from June 13, 2025 (Inception) to June 30, 2025 planning vehicles), own less than 25% of their aggregate ownership as of immediately after the Closing (the “Sunset Date”), with the foregoing determination taking into account certain considerations to be more fully described in the amended and restated certificate of incorporation. Upon the Sunset Date or upon certain transfers to third parties or certain disqualifying events (namely, removal from Pubco’s executive committee for cause or upon death of the Key Company Holder), the shares of Pubco Class C Stock will automatically convert into shares of Pubco Class A Stock. Each holder of a share of Pubco Class C Stock shall, prior to such conversion, be entitled to the Class C Voting Power for each share of Pubco Class C Stock held of record by such holder on all matters on which Pubco stockholders are entitled to vote generally, including the election or removal of directors, and all matters on which holders of Pubco Class C Stock as a separate class are entitled to vote. Holders of shares of Pubco Class C Stock will be entitled to the same economic rights as the holders of shares of Pubco Class A Stock, including any rights to distributions and dividends. The shares of Pubco Class C Stock will not be listed or freely transferable.
viii.
Following the Closing, Pubco will be required to reimburse or pay or cause to be reimbursed or paid, all expenses of the parties, provided that expenses of the SilverBox (subject to certain exceptions) shall only be reimbursed up to an amount of $7,000,000.

Lock-Up Agreements
Concurrently with the Closing, certain significant Parataxis Holdings holders (the “Significant Parataxis Holders”) will enter into a Lock-Up Agreement (collectively, the “Lock-Up Agreements”) with Pubco and SilverBox Representative, pursuant to which the Significant Parataxis Holders will agree that the shares of Pubco Class A Stock received by each Significant Parataxis Holder will be locked up and subject to transfer restrictions, as described below, subject to certain exceptions. The shares of Pubco Class A Stock held by each Significant Parataxis Holder will be locked up until the earlier of (i) six (6) months after the date of the Closing (the “Anniversary Release”); provided that, in the event the registration statement on Form S-1 filed with the SEC by Pubco to register the resale of the Pubco Class A Stock (the “Resale Registration Statement”) has not been declared effective on or prior to the Anniversary Release, then the Anniversary Release will be deemed to be the date such Resale Registration Statement is declared effective by the SEC, (ii) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction after the Closing which results in all of Pubco’s shareholders having the right to exchange their shares of Pubco Class A Stock for cash, securities or other property and (iii) the date upon which the VWAP of Pubco Class A Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing any time 150 days after the Closing Date.
Standby Equity Purchase Agreement
Contemporaneously with the execution of the BCA, Parataxis Holdings and Pubco entered into the SEPA with YA II PN, LTD. (“Yorkville”) pursuant to which, subject to the consummation of the Business Combination, Pubco has the option, but not the obligation, to issue, and Yorkville shall subscribe for, an aggregate amount of up to $400.0 million (the “Commitment Amount”) of Pubco Class A Stock (such shares, the “SEPA Shares”) at the time of Pubco’s choosing during the 36 months following the Closing, subject to certain limitations. Sales of the SEPA Shares to Yorkville, and the timing of any such sales, are at Pubco’s option, and Pubco is under no obligation to sell any SEPA Shares to Yorkville.
As consideration for Yorkville’s commitment to purchase the SEPA Shares, Pubco agreed to pay to Yorkville a commitment fee in an amount equal to 1.0% of the Commitment Amount (the “Commitment Fee”), of which (i) one-half (the “Initial Fee”) shall be paid on or before the fifth trading day following the consummation of the Transactions, and which may be paid, at the option of Pubco, in cash, or by the issuance to Yorkville of such number of shares of Pubco Class A Stock that is equal to the Initial Fee divided by

Parataxis Holdings Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the period from June 13, 2025 (Inception) to June 30, 2025
$10.00 (the “Initial Commitment Shares”) and (ii) one-half (the “Deferred Fee”) shall be paid within five trading days of the date that Pubco receives proceeds from the sale of SEPA Shares to Yorkville of at least $50 million (the “Deferred Fee Date”), and which may be paid, at the option of Pubco, in cash, or by the issuance to Yorkville of such number of shares of Pubco Class A Stock that is equal to the Deferred Fee divided by the average of the daily VWAPs of the shares of Pubco Class A Stock during the first 3 trading days immediately following the Deferral Fee Date (the “Deferred Commitment Shares”). The Initial Commitment Shares issuable thereunder shall be included on the Registration Statement. Pursuant to the SEPA, Pubco is required to register for resale all SEPA Shares which Yorkville may acquire, and is required to have a registration statement declared effective by the SEC before it can sell any SEPA Shares to Yorkville.
6.   Segment Information
Operating segments are defined as components of an enterprise that engage in business activities for which discrete financial information is available and regularly reviewed by the chief operating decision maker (“CODM”) in deciding how to allocate resources and to assess performance. Pubco’s Chief Executive Officer is Pubco’s CODM.
Pubco is non-revenue generating, formed solely for the purpose of effectuating a contemplated business combination. The CODM views Pubco’s operations and manages expenses incurred on a consolidated basis. Accordingly, Pubco has a single reporting segment. The CODM assesses performance of the reportable segment and decides how to allocate resources based on net loss that also is reported on the consolidated statement of operations as consolidated net loss. Pubco does not have intra-entity transfers.
7.   Subsequent Events
Pubco has evaluated subsequent events through September 2, 2025, the date these consolidated financial statements were issued. Except as noted below, Pubco did not identify any subsequent events that would have required adjustment or disclosure in the accompanying consolidated financial statements.
The Pubco Business Combination
As described per Note 1 — Description of Organization and Business Operations and Note 5 — Commitments and Contingencies, on August 6, 2025, Pubco and Parataxis Holdings entered into a BCA with SilverBox. Pursuant to the BCA, SilverBox will acquire all outstanding equity interests of Pubco, and the combined entity will operate under the name Parataxis Holdings. The transaction is expected to close in the fourth quarter of 2025, subject to customary closing conditions including regulatory approvals and shareholder consent.
The Company is currently evaluating the accounting and reporting implications of the transaction.
No adjustments have been made to the consolidated financial statements as of June 30, 2025, to reflect the proposed transaction.
Preferred Equity Subscription
On August 6, 2025, Parataxis, Holdings, an affiliated entity, along with Pubco, raised gross proceeds of $31 million from a combination of related and unrelated party investors, through the issuance of 1,578,800 preferred shares (the “Preferred Shares”) and 3,391,700 prefunded warrants exercisable into Preferred Shares (the “Preferred Warrants” and together with the Preferred Shares, the “Preferred Units”) of Parataxis Holdings for a per Preferred Unit price of $10 per Preferred Unit (the “Preferred Unit Offering”).

ANNEX A
BUSINESS COMBINATION AGREEMENT
by and among
SILVERBOX CORP IV,
as SPAC,
PARATAXIS HOLDINGS INC.,
as Pubco,
PTX MERGER SUB I INC.,
as SPAC Merger Sub,
PTX MERGER SUB II LLC,
as Company Merger Sub,
PARATAXIS HOLDINGS LLC,
as the Company,
SILVERBOX SPONSOR IV LLC,
in the capacity as the SPAC Representative,
and
EDWARD CHIN,
in the capacity as the Seller Representative
Dated as of August 6, 2025

EXHIBITS
Exhibit A Form of Lock-Up Agreement
Exhibit B Form of Sponsor Support Agreement
Exhibit C Form of Sponsor Letter Agreement
Exhibit D Standby Equity Purchase Agreement
Exhibit E Form of Preferred Equity Investment Subscription Agreement
Exhibit F Governance Term Sheet
Exhibit G Policy Relating to Business and Strategic Purpose
Exhibit H ROFR Agreement
Exhibit I Form of Shared Services Agreement

Execution Version
BUSINESS COMBINATION AGREEMENT
This Business Combination Agreement (this “Agreement”) is made and entered into as of August 6, 2025 by and among (a) SilverBox Corp IV, a Cayman Islands exempted company (“SPAC”), (b) Parataxis Holdings Inc., a Delaware corporation (“Pubco”), (c) PTX Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“SPAC Merger Sub”), (d) PTX Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub” and, together with the SPAC Merger Sub, the “Merger Subs”), (e) Parataxis Holdings LLC, a Delaware limited liability company (the “Company”), (f) SilverBox Sponsor IV LLC, a Delaware limited liability company (the “Sponsor”), solely in the capacity as the representative from and after the Effective Time (as defined herein) for the SPAC Shareholders as of immediately prior to the Effective Time and their successors and assigns (other than the Company Holders (as defined herein)) in accordance with the terms and conditions of this Agreement (the “SPAC Representative”) and (g) Edward Chin solely in the capacity as the representative from and after the Effective Time for the Company Holders as of immediately prior to the Effective Time (and their successors and assigns) in accordance with the terms and conditions of this Agreement (the “Seller Representative”). SPAC, Pubco, SPAC Merger Sub, Company Merger Sub, the Company, the SPAC Representative and the Seller Representative, are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.
RECITALS:
WHEREAS, (a) Pubco is a newly-incorporated Delaware company that is owned entirely by one or more managers or officers of the Company, (b) SPAC Merger Sub is a newly-incorporated Delaware corporation that is wholly-owned by Pubco and (c) Company Merger Sub is a newly-formed Delaware limited liability company that is wholly-owned by Pubco;
WHEREAS, at least one (1) Business Day prior to the Effective Time (as defined herein), SPAC shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Part 12 of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”) and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”);
WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) following the Conversion, SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger”), and with SPAC Shareholders receiving one share of Pubco Class A Stock for each SPAC Class A Ordinary Share held by such shareholder in accordance with the terms of this Agreement and (b) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with the SPAC Merger, the “Mergers”, and together with the other transactions contemplated by this Agreement and the Ancillary Documents, including the Conversion and the Financing Transactions (as defined herein), the “Transactions”), and with the Company Holders receiving shares of Pubco Stock in exchange for their Company Units in accordance with the terms of this Agreement, and as a result of the Mergers, SPAC and the Company will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Law;
WHEREAS, concurrently with the Closing, the Significant Company Holders shall enter into a Lock-Up Agreement with Pubco and the SPAC Representative substantially in the form set forth on Exhibit A (the “Lock-Up Agreement”), pursuant to which the Significant Company Holders shall agree not to transfer its shares of Pubco Stock for a period ending on the earlier of (i) six (6) months after the Closing and (ii) the expiration of the Founder Share Lock-up Period (as defined below);
WHEREAS, contemporaneously with the Closing, each of the Company, SPAC, Pubco and the directors and officers of SPAC named therein (the “Insiders”) will execute and deliver an amendment to the Insider Letter Agreement pursuant to which, among other matters, effective as of the Closing, Pubco shall assume and be assigned the rights and obligations of SPAC under the Insider Letter Agreement (the “Insider Letter Amendment”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Pubco, SPAC and the Sponsor have entered into a Sponsor Support Agreement, a copy of which is attached as Exhibit B (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor (i) will vote its SPAC Ordinary Shares in favor of the adoption and approval of this Agreement and the Transactions, (ii) will take certain actions necessary to consummate the Transactions, (iii) will waive any anti-dilution or similar protection with respect to its Founder Shares, (iv) will not redeem any SPAC Class A Ordinary Shares in connection with the Extraordinary General Meeting and (v) will not transfer its Founder Shares for a period (the “Founder Share Lock-up Period”) ending on the earlier of (A) the first anniversary of the Closing Date, (B) the date upon which the VWAP of Pubco Class A Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period and (C) the date on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of Pubco Stock for cash, securities or other property (the “Founder Share Lock-up”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Pubco, SPAC, Sponsor and Seller Representative have entered into a letter agreement, a copy of which is attached as Exhibit C (the “Sponsor Letter Agreement”), providing that, among other things, the Sponsor agrees that up to 150,000 Founder Shares (the “Deferred Founder Shares”) will be subject to forfeiture if the Share Price Targets (as defined herein) are not achieved during the Earnout Period (as defined herein); provided, however, that such Deferred Founder Shares will remain subject to the Founder Share Lock-up;
WHEREAS, concurrently with the Closing, Sponsor, SPAC, Pubco and the Company Holders shall enter into an amended and restated registration rights agreement, in a form to be mutually agreed upon between SPAC and the Company (the “Amended and Restated Registration Rights Agreement”), which will amend and restate the Founder Registration Rights Agreement, to, among other matters, have Pubco assume the obligations of SPAC under the Founder Registration Rights Agreement and to provide the Company Holders party thereto with registration rights thereunder covering, among other securities, the shares of Pubco Class A Stock;
WHEREAS, promptly following the date hereof, Pubco intends to enter into an employment agreement with Edward Chin (the “Employment Agreement”), which shall be mutually satisfactory to Pubco, SPAC and Edward Chin, to be effective as of Closing;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Pubco and YA II PN LTD. (“Yorkville”) have entered into that certain Standby Equity Purchase Agreement (the “SEPA” and together with the other transactions contemplated by the SEPA Documents, the “SEPA Transactions”), a copy of which is attached as Exhibit D, pursuant to which, from the Closing, Pubco may issue to Yorkville up to $400,000,000 of newly issued shares of Pubco Class A Stock;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Preferred Equity Investors (as defined herein) have agreed to make a private investment in the Company by purchasing Company Preferred Units in the aggregate amount equal to the Preferred Equity Investment Gross Cash Proceeds (the “Preferred Equity Investment “ and, together with the SEPA Transactions, the “Initial Financing Transactions”) pursuant to a subscription agreement substantially in the form set forth on Exhibit E for the Preferred Equity Investment (the “Preferred Equity Investment Subscription Agreements”);
WHEREAS, in accordance herewith, within fifteen (15) days following delivery by the Company to Galaxy Digital (“Galaxy”) of the Preferred Equity Investment Gross Cash Proceeds pursuant to the Preferred Equity Investment, the Company shall purchase Bitcoin (the “Initial Purchased Bitcoin”) in an aggregate amount equal to the Initial Preferred Equity Investment Net Proceeds, which Initial Purchased Bitcoin shall be placed in a custodial account with Anchorage serving as the custodian and contributed to Pubco at the Closing (the “Bitcoin Acquisition”);
WHEREAS, the board of directors of SPAC (the “SPAC Board”) has: (a) determined that this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions are advisable and in the best interests of SPAC and the SPAC Shareholders; (b) authorized and approved the execution, delivery and performance by SPAC of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions; (c) approved the Transactions as a Business Combination; and (d) recommended the adoption and approval of this Agreement and the Ancillary Documents to which SPAC is a party and the Transactions by the SPAC Shareholders;
WHEREAS, the manager of each of the Company and Company Merger Sub has (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions are advisable and in the best interests of their respective companies and members and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions, in each case upon the terms and subject to the conditions set forth herein; and
WHEREAS, the respective boards of directors of Pubco and SPAC Merger Sub have each unanimously (a) determined that this Agreement and the Ancillary Documents to which their respective companies are a party and the Transactions are advisable and in the best interests of their respective companies and shareholders and (b) authorized and approved this Agreement, the Ancillary Documents to which their respective companies are a party and the Transactions, in each case upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINITIONS
1.1   Certain Definitions.   For purpose of this Agreement, the following capitalized terms have the following meanings:
“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any subpoena or request for information), inquiry, hearing, proceeding or investigation, by or before any Person, including any Governmental Authority.
“Add-On Direct Investment” means an investment by the Parataxis Fund in a Korean public company with an intent to acquire control and implement digital asset treasury strategies where the Company or its Affiliates are committed to invest, directly and without any participation by any third-party limited partners and as set forth on Schedule 1.1; provided, that, during the Interim Period, the Company may update Schedule 1.1 from time to time by providing concurrent written notice to SPAC.
“Add-On Investment” means either an Add-On Direct Investment or an Add-On LP Investment.
“Add-On LP Investment” means the investment in Bridge Biotherapeutics, Inc. led by the Company or its Affiliates with participation by third-party limited partners, as publicly announced on June 20, 2025, or any substantially similarly structured investment in a Korean public company with an intent to acquire control and implement digital asset treasury strategies where the Company or its Affiliates are not committed in the aggregate to invest $5,000,000 or more and as set forth on Schedule 1.2; provided, that during the Interim Period, the Company may update Schedule 1.2 from time to time by providing concurrent written notice to SPAC.
“Adjustment Shares” means a number of shares of Pubco Class A Stock equal to (X) the product of (A) (I) the quotient obtained by dividing (i) the Closing Bitcoin Price by (ii) the Signing Bitcoin Price, (II) minus 1, multiplied by (B) the Preferred Equity Investment Gross Cash Proceeds divided by (Y) $10.00; provided, that the amount calculated in (A) of the foregoing shall not be less than zero.
“Advisers Act” means the Investment Advisers Act of 1940, as amended.
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.
“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement or the Transactions, including the Sponsor Support Agreement, the Sponsor Letter Agreement, the ROFR Agreement, the Escrow Agreement, the Employment Agreement, the Insider Letter Amendment, the Lock-Up Agreement, the Amended and Restated Registration Rights Agreement, the Preferred Equity Investment Subscription Agreement, the SEPA Documents, the Shared Services Agreement, the Governance Term Sheet, the Policy Relating to Business and Strategic Purpose and the Pubco A&R Organizational Documents.
“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, whether or not subject to ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.
“Business Combination” has the meaning set forth in the SPAC Memorandum and Articles as in effect on the date hereof.
“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and the Cayman Islands are authorized to close for business or for purposes of the Conversion, any day on which the Delaware Secretary of State is authorized to close for business.
“Cayman Conversion Documents” means the documents required to be filed with the Cayman Registrar in order to give effect to the Conversion pursuant to the Cayman Act.
“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.
“Change of Control” means: (a) any acquisition on any date after the Closing by any Person (that is not an Affiliate of Pubco or any Surviving Subsidiary) of beneficial ownership (as defined in Section 13(d) of the Exchange Act) of the capital stock of Pubco that, with the Pubco capital stock already held by such Person, constitutes more than 50% of the total voting power of the Pubco capital stock; provided, however, that for the avoidance of doubt, for purposes of this subsection, the acquisition of additional Pubco capital stock (other than with respect to an acquisition that results in a Person (that is not an Affiliate of Pubco or any Surviving Subsidiary) owning 100% of the outstanding Pubco capital stock) (i) by any Person who, prior to such acquisition, beneficially owns more than 50% of the total voting power of the Pubco capital stock or (ii) pursuant to a pro rata distribution by Sponsor or its Affiliates to their respective equityholders as of the Closing will not be considered a Change of Control; or (b) any acquisition on any date after the Closing of Pubco by another Person by means of (i) any transaction or series of related transactions (including any reorganization, merger, or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of Pubco), or (ii) a sale of all or substantially all of the assets of Pubco and its Subsidiaries, if, in case of either clause (i) or clause (ii), the number of shares of Pubco capital stock outstanding immediately following the Closing (as adjusted for any stock split or other recapitalization event) will, immediately after such transaction, series of related transactions or sale, represent less than 50% of the total voting power of the surviving or acquiring entity.
“Class A Merger Consideration Shares” means the aggregate number of shares of Pubco Class A Stock issued as Per Unit Class A Merger Consideration.

“Class C Merger Consideration Shares” means the aggregate number of shares of Pubco Class C Stock issued as Per Unit Class C Merger Consideration.
“Closing Bitcoin Price” means the U.S. dollar price of one Bitcoin as determined by the average of the CME CF Bitcoin Reference Rate — New York Variant for the ten (10)-day period ending on the third (3rd) Business Day prior to the Closing Date, provided that if such price is equal to or greater than $125,000, the Closing Bitcoin Price shall be deemed to be $125,000.
“Code” means the Internal Revenue Code of 1986. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.
“Common Holders Pro Rata Share” means with respect to each Company Common Holder, a percentage determined by dividing (i) the total number of Company Common Units issued and outstanding immediately prior to the Effective Time held by such Company Common Holder by (ii) the total number of Company Common Units issued and outstanding immediately prior to the Effective Time.
“Company Common Holders” means the holders of the Company Common Units.
“Company Common Units” means the common units of membership of the Company.
“Company Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning Pubco, the Merger Subs, the Target Companies or the Company Holders or any of their respective Affiliates or Representatives, furnished in connection with this Agreement or the Transactions; provided, however, that Company Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or applicable confidentiality agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.
“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any membership interests or other equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any membership interests of the Company.
“Company Expenses” means, as of any determination time, the aggregate amount of all fees, costs, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable (and not otherwise expressly allocated to SPAC pursuant to the terms of this Agreement or any other Ancillary Document) by, the Target Companies, Pubco, SPAC Merger Sub, the Company Merger Sub or any of their respective Affiliates in connection with the negotiation, preparation or execution of this Agreement or any other Ancillary Document, the performance of their covenants or agreements in this Agreement or any other Ancillary Document or the consummation of the Transactions, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, placement agents or other agents or service providers of the Target Companies, (b) any transaction bonus, change of control, severance or other similar compensatory payment made to any current or former employee, officer, director, or other service provider to a Target Company as a result, in whole or in part, the consummation of the Transactions, plus the employer portion of any associated employment, payroll, or similar Taxes as a result of any such payments, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to the Target Companies pursuant to this Agreement or any other Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include (i) any SPAC Expenses or (ii) any filing fees related to the Registration Statement/Proxy Statement.
“Company Fundamental Representations” means the representations and warranties made by the Company pursuant to Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), Section 6.3(a) (Capitalization), Section 6.3(b) (Capitalization) and Section 6.19 (Finders and Brokers).
“Company Holders” means the Company Common Holders and Company Preferred Holders.

“Company Merger Sub Units” means the membership interest units of Company Merger Sub.
“Company Preferred Holders” means holders of the Company Preferred Units.
“Company Preferred Units” means the non-voting preferred units of the Company.
“Company Units” means the Company Common Units and the Company Preferred Units.
“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with, any Governmental Authority or any other Person.
“Contracts” means all legally binding contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase orders, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).
“Delaware Act” means the Delaware Limited Liability Company Act, as amended.
“Delaware Conversion Documents” means the documents required to be filed with the Delaware Secretary of State to give effect to the Conversion pursuant to the DGCL.
“Earnings” means any dividends or distributions or other income paid or otherwise accruing to the Earnout Shares during the time such Earnout Shares are held in the Escrow Account, as of the relevant date.
“Equity Value” means One Hundred Million Dollars ($100,000,000).
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to any Person, any corporation, trade, or business which, together with such Person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Sections 414(b) or 414(c) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Ratio” means (i) the Per Unit Price, divided by (ii) $10.00.
“Expenses” means, collectively, the SPAC Expenses and the Company Expenses.
“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 15, 2024, by and among SPAC, Sponsor and the other parties thereto.
“Founder Shares” means an aggregate of 5,000,000 SPAC Class B Ordinary Shares which were issued to the Sponsor in a private placement transaction that closed simultaneously with the IPO (including any Sponsor Class A Ordinary Shares issued upon conversion thereof and shares of Pubco Class A Stock issued in exchange thereof in connection with the Transactions).
“Fraud” means any actual and intentional fraud, with elements of scienter and reliance, under the Laws of the State of New York in the making of any representations and warranties contained in this Agreement.
“Fraud Claim” means any Action to the extent based upon Fraud.
“Fully-Diluted Company Units” means the total number of issued and outstanding Company Units, after treating all outstanding in-the-money Company Convertible Securities as fully vested and as if the Company Convertible Security had been exercised, exchanged or converted as of the Effective Time, but excluding any Company Treasury Interest described in Section 2.10(a).
“Fund Documentation” means, with respect to the Parataxis Fund, its memorandum and each supplement thereto, and articles of incorporation, Organizational Document or other constitutional documents, trust documents, agreements pursuant to which investment management or investment advisory services are provided, distribution agreements and side letters between the Parataxis Fund and/or Target Company, on the one hand, and any investor in the Parataxis Fund, on the other hand, in each case, dated on or in effect in the last five years.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.
“Governance Term Sheet” means the term sheet relating to the governance of Pubco, a copy of which is attached hereto as Exhibit F.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body with competent jurisdiction.
“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.
“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services or capitalized leases, as determined in accordance with GAAP (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) any severance costs, pension, bonus, deferred compensation, amounts due in respect of cancellation of options and other equity awards, forgivable loans (whether issued or proposed to be issued) or similar obligations (and, in each case, any employer portion of unemployment, social security, payroll or similar Tax payable in connection therewith), and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in no event shall Indebtedness include any SPAC Expenses.
“Initial Preferred Equity Investment Net Proceeds” means the Preferred Equity Investment Gross Cash Proceeds minus the Initial Holdback Amount.
“Initial Holdback Amount” means $200,000.
“Insider Letter Agreement” means that certain letter agreement, dated August 15, 2024, by and among SPAC, the Sponsor and the Insiders.
“Intellectual Property” means trademarks, service marks, rights in trade names, business names, logos or get-up, goodwill and the right to sue for passing off, patents, supplementary protection certificates, rights in inventions, proprietary processes, formulae, models and methodologies, registered and unregistered design rights, copyrights (including rights in software), database rights, image rights, rights to publicity and rights to personality and privacy, moral rights and rights of attribution and integrity, rights in domain names and URLs and social media presence accounts, and all other similar rights in any part of the world (including in confidential information and trade secrets) and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and any rights to apply for and be granted, registrations, renewals, extensions, continuations or restorations of, and rights to claim priority from such registrations.
“Interim Investment Amount” means an amount equal to the sum of (i) Preferred Equity Investment Gross Cash Proceeds, plus (ii) the cash gross proceeds from any Additional Financing Transactions, in each case, such amounts as actually received by the Target Companies after the date of this Agreement prior to the Closing Date.
“Investment Company Act” means the U.S. Investment Company Act of 1940.

“Investment Target” means an entity or business that is subject to a potential direct or indirect investment by the Parataxis Fund.
“IPO” means the initial public offering of SPAC Public Units, SPAC Class A Ordinary Shares and SPAC Public Warrants pursuant to the IPO Prospectus.
“IPO Prospectus” means the final prospectus of SPAC, dated as of August 15, 2024, and filed with the SEC on August 16, 2024 (File No. 333-280315).
“Key Company Holder” means Edward Chin.
“Knowledge” means, with respect to any Party, the actual knowledge of its directors and executive officers, after reasonable inquiry.
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.
“Lien” means any mortgage, pledge, security interest (including any created by Law), attachment, option, proxy, voting trust, encumbrance, license, covenant not to sue, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.
“Losses” means any and all losses, Actions, Orders, Liabilities, damages, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses).
“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries to consummate the Transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, with respect to clause (a), any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets (including inflation, deflation or changes in interest rates) or general economic or political conditions in, or affecting, the country or region in which such Person or any of its Subsidiaries do business, South Korea or the United States or any other country, or the global economy generally; (ii) changes or effects that generally affect the industries or markets in which such Person or any of its Subsidiaries principally operate; (iii) changes in the price or trading volume of Bitcoin (provided that the underlying cause of any such event, occurrence, change or effect in the price or trading volume may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (iv) any proposal, enactment or change in interpretation of, or any other change in, applicable Laws, IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (v) conditions caused by acts of God, man made or natural disasters, terrorism, war (whether or not declared), escalation of hostilities, geopolitical conditions, local, national or international political or social conditions or any outbreak or continuation of an epidemic or pandemic or the effects of the actions of any Governmental Authority or Laws or other responses with respect thereto (including the imposition of or changes in international tariffs); (vi) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions; (vii) the taking of any action required by this Agreement or any Ancillary Document; and (viii) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (v) and (viii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate and adverse effect on such Person or any of its Subsidiaries compared to similarly situated participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not in and of itself be deemed to be a Material Adverse Effect on or with respect to SPAC (provided that the underlying causes of any such Redemption or failure to obtain the Required Shareholder Approval may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein; and provided, further, with respect to the failure to obtain the Required Shareholder Approval, that SPAC has not violated its obligations under this Agreement in connection with obtaining such Required Shareholder Approval).
“Merger Consideration Shares” means either the Class A Merger Consideration Shares or the Class C Merger Consideration Shares, as applicable.
“NYSE” means the New York Stock Exchange.
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.
“Organizational Documents” means, with respect to any Person, (a) that is a corporation (including an exempted company), its certificate of incorporation and bylaws or memorandum and articles of association, or comparable documents, in each case, as amended and restated from time to time (b) that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) that is a trust, its declaration of trust, or comparable documents and (e) that is any other Person but that is not an individual, its comparable organizational documents.
“Parataxis Fund” means Parataxis Korea Fund I LLC, a Delaware limited liability company.
“Parataxis Fund Contract” means any Contract between the Target Companies and their Subsidiaries, on the one hand, and the Parataxis Fund, on the other hand.
“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).
“PCM” means Parataxis Capital Management LLC.
“Per Unit Class A Merger Consideration” means, (a) with respect to each Company Common Unit held by the Company Common Holders (other than the Key Company Holder) as of immediately prior to the Effective Time, a number of shares of Pubco Class A Stock equal to (i) the Exchange Ratio multiplied by (ii) one Company Common Unit and (b) with respect to each Company Preferred Unit held by the Company Preferred Holders as of immediately prior to the Effective Time, a number of shares of Pubco Class A Stock equal to (i) the Exchange Ratio multiplied by (ii) the product of one Company Preferred Unit multiplied by 1.30.
“Per Unit Class C Merger Consideration” means, with respect to each Company Common Unit held by the Key Company Holder as of immediately prior the Effective Time, a number of shares of Pubco Class C Stock equal to (i) one Company Common Unit multiplied by (ii) the Exchange Ratio.

“Per Unit Earnout Shares” means, with respect to each Company Common Unit held by the Company Common Holders as of immediately prior to the Effective Time, a number Earnout Shares equal to the quotient of (i) the Company Common Holder’s Pro Rata Share of the Earnout Shares divided by (ii) the number of Company Common Units held by such Company Common Holder as of immediately prior to the Effective Time.
“Per Unit Price” means an amount equal to (i) the sum of the Equity Value and the Interim Investment Amount, divided by (ii) the Fully-Diluted Company Units.
“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority.
“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.
“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.
“Policy Relating to Business and Strategic Purpose” means, the policy setting forth the business and strategic purpose of Pubco, substantially in the form set forth on Exhibit G, to be adopted by Pubco at the Closing.
“Preferred Equity Investment Gross Cash Proceeds” means Thirty One Million Dollars ($31,000,000).
“Preferred Equity Investors” means those Persons who are participating in the Preferred Equity Investment pursuant to a Preferred Equity Investment Subscription Agreement entered into with Pubco and the Company as of the date of this Agreement.
“Preferred Holders Pro Rata Share” means with respect to each Company Preferred Holder, a percentage determined by dividing (i) the total number of Company Preferred Units issued and outstanding immediately prior to the Effective Time held by such Company Preferred Holder by (ii) the total number of Company Preferred Units issued and outstanding immediately prior to the Effective Time.
“Pro Rata Share” means (a) with respect to each Company Holder (except for the Key Company Holder), a percentage determined by dividing (i) the total number of Company Units issued and outstanding immediately prior to the Effective Time held by such Company Holder by (ii) the Fully-Diluted Company Units and (b) with respect to the Key Company Holder, a percentage determined by dividing (i) the total number of Company Units issued and outstanding immediately prior to the Effective Time held by the Key Company Holder by (ii) the Fully-Diluted Company Units.
“Pubco and Merger Subs Fundamental Representations” means the representations and warranties made by Pubco and Merger Subs pursuant to Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement), Section 5.5 (Capitalization) and Section 5.6 (Finders and Brokers).
“Pubco Class A Stock” means the shares of class A common stock, par value $0.0001 per share, of Pubco to be issued at the Closing in connection with the Transactions.

“Pubco Class C Stock” means the shares of class C common stock, par value $0.0001 per share, of Pubco to be issued at the Closing in connection with the Transactions.
“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco as of the date of this Agreement, as in effect under the DGCL.
“Pubco Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Class A Stock at a price of $11.50 per share.
“Pubco Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Class A Stock at a price of $11.50 per share.
“Pubco Stock” means the shares of common stock, par value $0.0001 per share, of Pubco; provided, that from and after the Closing, Pubco Stock shall refer to, collectively, the Pubco Class A Stock and the Pubco Class C Stock.
“Pubco Warrants” means the Pubco Public Warrants and Pubco Private Warrants.
“Redemption Amount” means the aggregate amount payable with respect to all Redemptions of the SPAC Class A Ordinary Shares pursuant to and in accordance with the SPAC Memorandum and Articles.
“Related Persons” means, as to any Person, the Affiliates of such Person, the Representatives of such Person and such Person’s Affiliates, and the immediate family members of any of the foregoing.
“Representatives” means, as to any Person, the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person.
“ROFR Agreement” means, that certain Right of First Refusal Agreement entered into contemporaneously with the Closing by Pubco, PCM, the Company and the Key Company Holder, a copy of which is attached hereto as Exhibit H.
“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).
“Securities Act” means the Securities Act of 1933.
“SEPA Documents” means the SEPA and the SEPA Registration Rights Agreement.
“SEPA Registration Rights Agreement” means the registration rights agreement, dated as of the date hereof, by and between Pubco and Yorkville.
“Shared Services Agreement” means, the Services Agreement by and among PCM, the Company and Pubco, substantially in the form set forth on Exhibit I, which shall be entered into at the Closing, pursuant to which PCM and/or such Affiliates will agree to provide certain services to Pubco.
“Significant Company Holders” means the Key Company Holder and those persons set forth on Schedule 1.3.
“Signing Bitcoin Price” means the U.S. dollar price of one Bitcoin as set forth in the Trade Confirmation delivered pursuant to Section 7.24(a).
“SPAC Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC; provided that from and after the Conversion, SPAC Class A Ordinary Shares shall refer to the shares of Class A common stock, par value $0.0001 per share, of SPAC.
“SPAC Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC; provided that from and after the Conversion, SPAC Class B Ordinary Shares shall refer to the shares of Class B common stock, par value $0.0001 per share, of SPAC.
“SPAC Confidential Information” means all confidential or proprietary documents and information, whether written, oral, electronic, in visual form or in any other media, concerning SPAC or any of its

Subsidiaries; provided, however, that SPAC Confidential Information shall not include any information which, (a) at the time of disclosure by any Party, any Affiliates thereof or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (b) at the time of the disclosure by any Party, any Affiliates thereof or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information.
“SPAC Expenses” means the following out-of-pocket fees, costs and expenses paid or payable by or on behalf of SPAC in connection with the preparation, negotiation, execution or performance of this Agreement or any Ancillary Document and the Transactions contemplated hereby and thereby: (a) fees and expenses of counsel, advisors, accountants, brokers, finders, investment bankers and financial advisors to SPAC and (b) the SPAC Loans, in each case as set forth on the SPAC Pre-Closing Statement to be delivered by SPAC to the Company pursuant to Section 3.2.
“SPAC Fundamental Representations” means the representations and warranties made by SPAC pursuant to Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), and Section 4.16 (Finders, Brokers, and Advisors).
“SPAC Loans” means the loans made to SPAC by the Sponsor or any of its Affiliates for the purpose of financing costs and expenses incurred in connection with the IPO, a Business Combination or other working capital expenditures of SPAC as described in the SEC Reports.
“SPAC Memorandum and Articles” means the amended and restated memorandum and articles of association of SPAC as of the date of this Agreement, as in effect under the Cayman Act; provided that from and after the Conversion, SPAC Memorandum and Articles shall refer to the Conversion Organizational Documents.
“SPAC Merger Sub Common Stock” means the shares of common stock, par value $0.0001 per share, of SPAC Merger Sub.
“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares.
“SPAC Preference Shares” means preference shares, par value $0.0001 per share, of SPAC, prior to the Conversion.
“SPAC Private Units” means the units issued in a private placement at the time of the consummation of the IPO, consisting of one SPAC Class A Ordinary Share and one-third (1/3) of one SPAC Private Warrant.
“SPAC Private Warrants” means the whole warrants that were included in each SPAC Private Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.
“SPAC Public Units” means the units issued in the IPO (including overallotment units acquired by the SPAC’s underwriter) consisting of one SPAC Class A Ordinary Share and one-third (1/3) of one SPAC Public Warrant.
“SPAC Public Warrants” means the whole warrants that were included in each SPAC Public Unit, entitling the holder thereof to purchase one (1) SPAC Class A Ordinary Share at a purchase price of $11.50 per share.
“SPAC Securities” means the SPAC Units, SPAC Ordinary Shares, SPAC Preference Shares and SPAC Warrants, collectively.
“SPAC Shareholders” means the shareholders of SPAC as of immediately prior to the Effective Time.
“SPAC Units” means the SPAC Public Units and the SPAC Private Units.
“SPAC Warrants” means the SPAC Private Warrants and SPAC Public Warrants, collectively.

“Subsidiary” means, with respect to any Person, any other Person of which (a) if a corporation or company, a majority of the total voting power of capital stock or share capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively; provided, however, the Parataxis Fund shall not be deemed to be a Subsidiary of any Target Company. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. Notwithstanding the foregoing, any Person, assets or business acquired in any Add-On Investment may only be considered a Subsidiary of the Company or any of its Subsidiaries following the consummation of the applicable Add-On Investment.
“Surviving Subsidiary” means the SPAC Surviving Subsidiary and the Company Surviving Subsidiary.
“Target Company” means each of the Company and its direct and indirect Subsidiaries.
“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.
“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, tariffs, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.
“Trading Day” means any day on which shares of Pubco Class A Stock are actually traded on Trading Market.
“Trading Market” means from and after the Closing, at any particular time of determination, the principal United States securities exchange or securities market on which the shares of Pubco Class A Stock are then traded.
“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.
“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of August 15, 2024, by and between SPAC and the Trustee, as it may be amended.
“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.
“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, consolidation, recapitalization or other similar transaction during such period.
“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.
1.2   Section References.   The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:
Acquisition Proposal	7.6(a)	Cayman Registrar	1.1
Action	1.1	CFO	2.13(d)
Additional Financing Agreements	7.21(a)	Change of Control	1.1
Additional Financing Transactions	7.21(a)	Class A Merger Consideration Shares	1.1
Add-On Direct Investment	1.1	Class C Merger Consideration Shares	1.1
Add-On Investment	1.1	Closing	3.1
Add-On LP Investment	1.1	Closing Bitcoin Price	1.1
Adjustment Shares	1.1	Closing Date	3.1
Advisers Act	1.1	Closing Filing	7.12(b)
Affiliate	1.1	Closing Press Release	7.12(b)
Agreement	Preamble	Code	1.1
Alternative Transaction	7.6(a)	Common Holders Pro Rata Share	1.1
Amended and Restated Public Warrant Agreement	7.23	Company	Preamble
Amended and Restated Registration Rights Agreement	Recitals	Company Certificate of Merger	2.3
Ancillary Documents	1.1	Company Certificates	2.12(c)
Antitrust Laws	7.9(b)	Company Common Holders	1.1
Audit Delivery Date	7.4	Company Common Units	1.1
Benefit Plans	1.1	Company Confidential Information	1.1
Bitcoin Acquisition	Recitals	Company Convertible Securities	1.1
Business Combination	1.1	Company Disclosure Schedules	Article VI
Business Day	1.1	Company Expenses	1.1
Cayman Act	Recitals	Company Fundamental Representations	1.1
Cayman Conversion Documents	1.1	Company Holders	1.1
		Company Material Contract	6.24(a)
Company Merger	Recitals	Governance Term Sheet	1.1
Company Merger Sub	Preamble	Governmental Authority	1.1
Company Merger Sub Units	1.1	IFRS	1.1

Company Preferred Holders	1.1	Incentive Plan	7.11(a)
Company Preferred Units	1.1	Indebtedness	1.1
Company Surviving Subsidiary	2.2	Initial Financing Transactions	Recitals
Company Units	1.1	Initial Holdback Amount	1.1
Consent	1.1	Initial Preferred Equity Investment Net Proceeds	1.1
Contracts	1.1	Initial Purchased Bitcoin	Recitals
Conversion	2.7	Insider Letter Agreement	1.1
Conversion Organizational Documents	2.7	Insider Letter Amendment	Recitals
Custodian	7.24(a)	Insiders	Recitals
D&O Indemnified Persons	7.15(a)	Intellectual Property	1.1
D&O Tail Insurance	7.15(b)	Intended Tax Treatment	2.14
Deferred Founder Shares	Recitals	Interim Investment Amount	1.1
Delaware Act	1.1	Interim Period	7.1(a)
Delaware Conversion Documents	1.1	Investment Company Act	1.1
Delaware Secretary of State	2.3	Investment Target	1.1
DGCL	Recitals	IPO	1.1
Disinterested Independent Director	2.13(d)	IPO Prospectus	1.1
Dollars	1.3(b)	Key Company Holder	1.1
Earnings	1.1	Knowledge	1.1
Earnout Period	2.13(a)	Law	1.1
Earnout Shares	2.13(a)	Letter of Transmittal	2.12(b)
Earnout Statement	2.13(d)	Liabilities	1.1
Effective Time	2.3	Lien	1.1
EGS	11.16(a)	Lock-Up Agreement	Recitals
Employment Agreement	Recitals	Losses	1.1
Enforceability Exceptions	4.2	Lost Certificate Affidavit	2.12(j)
Equity Value	1.1	Material Adverse Effect	1.1
ERISA	1.1	Merger Consideration Shares	1.1
ERISA Affiliate	1.1	Mergers	Recitals
Escrow Account	2.13(a)	Modification in Recommendation	7.11(d)
Escrow Agent	2.13(a)	Non-Recourse Parties	11.17
Escrow Agreement	2.13(a)	NTA Amendment	7.11(a)
Exchange Act	1.1	NYSE	1.1
Exchange Agent	2.12(a)	OFAC	4.16(c)
Exchange Ratio	1.1	Order	1.1
Expenses	1.1	Organizational Documents	1.1
Extraordinary General Meeting	7.11(a)	Outside Date	9.1(b)
Federal Securities Laws	7.7	Parataxis Fund	1.1
Financing Agreements	7.21(a)	Parataxis Fund Contract	1.1
Founder Registration Rights Agreement	1.1	Parties	Preamble
Founder Share Lock-up Period	Recitals, Recitals	Party	Preamble

Founder Shares	1.1	Paul Hastings	11.16(b)
Fraud	1.1	PCAOB	1.1
Fraud Claim	1.1	PCM	1.1
Fully-Diluted Company Units	1.1	Per Unit Class A Merger Consideration	1.1
Fund Documentation	1.1	Per Unit Class C Merger Consideration	1.1
GAAP	1.1	Per Unit Earnout Shares	1.1
Galaxy	Recitals
Per Unit Price	1.1	SPAC Certificate of Merger	2.3
Permits	1.1	SPAC Certificates	2.12(c)
Permitted Liens	1.1	SPAC Class A Ordinary Shares	1.1
Person	1.1	SPAC Class B Ordinary Shares	1.1
Personal Property	1.1	SPAC Confidential Information	1.1
Policy Relating to Business and Strategic Purpose	1.1	SPAC Director	7.14(a)
Post-Closing Pubco Board	7.14(a)	SPAC Disclosure Schedules	Article IV
Preferred Equity Investment	Recitals	SPAC Expenses	1.1
Preferred Equity Investment Subscription Agreements	Recitals	SPAC Financials	4.6(d)
Preferred Equity Investment Gross Cash Proceeds	1.1	SPAC Fundamental Representations	1.1
Preferred Equity Investors	1.1	SPAC Loans	1.1
Preferred Holders Pro Rata Share	1.1	SPAC Material Contract	4.13(a)
Pro Rata Share	1.1	SPAC Memorandum and Articles	1.1
Proxy Statement	7.11(a)	SPAC Merger	Recitals
Pubco	Preamble	SPAC Merger Sub	Preamble
Pubco A&R Organizational Documents	7.18	SPAC Merger Sub Common Stock	1.1
Pubco and Merger Subs Fundamental Representations	1.1	SPAC Ordinary Shares	1.1
Pubco Class A Stock	1.1	SPAC Pre-Closing Statement	3.2
Pubco Class C Stock	1.1	SPAC Preference Shares	1.1
Pubco Disclosure Schedules	Article V	SPAC Private Units	1.1
Pubco Organizational Documents	1.1	SPAC Private Warrants	1.1
Pubco Private Warrants	1.1	SPAC Public Units	1.1
Pubco Public Warrants	1.1	SPAC Public Warrants	1.1
Pubco Stock	1.1	SPAC Representative	Preamble
Pubco Warrants	1.1	SPAC Representative Documents	11.14(a)
Public Shareholders	10.1	SPAC Securities	1.1
Qualifying Change of Control	2.13(c)	SPAC Shareholder Approval Matters	7.11(a)
Redemption	7.11(a)	SPAC Shareholders	1.1
Redemption Amount	1.1	SPAC Surviving Subsidiary	2.1
Registration Statement	7.11(a)	SPAC Units	1.1
Regulatory Approvals	8.1(d)	SPAC Warrants	1.1
Related Persons	1.1	Specified Courts	11.6

Released Claims	10.1	Sponsor	Preamble
Releasing Persons	10.2	Sponsor Class A Ordinary Shares	2.9(b)(i)
Representative Party	2.13(d)	Sponsor Letter Agreement	Recitals
Representatives	1.1	Sponsor Support Agreement	Recitals
Required Financial Statements	7.4	Subsidiary	1.1
Required Shareholder Approval	8.1(a)	Surviving Subsidiary	1.1
ROFR Agreement	1.1	Target Company	1.1
SEC	1.1	Tax Return	1.1
SEC Approval Date	7.11(d)	Taxes	1.1
SEC Reports	4.6(a)	Tier I Share Price Target	2.13(b)(i)
Securities Act	1.1	Tier II Share Price Target	2.13(b)(ii)
Seller Representative	Preamble	Trade Confirmation	7.24(a)
Seller Representative Documents	11.15(a)	Trading Day	1.1
SEPA	Recitals	Trading Market	1.1
SEPA Documents	1.1	Transaction Financing	7.21(a)
SEPA Registration Rights Agreement	1.1	Transactions	Recitals
SEPA Transactions	Recitals	Transfer Taxes	7.22
Share Price Target	2.13(b)(ii)	Transmittal Documents	2.12(f)
Shared Services Agreement	1.1	Triggering Event	2.13(c)
Significant Company Holders	1.1	Trust Account	1.1
Signing Bitcoin Price	1.1	Trust Agreement	1.1
Signing Filing	7.12(b)	Trustee	1.1
Signing Press Release	7.12(b)	VWAP	1.1
SPAC	Preamble	Willful Breach	1.1
SPAC Board	Recitals	Yorkville	Recitals
1.3   Interpretation.
(a)   The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
(b)   In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or” unless clearly indicated otherwise, including, by use of “either”; (viii) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (ix) any agreement, instrument, insurance policy, Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law as from time to time amended, modified or supplemented as of the applicable date or during the applicable period of time, including (in the case of agreements or instruments) by waiver or consent (and in the case of agreements or instruments, in accordance with the term of the agreement or instrument, and in the case of any Ancillary Document, in accordance with the terms of this Agreement) and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (x) unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder; (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (xii) the term “Dollars” or “$” means United States dollars.
(c)   Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person.
(d)   Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form.
(e)   The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(f)   The Company Disclosure Schedules, the Pubco Disclosure Schedules and the SPAC Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, or any section thereof, with reference to any section of this Agreement or section of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable. Certain information set forth in the Company Disclosure Schedules, the Pubco Disclosure Schedules or the SPAC Disclosure Schedules, as applicable, is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. Unless expressly contemplated by this Agreement, the disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
ARTICLE II
MERGERS
2.1   SPAC Merger.   At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, SPAC and SPAC Merger Sub shall consummate the SPAC Merger, pursuant to which SPAC Merger Sub shall be merged with and into SPAC, following which the separate corporate existence of SPAC Merger Sub shall cease and SPAC shall continue as the surviving company. SPAC, as the surviving company after the SPAC Merger, is hereinafter sometimes referred to as the “SPAC Surviving Subsidiary” (provided, that references to SPAC for periods after the Effective Time shall include the SPAC Surviving Subsidiary). The SPAC Merger shall have the effects specified in the DGCL.

2.2   Company Merger.   At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Delaware Act, the Company and Company Merger Sub shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Company Merger Sub shall cease and the Company shall continue as the surviving limited liability company. The Company, as the surviving limited liability company after the Company Merger, is hereinafter sometimes referred to as the “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Effective Time shall include the Company Surviving Subsidiary). The Company Merger shall have the effects specified in the Delaware Act.
2.3   Effective Time.   On the Closing Date, (a) with respect to the SPAC Merger, SPAC Merger Sub, SPAC and Pubco shall file a certificate of merger (the “SPAC Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the DGCL, and (b) with respect to the Company Merger, Company Merger Sub, the Company and Pubco shall file a certificate of merger (the “Company Certificate of Merger”) with the Delaware Secretary of State in accordance with the Delaware Act. The SPAC Merger and the Company Merger shall each become effective at the time on the Closing Date when the SPAC Certificate of Merger and the Company Certificate of Merger, respectively, have been duly accepted for filing by the Delaware Secretary of State in accordance with the DGCL and the Delaware Act, respectively (or such other time as specified in the SPAC Certificate of Merger and the Company Certificate of Merger, as applicable) (such time, the “Effective Time”).
2.4   Effect of the Mergers.
(a)   At the Effective Time, the effect of the SPAC Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SPAC Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the SPAC Surviving Subsidiary (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the SPAC Surviving Subsidiary of any and all agreements, covenants, duties and obligations of SPAC Merger Sub and SPAC set forth in this Agreement to be performed after the Effective Time, and the SPAC Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of Pubco.
(b)   At the Effective Time, the effect of the Company Merger shall be as provided in this Agreement and the applicable provisions of the Delaware Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Company Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Company Surviving Subsidiary which shall include the assumption by the Company Surviving Subsidiary of any and all agreements, covenants, duties and obligations of Company Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time, and the Company Surviving Subsidiary shall continue its existence as a wholly-owned Subsidiary of Pubco.
2.5   Organizational Documents.
(a)   At the Effective Time, the certificate of incorporation and bylaws of the SPAC in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be substantially in the form of the certificate of incorporation and bylaws of SPAC Merger Sub as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the certificate of incorporation and bylaws of the SPAC Surviving Corporation until thereafter supplemented or amended in accordance with the applicable provisions of the DGCL; provided, that at the Effective Time, (i) references therein to the name of the SPAC Surviving Subsidiary shall be amended to be such name as determined by the Company and Pubco and (ii) references therein to the authorized share capital of SPAC Merger Sub shall be amended to refer to the authorized share capital of the SPAC Surviving Subsidiary.
(b)   At the Effective Time, the certificate of formation and the limited liability company agreement of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be substantially in the form of the certificate of formation and limited liability company agreement of the Company Merger Sub as in effect immediately prior to the Effective Time, and, as so amended and restated, shall be the certificate of formation and the limited liability company agreement of the Company Surviving Subsidiary until thereafter supplemented or amended in accordance with the applicable provisions of the Delaware Act; provided, that at the Effective Time, (i) references therein to the name of the Company Surviving Subsidiary shall be amended to be such name as reasonably determined by the Company and Pubco and (ii) references therein to the authorized share capital of the Company Merger Sub shall be amended to refer to the authorized share capital of the Company Surviving Subsidiary.
2.6   Directors and Officers of the Surviving Subsidiaries.
(a)   At the Effective Time, the board of directors and officers of the SPAC Surviving Subsidiary shall be the same as the board of directors and officers of Pubco, after giving effect to Section 7.14 or as otherwise determined by the Company.
(b)   At the Effective Time, the managers and officers of the Company Surviving Subsidiary shall be determined by the Company and Pubco.
2.7   Conversion of SPAC.   At least one (1) Business Day prior to the Effective Time, SPAC shall de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Part 12 of the Cayman Act, the SPAC Memorandum and Articles and the applicable provisions of the DGCL (the “Conversion”), and subject to (i) obtaining the approval of the holders of the SPAC Class B Ordinary Shares in accordance with the SPAC Memorandum and Articles and (ii) SPAC duly filing (1) the Cayman Conversion Documents with the Cayman Registrar and (2) the Delaware Conversion Documents with the Delaware Secretary of State, SPAC shall adopt new Organizational Documents in the State of Delaware in a form to be mutually agreed by SPAC and the Company (the “Conversion Organizational Documents”) upon the Conversion becoming effective. In connection with the Conversion, all of the issued and outstanding SPAC Ordinary Shares shall remain outstanding and become substantially identical shares of common stock of SPAC as a Delaware corporation. Prior to the Conversion, the holders of SPAC Class B Ordinary Shares, shall approve the Conversion and the adoption and approval of the Conversion Organizational Documents by a special resolution in accordance with the Cayman Act and the SPAC Memorandum and Articles. In connection with the Conversion, all of the issued and outstanding SPAC Securities shall remain outstanding and become substantially identical securities of SPAC as a Delaware corporation.
2.8   Company Merger Consideration; Effect of the Company Merger on Company Units.
(a)   Each Company Common Unit issued and outstanding immediately prior to the Effective Time (other than the Company Common Units held by the Key Company Holder), will at the Effective Time, by virtue of the Company Merger and without any action on the part of the holder thereof, be converted into the right to receive, subject to Section 2.12, (i) the Per Unit Class A Merger Consideration, plus (ii) the Per Unit Earnout Shares payable in respect of such Company Common Unit pursuant to Section 2.13, if any, and each Company Common Unit shall no longer be outstanding and shall automatically be cancelled and cease to exist.
(b)   Each Company Preferred Unit issued and outstanding immediately prior to the Effective Time, will at the Effective Time, by virtue of the Company Merger and without any action on the part of the holder thereof, be converted into the right to receive, subject to Section 2.12, (i) the Per Unit Class A Merger Consideration, plus (ii) the Preferred Holder Pro Rata Share of any Adjustment Shares, and each Company Preferred Unit shall no longer be outstanding and shall automatically be cancelled and cease to exist.
(c)   Each Company Common Unit issued and outstanding immediately prior to the Effective Time held by the Key Company Holder, will at the Effective Time, by virtue of the Company Merger and without any action on the part of the holder thereof, be converted into the right to receive, subject to Section 2.12, (i) the Per Unit Class C Merger Consideration, plus (ii) the Per Unit Earnout Shares payable in respect of such Company Unit pursuant to Section 2.13, if any, and each Company Common Unit shall no longer be outstanding and shall automatically be cancelled and cease to exist.
2.9   SPAC Merger Consideration; Effect of SPAC Merger on SPAC Securities.   At the Effective Time, by virtue of the SPAC Merger and without any action on the part of any Party or the holders of securities of SPAC, Pubco or SPAC Merger Sub:
(a)   SPAC Units.
(i)   At the Effective Time, each issued and outstanding SPAC Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-third (1/3) of one SPAC Public Warrant in accordance with the terms of the applicable SPAC Public Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 2.9.
(ii)   At the Effective Time, each issued and outstanding SPAC Private Unit shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-third (1/3) of one SPAC Private Warrant in accordance with the terms of the applicable SPAC Private Unit, which underlying SPAC Securities shall be converted in accordance with the applicable terms of this Section 2.9.
(b)   SPAC Ordinary Shares.
(i)   SPAC Class B Ordinary Shares.   Immediately prior to the Effective Time, each issued and outstanding SPAC Class B Ordinary Share (other than those described in Section 2.9(c)) shall be converted automatically into one SPAC Class A Ordinary Share in accordance with the SPAC Memorandum and Articles and the terms of the Sponsor Support Agreement, following which, all SPAC Class B Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. Any and all SPAC Class A Ordinary Shares received by the holders of SPAC Class B Ordinary Shares shall be referred to as the “Sponsor Class A Ordinary Shares”. The holders of certificates previously evidencing SPAC Class B Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing SPAC Class B Ordinary Shares shall be exchanged for a certificate (if requested) representing the number of SPAC Class A Ordinary Shares determined in accordance with this Section 2.9(b)(i) upon the surrender of such certificate in accordance with Section 2.12. Each certificate formerly representing SPAC Class B Ordinary Shares (other those described in Section 2.9(c)) shall thereafter represent only the right to receive the number of SPAC Class A Ordinary Shares determined in accordance with this Section 2.9(b)(i) and the Sponsor Support Agreement.
(ii)   SPAC Class A Ordinary Shares.   At the Effective Time, each issued and outstanding SPAC Class A Ordinary Share (including each Sponsor Class A Ordinary Share but excluding those described in Section 2.9(b)(iv) and Section 2.9(c)) shall be converted automatically into one share of Pubco Class A Stock, following which, all SPAC Class A Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing SPAC Class A Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing SPAC Class A Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of shares of Pubco Class A Stock upon the surrender of such certificate in accordance with Section 2.12. Each certificate formerly representing SPAC Class A Ordinary Shares (other those described in Section 2.9(c)) shall thereafter represent only the right to receive the same number of shares of Pubco Class A Stock.
(iii)   SPAC Warrants.   At the Effective Time, each issued and outstanding SPAC Public Warrant shall be converted into one Pubco Public Warrant and each issued and outstanding SPAC Private Warrant shall be converted into one Pubco Private Warrant. At the Effective Time, the SPAC Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Private Warrants, except that in each case they shall represent the right to acquire shares of Pubco Class A Stock in lieu of SPAC Class A Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Public Warrants or Pubco Private Warrants remain outstanding, a sufficient number of shares of Pubco Class A Stock for delivery upon the exercise of such Pubco Public Warrants or Pubco Private Warrants, as applicable.
(iv)   Redeeming Shares.   At the Effective Time, each issued and outstanding SPAC Class A Ordinary Share in respect to which the holder thereof has validly exercised redemption rights pursuant to and in accordance with the SPAC Memorandum and Articles (and not waived, withdrawn or otherwise lost such rights), shall automatically be canceled and shall cease to exist and shall thereafter represent only the right to receive a pro rata share of the Redemption Amount in accordance with the SPAC Memorandum and Articles.
(c)   Treasury Shares.   Notwithstanding Section 2.9(b) or any other provision of this Agreement to the contrary, at the Effective Time, if there are any SPAC Ordinary Shares that are owned by the SPAC as treasury shares immediately prior to the Effective Time, such SPAC Ordinary Shares shall be automatically canceled and shall cease to exist without any conversion thereof or payment therefor.
(d)   No Liability.   Notwithstanding anything to the contrary in this Section 2.9, none of the SPAC Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(e)   SPAC Merger Sub Shares.   At the Effective Time, each share of SPAC Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into a share of common stock of the SPAC Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the SPAC Surviving Subsidiary.
2.10   Effect of Company Merger on Company Treasury Interests; Company Merger Sub.   At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:
(a)   Company Treasury Interests.   Notwithstanding any provision of this Agreement to the contrary, at the Effective Time, if there are any Company Units that are owned by the Company in treasury or any Company Units owned by any direct or indirect Subsidiary of the Company immediately prior to the Effective Time, such Company Units shall be canceled and shall cease to exist without any conversion thereof or payment therefor.
(b)   Company Merger Sub Interests.   At the Effective Time, each issued and outstanding Company Merger Sub Unit shall be converted into a membership interest of the Company Surviving Subsidiary, with the same rights, powers and privileges as the units so converted and shall constitute the only outstanding equity interests of the Company Surviving Subsidiary.
(c)   No Liability.   Notwithstanding anything to the contrary in Section 2.8 or this Section 2.10, none of the Company Surviving Subsidiary, Pubco or any other Party shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
2.11   Effect of Mergers on Outstanding Securities of Pubco.   At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.
2.12   Exchange Procedures.
(a)   Prior to the Effective Time, Pubco shall appoint SPAC’s transfer agent, Continental Stock Transfer and Trust Company, or another agent reasonably acceptable to the Company (the “Exchange

Agent”), as its agent for the purpose of exchanging the SPAC Certificates and Company Certificates for shares of Pubco Stock.
(b)   As soon as reasonably practicable after the SEC Approval Date, the Company will, or will cause the Exchange Agent to, deliver to each Company Holder a letter of transmittal (and any instructions relate thereto) in form and substance reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) to be completed and executed by such Person. The Letter of Transmittal will contain, among other things, customary representations of each Company Holder, including due authority, valid ownership, title and interest, absence of encumbrances, a general release and waiver for any pre-Closing claims and ability to engage in the Transactions.
(c)   At the Effective Time, (i) the holders of SPAC Ordinary Shares will surrender their share certificates or other instruments representing the SPAC Ordinary Shares (collectively, the “SPAC Certificates”) and (ii) the holders of Company Units will surrender their unit certificates or other instruments representing the Company Units and written acknowledgement of the termination of their rights to such Company Units (collectively, the “Company Certificates”), if any, or in the case of a lost, stolen or destroyed SPAC Certificate or Company Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.12(j), to Pubco for cancellation together with any related documentation reasonably requested by Pubco in connection therewith.
(d)   Certificates representing the shares of Pubco Stock shall be issued to the holders of Company Units and SPAC Class A Ordinary Shares (including Sponsor Class A Ordinary Shares) upon surrender of the Company Certificates and SPAC Certificates as provided for herein or otherwise agreed by the Parties. Upon surrender of the Company Certificates and SPAC Certificates (or in the case of a lost, stolen or destroyed Company Certificate or SPAC Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 2.12(j)) for cancellation to Pubco or the Exchange Agent, Pubco shall issue, or cause to be issued, to each holder of the Company Certificates and SPAC Certificates such certificates representing the number of shares of Pubco Stock for which their Company Units and SPAC Class A Ordinary Shares, respectively, are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 2.12(i), and the Company Certificates and the SPAC Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the Merger Consideration Shares pursuant to this Article II.
(e)   If certificates representing shares of Pubco Stock are to be issued in a name other than that in which the Company Certificates or SPAC Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Certificates or SPAC Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Pubco Stock in any name other than that of the registered holder of the Company Certificates or SPAC Certificates surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.
(f)   Each Company Common Holder, including the Key Company Holder, as applicable, shall be entitled to receive in respect of each Company Common Unit the Per Unit Class A Merger Consideration or Per Unit Class C Merger Consideration, as applicable, pursuant to Section 2.8(a) and Section 2.8(c), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal, (ii) if applicable, the Company Certificate(s) for its Company Common Units (or a Lost Certificate Affidavit), (iii) a spousal consent duly executed by the spouse of such Company Common Holder, (iv) in the case of the Significant Company Holders, a duly executed counterpart to a Lock-Up Agreement and (v) such other documents as may be reasonably requested by the Exchange Agent or Pubco. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration Shares attributable to such Company Certificate.

(g)   Each Company Preferred Holder shall be entitled to receive in respect of each Company Preferred Unit the Per Unit Class A Merger Consideration pursuant to Section 2.8(b), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the Transmittal Documents. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration Shares attributable to such Company Certificate.
(h)   Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Stock will be issued by Pubco by virtue of this Agreement or the Transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Stock (after aggregating all fractional shares of Pubco Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Stock.
(i)   No dividends or other distributions declared or made after the date of this Agreement with respect to shares of Pubco Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates or SPAC Certificates that have not yet been surrendered with respect to the shares of Pubco Stock to be issued upon surrender thereof until the holders of record of such Company Certificates or SPAC Certificates shall surrender such certificates. Subject to applicable Law, following surrender of any such Company Certificates or SPAC Certificates, Pubco shall promptly deliver to the record holders thereof, without interest, the certificates representing the shares of Pubco Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Pubco Stock.
(j)   In the event any Company Certificate or SPAC Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Company Certificate or SPAC Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Pubco as indemnity against any claim that may be made against it with respect to such Company Certificate or SPAC Certificate, Pubco will issue or cause to be issued the number of shares of Pubco Stock for which such lost, stolen or destroyed Company Certificates or SPAC Certificates are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 2.12(i).
2.13   Earnout and Escrow.
(a)   At or prior to the Closing, the Seller Representative, the SPAC Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to SPAC and the Company), as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to SPAC and the Company (the “Escrow Agreement”), pursuant to which Pubco shall issue Seven Million Five Hundred Thousand (7,500,000) shares of Pubco Class A Stock (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted, the “Earnout Shares”) in the name of the Company Common Holders. Pubco shall deposit such Earnout Shares with the Escrow Agent to be held, along with any Earnings thereon, in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of this Section 2.13 and the Escrow Agreement. The Company Common Holders shall be shown as registered owners of such Earnout Shares on the books and records of Pubco, and subject to any limitations set forth in this Section 2.13, shall be entitled to receive dividends (if declared) with respect to such Earnout Shares (other than non-taxable stock dividends, which shall be included as part of the Earnings). The Earnout Shares, along with the Earnings thereon, shall be allocated among and transferred to the Company Common Holders pro rata based on their Common Holders Pro Rata Share as additional consideration from Pubco based on the performance of the Pubco Class A Stock during the five (5) year period after the Closing (the “Earnout Period”) in accordance with this Section 2.13, which Common Holders Pro Rata Share shall be payable to such Company Common Holders in the form of Earnout Shares and any related dividends, distributions or other income thereon. Unless otherwise required by Law, all distributions made from the Escrow Account to the Company Common Holders shall be treated by the Parties as an adjustment to the number of Merger Consideration Shares received by the Company Common Holders pursuant to Article II hereof.
(b)   Each of the Company Common Holders shall have the contingent right to receive its Common Holders Pro Rata Share of the Earnout Shares (along with the Earnings thereon) from the Escrow Account, subject to receipt of the necessary Transmittal Documents in accordance with Section 2.12 based upon the occurrence of the following events, if any, during the Earnout Period:
(i)   In the event that the VWAP of the Pubco Class A Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Tier I Share Price Target “) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, each Company Common Holder in whose name Earnout Shares are issued shall be entitled to receive from the Escrow Account its Common Holders Pro Rata Share of two-thirds of the Earnout Shares (along with the Earnings thereon).
(ii)   In the event that the VWAP of the Pubco Class A Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Tier II Share Price Target” and the Tier I Share Price Target or Tier II Share Price Target, a “Share Price Target”) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, each Company Common Holder shall be entitled to receive its Common Holders Pro Rata Share of one-third of the Earnout Shares (along with the Earnings thereon).
In the event that the applicable Share Price Targets are not met during the Earnout Period, the Company Common Holders shall not be entitled to receive the applicable portion of the Earnout Shares (along with the Earnings thereon). For the avoidance of doubt, Earnout Shares shall vest and be issued only in connection with the first achievement of any Share Price Target during the Earnout Period, and the Company Common Holders shall not be entitled to Earnout Shares for any subsequent achievement of the same Share Price Target. The achievement of the Tier II Share Price Target shall be deemed to include the achievement of the Tier I Share Price Target not previously achieved, and, in such case, Pubco shall issue the Earnout Shares attributable to each such Share Price Target together (upon which such lower Tier I Share Price Target shall be deemed achieved and no further Earnout Shares shall become payable upon subsequent achievements of any Share Price Targets so achieved).
(c)   Notwithstanding the foregoing, in the event that during the Earnout Period (i) Pubco is subject to a Change of Control and (ii) the implied consideration per share of Pubco Class A Stock pursuant to which Pubco or its stockholders have the right to receive in such Change of Control equals or exceeds the Tier I Share Price Target (or the equivalent fair market value thereof, as determined by the Post-Closing Pubco Board in good faith, in the event of any non-cash consideration) (a “Qualifying Change of Control”), then, subject to the terms and conditions of the Agreement, the Company Common Holders shall be entitled to receive their Common Holders Pro Rata Share of all Earnout Shares not previously achieved and for which the related Earnout Shares have not previously vested (the achievement of a Qualifying Change of Control or a Share Price Target, a “Triggering Event”).
(d)   With respect to the achievement of the Share Price Targets, Pubco’s Chief Financial Officer (the “CFO”) shall monitor the VWAP of Pubco Class A Stock on each Trading Day during the Earnout Period, and as soon as practicable (and in any event within ten (10) Business Days) after the end of each monthly anniversary of the Closing during the Earnout Period, the CFO will prepare and deliver to each of the Seller Representative and the SPAC Representative (each, a “Representative Party”) a written statement (each, a “Earnout Statement”) that sets forth (i) the VWAP of Pubco Class A Stock on each Trading Day for such monthly anniversary period then ended and the preceding monthly period and (ii) whether a Share Price Target has been achieved for any twenty (20) Trading Days within any thirty (30) Trading Day period during such monthly anniversary period. Similarly, as soon as practicable, and in any event within five (5) Business Days after a Triggering Event, the CFO will send an Earnout Statement to each Representative Party indicating that a Triggering Event has occurred, along with the details of such Triggering Event. Each Representative Party will have ten (10) Business Days after its receipt of an Earnout Statement to review it, and each Representative Party and its Representatives on its behalf may make inquiries to the CFO and related Pubco and Company personnel and advisors regarding questions concerning or disagreements with the Earnout Statement arising in the course of their review thereof, and Pubco and the Company shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to an Earnout Statement, such Representative Party shall deliver to Pubco (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within ten (10) Business Days following the date of delivery of each Earnout Statement, then such Representative Party will have waived its right to contest such Earnout Statement and the calculation of the VWAP of Pubco Class A Stock during the applicable portion of the Earnout Period (and whether a Share Price Target has been achieved) or whether a Triggering Event has occurred as set forth therein. If such written statement is delivered by a Representative Party within such ten (10) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Day thereafter. If the Representative Parties do not reach a final resolution during such ten (10) Business Day period, then the final determination of the VWAP of Pubco Class A Stock during the applicable portion of the Earnout Period then the dispute shall be referred to the independent directors serving on the Post-Closing Pubco Board at such time that are disinterested in the Earnout Shares (i.e., such independent director is not a Company Holder, an Affiliate of a Company Holder, or an officer, director, manager, employee, trustee or beneficiary of a Company Holder, nor an immediate family member of any of the foregoing) (each, a “Disinterested Independent Director”), who shall determine, by vote or consent of a majority of the Disinterested Independent Directors, whether one, both, or neither Share Price Target has been achieved and whether the Company Holders are entitled to receive Earnout Shares.
(e)   If there is a final determination in accordance with Section 2.13(d) that the applicable Company Common Holders are entitled to receive Earnout Shares for having achieved a Triggering Event, then two-thirds or 100% of the Earnout Shares (along with the Earnings thereon), as applicable, then within three (3) Business Days of such final determination, the Representative Parties shall provide the Escrow Agent with joint written instructions to release the applicable number of Earnout Shares (along with the Earnings thereon) to the applicable Company Common Holders. In the event that one or both of the Share Price Targets are not achieved, there shall be partial disbursements, or no disbursements, as applicable, of the Earnout Shares (along with the Earnings thereon) from the Escrow Account and all or a portion, as applicable, of the Earnout Shares shall be delivered from the Escrow Account to Pubco, to be cancelled by Pubco.
(f)   The number of shares of Earnout Shares to be issued to any Company Common Holder pursuant to this Section 2.13 shall be rounded down to the nearest whole number, and such Company Common Holders shall receive in lieu of such fractional shares an amount in cash equal to the value of such fractional shares based on the VWAP of Pubco Class A Stock on Nasdaq or the principal securities exchange or securities market on which the Pubco Class A Stock is then traded over the twenty (20) day trading-period immediately preceding the date on which the payment of the Earnout Shares is triggered.
(g)   Following the Closing (including during the Earnout Period), Pubco and its Subsidiaries, including the Target Companies, will be entitled to operate their respective businesses based upon the business requirements of Pubco and its Subsidiaries. Each of Pubco and its Subsidiaries, including the Target Companies, will be permitted, following the Closing (including during the Earnout Period), to make changes in its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the VWAP of Pubco Class A Stock and the ability of the Company Common Holders to earn the Earnout Shares.
2.14   Intended Tax Treatment.   The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, (i) the Conversion is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) the SPAC Merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Code and (iii) the SPAC Merger, the Company Merger and the Preferred Equity Investment, taken together, are intended to be treated as an integrated transaction that is described in Section 351(a) of the Code (clauses (i), (ii) and (iii) together, the “Intended Tax Treatment”). The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code and shall not take steps that are inconsistent with such Intended Tax Treatment (including, without limitation, by liquidating or otherwise terminating the SPAC for U.S. federal or applicable income tax purposes to the extent doing so would be reasonably likely to be so inconsistent). Each of the Parties acknowledge and agree that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions contemplated by this Agreement, and (b) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Conversion, the SPAC Merger and the Company Merger do not qualify for the Intended Tax Treatment. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the Intended Tax Treatment, the Company will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations, and each Party shall use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors with respect to such opinion, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by such Party or its Affiliate, as applicable) containing such customary representations as are necessary or appropriate for such counsel to render such opinion.
2.15   Taking of Necessary Action; Further Action.   If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the SPAC Surviving Subsidiary or Company Surviving Subsidiary, as applicable, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and SPAC Merger Sub, on the one hand, or the Company and Company Merger Sub, on the other hand, the officers and directors of SPAC, SPAC Merger Sub, the Company and Company Merger Sub, as applicable, are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
2.16   Withholding.   Each of Pubco, the SPAC Surviving Subsidiary, the Company Surviving Subsidiary and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under any applicable Law; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding. Any amounts so deducted and withheld shall be paid over to the appropriate Governmental Authority in accordance with applicable Law, and to that extent shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The Parties acknowledge that no withholding is expected to be required under applicable U.S. federal income Tax Law as in effect as of the date of this Agreement with respect to any amounts payable pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, SPAC, PubCo, the Company and their respective Affiliates, and any applicable withholding agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld with respect to the making of such payment under applicable Law; provided, that if any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.
ARTICLE III
CLOSING
3.1   Closing.   Subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of signatures, on a date to be agreed by SPAC and the Company, which date shall be no later than on the fifth (5th) Business Day after all the Closing conditions in Article VIII have been satisfied or waived (other than any such conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) at 10:00 a.m. New York time, or at such other date, time or place as SPAC and the Company may agree in writing (the date and time at which the Closing is actually held being the “Closing Date”).
3.2   Pre-Closing Statements.   At least four (4) Business Days prior to the Closing Date, SPAC shall prepare and deliver to the Company a written statement setting forth SPAC’s good faith estimate and calculation of the SPAC Expenses as of the Closing Date (in each case, in reasonable detail and with reasonable supporting documentation, including corresponding invoices therefor) and the respective amounts and wire transfer instructions for the payment or reimbursement of all such SPAC Expenses in accordance with Section 11.5 (such statement or as updated pursuant to the second sentence of this Section 3.2, the “SPAC Pre-Closing Statement”). SPAC shall consider in good faith any reasonable comments made by the Company at least two (2) Business Days prior to the Closing Date with respect to the estimate and calculations included in the SPAC Pre-Closing Statement, and to the extent SPAC agrees, acting in good faith and reasonably, with any such comments, SPAC will deliver an updated SPAC Pre-Closing Statement incorporating such comments. In addition, at least two (2) Business Days prior to the Closing Date, if not already delivered, SPAC shall deliver a supplement to the SPAC Pre-Closing Statement setting forth SPAC’s good faith estimate and calculation of the (i) Redemption Amount and (ii) total cash proceeds from the Trust Account remaining following the Redemption.
3.3   Closing Deliveries.
(a)   At the Closing, SPAC shall deliver or cause to be delivered:
(i)   to the Company and Pubco, a certificate, dated the Closing Date, signed by an executive officer or director of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c) with respect to SPAC;
(ii)   to the Company and Pubco, a certificate from its secretary, assistant secretary, director or other executive officer certifying as to, and attaching, (A) copies of the SPAC Memorandum and Articles as in effect as of the Closing Date (immediately prior to the Conversion), (B) the resolutions of the SPAC Board authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the Transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of directors and officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound;
(iii)   to the Company, (1) a copy of the certificate of de-registration issued by the Cayman Registrar in relation to the Conversion and (2) a time-stamped copy of the certificate issued by the Delaware Secretary of State in relation to the Conversion;
(iv)   a copy of the Insider Letter Amendment duly executed by SPAC and Sponsor and the Insiders;
(v)   to the Company and Pubco, a copy of the Sponsor Letter Agreement duly executed by Sponsor; and
(vi)   to the Company and Pubco, a copy of the Amended and Restated Registration Rights Agreement duly executed by SPAC and Sponsor.
(b)   At the Closing, Pubco shall deliver or cause to be delivered:
(i)   to SPAC, a certificate, dated the Closing Date, signed by an executive officer of Pubco, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) with respect to Pubco and the Merger Subs, as applicable;
(ii)   to SPAC, a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and stockholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound;
(iii)   a copy of the Insider Letter Amendment duly executed by Pubco;
(iv)   to SPAC Representative, a copy of the Amended and Restated Registration Rights Agreement duly executed by Pubco; and
(v)   to the Company and SPAC, a copy of the Services Agreement, duly executed by Pubco.
(c)   At the Closing, the Company shall deliver or cause to be delivered:
(i)   to SPAC, a certificate, dated as of the Closing Date, signed by an executive officer or director of the Company, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) with respect to the Company;
(ii)   to SPAC, a certificate from its secretary or other executive officer or director certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s managers and the Company Holders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its managers and officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound;
(iii)   to SPAC, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);
(iv)   to SPAC and Pubco, a copy of the Lock-Up Agreement duly executed by the Significant Company Holders; and
(v)   to SPAC Representative, a copy of the Amended and Restated Registration Rights Agreement duly executed by the Key Company Holder.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC
Except as set forth in (a) the disclosure schedules delivered by SPAC to the Company, Pubco and the Merger Subs on the date of this Agreement (the “SPAC Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (b) the SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports) that are available prior to the date hereof on the SEC’s website through EDGAR (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature, and excluding, for the avoidance of doubt, any content of such SEC Reports that have been redacted or omitted pursuant to applicable Law) (it being acknowledged that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.5 (Capitalization), Section 4.10 (Taxes and Returns), Section 4.15 (Finders and Brokers) and Section 4.21 (SPAC Trust Account)), SPAC represents and warrants to the Company, Pubco and the Merger Subs as of the date of this Agreement and as of the Closing, as follows:
4.1   Organization and Standing.   SPAC is a company duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, organization or formation. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. SPAC has heretofore made available to the Company accurate and complete copies of its Organizational Documents each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents.
4.2   Authorization; Binding Agreement.   SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the SPAC Board and, other than obtaining the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which SPAC is a party has been or shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”). The SPAC Board, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the SPAC Merger and the other Transactions contemplated hereby are advisable, fair to, and in the best interests of, SPAC and its shareholders, (ii) approved this Agreement and the Conversion, the SPAC Merger and the other Transactions contemplated hereby and thereby in accordance with the Cayman Act and the SPAC Memorandum and Articles, (iii) approved the Transactions as a Business Combination, (iv) directed that this Agreement and the SPAC Shareholder Approval Matters be submitted to the SPAC Shareholders for adoption and approval, and (v) resolved to recommend that the SPAC Shareholders adopt this Agreement and the SPAC Shareholder Approval Matters.
4.3   Governmental Approvals.   No Consent of any Governmental Authority on the part of SPAC is required to be obtained in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement, (b) any filings required with NYSE or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (d) the filing of (i) the Cayman Conversion Documents with the Cayman Registrar pursuant to the Cayman Act and (ii) the Delaware Conversion Documents with the Delaware Secretary of State pursuant to the DGCL, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC.
4.4   Non-Contravention.   The execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the Transactions contemplated hereby and thereby, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the SPAC Memorandum and Articles in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (b) and (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC.
4.5   Capitalization.
(a)   SPAC is authorized to issue (i) 220,000,000 SPAC Ordinary Shares, consisting of (A) 200,000,000 SPAC Class A Ordinary Shares and (B) 20,000,000 SPAC Class B Ordinary Shares and (ii) 1,000,000 SPAC Preference Shares. The issued and outstanding SPAC Ordinary Shares as of the date of this Agreement consist of (A) 20,455,000 SPAC Class A Ordinary Shares, of which (x) 20,000,000 were issued in the IPO and (y) 455,000 were issued to, and are currently owned by, the Sponsor pursuant to a private placement consummated simultaneously with the closing of the IPO, and (B) 5,000,000 SPAC Class B Ordinary Shares. There are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under applicable Law, the SPAC Memorandum and Articles or any Contract to which SPAC is a party. None of the outstanding SPAC Ordinary Shares has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, SPAC does not have any Subsidiaries or own any equity interests in any other Person. SPAC does not own any SPAC Ordinary Shares as treasury shares.
(b)   There are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC, (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities of SPAC, or (C) obligating SPAC to grant, extend or enter into any option, warrant, call, subscription or other right, agreement, arrangement or commitment for such securities of SPAC. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any securities of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any securities of SPAC.
(c)   As of the date hereof, (i) SPAC does not have any Indebtedness and (ii) no Indebtedness of SPAC contains any restriction upon (A) the prepayment of any of such Indebtedness, (B) the incurrence of Indebtedness by SPAC, (C) the ability of SPAC to grant any Lien on its properties or assets, or (D) the consummation of the Transactions.
(d)   Since the date of incorporation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.
4.6   SEC Filings; SPAC Financials; Internal Controls.
(a)   SPAC, since the IPO and through the date of this Agreement, has filed all forms, reports, schedules, statements, registration statements, prospectuses, and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act (collectively, and together with any amendments, restatements or supplements thereto, the “SEC Reports”), which SEC Reports are all available on the SEC’s website through EDGAR, and will file all such SEC Reports required to be filed or furnished subsequent to the date of this Agreement.
(b)   The SEC Reports (x) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, as applicable, and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.
(c)   As of the date of this Agreement, the SPAC Public Units, SPAC Class A Ordinary Shares and SPAC Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed on NYSE under the symbols “SBXDU,” “SBXD,” and “SBXD WS,” respectively. Since the IPO, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of NYSE. There is no action or proceeding pending or, to the Knowledge of SPAC, threatened against SPAC, by NYSE or the SEC with respect to any intention by such entity to deregister or terminate the listing of the SPAC Public Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants. None of SPAC or its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Public Units, the SPAC Class A Ordinary Shares or the SPAC Public Warrants under the Exchange Act except as contemplated by this Agreement.
(d)   The financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).
(e)   Except as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the SPAC Financials, other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since SPAC’s incorporation in the ordinary course of business or (ii) Liabilities or obligations incurred in connection with the Transactions. SPAC has no off-balance sheet arrangements that are not disclosed in the SEC Reports.
(f)   Since the IPO, (i) SPAC has not received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or its internal accounting controls, including any such complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, the SPAC Board or any committee thereof.
(g)   SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) that are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.
(h)   SPAC maintains systems of internal accounting controls that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that are sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorization; and (iv) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither SPAC nor SPAC’s independent auditors identified or have been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the PCAOB) in the design or operation of SPAC’s internal controls over financial reporting which would reasonably be expected to adversely affect SPAC’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since the IPO, there have been no material changes in SPAC’s internal control over financial reporting.
(i)   There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, in their capacity as such, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(j)   As of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
4.7   No Litigation; Orders; Permits.   There is no Action pending, or, to the Knowledge of SPAC, threatened Action against SPAC, or, to the Knowledge of SPAC, any of its directors or officers (in their capacity as such) or otherwise affecting SPAC or its assets nor is any Order outstanding, against or involving SPAC, whether at law or in equity, before or by any Governmental Authority, which, in each case, would reasonably be expected to have a Material Adverse Effect on SPAC. There is no unsatisfied judgment or open injunction binding upon SPAC that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SPAC. There is no Action that SPAC has pending against any other Person. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.
4.8   Absence of Certain Changes.   SPAC has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its SPAC Class A Ordinary Shares (and the related private offering), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since the IPO, not been subject to a Material Adverse Effect.
4.9   Compliance with Laws.   SPAC (a) is, and has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, (b) has not received written notice alleging any violation of applicable Law in any material respect by SPAC and (c) is not under investigation with respect to any violation or alleged violation of any Law or judgement, Order or decree of any court or Governmental Authority.
4.10   Taxes and Returns.   SPAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP. There are no audits, examinations, investigations, claims, assessments or other proceedings pending against SPAC in respect of any Tax, and SPAC has not been notified in writing of any proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens. SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
4.11   Employees and Employee Benefit Plans.   SPAC has never (a) had any paid employees, (b) retained any contractors, other than consultants and advisors in the ordinary course or (c) maintained, sponsored, contributed to or otherwise had any Liability under, any Benefit Plans. Other than reimbursement of any reasonable out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, neither SPAC nor its Affiliates have any material liability to any officer or director of SPAC (in their capacity as such).
4.12   Properties.   SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.
4.13   Material Contracts.
(a)   Other than this Agreement and the Ancillary Documents to which SPAC is a party as of the date hereof or such other Ancillary Documents that SPAC shall execute after the date hereof and which are attached as exhibits hereto, Section 4.13(a) of the SPAC Disclosure Schedules set forth a true, correct and complete list of the Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted, any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC from entering into this Agreement or Ancillary Documents or consummating the Transactions (each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company.
(b)   With respect to each SPAC Material Contract: (i) the SPAC Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; (iv) no party to a SPAC Material Contract has given written notice of or, to the Knowledge of SPAC, threatened any potential exercise of termination rights with respect to any SPAC Material Contract and (v) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.
4.14   Transactions with Affiliates.   Section 4.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC and any (a) present or former director, officer, employee, direct equityholder or Affiliate of SPAC or (b) record or beneficial owner of more than five percent (5%) of outstanding SPAC Ordinary Shares as of the date hereof.
4.15   Finders and Brokers.   No broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco or the Target Companies, or any of their respective Affiliates, in connection with the Transactions based upon arrangements made by or on behalf of SPAC or any of its Affiliates, including the Sponsor.
4.16   Certain Business Practices.
(a)   Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.
(b)   The operations of SPAC are and have been conducted at all times in compliance with money laundering Laws in all applicable jurisdictions and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.
(c)   None of SPAC or any of its directors or officers, or, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.
4.17   Insurance.   Section 4.17 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.
4.18   Independent Investigation.   SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. SPAC acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Pubco and the Merger Subs set forth in this Agreement (including the related portions of the Company Disclosure Schedules or the Pubco Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto, and the information provided by or on behalf of the Target Companies, Pubco or the Merger Sub for the Registration Statement.
4.19   No Other Representations.   Except for the representations and warranties expressly made by SPAC in Article IV (as modified by the SPAC Disclosure Schedule) or as expressly set forth in any Ancillary Document, neither SPAC nor any other Person on its behalf makes any express or implied representation or warranty with respect to SPAC or its business, operations, assets or Liabilities, or the Transactions, and SPAC hereby expressly disclaims any other representations or warranties, whether implied or made by SPAC or any of its Representatives. SPAC acknowledges that, except for the representations and warranties expressly made by Pubco, SPAC Merger Sub or Company Merger Sub in Article V and the Company in Article VI, none of Pubco, the Merger Subs or the Company is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to SPAC or its Representatives (including any opinion, information or advice that may have been or may be provided to SPAC or its Representatives by any Representative of Pubco, the Merger Subs or the Company), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco, the Merger Subs or the Company. SPAC specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that Pubco, the Merger Subs and the Company have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 4.19, nothing in this Section 4.19 shall limit the Company’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.
4.20   Information Supplied.   None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to the SPAC Shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of SPAC or any of its Affiliates (including Sponsor) expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Company, the Merger Subs, the Company or any of their respective Affiliates.
4.21   SPAC Trust Account.   As of June 30, 2025, the Trust Account had a balance of $208,952,965. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the SPAC Memorandum and Articles and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. SPAC has performed all obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed, or furnished by SPAC to the Company, to be inaccurate or that would entitle any Person (other than holders of SPAC Class A Ordinary Shares who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Memorandum and Articles) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. There are no Actions pending with respect to the Trust Account. SPAC has not released any money from the Trust Account other than as permitted by the Trust Agreement. Following the Closing, no shareholder of SPAC is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to redeem its SPAC Class A Ordinary Shares pursuant to the Redemption.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUBS
Except as set forth in the disclosure schedules delivered by Pubco to SPAC on the date of this Agreement (the “Pubco Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Pubco and the Merger Subs severally and not jointly represent and warrant to SPAC and the Company, as of the date of this Agreement and as of the Closing, solely with respect to itself, as follows:
5.1   Organization and Standing.   Pubco and SPAC Merger Sub are each duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and Company Merger Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco, SPAC Merger Sub and Company Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco, SPAC Merger Sub and Company Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Pubco, SPAC Merger Sub and Company Merger Sub, each as currently in effect. None of Pubco, SPAC Merger Sub or Company Merger Sub is in violation of any provision of its Organizational Documents.
5.2   Authorization; Binding Agreement.   Subject to filing the Pubco A&R Organizational Documents, each of Pubco, SPAC Merger Sub and Company Merger Sub has all requisite corporate power or, as applicable, limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors (or applicable governing body) and shareholders or members, as applicable, of Pubco, SPAC Merger Sub and Company Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Pubco A&R Organizational Documents), on the part of Pubco, SPAC Merger Sub or Company Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco, SPAC Merger Sub or Company Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Documents by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.
5.3   Governmental Approvals.   No Consent of any Governmental Authority on the part of Pubco, SPAC Merger Sub or Company Merger Sub is required to be obtained in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the Transactions contemplated hereby and thereby, other than (a) such filings as contemplated by this Agreement (including the Pubco A&R Organizational Documents), (b) any filings required with NYSE or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, (d) requirements under Delaware Law and pursuant to any other applicable Laws, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.
5.4   Non-Contravention.   The execution and delivery by each of Pubco, SPAC Merger Sub and Company Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the Transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not, subject to the filing of the Pubco A&R Organizational Documents, (a) conflict with or violate any provision of such Party’s Organizational Documents in any material respect, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Party under, (viii) give rise to any material obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of such Party, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Pubco.
5.5   Capitalization.
(a)   As of the date of this Agreement, (i) Pubco is authorized to issue 1,000 shares of Pubco Stock, of which one (1) share of Pubco Stock is issued and outstanding, which is owned by an officer or director of the Company, (ii) SPAC Merger Sub is authorized to issue 1,000 shares of SPAC Merger Sub Common Stock, of which one (1) share is issued and outstanding, which is owned by Pubco and (iii) Company Merger Sub is authorized to issue 1,000 membership interest units of Company Merger Sub, of which one (1) membership interest unit is issued and outstanding, which is owned by Pubco.
(b)   Prior to giving effect to the Transactions, other than SPAC Merger Sub and Company Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.
5.6   Pubco and Merger Subs’ Activities.   Since their formation, Pubco, SPAC Merger Sub and Company Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of SPAC Merger Sub and Company Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco, SPAC Merger Sub and Company Merger Sub are not party to or bound by any Contract.
5.7   Finders and Brokers.   No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, the Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of Pubco, SPAC Merger Sub or Company Merger Sub or any of their Affiliates.
5.8   Ownership of Pubco Stock.   All shares of Pubco Stock to be issued and delivered to the Company Holders as Merger Consideration Shares and to the SPAC Shareholders in exchange for their SPAC Class A Ordinary Shares in accordance with this Agreement shall be, upon issuance and delivery of such shares of Pubco Stock, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens (other than Permitted Liens). The issuance and sale of such shares of Pubco Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.
5.9   Information Supplied.   None of the information supplied or to be supplied by Pubco, SPAC Merger Sub or Company Merger Sub in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco, SPAC Merger Sub or Company Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco, SPAC Merger Sub or Company Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Company or any of their respective Affiliates.
5.10   Independent Investigation.   Each of Pubco, SPAC Merger Sub and Company Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and SPAC for such purpose. Each of Pubco, SPAC Merger

Sub and Company Merger Sub acknowledges and agrees that, in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to Pubco, SPAC Merger Sub or Company Merger Sub pursuant hereto, and the information provided by or on behalf of the Company or SPAC for the Registration Statement.
5.11   No Other Representations.   Except for the representations and warranties expressly made by Pubco, SPAC Merger Sub and/or Company Merger Sub in Article V (as modified by the Pubco Disclosure Schedules) or as expressly set forth in any Ancillary Document, none of Pubco, SPAC Merger Sub or Company Merger Sub nor any other Person on any of their behalves makes any express or implied representation or warranty with respect to any of Pubco, SPAC Merger Sub or Company Merger Sub or their respective business, operations, assets or Liabilities, or the Transactions, and Pubco, SPAC Merger Sub and Company Merger Sub each hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco, SPAC Merger Sub or Company Merger Sub or any of their respective Representatives. Each of Pubco, SPAC Merger Sub and Company Merger Sub acknowledge that, except for the representations and warranties expressly made by SPAC in Article IV and the Company in Article VI, none of SPAC or the Company is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information, to Pubco and the Merger Subs or any of their respective Representatives (including any opinion, information or advice that may have been or may be provided to Pubco and the Merger Subs or any of their respective Representatives by any Representative of SPAC or the Company), including any representations or warranties regarding the probable success or profitability of the business of SPAC and the Company. Each of Pubco, SPAC Merger Sub and Company Merger Sub specifically disclaim that they are relying upon or have relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC and the Company have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 5.11 nothing in this Section 5.11 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure schedules delivered by the Company to SPAC on the date of this Agreement (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to SPAC as of the date of this Agreement and as of the Closing, as follows:
6.1   Organization and Standing.   The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity, as applicable, power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary for the business as currently conducted. The Company has made available to SPAC accurate and complete copies of the Organizational Documents of each Target Company, as currently in effect. No Target Company is in violation of any provision of its Organizational Documents.
6.2   Authorization; Binding Agreement.   The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the Transactions contemplated hereby and thereby (a) have been duly and validly authorized by the Company’s board of managers or similar governing body in accordance with the Company’s Organizational Documents, the Delaware Act, any other applicable Law or any Contract to which the Company or any of its members is a party or by which it or its securities are bound and (b) no other company proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which it is a party has been or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other Parties and other parties thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
6.3   Capitalization.
(a)   As of the date of this Agreement, the capitalization of the Company is as set forth in Section 6.3(a) of the Company Disclosure Schedules. Prior to giving effect to the Transactions contemplated hereby, all of the issued and outstanding Company Units and other equity interests of the Company are set forth on Section 6.3(a) of the Company Disclosure Schedules along with the beneficial and record owners thereof, all of which units and other equity interests are owned free and clear of any Liens other than those imposed under the Company’s Organizational Documents. All of the outstanding units and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no units or other equity interests of the Company in its treasury. None of the outstanding units or other equity interests of the Company were issued in violation of any applicable securities Laws.
(b)   The Company does not have any Benefit Plans. There are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its members is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies, member agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests other than the Organizational Documents of the Company. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the Transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).
6.4   Subsidiaries.   Section 6.4 of the Company Disclosure Schedules sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable) and (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Company or its Subsidiaries free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Section 6.4 of the Company Disclosure Schedules, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise control, any Person. None of the Company or its Subsidiaries is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.
6.5   Governmental Approvals.   No Consent of any Governmental Authority on the part of any Target Company is required to be obtained in connection with the execution, delivery or performance by the Company (or any Target Company, as applicable) of this Agreement or any Ancillary Documents or the consummation by the Company of the Transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to requirements under Delaware Law or any other applicable Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole.
6.6   Non-Contravention.   The execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is a party, the consummation by any Target Company of the Transactions contemplated hereby and thereby, and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents in any material respect, (b) subject to obtaining the Consents required from Governmental Authorities referred to in Section 6.5, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law applicable to any Target Company or any of its properties or assets in any material respect, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of any material Contract of any Target Company, except for any deviations from any of the foregoing clauses (b) or (c) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect upon the Target Companies, taken as a whole.
6.7   No Litigation.   There is no Action pending, or, to the Knowledge of the Company, threatened Action against the Company, or, to the Knowledge of the Company, any of its directors or officers (in their capacity as such) or otherwise affecting the Company or its assets nor is any Order outstanding, against or involving the Company, whether at law or in equity, before or by any Governmental Authority, which, in each case, would reasonably be expected to have a Material Adverse Effect on the Company. There is no unsatisfied judgment or open injunction binding upon the Company that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There is no Action that the Company has pending against any other Person. The Company holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.
6.8   Financial Statements.   The Company is a newly formed entity and has not prepared any financial statements. Except as set forth on Section 6.8 of the Company Disclosure Schedules and the Liabilities incurred in connection with this Agreement, the Ancillary Documents to which the Company is a party and the Transactions, the Company has not incurred any material Liabilities. The Company has not conducted business or entered into any transaction other than the transactions related to or contemplated hereby, including the Add-On Investments.
6.9   Absence of Certain Changes.   Except as set forth on Section 6.9 of the Company Disclosure Schedules or for actions expressly contemplated by this Agreement or any Ancillary Document, since its formation, no Target Company has been subject to a Material Adverse Effect.
6.10   Title to Assets.   Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens set forth on Section 6.10 of the Company Disclosure Schedules. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.
6.11   Compliance with Laws.   The Company (a) is, and has since its inception been, in compliance with all Laws applicable to it and the conduct of its business in all material respects, (b) has not received written notice alleging any violation of applicable Law in any material respect by the Company and (c) is not under investigation with respect to any violation or alleged violation of any Law or judgement, Order or decree of any court or Governmental Authority.
6.12   Benefit Plans.
(a)   No Target Company has, or has ever had, any Liability in respect of, any Benefit Plans.
(b)   None of the Target Companies, or any of their ERISA Affiliates has, or has had, any liability with respect to a Multiemployer Plan, a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA), or a plan that is subject to Title IV of ERISA, in each case, with respect to any such plans in the U.S. None of the Target Companies has ever been a sponsoring employer of, associated with, or have any material liability in respect of a defined benefit pension plan in any non-U.S jurisdiction.
6.13   280G.   No amount that could be received (whether in cash or property or the vesting of property) by any “disqualified individual” of the Company as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) could result in an “excess parachute payment” within the meaning of Section 280G of the Code.
6.14   Labor Representations.
(a)   No Target Company has any employees.
(b)   There is no former, pending, or to Knowledge of the Company, threatened in writing, proceeding by or on behalf of any employee of the Target Companies which, if adversely decided, would, individually or in the aggregate, create a material Liability for a Target Company.
(c)   To the extent the Target Companies at any time employed any employees, the Target Companies at all times operated in compliance in all material respects with all applicable Laws relating to employment, including, without limitation, all applicable Laws relating to wages, hours, classification of independent contractors and employees, collective bargaining and other protected concerted activity, employment discrimination, harassment, occupational safety and health, overtime, retaliation, whistleblower, holiday pay, immigration status, workers’ compensation, and the collection and payment of withholding, social security and employment Taxes.
6.15   Fund-Related Representations.
(a)   Investment Company.   None of the Target Companies constitute an “investment company” under the Investment Company Act. The Parataxis Fund is neither registered as an investment company under the Investment Company Act nor is exempt from registration under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.
(b)   Parataxis Fund Contracts.   With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole, each Parataxis Fund Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligation of the Target Company or the Subsidiary of any Target Company party thereto and, to the knowledge of the Target Companies, represents the legal, valid and binding obligations of the counterparties thereto.
(c)   No Violation.   The execution, delivery and performance of this Agreement and the documents to which any Target Company is or will be a party contemplated hereby, and the consummation of the Transactions, do not and will not (A) violate any provision of, or result in the breach of, or default under the Organizational Documents of the Parataxis Fund, (B) violate any provision of, or result in the breach of, or default under any Law or Order applicable to the Parataxis Fund, or (C) result in the creation of any Lien upon any of the properties or assets of the Parataxis Fund, except, in the case of clauses (A), (B) and (C), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole.
(d)   No Consents.   The Parataxis Fund is not required to obtain from any other Person (including but not limited to the investors in the Parataxis Fund) any consent, waiver, approval or authorization not already obtained, or provide notice not already provided to any such other Person, in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Documents and the consummation of the Transactions, except where the failure to obtain such consents, waivers, approvals or authorizations not already obtained or deliver such notices not already delivered, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Target Companies, taken as a whole. The consummation of the Transactions contemplated hereby will not result in an “assignment” (as such term is defined under the Advisers Act) of any Parataxis Fund Contract for which the requisite consent has not already been obtained.
(e)   Parataxis Fund.
(i)   The Target Companies have made available to SPAC prior to the date of this Agreement (A) the Organizational Documents of the Parataxis Fund in effect as of the date hereof, and (B) agreements pursuant to which the relevant Target Company provides investment management or investment advisory services to the Parataxis Fund. For purposes of this clause (e)(i) only, “Organizational Documents” shall only include the limited partnership agreement or limited liability company agreement, respectively, and any material amendment thereto.
(ii)   The Parataxis Fund has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to conduct its business as it is now being conducted. Each Parataxis Fund is duly licensed or qualified and in good standing as a foreign or extra-provincial entity in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole.
(iii)   The Parataxis Fund currently is operated in accordance with its respective investment objectives, policies and restrictions, as set forth in the applicable private placement memorandum or other applicable offering document of the Parataxis Fund, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole.
(iv)   There is no liability, debt or obligation of or claim or judgment against the Parataxis Fund (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations

(i) reflected or reserved for on the financial statements of the Parataxis Fund (or disclosed in the notes thereto) or (ii) that have arisen since the date of the most recent balance sheet in the ordinary course of the operation of business of the Parataxis Fund, or (iii) that has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Target Companies, taken as a whole. Notwithstanding the foregoing, nothing contained in this Section 6.15(e)(iv) shall be deemed to be a representation or warranty as to the adequacy or sufficiency of reserves or the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial or other document.
(v)   Other than any “clawback” obligations, obligations described in the applicable Fund Documentation and such other obligations incurred in the ordinary course of business with respect to the Parataxis Fund, none of the Target Companies or Subsidiaries is liable in connection with, on behalf of or for any obligation to the Parataxis Fund that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Target Companies, taken as a whole.
(vi)   No Target Company nor the Parataxis Fund has given any guarantee, warranty or assurance as to the future investment performance of the Parataxis Fund or the investment performance resulting from any Target Company’s investment management or investment advisory services.
6.16   Certain Business Practices.
(a)   No Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on its behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to government officials or employees, to political parties or campaigns or violated any provision of the applicable bribery Laws or (iii) made any other unlawful payment in violation of applicable bribery Laws. No Target Company, nor, to the Knowledge of the Company, any of their respective Representatives acting on its behalf has directly or indirectly, given or agreed to give any unlawful gift or benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder a Target Company or assist a Target Company in connection with any actual or proposed transaction.
(b)   To the Knowledge of the Company, the operations of the Target Companies are and have been conducted at all times in material compliance with money laundering Laws in all applicable jurisdictions, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.
(c)   No Target Company, nor, to the Knowledge of the Company, any of their respective directors, officers or employees acting on behalf of a Target Company, is currently identified on the specially designated nationals or other blocked person list, and no Target Company has, directly or knowingly indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any other Person, in connection with any sales or operations in Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Crimea regions of Ukraine or for the purpose of financing the activities of any Person currently subject to U.S. sanctions, in each case in violation of any U.S. sanctions administered by OFAC in the last five (5) years.
6.17   Insurance.   The Target Companies have no insurance policies relating to the Target Companies or the business of the Target Companies or their business, properties, assets, directors, officers or employees.
6.18   Transactions with Affiliates.   Section 6.18 of the Company Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Company and any (a) present or former director, officer, employee, direct equityholder or Affiliate of the Company or (b) record or beneficial owner of more than five percent (5%) of outstanding equity securities of the Company as of the date hereof.

6.19   Finders and Brokers.   No broker, finder or investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission from SPAC, Pubco, any Target Company or any of their respective Affiliates in connection with the Transactions contemplated hereby based upon arrangements made by or on behalf of a Target Company or any of their respective Affiliates.
6.20   Preferred Equity Investment.
(a)   The Company has delivered to SPAC true, correct and complete copies of each of the Preferred Equity Investment Subscription Agreements entered into by the Company with the Preferred Equity Investors named therein as of the date of this Agreement. As of the date of this Agreement, other than the Preferred Equity Investment Subscription Agreements, there are no other agreements, side letters or arrangements between the Company and any Preferred Equity Investor relating to any Preferred Equity Investment Subscription Agreement that could materially and adversely affect the obligation of such Preferred Equity Investors to contribute to the Company the applicable portion of the Preferred Equity Investment amount set forth in the Preferred Equity Investment Subscription Agreement of such Preferred Equity Investors. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Preferred Equity Investment Subscription Agreements are in full force and effect and are legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. As of the date of this Agreement, to the Knowledge of the Company, no Preferred Equity Investment Subscription Agreement has been withdrawn or terminated, amended or modified in writing in any respect. As of the date of this Agreement, the Company is not and, with the giving of notice, the lapse of time or both, would not be in default under any Preferred Equity Investment Subscription Agreements.
(b)   No fees, consideration or other discounts are payable or have been agreed to by the Company (including, from and after the Closing) to any Preferred Equity Investor in respect of the Preferred Equity Investment, except as set forth in the Preferred Equity Investment Subscription Agreements.
6.21   Information Supplied.   None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s or Pubco’s shareholders with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Merger Subs, Pubco or any of their respective Affiliates.
6.22   Independent Investigation.   The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC for such purpose. The Company acknowledges and agrees that in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of SPAC set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC for the Registration Statement.
6.23   Real Property.   No Target Company is a party to any lease, sublease, lease guarantee or other agreements relating to real property. No Target Company owns and has never owned any real property or any interest in real property.

6.24   Material Contracts.
(a)   Other than this Agreement and the Ancillary Documents to which the Company is a party as of the date hereof or such other Ancillary Documents that the Company shall execute after the date hereof and which are attached as exhibits hereto, Section 6.24(a) of the Company Disclosure Schedules set forth a true, correct and complete list of the Contracts to which the Company is a party or by which any of its properties or assets may be bound, subject or affected (each, a “Company Material Contract”). All Company Material Contracts have been made available to the Company.
(b)   With respect to each Company Material Contract: (i) the Company Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Company Material Contract is legal, valid, binding and enforceable in all material respects against Company and, to the Knowledge of the Company the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Company is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Company, or permit termination or acceleration by the other party, under such Company Material Contract; (iv) no party to a Company Material Contract has given written notice of or, to the Knowledge of the Company, threatened any potential exercise of termination rights with respect to any Company Material Contract and (v) to the Knowledge of the Company, no other party to any Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Company under any Company Material Contract.
(c)   Notwithstanding the foregoing, all Contracts relating to any Add-On Investments, including, for the avoidance of doubt, any letters of intent, term sheets or other preliminary agreements contemplated or entered into in connection with the Add-On Investments shall be deemed to be Company Material Contracts.
6.25   Taxes.   No Target Company or any Affiliate thereof has taken any action (or permitted any action to be taken) or failed to take any action, nor is any such Person aware of any fact, plan or circumstance, which action, failure to act, fact, plan or circumstance would reasonably be expected to prevent the any of the transactions contemplated herein to fail to qualify for the Intended Tax Treatment. Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves have been established in accordance with GAAP. There are no audits, examinations, investigations, claims, assessments or other proceedings pending against any Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against any Target Company (other than, in each case, claims or assessments for which adequate reserves have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Target Company’s assets, other than Permitted Liens. No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.
6.26   No Other Representations.   Except for the representations and warranties expressly made by the Company in Article VI (as modified by the Company Disclosure Schedules) or as expressly set forth in any Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Company or its business, operations, assets or Liabilities, or the Transactions, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. The Company acknowledges that, except for the representations and warranties expressly made by SPAC in Article IV, Pubco, SPAC Merger Sub and Company Merger Sub in Article V, none of SPAC, Pubco or the Merger Subs is making or has made, communicated or furnished (orally or in writing) any representation, warranty, projection, forecast, statement or information to the Company (including any opinion, information, projection or advice that may have been or may be provided to the Company or its Representatives by any

Representative of SPAC, Pubco or the Merger Subs), including any representations or warranties regarding the probable success or profitability of the businesses of SPAC, Pubco or the Merger Subs. The Company specifically disclaims that it is relying upon or has relied upon any such other representations and warranties that may have been made by any Person and acknowledges and agrees that SPAC, Pubco and the Merger Subs have specifically disclaimed any such other representations and warranties. Notwithstanding the foregoing provisions of this Section 6.26 nothing in this Section 6.26 shall limit SPAC’s remedies with respect to Fraud Claims in connection with, or arising out of this Agreement, the Ancillary Documents or the Transactions.
ARTICLE VII
COVENANTS
7.1   Access and Information.
(a)   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing (the “Interim Period”), subject to Section 7.13, each of the Company, Pubco and the Merger Subs shall give, and shall cause its Representatives to give, SPAC and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to Pubco, the Target Companies or the Merger Subs, as SPAC or its Representatives may reasonably request regarding Pubco, the Target Companies or the Merger Subs and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of the Representatives of the Company, Pubco and the Merger Subs to reasonably cooperate with SPAC and its Representatives in their investigation; provided, however, that SPAC and its Representatives, in each case, shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Pubco, the Target Companies or the Merger Subs.
(b)   During the Interim Period, subject to Section 7.13, SPAC shall give, and shall cause its Representatives to give, the Company and Pubco and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information of or pertaining to SPAC or its Subsidiaries, as the Company or Pubco or their respective Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects and cause each of their respective Representatives to reasonably cooperate with the Company and Pubco and their respective Representatives in their investigation; provided, however, that the Company and Pubco and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries.
7.2   Conduct of Business of the Company, Pubco, and the Merger Subs.
(a)   Unless SPAC shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document, including the Financing Transactions, or as set forth on Schedule 7.2(a), or as required by the Transactions (including the Preferred Equity Investment and the Bitcoin Acquisition) or applicable Law, the Company, Pubco and the Merger Subs shall (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to them and their respective businesses and assets, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, and to preserve the possession, control and condition of their respective material assets.
(b)   Without limiting the generality of Section 7.2(a) and except as contemplated, permitted or required by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 7.2(a), or as required in connection with the Transactions (including the Preferred Equity Investment and the Bitcoin Acquisition) or by applicable Law, during the Interim Period, without the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), the Company, Pubco and the Merger Subs shall not, and shall cause its Subsidiaries to not:
(i)   amend, waive or otherwise change, in any respect, its Organizational Documents except for any amendment or change to the Pubco Organizational Documents pursuant to Section 7.18;
(ii)   amend, waive or otherwise change, in any respect, or terminate the Sponsor Support Agreement;
(iii)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;
(iv)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;
(v)   make any Add-On Direct Investment of $10,000,000 or more;
(vi)   other than an Add-On LP Investment, acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets or equity of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(vii)   (x) take any action (or omit to take any action) under any transaction documents related to the Add-On Investments that would reasonably be expected to have a material and adverse effect on the transactions contemplated thereby, (y) fail to use reasonable best efforts to consummate the transactions contemplated by the Add-On Investments as promptly as practicable or (z) terminate or waive any right under the Add-On Investments;
(viii)   other than an Add-On LP Investment, incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $1,000,000 in the aggregate;
(ix)   make or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;
(x)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business;
(xi)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;
(xii)   other than an Add-On Investment, establish any Subsidiary or enter into any new line of business;
(xiii)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(xiv)   (A) grant any increase in the base salary or wages, bonus opportunity, or other compensation or benefits payable to any employee in excess of fifty percent (50%) of the current value of such wages, bonus opportunity or other compensation or benefits; or (B) hire or engage any employee or non-employee individual service provider at a rate of salary, wages or other compensation in excess of $500,000 on an annualized basis, other than for the positions of (x) chief financial officer, (y) chief operating officer and (z) general counsel;
(xv)   enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or the Merger Subs;
(xvi)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;
(xvii)   enter into, amend, waive or terminate (other than terminations in accordance with their terms) any material transaction with any Related Person (other than compensation and benefits and advancement of expenses);
(xviii)   make capital expenditures in excess of $5,000,000;
(xix)   make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with its outside auditors;
(xx)   enter into any Contract, agreement, understanding or arrangement with (a) any present or former director, officer, employee, direct equity holder or Affiliate of the Company or (b) record or beneficial owner of more than five percent (5%) of outstanding equity securities of the Company as of the date hereof; or
(xxi)   authorize or agree to do any of the foregoing actions.
7.3   Conduct of Business of SPAC.
(a)   Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement or any Ancillary Document or as set forth Schedule 7.3(a), or as required in connection with the Transactions or applicable Law, SPAC shall (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to SPAC and its businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations.
(b)   Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 7.3(a), or as required by the Transactions or applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries to not:
(i)   amend, waive or otherwise change, in any respect, its Organizational Documents;
(ii)   authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;
(iii)   split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv)   incur, create, assume, prepay, repay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), fees or expenses, in excess of $250,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person; provided that, this Section 7.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance its ordinary course administrative costs and expenses and SPAC Expenses;
(v)   make or rescind any material election relating to Taxes, settle any Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;
(vi)   amend, waive or otherwise change the Trust Agreement;
(vii)   amend or otherwise modify, terminate, waive or assign or delegate (as applicable) any right or obligation under any SPAC Material Contract or enter into any new Contract that would be a SPAC Material Contract;
(viii)   fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;
(ix)   establish any Subsidiary or enter into any new line of business;
(x)   revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors;
(xi)   waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the Transactions), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;
(xii)   acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, company, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;
(xiii)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the SPAC Merger);
(xiv)   voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (including the incurrence of any SPAC Expenses) other than pursuant to the terms of a Contract (a) in existence as of the date of this Agreement and disclosed to the Company (including in the SEC Reports) or (b) entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;
(xv)   sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;
(xvi)   other than the SPAC Loans or as expressly required by the Sponsor Support Agreement, enter into, renew, amend, waive or terminate (other than terminations in accordance with their terms) any Contracts or transactions with any Related Person;
(xvii)   take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or
(xviii)   authorize or agree to do any of the foregoing actions.

7.4   Annual and Interim Financial Statements.
(a)   As promptly as practicable after the date of this Agreement but in no event later than forty-five (45) days after the date of this Agreement (“Audit Delivery Date”), the Company shall deliver to SPAC, the audited and/ or reviewed consolidated financial statements of the Target Companies and Pubco (including, in each case, any related notes thereto), that are required for the initial filing of the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder (“Required Financial Statements”); provided, however, that the Audit Delivery Date shall be automatically extended for a period of fifteen (15) days (or such longer period as the Company and SPAC may mutually agree in writing) if the Company is cooperating in good faith with its auditors to deliver the Required Financial Statements. Such financial statements shall fairly present the financial position and results of operations of the Target Companies as of the dates or for the periods indicated, in accordance with GAAP. The financial statements, if required to be audited, shall each be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.
(b)   During the Interim Period, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than forty five (45) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company and Pubco shall deliver to SPAC the unaudited consolidated financial statements of the Target Companies and Pubco, as applicable, consisting of the consolidated balance sheet of the Target Companies and Pubco, as applicable as of the end of such three-month period (and most recent year end), and the related unaudited consolidated income statement, changes in shareholder equity and statement of cash flows for the year to date period of such fiscal year for such fiscal quarter (subject to normal and recurring year-end adjustments and the absence of footnotes).
(c)   During the Interim Period, as soon as reasonably practicable following the end of each fiscal year, and in any event no later than ninety (90) days thereafter, and to the extent required for the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder, the Company and Pubco shall deliver to SPAC the audited consolidated financial statements of the Target Companies and Pubco, consisting of the consolidated audited balance sheet of the Target Companies or Pubco, as applicable, as of the end of such twelve-month period, and the related audited consolidated income statement, changes in shareholder equity and statement of cash flows for the fiscal year then ended. Such audited financial statements shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and shall fairly present the financial position and results of operations of the Target Companies and Pubco, as applicable, as of the dates or for the periods indicated, in accordance with GAAP.
(d)   During the Interim Period, the Company and Pubco shall: (i) assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company and Pubco, SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements ) that are required to be included in the Registration Statement, the Current Report on Form 8-K pursuant to the Exchange Act and any other filings to be made by the Company, Pubco or SPAC with the SEC in connection with (x) the Transactions and (y) any other recent or probable acquisition by any of the Target Companies or Pubco, in each case, as would be required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act in a Current Report on Form 8-K, including: (A) all business information and summary financial information of the Target Companies and Pubco provided for inclusion in the Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions; and (B) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC as necessary for inclusion in the Registration Statement and the Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions (including customary pro-forma financial information); and (ii) obtain the consents of its auditors as may be required by applicable Law or required or requested by the SEC.
7.5   SPAC Public Filings.   During the Interim Period, SPAC will (i) keep current and timely file all of the public filings required to be filed by it with the SEC under the Exchange Act and the Securities Act and otherwise comply in all material respects with applicable securities Laws and shall use its reasonable best efforts prior to the Closing to maintain the listing of the SPAC Public Units, SPAC Class A Ordinary Shares and SPAC Public Warrants on NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on NYSE only the shares of Pubco Class A Stock and Pubco Public Warrants, and (ii) reasonably cooperate with Pubco to cause the shares of Pubco Class A Stock and Pubco Public Warrants to be issued in connection with the Mergers to be approved for listing on NYSE as of the Closing Date.
7.6   No Solicitation.
(a)   For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, the Merger Subs and their respective Affiliates, a transaction (other than the Transactions contemplated by this Agreement and any Ancillary Document) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the membership interests or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of membership interests or other equity interests in the Company, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise, (B) with respect to the Company and its Subsidiaries, the sale of any portion of Bitcoin, and only if such sale would materially and adversely affect the value of Transactions, and (C) with respect to SPAC and its Affiliates, a transaction (other than the Transactions contemplated by this Agreement) concerning a Business Combination involving SPAC.
(b)   During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate, continue or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that is intended or could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.
(c)   Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information, subject to applicable confidentiality restrictions. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.
7.7   No Trading.
(a)   Each of the Company, Pubco and the Merger Subs acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or,

upon receipt of any material nonpublic information of SPAC, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco and the Merger Subs each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
(b)   Each of the Company, Pubco and SPAC acknowledges and agrees that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives are aware or, upon receipt of any material nonpublic information of a Target Company or an Investment Target, will be advised), of the restrictions imposed by Federal Securities Laws and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company, Pubco and SPAC hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of an Investment Target (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to Investment Target in violation of such Laws, or cause or encourage any third party to do any of the foregoing.
7.8   Notification of Certain Matters.   During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. During the Interim Period, the Company shall promptly notify SPAC and its Representatives if it would reasonably be expected that (i) the conditions under an Add-On Investment will not be satisfied or waived in accordance with their terms or (ii) an Add-On Investment will not otherwise be consummated for any reason, including as a result of breach or termination.
7.9   Efforts.
(a)   Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the Transactions contemplated by this Agreement (including the receipt of all applicable Consents of, or termination of all applicable waiting periods by, Governmental Authorities) and to comply as promptly as practicable with all requirements or conditions of Governmental Authorities applicable to the Transactions contemplated by this Agreement.
(b)   In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to make any required filing or application under Antitrust Laws, as applicable, with respect to the Transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. The Parties agree to use their reasonable best efforts to make all required filings under Antitrust Laws no later than thirty (30) days after the initial filing of the Registration Statement. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions contemplated by this Agreement under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.
(c)   As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to prepare and file with Governmental Authorities requests for approval of the Transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the Transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the Transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the Transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the Transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the Transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby, the Parties shall use their reasonable best efforts to resolve any such objections or Actions so as to timely permit consummation of the Transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the Transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective reasonable best efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions contemplated by this Agreement or the Ancillary Documents.
(d)   Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the Transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the Transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.
7.10   Further Assurances.   The Parties shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.
7.11   The Registration Statement.
(a)   Following the date of this Agreement, SPAC, Pubco and the Company shall prepare and, as promptly as practicable after delivery by the Company of the Required Financial Statements pursuant to Section 7.4(a), file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Class A Stock and the Pubco Warrants to be issued under this Agreement to the holders of SPAC Securities and to Company Holders at the Effective Time, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC Shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with the SPAC Memorandum and Articles and the IPO Prospectus to have their SPAC Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC Shareholders to vote, at an extraordinary general meeting of SPAC Shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as an ordinary resolution, the adoption and approval of this Agreement and the Transactions as a Business Combination, (ii) as a special resolution, the approval of the SPAC Merger, (iii) the adoption and approval of a new equity incentive plan for Pubco in a form mutually satisfactory to SPAC and the Company (the “Incentive Plan”), and which will provide for awards for a number of shares of Pubco Class A Stock equal to ten percent (10%) of the aggregate number of shares of Pubco Class A Stock issued and outstanding immediately after the Closing (after giving effect to the Redemption) and shall include a customary evergreen provision, as further set forth in the Incentive Plan, (iv) the adoption and approval of a new employee stock purchase plan, which shall include a customary evergreen provision, (v) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 7.14 hereof and (vi) as an ordinary resolution (or if required by applicable Law or the SPAC Memorandum and Articles, as a special resolution) the adoption and approval of such other matters as the Company, Pubco and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions, (the approvals described in foregoing clauses (i) through (vi), collectively, the “SPAC Shareholder Approval Matters”), (vii) as a special resolution, an amendment to the SPAC Memorandum and Articles, effective immediately prior to the Closing, to remove references to the $5,000,001 net tangible assets requirements set forth in the SPAC Memorandum and Articles (the “NTA Amendment”), and (viii) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC, in each case in accordance with the SPAC Memorandum and Articles, the Cayman Act, the DGCL and the rules and regulations of the SEC and NYSE. If on the date for which the Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the Extraordinary General Meeting in accordance with Section 7.11(d); provided that, in the event of a postponement or adjournment the Extraordinary General Meeting shall be reconvened as promptly as practicable following such time as the matter causing the postponement or adjournment has been resolved and any postponement or adjournment cannot extend more than ten (10) Business Days in the aggregate without the Company’s consent. In connection with the Registration Statement, SPAC, Pubco and the Company will file with the SEC financial and other information about the Transactions in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC Memorandum and Articles, the Cayman Act and the rules and regulations of the SEC and NYSE. SPAC and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide SPAC and Pubco with such information concerning the Target Companies and their respective equityholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be reasonably required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.
(b)   SPAC and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the SPAC Memorandum and Articles, the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of SPAC, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, SPAC, and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC, Pubco and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the SPAC Shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC Memorandum and Articles; provided, that Pubco shall not amend or supplement the Registration Statement without the prior written consent of SPAC and the Company, which consent shall not to be unreasonably withheld, conditioned or delayed.
(c)   SPAC and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. SPAC and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that SPAC, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Company and their respective Representatives a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, including to the extent possible, participation by the Company or their counsel in discussions with the SEC.
(d)   As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC shall set a record date for the Extraordinary General Meeting and distribute the Registration Statement to the SPAC Shareholders and, pursuant thereto, shall call and convene the Extraordinary General Meeting for a date no later than thirty (30) days following the effectiveness of the Registration Statement (the “SEC Approval Date”). SPAC shall, through the SPAC Board, recommend to the SPAC Shareholders the approval of the SPAC Shareholder Approval Matters and include such recommendation in the Proxy Statement, with such changes as may be mutually agreed by the Parties. Subject to their duties under Cayman Islands law, the SPAC Board shall not change, withdraw, withhold, qualify or modify its recommendation to the SPAC Shareholders that they vote in favor of the SPAC Shareholder Approval Matters (a “Modification in Recommendation”).
(e)   If the SPAC Shareholders approve the NTA Amendment at the Extraordinary General Meeting, then promptly after the Extraordinary General Meeting and prior to the Closing, SPAC shall amend the SPAC Memorandum and Articles in accordance with the amendments contemplated by the NTA Amendment.
(f)   SPAC shall comply with all applicable Laws, any applicable rules and regulations of NYSE, the SPAC Memorandum and Articles and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the setting of the record date for, and the calling and holding of, the Extraordinary General Meeting and the Redemption.
7.12   Public Announcements.
(a)   The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the Transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC, Pubco and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance; provided that nothing shall prevent the Parties from issuing any press releases or making any public announcements about the Transactions containing information that has already been made public by the Parties.
(b)   The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, SPAC shall file a Current Report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing, provided that SPAC provides the Company with a reasonable period of time to complete such review, comment and approval prior thereto. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a Current Report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the SPAC Representative and Seller Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the Transactions contemplated hereby. Furthermore, nothing contained in this Section 7.12 shall prevent SPAC, Pubco and the Company from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Parties in accordance with this Section 7.12.
7.13   Confidential Information.
(a)   Each of Company, Pubco, the Merger Subs and Seller Representative each hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, Pubco, the Merger Subs and the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 7.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 7.13(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such SPAC Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, the Company, Pubco, the Merger Subs and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at the Company’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company, Pubco, the Merger Subs and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any SPAC Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC, the SPAC Representative and their respective Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by the Federal Securities Laws.
(b)   Each of SPAC and SPAC Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC or the SPAC Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article IX, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the their sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waive compliance with this Section 7.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded to such Company Confidential Information. In the event that this Agreement is terminated and the Transactions contemplated hereby are not consummated, SPAC shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that SPAC and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, SPAC and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.
7.14   Post-Closing Pubco Board of Directors and Executive Officers.
(a)   The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) persons, including (i) three (3) persons who are designated, prior to the Closing, by the Company according to the terms of the Governance Term Sheet, a majority of whom shall be required to qualify as an independent director under NYSE rules, (ii) one (1) person who is designated, prior to the Closing, by SPAC (the “SPAC Director”), and (iii) the chief executive officer of Pubco.

At the Closing, Pubco will provide each member of the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, Pubco, SPAC and the Company.
(b)   The Parties shall take all action necessary, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).
(c)   The Parties shall take all action necessary so that immediately after the Closing, the SPAC Director is a member of the audit committee and compensation committee of the Post-Closing Pubco Board.
7.15   Indemnification of Directors and Officers; Tail Insurance.
(a)   The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC, the Company, Pubco or the Merger Subs (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and SPAC, the Company, Pubco or the Merger Subs, in each case as in effect on the date of this Agreement, shall survive the Closing and shall continue in full force and effect from and after the Effective Time in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco (i) shall cause the Organizational Documents of Pubco, SPAC and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of SPAC, the Company, Pubco and the Merger Subs to the extent permitted by applicable Law and (ii) shall perform and discharge, or cause to be discharged, all obligations to provide such indemnity, exculpation and advancement of expenses during such six (6) year period. The provisions of this Section 7.15(a) shall survive the Closing indefinitely and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives. The provisions of this Section 7.15(a) shall be binding, jointly and severally, on Pubco and all its successors and assigns. In the event that Pubco or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Pubco shall ensure that proper provision shall be made so that the successors and assigns of Pubco shall assume or succeed to the obligations set forth in this Section 7.15(a).
(b)   Prior to the Effective Time, SPAC shall obtain and Pubco shall fully pay the premium for a “tail” insurance policy under SPAC’s existing insurance policy for the benefit of SPAC’s directors and officers that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”), on terms substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing coverage (or, if substantially equivalent insurance coverage is unavailable, the best available coverage), except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of two hundred (200%) of the aggregate annual premium currently payable by SPAC with respect to such current policy; provided, that, if the annual premium of such insurance coverage exceeds such amount, SPAC shall be obligated to obtain a “tail” insurance policy with the greatest coverage available for a cost not exceeding such amount from insurance carriers with the same or better credit rating as SPAC’s current insurance provider. Pubco and its Subsidiaries shall, for a period of six (6) years after the Effective Time, maintain the D&O Tail Insurance in effect and shall continue to honor the obligations thereunder and timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance after the Closing.
7.16   Use of Proceeds.
(a)   Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC shall (i) cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) cause the Trustee to, and the Trustee shall thereupon be obligated to, (x) pay as and when due all amounts payable to former SPAC Shareholders pursuant to the Redemption and (y) pay all remaining amounts, less the fees and costs incurred by the Trustee in accordance with the Trust Agreement, then available in the Trust Account in accordance with Section 7.16(b).
(b)   The Parties agree that, at the Closing, upon satisfaction or waiver of the conditions set forth in Article VIII, the funds in the Trust Account (after taking into account payments for the Redemption) and the net proceeds of the Transaction Financing shall be used to pay or reimburse (i) first, the Expenses pursuant to and in accordance with Section 11.5, (ii) second, any premiums for the D&O Tail Insurance and (iii) third, amounts used to purchase Bitcoin to be held by Pubco. Any remaining cash in the Trust Account and remaining net proceeds of the Transaction Financing shall be disbursed to the Company or Pubco and used for working capital and general corporate purposes.
7.17   Delisting and Deregistration.   The Parties shall take all actions necessary or reasonably requested by another Party to cause the SPAC Public Units, SPAC Class A Ordinary Shares and SPAC Public Warrants to be delisted from NYSE (or be succeeded by the shares of Pubco Class A Stock and Pubco Public Warrants, respectively) and to terminate the SPAC’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Pubco) as of the Closing Date.
7.18   Pubco A&R Organizational Documents.   At or prior to the Closing, Pubco shall amend and restate the Pubco Organizational Documents (the “Pubco A&R Organizational Documents”) to incorporate the terms of the Governance Term Sheet and otherwise on terms that are satisfactory to the Company and SPAC, each acting reasonably.
7.19   Amendment and Restatement of Founder Registration Rights Agreement.   SPAC, Pubco and the Company shall amend and restate the Founder Registration Rights Agreement, effective as of the Closing, substantially in the form of the Amended and Restated Registration Rights Agreement.
7.20   Financing Transactions.
(a)   Pubco shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Financing Agreements on the terms and conditions described therein, including maintaining in effect the Financing Agreements, and exercising its right to specifically enforce the Financing Agreements pursuant to the terms thereof.
(b)   The Company shall use reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Preferred Equity Investment Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Preferred Equity Investment Subscription Agreements, and exercising its right to specifically enforce the Preferred Equity Investment Subscription Agreements pursuant to the terms thereof.
7.21   Transaction Financing.
(a)   Without limiting anything to the contrary contained herein, during the Interim Period, SPAC, the Company and Pubco may, but shall not be required to, enter into additional financing agreements (any such agreements, the “Additional Financing Agreements” and, together with the Preferred Equity Investment Subscription Agreements and the SEPA Documents, the “Financing Agreements”) on such terms and structuring (whether structured as a private placement of common equity, convertible preferred equity, convertible debt or other securities convertible into or that have the right to acquire common equity, as Trust Account non-redemption or backstop arrangements or a committed equity line facility or otherwise), and using such strategy, placement agents and approach, as SPAC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (collectively, the “Additional Financing Transactions” and, together with the Initial Financing Transactions, the “Transaction Financing”).
(b)   SPAC, the Company and Pubco shall, and shall cause their respective Representatives to, reasonably cooperate with the others in connection with such Additional Financing Agreements

(including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Company and SPAC (each of which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company, Pubco or SPAC, during the Interim Period, SPAC, the Company and Pubco shall not (i) reduce the committed investment amount to be received by SPAC, Pubco or the Company under any Financing Agreement or reduce or impair the rights of SPAC, the Company or Pubco under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC, Pubco and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.
7.22   Transfer Taxes.   All transfer, documentary, sales, use, stamp, registration, excise, recording, registration, VAT and other such similar Taxes (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the Transactions (“Transfer Taxes”) (excluding, for the avoidance of doubt, the Redemption) shall be borne and paid by Pubco following the Effective Time. The Parties shall reasonably cooperate to minimize or reduce any Transfer Taxes to the extent permitted under applicable law. The Parties shall cooperate to file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company and SPAC shall join in the execution of any such Tax Returns.
7.23   Warrant Agreement.   Immediately prior to the Effective Time, Pubco, SPAC, and Trustee shall enter into an assignment and assumption agreement pursuant to which SPAC will assign to Pubco all of its rights, interests, and obligations in and under the SPAC Warrants and the terms and conditions of the SPAC Warrants shall be amended and restated (the ”Amended and Restated Public Warrant Agreement”) to, among other things, reflect the assumption of the SPAC Public Warrants by the Company as set forth in Section 2.9(b)(iii).
7.24   Bitcoin Acquisition.
(a)   Within fifteen (15) days following delivery by the Company to Galaxy of the Preferred Equity Investment Gross Cash Proceeds pursuant to the Preferred Equity Investment, the Company shall instruct Galaxy to purchase the Initial Purchased Bitcoin which shall be placed into a custodial account with Anchorage Digital Bank, N.A serving as the custodian (the “Custodian”). Within two (2) days following the date upon which all of the Initial Purchased Bitcoin has been purchased, the Company shall deliver to SPAC, a trade confirmation (the “Trade Confirmation”) from the Custodian setting forth the time weighted average price for the period of time during which the Bitcoin Acquisition occurred.
(b)   At the Closing, the Initial Purchased Bitcoin shall be contributed to Pubco, and the Initial Purchased Bitcoin shall be placed in a custodial account for the benefit of Pubco with a custodian to be mutually agreed upon prior to the Closing by SPAC and the Company.
7.25   Shared Services Agreement.   At the Closing, the Company and Pubco shall enter into the Shared Services Agreement with PCM, substantially in the form set forth on Exhibit I.
7.26   Policy Relating to Business and Strategic Purpose.   At the Closing, Pubco shall adopt the Policy Relating to Business and Strategic Purpose, substantially in the form set forth on Exhibit G.
ARTICLE VIII
CLOSING CONDITIONS
8.1   Conditions to Each Party’s Obligations.   The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a)   Required Shareholder Approval.   The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the SPAC Memorandum and Articles, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).
(b)   No Law or Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the Transactions.
(c)   Registration Statement.   The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.
(d)   Requisite Regulatory Approvals.   All Consents required to be obtained from or made with any Governmental Authority listed on Schedule 8.1(d) (collectively, “Regulatory Approvals”), in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.
(e)   NYSE Listing.   The shares of Pubco Class A Stock and the Pubco Public Warrants shall have been approved for listing on Nasdaq or NYSE, subject only to notice of issuance.
8.2   Conditions to Obligations of the Company, Pubco and the Merger Subs.   In addition to the conditions specified in Section 8.1, the obligations of the Company, Pubco and the Merger Subs to consummate the Transactions are subject to the satisfaction or written waiver by the Company of the following conditions:
(a)   Representations and Warranties.
(i)   The SPAC Fundamental Representations (other than Section 4.5(a)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those SPAC Fundamental Representations that address matters only as of a particular date (which SPAC Fundamental Representations shall have been true and correct in all material respects as of such date).
(ii)   The representations and warranties of SPAC contained in Section 4.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).
(iii)   Each of the representations and warranties of SPAC contained in this Agreement (other than the SPAC Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (x) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (y) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.
(b)   Agreements and Covenants.   SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   No Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.
(d)   Sponsor Support Agreement.   Each of the covenants of the Sponsor required under the Sponsor Support Agreement to be performed as of or prior to the Closing shall have been performed in all material respects.

(e)   Certain Ancillary Agreements.   The Employment Agreement and the Sponsor Letter Agreement shall be in full force and effect as of the Closing.
(f)   SPAC Conversion.   The Conversion shall have been consummated in accordance with Section 2.7.
(g)   Net Cash Proceeds.   Upon the Closing, the net cash and cash equivalents delivered to Pubco in connection with the Transactions (after giving effect to the completion and payment of the Redemption and payment of SPAC Expenses and Company Expenses) including (i) funds remaining in the Trust Account and (ii) net proceeds of the Transaction Financing, shall equal or exceed Twenty-Five Million Dollars ($25,000,000).
8.3   Conditions to Obligations of SPAC.   In addition to the conditions specified in Section 8.1, the obligations of SPAC to consummate the Transactions are subject to the satisfaction or written waiver by SPAC of the following conditions:
(a)   Representations and Warranties.
(i)   The Company Fundamental Representations (other than Section 6.3(a)) and the Pubco and Merger Subs Fundamental Representations (other than Section 5.5(a)) shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for those Company Fundamental Representations or Pubco and Merger Subs Fundamental Representations that address matters only as of a particular date (which Company Fundamental Representations and Pubco and Merger Subs Fundamental Representations shall have been true and correct in all material respects as of such date).
(ii)   The representations and warranties of the Company, Pubco, the Merger Subs contained in Section 6.3(a) and Section 5.5(a) shall be true and correct in all but de minimis respects as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct in all but de minimis respects as of such date).
(iii)   Each of the representations and warranties of the Company, Pubco and Merger Subs (other than the Company Fundamental Representations and Pubco and Merger Subs Fundamental Representations) shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (a) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been true and correct as of such date) and (b) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or Pubco.
(b)   Agreements and Covenants.   Each of the Company, Pubco and the Seller Representative shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.
(c)   Material Adverse Effect.   No Material Adverse Effect shall have occurred with respect to the Company or Pubco since the date of this Agreement.
(d)   Certain Ancillary Agreement.   The Employment Agreement and the Sponsor Letter Agreement shall be in full force and effect as of the Closing.
8.4   Frustration of Conditions.   Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, Pubco or the Merger Subs) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX
TERMINATION AND EXPENSES
9.1   Termination.   This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:
(a)   by mutual written consent of SPAC and the Company;
(b)   by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by the date that is nine (9) months from the date of this Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;
(c)   by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;
(d)   by written notice by the Company to SPAC, if (i) there has been a material breach by SPAC or the SPAC Representative of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) five (5) Business Days prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if at such time the Company, Pubco, the Merger Subs or the Seller Representative is in material uncured breach of this Agreement;
(e)   by written notice by the Company to SPAC within ten (10) Business Days after there has been a Modification in Recommendation;
(f)   by written notice by SPAC to the Company, if (i) there has been a breach by the Company, Pubco, the Merger Subs or the Seller Representative of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) five (5) Business Days prior to the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 9.1(f) if at such time SPAC or SPAC Representative is in material uncured breach of this Agreement; or
(g)   without prejudice to SPAC’s obligations under Section 7.11(d), by written notice by either SPAC or the Company to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC Shareholders have duly voted, and the Required Shareholder Approval was not obtained.
9.2   Effect of Termination.   This Agreement may only be terminated in the circumstances described in Section 9.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 9.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 7.12, 7.13, 10.1, Article XI and this Section 9.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Willful Breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 10.1). Without limiting the foregoing, and except as provided in Section 11.5 and this Section 9.2 (but subject to Section 10.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.8), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the Transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 9.1.
ARTICLE X
WAIVERS AND RELEASES
10.1   Waiver of Claims Against Trust.   Each of the Company, Pubco and the Merger Subs hereby represents and warrants that it has read the IPO Prospectus and understands that SPAC has established the Trust Account containing the proceeds of the IPO, from certain private placements occurring simultaneously with the IPO for the benefit of the holders of the SPAC Class A Ordinary Shares issued and sold in the IPO (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Ordinary Shares in connection with the consummation of its initial Business Combination or in connection with an amendment to the SPAC Memorandum and Articles to extend SPAC’s deadline to consummate a Business Combination, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, subject to further extension by amendment to the SPAC Memorandum and Articles, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes and up to $100,000 in dissolution expenses, and (d) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Pubco and the Merger Subs hereby agree on behalf of themselves and their Affiliates, notwithstanding anything to the contrary in this Agreement, that none of the Company, Pubco and the Merger Subs nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, Pubco and the Merger Subs on behalf of themselves and their respective Affiliates hereby irrevocably waive any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements hereunder and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company, Pubco and the Merger Subs each agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC to induce SPAC to enter in this Agreement, and the Company, Pubco, and the Merger Subs each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company, Pubco or either Merger Sub or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against the Trust Account, each such Party hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy with respect to monetary relief shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Nothing in this

Section 10.1 shall amend, limit, alter, change, supersede or otherwise modify the right of the Company, Pubco and the Merger Subs to (a) bring any action or actions for specific performance, injunctive and/or other equitable relief or (b) bring or seek a claim for damages against SPAC, or any of its successors or assigns, for any breach of this Agreement (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account). This Section 10.1 shall survive termination of this Agreement for any reason.
10.2   Release and Covenant Not to Sue.   Effective as of the Closing, to the fullest extent permitted by applicable Law, each Company Holder, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Company Holder (the “Releasing Persons”), hereby releases and discharges the Company, SPAC, Pubco and the Merger Subs from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against such Parties arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against any of the Parties or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any Party pursuant to this Agreement or any Ancillary Document.
ARTICLE XI
MISCELLANEOUS
11.1   Survival.   Except as otherwise contemplated by Section 9.2 (Effect of Termination) and except in the case of any claim, action or liability against a party in respect of such Party’s Fraud, (a) the representations and warranties of the Parties contained in this Agreement (other than those representations and warranties set forth in Sections 4.19 (No Other Representations), 5.11 (No Other Representations), and 6.25 (No Other Representations)) or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against any of the Parties or their respective Representatives with respect thereto and (b) the covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), including, for the avoidance of doubt, Section 2.16 (Withholding), Section 7.15 (Indemnification of Directors and Officers; Tail Insurance), Section 10.1 (Waiver of Claims Against Trust) and this Article XI.
11.2   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile, email or other electronic means, with affirmative confirmation of receipt (excluding out-of-office replies or other automatically generated responses), (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to SPAC, Pubco, or the Merger Subs at or prior to the Closing, to:
SilverBox Corp IV
8701 Bee Cave Road
East Building, Suite 310
Austin, TX 78746
Attn: Dan Esters
Email: de@sbcap.com

with a copy (which will not constitute notice) to:
Paul Hastings LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attn: Jonathan Ko; Joseph C. Swanson; Andrew Goodman
Email: jonathanko@paulhastings.com; jswanson@paulhastings.com;
andrewgoodman@paulhastings.com
If to SPAC Representative, to:
SilverBox Sponsor IV LLC
8701 Bee Cave Road
East Building, Suite 310
Austin, TX 78746
Attn: Dan Esters
Email: de@sbcap.com
with a copy (which will not constitute notice) to:
Paul Hastings LLP
515 South Flower Street, 25th Floor
Los Angeles, CA 90071
Attn: Jonathan Ko; Joseph C. Swanson; Andrew Goodman
Email: jonathanko@paulhastings.com; jswanson@paulhastings.com;
andrewgoodman@paulhastings.com
If to the Company at, prior to or after the Closing or to Pubco or SPAC after the Closing, to:
135 W. 50th Street
Suite 200
New York, New York 10020
Attn: Edward Chin
Email: ed@parataxis.io
with a copy (which will not constitute notice) to:
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Meredith Laitner, Esq.; Trevor Okomba
Email: mlaitner@egsllp.com; tokomba@egsllp.com
If to Seller Representative, to:
135 W. 50th Street
Suite 200
New York, New York 10020
Attn: Edward Chin
Email: ed@parataxis.io
with a copy (which will not constitute notice) to:
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Meredith Laitner, Esq.; Trevor Okomba
Email: mlaitner@egsllp.com; tokomba@egsllp.com
11.3   Binding Effect; Assignment.   This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Other than with respect to the Mergers, this Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of (i) in the case of the Company, SPAC (and after the Closing, the SPAC Representative) or (ii) in the case of SPAC, Pubco and the Merger Subs, the Company (and after the Closing, the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.
11.4   Third Parties.   Nothing contained in this Agreement or in any Ancillary Document shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or party thereto or a successor or permitted assign of such a Party; provided, however, that (a) in the event that the Closing occurs, the D&O Indemnified Persons are intended third-party beneficiaries of Section 7.14(a) and (b) the past, present or future directors, officers, agents, employees, equityholders or other Representatives, Affiliates, successors or assignees of any Party, are intended third-party beneficiaries of, and may enforce, Section 11.1 and Section 11.17.
11.5   Fees and Expenses.
(a)   Subject to Sections 10.1 and 11.5(a), all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring such Expenses, provided that, if the Closing shall occur, Pubco shall reimburse or pay or cause to be reimbursed or paid, at or promptly following Closing, by wire transfer of immediately available funds, all Expenses; provided, that SPAC Expenses shall not exceed $7,000,000 in the aggregate (excluding SPAC Expenses relating to deferred underwriting fees, investment banking and financial advisory services, capital markets advisory services, placement agent services and reimbursable expenses in respect of any of the foregoing services, and any original issue discount, upfront fees or similar fees with respect to any Financing Transactions). For the avoidance of doubt, any payments to be made (or to cause to be made) by Pubco pursuant to this Section 11.5 shall be paid upon consummation of the Transactions and release of proceeds from the Trust Account.
(b)   Notwithstanding the terms of Section 11.5(a) regardless of whether the Closing occurs, SPAC shall bear any and all fees, costs and expenses paid or payable by any Party or any of its Affiliates as a result of or in connection with or arising from (i) filing the Registration Statement with the SEC, and (ii) submitting to NYSE a listing application for the shares of Pubco Class A Stock (including any filing fees arising therefrom).
11.6   Governing Law; Jurisdiction.   This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof, provided that matters that as a matter of the laws of the Cayman Islands are required to be governed by the laws of the Cayman Islands (including, without limitation, in respect of the internal affairs of the Conversion and the duties that may apply to the directors and officers of the Parties) shall be governed by and construed in accordance with, the laws of the Cayman Islands, without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands to such matters. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Courts. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 11.2. Nothing in this Section 11.6 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

11.7   WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.7.
11.8   Specific Performance.   Each Party acknowledges that the rights of each Party to consummate the Transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have an adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.
11.9   Severability.   In case any provision in this Agreement shall be held invalid, illegal or unenforceable by any court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.
11.10   Amendment.   Subject to the provisions of applicable Law, this Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of SPAC, Pubco, the Merger Subs, the Company, the SPAC Representative and the Seller Representative.
11.11   Waiver.   Each of SPAC, the Company and Pubco on behalf of itself and its Affiliates, the SPAC Representative on behalf of itself and SPAC to the extent provided in this Agreement, and the Seller Representative on behalf of itself and the Company Holders to the extent provided in this Agreement, may in its sole discretion (a) extend the time for the performance of any obligation or other act of any other non-Affiliated Party, (b) waive any inaccuracy in the representations and warranties by any other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (c) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the SPAC Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement by Pubco or SPAC after the Closing shall also require the prior written consent of the SPAC Representative.
11.12   Entire Agreement.   This Agreement and the documents or instruments referred to herein, including any Exhibits, Annexes and Schedules, which Exhibits, Annexes and Schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.
11.13   Counterparts.   This Agreement may be executed and delivered (including by facsimile, email or other electronic means or transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.
11.14   SPAC Representative.
(a)   SPAC, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Silverbox Sponsor IV LLC, in the capacity as the SPAC Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to whether Earnout Shares are to be issued under Section 2.13; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the SPAC Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “SPAC Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any SPAC Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the SPAC Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the SPAC Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (vi) otherwise enforcing the rights and obligations of any such Persons under any SPAC Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the SPAC Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of SPAC Securities (other than the Company Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by the SPAC Representative, including any agreement between the SPAC Representative and the Seller Representative, shall be binding upon SPAC and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.14 are irrevocable and coupled with an interest. The SPAC Representative hereby accepts its appointment and authorization as the SPAC Representative under this Agreement.
(b)   The SPAC Representative shall not be liable for any act done or omitted under any SPAC Representative Document as the SPAC Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. SPAC shall indemnify, defend and hold harmless the SPAC Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the SPAC Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the SPAC Representative’s duties under any SPAC Representative Document, including the reasonable fees and expenses of any legal counsel retained by the SPAC Representative. In no event shall the SPAC Representative in such capacity be liable under or in connection with any SPAC Representative Document for any indirect, punitive, special or consequential damages. The SPAC Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the SPAC Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the SPAC Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the SPAC, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the SPAC Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the SPAC Representative under this Section 11.8 shall survive the Closing and continue indefinitely.
(c)   The Person serving as the SPAC Representative may resign upon ten (10) days’ prior written notice to Pubco, SPAC and the Seller Representative, provided, that the SPAC Representative appoints in writing a replacement SPAC Representative. Each successor SPAC Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original SPAC Representative, and the term “SPAC Representative” as used herein shall be deemed to include any such successor SPAC Representatives.
11.15   Seller Representative.
(a)   Each Company Holder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Edward Chin, in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to whether Earnout Shares are to be issued under Section 2.13; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Holders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Holders unless otherwise agreed by each Company Holder who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Holders under this Agreement and to distribute the same to the Company Holders in accordance with their pro rata share; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the SPAC Representative, shall be binding upon each Company Holder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 11.8 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.
(b)   Any other Person, including the SPAC Representative, Pubco, SPAC and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Holders under any Seller Representative Documents. The SPAC Representative, Pubco, SPAC and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any disputes with respect to Section 2.13, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Holder shall have any cause of action against the SPAC Representative, SPAC, the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. None of the SPAC Representative, Pubco, SPAC, or the Company shall have any Liability to any Company Holder for any allocation or distribution among the Company Holders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Holder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Holder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Holder with respect thereto. All notices or other communications required to be made or delivered by a Company Holder shall be made by the Seller Representative (except for a notice under Section 11.2 of the replacement of the Seller Representative).
(c)   The Seller Representative will act for the Company Holders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Holders, but the Seller Representative will not be responsible to the Company Holders for any Losses that any Company Holder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Holders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Holders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 11.8 shall survive the Closing and continue indefinitely.
(d)   If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Holders, then the Company Holders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Holders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the SPAC Representative, Pubco and SPAC in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.
11.16   Legal Representation.
(a)   The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to Closing, jointly represented Pubco, the Merger Subs and the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and may have also represented Pubco, the Merger Subs and the Company and/or their respective Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent Pubco, the Merger Subs and the Company or their respective Affiliates in connection with matters in which such Persons are adverse to any other party to the

Agreement, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Pubco, the Company and the Merger Subs shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong to each such respective party, shall be controlled thereby and shall not pass to or be claimed by any other party; provided, further, that nothing contained herein shall be deemed to be a waiver by any party or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
(b)   The Parties agree that, notwithstanding the fact that Paul Hastings LLP (“Paul Hastings”) may have, prior to Closing, jointly represented SPAC and Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC and its Affiliates in connection with matters other than the Transactions that are the subject of this Agreement, Paul Hastings will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco and the Merger Subs, who are or have the right to be represented by independent counsel in connection with the Transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with Paul Hastings’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Merger Subs, SPAC or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Paul Hastings of Sponsor, SPAC or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor shall be deemed the client of Paul Hastings with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Pubco or SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, SPAC or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.
11.17   No Recourse.   Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that, no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a Party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee, equityholder or other Representative or any Affiliate or successor or assignee thereof that is not a Party (collectively, the “Non-Recourse Parties”), as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligation or liability of a Party under this Agreement or Person party to such Ancillary Document under any Ancillary Document for any claim based on, in respect of or by reason of such obligations or liabilities or their creation.
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IN WITNESS WHEREOF, each Party has caused this Business Combination Agreement to be signed and delivered by its respective duly authorized signatory as of the date first written above.
SPAC:
SILVERBOX CORP IV
By:
/s/ Stephen M. Kadenacy

Name: Stephen M. Kadenacy
Title:  Chief Executive Officer
The SPAC Representative:
SILVERBOX SPONSOR IV LLC, solely in the capacity as the SPAC Representative hereunder
By:
/s/ Stephen M. Kadenacy

Name: Stephen M. Kadenacy
Title:   Co-Managing Member

Pubco:
PARATAXIS HOLDINGS INC.
By:
/s/ Edward Chin

Name: Edward Chin
Title:
President, Chief Financial Officer, Secretary and Treasurer

SPAC Merger Sub:
PTX MERGER SUB I INC.
By:
/s/ Edward Chin

Name: Edward Chin
Title:   President, Secretary and Treasurer
Company Merger Sub:
PTX MERGER SUB II LLC
By:
/s/ Edward Chin

Name: Edward Chin
Title:   Managing Member
The Company:
PARATAXIS HOLDINGS LLC
By:
/s/ Edward Chin

Name: Edward Chin
Title:   Manager
The Seller Representative:
EDWARD CHIN, solely in the capacity as the Seller Representative hereunder
By:
/s/ Edward Chin

Name: Edward Chin

ANNEX B
FORM OF
FIRST AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PARATAXIS HOLDINGS INC.
Parataxis Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:
1.   The Corporation is duly incorporated and validly existing as a corporation under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”) under the name Parataxis Holdings Inc.
2.   The Corporation was first formed on June 3, 2025 (the “Incorporation Date”) and the original certificate of incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware.
3.   This First Amended and Restated Certificate of Incorporation, having been duly adopted in accordance with Sections 228, 242 and 245 of the DGCL, amends and restates the Original Certificate of Incorporation and shall be effective as of [•], 2025 (the “Effective Date”).
4.   The Original Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:
Article I
NAME
Section 1.1   Name.   The name of the Corporation is Parataxis Holdings Inc. (the “Corporation”).
Article II
REGISTERED AGENT
Section 2.1   Address.   The registered office of the Corporation in the State of Delaware is 108 W. 13th Street, Suite 100, Wilmington, Delaware 19801; and the name of the Corporation’s registered agent at such address is Vcorp Agent Services, Inc.
Article III
PURPOSE
Section 3.1   Purpose.   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
Article IV
CAPITALIZATION
Section 4.1   Authorized Capital Stock; Rights and Options.
(a)   The total number of shares of all classes of stock that the Corporation is authorized to issue is 2,610,000,000 shares, consisting of: (i) 100,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”); (ii) 2,500,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) and (iii) 10,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C Common Stock” and together with the Class A Common Stock, the “Common Stock”).
(b)   The number of authorized shares of any of the Preferred Stock, Class A Common Stock or Class C Common Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no separate class vote of the holders of any of the Preferred Stock, Class A Common Stock or the Class C Common Stock shall be required therefor, except as otherwise expressly provided in this Certificate of Incorporation (including pursuant to any certificate of designation relating to any series of Preferred Stock).
(c)   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board”). The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options. Notwithstanding the foregoing, the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock a number of shares of the class of capital stock issuable pursuant to any such rights, warrants and options outstanding from time to time.
Section 4.2   Preferred Stock.
(a)   The Board is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
(b)   Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to such series).
Section 4.3   Common Stock.   The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock and the Class C Common Stock are as follows:
(a)   Voting Rights.
(i)   Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class A Common Stock as a separate class are entitled to vote.
(ii)   Except as otherwise expressly provided in this Certificate of Incorporation or as provided by law, each holder of record of Class C Common Stock, as such, shall, prior to the Sunset Time, be entitled to the C Voting Power for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally, including the election or removal of directors, or holders of Class C Common Stock as a separate class are entitled to vote.
(iii)   Except as otherwise expressly provided in this Certificate of Incorporation or required by applicable law, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.
(iv)   Notwithstanding the foregoing provisions of this Section 4.3(a), to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power under this

Certificate of Incorporation with respect to, and shall not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or under the DGCL. The foregoing provisions of this clause (iv) shall not limit any voting power granted to holders of Common Stock or any class thereof in the terms of such Preferred Stock.
(b)   Dividends and Distributions.
(i)   Class A Common Stock.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class A Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.
(ii)   Class C Common Stock.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class C Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class C Common Stock shall be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.
(iii)   Notwithstanding anything to the contrary in the preceding subsections (i)-(ii), dividends may be declared on any one class of Common Stock payable in additional shares of such class if, substantially concurrently therewith, like dividends are declared on each other class of Common Stock payable in additional shares of such other class at the same rate per share.
(c)   Liquidation, Dissolution or Winding Up.   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any other class or series of stock having a preference over any Participating Shares as to distributions upon dissolution or liquidation or winding up shall be entitled the remaining assets of the Corporation shall be distributed Ratably to the Participating Shares.
(d)   Splits.   If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise) the number of shares of any class or series of Common Stock into a greater or lesser number of shares, the shares of each other class or series shall be proportionately similarly combined or subdivided. Any adjustment described in this Section 4.3(d) shall become effective at the close of business on the date the combination or subdivision becomes effective.
(e)   No Preemptive or Subscription Rights.   No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.
(f)   Conversion of Class C Common Stock.
(i)   Each share of Class C Common Stock that is Disqualified Stock shall automatically and without further action on the part of the Corporation or any holder of Class C Common Stock be converted at the Determination Time into one fully paid and nonassessable share of Class A Common Stock.

(ii)   Upon the Sunset Time, each share of Class C Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class C Common Stock be converted at such time into one fully paid and nonassessable share of Class A Common Stock.
(iii)   Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class C Common Stock, subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class C Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class C Common Stock, issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class C Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.
(g)   Reservation of Shares.   The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class C Common Stock into shares of Class A Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect conversion of all outstanding shares of Class C Common Stock into shares of Class A Common Stock.
Article V
CERTAIN MATTERS RELATING TO TRANSFERS
Section 5.1   Issuances.   Subject to the DGCL and the other terms of this Certificate of Incorporation, on or following the Incorporation Date, the Corporation may issue from time to time additional shares of Class A Common Stock from the authorized but unissued shares of Class A Common Stock, including as provided in this Certificate of Incorporation. The Corporation shall not issue additional shares of Class C Common Stock, except as provided in this Certificate of Incorporation. In addition to any approval otherwise required by the DGCL and this Certificate of Incorporation, the immediately preceding sentence may only be amended by the affirmative vote of the holders of shares of issued and outstanding Class A Common Stock and Class C Common Stock, voting together as a single class.
Section 5.2   Cancellation.
(a)   Shares of Class C Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class C Common Stock be converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer of such shares of Class C Common Stock, except for a Qualified Transfer. Each outstanding stock certificate that, immediately prior to such conversion, represented one or more shares of Class C Common Stock subject to such conversion will, upon such conversion, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation will, upon the request of any holder whose shares of Class C Common Stock have been converted into shares of Class A Common Stock as a result of such conversion and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class C Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class C Common Stock were converted as a result of such conversion (if such shares are certificated) or, if such shares are uncertificated or the stockholder otherwise consents, register such shares in book-entry form.
(b)   If the Corporation has reason to believe that a Transfer giving rise to a conversion of shares of Class C Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of such shares of Class C Common Stock into Class A Common Stock, and if such holder does not within thirty (30) days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such shares of Class C Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock, as of the date of the Transfer in question and the same will thereupon be registered on the books, records and stock ledger of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of the stockholders is not prohibited at such time under the DGCL or this Certificate of Incorporation), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.
Section 5.3   Certain Restrictions on Transfer.
(a)   No Transfer of any shares of Common Stock or shares of Preferred Stock may be made, except in compliance with applicable federal and state securities laws.
(b)   The Corporation may place customary restrictive legends on the certificates or book entries representing the shares of Common Stock and, if applicable, the shares of Preferred Stock subject to this Section 5.3 and remove such restrictive legends at the time the applicable restrictions under this Section 5.3 are no longer applicable to the shares of Common Stock or shares of Preferred Stock represented by such certificates or book entries. To the extent shares of Common Stock and, if applicable, shares of Preferred Stock subject to this Section 5.3 are uncertificated, the Corporation shall give notice of the restrictions set forth in this Section 5.3 in accordance with the DGCL.
Article VI
BYLAWS
In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Bylaws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of the DGCL, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the Bylaws, or to adopt any provision inconsistent therewith.
Article VII
BOARD OF DIRECTORS
Section 7.1   Board of Directors.
(a)   Board Powers.   Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
(b)   Number, Election and Term.
(i)   Except as otherwise provided for or fixed in any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the whole Board shall be determined from time to time by resolution adopted by the Board.
(ii)   The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Incorporation Date, Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Incorporation Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Incorporation Date. At each annual meeting following the Incorporation Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. The election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is authorized to assign members of the Board already in office at the Incorporation Date to their respective class.
(iii)   Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.
(iv)   Directors of the Corporation need not be elected by written ballot, unless the Bylaws shall so provide.
Section 7.2   Newly-Created Directorships and Vacancies.   Any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.
Section 7.3   Resignation and Removal.   Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Any or all of the directors may be removed only for cause and only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. In case the Board or any one or more directors should be so removed, new directors may be elected in accordance with Section 7.2.
Section 7.4   Quorum.   A quorum for the transaction of business by the directors shall be set forth in the Bylaws.
Article VIII
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING; ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS
Section 8.1   Consent of Stockholders in Lieu of Meeting.   At any time any shares of Class C Common Stock are outstanding, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the Bylaws and applicable law. At any time when there are not any shares of Class C Common Stock outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock or any class of Common Stock, voting separately as a class or series or separately as a class with one or more other such series or classes, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock or in this Certificate of Incorporation with respect to such class of Common Stock.
Section 8.2   Meetings of Stockholders.   Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board or as otherwise expressly provided in the Bylaws. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.
Article IX
LIMITED LIABILITY; INDEMNIFICATION
Section 9.1   Limited Liability of Directors.   To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, as applicable, of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to, such repeal or modification. For purposes of this Article IX, “officer” shall mean only a person who, at the time of an act or omission as to which liability is asserted, falls within the meaning of the term “officer,” as defined in Section 102(b)(7) of the DGCL.
Section 9.2   Indemnification and Advancement of Expenses.
(a)   To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each Person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Section 9.2, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, member, manager, officer, employee or agent, or in any other capacity while serving as a director, member, manager, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition. Notwithstanding the foregoing, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.
(b)   The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 9.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Certificate of Incorporation, the Bylaws, insurance, an agreement, vote of stockholders or disinterested directors, or otherwise.
(c)   Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)   This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to Persons other than Indemnitees.
(e)   The Corporation shall purchase and maintain insurance (or be named insured on the insurance policy of an affiliate), on behalf of the Indemnitees and such other Persons as the Board shall determine, in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Certificate of Incorporation.
Article X
DGCL SECTION 203
The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.
Article XI
CORPORATE OPPORTUNITIES
(a)   Except with respect to any corporate opportunity expressly offered or presented to any Indemnitee or holder of Class C Common Stock (each, a “Specified Person”) solely in his or her capacity as a director or officer of, through his or her service to, or pursuant to a contract with, the Corporation and its Subsidiaries (an “Excluded Opportunity”), to the fullest extent permitted by applicable law, each Specified Person shall have the right to engage in businesses of every type and description and other activities for profit, and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Corporation or any of its Subsidiaries, independently or with others, including business interests and activities in direct competition with the business and activities of the Corporation or any of its Subsidiaries, with no obligation to offer the Corporation or any of its Subsidiaries the right to participate therein. Nothing in this Certificate of Incorporation, including (without limitation) the foregoing sentence, shall be deemed to supersede any other agreement to which a Specified Person may be a party or the rights of any other party thereto restricting such Specified Person’s ability to have certain business interests or engage in certain business activities or ventures. To the fullest extent permitted by applicable law, but subject to the immediately preceding sentence, neither the Corporation nor any of its Subsidiaries shall have any rights in any business interests, activities or ventures of any Specified Person that are not Excluded Opportunities, and the Corporation hereby waives and renounces any interest or expectancy therein.
(b)   To the fullest extent permitted by applicable law, but without limiting any separate agreement to which a Specified Person may be party with the Corporation or any of its Subsidiaries, and except with respect to any Excluded Opportunities, (i) the engagement in competitive activities by any Specified Person in accordance with the provisions of this Article XI is hereby deemed approved by the Corporation, all stockholders and all Persons acquiring an interest in the stock of the Corporation, (ii) it shall not be a breach of any Specified Person’s duties or any other obligation of any type whatsoever of any Specified Person if a Specified Person engages in, or directs to another Person, any such business interests or activities in preference to or to the exclusion of the Corporation or any of its Subsidiaries, and (iii) no Specified Person shall be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Specified Person pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person, or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

(c)   In addition to and without limiting the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation or any of its Subsidiaries if it is a business opportunity that (i) the Corporation and its Subsidiaries are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the business of the Corporation and its Subsidiaries or is of no practical advantage to the Corporation and its Subsidiaries, (iii) is one in which the Corporation and its Subsidiaries have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a Specified Person or an Affiliate of a Specified Person (other than the Corporation or any of its Subsidiaries) over which such Specified Person has no direct or indirect influence or control, including, but not limited to, a blind trust. To the fullest extent permitted by applicable law, but without limiting any separate agreement to which a Specified Person may be party with the Corporation or any of its Subsidiaries, no Specified Person shall (x) have any duty to present business opportunities that are not Excluded Opportunities to the Corporation or any of its Subsidiaries or (y) be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Specified Person pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.
(d)   For avoidance of doubt, the foregoing paragraphs of this Article XI are intended to renounce with respect to the Specified Persons, to the fullest extent permitted by Section 122(17) of the DGCL, any interest or expectancy of the Corporation or any of its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are not Excluded Opportunities, and this Article XI shall be construed to effect such renunciation to the fullest extent permitted by the DGCL.
(e)   Any Specified Person may, directly or indirectly, (i) acquire stock of the Corporation, and options, rights, warrants and appreciation rights relating to stock of the Corporation and (ii) except as otherwise expressly provided in this Certificate of Incorporation, exercise all rights of a stockholder of the Corporation relating to such stock, options, rights, warrants and appreciation rights.
(f)   To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.
Article XII
SEVERABILITY
If any provision of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.
Article XIII
FORUM
(a)   Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim arising under any provision of the DGCL, this Certificate of Incorporation or the Bylaws (as any of the foregoing may be amended from time to time) or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery. Notwithstanding the foregoing, in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the

Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.
(b)   Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended (and as may be further amended from time to time).
(c)   Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.
(d)   To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.
Article XIV
AMENDMENTS
Except as otherwise expressly provided in this Certificate of Incorporation, in addition to any separate vote of any class or series of capital stock of the Corporation required under the DGCL, this Certificate of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Article XV
DEFINITIONS
Section 15.1   Definitions.   As used in this Certificate of Incorporation, the following terms have the following meanings, unless clearly indicated to the contrary:
(a)   “501(c) Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the Internal Revenue Code (or any successor provision thereto).
(b)   “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise. Notwithstanding the foregoing, no private fund (or similar vehicle) or business development company, or any other accounts, funds, vehicles or other client advised or sub-advised by any Party or any such Party’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of such Party (it being agreed that this Agreement shall not apply to, or be binding on, any Persons described in this clause (ii)).
(c)   “BCA” means that certain Business Combination Agreement, dated as of August 6, 2025, by and among (i) the Corporation, (ii) Parataxis Holdings, (iii) SPAC, (iv) and the other Persons party thereto, as the same may be amended, restated, supplemented or waived from time to time.
(d)   “Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
(e)   “C Voting Power” means, at the time of determination (but in any event, prior to the Sunset Time), (i) solely with respect to any matter on which holders of Class C Common Stock are voting separately as a class as required by this Certificate of Incorporation or the DGCL, one vote and (ii) with respect to each matter on which stockholders of the Corporation are voting generally, a number of votes per share equal to the Total C Voting Number divided by the total number of shares of Class C Common Stock issued and outstanding. For purposes hereof, the “Total C Voting Number” shall mean a number equal to (A) the quotient determined by dividing (1) the sum of (x) the total number of shares of Class A Common Stock issued and outstanding and (y) the total voting power of all shares of Preferred Stock issued and outstanding by (2) 20%; multiplied by (B) 80%.
(f)   “Cause” means (1) such Person’s indictment, pleading of nolo contendere or conviction by a final, non-appealable court order of a felony or a crime involving embezzlement or conversion of property, (2) such Person’s habitual drunkenness or substance abuse which materially interferes with such Person’s ability to discharge his or her duties, responsibilities and obligations in connection with such Person’s service on the Board or (3) commission of fraud, embezzlement or misappropriation of funds against the Corporation or any of its Subsidiaries. In the case of clause (2) above, in order for “Cause” to apply, the applicable Person must be given written notice from the Board of the matter giving rise to “Cause” and fail to cure such matter (to the extent capable of cure) within 30 days following such written notice.
(g)   “Charitable Trust” means a trust that is a 501(c) Organization (whether a determination letter with respect to such exemption is issued before, at or after the Effective Date), and further includes any successor entity that is a 501(c) Organization upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).
(h)   “Determination Time” means 5:00 p.m. New York City time on such date as the disinterested members of the Executive Committee (or, if no Executive Committee is then constituted, the disinterested members of the Board) determine that any shares of Class C Common Stock are shares of Disqualified Stock.
(i)   “Disqualified Individual” means a Qualified Individual that (1) has been removed from the Executive Committee for Cause or (2) is deceased.
(j)   “Disqualified Stock” means shares of Class C Common Stock (i) of the Qualified Individual as to which such shares were initially issued (beneficially or of record) who has become a Disqualified Individual or (ii) which have been Transferred to a Person other than a Qualified Transferee; provided, that no shares of Class C Common Stock Beneficially Owned by any Person that is a Qualified Stockholder (whether or not a Disqualified Individual or its Qualified Transferees are direct or indirect equityholders thereof, as long as Voting Control of such Person is held, directly or indirectly, by Qualified Individuals other than such Disqualified Individuals and its Qualified Transferees) (each person referenced in this provision an “Included Person” and collectively the “Included Persons”) shall be considered Disqualified Stock, unless unanimously determined by the Executive Committee (other than a Disqualified Individual) (or, if no Executive Committee is then constituted, unanimously determined by the Board).
(k)   “Economic Shares” means the shares of Class A Common Stock and the shares of Class C Common Stock.
(l)   “Effective Date” has the meaning given to such term in the preamble.
(m)   “Executive Committee” means the Executive Committee of the Corporation or other management committee exercising day-to-day management of the Corporation in accordance with the Bylaws.
(n)   “Family Member” with respect to any Person who is an individual, means:
(i)   such Person’s spouse or domestic partner, such Person’s siblings, such Person’s direct ancestors and descendants (whether natural or adopted), such Person’s parents and their descendants and any spouse of the foregoing Persons (collectively, “relatives”);
(ii)   any trust, family partnership or estate- or tax-planning vehicle the sole economic beneficiaries of which are such Person or such Person’s relatives;
(iii)   the trustee, fiduciary, executor or personal representative of such Person with respect to any entity described in the immediately preceding clause (ii); or

(iv)   any limited partnership, limited liability company, corporation or other entity the governing instruments of which provide that such Person (or such Person’s relatives or executor) shall have the power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are, and will remain, limited to such Person and such Person’s relatives.
(o)   “Initial Qualified Stockholder” means (1) Red Cloud Holdings LLC, a Delaware limited liability company, and (2) Edward Chin, in each case with respect to the shares held by such Person for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that the Qualified Individuals have Voting Control over the shares directly or indirectly held by such entity.
(p)   “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.
(q)   “Parataxis Holdings” means Parataxis Holdings LLC, a Delaware limited liability company.
(r)   “Participating Shares” means (i) shares of Class A Common Stock, Class C Common Stock, and (ii) shares of any other class or series of Common Stock or Preferred Stock to the extent that, in accordance with the terms thereof, such shares are entitled to participate with Class A Common Stock and Class C Common Stock in, as applicable, (x) dividends or distributions paid by the Corporation, or (y) any liquidation, dissolution or winding up of the Corporation.
(s)   “Person” means an individual, a sole proprietorship, a corporation, a partnership, limited liability company, a limited partnership, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.
(t)   “Qualified Entity” means, with respect to a Qualified Stockholder: (a) a Qualified Trust for the benefit of (i) such Qualified Stockholder, or (ii) one or more Family Members of such Qualified Stockholder; (b) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity with respect to which Voting Control is held by or which is wholly owned, individually or collectively, by (i) such Qualified Stockholder or an Affiliate of such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder; provided, that with respect to the shares held by such Person only for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that one or more of the Qualified Individuals have Voting Control over the shares directly or indirectly held by such entity; (c) any Charitable Trust; provided, that with respect to the shares held by such Charitable Trust only for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that one or more of the Qualified Individuals have Voting Control over the shares directly or indirectly held by such Charitable Trust; (d) a revocable living trust, which revocable living trust is itself both a Qualified Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; provided, that with respect to the shares held by revocable living trust which trust is itself both a Qualified Trust and a Qualified Stockholder, only for so long as one or more of the Qualified Individuals directly or indirectly have voting power such that one or more of the Qualified Individuals have Voting Control over the shares directly or indirectly held by such Qualified Trust; and (e) any 501(c) Organization or Supporting Organization over which (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder, individually or collectively, control the appointment of a majority of all trustees, board members, or members of a similar governing body, as applicable.
(u)   “Qualified Individual” means Edward Chin.
(v)   “Qualified Stockholder” means (i) any Initial Qualified Stockholder, (ii) any Qualified Individual, or (iii) a Qualified Transferee of the foregoing.
(w)   “Qualified Transfer” means any Transfer of a share of Common Stock:
(i)   by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (A) one or more Family Members of such Qualified Stockholder or (B) any Qualified Entity of such Qualified Stockholder;

(ii)   by a Qualified Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder or (B) any other Qualified Entity of such Qualified Stockholder; or
(iii)   by a Qualified Stockholder that is a natural person or revocable living trust to a 501(c) Organization or a Supporting Organization, as well as any Transfer by a 501(c) Organization to a Supporting Organization of which such 501(c) Organization (x) is a supported organization (within the meaning of Section 509(f)(3) of the Internal Revenue Code (or any successor provision thereto)), and (y) has the power to appoint a majority of the board of directors, in each case solely so long as such 501(c) Organization or such Supporting Organization, as applicable, irrevocably elects, no later than the time such share of Class C Common Stock is Transferred to it, that such share of Class C Common Stock shall automatically be converted into Class A Common Stock, upon the death of such Qualified Stockholder or the natural person grantor of such Qualified Stockholder.
(x)   “Qualified Transferee” means a transferee of shares of Common Stock received in a Transfer that constitutes a Qualified Transfer.
(y)   “Qualified Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder, (b) a Family Member of a Qualified Stockholder or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.
(z)   “Ratably” means, with respect to Participating Shares (determined pursuant to the definition of “Participating Shares”, as of the applicable time), on a per share basis. If, after the Incorporation Date, other terms are approved by the Corporation with respect to participation of any class or series of capital stock in residual distributions of the Corporation and are set forth in this Certificate of Incorporation or any certificate of designation with respect to Preferred Stock, “Ratably” shall automatically be adjusted to take account of such other terms.
(aa)   “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) Beneficially Owns, either directly or indirectly, at least 50% of (i) the total combined economic equity interests of such entity or (ii) the total combined voting power of all classes of voting securities of such entity (including by such Person’s direct or indirect control of the general partner, manager, managing member or similar governing body of such entity, as applicable); or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors, board of managers or similar governing body of such entity, or otherwise control such entity. Notwithstanding the foregoing, for purposes of this Agreement, “Subsidiary” shall not include any private fund (or similar vehicle) or a business development company, or any other accounts, funds, vehicles or other client advised or sub-advised by such first Person or any portfolio companies thereof.
(bb)   “SPAC” means Silverbox Corp IV, a Cayman Islands exempted company.
(cc)   “Sunset Time” means 5:00 p.m. New York City time on the first date on which (x) the number of Economic Shares directly or indirectly Beneficially Owned by Qualified Individuals (including through one or more Qualified Transferees or Included Persons) who are none of a Disqualified Individual, a Transferee of a Disqualified Individual nor an Included Person is less than (y) 25% of the Economic Shares directly or indirectly Beneficially Owned by Initial Qualified Stockholders as of the Incorporation Date (assuming, in each case, that the share counts referenced in the immediately preceding clauses (x) and (y) are equitably adjusted for any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Certificate of Incorporation, scheme, arrangement or otherwise affecting the Economic Shares occurring after the Incorporation Date; provided, that, for the avoidance of doubt, the foregoing shall be calculated taking into account any Earnout Shares (as defined in the BCA) held by such Qualified Individual).
(dd)   “Supporting Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) and described in Section 509(a)(3) of the Internal Revenue Code (or any successor provision thereto).

(ee)   “Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells or otherwise disposes of (whether by operation of law or otherwise); provided, however, that the following shall not constitute a Transfer: (a) a pledge or hypothecation of any shares of Common Stock in a bona fide transaction as collateral to secure obligations pursuant to lending or other financing arrangements between a Transferor (or its Affiliates), on the one hand, and a third party, on the other hand, for the benefit of such Transferor and/or its Affiliate, (b) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any shares of Common Stock or (c) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any shares of Common Stock, whether any such transaction is to be settled by delivery of such shares of Common Stock, in cash or otherwise. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
(ff)   “Voting Control” (x) with respect to a share of Common Stock means the power, directly or indirectly (whether exclusive or, solely among Qualified Individuals, shared), to vote or direct the voting of such share by proxy, voting agreement or otherwise and (y) with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning a majority of the voting power of the voting securities of another Person shall be deemed to have voting control of that Person.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on this [•] day of [•], 2025.

Edward Chin, Authorized Officer

ANNEX C
FORM OF
FIRST AMENDED AND RESTATED
BY-LAWS
OF
PARATAXIS HOLDINGS INC.
ARTICLE I
OFFICES
Section 1.1   Registered Office.   The registered office of Parataxis Holdings Inc. (the “Corporation”) shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.
Section 1.2   Additional Offices.   The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.
ARTICLE II
STOCKHOLDERS
Section 2.1   Annual Meetings.   The annual meeting of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before such meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii), as may be designated from time to time by the Board. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.
Section 2.2   Special Meetings.   Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or required or permitted by the certificate of incorporation of the Corporation (as amended, restated, modified or supplemented from time to time, the “Certificate of Incorporation”), and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the Certificate of Incorporation), if any, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer. Special meetings may be held either at a place, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii), as the Board may determine. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled.
Section 2.3   Notice of Meetings.   Except as otherwise provided by the DGCL, the Certificate of Incorporation or these By-Laws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than 60, nor less than ten, days previous thereto (unless a different time is specified by applicable law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL.
Section 2.4   Quorum; Adjournments.   The holders of a majority in voting power of the capital stock of the Corporation issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by applicable law or by the Certificate of Incorporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present (either in person or by proxy) may, to the extent permitted by law, adjourn the meeting from time to time without further notice, other than announcement at the meeting of the date, time and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 60 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.
Section 2.5   Organization of Meetings.   The Chairman of the Board, or in the absence of the Chairman of the Board, or at the Chairman of the Board’s discretion, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s discretion, any officer of the Corporation, shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary of the Corporation, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at such meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to such meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
Section 2.6   Proxies.
(a)   At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (i) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (ii) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period; provided, that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.
(b)   A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.
(c)   Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraphs of this Section 2.6 (including any electronic transmission) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
(d)   Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.
Section 2.7   Voting.   When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series and entitled to vote on the subject matter shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, these By-Laws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.
Section 2.8   Fixing Record Date.
(a)   In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change or conversion or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
(c)   Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
Section 2.9   Consents in Lieu of Meeting.   At any time when action by one or more classes or series of stockholders of the Corporation is permitted to be taken by written consent pursuant to the terms and limitations set forth in the Certificate of Incorporation, the provisions of this section shall apply. All consents properly delivered in accordance with the Certificate of Incorporation and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation as required by the DGCL, written consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand, by certified or registered mail, return receipt requested, or by electronic transmission. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
Section 2.10   List of Stockholders Entitled to Vote.   The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network; provided, that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.11   Inspectors.   The Board, in advance of all meetings of the stockholders, may, and shall if required by applicable law, appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.
Section 2.12   Conduct of Meetings
(a)   Annual Meetings of Stockholders.
(i)   Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.3, (B) by or at the direction of the Board or any authorized committee thereof or (C) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs (ii) and (iii) of this Section 2.12(a) and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.
(ii)   For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of Section 2.12(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than 30 days before, or more than 70 days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the tenth day following the day on which public announcement of the date of such meeting is first made and no more than 120 days prior to such annual meeting. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this Section 2.12(a)(ii) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of stockholders following the adoption of these By-Laws, the date of the preceding year’s annual meeting shall be deemed to be May 21 of the preceding calendar year. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these By-Laws. Notwithstanding anything in this Section 2.12(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.12 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.
(iii)   Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), if any, on whose behalf the proposal is made; (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (I) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (II) (aa) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (bb) the date or dates on which such shares of capital stock of the Corporation were acquired and (cc) the investment intent of such acquisition, (III) a representation that the stockholder (aa) is a holder of record of the stock of the Corporation at the time of the giving of the notice, (bb) will be entitled to vote at such meeting and (cc) will appear in person or by proxy at the meeting to propose such business or nomination, (IV) a representation as to whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (aa) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (bb) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (V) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (VI) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (D) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (E) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (I) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (II) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (III) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 2.12(a)(iii) or Section 2.12(b)) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof; provided, that if the record date for determining the stockholders entitled to vote at the meeting is less than 15 days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five days after the record date for determining the stockholders entitled to notice of the meeting (in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof) and not later than five days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than 15 days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.
(A)   The foregoing notice requirements of this Section 2.12(a)(iii) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this Section 2.12(a)(iii) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(iv)   Notwithstanding anything in the second sentence of Section 2.12(a)(iii)(A) to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under Section 2.12(a)(ii), and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation.
(b)   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.3. At any time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or a committee thereof or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in this Section 2.12 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by Section 2.12(a)(ii) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.
(c)   General.
(i) (A)    Only persons who are nominated in accordance with the procedures set forth in this Section 2.12 shall be eligible to be elected to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.12. Except as otherwise provided by law, the Certificate of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.12 and, if any proposed nomination or business is not in compliance with this Section 2.12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.
(B)   Notwithstanding the foregoing provisions of this Section 2.12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.12, to be considered a qualified representative of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.
(ii)   If authorized by the Board in its sole discretion, and subject to such rules, regulations and procedures as the Board may adopt, stockholders of the Corporation and proxyholders not physically present at a meeting of stockholders of the Corporation may, by means of remote communication participate in a meeting of stockholders of the Corporation and be deemed present in person and vote at a meeting of stockholders of the Corporation whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder of the Corporation or proxyholder; (B) the Corporation shall implement reasonable measures to provide such stockholders of the Corporation and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders of the Corporation, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (C) if any stockholder of the Corporation or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.
(iii)   For purposes of this Section 2.12, “public announcement” shall mean disclosure of the information to the public in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or otherwise disseminated in a manner constituting “public disclosure” under Regulation FD promulgated by the Securities and Exchange Commission.
(iv)   No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice (or extend any notice time period) of such meeting for purposes of this Section 2.12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 2.12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.
(v)   Notwithstanding the foregoing provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12; provided, however, that, to the fullest extent permitted by applicable law, any references in these By-Laws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.12 (including clause (D) of Section 2.12(a)(i) and Section 2.12(b) hereof), and compliance with clause (D) of Section 2.12(a)(i) and Section 2.12(b) shall be the exclusive means for a stockholder to make nominations or submit other business.
ARTICLE III
BOARD OF DIRECTORS
Section 3.1   Number; Election; Quorum; Voting.   The Board shall consist, subject to the Certificate of Incorporation or any certificate of designation with respect to any series of Preferred Stock, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board. The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Incorporation Date (as defined in the Certificate of Incorporation), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Incorporation Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Incorporation Date. At each annual meeting following the Incorporation Date, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove, or shorten the term of, any incumbent director. The election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is authorized to assign members of the Board already in office at the Incorporation Date to their respective class. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships, and except as otherwise expressly provided in the Certificate of Incorporation) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors in accordance with the terms of the Certificate of Incorporation. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these By-Laws or by the Certificate of Incorporation, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.
Section 3.2   Resignation; Removal.   Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation. The resignation shall take effect at the time or the happening of any event specified therein, and if no time or event is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.
Section 3.3   Vacancies.   Subject to the Certificate of Incorporation, unless otherwise required by the DGCL or Section 3.5, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal (including pursuant to the terms of the Certificate of Incorporation), retirement, disqualification or otherwise) shall be filled only by a majority of the directors then in office, although less than a quorum, by any authorized committee of the Board or by a sole remaining director.
Section 3.4   Meetings of the Board.   Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, or by a majority of the total number of directors then in office, by written notice, including facsimile, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director in accordance with Section 11.2. Notice of each special meeting of the Board shall be given, as provided in Section 11.2, to each director: (a) at least 24 hours before the meeting, if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (b) at least two days before the meeting, if such notice is sent by a nationally recognized overnight delivery service; and (c) at least five days before the meeting, if such notice is sent through the United States mail. If the Secretary of the Corporation shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. The notice of any regular meeting need not specify the purposes thereof, but notice of any special meeting shall specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).
Section 3.5   Committees.
(a)   General.   The Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board (including, but not limited to, an Executive Committee, an Audit Committee and a Compensation Committee), which shall be comprised of such members of the Board, and have such duties and be vested with such powers as the Board shall from time to time determine. Any director may belong to any number of committees of the Board. Subject to the Certificate of Incorporation, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Subject to the Certificate of Incorporation, unless otherwise provided in the Certificate of Incorporation, these By-Laws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee. Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any By-Law of the Corporation. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum; and all matters shall be determined by a majority affirmative vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.
(b)   Executive Committee.
(i)   From and after the Effective Date (as defined in the Certificate of Incorporation), there shall (as determined by the Chairman) be an executive committee of officers of the Corporation, including the Chairman (the “Executive Committee”) that shall function as an idea-sharing committee and that will meet if and when scheduled by the Chairman (unless a vote or other decision-making function is directed by the Chairman) with such decision-making authority and responsibilities as determined by the Chairman from time to time; provided, that in no event shall the Executive Committee be deemed to limit the ability of either of the Board, the CEO or (to the extent consistent with these By-Laws and not in contravention of any other agreement to which such officer is party) any other officer of the Corporation and its Subsidiaries to delegate responsibilities to officers of the Corporation. Notwithstanding the foregoing or anything to the contrary in these By-Laws, (i) in no event may any of the following matters be delegated to the exclusive authority of the Executive Committee: any matters that are required or recommended to be delegated to a committee of the Board under the rules of the New York Stock Exchange or Nasdaq, as applicable; and (ii) in no event shall any committee (including any management committee or other committee or similar body exercising day-to-day management of the Corporation) other than the Executive Committee constitute the “Executive Committee” as such term is defined as used in the Certificate of Incorporation.
(ii)   Nothing in these By-Laws shall limit the right of the Chairman to amend the scope of responsibilities of, or matters submitted for approval to, the Executive Committee.
Section 3.6   Consent in Lieu of Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings (including any electronic transmission or transmissions) are filed with the minutes of proceedings of the Board.
Section 3.7   Remote Meetings.   The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.7 shall constitute presence in person at such a meeting.
Section 3.8   Compensation.   The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.
Section 3.9   Reliance on Books and Records.   A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
ARTICLE IV
OFFICERS
Section 4.1   Officers.   The Board shall elect officers of the Corporation, including a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in these By-Laws to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be.
Section 4.2   Term; Removal.   All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief

Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by the Chief Executive Officer or any elected officer upon whom such power of removal shall have been conferred by the Board.
Section 4.3   Powers.   Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these By-Laws shall have the powers and duties prescribed by applicable law, by these By-Laws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these By-Laws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.
Section 4.4   Delegation.   Unless otherwise provided in these By-Laws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.
ARTICLE V
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES
Section 5.1   Right to Indemnification.   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, member, manager, officer, employee, agent or trustee or in any other capacity while serving as a director, member, manager, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; except as provided in Section 5.3 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
Section 5.2   Right to Advancement of Expenses.   In addition to the right to indemnification conferred in Section 5.1, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article V (which shall be governed by Section 5.3) (hereinafter an “advancement of expenses”); provided, however, that, if (x) the DGCL requires or (y) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to indemnification under this Article V or otherwise.
Section 5.3   Right of Indemnitee to Bring Suit.   If a claim under Section 5.1 or Section 5.2 is not paid in full by the Corporation within (a) 60 days after a written claim for indemnification has been received by the Corporation or (b) 20 days after a claim for an advancement of expenses has been received by the

Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by applicable law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.
Section 5.4   Non-Exclusivity of Rights.   The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article V, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article V, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.
Section 5.5   Contract Rights.   The rights conferred upon indemnitees in this Article V shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
Section 5.6   Insurance.   The Corporation shall purchase and maintain insurance (or be named on the insurance policy of an affiliate), at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, as the Board shall determine in its sole discretion, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 5.7   Employees and Agents.   The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
ARTICLE VI
CORPORATE BOOKS
Section 6.1   Corporate Books.   The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

ARTICLE VII
CHECKS, NOTES, PROXIES, ETC.
Section 7.1   Checks, Notes, Proxies, Etc.   All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board, or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or by such officers as the Chairman of the Board, the Chief Executive Officer or the Board may from time to time determine.
ARTICLE VIII
SHARES AND OTHER SECURITIES OF THE CORPORATION
Section 8.1   Certificated and Uncertificated Shares.   The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.
Section 8.2   Signatures.   Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation, which authorized officers shall include, without limitation, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary of the Corporation. Any or all of the signatures on any certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.
Section 8.3   Lost, Destroyed or Wrongfully Taken Certificates.
(a)   If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.
(b)   If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by applicable law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.
Section 8.4   Transfer of Stock.
(a)   Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation, and only upon proper transfer instructions, including by electronic transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing, or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares or accompanied by a duly executed stock transfer power.
(b)   The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
Section 8.5   Registered Stockholders.   Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.
Section 8.6   Regulations.   The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.
ARTICLE IX
FISCAL YEAR
Section 9.1   Fiscal Year.   The fiscal year of the Corporation shall end on December 31 of each calendar year, unless otherwise determined by resolution of the Board.
ARTICLE X
CORPORATE SEAL
Section 10.1   Corporate Seal.   The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.
ARTICLE XI
GENERAL PROVISIONS
Section 11.1   Notice.   Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these By-Laws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).
Section 11.2   Means of Giving Notice.   Except as otherwise set forth in any applicable law or any provision of the Certificate of Incorporation or these By-Laws, notice to any Director or stockholder of any meeting or any other matter under the Certificate of Incorporation or these By-Laws shall be given by the following means:
(a)   Notice to Directors.   Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and hand delivered, sent by mail, or sent by a nationally recognized delivery service, (ii) by means of facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally in person, or by telephone, when actually received by the director; (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation; (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation; or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
(b)   Electronic Transmission.   “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including without limitation a facsimile telecommunication.
(c)   Notice to Stockholders Sharing Same Address.   Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.
(d)   Exceptions to Notice Requirements.
(i)   Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
(ii)   Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (x) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (y) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any stockholder whose electronic mail address appears on the records of the Corporation and to whom notice by electronic transmission is not prohibited by Section 232 of the DGCL.
Section 11.3   Headings.   Section headings in these By-Laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.
Section 11.4   Conflicts.   In the event that any provision of these By-Laws is or becomes inconsistent with any provision of the Certificate of Incorporation or the DGCL, the provision of these By-Laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

ARTICLE XII
AMENDMENTS
Section 12.1   Amendments.   These By-Laws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate of Incorporation.
* * * *

Annex D
FORM OF
PARATAXIS HOLDINGS INC.
2025 EQUITY INCENTIVE PLAN
1.
Purpose

The Plan’s purpose is to attract, retain, and motivate persons who make important contributions to the Company by providing these individuals with the opportunity to acquire Shares. Additionally, the Plan is intended to align the interests of these individuals to those of the Company’s other shareholders.
2.
Definitions

2.1.
Administrator means the Board or a Committee to the extent the Board’s powers and authorities under the Plan have been delegated to a Committee. “Administrator” also includes any officer that has been delegated authority pursuant to Section 4.2 for such time as such delegation is in effect.

2.2.
Affiliate means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Board or a Committee, any person or entity in which the Company has a significant interest as determined by the Board or a Committee in its discretion. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

2.3.
Applicable Law means any applicable law, including without limitation: (i) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder, (ii) corporate, securities, tax or other laws, statutes, rules, requirements, or regulations, whether federal, state, local, or foreign, and (iii) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded.

2.4.
Award means an Option award, Stock Appreciation Right award, Restricted Stock award, Restricted Stock Unit award, Performance Award, Dividend Equivalents award, or Other Stock or Cash Based Award granted to a Participant under the Plan.

2.5.
Award Agreement means an agreement (written or electronic) made and delivered in accordance with Section 12.3 of this Plan, evidencing the grant of an Award hereunder.

2.6.
Board means the Board of Directors of the Company.

2.7.
Business Combination Agreement means the business combination agreement made and entered into as of August 6, 2025 by and among (a) SilverBox Corp IV, a Cayman Islands exempted company (“SPAC”), (b) the Company, (c) PTX Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of the Company, (d) PTX Merger Sub II LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, (e) Parataxis Holdings LLC, a Delaware limited liability company (“Parataxis Holdings”), (f) SilverBox Sponsor IV LLC, a Delaware limited liability company, solely for certain limited purposes as representative of the SPAC shareholders and (g) Edward Chin, solely for certain limited purposes as representative of the members of Parataxis Holdings.

2.8.
Cause means, in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting agreement or similar document or policy between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting agreement, document or policy (or the absence of any definition of “Cause” contained therein), (A) a continuing material breach or material default (including, without limitation, any material dereliction of duty) by Participant of any agreement between the Participant and the Company, except for any such breach or default which is caused by the Participant’s Disability, or a continuing failure by the Participant to follow the direction of a duly authorized representative of the Company; (B) gross negligence, willful misfeasance or breach of fiduciary duty to the Company or Affiliate by the Participant; (C) the commission by the Participant of an act of fraud, embezzlement or any felony or other crime of dishonesty in connection with the Participant’s duties to the Company or Affiliate; or (D) the Participant’s conviction of, or plea of nolo contendere to, a felony or any other crime that would materially and adversely affect: (i) the business reputation of the Company or Affiliate or (ii) the performance of the Participant’s duties to the Company or an Affiliate. Any determination of whether Cause exists shall be made by the Administrator in its sole discretion.
2.9.
Change in Control shall, in the case of a particular Award, unless the applicable Award Agreement provides otherwise or contains a different definition of “Change in Control” be deemed to occur upon:

2.9.1.
A tender offer (or series of related offers) which is made and consummated for the ownership of 50% or more of the outstanding voting power of the securities of the Company, unless as a result of such tender offer more than 50% of the outstanding voting power of the securities of the surviving or resulting corporation or entity is owned in the aggregate by (A) the shareholders of the Company (as of the time immediately prior to the commencement of such offer), or (B) any employee benefit plan of the Company or its Subsidiaries, and their Affiliates;

2.9.2.
The consummation of the Company’s merger or consolidation with another corporation, unless as a result of such merger or consolidation, more than 50% of the outstanding voting power of the securities of the surviving or resulting corporation or entity shall be owned in the aggregate by (A) the shareholders of the Company (as of the time immediately prior to such transaction); provided, that a merger or consolidation of the Company with another company which is controlled by persons owning more than 50% of the outstanding voting power of the securities of the Company shall constitute a Change in Control unless the Administrator, in its discretion, determine otherwise, or (B) any employee benefit plan of the Company or its Subsidiaries, and their Affiliates;

2.9.3.
The consummation of the Company’s sale of substantially all of its assets to another entity that is not wholly owned by the Company, unless as a result of such sale more than 50% of such assets shall be owned in the aggregate by (A) the shareholders of the Company (as of the time immediately prior to such transaction), or (B) any employee benefit plan of the Company or its Subsidiaries, and their Affiliates;

2.9.4.
The consummation of a transaction, or series of transactions, in which a Person acquires 50% or more of the outstanding voting power of the securities of the Company (whether directly, indirectly, beneficially or of record), unless as a result of such acquisition more than 50% of the outstanding voting power of the securities of the surviving or resulting corporation or entity shall be owned in the aggregate by (A) the shareholders of the Company (as of the time immediately prior to the first acquisition of such securities by such Person), or (B) any employee benefit plan of the Company or its Subsidiaries, and their Affiliates; or

2.9.5.
The Incumbent Directors cease to constitute a majority of the Board for any reason.

For purposes of this Section 2.9, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) under the Exchange Act.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award or portion thereof that provides for the deferral of compensation that is subject to Section 409A, then to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described above in this Section 2.9 with respect to such Award or portion thereof shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have the authority, in its sole discretion, to determine whether a Change in Control has occurred, the effective date of such Change in Control, and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
2.10.
Clawback Policies means any policy of the Company regarding the reduction, recoupment, clawback or recovery of compensation, as such policies may be amended from time to time. “Clawback Policies” includes the Company’s policies to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Sarbanes-Oxley Act, or other Applicable Law, as well as any implementing regulations and/or listing standards.

2.11.
Code means the Internal Revenue Code of 1986, as amended, and any successor thereto. References in this Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance issued by any governmental authority under such section, and any amendments or successor provisions to such section, regulations or guidance.

2.12.
Committee means one or more committees or subcommittees of the Board, which shall be comprised, unless otherwise determined by the Board, solely of not less than two members who shall be (i) Non-Employee Directors, and (ii) “Non-Employee Directors” within the meaning of Rule 16b-3.

2.13.
Common Stock means the Class A common stock, par value $0.0001 per share, of the Company (and any stock or other securities into which such common shares may be converted or into which they may be exchanged).

2.14.
Company means Parataxis Holdings Inc., a Delaware corporation.

2.15.
Consultant means any person, including any adviser, engaged by the Company or a Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company or a Subsidiary, (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.

2.16.
Designated Beneficiary means, if permitted by the Company, the beneficiary or beneficiaries the Participant designates, in a manner the Company determines, to receive amounts due or exercise the Participant’s rights if the Participant dies. If a Participant does not make an effective designation, then the “Designated Beneficiary” will mean the Participant’s estate or legal heirs.

2.17.
Director means a Board member.

2.18.
Disability means a permanent and total disability under Code Section 22(e)(3).

2.19.
Dividend Equivalents means a right granted to a Participant to receive the equivalent value (in cash or Shares) of dividends paid on a specified number of Shares. Such Dividend Equivalents shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Administrator.

2.20.
Effective Date has the meaning ascribed to such term in Section 21.

2.21.
Employee means any employee of the Company or any of its Subsidiaries.

2.22.
Exchange Act means the United States Securities Exchange Act of 1934, as amended, and all regulations, guidance, and other interpretive authority issued thereunder.

2.23.
Fair Market Value means unless otherwise provided by the Administrator in accordance with Applicable Law, on a given date, (i) if the Shares are listed on a national securities exchange, the closing sales price on the principal exchange of the Shares on such date, as reported in The Wall Street Journal or another source the Administrator deems reliable, or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Shares are not listed on a national securities exchange, the mean between the bid and offered prices as quoted by any nationally recognized interdealer quotation system for such date, as reported in The Wall Street Journal or another source the Administrator deems reliable, provided that if the Shares are not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Administrator determines in good faith to be reasonable and in compliance with Section 409A.

2.24.
GAAP means United States Generally Accepted Accounting Principles.

2.25.
Greater Than 10% Shareholder means an individual then owning (within the meaning of Code Section 424(d)) more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.

2.26.
Incentive Stock Option means an Option that meets the requirements to qualify as an “incentive stock option” as defined in Code Section 422.

2.27.
Incumbent Directors means, for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause 2.9.1 or 2.9.3 of the Change in Control definition) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.28.
Non-Employee Director means a Director who is not an Employee.

2.29.
Nonqualified Option means an Option that by its terms, or in operation, does not qualify or is not intended to qualify as an Incentive Stock Option.

2.30.
Option means an Award granted pursuant to Section 6 hereof (excepting Stock Appreciation Rights) to purchase a specified number of Shares at a specified price per Share during a specified time period, each as specified in an Award Agreement. An Option may be either an Incentive Stock Option or a Nonqualified Option.

2.31.
Other Stock or Cash Based Awards means cash awards, awards of Shares, and other awards valued by reference to or based on, Shares or other property.

2.32.
Parent means a “parent corporation,” whether now or hereafter existing, as defined by Code Section 424(e).

2.33.
Participant means a Service Provider who has been granted an Award.

2.34.
Performance Award means an Award granted hereunder that vests or is earned based at least in part upon the attainment of performance criteria established by the Administrator.

2.35.
Period of Restriction means the period during which the transfer of Restricted Stock is subject to restrictions and a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of certain performance criteria, or the occurrence of other events as determined by the Administrator.

2.36.
Person means as defined in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (A) the Company or any of its Subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportion as their ownership of stock of the Company.

2.37.
Plan means this Parataxis Holdings Inc. 2025 Equity Incentive Plan.

2.38.
Restricted Stock means Shares, subject to a Period of Restriction or certain other specified restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous service for a specified period of time), granted under Section 7 or issued pursuant to the early exercise of an Option.

2.39.
Restricted Stock Unit or RSU means an unfunded and unsecured promise to deliver Shares, cash, other securities, or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous service for a specified period of time), granted under Section 8.

2.40.
Restrictive Covenant means any non-competition, non-solicitation, confidentiality, non-disparagement, non-disclosure, or similar agreement between a Participant and the Company or an Affiliate.

2.41.
Rule 16b-3 means Rule 16b-3 promulgated under the Exchange Act, as amended.

2.42.
Securities Act means the United States Securities Act of 1933, as amended, and all regulations, guidance, and other interpretive authority issued thereunder.

2.43.
Section 409A means Code Section 409A and the regulations and other guidance promulgated thereunder by the United States Treasury Department, as amended.

2.44.
Service Provider means an Employee, Consultant, or a Director.

2.45.
Share Limit has the meaning ascribed to such term in Section 5.1.

2.46.
Shares means shares of Common Stock.

2.47.
Stock Appreciation Right or SAR means a right granted under Section 6 hereof to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over the exercise price set forth in the applicable Award Agreement.

2.48.
Subsidiary means a “subsidiary corporation,” whether now or hereafter existing, as defined by Code Section 424(f).

2.49.
Substitute Awards means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.50.
Tax Obligations means any United States and non-United States federal, state, and/or local taxes, including income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax, and any employer tax liability which has been transferred to a Participant, for which a Participant is liable in connection with Awards and/or Shares.

2.51.
Termination of Service means the time at which a Participant has terminated from all service with the Company and its Affiliates, for any reason. A Termination of Service shall occur when a Participant is no longer a Consultant, Employee, or Non-Employee Director. The Company, in its sole discretion, shall make all determinations regarding whether a Termination of Service has occurred.

3.
Eligibility

Service Providers are eligible to receive Awards pursuant to the Plan, subject to the Plan’s conditions and limitations. No Service Provider shall have any right to be granted an Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Service Providers, Participants, or other persons uniformly.
4.
Administration

4.1.
Generally.   The Plan will be administered by the Administrator. The Administrator is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations, and to take such action in connection with the Plan and any benefits granted hereunder as it deems necessary or advisable. Without limiting the foregoing, the Administrator shall have the sole discretion to (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be made; (vii) interpret, administer, reconcile any inconsistency in, settle any controversy regarding, correct any defect in and/or complete any omission in this Plan and any instrument or agreement relating to, or Award granted under, this Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Administrator shall deem appropriate for the proper administration of this Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; (x) to reprice existing Awards or to grant Awards in connection with or in consideration of the cancellation of an outstanding Award with a higher price; and (xi) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan. All determinations and interpretations made by the Administrator shall be binding and conclusive on all Participants and their legal representatives.

4.2.
Delegation.   The Board or a Committee may delegate its powers and authorities to one or more Committees or officers of the Company, provided, however, that no officer of the Company or any Subsidiary may be delegated authority to grant, amend, modify, make any administrative determination to, or cancel any Awards held by either (A) any person subject to Section 16 of the Exchange Act or (B) an officer who has been delegated any authority under the Plan. All delegations shall be subject to terms and conditions determined by the Board or a Committee. Any delegation of authority under the Plan may be revoked at any time. Regardless of any delegation, the Board or a Committee may act as the Administrator at any time in accordance with Applicable Law.

4.3.
Liability.   Neither the Administrator nor any employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his or her bad faith, gross negligence, or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Administrator and any agent of the Administrator who is an employee of the Company, a Subsidiary, or an

Affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.
4.4.
Administrative Delegation and Reliance.   The Administrator may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Administrator, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Administrator or such person may have under the Plan. The Administrator may employ such legal or other counsel, consultants, and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant, or agent.

5.
Plan Limits

5.1.
Number of Shares Available for Issuance.   Subject to the provisions of Section 11, the maximum aggregate number of Shares that may be issued under the Plan shall be the sum of (A) ten percent (10%) of the aggregate number of Shares issued and outstanding immediately after the closing of the Business Combination Agreement (after giving effect to the Redemption (as defined in the Business Combination Agreement)), plus (B) an increase commencing on January 1, 2026 and continuing annually on each anniversary thereof through and including January 1, 2035, equal to the lesser of (i) five percent (5%) of the Shares outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of Shares as determined by the Board or the Committee (the “Share Limit”). The Shares subject to the Plan may be authorized, but unissued, or reacquired shares.

5.2.
Share Recycling.   Upon payment in Shares pursuant to the exercise or settlement of an Award, the number of Shares available for issuance under the Plan shall be reduced only by the number of Shares actually issued in such payment. If a Participant pays the exercise price (or purchase price, if applicable) of an Award through the tender of Shares, or if the Shares are tendered or withheld to satisfy any tax withholding obligations, the number of Shares so tendered or withheld shall again be available for issuance pursuant to future Awards under the Plan, although such Shares shall not again become available for issuance as Incentive Stock Options. Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash. If any outstanding Award expires or is terminated or canceled without having been exercised or settled in full, or if the Shares acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company, the Shares allocable to the terminated portion of such Award or such forfeited or repurchased Shares shall again be available for grant under the Plan.

5.3.
Incentive Stock Option Limit.   No more than ten percent (10%) of the aggregate number of Shares issued and outstanding immediately after the closing of the Business Combination Agreement (after giving effect to the Redemption (as defined in the Business Combination Agreement)) (subject to adjustment pursuant to Section 11) may be issued under the Plan upon the exercise of Incentive Stock Options.

5.4.
Substitute Awards.   Substitute Awards shall not be counted against the Share Limit; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding Options intended to qualify as Incentive Stock Options shall be counted against the Incentive Stock Option limit in Section 5.3. Additionally, Shares subject to Substitute Awards shall not be added to the Shares available for Awards under the Plan pursuant to Section 5.2. If the Company or any Subsidiary acquires or combines with a company that has shares available under an equity plan approved by shareholders and in place prior to such acquisition or combination (and not adopted in contemplation of such acquisition or combination), the available shares under the acquired or combined entity’s plan (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not count against the Share Limit (and Shares subject to such Awards may again become available for Awards under the Plan as provided in Section 5.2). Awards made from the available shares of an acquired or combined entity’s plan shall not be made after the date awards or grants could not be under the terms of the acquired or combined entity’s plan prior to the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination. Substitute Awards may be granted on such terms and conditions as the Administrator deems appropriate.
5.5.
Non-Employee Director Award Limit.   Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding Non-Employee Director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted to a Service Provider as compensation for services as a Non-Employee Director during any calendar year shall not exceed $1,000,000 for such Service Provider’s first year of service as a Non-Employee Director and $750,000 for each year thereafter.

6.
Options and Stock Appreciation Rights

6.1.
General.   The Administrator, at any time and from time to time, may grant Options or Stock Appreciation Rights under the Plan to Service Providers. Each Option or Stock Appreciation Right shall be subject to such terms and conditions consistent with the Plan as the Administrator may impose from time to time, subject to the limitations in this Section 6. Any Option or Stock Appreciation Rights granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. Exercising an Option or Stock Appreciation Right in any manner will decrease the number of Shares thereafter available for purchase under the Option or Stock Appreciation Right, by the number of Shares as to which the Option or Stock Appreciation Right is exercised.

6.2.
Exercise Price.   The per share exercise price for Shares to be issued pursuant to exercise of an Option or Stock Appreciation Right will be determined by the Administrator; provided, however, that to avoid the imposition of taxes under Section 409A, the exercise price per Share shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant, subject to Section 5.4. In the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price for Shares subject to such Option or Stock Appreciation Right may be less than the Fair Market Value per Share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Code Sections 424 and 409A.

6.3.
Exercise Period.   Options and Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator; provided, however, that no Option or Stock Appreciation Right shall be exercisable later than ten (10) years after the date it is granted. No portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable and the portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall automatically expire on the date of such Termination of Service. Options and Stock Appreciation Rights granted to an Employee who is a non-exempt employee for purposes of overtime pay under the United States Fair Labor Standards Act of 1938 shall not become exercisable earlier than six months after its date of grant. Options and Stock Appreciation Rights shall terminate at such earlier times and upon such conditions or circumstances as the Administrator shall in its discretion set forth in such Award Agreement at the date of grant; provided, however, the Administrator may, in its sole discretion, later waive any such condition. If, prior an Option’s or Stock Appreciation Right’s exercise and prior to its termination, a Participant commits an act of Cause (to be determined by the Administrator), or violates a Restrictive Covenant, the Administrator may terminate the Participant’s right to exercise the Option or Stock Appreciation Right when it reasonably believes that the Participant may have participated in such act or violation.

6.4.
Exercise.   Options and Stock Appreciation Rights may be exercised by delivering to the Company (or such other person or entity designated by the Administrator) a notice of exercise, in a form and manner the Company approves, which may be written or electronic, signed or authenticated by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, (a) payment in full of the exercise price for the number of Shares for which the Option is exercised in a manner consistent with Section 6.5 and (b) satisfaction in full of any withholding obligations for Tax Obligations in a manner specified in Section 12.5. The Administrator may, in its discretion, require that any partial exercise of an Option or Stock Appreciation Right be with respect to a minimum number of Shares.

6.5.
Payment Upon Exercise.   To the extent permitted by Applicable Law, the Participant may pay the Option exercise price by cash, wire transfer, or check and, if approved by the Administrator, as determined in its sole discretion, by the following methods:

6.5.1.
surrender of other Shares that meet the conditions established by the Administrator to avoid adverse accounting consequences to the Company (as determined by the Administrator);

6.5.2.
by a broker-assisted cashless exercise in accordance with procedures approved by the Administrator, whereby payment of the exercise price may be satisfied, in whole or in part, with Shares subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Administrator) to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price;

6.5.3.
for a Nonqualified Option, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall surrender Shares then issuable upon the Nonqualified Option’s exercise valued at their Fair Market Value on the exercise date;

6.5.4.
such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Law;

6.5.5.
any combination of the foregoing methods of payment.

6.6.
Incentive Stock Options.

6.6.1.
Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonqualified Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company, its Parent, or any Subsidiary) exceeds $100,000 (or such other limit established in the Code), such Options will be treated as Nonqualified Options. For purposes of this Section 6.6.1, Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option is granted.

6.6.2.
In the case of an Incentive Stock Option, the exercise price will be determined by the Administrator, but shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. The term of any Incentive Stock Option will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Greater Than 10% Shareholder, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement and the exercise price shall not be less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

6.6.3.
No Option shall be treated as an Incentive Stock Option unless this Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Code Section 422(b)(1), provided that any

Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Option unless and until such approval is obtained.
6.6.4.
In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Code Section 422. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Option appropriately granted under this Plan.

6.6.5.
By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within the later of (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, or other consideration, in such disposition or transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Code Section 422. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Code Section 422 for any reason, will be a Nonqualified Option.

7.
Restricted Stock

7.1.
Generally.   The Administrator, at any time and from time to time, may grant Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine, subject to the limitations of this Section 7. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction and the applicable restrictions, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Restricted Stock may be awarded in consideration for (i) cash, check, bank draft or money order payable to the Company, (ii) past service, or (iii) any other form of legal consideration (including future Service) that may be acceptable to the Administrator, in its sole discretion, and permissible under Applicable Laws.

7.2.
Restrictions; Voting Rights; Transferability.   Unless the Administrator determines otherwise, Restricted Stock will be held by the Company as escrow agent until the restrictions on such Restricted Stock have lapsed. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. During the Period of Restriction, a Participant holding Restricted Stock may exercise the voting rights applicable to those restricted Shares, unless the Administrator determines otherwise. Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.3.
Dividends and Other Distributions.   Except as provided in the Award Agreement, during the Period of Restriction, a Participant holding Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Restricted Stock. If any such dividends or distributions are paid in Shares, such Shares will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid.

7.4.
Return of Restricted Stock to the Company.   On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will be forfeited and will revert to the Company and again will become available for grant under the Plan.

7.5.
Section 83(b) Election.   If a Participant makes an election under Code Section 83(b) to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such Participant would otherwise be taxable under Code Section 83(a), such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.
8.
Restricted Stock Units (RSUs)

8.1.
Generally.   The Administrator, at any time and from time to time, may grant RSUs under the Plan to Service Providers. Each RSU shall be subject to such terms and conditions as are consistent with the Plan and as the Administrator may impose from time to time, subject to this Section 8. Each Award of RSUs will be evidenced by an Award Agreement that will specify the terms, conditions, and restrictions related to the grant, including the number of RSUs and such other terms and conditions as the Administrator, in its sole discretion, will determine. A Participant holding RSUs will have only the rights of a general unsecured creditor of the Company until delivery of Shares, cash, other securities, other property, or a combination of the foregoing.

8.2.
Vesting and Other Terms.   The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of RSUs that will be paid out to the Participant. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of RSUs, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

8.3.
Form and Timing of Payment.   Payment of earned RSUs will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned RSUs in Shares, cash, other securities, other property, or a combination of the foregoing. If a cash payment is made in lieu of delivering Shares, the amount of such payment shall be equal to the fair market value of the Shares as of the date on which the restricted period lapsed with respect to such RSUs, less an amount equal to any taxes required to be withheld or paid. The Administrator may provide that RSUs will be deferred, on a mandatory basis or at the Participant’s election, subject to compliance with Applicable Law.

8.4.
Voting.   The holders of RSUs shall have no voting rights as the Company’s shareholders.

9.
Performance Awards

9.1.
Generally.   The Administrator shall have the authority to designate any Award described in Sections 6 through 8 of the Plan as a Performance Award. Additionally, the Administrator shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Award.

9.2.
Discretion of Administrator.   The Administrator shall have the discretion to establish the terms, conditions, and restrictions of any Performance Award. For each performance period, the Administrator shall have the sole authority to select the length of such performance period, the types of Performance Awards to be granted, the performance criteria that will be used to establish the performance goals, and the level(s) of performance which shall result in a Performance Award being earned.

9.3.
Performance Criteria.   The Administrator may establish performance-based conditions for an Award as specified in the Award Agreement, which may be based on the attainment of specific levels of performance of the Company (and/or one or more Subsidiaries, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Subsidiaries as a whole or any business unit(s) of the Company and/or one or more Subsidiaries or any combination thereof, as the Administrator may deem appropriate, or any of the above performance criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Administrator, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Administrator also has the authority to provide for accelerated vesting of any Award based on the achievement of performance criteria specified in this paragraph. Any performance criteria that are financial metrics, may be determined in accordance with GAAP or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.
9.4.
Modification of Performance Goals.   At any time, the Administrator may adjust or modify the calculation of a performance goal for a performance period, to appropriately reflect any circumstance or event that occurs during a performance period and that in the Administrator’s sole discretion, warrants adjustment or modification. Adjustments the Administrator may make include but are not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.

9.5.
Terms and Conditions to Payment.   Except as otherwise provided in an Award Agreement, a Participant must be employed by the Company on the last day of a performance period to be eligible to vest and receive Shares, cash, or other consideration in respect of a Performance Award for such performance period. A Participant shall be eligible to receive payment in respect of a Performance Award only to the extent that the performance goals for such period are achieved and any other vesting conditions specified in the Participant’s Award Agreement are satisfied. Following the completion of a performance period, the Administrator shall determine whether, and to what extent, the performance goals for the performance period have been achieved and determine the number of Shares, cash or other consideration that will be settled pursuant to Performance Awards.

9.6.
Timing of Award Payments.   Except as provided in an Award agreement, Performance Awards granted for a performance period shall be paid to Participants as soon as administratively practicable following the Administrator’s determination in accordance with Section 9.5.

10.
Other Awards

10.1.
General.   The Administrator may grant Dividend Equivalents or Other Stock or Cash Based Awards, to one or more Service Providers, in such amounts and subject to such terms and conditions as are consistent with the Plan.

10.2.
Dividend Equivalents.   The Administrator may provide that any Award, other than an Option or Stock Appreciation Right, may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are granted. The payment of Dividend Equivalents shall be specified in the applicable Award Agreement and shall in all cases be subject to Applicable Law.

10.3.
Other Stock or Cash Based Awards.   Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, other Awards granted under the Plan and/or cash awards made outside of the Plan. The Administrator shall have authority to determine the Service Providers to whom and the time or times at which Other Stock-Based Awards shall be made, the amount of such Other Stock-Based Awards, and all other conditions of the Other Stock-Based Awards including any dividend and/or voting rights. The Administrator may grant Cash Awards in such amounts and subject to such performance or other vesting criteria and terms and conditions as the Administrator may determine. Cash Awards shall be evidenced in such form as the Administrator may determine.

11.
Adjustments; Change in Control

11.1.
Adjustments.   In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share split, reverse share split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust (i) the number and class of Shares which may be delivered under the Plan (or number and kind of other securities or other property); (ii) the number, class and price (including the exercise or strike price of Options and SARs) of Shares subject to outstanding Awards, (iii) any applicable performance criteria, performance period, and other terms and conditions of outstanding Performance Awards, and (iv) the numerical limits in Section 5. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

11.2.
Dissolution or Liquidation.   In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for a Participant to have the right to exercise an Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Award would not be vested or otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to any Award shall lapse one hundred percent (100%), and that any Award vesting shall accelerate one hundred percent (100%), provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously vested and, if applicable, exercised, an Award will terminate immediately prior to the consummation of such proposed action.

11.3.
Change in Control.   In the event of a Change in Control, each outstanding Award shall be assumed or an equivalent award substituted by the acquiring or successor corporation or a parent of the acquiring or successor corporation. Unless determined otherwise by the Administrator, in the event that the successor corporation refuses to assume or substitute an Award, (A) the Participant shall fully vest in and have the right to exercise the Award as to all of the Shares, including those as to which it would not otherwise be vested or exercisable; (B) all applicable restrictions will lapse; and (C) all performance objectives and other vesting criteria will be deemed achieved at targeted levels. If an Option or SAR is not assumed or substituted in the event of a Change in Control, the Administrator shall notify the Participant in writing or electronically that the Option or SAR shall be exercisable, to the extent vested, for a period of up to fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period. For the purposes of this Section 11.3, the Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether shares, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common shares of the acquiring or successor corporation or its parent, the Administrator may, with the consent of the acquiring or successor corporation, provide for the consideration to be received, for each Share subject to the Award, to be solely common shares of the acquiring or successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change in Control. Notwithstanding anything herein to the contrary, an Award that vests, is earned, or is paid out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or the acquiring or successor corporation modifies any of such performance goals without the Participant’s consent; provided, however, that a modification to such performance goals only to reflect the acquiring or successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption. Payments under this Section 11.3 may be delayed to the same extent that payment of consideration to the holders of Shares in connection with the Change in Control is delayed as a result of escrows, earnouts, holdbacks, or any other contingencies.
12.
Provisions Applicable to Awards

12.1.
Conditions Upon Issuance of Shares.   Shares will not be issued pursuant to an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Law and will be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required or desirable.

12.2.
Transferability.   No Award may be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution. Each Participant may file with the Administrator a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under this Plan upon his or her death. A Participant may, from time to time, revoke or change his or her beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Administrator. The last such designation filed with the Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrator prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate. Upon the occurrence of a Participant’s divorce (as evidenced by a final order or decree of divorce), any spousal designation previously given by such Participant shall automatically terminate.

12.3.
Documentation.   All Awards made under the Plan shall be made pursuant to an Award Agreement. The Administrator may, in its sole discretion, determine the terms and conditions set forth in each Award Agreement, provided that all such terms and conditions are consistent with the Plan.

12.4.
Discretion.   All Awards made pursuant to the Plan may be made alone or in addition to or in conjunction with any other Award. The terms of each Award are not required to be identical, and the Administrator does not have to treat Participants or Awards uniformly.

12.5.
Withholding.   A Participant shall be required to pay to the Company or any Affiliate, or the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Shares, other securities or other property) of any required withholding taxes, including any Tax Obligations, in respect of an Award, its exercise, or any payment or transfer under an Award or under this Plan and to take such other action as may be necessary in the opinion of the Administrator or the Company to satisfy all obligations for the payment of such withholding and taxes. In addition, the Administrator, in its discretion, may make arrangements mutually agreeable with a Participant who is not an employee of the Company or an Affiliate to facilitate the payment of applicable income and self-employment taxes. Without limitation, the Administrator may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of Shares (which are not subject to any pledge or other security interest) owned by the Participant having a fair market value equal to such withholding liability, (B) having the Company withhold from the number of Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a fair market value equal to such withholding liability, (C) deducting an amount sufficient to satisfy such withholding obligation from any payment of any kind otherwise due to a Participant, (D) accepting a payment from the Participant in cash, by wire transfer of immediately available funds, or by check made payable to the order of the Company, or (E) if there is a public market for Shares at the time the withholding obligation for Tax Obligations is to be satisfied, selling Shares issued pursuant to the Award creating the withholding obligation. The amount withheld pursuant to any of the foregoing payment forms shall be determined by the Company and may be up to (but not in excess of) the aggregate amount of such obligations based on the maximum statutory withholding rates in the Participant’s jurisdiction for all Tax Obligations that are applicable to such taxable income.

12.6.
Award Modification; Repricing.   The Administrator may at any time, and from time to time, amend the terms of any one or more Awards without the consent of any Participant; provided, however, that the Administrator may not make any amendment which would otherwise constitute an impairment of the material rights under any Award unless the Participant consents to such impairment in writing. Notwithstanding anything to the contrary in Section 4 and except for an adjustment pursuant to Section 11 or a repricing approved by shareholders, in no case may the Administrator (i) amend an outstanding Option or Stock Appreciation Right to reduce the exercise price of the Award, (ii) cancel, exchange, or surrender an outstanding Option or Stock Appreciation Right in exchange for cash or other awards for the purpose of repricing the Award, or (iii) cancel, exchange, or surrender an outstanding Option or Stock Appreciation Right in exchange for an Option or Stock Appreciation Right with an exercise price that is less than the exercise price of the original Award.

12.7.
Acceleration.   The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable, in each case, subject to Applicable Law.

12.8.
Fractional Shares.   No fractional Shares shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, additional Awards, or other property shall be issued or paid in lieu of fractional Shares or whether any fractional Shares should be rounded, forfeited, or otherwise eliminated.

13.
Section 409A

13.1.
General.   The Plan is intended to comply with Section 409A to the extent subject thereto, and shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” (as defined in Section 409A) shall not be treated as deferred compensation unless Applicable Law requires otherwise. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or any Award, adopt policies and procedures, make corrective filings, or take any other actions (including amendments and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including exempting the Plan and Awards from Section 409A or complying with 409A.
13.2.
Payments to Specified Employees.   Notwithstanding anything in the Plan or an Award Agreement to the contrary, any payment or settlement made pursuant to an Award to a “specified employee” (as defined by Section 409A and as determined by the Administrator) due to such Participant’s “separation from service” (as defined by Section 409A) will, to the extent necessary to avoid adverse tax consequences to the Participant, be delayed for the six-month period immediately following such “separation from service (or, if earlier, on the “specified employee’s” death) and will instead be paid on the day immediately following such six-month period or as soon as practicable thereafter. Any delayed payment under this Section 13.2 shall not accrue interest during the delay. All payments of “nonqualified deferred compensation” (as defined by Section 409A) that are scheduled to be paid more than six months following a “specified employee’s” termination, shall be made on their regular schedule.

13.3.
Change in Control.   If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

14.
Amendment of the Plan

The Board may at any time amend, alter, suspend, or terminate the Plan. The Company may obtain shareholder approval of any Plan amendment to the extent necessary or, as determined by the Administrator in its sole discretion, desirable to comply with Applicable Law, including any amendment that (i) increases the number of Shares available for issuance under the Plan or (ii) changes the persons or class of persons eligible to receive Awards. No amendment, alteration, suspension, or termination of the Plan will materially impair the rights of any Participant with respect to outstanding Awards, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
15.
Foreign Participants

The Administrator may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax, or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Administrator determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.
16.
Clawbacks

Notwithstanding any other provisions in the Plan, the Administrator may cancel any Award, require reimbursement of any Award, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with Company policies, including the Company’s Clawback Policies. A Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policies. By accepting an Award, the Participant agrees to be bound by the Clawback Policies and to adhere to the Clawback Policies to the extent required by Applicable Law.
17.
No Right to Continued Service

Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) a Participant’s employment with or without notice and with or without Cause, or (ii) a Participant’s service as a Consultant or Director.
18.
No Rights as a Shareholder

Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities, or other property) or distributions of other rights for which the record date is prior to the date such Share certificates are issued, except as provided in Section 11.
19.
Miscellaneous

19.1.
Limitations on Liability.   Neither the Company, nor its Parent, nor any Subsidiary, nor any person serving as Administrator shall have any liability to a Participant in the event an Award held by the Participant fails to achieve its intended characterization under the tax, securities, or other applicable laws and regulations.

19.2.
Inability to Obtain Authority.   The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

19.3.
Severability.   Notwithstanding any contrary provision of the Plan or an Award Agreement, if any one or more of the provisions (or any part thereof) of this Plan or an Award Agreement shall be held invalid, illegal, or unenforceable in any respect, such provision shall be modified so as to make it valid, legal, and enforceable, and the validity, legality, and enforceability of the remaining provisions (or any part thereof) of the Plan or Award Agreement, as applicable, shall not in any way be affected or impaired thereby.

19.4.
Governing Documents.   The Plan and each Award Agreement evidencing an Award are intended to be read together, and together, set forth the complete terms and conditions of each Award. To the extent of any contradiction between the Plan and any Award Agreement or other written agreement between a Participant and the Company, the Plan will govern unless the Award Agreement or other written agreement was approved by the Administrator and expressly provides that a specific provision of the Plan will not apply.

19.5.
Governing Law.   The Plan will be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to any choice of law principles.

19.6.
Data Privacy.   As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in any form, of personal data as described in this section by and among the Company and its Subsidiaries, Affiliates, and their agents exclusively for implementing, administering, and managing the Participant’s participation in the Plan. The Company, its Subsidiaries, and Affiliates may hold certain personal information about a Participant, including the Participant’s name, address, telephone number, birthday, social security or other identification number, salary, nationality, job title(s), any Shares held in the Company, its Subsidiaries, and Affiliates, and Award details to implement, manage, and administer the Plan and Awards (the “Data”). The Company, its Subsidiaries, and Affiliates may transfer the Data amongst themselves as necessary to implement, administer, and manage a Participant’s participation in the Plan, and the Company, its Subsidiaries, and Affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration, and management. These third-party recipients may be located in the United States or elsewhere, and the applicable location may be subject to different data privacy laws than the Participant’s home country. By accepting an Award, each Participant authorizes each recipient to receive, possess, use, retain, and transfer the Data, in electronic or other form, to implement, administer, and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other thirty party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant, or refuse or withdraw the consents in this section in writing, without cost, by contacting the local human resources representative. The Company may cancel the Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this section.
19.7.
Titles and Headings.   The titles and headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

19.8.
Intended to Comply with Applicable Law.   The Plan and all Awards granted hereunder are intended to fully comply with Applicable Law. All administrative actions, determinations, and exercises of discretion by the Administrator shall comply with Applicable Law.

20.
Shareholder Approval

The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Law. All Awards hereunder are contingent on approval of the Plan by the Company’s shareholders. Notwithstanding any other provision of this Plan, if the Plan is not approved by the Company’s shareholders within twelve (12) months after the date the Plan is adopted, the Plan and any Awards hereunder shall be automatically terminated.
21.
Effective Date

The Plan shall be effective as of the closing of the Business Combination Agreement (the “Effective Date”).
Unless terminated earlier under Section 14, this Plan shall terminate on           , 2035, ten (10) years after the Effective Date.

ANNEX E
FORM OF
PARATAXIS HOLDINGS INC.
2025 EMPLOYEE STOCK PURCHASE PLAN
The purpose of this 2025 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Parataxis Holdings Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries with opportunities to purchase shares of the Company’s Class A common stock, $0.0001 par value per share (the “Common Stock”), commencing at such time and on such dates as the Board of Directors of the Company (the “Board”) shall determine. Subject to adjustment under Section 15 hereof, the number of shares of Common Stock that have been approved for this purpose is the sum of:
(a)   Three percent (3%) of the issued and outstanding shares of Common Stock on the Effective Date (after giving effect to the Redemption (as defined in the Business Combination Agreement)); plus
(b)   an annual increase to be added on the first day of each fiscal year, commencing on January 1, 2026 and continuing for each fiscal year until, and including, January 1, 2035, equal to the least of (i) one percent (1%) of the issued and outstanding shares of Common Stock outstanding on the last day of the immediately preceding calendar year, and (ii) a number of shares of Common Stock determined by the Board. Subject to Section 15 hereof, no more than 50,000,000 shares of Common Stock may be issued pursuant to the Plan.
The Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations issued thereunder, and shall be interpreted in a manner consistent therewith.
1.   Administration.   The Plan shall be administered by the Board or by a committee appointed by the Board (the “Administrator”). The Administrator has authority to (i) make rules and regulations for the administration of the Plan; (ii) interpret the terms and provisions of the Plan; (iii) make all determinations it deems advisable for the administration of the Plan; (iv) decide all disputes arising in connection with the Plan; and (v) otherwise supervise the administration of the Plan, and its interpretation and decisions with regard thereto shall be final and conclusive.
2.   Eligibility.   All employees of the Company and all employees of any subsidiary of the Company (as defined in Section 424(f) of the Code) designated by the Administrator from time to time (a “Designated Subsidiary”), are eligible to participate in any one or more of the offerings of Options (as defined in Section 9) to purchase Common Stock under the Plan, provided that:
(a)   they are customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week and for more than five months in a calendar year;
(b)   they have been employed by the Company or a Designated Subsidiary for at least three months prior to enrolling in the Plan; and
(c)   they are employees of the Company or a Designated Subsidiary on the first day of the applicable Plan Period (as defined below).
No employee may be granted an Option hereunder if such employee, immediately after the Option is granted, would own five percent (5%) or more of the total combined voting power or value of the capital stock of the Company or any subsidiary. For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock that the employee has a contractual right to purchase shall be treated as stock owned by the employee.
The Company retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423-2(e) and (f).
3.   Offerings.   The Company shall make one or more offerings (“Offerings”) to employees to purchase stock under the Plan. Offerings shall begin at such time and on such dates as the Administrator shall determine, or the first business day thereafter (such dates, the “Offering Commencement Dates”). Each

Offering Commencement Date shall begin a six (6)-month period (each, a “Plan Period”) during which payroll deductions shall be made and held for the purchase of Common Stock at the end of the Plan Period. However, the Administrator may, at its discretion, choose a different Plan Period of not more than twelve (12) months for Offerings.
4.   Participation.   An employee eligible on the Offering Commencement Date of any Offering may participate in such Offering by completing and forwarding either a written or electronic payroll deduction authorization form to the employee’s appropriate payroll office at least 15 days (or such other number of days as is determined by the Company) prior to the applicable Offering Commencement Date. The form will authorize a regular payroll deduction from the Compensation (as defined below) received by the employee during the Plan Period. Unless an employee files a new form or withdraws from the Plan, his or her deductions and purchases will continue at the same rate for future Offerings under the Plan as long as the Plan remains in effect. The Administrator shall determine what constitutes “Compensation” for the purposes of the Plan. In the absence of a determination by the Administrator, the term “Compensation” shall mean the amount of money reportable on the employee’s Federal Income Tax Withholding Statement (or analogous non-U.S. statement), excluding overtime, shift premium, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances for travel expenses, income or gains associated with the grant or vesting of restricted stock, income or gains on the exercise of Company stock options or stock appreciation rights, and similar items, whether or not shown or separately identified on the employee’s Federal Income Tax Withholding Statement (or analogous non-U.S. statement), but including, in the case of salespersons, sales commissions to the extent determined by the Administrator.
5.   Deductions.   The Company shall maintain payroll deduction accounts for all participating employees. With respect to any Offering made under the Plan, an employee may authorize a payroll deduction in any percentage amount (in whole percentages) at a minimum of one percent (1%) up to a maximum of fifteen percent (15%) of the Compensation that he or she receives during the Plan Period or such shorter period during which deductions from payroll are made. The Administrator may, at its discretion, designate a lower maximum contribution rate. The minimum payroll deduction is such percentage of Compensation as may be established from time to time by the Administrator.
6.   Deduction Changes.   An employee may decrease or discontinue his or her payroll deduction once during any Plan Period, by filing either a written or electronic new payroll deduction authorization form, as determined by the Company. However, an employee may not increase his or her payroll deduction during a Plan Period. If an employee elects to discontinue his or her payroll deductions during a Plan Period, but does not elect to withdraw his or her funds pursuant to Section 8 hereof, funds deducted prior to his or her election to discontinue will be applied to the purchase of Common Stock on the Exercise Date (as defined below).
7.   Interest.   Interest will not be paid on any employee accounts, except to the extent that the Administrator, in its sole discretion, elects to credit employee accounts with interest at such rate as it may from time to time determine.
8.   Withdrawal of Funds.   An employee may at any time prior to the close of business on the fifteenth (15th) business day prior to the end of a Plan Period (or such other number of days as is determined by the Company) and for any reason permanently draw out the balance accumulated in such employee’s account and thereby withdraw from participation in an Offering. Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Plan Period during which the employee withdrew his or her balance. The employee may participate in any subsequent Offering in accordance with the terms and conditions established by the Administrator.
9.   Purchase of Shares.
(a)   Number of Shares.   On the Offering Commencement Date for the applicable Plan Period, the Company will grant to each eligible employee who is then a participant in the Plan an option (an “Option”) to purchase on the last business day of such Plan Period (the “Exercise Date”) at the applicable purchase price (the “Option Price”) up to the whole number of shares of Common Stock determined by multiplying $2,083 by the number of full months in the Plan Period and dividing the result by the closing price (as determined below) on the Offering Commencement Date; provided, however, that no employee may be granted an Option which permits his or her rights to purchase Common Stock under the Plan and any other employee stock purchase plan (as defined in Section 423(b) of the Code) of the Company and its subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such Common Stock (determined at the date such Option is granted) for each calendar year in which the Option is outstanding at any time; and, provided, further, however, that the Administrator may, in its discretion, set a different fixed number of shares of Common Stock that each eligible employee may purchase per Plan Period, which number shall not be greater than the number of shares of Common Stock determined using the formula in this Section 9(a), and both of which shall be subject to the first proviso of this Section 9(a).
(b)   Option Price.   The Administrator shall determine the Option Price for each Plan Period, including whether such Option Price shall be determined based on the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date, or shall be based solely on the closing price of the Common Stock on the Exercise Date; provided, however, that such Option Price shall be at least 85% of the applicable closing price. In the absence of a determination by the Administrator, the Option Price shall be 85% of the lesser of the closing price of the Common Stock on (i) the first business day of the Plan Period or (ii) the Exercise Date. The closing price shall be (a) the closing price (for the primary trading session) on any national securities exchange on which the Common Stock is then listed or (b) the average of the closing bid and asked prices in the over-the-counter-market, whichever is applicable, as published in The Wall Street Journal or another source selected by the Administrator. If no sales of Common Stock were made on such a day, the price of the Common Stock shall be the reported price for the last preceding day on which sales were made.
(c)   Exercise of Option.   Each employee who continues to be a participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option at the Option Price on such date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved for the purpose of the Plan that his or her accumulated payroll deductions on such date will pay for, but not in excess of the maximum numbers determined in the manner set forth above.
(d)   Return of Unused Payroll Deductions.   Any balance remaining in an employee’s payroll deduction account at the end of a Plan Period shall be automatically refunded to the employee, except that any balance that is less than the purchase price of one share of Common Stock shall be carried forward into the employee’s payroll deduction account for the following Offering, unless the employee elects not to participate in the following Offering under the Plan, in which case the balance in the employee’s account shall be refunded.
10.   Issuance of Certificates.   Certificates (if applicable) representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or (in the Company’s sole discretion) in the name of a brokerage firm, bank, or other nominee holder designated by the employee. The Company may, in its sole discretion and in compliance with applicable laws, authorize the use of book-entry registration of shares in lieu of issuing stock certificates.
11.   Rights on Retirement, Death or Termination of Employment.   If a participating employee’s employment with the Company or a Designated Subsidiary ends before the last business day of a Plan Period, no payroll deduction shall be taken from any pay then due and owing to the employee and the balance in the employee’s account shall be paid to the employee. In the event of the employee’s death before the last business day of a Plan Period, the Company shall, upon notification of such death, pay the balance of the employee’s account (a) to the executor or administrator of the employee’s estate or (b) if no such executor or administrator has been appointed to the knowledge of the Company, to such other person(s) as the Company may, in its discretion, designate. If, before the last business day of the Plan Period, the Designated Subsidiary by which an employee is employed ceases to be a subsidiary of the Company, or if the employee is transferred to a subsidiary of the Company that is not a Designated Subsidiary, the employee shall be deemed to have terminated employment for the purposes of the Plan.
12.   Optionees Not Stockholders.   Neither the granting of an Option to an employee nor the deductions from his or her pay shall make such employee a stockholder of the shares of Common Stock covered by an Option under the Plan unless and until he or she has purchased and received such shares. Prior to an employee’s purchase of Common Stock, he or she shall not have any of the rights or privileges of a stockholder. Except as provided in Section 15 or otherwise determined by the Administrator, no adjustments shall be made for ordinary cash dividends or distribution or other rights for which the record date occurs prior to the date of an employee’s purchase of Common Stock.
13.   Options Not Transferable.   Options under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.
14.   Application of Funds.   All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.
15.   Adjustment for Changes in Common Stock and Certain Other Events.
(a)   Changes in Capitalization.   In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share limitations set forth in Section 9, and (iii) the Option Price shall be equitably adjusted to the extent determined by the Administrator.
(b)   Reorganization Events.
(1)   Definition.   A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.
(2)   Consequences of a Reorganization Event on Options.   In connection with a Reorganization Event, the Administrator may take any one or more of the following actions as to outstanding Options on such terms as the Administrator determines: (i) provide that Options shall be assumed, or substantially equivalent Options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to employees, provide that all outstanding Options shall be terminated immediately prior to the consummation of such Reorganization Event and that all such outstanding Options shall become exercisable to the extent of accumulated payroll deductions as of a date specified by the Administrator in such notice, which date shall be ten (10) days preceding the effective date of the Reorganization Event (or such other number of days as is determined by the Administrator), (iii) upon written notice to employees, provide that all outstanding Options shall be cancelled as of a date prior to the effective date of the Reorganization Event and that all accumulated payroll deductions will be returned to participating employees on such date, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock shall receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), change the last day of the Plan Period to be the date of the consummation of such Reorganization Event and make or provide for a cash payment to each employee equal to (A) (1) the Acquisition Price times (2) the number of shares of Common Stock that the employee’s accumulated payroll deductions as of immediately prior to the Reorganization Event could purchase at the Option Price, where the Acquisition Price is treated as the fair market value of the Common Stock on the last day of the applicable Plan Period for purposes of determining the Option Price under Section 9(b) hereof, and where the number of shares that could be purchased is subject to the limitations set forth in Section 9(a), minus (B) the result of multiplying such number of shares by such Option Price, (v) provide that, in connection with a liquidation or dissolution of the Company, Options shall convert into the right to receive liquidation proceeds (net of the Option Price thereof), and (vi) any combination of the foregoing.
For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of

Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.
16.   Amendment of the Plan.   The Board may, at any time and from time to time, amend or suspend the Plan or any portion thereof, except that (a) if the approval of any such amendment by the stockholders of the Company is required by Section 423 of the Code, such amendment shall not be effected without such approval, and (b) in no event may any amendment be made that would cause the Plan to fail to comply with Section 423 of the Code.
17.   Insufficient Shares.   If the total number of shares of Common Stock specified in elections to be purchased under any Offering plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the Administrator will allot the shares then available on a pro-rata basis.
18.   Termination of the Plan.   The Plan may be terminated at any time by the Board. Upon termination of the Plan all amounts in the accounts of participating employees shall be promptly refunded.
19.   Governmental Regulations.   The Company’s obligation to sell and deliver Common Stock under the Plan is subject to listing on a national stock exchange (to the extent the Common Stock is then so listed or quoted) and the approval of all governmental authorities required in connection with the authorization, issuance or sale of such stock.
20.   Governing Law.   The Plan shall be governed by Delaware law, except to the extent that such law is preempted by federal law.
21.   Issuance of Shares.   Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.
22.   Notification upon Sale of Shares.   Each employee agrees, by participating in the Plan, to promptly give the Company notice of any disposition of shares purchased under the Plan where such disposition occurs within two (2) years after the date of grant of the Option pursuant to which such shares were purchased.
23.   Grants to Employees in Foreign Jurisdictions.   The Company may, to comply with the laws of a foreign jurisdiction, grant Options to employees of the Company or a Designated Subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) with terms that are less favorable (but not more favorable) than the terms of Options granted under the Plan to employees of the Company or a Designated Subsidiary who are resident in the United States. Notwithstanding the preceding provisions of the Plan, employees of the Company or a Designated Subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens (within the meaning of Section 7701(b)(1)(A) of the Code)) may be excluded from eligibility under the Plan if (a) the grant of an Option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. The Company may add one or more appendices to the Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable Options.
24.   Authorization of Sub-Plans.   The Administrator may from time to time establish one or more sub-plans under the Plan with respect to one or more Designated Subsidiaries, provided that such sub-plan complies with Section 423 of the Code.

25.   Withholding.   If applicable tax laws impose a tax withholding obligation, each affected employee shall, no later than the date of the event creating the tax liability, make a provision satisfactory to the Administrator for payment of any taxes required by law to be withheld in connection with any transaction related to Options granted to or shares acquired by such employee pursuant to the Plan. The Company may, to the extent permitted by law, deduct any such taxes from any payment of any kind otherwise due to an employee.
26.   Equal Rights and Privileges.   Subject to Section 23, all employees eligible to participate in the Plan will have equal rights and privileges under the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 23, any provision of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board, or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.
27.   Effective Date and Approval of Stockholders.   The Plan shall take effect upon the closing (the date on which such closing occurs, the “Effective Date”) of the business combination agreement (the “Business Combination Agreement”) made and entered into as of August 6, 2025 by and among (a) SilverBox Corp IV, a Cayman Islands exempted company (“SPAC”), (b) the Company, (c) PTX Merger Sub I Inc., a Delaware corporation and wholly owned subsidiary of the Company, (d) PTX Merger Sub II LLC, a Delaware limited liability company and wholly owned subsidiary of the Company, (e) Parataxis Holdings LLC, a Delaware limited liability company (“Parataxis Holdings”), (f) SilverBox Sponsor IV LLC, a Delaware limited liability company, solely for certain limited purposes as representative of the SPAC shareholders, and (g) Edward Chin, solely for certain limited purposes as representative of the members of Parataxis Holdings, subject to approval by the stockholders of the Company as required by Section 423 of the Code, which approval must occur within twelve months of the adoption of the Plan by the Board.
Adopted by the Board of Directors on [       ], 2025
Approved by the stockholders on [       ], 2025

ANNEX F
FORM OF
SHARED FACILITIES AND SERVICES AGREEMENT
This Shared Facilities and Services Agreement (this “Agreement”), dated as of [•] (the “Effective Date”), is entered into by and between Parataxis Holdings Inc., a Delaware corporation (the “Company”), and Parataxis Capital Management LLC, a Delaware limited liability company and an affiliate of the Company (“PCM”). Certain capitalized terms used are defined herein in Section 1.1.
WHEREAS, the Company has entered into that certain Business Combination Agreement (the “Business Combination Agreement”), by and among (i) SilverBox Corp IV, a Cayman Islands exempted company (“SPAC”), (ii) Parataxis Holdings LLC, a Delaware limited liability company (“Parataxis Holdings”), (iii) the Company, (iv) PTX Merger Sub I Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“SPAC Merger Sub”), (v) PTX Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Company Merger Sub”), and (vi) the other parties thereto;
WHEREAS, pursuant to the Business Combination Agreement and subject to the terms and conditions set forth therein, (a) SPAC will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation (the “Conversion”); (b) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger”), and, in connection therewith, each issued and outstanding security of SPAC immediately prior to the effective time of the Mergers (as defined below) will no longer be outstanding and will automatically be canceled, in exchange for the right of the holder thereof to receive a substantially equivalent security of the Company; (c) Company Merger Sub will merge with and into Parataxis Holdings, with Parataxis Holdings continuing as the surviving company (the “Company Merger,” and, together with the SPAC Merger, the “Mergers”) and, in connection therewith, Parataxis Holding’s issued and outstanding membership interests will be canceled in exchange for the right of the holders thereof, to receive shares of the Company’s common stock and (d) as a result of the Mergers, together with the Conversion and the other transactions contemplated by the Business Combination Agreement, the “Transactions”, SPAC and the Parataxis Holdings will each become wholly-owned subsidiaries of the Company;
WHEREAS, in light of the shared management and personnel between the Company and PCM due to the provision of services hereunder and the potential conflicts arising from the Company’s and PCM’s similar investment objectives and focus on digital assets, the Company has adopted a Policy Relating to Business and Strategic Purpose (the “Business Purpose Policy”); and
WHEREAS, in connection with the closing of the Transactions, PCM has agreed to provide, and the Company has agreed to receive, certain services, subject to the terms and conditions set forth herein during the term of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the parties, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions.   Unless the context clearly requires otherwise, the following terms shall have the following meanings:
“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any subpoena or request for information), inquiry, hearing, proceeding or investigation, by or before any Person, including any Governmental Authority.

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“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling,” “controlled,” or “under common control with” have correlative meanings.
“Agreement” shall have the meaning ascribed to such term in the preamble hereto.
“Company” shall have the meaning ascribed to such term in the preamble hereto.
“Facility” or “Facilities” shall mean each of the facilities described in Schedule A to be made available by PCM pursuant to the terms and conditions of this Agreement.
“GAAP” means generally accepted accounting principles as in effect in the United States of America.
“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body with competent jurisdiction.
“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.
“Intellectual Property” means any and all proprietary, intellectual or industrial property rights, which may exist or be created under the law of any jurisdiction, including both statutory and common law rights, including (i) patents and patent applications (including divisionals, continuations and continuations in part), and any renewals, re-examinations, extensions or reissues thereof, (ii) registered and unregistered trademarks, service marks, logos, corporate, d/b/a and trade names, trade dress and other identifiers of source origin, together with all goodwill associated therewith, and internet domain names, (iii) registered and unregistered copyrights, copyrightable works, proprietary rights in works of authorship (including software), moral rights and mask works, (iv) trade secrets and other rights in proprietary or confidential information, including proprietary processes, formulas, data, computer programs, discoveries, developments, designs, techniques, specifications, drawings, blueprints, sketches, models, methods, inventions (whether or not patentable), software source code, and know-how, and (viii) registrations and applications for any of the foregoing.
“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, order or consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Person” means an individual, corporation, company, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.
“PCM” shall have the meaning ascribed to such term in the preamble hereto.
“Representatives” means, as to any Person, the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person.
“Service” or “Services” shall mean each of the services described in Schedule A to be provided by PCM pursuant to the terms and conditions of this Agreement.
“Service Fees” means the fully allocated cost for providing Services calculated in a manner consistent with PCM’s past practice, including the following (to the extent allocable to the provision of the Services):

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(a) the cost of licenses for software or other intellectual property (or other cost associated with obtaining rights to use software or intellectual property), including any termination, transfer, sublicensing, access, upgrade or conversion fees, (b) the cost of maintenance and support, including user support, (c) the fully loaded cost of personnel, including the cost of personnel retained, displaced or transferred, (d) the cost of equipment, (e) the cost of disaster recovery services and backup services, (f) the cost of facilities and space, (g) the cost of supplies (including consumables), (h) the cost of utilities (electricity, gas, etc.), (i) the cost of networking and connectivity, (j) the cost of legal fees associated with any advice, activities or agreements related to the foregoing areas, and (k) any reasonable and documented out-of-pocket expenses incurred by PCM with third parties in connection with the provision of Services (including one-time set-up costs, license fees, costs to enter into third party agreements, costs to exit third party agreements, termination fees, and other costs incurred in connection with third parties engaged in compliance with this Agreement). Travel expenses must be reasonable and incurred in accordance with PCM’s normal travel policy. For the avoidance of doubt, the Company shall only be responsible for the pro rata portion of PCM’s cost and expenses that are directly attributable to the provision of the Services hereunder, as mutually determined by the accountants of the Company and PCM.
“Term” shall have the meaning ascribed to such term in Section 8.1(a).
ARTICLE II
FACILITIES AND SERVICES
Section 2.1    Facilities and Services.   Subject to the terms set forth in this Agreement, commencing on the Effective Date, PCM shall provide, or shall cause to be provided, to the Company, the Facilities and Services, together with any other services that may be reasonably requested by the Company, so as to operate the Company’s business in accordance with its governing documents and policies and procedures during the Term, including, without limitation, the Company’s Business Purpose Policy. The parties have set forth on Schedule A, a summary of some of the Facilities and Services to be provided and a description of the Facilities and Services.
Section 2.2    Standard of Performance.   PCM shall provide, or shall cause to be provided, the Services, exercising at least the same degree of care, efficiency, prudence, priority and diligence as exercised in the performance of the same or similar services for itself and its Subsidiaries and Affiliates.
Section 2.3    Modification of Services.    Schedule A identifies the Facilities and Services to be provided pursuant to this Agreement and, subject to the mutual agreement of the parties hereto acting reasonably, Schedule A may be amended from time to time, to add any additional Facilities and Services or to modify or delete Facilities or Services. During the Term, Facility or Service upgrades and improvements which PCM provides to its own internal organizations shall be made available to the extent that the parties mutually agree upon the fee, if any, for any such upgrade or improvement.
Section 2.4    Cooperation.   The parties shall cooperate reasonably in connection with the provision and receipt of the Services and shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing. The Company will provide information and documentation reasonably necessary for PCM to perform and provide the Services. The Company shall follow, and shall cause its Affiliates to follow, the policies, procedures and practices followed by PCM and its third-party service providers with respect to the Services consistent with the policies, procedures and practices that were in effect immediately prior to the Effective Date and as may be updated in writing by PCM from time to time.
Section 2.5    Sharing of Services.   As directed by the Company, PCM may provide, or cause to be provided, the Services to designated Affiliates of the Company; provided that the Company shall (a) ensure that the Company’s Affiliates comply with the provisions of this Agreement applicable to the Company, and (b) remain liable for the acts and omissions of such Affiliates in connection with this Agreement, including the receipt of the Services by the Company.
Section 2.6    Personnel and Subcontracting of Services.   In providing the Facilities and Services, PCM, as it deems necessary or appropriate in its sole discretion, may (a) use the personnel of PCM or its Affiliates and (b) employ the services of third parties to the extent such third party services are reasonably necessary for the efficient performance of any of such Services or provision of any Facilities.

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Section 2.7    Use of Business Systems and Communications Networks.   From time to time under this Agreement, each party may have access to the business systems and communications networks of the other party. Each party will use commercially reasonable efforts to ensure that none of its employees, officers, directors or agents, nor any employee, officer, director or agent of any of its Affiliates (collectively, “Users”) make any use of or attempt to gain access to any part of the other party’s business systems and communications networks or to any data of the other party or its Affiliates not specifically made available to such party under this Agreement. Each party will take reasonable precautions to ensure that its Users do not introduce (i) any code, program, or script (devices) that, upon the occurrence or the non-occurrence of any event, will disable any system or application of the other party; (ii) to or through the other party’s “network,” any worm, virus, trap door, back door, or any other contaminant or disabling devices; or (iii) any form of breach of security, data corruption or interruption into the other party’s “network.” Each party agrees that all of its Users, when given access to the business systems and communications networks of the other party, shall conform to the policies and procedures of such other party concerning, health, safety and security which are made known to the first party in advance. If a party reasonably determines that the other party has violated this covenant, then without limiting any party’s remedies hereunder, the other party will, to such party’s reasonable satisfaction, promptly take all reasonable action and implement all reasonably necessary procedures to mitigate and prevent the reoccurrence of any such violation.
ARTICLE III
INTELLECTUAL PROPERTY AND DATA
Section 3.1    Ownership of Data and Intellectual Property.
(a)   Each party to this Agreement retains the ownership and title to any and all of its Intellectual Property owned as of the Effective Date. This Agreement is not intended to, and shall not, transfer or license any Intellectual Property from one party to the other, except for the limited license rights as expressly set forth in Section 3.1(b) and Section 3.1(c).
(b)    PCM hereby grants to the Company and to its personnel, a non-exclusive, non-transferable, non-assignable, non-sublicensable limited license and right, during the Term, under the Intellectual Property of PCM or its Affiliates, to use the embodiments of Intellectual Property rights provided by PCM to the Company hereunder solely to the extent necessary for the receipt, access and use of the Services.
(c)    The Company hereby grants to PCM and to its personnel, a non-exclusive, non-transferable, non-assignable, non-sublicensable limited license and right, during the Term, under the Intellectual Property of the Company or its Affiliates, to use the embodiments of Intellectual Property rights provided by the Company to PCM hereunder, solely to the extent necessary for the provision of the Services.
ARTICLE IV
COMPENSATION
Section 4.1    Fees.   In consideration for the Services, the Company shall pay to PCM the Service Fees for the Services provided hereunder.
Section 4.2    Billing and Payment Terms.
(a)    PCM shall invoice the Company monthly reflecting (i) the Services provided during the preceding month, (ii) the Service Fees owed for such Services provided during the preceding month, and (iii) any other charges incurred during the preceding month under the terms of this Agreement.
(b)    The Company shall be liable for the Service Fees and the Company shall pay PCM the amounts shown as due and payable on each such invoice in U.S. Dollars, including any applicable sales, use or value-added taxes, within thirty (30) days of the Company’s receipt of such invoice, unless and to the extent subject to (and during the pendency of) any dispute between the parties with respect to such amounts.

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(c)    If there is a dispute regarding any invoice for Service Fees under this Agreement, the parties shall cooperate and use commercially reasonable efforts to resolve any such dispute among themselves as promptly as practicable; provided, that if any such dispute is not resolved by the invoice due date, then the Company may withhold amounts disputed in good faith. In the event that the parties mutually agree that any amount disputed by the Company was properly invoiced, the Company will pay to PCM such amount within fifteen (15) days of such agreement. All payments required to be made pursuant to this Agreement shall bear interest from and including the date such payment is due until, but excluding, the date of payment at a monthly rate equal to the lesser of (i) 1.25% and (ii) the maximum rate permitted by applicable Law.
Section 4.3    Audit.
(a)    During the Term, the Company or its designated Representative(s) shall have the right, at its own expense and upon reasonable notice to PCM and during customary business hours, to audit PCM’s books, records, and facilities directly related to the provision of Services under this Agreement (each, an “Audit”). Such Audits may be conducted to verify:
(i)   PCM’s compliance with the terms and conditions set forth in this Agreement;
(ii)   The accuracy of all Service Fees charged to the Company;
(iii)   PCM’s performance of the Services; and
(iv)   PCM’s compliance with applicable Laws.
(b)    PCM shall cooperate fully with the Company or its designated Representative(s) in connection with any Audit and shall provide all information and access to personnel, facilities, and systems reasonably necessary to conduct the Audit, provided that in no event shall any customer, client or investor information be provided to the Company.
(c)   If any Audit reveals any material non-compliance with this Agreement or overcharges by PCM:
(i)   PCM shall promptly remedy such non-compliance; and
(ii)   PCM shall promptly refund any overcharges to the Company.
ARTICLE V
WARRANTIES AND DISCLAIMER OF OTHER WARRANTIES
Section 5.1    Disclaimer of Warranties.   PCM HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR OR SPECIFIC PURPOSE, AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.
Section 5.2    Limitation of Liability.   EXCEPT IN CONNECTION WITH ITS FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PCM NOR ITS AFFILIATES, NOR ANY OFFICER, DIRECTOR, MANAGER, EMPLOYEE, REPRESENTATIVE OR AGENT THEREOF SHALL HAVE ANY LIABILITY TO THE COMPANY OR ANY THIRD PARTY FOR ANY LOSSES ARISING OUT OF OR RELATING TO THIS AGREEMENT IN EXCESS OF THE AGGREGATE SERVICE FEES PAYABLE TO PCM PURSUANT TO THIS AGREEMENT IN THE SIX (6) MONTH PERIOD PRIOR TO THE EVENT GIVING RISE TO SUCH LIABILITY.
Section 5.3    Disclaimer of Consequential Damages.   EXCEPT IN CONNECTION WITH ITS FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AND EXCEPT IN CONNECTION WITH INDEMNIFIED CLAIMS, NEITHER PCM NOR ITS AFFILIATES, NOR ANY OFFICER, DIRECTOR, MANAGER, EMPLOYEE, REPRESENTATIVE OR AGENT THEREOF, SHALL HAVE ANY LIABILITY TO THE COMPANY OR ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL LOSSES ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER IN TORT, CONTRACT OR OTHERWISE, AND WHETHER OR NOT PCM OR ITS AFFILIATES OR ANY OFFICER, DIRECTOR, MANAGER, EMPLOYEE,

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REPRESENTATIVE OR AGENT THEREOF HAVE BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH LOSSES.
ARTICLE VI
INDEMNIFICATION
Section 6.1    Indemnification.
(a)    The Company shall indemnify PCM and its Affiliates (excluding, for the avoidance of doubt, the Company and any of its controlled Affiliates) and their respective shareholders, members, Affiliates, Subsidiaries, officers, directors, managers and agents (collectively, the “PCM Indemnified Parties”) and defend and hold each of them harmless from and against, and pay the PCM Indemnified Parties for, any and all Losses incurred by any of them as a result of any third-party claim to the extent arising out of, in connection with or relating to PCM’s provision of any Service pursuant to this Agreement, except to the extent that such Losses arise out of or relate to PCM’s fraud, gross negligence, willful misconduct or material breach of this Agreement. Each PCM Indemnified Party is an express third-party beneficiary of, and entitled to enforce, this Section 6.1(a).
(b)    PCM shall indemnify the Company and its Affiliates (excluding, for the avoidance of doubt, PCM and any of its controlled Affiliates) and their respective shareholders, members, Affiliates, Subsidiaries, officers, directors, managers and agents (collectively, the “Company Indemnified Parties”) and defend and hold each of them harmless from and against, and pay the Company Indemnified Parties for, any and all Losses incurred by any of them as a result of any third-party claim to the extent arising out of, in connection with or relating to PCM’s or its Representative’s fraud, gross negligence, willful misconduct in providing the Services or material breach of this Agreement. Each Company Indemnified Party is an express third-party beneficiary of, and entitled to enforce, this Section 6.1(b).
Section 6.2    Indemnification Procedures.   If any of the PCM Indemnified Parties or Company Indemnified Parties (the “Indemnified Party”) receives notice of any Action for which indemnification may be sought under this Agreement, the Indemnified Party shall promptly notify the other party (the “Indemnifying Party”) in writing of the Action. Failure to provide such notice shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure. Upon receipt of notice of an Action, the Indemnifying Party shall have the right to assume the defense and control of such Action, with counsel of its choice, provided that such counsel is reasonably satisfactory to the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of the Action at its own expense. If the Indemnifying Party does not assume the defense of the Action within a reasonable period, the Indemnified Party may assume the defense of the Action, and the Indemnifying Party shall be liable for all reasonable costs and expenses incurred by the Indemnified Party in connection with such defense. The Indemnifying Party shall not settle any Action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.
ARTICLE VII
CONFIDENTIALITY
Section 7.1    Confidentiality Obligations; Permitted Disclosures.   In connection with the provision or receipt of Services under this Agreement, each party may receive, or have access to, records and information, whether written or oral, which the other party considers to be confidential and proprietary technical information such as specifications, drawings, guidelines, models, customer information, business plans and other information which relates to the other party’s present and future development of business activities, all of which shall be deemed “Confidential Information.” Each party shall hold all Confidential Information in trust and in confidence for the other; shall use the Confidential Information only for the purposes of providing and receiving the Services, as applicable; and shall use commercially reasonable efforts to deliver to the other all such records and information, in written or graphic form, upon expiration or termination of this Agreement. Nothing in this section shall be construed to limit the use of, or dissemination by a party of, such information as is previously known to such party, or is publicly disclosed either prior to or subsequent to a party’s receipt of such information from another party.

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Section 7.2    Limitations on Use of Confidential Information.   The receiving party shall use the disclosing party’s Confidential Information solely for the purposes set forth in this Agreement unless another use is allowed by written permission of the disclosing party. In handling the Confidential Information, each party shall: (i) not make disclosure of any such Confidential Information to anyone except the Representatives of such party to whom disclosure is reasonably necessary for the purposes set forth in this Agreement; (ii) appropriately notify such Representatives that the disclosure is made in confidence in accordance with the provisions hereof; and (iii) make requests for Confidential Information of the other party only if reasonably necessary to accomplish the purposes set forth in this Agreement. Each party shall be responsible for ensuring compliance with the terms of this Section by their respective Representatives.
ARTICLE VIII
TERM AND TERMINATION
Section 8.1    Term of Agreement.   PCM shall provide the Services from the Effective Date until the date that is three (3) years following the Effective Date, unless such Service is earlier terminated by the parties as provided in this Article VIII; provided that this Agreement shall be automatically extended for additional one-year periods unless the Company or PCM provides written notice of its desire not to automatically extend the term of this Agreement to the other party at least three (3) months prior to such date (such period, the “Term”).
Section 8.2    Termination.
(a)    Termination by the Company or the PCM.   This Agreement may be terminated by PCM or the Company (PCM or the Company, as applicable, the “Terminating Party”) upon written notice to the other party, if (i) the other party materially breaches a provision of this Agreement and such breach is not cured, to the reasonable satisfaction of the Terminating Party, within thirty (30) days of written notice thereof; or (ii) the other party makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings on, such party.
(b)    Partial Termination by PCM or the Company.   PCM may, on three (3) months’ written notice to the Company, terminate any Service (unless the provision of other Services is dependent on such terminated Service), the Company may, on thirty (30) days’ notice to PCM, terminate any Service. Any termination notice delivered by the Company or PCM shall specify in detail the Services to be terminated, and the effective date of such termination. Upon receipt of a written notice of termination of a Service, PCM shall only invoice the Company for its use of the applicable Service prior to the effective date of termination (plus any applicable standard costs). Notwithstanding the foregoing, PCM shall not be entitled to terminate any Service within fifteen (15) months following the Effective Date.
Section 8.3    Effect of Termination.   Each party agrees and acknowledges that the obligations of PCM to provide the Services, or to cause the Services to be provided, hereunder shall immediately cease upon termination. Upon cessation of PCM’s obligation to provide a Service in accordance with Section 8.2, the Company shall stop using, directly or indirectly, the terminated Service. The following matters shall survive the termination or expiration of this Agreement: the rights and obligations of each party under Section 1.1, ARTICLE IV (as applicable to any Service Fees incurred prior to termination or expiration), ARTICLE VI, ARTICLE VII, this Section 8.3 and Article IX.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Amendment, Extension and Waiver.   No amendment of this Agreement and no waiver of one or more of its terms may be affected unless set forth in writing and signed by the parties. Any waiver of strict compliance with this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to so comply.
Section 9.2    Interpretation.   In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (ii) reference to any

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Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (iv) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (v) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (vii) the term “or” means “and/or” unless clearly indicated otherwise, including, by use of “either”; (viii) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (ix) any agreement, instrument, insurance policy, Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law as from time to time amended, modified or supplemented as of the applicable date or during the applicable period of time, including (in the case of agreements or instruments) by waiver or consent (and in the case of agreements or instruments, in accordance with the term of the agreement or instrument) and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (x) unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder; (xi) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (xii) the term “Dollars” or “$” means United States dollars.
Section 9.3    Assignment.   This Agreement shall be binding upon, and inure to the benefit of the parties, including their respective successors and assigns. No party hereto shall assign, transfer or otherwise dispose of any interest arising under this Agreement without the prior written consent of the other party, and any assignment, transfer or other disposition made without such consent shall be void.
Section 9.4    Governing Law.   This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflict or choice of law provisions of that or any other jurisdiction.
SECTION 9.5   SUBMISSION TO JURISDICTION.   ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN THE SOUTHERN DISTRICT OF THE STATE OF NEW YORK (OR, IF SUCH COURTS DO NOT HAVE JURISDICTION OVER A PARTICULAR MATTER, ANY STATE COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
Section 9.6    Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISE OUT OF OR RELATED TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH,

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TERMINATION OR VALIDITY THEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY NOR ITS REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.6. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 9.7    Severability.   Any provision of this Agreement that is held to be inoperative, unenforceable, voidable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperable, unenforceable, void or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end, the provisions of this Agreement are declared to be severable.
Section 9.8    Counterparts.   This Agreement may be executed in counterparts, including via electronic means (such as DocuSign or Dropbox Sign), all of which taken together shall constitute one and the same instrument.
Section 9.9    Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile, email or other electronic means, with affirmative confirmation of receipt (excluding out-of-office replies or other automatically generated responses), (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):
To PCM:
Parataxis Capital Management
135 W. 50th Street, Suite 200, NY NY 10020
Attn: Edward Chin
Email: ed@parataxis.io
To the Company:
Parataxis Holdings Inc.
135 W. 50th Street, Suite 200, NY NY 10020
Attn: Edward Chin
Email: ed@parataxis.com
with a copy (which will not constitute notice) to:
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Meredith Laitner, Esq.; Trevor Okomba
Email: mlaitner@egsllp.com; tokomba@egsllp.com
Any party may, by notice given in accordance with this Section 9.9 to the other party, designate another address or Person for receipt of notices hereunder.
Section 9.10    Specific Performance.   The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is

F-9

accordingly agreed that, without posting bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking the remedies provided for in this Section 9.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, and (b) nothing contained in this Section 9.10 shall require any party to institute any action for (or limit any party’s right to institute any action for) specific performance under this Section 9.10 before exercising any other right under this Agreement.
Section 9.11    Relationship of the Parties.   The parties intend that their relationship hereunder will be that of independent contractors. Nothing contained in this Agreement is to be construed as creating any partnership, joint venture, relationship of principal and agent or employer and employee, or other arrangement between the parties. No party will have any right, power or authority to act or create any obligation, expressed or implied, on behalf of another party. PCM shall be responsible in accordance with applicable Law for workers’ compensation and other types of insurance covering its employees and employees of its Affiliates performing the Services and shall have sole responsibility for compliance with all other applicable Laws relating to such employees. No employee of PCM or any of its Affiliates who renders any Service shall be deemed or considered to be an employee of the Company or any of its Affiliates as a result thereof.
Section 9.12    Entire Agreement.   This Agreement, including the schedules attached hereto, constitutes and embodies the entire understanding and agreement of the parties hereto relating to the subject matter hereof and there are no other agreements or understandings, written or oral, in effect between the parties relating to such subject matter except as expressly referred to herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and no person has any special relationship with another person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in anarm’s-lengthtransaction.
Section 9.13    No Third-Party Beneficiaries.   Other than as expressly provided in Section 6, this Agreement is solely between the parties, and is not intended to create any right, entitlement or legal relationship between the parties or any of their respective affiliates, employees, agents, or other representatives, on the one hand, and any third party, on the other hand.
[Signatures appear on the following page]

F-10

PARATAXIS HOLDINGS INC.
By:

Name:  Edward Chin
Title:
President, Chief Financial Officer, Secretary and Treasurer

PARATAXIS CAPITAL MANAGEMENT LLC
By:

Name:  Edward Chin
Title:
Managing Member

F-11

Annex G
FORM OF
RIGHT OF FIRST REFUSAL AGREEMENT
THIS RIGHT OF FIRST REFUSAL AGREEMENT (this “Agreement”), is made as of [•], by and among Parataxis Holdings Inc., a Delaware corporation (“Pubco”), Parataxis Capital Management LLC, a Delaware limited liability company (the “Company”) and Parataxis Holdings LLC, a Delaware limited liability company (“Parataxis Holdings”), and Edward Chin (“Key Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, Pubco has entered into that certain Business Combination Agreement (as may be amended from time to time, the “Business Combination Agreement”), by and among (i) SilverBox Corp IV, a Cayman Islands exempted company (together with its successors, “SPAC”), (ii) Pubco, (iii) Parataxis Holdings, (iv) PTX Merger Sub I Inc., a Delaware corporation and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), (v) PTX Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“PTX Merger Sub”), and the other parties thereto;
WHEREAS, pursuant to the Business Combination Agreement and subject to the terms and conditions set forth therein, (a) SPAC will de-register from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation (the “Conversion”); (b) SPAC Merger Sub will merge with and into SPAC, with SPAC continuing as the surviving company (the “SPAC Merger”), and, in connection therewith, each issued and outstanding security of SPAC immediately prior to the effective time of the Mergers (as defined below) will no longer be outstanding and will automatically be canceled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco; (c) PTX Merger Sub will merge with and into Parataxis Holdings, with Parataxis Holdings continuing as the surviving company (the “PTX Merger,” and, together with the SPAC Merger, the “Mergers”) and, in connection therewith, Parataxis Holdings’ issued and outstanding membership interests will be canceled in exchange for the right of the holders thereof, including Key Holder, to receive shares of PubCo common stock and (d) as a result of the Mergers, together with the Conversion and the other transactions contemplated by the Business Combination Agreement, the “Transactions”, SPAC and Parataxis Holdings will each become wholly-owned subsidiaries of Pubco; and
WHEREAS, as a condition and inducement to SPAC’s and Pubco’s willingness to enter into the Business Combination Agreement, SPAC and Pubco have required that the Company enter into this Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:
1.   Right of First Refusal.
1.1   Grant.    Subject to the terms of Section 2, if, from the closing date of the Transactions (the “Closing”) and until the three-year anniversary of the Closing (the “Offer Period”), the Company receives a bona fide, written offer (an “Offer”) from any Person (a “Prospective Buyer”) to enter into a Sale Transaction, the Company shall deliver to Pubco prompt written notice thereof (the “Offer Notice”) stating: (i) the identity of the Prospective Buyer and (ii) the material terms and conditions of such Sale Transaction (including the bona fide cash price or other consideration to be paid by the Prospective Buyer in such Sale Transaction). Without limiting the generality of the foregoing in any respect, with respect to any such Sale Transaction proposed to be made by the Company during the Offer Period, Pubco shall have a right of first refusal to consummate such Sale Transaction on substantially the same terms and conditions, including price, as the Prospective Buyer (the “Right of First Refusal”), which right of first refusal shall be governed by, subject to and in accordance with the provisions of this Section 1.

1.2   Exercise.   At any time within thirty (30) days after delivery of the Offer Notice by the Company to Pubco (the “Option Period”), Pubco may, by giving written notice to the Company, exercise its Right of First Refusal and consummate the proposed Sale Transaction on substantially the same terms and conditions (including price) as set forth in the Offer Notice. In the event that the Offer provides for delivery of any non-cash consideration upon consummation of the proposed Sale Transaction, in lieu thereof, Pubco shall have the right to pay a cash sum equal to (i) the amount that is expressly ascribed to the value of such non-cash consideration in the Offer or (ii) if no amount is provided in the Offer, then the value of such non-cash consideration as reasonably determined by the parties acting in mutual good faith. If Pubco elects not to exercise its Right of First Refusal, the Company may then proceed to close the Sale Transaction upon the terms set forth in the Offer Notice, or on terms no more favorable to the Prospective Buyer than those contained in the Offer Notice; provided, however, that, in the event Pubco elects not to exercise its Right of First Refusal and such Sale Transaction is not consummated within ninety (90) days following the expiration of the Offer Period, then the Company shall not be permitted to consummate such Sale Transaction and such Sale Transaction shall again become subject to the Right of First Refusal process described in this Agreement.
1.3   Non-Circumvention.   Key Holder agrees that during the Offer Period, Key Holder shall not, and shall not permit the Company to, attempt circumvent the provisions of Section 1.1 by transferring any equity interests of the Company to any Affiliate of Key Holder or of the Company and thereafter transferring Key Holder’s interests in such Affiliate to any third party.
1.4   For purposes of this Section 1, a “Sale Transaction” shall mean either: (A) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires, directly or indirectly, fifty percent (50%) of the outstanding voting power of the Company or (B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company of all or substantially all of the assets of the Company.
2.   Exempted Offerings.   Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 1 shall not apply to the sale of the Company’s membership interests to the public in an offering pursuant to an effective registration statement under the Securities Act (a “Public Offering”), provided that the Company shall give Pubco written notice of any Public Offering no later than thirty (30) days prior to the consummation of such Public Offering.
3.   Miscellaneous.
3.1   Term.   This Agreement shall automatically terminate upon the earlier of (a) the termination of the Business Combination Agreement, (b) immediately prior to the consummation of the Company’s initial Public Offering (“IPO”) and (c) the expiration of the Offer Period.
3.2   Governing Law; Jurisdiction.   This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”)). Each party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Courts. Each party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 3.3. Nothing in this Section 3.2 shall affect the right of any party to serve legal process in any other manner permitted by Law.
3.3   WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A

TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.
3.4   Notices.   All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by facsimile, email or other electronic means, with affirmative confirmation of receipt (excluding out-of-office replies or other automatically generated responses), (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice): if notice is given to Pubco, Parataxis Holdings or Key Holder, it shall be sent to [ADDRESS], [ADDRESS] and to the attention of [NAME] (EMAIL) and a copy (which copy shall not constitute notice) shall also be sent to Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, Attn: Meredith Laitner (mlaitner@egsllp.com) and if notice is given to the Company, it shall be sent to [ADDRESS], [ADDRESS] and to the attention of [NAME] (EMAIL) and a copy (which copy shall not constitute notice) shall also be sent to [NAME], [ADDRESS], Attn: [NAME] (EMAIL) and if notice is given to Sponsor, it shall be sent to [ADDRESS], [ADDRESS] and to the attention of [NAME] (EMAIL).
3.5   Entire Agreement.   This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between or among any of the parties are expressly canceled.
3.6   Delays or Omissions.   No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
3.7   Amendment; Waiver and Termination.   This Agreement may be amended, modified or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) Pubco, (b) the Company and (c) Parataxis Holdings. Any amendment, modification, termination or waiver so effected shall be binding upon Pubco, the Company and Parataxis Holdings and all of their respective successors and permitted assigns.
3.8   Assignment of Rights.
(a)   The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)   This Agreement shall not be assigned by any party hereto by operation of Law or otherwise without the prior written consent of (i) in the case of Pubco or Parataxis Holdings, the Company or (ii) in the case of the Company, Pubco and Parataxis Holdings, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning party of its obligations hereunder.
3.9   Severability.   The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
3.10   Titles and Subtitles.   The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
3.11   Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
3.12   Costs of Enforcement.   Each party will bear its own costs in respect of any disputes arising under this Agreement. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal Agreement as of the date first written above.
PUBCO:
PARATAXIS HOLDINGS INC.
By:

Name:  Edward Chin
Title:
President, Chief Financial Officer, Secretary and Treasurer

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal Agreement as of the date first written above.
COMPANY:
PARATAXIS CAPITAL MANAGEMENT LLC
By:

Name:  Edward Chin
Title:
Managing Member

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal Agreement as of the date first written above.
PARATAXIS HOLDINGS:
PARATAXIS HOLDINGS LLC
By:

Name:  Edward Chin
Title:
Manager

IN WITNESS WHEREOF, the parties have executed this Right of First Refusal Agreement as of the date first written above.
KEY HOLDER:

EDWARD CHIN

ANNEX H
August 6th, 2025
For the Board of Directors of SilverBox Corp IV (NYSE:SBXD)
8701 Bee Cave Road, East Building, Suite 310 | Austin, TX | 78746 | United States
Newbridge Securities Corporation (“Newbridge”) understands that SilverBox Corp IV (NYSE:SBXD), a publicly traded company that is incorporated as a Cayman Islands exempted company (“SBXD”), is considering entering into a Business Combination Agreement (the “Business Combination Agreement”) with Parataxis Holdings LLC, a Delaware limited liability company (“Parataxis” or the “Company”), Parataxis Holdings Inc., a newly-incorporated Delaware corporation owned entirely by one or more managers or officers of the Company (“Pubco”), PTX Merger Sub I Inc., a newly-incorporated Delaware corporation and wholly owned subsidiary of Pubco (“SPAC Merger Sub”), PTX Merger Sub II LLC, a newly-formed Delaware limited liability company and wholly owned subsidiary of Pubco (“Company Merger Sub”), SilverBox Sponsor IV LLC, a Delaware limited liability company (“Sponsor”), solely in its capacity as the SPAC Representative, and Edward Chin, solely in his capacity as the Seller Representative. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Business Combination Agreement.
As part of the Transactions (as defined below), prior to the Effective Time, SBXD shall transfer by way of continuation to and re-domicile as a Delaware corporation (the “Conversion”). Pursuant to the Business Combination Agreement, in connection with the Conversion, all of the issued and outstanding SPAC Securities shall remain outstanding and become substantially identical securities of SBXD as a Delaware corporation. Following the Conversion, at the Effective Time, SPAC Merger Sub will merge with and into SBXD (the “SPAC Merger”), with SBXD continuing as the surviving entity in the SPAC Merger and becoming a wholly owned subsidiary of Pubco pursuant to which, among other things, at the Effective Time each issued and outstanding (a) SPAC Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-third of one SPAC Public Warrant; (b) SPAC Private Unit shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-third of one SPAC Private Warrant; (c) SPAC Class B Ordinary Share shall be converted automatically into one SPAC Class A Ordinary Share; (d) SPAC Class A Ordinary Share shall be converted automatically into one share of Pubco Class A Stock; (e) SPAC Public Warrant shall be converted into one Pubco Public Warrant; and (f) SPAC Private Warrant shall be converted into one Pubco Private Warrant.
Pursuant to the Business Combination Agreement, at the Effective Time, Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger” and together with the “SPAC Merger”, the “Mergers”), pursuant to which, among other things, (a) each holder of Company Common Units shall receive, in respect of each Company Common Unit (other than the Company Common Units held by Edward Chin (the “Key Company Holder”), (i) the Per Unit Class A Merger Consideration, plus (ii) the Per Unit Earnout Shares, if any, (b) the Key Company Holder shall receive, in respect of each Company Common Unit, (i) the Per Unit Class C Merger Consideration, plus (ii) the Per Unit Earnout Shares, if any, and (c) each holder of Company Preferred Units shall receive, in respect of each Company Preferred Unit, (i) the Per Unit Class A Merger Consideration, plus (ii) the Preferred Holder Pro Rata Share of any Adjustment Shares. The Exchange Ratio to be used for purposes of calculating the Per Unit Class A Merger Consideration shall be the Per Unit Price divided by $10.00. The Per Unit Price shall be equal to (i) the sum of $100,000,000 and the Interim Investment Amount, divided by

(ii) the Fully-Diluted Company Units. The Per Unit Earnout Shares shall be based on the Pro Rata Share of 7,500,000 shares of Pubco Class A Stock (the “Earnout Shares”). The Earnout Shares shall be released to the Company Common Holders in the event certain Pubco Class A Stock targets are achieved during the five-year period following the Closing (the “Earnout Period”) or in the event of a Qualifying Change of Control during the Earnout Period. The terms and conditions of the Conversion and the Mergers are more fully set forth in the Business Combination Agreement.
Concurrently with the execution of the Business Combination Agreement, in connection with the Transactions, the Company intends to issue and sell to certain accredited investors in a private placement Company Preferred Units in an aggregate amount of $30,000,000 (the “Preferred Equity Investment”), pursuant to Preferred Equity Investment Subscription Agreements, the proceeds of which would be used to purchase Bitcoin. The transactions described in this paragraph and the foregoing paragraphs, together with the other transactions contemplated by the Business Combination Agreement, including but not limited to the Conversion, the SPAC Merger, the Company Merger, and the Preferred Equity Investment are collectively referred to herein as the “Transactions”.
The Board of Directors of SBXD has retained Newbridge to render an opinion (the “Opinion”) as to whether, on the date of August 6th, 2025, such Opinion, each of (i) the Per Unit Class A Merger Consideration, the Per Unit Class C Merger Consideration and the Exchange Ratio is fair, from a financial point of view, to SBXD and SBXD’s public stockholders and (ii) the Company has an aggregate fair market value equal to at least eighty percent (80.0%) of the assets held by SBXD in its trust account (the “Trust Account”) for the benefit of SBXD’s public stockholders (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account).
We have not been requested to opine to, and our Opinion does not in any manner address, the underlying business decision of SBXD to enter into the Business Combination Agreement. Our Opinion does not address the relative merits of entering into the Business Combination Agreement as compared to any alternative business strategy that might exist for SBXD.
Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.
Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, SBXD has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.
Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Business Combination Agreement.
In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in SBXD.
In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:
•
considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

•
reviewed documents related to the Mergers, including a draft of the Business Combination Agreement materially the same as the final Business Combination Agreement;

•
reviewed documents related to the Preferred Equity Investment including drafts of the Preferred Equity Subscription Agreements materially the same as the final versions of such agreements;

•
reviewed SBXD’s publicly available last three fiscal quarters of historical financial results, (Q3-2024 – Q1-2025);

•
reviewed publicly available financial information of SBXD filed with the U.S. Securities & Exchange Commission, including its Form 10-Ks and 10-Qs, and certain reports on material events filed on Forms 8-K between August 16th, 2024, through August 5th, 2025;

•
conducted discussions with SBXD’s management team to better understand SBXD’s recent business history, review their corporate presentation and near-term financials;

•
conducted discussions with Parataxis’s management team to better understand their company’s business, their recent business history, and drivers of future growth; and

•
performed a Public Company Comparable analysis of similar companies to Parataxis, which included variables such as trading on senior Stock Exchanges in the United States and Japan, and that have businesses that are primarily classified as being in the “Bitcoin Treasury” sector to attain the current Market Capitalization / Bitcoin Holdings in USD, (the “mNAV”) ratio.

In forming our Opinion, we have had full access to, and full cooperation from, the management team of both SBXD and Parataxis to ask questions and receive answers. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.
In connection with our review and analyses and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information.
With respect to certain financial information, including financial analyses and projections relating to the business and prospects of SBXD and Parataxis provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of both the management teams of SBXD and Parataxis as to the future financial performance of both respective companies without and subsequent to entering into the Business Combination Agreement.
This Opinion is solely for the use of the Board of Directors of SBXD, and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge Securities Corporation, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with SBXD may be included in, filings made by SBXD with the U.S. Securities and Exchange Commission, as well as any proxy statement or similar disclosure document delivered to the stockholders of SBXD and Parataxis.
We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation is necessarily based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.
Based upon and subject to the foregoing, it is our Opinion that, on the date of August 6th, 2025, (i) each of the per Unit Class A Merger Consideration, the Per Unit Class C Merger Consideration and the Exchange Ratio is fair, from a financial point of view, to SBXD and SBXD’s common stockholders, (ii) the Company has an aggregate fair market value equal to at least eighty percent (80.0%) of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).
Sincerely,
Newbridge Securities Corporation

Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
The Proposed Certificate of Incorporation will provide, that the officers and directors will be indemnified by Pubco, respectively, to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, the Proposed Certificate of Incorporation will provide, that their directors will not be personally liable for monetary damages to Pubco, or stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.
Pubco will enter, into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Proposed Certificate of Incorporation. The Proposed Bylaws also permit SilverBox and Pubco, respectively, to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. Pubco will enter into, policies of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Pubco against its obligations to indemnify our officers and directors.
Item 21.   Exhibits and Financial Statement Schedules
Exhibit No.	Description
1.1	Amendment No. 1 to Underwriting Agreement, dated August 28, 2025, by and between SilverBox and Santander US Capital Markets USA LLC, as representative of the several underwriters
2.1+†	Business Combination Agreement, dated as of August 6, 2025, by and among SilverBox, Pubco, SPAC Merger Sub, Company Merger Sub, Parataxis, the Sponsor (solely in the capacity as SPAC Representative), and Edward Chin (solely in the capacity as Parataxis Securityholder Representative) (included as Annex A to the proxy statement/prospectus)
3.1	Amended and Restated Memorandum and Articles of Association of SilverBox (incorporated by reference to Exhibit 3.1 to SilverBox’s Current Report on Form 8-K, filed with the SEC on August 19, 2024)
3.2	Form of Amended and Restated Certificate of Incorporation of Pubco (included as Annex B to the proxy statement/prospectus)
3.3	Form of Amended and Restated Bylaws of Pubco (included as Annex C to the proxy statement/prospectus)
4.1	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to SilverBox’s Registration Statement on Form S-1, filed with the SEC on August 5, 2024)
4.2	Specimen Class A Ordinary Share Certificate (incorporated by reference to Exhibit 4.2 to SilverBox’s Registration Statement on Form S-1, filed with the SEC on August 5, 2024)
4.3	Specimen Warrant Certificate (included in Exhibit 4.4)
4.4	Public Warrant Agreement between Transfer Agent and SilverBox (incorporated by reference to Exhibit 4.1 to SilverBox’s Current Report on Form 8-K, filed with the SEC on August 19, 2024)
4.5	Private Warrant Agreement between Transfer Agent and SilverBox (incorporated by reference to Exhibit 4.2 to SilverBox’s Current Report on Form 8-K, filed with the SEC on August 19, 2024)
5.1*	Opinion of Paul Hastings LLP
8.1*	Tax Opinion of Paul Hastings LLP
10.1	Private Placement Units Purchase Agreement, dated as of August 15, 2024, between SilverBox and the Sponsor (incorporated by reference to Exhibit 10.1 to SilverBox’s Current Report on Form 8-K, filed with the SEC on August 19, 2024)

Exhibit No.	Description
10.2	Investment Management Trust Agreement, dated as of August 15, 2024, between SilverBox and Transfer Agent (incorporated by reference to Exhibit 10.2 to SilverBox’s Current Report on Form 8-K, filed with the SEC on August 19, 2024)
10.3	Registration Rights Agreement, dated as of August 15, 2024, between SilverBox, the Sponsor and the other parties signatory thereto (incorporated by reference to Exhibit 10.3 to SilverBox’s Current Report on Form 8-K, filed with the SEC on August 19, 2024)
10.4	Letter Agreement, dated as of August 15, 2024, among SilverBox, the Sponsor and the directors and officers of SilverBox (incorporated by reference to Exhibit 10.4 to SilverBox’s Current Report on Form 8-K, filed with the SEC on August 19, 2024)
10.5	Administrative Services Agreement, dated as of August 15, 2024, between SilverBox and the Sponsor (incorporated by reference to Exhibit 10.5 to SilverBox’s Current Report on Form 8-K, filed with the SEC on August 19, 2024)
10.6+
Sponsor Support Agreement, dated as of August 6, 2025, by and among the Sponsor, Pubco and SilverBox (incorporated by reference to Exhibit 10.1 to SilverBox’s Current Report on Form 8-K, filed with the SEC on August 7, 2025)

10.7	Sponsor Letter Agreement, dated as of August 6, 2025, by and among the Sponsor, Pubco and SilverBox (incorporated by reference to Exhibit 10.2 to SilverBox’s Current Report on Form 8-K, filed with the SEC on August 7, 2025)
10.8+†
Form of Preferred Equity Subscription Agreement, dated as of August 4, 2025, by and among Parataxis, Pubco and the investors party thereto (incorporated by reference to Exhibit 10.4 to SilverBox’s Current Report on Form 8-K, filed with the SEC on August 7, 2025)

10.9+	Form of Shared Facilities and Services Agreement (included as Annex F to the proxy statement/prospectus)
10.10	Form of Right of First Refusal Agreement (included as Annex G to the proxy statement/prospectus)
10.11*	Note Purchase Agreement, dated June 16, 2025, by and between Parataxis and Parataxis Multi-Strategy Fund LP
10.12*	Amended and Restated Note, dated July 2, 2025, issued by Parataxis to Parataxis Multi-Strategy Fund LP
10.13	Form of Lockup Agreement (incorporated by reference to Exhibit 10.3 to SilverBox’s Current Report on Form 8-K, filed with the SEC on August 7, 2025)
10.14+	Standby Equity Purchase Agreement, dated as of August 6, 2025, by and between Pubco, Parataxis and Yorkville (incorporated by reference to Exhibit 10.7 to SilverBox’s Current Report on Form 8-K/A filed with the SEC on August 7, 2025)
10.15	Form of SEPA Registration Rights Agreement, by and between Pubco and Yorkville (incorporated by reference to Exhibit 10.8 to SilverBox’s Current Report on Form 8-K/A filed with the SEC on August 7, 2025)
10.16*	Pubco Form of Indemnity Agreement
21.1*	List of Subsidiaries of Pubco
23.1	Consent of Withum (SilverBox)
23.2	Consent of Withum (Legacy Parataxis)
23.3	Consent of Withum (Pubco)
23.4*	Consent of Paul Hastings LLP (included in Exhibit 5.1)
23.5*	Consent of Paul Hastings LLP (included in Exhibit 8.1)
23.6	Consent of Newbridge Securities Corporation, an independent financial advisor for SilverBox
99.1	Consent of Thejas Nalval to be named as a director nominee
99.2	Consent of Joseph E. Reece to be named as a director nominee

Exhibit No.	Description
99.3	Consent of Nooruddin (Rudy) S. Karsan to be named as a director nominee
99.4*	Form of Proxy for Extraordinary General Meeting
107	Filing Fee Table

*
To be filed by amendment

+
Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. SilverBox will provide a copy of such omitted materials to the SEC or its staff upon request.

†
Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

Item 22.   Undertakings
The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(7)   That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(8)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
(9)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(10)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 29th day of August, 2025.
Parataxis Holdings Inc.
By:
/s/ Edward Chin

Name:
Edward Chin

Title:
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ Edward Chin Edward Chin	Chief Executive Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	September 2, 2025

SIGNATURES
Pursuant to the requirements of the Securities Act, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 29th day of August, 2025.
Parataxis Holdings LLC
By:
/s/ Edward Chin

Name:
Edward Chin

Title:
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
Signature	Title	Date
/s/ Edward Chin Edward Chin	Chief Executive Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	September 2, 2025